 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-256144
PROXY STATEMENT/PROSPECTUS
FIFTH WALL ACQUISITION CORP. I
6060 Center Drive
10th Floor
Los Angeles, California 90045
Dear Stockholder:
On April 21, 2021, Fifth Wall Acquisition Corp. I (“FWAA”) and Einstein Merger Corp. I, a wholly owned subsidiary of FWAA (“Merger Sub”), entered into a Merger Agreement, as amended on July 23, 2021 (as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) with SmartRent.com, Inc. (“SmartRent”). If the transactions contemplated by the Merger Agreement are completed, Merger Sub will merge with and into SmartRent, with SmartRent surviving the merger as a wholly owned subsidiary of FWAA (the “Business Combination”).
As part of the Business Combination, SmartRent equityholders (including holders of warrants, options and restricted stock units (“RSUs”)) will receive aggregate merger consideration of 157,678,300 shares of FWAA Class A common stock (the “merger consideration”). The merger consideration will represent approximately 72.5% of the issued and outstanding shares of FWAA common stock immediately following completion of the Business Combination on a fully diluted basis, assuming no FWAA public stockholder exercises redemption rights in connection with completion of the Business Combination. Assuming a value of $10.00 per FWAA Class A share, which is the price at which FWAA completed its initial public offering in February 2021, the aggregate merger consideration implies an aggregate equity value for SmartRent of approximately $1.58 billion.
Under the terms of the Merger Agreement, immediately prior to the effective time of the Business Combination, SmartRent will cause each share of SmartRent preferred stock issued and outstanding to be automatically converted into a number of shares of SmartRent common stock in accordance with SmartRent’s charter (the “preferred stock conversion”). At the effective time of the Business Combination, each share of SmartRent common stock issued and outstanding immediately prior to the closing of the Business Combination (including shares of SmartRent common stock issued in the preferred stock conversion prior to the closing) will be cancelled and converted into the right to receive a pro rata portion of the merger consideration based on the number of shares of SmartRent capital stock outstanding before completion of the Business Combination on a fully diluted basis, as further described in the attached proxy statement/prospectus. See the section entitled “The Business Combination” on page 187 of the attached proxy statement/prospectus for further information on the per share consideration being paid to the equityholders of SmartRent in the Business Combination.
FWAA Class A common stock is publicly traded on The Nasdaq Stock Market LLC (“Nasdaq”). We intend to apply to list the FWAA Class A common stock on the New York Stock Exchange (“NYSE”) under the symbol “SMRT” upon the closing of the Business Combination. Following the Closing, FWAA intends to change its name to SmartRent, Inc.
In connection with the execution of the Merger Agreement, FWAA entered into subscription agreements (collectively, the “Subscription Agreements”) with certain parties subscribing for shares of FWAA Class A common stock (the “Subscribers”), pursuant to which the Subscribers have agreed to purchase, and FWAA has agreed to sell to the Subscribers, an aggregate of 15,500,000 shares of FWAA Class A common stock, for a purchase price of $10.00 per share and at an aggregate purchase price of $155.0 million. The obligations to complete the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the completion of the transactions contemplated by the Merger Agreement, including the Business Combination. See “Other Agreements — Subscription Agreements” on page 233 of the attached proxy statement/prospectus.
FWAA and SmartRent cannot complete the Business Combination unless (i) FWAA’s stockholders consent to the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of FWAA Class A common stock to be issued as the merger consideration pursuant to the Business Combination and (ii) SmartRent’s stockholders consent to adoption and approval of the Merger Agreement and the transactions contemplated thereby. FWAA is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus.

FWAA will hold a special meeting of stockholders in lieu of the 2021 annual meeting of its stockholders (the “Special Meeting”) to consider matters relating to the proposed Business Combination. The Special Meeting will be held at 9:00 a.m. Eastern Time, on August 23, 2021 in virtual format. The Special Meeting can be accessed by visiting https://www.cstproxy.com/fifthwall/2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the Special Meeting by dialing 1 (888) 965-8995 (toll-free within the U.S. and Canada) or +1 (415) 655-0243 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 19926257#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK YOU OWN. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the meeting. Submitting a proxy now will NOT prevent you from being able to vote in person (including presence at a virtual meeting) at the meeting. If you hold your shares in “street name,” you should instruct your broker, bank, or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank, or other nominee.
The FWAA board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that FWAA stockholders vote “FOR” the approval of the Merger Agreement, “FOR” the issuance of Class A common stock to be issued pursuant to the Business Combination and “FOR” the other matters to be considered at the Special Meeting.
The SmartRent board of directors (including any required committee or subgroup thereof) has approved the Merger Agreement and the transactions contemplated thereby and recommends that SmartRent stockholders consent to adopt and approve in all respects the Merger Agreement and the transactions contemplated thereby.
This proxy statement/prospectus provides you with detailed information about the proposed Business Combination. It also contains or references information about FWAA and SmartRent and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 28 for a discussion of the risks you should consider in evaluating the proposed Business Combination and how it will affect you.
If you have any questions regarding the accompanying proxy statement/prospectus, you may contact our proxy solicitor, Innisfree M&A Incorporated:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll free: (877) 456-3402
Banks and Brokers may call collect: (212) 750-5833
Sincerely,
/s/ Brendan Wallace
Brendan Wallace
Chief Executive Officer and Chairman of the Board of Directors
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Business Combination, the issuance of shares of FWAA Class A common stock in connection with the Business Combination or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated August 6, 2021, and is first being mailed to stockholders of FWAA on or about August 6, 2021.

FIFTH WALL ACQUISITION CORP. I
6060 Center Drive
10th Floor
Los Angeles, California 90045
(310) 853-8878
NOTICE OF
SPECIAL MEETING IN LIEU OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 23, 2021
TO THE STOCKHOLDERS OF FWAA:
NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2021 annual meeting of stockholders of Fifth Wall Acquisition Corp. I, a Delaware corporation (“FWAA”), will be held at 9:00 a.m. Eastern Time, on August 23, 2021 in virtual format (the “Special Meeting”). The Special Meeting can be accessed by visiting https://www.cstproxy.com/fifthwall/2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the Special Meeting by dialing 1 (888) 965-8995 (toll-free within the U.S. and Canada) or +1 (415) 655-0243 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 19926257#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:
(1)
The Business Combination Proposal — To consider and vote upon a proposal to approve the Merger Agreement, dated as of April 21, 2021, as amended on July 23, 2021 (as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among FWAA, Einstein Merger Corp. I, a Delaware corporation and wholly owned subsidiary of FWAA (“Merger Sub”), and SmartRent.com, Inc., a Delaware corporation (“SmartRent”), and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into SmartRent with SmartRent surviving the merger as a wholly owned subsidiary of FWAA (the “Business Combination,” and such proposal, the “Business Combination Proposal”). A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A;

(2)
The Charter Proposal — To consider and vote upon a proposal to adopt the Third Amended and Restated Certificate of Incorporation (the “Proposed Charter”) in the form attached hereto as Annex B (the “Charter Proposal”);

(3)
The Governance Proposal — To consider and act upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the Proposed Charter in accordance with the requirements of the Securities and Exchange Commission (the “Governance Proposal”);

(4)
The Director Election Proposal — To consider and vote upon a proposal to elect six directors to serve on the Board of Directors of the Post-Combination Company (the “Board”) until the 2022 annual meeting of stockholders, in the case of Class I directors, the 2023 annual meeting of stockholders, in the case of Class II directors, and the 2024 annual meeting of stockholders, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified (the “Director Election Proposal”);

(5)
The Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC (the “Nasdaq”): (i) the issuance of shares of FWAA Class A common stock to SmartRent stockholders pursuant to the Merger Agreement; (ii) the issuance of shares of FWAA Class A common stock pursuant to the Subscription Agreements; and (iii) the issuance of shares of FWAA Class A common stock pursuant to the conversion of FWAA Class B common stock (the “Nasdaq Proposal”);

(6)
The Equity Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the SmartRent, Inc. 2021 Equity Incentive Plan (the “Equity Incentive Plan Proposal”);

(7)
The Employee Stock Purchase Plan Proposal — To consider and vote upon a proposal to approve and adopt the SmartRent, Inc. 2021 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan Proposal”); and

(8)
The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposal, the Governance Proposal, the Nasdaq Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, each, a “Proposal” and collectively, the “Proposals”).

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of FWAA common stock at the close of business on July 27, 2021 (the “FWAA Record Date”) are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting.
Pursuant to FWAA’s Existing Charter (as defined herein), FWAA will provide holders of its Class A common stock with the opportunity to redeem their Public Shares (as defined herein) for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account (as defined herein), which holds the proceeds of FWAA’s initial public offering, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to FWAA to pay its taxes). For illustrative purposes, based on funds in the Trust Account of approximately $345.0 million on April 21, 2021, the estimated per share redemption price would have been approximately $10.00, excluding additional interest earned on the funds held in the Trust Account and not previously released to FWAA to pay taxes. Public stockholders (as defined herein) may elect to redeem their shares even if they vote for the Business Combination Proposal. A holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act (as defined herein)), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without the consent of FWAA. Accordingly, all Public Shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of FWAA. Fifth Wall Acquisition Sponsor, LLC, our sponsor (the “Sponsor”), and FWAA’s independent directors have entered into a letter agreement with FWAA pursuant to which they agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of common stock they may hold. Currently, the Sponsor and FWAA’s independent directors own 21.9% of FWAA common stock, consisting of the Founder Shares and the Private Placement Shares (each, as defined herein). Founder Shares and Private Placement Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
The Sponsor and FWAA’s independent directors have also agreed to vote all shares of FWAA common stock owned by them in favor of the Business Combination Proposal presented at the Special Meeting.
After careful consideration, FWAA’s board of directors (the “FWAA Board”) has determined that the Business Combination Proposal, the Charter Proposal, the Governance Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are fair to and in the best interests of FWAA and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Governance Proposal, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal, if presented.
The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the shares of Class A common stock and Class B common stock that are voted at the Special

Meeting, voting as a single class. The approval of each of the Governance Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, if presented, requires the affirmative vote of a majority of the votes cast by the holders of shares of Class A common stock and Class B common stock, present in person (including presence at a virtual meeting) or represented by proxy, voting as a single class. The approval of the Charter Proposal requires the affirmative vote of (i) the holders of a majority of the outstanding shares of Class B common stock, voting separately as a single class; and (ii) a majority of the outstanding shares of Class A common stock and Class B common stock, voting as a single class, in each case present in person (including presence at a virtual meeting) or represented by proxy.
The approval of the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by the holders of Class A common stock and Class B common stock, present in person (including presence at a virtual meeting) or represented by proxy, voting as a single class.
Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal at the Special Meeting, subject to the terms of the Merger Agreement. The Business Combination is not conditioned on the Governance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other Proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. The proxy statement/prospectus accompanying this notice explains the Merger Agreement and the transactions contemplated thereby, as well as the Proposals to be considered at the Special Meeting. Please review the proxy statement/prospectus carefully.
All FWAA stockholders are cordially invited to attend the Special Meeting in virtual format. A list of stockholders entitled to vote at the Special Meeting will be available for inspection for the 10 days prior to the meeting during regular business hours at 6060 Center Drive, 10th Floor, Los Angeles, California 90045, and during the meeting will be available through the special meeting website. FWAA stockholders may attend, vote and examine the list of FWAA stockholders entitled to vote at the Special Meeting by visiting and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of public health concerns regarding the coronavirus (“COVID-19”) pandemic, the Special Meeting will be held in virtual meeting format only. You will not be able to attend the Special Meeting physically. To ensure your representation at the Special Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker, bank, or other nominee on how to vote your shares.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
If you have any questions or need assistance voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll free: (877) 456-3402
Banks and Brokers may call collect: (212) 750-5833
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors
/s/ Brendan Wallace

Brendan Wallace
Chief Executive Officer and Chairman of the
Board of Directors

August 6, 2021
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE FWAA REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO FWAA’s TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANKS OR BROKERS TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “FWAA’S SPECIAL MEETING OF STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

Annex A – Merger Agreement
Annex B – Proposed Amended and Restated Charter of Post-Combination Company
Annex C – Proposed Amended and Restated Bylaws of Post-Combination Company
Annex D – Sponsor Agreement
Annex E – Support Agreement
Annex F – Form of Subscription Agreement
Annex G – Form of Amended and Restated Registration Rights Agreement
Annex H – Form of Equity Incentive Plan
Annex I – Form of Employee Stock Purchase Plan
Annex J – Form of Lock-Up Agreement
Annex K – Opinion of Moelis

BASIS OF PRESENTATION AND GLOSSARY
As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to:
“Class A common stock” or “FWAA Class A common stock” are to the shares of FWAA’s Class A common stock, par value $0.0001 per share, prior to the Business Combination, and to shares of the Post-Combination Company’s common stock, par value $0.0001 per share, after the Business Combination;
“Class B common stock” or “FWAA Class B common stock” are to the shares of FWAA’s Class B common stock, par value $0.0001 per share;
“Closing” are to the closing of the Business Combination;
“Code” are to the U.S. Internal Revenue Code of 1986, as amended;
“common stock” or “FWAA common stock” are to the FWAA Class A common stock and FWAA Class B common stock prior to the Business Combination, and to shares of the Post-Combination Company’s common stock, after the Business Combination;
“Company” or “SmartRent” are to SmartRent.com, Inc.;
“Completion Window” are to the period beginning on the closing date of the FWAA IPO (as defined below) and ending on the 24 month anniversary of such date during which FWAA seeks to complete an initial business combination pursuant to the terms of its Existing Charter (as defined below).
“DGCL” are to the Delaware General Corporation Law, as may be amended from time to time;
“Effective Time” are to the effective time of the Business Combination;
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
“Exchange Ratio” are to the quotient of (x) the aggregate merger consideration of 157,678,300 shares of FWAA Class A common stock, divided by (y) the number of shares of SmartRent common stock and SmartRent preferred stock outstanding immediately prior to the Effective Time, expressed on a fully diluted and as-converted basis to SmartRent’s common stock using the treasury method of accounting, and including, without duplication, (i) the number of shares of SmartRent’s common stock issued or issuable in the preferred stock conversion, and the exercise of warrants (assuming that all warrants have been exercised), (ii) the aggregate number of shares issuable upon the exercise of all SmartRent options, whether vested or unvested, outstanding immediately prior to the Effective Time in accordance with their respective terms and (iii) the aggregate number of shares of common stock underlying SmartRent RSUs;
“Existing Charter” are to the Second Amended and Restated Certificate of Incorporation of Fifth Wall Acquisition Corp. I., dated February 4, 2021, as amended;
“Fifth Wall” and “Fifth Wall Group” are to Fifth Wall Asset Management, LLC and Fifth Wall Ventures Management, LLC, collectively with their affiliates and any investment funds, investment vehicles or accounts managed or advised by any of the foregoing (each such fund, vehicle or account, a “Fifth Wall Fund”). FWAA (as defined herein) is sponsored by Sponsor (as defined herein), which is an affiliate of Fifth Wall. However, FWAA is an independent publicly traded company, and not a member of Fifth Wall or the Fifth Wall Group. Fifth Wall has not and is not providing investment advice to any person in connection with the matters contemplated herein, including FWAA, Sponsor or SmartRent;
“Founder Shares” are to the shares of FWAA Class B common stock and FWAA Class A common stock issued upon the automatic conversion thereof at the time of FWAA’s initial business combination as provided herein. The 8,625,000 Founder Shares are held of record by the Sponsor and FWAA’s independent directors as of the FWAA Record Date;
“FWAA” are to Fifth Wall Acquisition Corp. I, a Delaware corporation;
“FWAA IPO” are to the initial public offering by FWAA, which closed on February 9, 2021;

i

“GAAP” are to generally accepted accounting principles in the United States, as applied on a consistent basis;
“Investment Company Act” are to the Investment Company Act of 1940, as amended;
“Investment Management Trust Agreement” are to that certain investment management trust agreement, dated February 4, 2021, by and between FWAA and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as trustee;
“Merger Sub” are to Einstein Merger Corp. I, a Delaware corporation and wholly owned subsidiary of FWAA;
“Moelis” are to Moelis & Company LLC;
“Post-Combination Company” are to FWAA following the consummation of the Business Combination and the other transactions contemplated by the Merger Agreement;
“Private Placement Shares” are to the 1,047,500 shares of FWAA Class A common stock issued to FWAA’s sponsor in a private placement simultaneously with the closing of the FWAA IPO;
“Public Shares” are to shares of FWAA Class A common stock sold in the FWAA IPO (whether they were purchased in the FWAA IPO or thereafter in the open market);
“public stockholders” are to the holders of FWAA’s Public Shares, including the Sponsor and FWAA’s management team to the extent the Sponsor and/or members of the FWAA management team purchase Public Shares; provided, that the Sponsor’s and each member of the management team’s status as a “public stockholder” will only exist with respect to such Public Shares;
“SEC” are to the U.S. Securities and Exchange Commission;
“Securities Act” are to the Securities Act of 1933, as amended;
“SmartRent common stock” are to shares of SmartRent’s common stock, par value $0.00001 per share;
“SmartRent preferred stock” are to the shares of SmartRent Series Seed Preferred Stock, the SmartRent Series A Preferred Stock, the SmartRent Series B Preferred Stock, the SmartRent Series B-1 Preferred Stock, the SmartRent Series C Preferred Stock, and the SmartRent Series C-1 Preferred Stock, collectively;
“SmartRent Series A Preferred Stock” are to the shares of SmartRent’s Series A Preferred Stock, par value $0.00001 per share;
“SmartRent Series B Preferred Stock” are to the shares of SmartRent’s Series B Preferred Stock, par value $0.00001 per share;
“SmartRent Series B-1 Preferred Stock” are to the shares of SmartRent’s Series B-1 Preferred Stock, par value $0.00001 per share;
“SmartRent Series C Preferred Stock” are to the shares of SmartRent’s Series C Preferred Stock, par value $0.00001 per share;
“SmartRent Series C-1 Preferred Stock” are to the shares of SmartRent’s Series C-1 Preferred Stock, par value $0.00001 per share;
“SmartRent Series Seed Preferred Stock” are to the shares of SmartRent’s Series Seed Preferred Stock, par value $0.00001 per share;
“SmartRent stockholders” are to the stockholders of SmartRent prior to the closing of the Business Combination;
“Sponsor” are to Fifth Wall Acquisition Sponsor, LLC, a Delaware limited liability company, which is FWAA’s sponsor; and

“Trust Account” are to the trust account established by FWAA for the benefit of its stockholders with Continental Stock Transfer & Trust Company.
Unless specified otherwise, amounts in this proxy statement/prospectus are presented in U.S. dollars.
Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.
This document is neither an offer to sell nor a solicitation of an offer to buy any security in any Fifth Wall Fund, and may not be used or relied upon in connection with any offer or solicitation. A private offering of interests in a Fifth Wall Fund may only be made by such Fifth Wall Fund pursuant to the offering documents for such Fifth Wall Fund, which will contain additional information about the investment objectives, terms, and conditions of an investment in such Fifth Wall Fund and also contain tax information and risk disclosures that are important to any investment decision regarding such Fifth Wall Fund. The information contained in this material is superseded by, and is qualified in its entirety by reference to, such offering documents. This communication is intended only for persons resident in jurisdictions where the distribution or availability of this communication would not be contrary to applicable laws or regulations.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS
FWAA, SmartRent and SmartRent’s subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, M and SM symbols, but their respective owners will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

QUESTIONS AND ANSWERS
The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Business Combination, the Special Meeting, and the proposals to be presented at the Special Meeting. The following questions and answers do not include all the information that is important to FWAA stockholders. You are urged to read this entire proxy statement/prospectus carefully, including the Annexes and the other documents referred to herein, to fully understand the Business Combination and the voting procedures for the Special Meeting.
QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
Q:
WHAT IS THE BUSINESS COMBINATION?

A:
FWAA, Merger Sub, and SmartRent have entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into SmartRent, with SmartRent surviving the Business Combination as a wholly owned subsidiary of FWAA. In connection with the Closing of the Business Combination, SmartRent will be renamed SmartRent Technologies, Inc. and FWAA will be renamed SmartRent, Inc.

FWAA will hold the Special Meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Merger Agreement, and you are receiving this proxy statement/prospectus in connection with such meeting. See “The Merger Agreement” beginning on page 215. In addition, a copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read this proxy statement/prospectus carefully, including the Annexes and the other documents referred to herein, in their entirety.
Q:
WHY AM I RECEIVING THIS DOCUMENT?

A:
FWAA is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their shares of FWAA common stock with respect to the matters to be considered at the Special Meeting. The Business Combination cannot be completed unless FWAA’s stockholders approve the Business Combination Proposal, the Charter Proposal, and the Nasdaq Proposal set forth in this proxy statement/prospectus for their approval. Information about the Special Meeting, the Business Combination and the other business to be considered by stockholders at the Special Meeting is contained in this proxy statement/prospectus. This document constitutes a proxy statement of FWAA and a prospectus of FWAA. It is a proxy statement because the FWAA Board is soliciting proxies using this proxy statement/prospectus from its stockholders. It is a prospectus because FWAA, in connection with the Business Combination, is offering shares of FWAA Class A common stock in exchange for the outstanding shares of SmartRent common stock, pursuant to the Business Combination. See “The Merger Agreement — Merger Consideration” and “The Subscription Agreements.”

Q:
WHAT WILL SMARTRENT STOCKHOLDERS RECEIVE IN THE BUSINESS COMBINATION?

A:
As part of the Business Combination, SmartRent equityholders (including holders of warrants, options and RSUs) will receive aggregate merger consideration of 157,678,300 newly issued shares of FWAA Class A common stock. Assuming a value of $10.00 per FWAA Class A share, which is the price at which FWAA completed its initial public offering in February 2021, the aggregate merger consideration implies an aggregate equity value for SmartRent of approximately $1.58 billion.

Under the terms of the Merger Agreement, immediately prior to the effective time of the Business Combination (the “Effective Time”), SmartRent will cause each share of SmartRent preferred stock issued and outstanding to be automatically converted into a number of shares of SmartRent common stock in accordance with SmartRent’s charter (the “preferred stock conversion”).
At the Effective Time:
•
Common Stock:   Each share of SmartRent common stock issued and outstanding immediately prior to the Closing of the Business Combination (including shares of SmartRent common stock issued in the preferred stock conversion prior to the Closing, but excluding shares owned by SmartRent or any direct or indirect wholly owned subsidiary of SmartRent as treasury stock or shares owned

v

by FWAA) will be cancelled and converted into the right to receive a number of shares of FWAA Class A common stock equal to the Exchange Ratio;
•
Warrants:   Each outstanding warrant to purchase SmartRent common stock, whether or not exercisable, will be converted into a warrant to purchase a number of shares of FWAA Class A common stock equal to the product of (x) the number of shares of SmartRent common stock underlying such SmartRent warrant immediately prior to the Closing and (y) the Exchange Ratio;

•
RSUs:   Each outstanding unvested SmartRent RSU will be converted into an RSU representing the right to receive a number of shares of FWAA Class A common stock equal to the product of (x) the number of shares of SmartRent common stock underlying such SmartRent RSU immediately prior to the Closing and (y) the Exchange Ratio; and

•
Options:   Each outstanding SmartRent stock option, whether vested or unvested, will be converted into an option to purchase a number of shares of FWAA Class A common stock equal to the product of (x) the number of shares of SmartRent common stock underlying such SmartRent stock option immediately prior to the Closing and (y) the Exchange Ratio, at an exercise price per share equal to (A) the exercise price per share of SmartRent common stock underlying such SmartRent stock option immediately prior to the Closing divided by (B) the Exchange Ratio.

The “Exchange Ratio” is the quotient of (x) the aggregate merger consideration of 157,678,300 shares of FWAA Class A common stock, divided by (y) the number of shares of SmartRent common stock and SmartRent preferred stock outstanding immediately prior to the Effective Time, expressed on a fully diluted and as-converted basis to SmartRent’s common stock using the treasury method of accounting, and including, without duplication, (i) the number of shares of SmartRent’s common stock issued or issuable in the preferred stock conversion, and the exercise of warrants (assuming that all warrants have been exercised), (ii) the aggregate number of shares issuable upon the exercise of all SmartRent options, whether vested or unvested, outstanding immediately prior to the Effective Time in accordance with their respective terms and (iii) the aggregate number of shares of common stock underlying SmartRent RSUs. Based on the number of shares of SmartRent capital stock outstanding and issuable upon the net exercise of all outstanding SmartRent warrants, RSUs, and stock options, in each case as of July 20, 2021, the estimated Exchange Ratio is approximately 4.8846.
The total percentage of shares of FWAA Class A common stock expected to be held by holders of SmartRent capital stock on a fully diluted basis upon the closing of the Business Combination is approximately 72.5%, assuming no FWAA public stockholder exercises redemption rights in connection with completion of the Business Combination.
Q:
WHEN DO YOU EXPECT THE BUSINESS COMBINATION TO BE COMPLETED?

A:
It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting, which is set for August 23, 2021; however, such meeting could be adjourned, as described herein. Neither FWAA nor SmartRent can assure you of when or if the Business Combination will be completed and it is possible that factors outside of the control of both companies could result in the Business Combination being completed at a different time or not at all. Prior to the Closing of the Business Combination, FWAA must obtain the approval of its stockholders for certain of the proposals set forth in this proxy statement/prospectus for their approval, SmartRent must obtain the written consent of its stockholders for the Business Combination, and FWAA and SmartRent must obtain certain necessary regulatory approvals and satisfy other closing conditions. See “The Merger Agreement — Conditions to the Business Combination” beginning on page 228.

Q:
WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT COMPLETED?

A:
If the Business Combination is not completed, SmartRent stockholders will not receive any consideration for their shares of SmartRent capital stock, and SmartRent preferred stock will not be converted into SmartRent common stock. Instead, SmartRent will remain an independent company. See “The Merger Agreement — Termination” and “Risk Factors” beginning on page 229 and page 28, respectively.

Q:
HOW WILL FWAA BE MANAGED AND GOVERNED FOLLOWING THE BUSINESS COMBINATION?

A:
FWAA does not currently have any management-level employees other than Brendan Wallace, our Chairman and Chief Executive Officer and Andriy Mykhaylovskyy, our Chief Financial Officer and Director. Following the Closing, the Post-Combination Company’s executive officers are expected to be the current management team of SmartRent. See “Management of the Post-Combination Company Following the Business Combination” for more information.

FWAA is, and after the Closing will continue to be, managed by its board of directors. Following the Closing, the Board will consist of the following six members: Lucas Haldeman, Alana Beard, Robert Best, John Dorman, Bruce Strohm and Frederick Tuomi. In addition, following the Closing, we expect that a majority of the directors will be “independent” under applicable NYSE listing rules. See the section entitled “Management of the Post-Combination Company Following the Business Combination” for more information.
Q:
WILL FWAA OBTAIN NEW FINANCING IN CONNECTION WITH THE BUSINESS COMBINATION?

A:
In connection with the execution of the Merger Agreement, FWAA entered into subscription agreements (collectively, the “Subscription Agreements”) with certain parties subscribing for shares of FWAA Class A common stock (the “Subscribers”), pursuant to which the Subscribers have agreed to purchase, and FWAA has agreed to sell to the Subscribers, an aggregate of 15,500,000 shares of FWAA Class A common stock, for a purchase price of $10.00 per share and at an aggregate purchase price of $155.0 million. The obligations to complete the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement, including the Business Combination. See “Other Agreements — Subscription Agreements.”

If the 15,500,000 shares of FWAA Class A common stock to be issued to the Subscribers simultaneously with the consummation of the Business Combination were currently outstanding, such shares would have an aggregate market value of $189,100,000 based upon the closing price of $12.20 per share of Class A common stock on the Nasdaq on August 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.
Q:
WHAT EQUITY STAKE WILL CURRENT FWAA PUBLIC STOCKHOLDERS, THE FWAA SPONSOR AND FWAA’S INDEPENDENT DIRECTORS, THE SUBSCRIBERS AND THE SMARTRENT STOCKHOLDERS HOLD IN FWAA FOLLOWING THE CLOSING?

A:
The expected beneficial ownership of shares of the Post-Combination Company’s common stock, assuming no Public Shares of FWAA are redeemed will be as follows:

•
the public stockholders will own 34,500,000 shares of common stock, representing approximately 15.9% of the total shares outstanding;

•
the Sponsor and FWAA’s independent directors will own 9,672,500 shares of common stock, representing approximately 4.5% of the total shares outstanding;

•
the Subscribers will own 15,500,000 shares of common stock, representing approximately 7.1% of the total shares outstanding; and

•
the SmartRent stockholders will own 157,678,300 shares of common stock on a fully diluted net exercise basis, representing approximately 72.5% of the total shares outstanding.

The expected beneficial ownership of shares of the Post-Combination Company’s common stock, assuming the maximum level of redemption of the Public Shares at which the Minimum Cash Condition (as defined herein) under the Merger Agreement will be satisfied will be as follows:
•
the public stockholders will own 9,498,712 shares of common stock, representing approximately 4.9% of the total shares outstanding;

•
the Sponsor and FWAA’s independent directors will own 9,672,500 shares of common stock, representing approximately 5.0% of the total shares outstanding;

•
the Subscribers will own 15,500,000 shares of common stock, representing approximately 8.1% of the total shares outstanding; and

•
the SmartRent stockholders will own 157,678,300 shares of common stock on a fully diluted net exercise basis, representing approximately 82.0% of the total shares outstanding.

For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”
Q:
FOLLOWING THE BUSINESS COMBINATION, WILL FWAA’S COMMON STOCK CONTINUE TO TRADE ON A STOCK EXCHANGE?

A:
Yes. In connection with the Closing, we intend to apply to list our Class A common stock on the NYSE. Following the Closing, we intend to change our name from “Fifth Wall Acquisition Corp. I” to “SmartRent, Inc.,” and our Class A common stock is expected to be listed on the NYSE under the symbol “SMRT.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
Q:
WHEN AND WHERE IS THE SPECIAL MEETING?

A:
The Special Meeting will be held at 9:00 a.m. Eastern Time, on August 23, 2021 in virtual format. The Special Meeting can be accessed by visiting https://www.cstproxy.com/fifthwall/2021, where FWAA stockholders will be able to listen to the meeting live and vote during the meeting. Additionally, FWAA stockholders have the option to listen to the Special Meeting by dialing 1 (888) 965-8995 (toll-free within the U.S. and Canada) or +1 (415) 655-0243 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 19926257#, but please note that FWAA stockholders who choose to participate telephonically cannot vote or ask questions. FWAA stockholders may attend, vote and examine the list of FWAA stockholders entitled to vote at the Special Meeting by visiting and entering the control number included in the proxy card, voting instruction form or notice included in their proxy materials.

FWAA stockholders of record will need their respective control number to join the Special Meeting. FWAA stockholders may obtain their control number from the proxy card, voting instruction form or notice received from Continental Stock Transfer & Trust Company. Any FWAA stockholder who holds their position through a bank or broker and would like to join the Special Meeting must contact Continental Stock Transfer & Trust Company at 1 (917) 262-2373, or www.proxy@continentalstock.com to obtain a control number. In light of public health concerns regarding the COVID-19 pandemic, the Special Meeting will be held in virtual meeting format only. FWAA stockholders will not be able to attend the Special Meeting physically.
Q:
WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:
The FWAA stockholders are being asked to vote on the following:

•
A proposal to adopt the Merger Agreement and the transactions contemplated thereby. See the section entitled “Proposal No. 1 — The Business Combination Proposal.”

•
A proposal to adopt the Proposed Charter in the form attached hereto as Annex B. See the section entitled “Proposal No. 2 — The Charter Proposal.”

•
A proposal with respect to certain governance provisions in the Proposed Charter, which are being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis. See the section entitled “Proposal No. 3 — The Governance Proposal.”

•
A proposal to elect six directors to serve on the Board until the 2022 annual meeting of stockholders, in the case of Class I directors, the 2023 annual meeting of stockholders, in the case of Class II directors, and the 2024 annual meeting of stockholders, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified. See the section entitled “Proposal No. 4 — The Director Election Proposal.”

•
A proposal to approve, for purposes of complying with applicable listing rules of Nasdaq: (i) the issuance of shares of FWAA Class A common stock to the SmartRent stockholders pursuant to the Merger Agreement; (ii) the issuance of shares of FWAA Class A common stock pursuant to the Subscription Agreements; and (iii) the issuance of shares of FWAA Class A common stock pursuant to the conversion of FWAA Class B common stock. See the section entitled “Proposal No. 5 — The Nasdaq Proposal.”

•
A proposal to approve and adopt the SmartRent, Inc. 2021 Equity Incentive Plan (the “Equity Incentive Plan”). See the section entitled “Proposal No. 6 — The Equity Incentive Plan Proposal.”

•
A proposal to approve and adopt the SmartRent, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”). See the section entitled “Proposal No. 7 — The Employee Stock Purchase Plan Proposal.”

•
A proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal. See the section entitled “Proposal No. 8 — The Adjournment Proposal.”

FWAA will hold the Special Meeting to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting.
Stockholders should read this proxy statement/prospectus carefully, including the Annexes and the other documents referred to herein.
Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other Proposals, except the Adjournment Proposal, will not be presented to stockholders for a vote.
The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.
Q:
WHO IS SMARTRENT?

SmartRent is an enterprise software company that provides a fully integrated, brand-agnostic smart home operating system to residential property owners and operators, as well as homebuilders, home buyers, developers and residents. SmartRent’s operating system is designed to enable owners and operators to streamline property management and operations, lower operating costs, increase revenues, protect their assets through improved visibility and control over their properties and communities, and provide an elevated living experience for residents. SmartRent is a privately held Delaware corporation. The mailing address of SmartRent’s principal executive office is 18835 N. Thompson Peak Parkway, Suite 300, Scottsdale, Arizona 85255 and the telephone number of SmartRent’s principal executive office is (844) 479-1555.
Q:
WHY IS FWAA PROPOSING THE BUSINESS COMBINATION?

A:
FWAA was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more businesses or entities.

On February 9, 2021, FWAA completed its initial public offering of Class A common stock at a price of $10.00 per share, raising total gross proceeds of $345.0 million. Simultaneously with the consummation of the FWAA IPO, FWAA completed a private placement of shares of Class A common stock to its Sponsor, raising total gross proceeds of $10.475 million. Since the FWAA IPO, FWAA’s activity has been limited to the evaluation of business combination candidates.
Based on its due diligence investigations of SmartRent and the industry in which it operates, including the financial and other information provided by SmartRent in the course of their negotiations in connection with the Merger Agreement, the FWAA Board believes that the Business Combination with SmartRent is advisable and in the best interests of FWAA and its stockholders. See the section entitled “The Business Combination — Recommendation of the FWAA Board of Directors and Reasons for the Business Combination.”

Q:
WHY IS FWAA PROVIDING STOCKHOLDERS WITH THE OPPORTUNITY TO VOTE ON THE BUSINESS COMBINATION?

A:
We are seeking approval of the Business Combination for purposes of complying with our Existing Charter and applicable Nasdaq listing rules requiring stockholder approval of issuances of more than 20% of a listed company’s issued and outstanding common stock. In addition, pursuant to the Existing Charter, we must provide all public stockholders with the opportunity to redeem all or a portion of their Public Shares upon the consummation of an initial business combination (as defined in our Existing Charter), either in conjunction with a tender offer or in conjunction with a stockholder vote to approve such initial business combination. If we submit an initial business combination to the stockholders for their approval, our Existing Charter requires us to conduct a redemption offer in conjunction with the proxy solicitation (and not in conjunction with a tender offer) pursuant to the applicable SEC proxy solicitation rules.

Q:
DO SMARTRENT’S STOCKHOLDERS NEED TO APPROVE THE BUSINESS COMBINATION?

A:
Yes. Concurrently with the execution of the Merger Agreement, FWAA and the Supporting SmartRent Stockholders (as defined herein) entered into the Support Agreement (as defined herein), a copy of which is attached as Annex E. Under the Support Agreement, each Supporting SmartRent Stockholder agreed to, among other things, (i) vote at any meeting of the stockholders of SmartRent or by written consent all of its SmartRent common stock and/or SmartRent preferred stock, as applicable, held of record or thereafter acquired in favor of the Business Combination and the adoption of the Merger Agreement; and (ii) be bound by certain transfer restrictions with respect to SmartRent securities, in each case, on the terms and subject to the conditions set forth in the Support Agreement. The shares of SmartRent capital stock that are owned by the Supporting SmartRent Stockholders and subject to the Support Agreement represent approximately 57.1% of the outstanding shares of SmartRent common stock and approximately 78.3% of the outstanding shares of SmartRent preferred stock, in each case, as of July 20, 2021. The execution and delivery of written consents by all of the Supporting SmartRent Stockholders will constitute the SmartRent stockholder approval at the time of such delivery.

Q:
DO I HAVE REDEMPTION RIGHTS?

A:
If you are a holder of Public Shares, you have the right to demand that FWAA redeem such shares for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the FWAA IPO, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to FWAA to pay taxes) upon the Closing (“Redemption Rights”).

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 15% of the Public Shares without the consent of FWAA. Accordingly, all Public Shares in excess of 15% held by a public stockholder, together with any affiliate of such stockholder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the consent of FWAA.
Under FWAA’s Existing Charter, the Business Combination may be consummated only if FWAA has at least $5,000,001 of net tangible assets after giving effect to all redemption requests from holders of Public Shares that properly demand redemption of their shares for cash.
Q:
WILL MY VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:
No. You may exercise your redemption rights whether you vote your Public Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders and the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders.

x

Q:
HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:
If you are a holder of Public Shares and wish to exercise your redemption rights, you must demand that FWAA redeem your shares for cash no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock to FWAA’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system. Any holder of Public Shares will be entitled to demand that such holder’s shares be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, is anticipated to be approximately $345.0 million, or $10.00 per share, as of July 27, 2021, the FWAA Record Date). Such amount, including interest earned on the funds held in the Trust Account and not previously released to FWAA to pay its taxes, will be paid promptly upon consummation of the Business Combination. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of FWAA’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any Proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you deliver your shares for redemption to FWAA’s transfer agent and later decide prior to the Special Meeting not to elect redemption, you may request that FWAA’s transfer agent return the shares (physically or electronically).
If a holder of Public Shares properly makes a request for redemption and the Public Shares are delivered to FWAA’s transfer agent as described herein, then, if the Business Combination is consummated, FWAA will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Public Shares for cash and you will cease to have any rights as a FWAA stockholder (other than the right to receive the redemption amount) upon consummation of the Business Combination.
For a discussion of the material U.S. federal income tax considerations for holders of Public Shares with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Considerations — Material Tax Considerations with respect to a Redemption of Public Shares” beginning on page 236.
Q:
DO I HAVE APPRAISAL RIGHTS IF I OBJECT TO THE PROPOSED BUSINESS COMBINATION?

A:
No. The FWAA stockholders do not have appraisal rights in connection with the Business Combination under the DGCL. See the section entitled “FWAA’s Special Meeting of Stockholders — Appraisal Rights.”

Q:
WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:
A total of $345.0 million in net proceeds of the FWAA IPO and a portion of the proceeds of the concurrent sale of the Private Placement Shares was placed in the Trust Account following the FWAA IPO. After consummation of the Business Combination, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of up to $12,075,000 as deferred underwriting commissions) and for the Post-Combination Company’s working capital and general corporate purposes.

Q:
WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT CONSUMMATED?

A:
If FWAA does not complete the Business Combination with SmartRent for whatever reason, FWAA would search for another target business with which to complete a business combination. If FWAA does not complete the Business Combination with SmartRent or another target business within 24 months after the closing of the FWAA IPO (the “Completion Window”), FWAA must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to FWAA to pay taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of outstanding Public Shares. The Sponsor and FWAA’s independent directors have no redemption rights in the event a business combination is not effected in the Completion Window, and, accordingly, their Founder Shares will have no value. Additionally, in the event a business combination is not effected in the Completion Window, the proceeds of the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the outstanding Public Shares, and the Private Placement Shares will have no value.
Q:
HOW DO THE FWAA SPONSOR AND INDEPENDENT DIRECTORS INTEND TO VOTE ON THE PROPOSALS?

A:
The Sponsor and FWAA’s independent directors are entitled to vote an aggregate of 21.9% of the outstanding shares of FWAA common stock (which includes the Founder Shares and the Private Placement Shares). FWAA has entered into a letter agreement with the Sponsor and FWAA’s independent directors, pursuant to which each agreed to vote all shares of FWAA common stock owned by them in favor of the Business Combination Proposal presented at the Special Meeting.

Q:
WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?

A:
A majority of the voting power of the shares of stock entitled to vote at the Special Meeting must be present, in person (including presence at a virtual meeting) or represented by proxy at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Sponsor and FWAA’s independent directors, who currently own 21.9% of the issued and outstanding shares of FWAA common stock, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the FWAA Record Date for the Special Meeting, 22,086,250 shares of FWAA common stock would be required to be present in person (including presence at a virtual meeting) or represented by proxy to achieve a quorum.

Q:
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:
The Business Combination Proposal:   The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the shares of Class A common stock and Class B common stock that are voted at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Business Combination Proposal, will have no effect on the Business Combination Proposal. FWAA stockholders must approve the Business Combination Proposal in order for the Business Combination to occur.

The Charter Proposal:   The approval of the Charter Proposal requires the affirmative vote of (i) the holders of a majority of the outstanding shares of Class B common stock, voting separately as a single class; and (ii) a majority of the outstanding shares of Class A common stock and Class B common stock, voting as a single class, in each case present in person (including presence at a virtual meeting) or represented by proxy. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposal, will have the same effect as a vote “AGAINST” such proposal. The Business Combination is conditioned on the approval of the Charter Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the Charter Proposal will not be presented to the stockholders for a vote.
The Governance Proposal:   The approval of the Governance Proposal requires the affirmative vote of a majority of the votes cast by the holders of Class A common stock and Class B common stock, present in person (including presence at a virtual meeting) or represented by proxy, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Governance Proposal, will have no effect on the Governance Proposal. The Business

Combination is not conditioned on the approval of the Governance Proposal. If the Business Combination Proposal is not approved, the Governance Proposal will not be presented to the stockholders for a vote.
The Director Election Proposal:   The approval of the Director Election proposal requires the affirmative vote of a plurality of the votes cast by the holders of Class A common stock and Class B common stock, present in person (including presence at a virtual meeting) or represented by proxy, voting as a single class. This means that the director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as a withheld vote and a broker non-vote with regard to the Director Election Proposal, will have no effect on the election of directors. The Business Combination is not conditioned on the approval of the Director Election Proposal. If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented to the stockholders for a vote.
The Nasdaq Proposal:   The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by the holders of Class A common stock and Class B common stock, present in person (including presence at a virtual meeting) or represented by proxy, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Nasdaq Proposal, will have no effect on the Nasdaq Proposal. The Business Combination is conditioned on the approval of the Nasdaq Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented to the stockholders for a vote.
The Equity Incentive Plan Proposal:   The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the holders of Class A common stock and Class B common stock, present in person (including presence at a virtual meeting) or represented by proxy, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Equity Incentive Plan Proposal, will have no effect on the Equity Incentive Plan Proposal. The Business Combination is not conditioned on the approval of the Equity Incentive Plan Proposal. If the Business Combination Proposal is not approved, the Equity Incentive Plan Proposal will not be presented to the stockholders for a vote.
The Employee Stock Purchase Plan Proposal:   The approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by the holders of Class A common stock and Class B common stock, present in person (including presence at a virtual meeting) or represented by proxy, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Employee Stock Purchase Plan Proposal, will have no effect on the Employee Stock Purchase Plan Proposal. The Business Combination is not conditioned on the approval of the Employee Stock Purchase Plan Proposal. If the Business Combination Proposal is not approved, the Employee Stock Purchase Plan Proposal will not be presented to the stockholders for a vote.
The Adjournment Proposal:   The affirmative vote of a majority of the votes cast by the holders of Class A common stock and Class B common stock, present in person (including presence at a virtual meeting) or represented by proxy, voting as a single class, is required to approve the Adjournment Proposal. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Adjournment Proposal, will have no effect on the Adjournment Proposal. The Business Combination is not conditioned on the approval of the Adjournment Proposal.
FWAA has entered into a letter agreement with the Sponsor and FWAA’s independent directors, pursuant to which each agreed to vote all shares of FWAA common stock owned by them in favor of the Business Combination Proposal presented at the Special Meeting.

Q:
WHAT DO I NEED TO DO NOW?

A:
FWAA urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes and the other documents referred to herein, and to consider how the Business Combination will affect you as a stockholder of FWAA. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:
WHAT HAPPENS IF I SELL MY SHARES OF CLASS A COMMON STOCK BEFORE THE SPECIAL MEETING?

A:
The FWAA Record Date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of FWAA Class A common stock after the FWAA Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of FWAA Class A common stock because you will no longer be able to tender them prior to the Special Meeting in accordance with the provisions described herein. If you transferred your shares of FWAA Class A common stock prior to the FWAA Record Date, you have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:
HOW DO I VOTE?

A:
If you are a holder of record of FWAA common stock on the FWAA Record Date, you may vote in person (including presence at a virtual meeting) at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. You may also vote by telephone or Internet by following the instructions printed on the proxy card.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank, or nominee, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank, or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person (including presence at a virtual meeting), obtain a proxy from your broker, bank, or nominee.
Q:
IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK, OR OTHER NOMINEE, WILL MY BROKER, BANK, OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:
If your shares are held in “street name” in a stock brokerage account or by a broker, bank, or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank, or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to FWAA or by voting in person (including presence at a virtual meeting) at the Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank, or other nominee.

Under the rules of Nasdaq, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Special Meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.
If you are a FWAA stockholder holding your shares in “street name” and you do not instruct your broker, bank, or other nominee on how to vote your shares, your broker, bank, or other nominee will not vote your shares on the Business Combination Proposal, the Charter Proposal, the Governance Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the

Employee Stock Purchase Plan Proposal or the Adjournment Proposal. Such broker non-votes will be the equivalent of a vote “AGAINST” the Charter Proposal, but will have no effect on the vote count for such other proposals.
Q:
WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:
For purposes of the Special Meeting, an abstention occurs when a stockholder attends the meeting in person (including presence at a virtual meeting) and does not vote or returns a proxy with an “abstain” vote.

If you are a FWAA stockholder that attends the Special Meeting virtually and fails to vote on the Charter Proposal, your failure to vote will have the same effect as a vote “AGAINST” such proposal.
If you are a FWAA stockholder that attends the Special Meeting virtually and fails to vote on the Business Combination Proposal, the Governance Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, your failure to vote will have no effect on the Business Combination Proposal, the Governance Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal.
Q:
WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:
If you are a holder of record of FWAA common stock on the FWAA Record Date and you sign and return your proxy card without indicating how to vote on any particular Proposal, the common stock represented by your proxy will be voted “FOR” each of the Proposals presented at the Special Meeting.

Q:
MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:
Yes. If you are a holder of record of FWAA common stock on the FWAA Record Date, you may change your vote at any time before your proxy is exercised by doing any one of the following:

•
send another proxy card with a later date;

•
notify FWAA’s Secretary in writing before the Special Meeting that you have revoked your proxy; or

•
attend the Special Meeting and vote electronically by visiting and entering the control number found on your proxy card, voting instruction form or notice you previously received.

If you are a stockholder of record of FWAA and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or mail your new proxy to Innisfree M&A Incorporated c/o MVS Mailers, 20 Oser Avenue, Suite 100, Hauppauge, NY 11788, and it must be received at any time before the vote is taken at the Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 11:59 p.m. Eastern Time on the day prior to the Special Meeting date, or by voting online at the Special Meeting. Simply attending the Special Meeting will not revoke your proxy. If you have instructed a broker, bank, or other nominee to vote your shares of FWAA common stock, you must follow the directions you receive from your broker, bank, or other nominee in order to change or revoke your vote.
Q:
WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?

A:
If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by stockholders and consummated, you will become a stockholder of the Post-Combination Company. Failure to take any action with respect to the Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a stockholder of FWAA while FWAA searches for another target business with which to complete a business combination.

Q:
WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:
Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your FWAA shares.

Q:
WHO CAN HELP ANSWER MY QUESTIONS?

A:
If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact our proxy solicitor, Innisfree M&A Incorporated:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll free: (877) 456-3402
Banks and Brokers may call collect: (212) 750-5833
If you are a holder of Public Shares and you intend to seek redemption of your Public Shares, you will need to deliver your stock (either physically or electronically) to FWAA’s transfer agent at the address below prior to the vote at the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, New York 10004

SUMMARY
This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its Annexes and the other documents to which we refer before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Business Combination and the Merger Agreement (pages 187 and 215)
The terms and conditions of the Business Combination are contained in the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Business Combination.
If the Merger Agreement is approved and adopted and the Business Combination is subsequently completed, Merger Sub will merge with and into SmartRent with SmartRent surviving the Business Combination as a wholly owned subsidiary of FWAA.
Merger Consideration (page 215)
As part of the Business Combination, SmartRent equityholders (including holders of warrants, options and RSUs) will receive aggregate merger consideration of 157,678,300 newly issued shares of FWAA Class A common stock. Assuming a value of $10.00 per FWAA Class A share, which is the price at which FWAA issued its shares of Class A common stock in its initial public offering in February 2021, the aggregate merger consideration implies an aggregate equity value for SmartRent of approximately $1.58 billion.
Under the terms of the Merger Agreement, immediately prior to the Effective Time, SmartRent will complete the preferred stock conversion, where each share of SmartRent preferred stock issued and outstanding will be automatically converted into a number of shares of SmartRent common stock in accordance with SmartRent’s charter.
At the Effective Time:
•
each share of SmartRent common stock issued and outstanding immediately prior to the Closing (including shares of SmartRent common stock issued upon the preferred stock conversion prior to the Closing, but excluding shares owned by SmartRent or any of its direct or indirect wholly owned subsidiaries as treasury stock or by FWAA) will be cancelled and converted into the right to receive a number of shares of FWAA Class A common stock equal to the Exchange Ratio;

•
each outstanding warrant to purchase SmartRent common stock, whether or not exercisable, will be converted into a warrant to purchase a number of shares of FWAA Class A common stock equal to the product of (x) the number of shares of SmartRent common stock underlying such SmartRent warrant immediately prior to the Closing and (y) the Exchange Ratio;

•
each outstanding unvested SmartRent RSU will be converted into an RSU representing the right to receive a number of shares of FWAA Class A common stock equal to the product of (x) the number of shares of SmartRent common stock underlying such SmartRent RSU immediately prior to the Closing and (y) the Exchange Ratio; and

•
each outstanding SmartRent stock option, whether vested or unvested, will be converted into an option to purchase a number of shares of FWAA Class A common stock equal to the product of (x) the number of shares of SmartRent common stock underlying such SmartRent stock option immediately prior to the Closing and (y) the Exchange Ratio, at an exercise price per share equal to (A) the exercise price per share of SmartRent common stock underlying such SmartRent stock option immediately prior to the Closing divided by (B) the Exchange Ratio.

The “Exchange Ratio” is the quotient of (x) the aggregate merger consideration of 157,678,300 shares of FWAA Class A common stock, divided by (y) the number of shares of SmartRent common stock and SmartRent preferred stock outstanding immediately prior to the Effective Time, expressed on a fully diluted and as-converted basis to SmartRent’s common stock using the treasury method of accounting, and including, without duplication, (i) the number of shares of SmartRent’s common stock issued or issuable in the preferred stock conversion, and the exercise of warrants (assuming that all warrants have been exercised), (ii) the aggregate number of shares issuable upon the exercise of all SmartRent options, whether vested or unvested, outstanding immediately prior to the Effective Time in accordance with their respective terms and (iii) the aggregate number of shares of common stock underlying SmartRent RSUs. Based on the number of shares of SmartRent capital stock outstanding and issuable upon the net exercise of all outstanding SmartRent warrants, RSUs, and stock options, in each case as of July 20, 2021, the estimated Exchange Ratio is approximately 4.8846.
The total percentage of shares of FWAA Class A common stock expected to be held by holders of SmartRent capital stock on a fully diluted basis upon the closing of the Business Combination is approximately 72.5%, assuming no FWAA public stockholder exercises redemption rights in connection with completion of the Business Combination.
Fractional Shares.   No fractional shares of FWAA Class A common stock will be issued by virtue of the Business Combination or the other transactions contemplated by the Merger Agreement. Each person who would otherwise be entitled to a fraction of a share of FWAA Class A common stock (after aggregating all fractional shares of FWAA Class A common stock that otherwise would be received by such holder) will instead have issued to such person (i) one share of FWAA Class A common stock if the fractional share of FWAA Class A common stock such person would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of FWAA Class A common stock if the fractional share of FWAA Class A common stock such person would otherwise be entitled to is less than 0.50.
Ownership of the Post-Combination Company
As of the date of this proxy statement/prospectus, there are 35,547,500 shares of FWAA Class A common stock issued and outstanding, in addition to 8,625,000 shares of FWAA Class B common stock, each of which will be converted into one share of Class A common stock at the Closing. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming no redemptions), assuming that each share of Class B common stock is converted into one share of Class A common stock, the FWAA fully diluted stock capital would be 44,172,500 shares of Class A common stock.
It is anticipated that, upon the completion of the Business Combination, the ownership of the Post-Combination Company will be as follows (assuming no redemptions):
•
the SmartRent stockholders will own 157,678,300 shares of common stock on a fully diluted net exercise basis, representing approximately 72.5% of the total shares outstanding;

•
the Subscribers will own 15,500,000 shares of common stock, representing approximately 7.1% of the total shares outstanding;

•
the public stockholders will own 34,500,000 shares of common stock, representing approximately 15.9% of the total shares outstanding (assuming no redemptions); and

•
the Sponsor and FWAA’s independent directors will own 9,672,500 shares of common stock, representing approximately 4.5% of the total shares outstanding. See “Other Agreements — Sponsor Agreement.”

The following is a depiction of SmartRent’s and FWAA’s organizational structure before the consummation of the Business Combination:
The following is a depiction of the Post-Combination Company’s organizational structure after the consummation of the Business Combination, with the percentages of ownership reflected assuming no redemptions by FWAA’s public stockholders:

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Recommendation of the FWAA Board of Directors (page 195)
The FWAA Board has unanimously determined that the Business Combination, on the terms and conditions set forth in the Merger Agreement, is advisable and in the best interests of FWAA and its stockholders and has directed that the Proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The FWAA Board unanimously recommends that FWAA’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Governance Proposal, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal, if presented. See “The Business Combination — Recommendation of the FWAA Board of Directors and Reasons for the Business Combination” beginning on page 195.
The FWAA Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:
•
SmartRent is a leading enterprise software platform provider for owners / operators of technology-enabled rental communities.

•
SmartRent’s hardware-agnostic, open architecture approach positions SmartRent as an extensible platform provider with a deep competitive moat.

•
SmartRent’s ongoing customer relationships provide for significant recurring revenue and multi-year revenue visibility.

•
SmartRent has an embedded pipeline of committed and uncommitted units across its existing customer base.

•
SmartRent has a large addressable market with potential growth opportunities.

•
The FWAA Board considered the relationship between SmartRent and Fifth Wall, which was an investor in the SmartRent Series C Preferred Stock financing round in 2020.

•
The FWAA Board took into account many factors such as SmartRent’s historical financial results, its outlook and expansion opportunities, and its financial plan, as well as its current prospects for growth if SmartRent achieves its business plan.

•
The FWAA Board considered that the Post-Combination Company would be led by the senior management team of SmartRent, including Lucas Haldeman, which has deep industry expertise and with whom the Fifth Wall team had interacted frequently since its initial investment in March 2020.

•
The FWAA Board took into account the opinion of Moelis rendered to the FWAA Board at the meeting of the FWAA Board on April 21, 2021, which was subsequently confirmed by delivery of a written opinion, dated April 21, 2021, addressed to the FWAA Board that, as of the date of the opinion and subject to the assumptions, limitations, qualifications and other matters stated in its written opinion, the merger consideration to be paid by FWAA in the Business Combination was fair from a financial point of view to FWAA. For more information see the section entitled “The Business Combination — Opinion of FWAA’s Financial Advisor” beginning on page 198.

•
The FWAA board considered the third-party investor interest in the PIPE Transaction, especially from strategic investors, which served as validation of the valuation and the opportunity represented by a transaction with SmartRent.

•
The FWAA Board considered the terms and conditions of the Merger Agreement and the Business Combination.

•
FWAA’s independent directors evaluated and unanimously approved, as members of the FWAA Board, the Merger Agreement and the Business Combination.

The FWAA Board also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
•
Macroeconomic uncertainty and the effects it could have on the combined company’s revenues.

•
The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•
The fact that SmartRent is an early-stage company with a history of losses and a limited operating history.

•
The risks and costs to FWAA if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in FWAA being unable to effect a business combination by the end of the Completion Window and forcing FWAA to liquidate.

•
The fact that the Merger Agreement includes an exclusivity provision that prohibits FWAA from soliciting other business combination proposals.

•
The potential risk that a significant number of FWAA’s stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to FWAA’s existing certificate of incorporation, which would potentially make the Business Combination more difficult or impossible to complete.

•
The risk that FWAA’s stockholders may fail to provide the respective votes necessary to effect the Business Combination.

•
The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within FWAA’s control.

•
The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•
The fees and expenses associated with completing the Business Combination.

In addition to considering the factors described above, the FWAA Board also considered other factors, including, without limitation the fact that some officers and directors of FWAA may have interests in the Business Combination (see “— Interests of FWAA’s Sponsor, Directors and Officers in the Business Combination” beginning on page 207).
Opinion of FWAA’s Financial Advisor (page 198)
At the meeting of the FWAA Board on April 21, 2021 to evaluate and approve the Merger Agreement and the transactions contemplated thereby, Moelis rendered to the FWAA Board an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated April 21, 2021, addressed to the FWAA Board that, as of the date of the opinion and subject to the assumptions, limitations, qualifications and other matters stated in its written opinion, the merger consideration to be paid by FWAA in the Business Combination was fair from a financial point of view to FWAA.
The full text of Moelis’ written opinion, dated April 21, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex K to this proxy statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the FWAA Board (solely in its capacity as such and not in any other capacity) in its evaluation of the Business Combination (and, in its engagement letter, Moelis provided its consent to the inclusion of the text of its opinion as part of this proxy statement/prospectus). Moelis’ opinion is limited solely to the fairness, from a financial point of view to FWAA, of the consideration to be paid by FWAA in the Business Combination and does not address FWAA’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available to FWAA. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Business Combination or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

For more information see the section entitled “The Business Combination — Opinion of FWAA’s Financial Advisor” beginning on page 198.
FWAA’s Special Meeting of Stockholders (page 78)
The Special Meeting in lieu of the 2021 annual meeting of stockholders of FWAA will be held on August 23, 2021, at 9:00 a.m., Eastern Time in virtual format. The Special Meeting can be accessed by visiting https://www.cstproxy.com/fifthwall/2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the Special Meeting by dialing 1 (888) 965-8995 (toll-free within the U.S. and Canada) or +1 (415) 655-0243 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 19926257#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication. At the Special Meeting, FWAA stockholders will be asked to vote on the Business Combination Proposal, the Charter Proposal, the Governance Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and, if necessary, the Adjournment Proposal to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal.
Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned shares of FWAA common stock at the close of business on July 27, 2021, the FWAA Record Date for the Special Meeting. Stockholders are entitled to one vote for each share of FWAA common stock owned at the close of business on the FWAA Record Date. If stockholders’ shares are held in “street name” or are in a margin or similar account, stockholders should contact their broker, bank, or other nominee to ensure that votes related to the shares they beneficially own are properly counted. On the FWAA Record Date, there were 44,172,500 shares of common stock outstanding, of which 34,500,000 were Public Shares, 8,625,000 were Founder Shares, and 1,047,500 were Private Placement Shares.
A quorum of FWAA stockholders is necessary to hold a valid Special Meeting. A quorum will be present at the Special Meeting if the holders of a majority of the voting power of the outstanding shares of capital stock of FWAA entitled to vote at the Special Meeting as of the FWAA Record Date is represented in person (including presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Sponsor and FWAA’s independent directors, who currently own 21.9% of the issued and outstanding shares of FWAA common stock, will count towards this quorum. As of the FWAA Record Date, 22,086,250 shares of common stock, present in person (including presence at a virtual meeting) or represented by proxy, would be required to achieve a quorum. FWAA has entered an agreement with the Sponsor and FWAA’s independent directors, pursuant to which each agreed to vote any shares of common stock owned by them in favor of the Business Combination Proposal presented at the Special Meeting. The Proposals presented at the Special Meeting will require the following votes:
•
The approval of the Business Combination Proposal requires the affirmative vote of the holders of majority of the shares of Class A common stock and Class B common stock that are voted at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Business Combination Proposal, will have no effect on such proposals.

•
The approval of each of the Governance Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, if presented, requires the affirmative vote of a majority of the votes cast by the holders of Class A common stock and Class B common stock, present in person (including presence at a virtual meeting) or represented by proxy, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to each of the Governance Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal, if presented, will have no effect on such proposals.

•
The approval of the Charter Proposal requires the affirmative vote of (i) the holders of a majority of the outstanding shares of Class B common stock, voting separately as a single class; and (ii) a majority of the outstanding shares of Class A common stock and Class B common stock, voting as a single class, in each case present in person (including presence at a virtual meeting) or represented by proxy. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposal, will have the same effect as a vote “AGAINST” such proposal.

•
With respect to the Director Election Proposal, directors are elected by a plurality of the votes cast by the holders of Class A common stock and Class B common stock, present in person (including presence at a virtual meeting) or represented by proxy at the Special Meeting, voting as a single class. This means that the director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as a withheld vote and a broker non-vote with regard to election of directors, will have no effect on the election of directors.

•
Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, and the Nasdaq Proposal at the Special Meeting, subject to the terms of the Merger Agreement. The Business Combination is not conditioned on the Governance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other Proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

The Sponsor and FWAA’s Directors and Executive Officers Have Financial Interests in the Business Combination (page 207)
The Sponsor and FWAA’s directors and officers have interests in the Business Combination that may be different from, or in addition to (and which may conflict with) those of FWAA stockholders generally. These interests include, among other things:
•
If the Business Combination with SmartRent or another initial business combination is not consummated within the Completion Window, FWAA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the FWAA Board, dissolving and liquidating. In such event, the 8,481,000 Founder Shares held by the Sponsor and 144,000 Founder Shares held by FWAA’s independent directors, would be worthless because the Sponsor and independent directors are not entitled to participate in any redemption or distribution from FWAA’s trust account with respect to such shares. The Founder Shares held by the Sponsor had an aggregate market value of $103,468,200, and the 144,000 Founder Shares held by FWAA’s independent directors had an aggregate market value of $1,756,800, in each case based upon the closing price of $12.20 per share of Class A common stock on the Nasdaq on August 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

•
The Sponsor purchased an aggregate of 1,047,500 Private Placement Shares from FWAA for an aggregate purchase price of $10.475 million (or $10.00 per share). This purchase took place on a private placement basis simultaneously with the consummation of the FWAA IPO. The purchase price for the payment of the Private Placement Shares by the Sponsor was funded through the issuance of equity interests in the Sponsor to a number of individuals and entities, including: (i) Stibel & Company, a company in which director Wisdom Lu serves as general partner, made a $1.5 million commitment; (ii) director Victor Coleman made a $75,000 commitment; (iii) Brendan Wallace, FWAA’s Chairman and Executive Officer, made a $2.8 million commitment; (iv) Andriy Mykhaylovskyy, FWAA’s director and Chief Financial Officer, made a $1.4 million commitment; (v) an affiliate of EE Capital (an entity in which director Angela Huang serves as Managing Director) made a $2.0 million commitment; and (vi) other Fifth Wall partners and employees committed the remaining funds. A portion of the proceeds FWAA received from the sale of the Private Placement Shares were placed in the Trust Account. The Private Placement Shares had an aggregate market value of

$12,779,500 based upon the closing price of $12.20 per public share of Class A common stock on the Nasdaq on August 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The Private Placement Shares will become worthless if FWAA does not consummate a business combination within the Completion Window because the Sponsor is not entitled to participate in any redemption or distribution from FWAA’s trust account with respect to such shares.
•
Fifth Wall Ventures II LP, a Fifth Wall Fund with approximately $503 million in committed capital (“Fifth Wall Fund II”), invested $10.0 million in the SmartRent Series C Preferred Stock financing round on March 11, 2020 at a $340.0 million valuation, resulting in Fifth Wall Fund II’s current ownership of approximately 3% of SmartRent’s outstanding equity on a fully diluted basis. At a value of $10.00 per share for the post-closing combined company, the proposed business combination transaction would result in an approximate 5x step-up in valuation for SmartRent (post to pre basis) before taking into account full dilution from FWAA’s initial business combination and the PIPE Transaction. Therefore, following the transaction and assuming a $10.00 per share market value for the Post-Combination Company, Fifth Wall Fund II’s stake in SmartRent would have a value of approximately $50.0 million. The general partner of Fifth Wall Fund II has made a commitment to Fifth Wall Fund II and participates in a portion of such investment by Fifth Wall Fund II. Furthermore, assuming Fifth Wall Fund II’s performance has satisfied all the criteria under its waterfall such that its general partner would be entitled to take carried interest on subsequent distributions, Fifth Wall Fund II’s general partner would earn approximately $8.0 million of carried interest before taking into account fees, expenses or the performance of its other investments (i.e., 20% carried interest on the $40.0 million gain) in respect of a disposition of Fifth Wall Fund II’s stake in SmartRent at such value. Mr. Wallace and Mr. Mykhaylovskyy are beneficial owners of the general partner of Fifth Wall Fund II, and as such would be entitled to receive a share of profits of the general partner, including its investment in, and carried interest from, Fifth Wall Fund II.

•
The FWAA shares to be received by Fifth Wall Fund II in exchange for its existing investment in SmartRent will only be subject to a six-month post-closing lock up, unlike the Founder Shares owned by the Sponsor, which are subject to more extensive contractual lock-ups. Fifth Wall Fund II may sell or otherwise transfer such shares at any time after expiration of the six-month post-closing lock up period.

For a detailed discussion of the special interests that the Sponsor and FWAA’s directors and executive officers have in the Business Combination, please see the section entitled “The Business Combination — Interests of FWAA’s Sponsor, Directors and Officers in the Business Combination” beginning on page 207.
SmartRent’s Executive Officers and Directors Have Financial Interests in the Business Combination (page 210)
Certain of SmartRent’s executive officers and directors may have interests in the Business Combination that may be different from, or in addition to, the interests of SmartRent stockholders, generally. The SmartRent board of directors was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination. For a detailed discussion of the special interests that SmartRent’s executive officers and directors may have in the Business Combination, please see the section entitled “The Business Combination — Interests of SmartRent’s Directors and Executive Officers in the Business Combination” beginning on page 210.
Regulatory Approvals Required for the Business Combination (page 212)
Completion of the Business Combination is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Each of FWAA and SmartRent have agreed to use their respective reasonable best efforts to take all actions to consummate and make effective the transactions contemplated by the Merger Agreement in the most expeditious manner practicable and to obtain in the most expeditious manner practicable all actions, waivers, consents, approvals, orders and authorizations necessary to be obtained from any third party or any governmental entity in order to complete the transactions contemplated by the Merger Agreement. SmartRent and FWAA filed Notification and Report Forms with the Antitrust Division of the United States Department of Justice (the ‘‘Antitrust

Division’’) and the United States Federal Trade Commission (the “FTC”) on May 19, 2021, and the 30-day waiting period expired at 11:59 p.m., New York City time, on June 18, 2021. The regulatory approvals to which completion of the Business Combination are subject are described in more detail in the section of this proxy statement/prospectus entitled “Regulatory Approvals Required for the Business Combination” beginning on page 212.
Appraisal Rights (page 285)
Holders of FWAA common stock are not entitled to appraisal rights in connection with the Business Combination under the DGCL.
Conditions to the Business Combination (page 228)
Conditions to Each Party’s Obligations.   The respective obligations of each of FWAA, SmartRent and Merger Sub to complete the Business Combination are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
•
all applicable waiting periods under the HSR Act in respect of the transactions contemplated by the Merger Agreement will have expired or been terminated;

•
no writ, order, judgment, injunction, settlement, decision, determination, award, ruling, subpoena, verdict or decree will be in effect by any governmental authority prohibiting the consummation of the transactions contemplated by the Merger Agreement;

•
the approval of SmartRent stockholders of the Business Combination and the preferred stock conversion will have been obtained;

•
the approval by FWAA stockholders of the Business Combination Proposal, the Charter Proposal, and the Nasdaq Proposal will have been obtained;

•
the approval for listing on the NYSE or Nasdaq of FWAA Class A common stock as of the date of the Closing, subject only to the requirement to have a sufficient number of round lot holders pursuant to the NYSE or Nasdaq listing rules, as applicable;

•
the registration statement of which this proxy statement/prospectus forms a part will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and remain pending; and

•
FWAA will have at least $5,000,001 of net tangible assets as of the date of the Closing (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

Conditions to Obligations of FWAA.   The obligation of FWAA to complete the Business Combination is also subject to the satisfaction or waiver by FWAA of the following conditions:
•
the representation and warranty of SmartRent related to SmartRent’s capital structure must be true and correct as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct as of such particular date or period of time) in all but de minimis respects;

•
each of the representations and warranties of SmartRent related to organization and qualification, subsidiaries, power and authorization, authorization of governmental authorities, non-contravention, and brokers must be true and correct in all material respects as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct in all material respects as of such particular date or period of time);

•
all other representations and warranties of SmartRent must be true and correct as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct as of such particular date or period of time), excluding any qualifications as to materiality or Material Adverse Effect (as defined in the Merger Agreement) therein, except where any failures of any such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SmartRent;
•
each of the covenants of SmartRent to be performed or complied with as of or prior to the Closing must have been performed or complied with in all material respects;

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the receipt by FWAA of a certificate signed by an executive officer of SmartRent certifying as to the satisfaction of certain closing conditions;

•
the receipt by FWAA of a certificate of good standing of SmartRent from its jurisdiction of incorporation or formation; and

•
no Material Adverse Effect with respect to SmartRent shall have occurred.

Conditions to Obligations of SmartRent.   The obligation of SmartRent to complete the Business Combination is also subject to the satisfaction or waiver by SmartRent of the following conditions:
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the representation and warranty of FWAA and Merger Sub related to FWAA’s capital structure must be true and correct as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct as of such particular date or period of time) in all but de minimis respects;

•
each of the representations and warranties of FWAA and Merger Sub related to organization and qualification, subsidiaries, power and authorization, authorization of governmental authorities, non-contravention, and brokers must be true and correct in all material respects as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct in all material respects as of such particular date or period of time);

•
all other representations and warranties of FWAA and Merger Sub must be true and correct as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct as of such particular date or period of time), excluding any qualifications as to materiality or Material Adverse Effect therein, except where any failures of any such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FWAA;

•
each of the covenants of FWAA and Merger Sub to be performed or complied with as of or prior to the Closing must have been performed or complied with in all material respects;

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the receipt by SmartRent of a certificate signed by an executive officer of FWAA on behalf of FWAA and Merger Sub certifying as to the satisfaction of certain closing conditions;

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there shall not have been a Material Adverse Effect with respect to FWAA;

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FWAA must have funds contained in the Trust Account (net of the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of FWAA Class A common stock, but without taking into account any transaction expenses), together with the cash proceeds anticipated from the Subscription Agreements, equal to or in excess of $250.0 million (the “Minimum Cash Condition”); and

•
the receipt by SmartRent of certificates of good standing of FWAA and Merger Sub from their jurisdiction of incorporation or formation.

No Solicitation (page 222)
SmartRent.   From the date of the Merger Agreement until the earlier of the Closing or the termination of the Merger Agreement, SmartRent will not (and will not cause or permit any subsidiary or its or their affiliates or representatives to) solicit, initiate, facilitate, participate in, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any person relating to or that could reasonably be expected to lead to, or enter into or consummate any transaction relating to, (i) any merger, sale of SmartRent’s or its subsidiaries’ equity interests or a material portion of SmartRent’s or its subsidiaries’ assets, or a similar change in control transaction with respect to SmartRent or any of its subsidiaries or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction, in each case that would restrict, prohibit or inhibit SmartRent’s ability to consummate the Business Combination.
FWAA.   From the date of the Merger Agreement until the earlier of the Closing, or the termination of the Merger Agreement, FWAA and Merger Sub will not (and, subject to the last sentence of this paragraph, will not cause or permit their respective affiliates or representatives to) solicit, initiate, facilitate, participate in, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any person relating to or that could reasonably be expected to lead to, or enter into or consummate any transaction relating to (i) any merger, sale of the equity interests of FWAA or Merger Sub or a material portion of FWAA’s assets, or a similar change in control transaction with respect to FWAA or Merger Sub or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction, in each case that would restrict, prohibit or inhibit FWAA’s ability to consummate the Business Combination. However, if FWAA receives from a third party a bona fide acquisition proposal involving FWAA, then FWAA may engage in discussions with such person if the failure to do so would constitute a breach of the fiduciary duties of the FWAA Board under applicable law. The foregoing does not restrict FWAA’s affiliates (including affiliates of the Sponsor) in any way with respect to the pursuit of any transaction by such affiliates not related to SmartRent.
Termination (page 229)
The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of the Merger Agreement by SmartRent’s stockholders or approval of the proposals required to effect the Business Combination by FWAA’s stockholders.
Mutual Termination Rights
The Merger Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to Closing:
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by mutual written consent of SmartRent and FWAA;

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by written notice from either SmartRent or FWAA to the other if the merger is not consummated by 5:00 p.m. Eastern Time on the eight month anniversary of the Merger Agreement execution, (the “Outside Date”); provided that if the Business Combination Proposal, the Charter Proposal, and the Nasdaq Proposal are approved prior to the Outside Date, then the Outside Date shall be automatically extended by an additional 30 days; and provided further that such right to terminate will not be available to any party that is in material breach of its obligations under the Merger Agreement such that the closing conditions to the consummation of the Business Combination related to the accuracy of such party’s representations and warranties and covenant performance would not be satisfied;

•
by written notice from either SmartRent or FWAA to the other if the Special Meeting has concluded (including any adjournment or postponement thereof) and any of the Business Combination Proposal, the Charter Proposal or the Nasdaq Proposal is not approved or adopted by the requisite vote of FWAA stockholders; or

•
by written notice from either SmartRent or FWAA to the other if the consummation of the Business Combination is permanently restrained, enjoined or otherwise prohibited by the issuance of a final, non-appealable governmental order or similar action taken by a governmental authority with competent jurisdiction; provided, that such right to terminate will not be available to a party whose action or failure to perform or comply with its obligations constitutes a breach of the Merger Agreement and causes such governmental order or similar action.

SmartRent Termination Rights
The Merger Agreement may be terminated at any time prior to the Closing, by written notice to FWAA from SmartRent if there is any breach of any representation, warranty, covenant or agreement on the part of FWAA set forth in the Merger Agreement, such that the conditions described in the first four bullet points under the heading “— Conditions to the Business Combination — Conditions to Obligations of SmartRent” would not be satisfied at the Closing, except that, if any such breach is curable by FWAA prior to the Closing, then SmartRent may not terminate the Merger Agreement for a period of 30 days after its delivery of written notice of such breach; provided, that such right to terminate will not be available if SmartRent is in breach in any material respect of its obligations under the Merger Agreement.
FWAA Termination Rights
The Merger Agreement may be terminated at any time prior to the Closing, by written notice to SmartRent from FWAA (i) if SmartRent has not received the requisite SmartRent stockholder approval of the Business Combination within 15 days following the effective date of the registration statement of which this proxy statement/prospectus forms a part, or (ii) if there is any breach of any representation, warranty, covenant or agreement on the part of SmartRent set forth in the Merger Agreement, such that the conditions described in the first four bullet points under the heading “— Conditions to the Business Combination — Conditions to Obligations of FWAA” would not be satisfied at the Closing, except that, if any such breach is curable by SmartRent prior to the Closing, then FWAA may not terminate the Merger Agreement for a period of 30 days after its delivery of written notice of such breach; provided, that such right to terminate will not be available if FWAA is in breach in any material respect of its obligations under the Merger Agreement.
Effect of Termination
In the event of the termination of the Merger Agreement pursuant to the termination provisions set forth in the above section, the Merger Agreement shall be of no further force or effect and the Business Combination shall be abandoned, with no liability to any person on the part of any party (or any of its representatives or affiliates); provided, however, and notwithstanding anything in the Merger Agreement to the contrary, (a) no such termination will relieve any party of any liability or damages to any other party resulting from (i) any willful and intentional breach of any covenant or agreement set forth in the Merger Agreement occurring prior to such termination or (ii) such party’s actual fraud in connection with such party’s representations and warranties set forth in the Merger Agreement and (b) certain provisions, including those relating to confidentiality, payment of expenses, and the Trust Account, will continue in effect notwithstanding the termination of the Merger Agreement.
None of the parties to the Merger Agreement is required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Merger Agreement. See “The Merger Agreement — Termination” beginning on page 229.
Other Agreements (page 232)
Lock-up Agreement
In connection with the execution of the Merger Agreement, certain security holders of SmartRent (“SmartRent Holders”) entered into lock-up agreements (each, a “Lock-up Agreement”) with SmartRent and FWAA. Pursuant to the Lock-up Agreements, SmartRent Holders agreed, among other things, that their shares of FWAA Class A common stock received as merger consideration may not be transferred until the earlier to occur of (i) six months following Closing and (ii) the date after the Closing on which FWAA completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of FWAA stockholders having the right to exchange their equity holdings in FWAA for cash, securities or other property. The form of Lock-up Agreement is attached to this proxy statement/prospectus as Annex J. See “Other Agreements — Lock-up Agreement.”
Sponsor Agreement
In connection with the execution of the Merger Agreement, FWAA entered into a Sponsor Agreement (the “Sponsor Agreement”) with SmartRent, the Sponsor and FWAA’s independent directors, whereby the Sponsor and such holders of Founder Shares have agreed to waive certain of their anti-dilution and conversion rights with respect to their Founder Shares. The Sponsor also agreed to subject its Founder Shares to certain transfer restrictions as follows: (a) 40% of its Founder Shares will be subject to a one year lock-up, and will be released from such lock-up if the closing price of FWAA common stock equals or exceeds $12.00 for any 20 trading days in a 30-consecutive trading day period commencing 150 days post-Closing, (b) 30% of its Founder Shares will be subject to a two year lock-up, and will be released from such lock-up if the closing price of FWAA common stock equals or exceeds $15.00 for any 20 trading days in a 30-consecutive trading day period commencing after the first anniversary of the Closing and (c) 30% of its Founder Shares will be subject to a three year lock-up, and will be released from such lock-up if the closing price of FWAA common stock equals or exceeds $17.50 for any 20 trading days in a 30-consecutive trading day period commencing after the first anniversary of the Closing. If earlier, each of the foregoing lock-up periods would terminate on the date after the Closing on which FWAA completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of FWAA’s stockholders having the right to exchange their equity holdings in FWAA for cash, securities or other property. The form of Sponsor Agreement is attached to this proxy statement/prospectus as Annex D. See “Other Agreements — Sponsor Agreement.”
Support Agreement
In connection with the execution of the Merger Agreement, FWAA and certain stockholders of SmartRent (collectively, the “Supporting SmartRent Stockholders” and each, a “Supporting SmartRent Stockholder”) entered into a Support Agreement (the “Support Agreement”), the form of which is attached to this proxy statement/prospectus as Annex E. Under the Support Agreement, each Supporting SmartRent Stockholder agreed to, among other things, (i) vote at any meeting of the stockholders of SmartRent or by written consent all of its SmartRent common stock and/or SmartRent preferred stock, as applicable, held of record or thereafter acquired in favor of the Business Combination and the transactions contemplated by the Merger Agreement; and (ii) be bound by certain transfer restrictions with respect to SmartRent securities, in each case, on the terms and subject to the conditions set forth in the Support Agreement. The shares of SmartRent capital stock that are owned by the Supporting SmartRent Stockholders and subject to the Support Agreement represent approximately 57.1% of the outstanding shares of SmartRent common stock and approximately 78.3% of the outstanding shares of SmartRent preferred stock. See “Other Agreements — Support Agreement.”
Subscription Agreements
In connection with the execution of the Merger Agreement, FWAA entered into Subscription Agreements with the Subscribers in the form attached to this proxy statement/prospectus as Annex F, pursuant to which the Subscribers have agreed to subscribe for and purchase, and FWAA has agreed to issue and sell to the Subscribers, an aggregate of 15,500,000 shares of FWAA Class A common stock, for a purchase price of $10.00 per share and at an aggregate purchase price of $155.0 million concurrent with the Closing, on the terms and subject to the conditions set forth therein. The issuance of shares of Class A common stock under the Subscription Agreements is contingent upon, among other customary closing conditions, the satisfaction or waiver of all conditions precedent to the Closing set forth in the Merger Agreement and the substantially concurrent consummation of the Business Combination. See “Other Agreements — Subscription Agreements.”
If the 15,500,000 shares of FWAA Class A common stock to be issued to the Subscribers simultaneously with the consummation of the Business Combination were currently outstanding, such shares would have an aggregate market value of $189,100,000 based upon the closing price of $12.20 per share of Class A common stock on the Nasdaq on August 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, FWAA, Sponsor and certain stockholders of SmartRent will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, FWAA will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of FWAA Class A common stock that are held by the parties thereto from time to time. See “Other Agreements — Registration Rights Agreement.”

Amended and Restated Bylaws
Pursuant to the terms of the Merger Agreement, in connection with the consummation of the Business Combination, FWAA will amend and restate its bylaws. For more information, see “Comparison of Stockholders’ Rights.”
Proposed Charter Amendment
Pursuant to the terms of the Merger Agreement, in connection with the consummation of the Business Combination, FWAA will amend the Existing Charter to (a) increase the number of authorized shares of FWAA’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (i) 100,000,000 shares of the Class A common stock and 10,000,000 shares of the Class B common stock, and (ii) 1,000,000 shares of preferred stock, to 550,000,000 shares, consisting of (i) 500,000,000 shares of Class A common stock and (ii) 50,000,000 shares of preferred stock, (b) eliminate certain provisions in the Existing Charter relating to the Class B common stock, the initial business combination and other matters relating to FWAA’s status as a blank-check company that will no longer be applicable to us following the Closing, and (c) approve and adopt any other changes contained in the Proposed Charter, a copy of which is attached as Annex B to this proxy statement/prospectus. In addition, we will amend the Existing Charter to change the name of the corporation to “SmartRent, Inc.”
For more information, see the section entitled “Proposal Number 2 — The Charter Proposal.”
FWAA Nasdaq Listing (page 222)
The FWAA Class A common stock is currently listed on the Nasdaq under the symbol “FWAA.” Following the Closing, the Class A common stock of the Post-Combination Company (including the Class A common stock issuable in the Business Combination) is expected to be listed on the NYSE under the symbol “SMRT.” In connection with the Closing, we intend to apply to list the Class A common stock on the NYSE.
Comparison of Stockholders’ Rights (page 243)
Following the Business Combination, the rights of FWAA and SmartRent stockholders who become stockholders of the Post-Combination Company in the Business Combination will be governed by the Proposed Charter and the Post-Combination Company’s bylaws (the “Post-Combination Company’s bylaws”). See “Comparison of Stockholders’ Rights” beginning on page 243.
Summary Risk Factors
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 28. Such risks include, but are not limited to:
Risks Relating to SmartRent’s Business and Industry:
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SmartRent is an early-stage company with a history of losses. SmartRent has not been profitable historically and may not achieve or maintain profitability in the future.

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If the smart home technology industry does not grow as SmartRent expects, or if SmartRent cannot expand its products and solutions to meet the demands of this market, SmartRent’s revenue may decline, fail to grow or fail to grow at an accelerated rate, and SmartRent may incur operating losses.

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SmartRent’s limited operating history, recent growth and the quickly changing markets in which it operates make evaluating SmartRent’s current business and future prospects difficult, which may increase the risk of investing in Post-Combination Company common stock.

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SmartRent collects, stores, processes, and uses personal information of its customers and their residents, which subjects it to legal obligations and laws and regulations related to security and privacy, and any actual or perceived failure to meet those obligations could harm its business.

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If SmartRent’s security controls are breached, or if unauthorized or inadvertent access to customer or residential information or other data or to control or view systems is otherwise obtained, SmartRent’s products and solutions may be perceived as insecure, its business may be harmed, and SmartRent may incur significant liabilities.

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The markets in which SmartRent participates could become more competitive as many companies, including large technology companies and managed service providers, may target the markets in which it does business. If SmartRent is unable to compete effectively with these potential competitors and sustain pricing levels for its products and solutions, SmartRent’s sales and profitability could be adversely affected.

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The loss of one or more key members of SmartRent’s management team or personnel, or its failure to attract, integrate and retain additional personnel in the future, could harm SmartRent’s business and negatively affect its ability to successfully grow its business.

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SmartRent has limited control over its suppliers, manufacturers, and partners, which may subject it to significant risks, including the potential inability to produce or obtain quality products and services on a timely basis or in sufficient quantity. If these third-party suppliers, manufacturers, and partners experience any delay, disruption or quality control problems in their operations, including due to COVID-19, SmartRent could lose market share and its results of operations may suffer.

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Interruptions to, or other problems with, SmartRent’s website and interactive user interface, information technology systems, manufacturing processes or other operations could damage its reputation and brand and substantially harm SmartRent’s business and results of operations.

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SmartRent may expand through acquisitions of, or investments in, other companies, each of which may divert its management’s attention, result in additional dilution to its stockholders, increase expenses, disrupt its operations and harm SmartRent’s results of operations.

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Some of SmartRent’s products and solutions contain open source software, which may pose particular risks to its proprietary software, technologies, products, and solutions in a manner that could harm SmartRent’s business.

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SmartRent’s smart home technology is subject to varying state and local regulations, which may be updated from time to time.

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From time to time, SmartRent may be subject to legal proceedings, regulatory disputes, and governmental inquiries that could cause it to incur significant expenses, divert its management’s attention, and materially harm SmartRent’s business, financial condition, and operating results.

Risks Related to FWAA and the Business Combination
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SmartRent’s stockholders and FWAA’s stockholders will each have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

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The NYSE may not list the Post-Combination Company’s common stock on its exchange, which could limit investors’ ability to make transactions in the Post-Combination Company’s common stock and subject the Post-Combination Company to additional trading restrictions.

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The market price of shares of the Post-Combination Company’s Class A common stock after the Business Combination may be affected by factors different from those currently affecting the prices of shares of FWAA Class A common stock.

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If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of our common stock may decline.

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The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

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FWAA directors and officers may have interests in the Business Combination different from the interests of FWAA stockholders.

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SmartRent directors and officers may have interests in the Business Combination different from the interests of SmartRent stockholders.

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The Sponsor may have interests in the Business Combination different from the interests of FWAA stockholders.

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The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

Risks Related to Ownership of Our Class A Common Stock Following the Business Combination
•
FWAA’s issuance of additional shares of Class A common stock or convertible securities could make it difficult for another company to acquire FWAA, may dilute your ownership of FWAA and could adversely affect FWAA’s stock price.

•
Future sales, or the perception of future sales, of FWAA common stock by FWAA or its existing stockholders in the public market following the closing of the Business Combination could cause the market price for FWAA common stock to decline.

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SmartRent’s management has limited experience in operating a public company.

Risks Related to Redemption:
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If third parties bring claims against FWAA, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

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FWAA’s independent directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

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The ability of FWAA stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Minimum Cash Condition may not be satisfied and that the Business Combination would be unsuccessful, thus requiring FWAA public stockholders to wait for liquidation in order to redeem their stock.

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Unlike some other blank check companies, FWAA does not have a specified maximum redemption threshold, except that in no event will we redeem our Public Shares in an amount that would cause FWAA’s net tangible assets to be less than $5,000,001. Subject to the Minimum Cash Condition, the absence of such a redemption threshold will make it easier for FWAA to consummate the Business Combination even if a substantial number of FWAA stockholders redeem their shares.

Tax Considerations (page 235)
For a discussion of the material U.S. federal income tax considerations for holders of Public Shares with respect to the exercise of their redemption rights, see “Material U.S. Federal Income Tax Considerations — Material Tax Considerations with respect to a Redemption of Public Shares” beginning on page 236.
Information about FWAA (page 109)
FWAA is a blank check company formed under the laws of the State of Delaware on November 23, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The FWAA Class A common stock is currently listed on the Nasdaq under the symbol “FWAA.” The mailing address of FWAA’s principal executive office is 6060 Center Drive 10th Floor, Los Angeles, California 90045 and the telephone number of FWAA’s principal executive office is (310) 853-8878.
Information about SmartRent (page 135)
SmartRent is an enterprise software company that provides a fully integrated, brand-agnostic smart home operating system to residential property owners and operators, as well as homebuilders, institutional home buyers, (“iBuyers”) developers, and residents. SmartRent’s smart home operating system is designed to enable owners and operators to streamline property management and operations, lower operating costs, increase revenues, protect their assets through improved visibility and control, and provide a differentiated, elevated living experience for residents. SmartRent incurred net losses of $37.1 million and $30.3 million for the years ended December 31, 2020 and 2019, respectively. SmartRent is a privately held Delaware corporation. The mailing address of SmartRent’s principal executive office is 18835 N. Thompson Peak Parkway, Suite 300, Scottsdale, Arizona 85255 and the telephone number of SmartRent’s principal executive office is (844) 479-1555.

SUMMARY HISTORICAL FINANCIAL DATA FOR FWAA
FWAA’s balance sheet data as of March 31, 2021 is derived from FWAA’s unaudited financial statements, included elsewhere in this proxy statement/prospectus. FWAA’s balance sheet data as of December 31, 2020 is derived from FWAA’s audited financial statements, included elsewhere in this proxy statement/prospectus. You should read the following summary financial information in conjunction with the sections titled “Selected Historical Financial Information of FWAA” and “FWAA Management’s Discussion and Analysis of Financial Condition and Results of Operations” and FWAA’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus.
FWAA has not had any significant operations to date, so only balance sheet data is presented. FWAA’s only activities from inception through December 31, 2020 were organizational activities and those necessary to complete the FWAA IPO.
	As of March 31, 2021	As of December 31, 2020
	(Unaudited)
Balance Sheet Data:
Working capital	$2,456,216	$(135,509)
Total assets	$348,172,900	$153,990
Total liabilities	$12,778,804	$135,509
Stockholder’s equity	$5,000,006	$18,481

SUMMARY HISTORICAL FINANCIAL DATA FOR SMARTRENT
The following tables set forth SmartRent’s selected consolidated financial and other data. The following selected consolidated financial data and other data presented below for the three months ended March 31, 2021 and March 31, 2020 and for the years ended December 31, 2020 and December 31, 2019, have been derived from SmartRent’s unaudited and audited consolidated financial statements included elsewhere in this proxy statement/prospectus.
The data should be read together with “SmartRent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in conjunction with the consolidated financial statements, related notes, and other financial information included elsewhere in this proxy statement/prospectus. SmartRent’s historical results are not necessarily indicative of the results to be expected in the future.
	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
	(Unaudited)
Statement of Operations Data (in thousands)
Revenue
Hardware	$12,398	$11,293	$31,978	$24,017
Professional services	3,601	3,631	12,304	9,095
Hosted services	3,161	1,630	8,252	3,120
Total revenue	19,160	16,554	52,534	36,232
Cost of revenue
Hardware	12,143	10,153	35,225	20,462
Professional services	5,460	4,531	16,176	14,438
Hosted services	1,971	1,158	5,430	2,380
Total cost of revenue	19,574	15,842	56,831	37,280
Operating expense
Research and development	3,093	1,870	9,406	7,731
Sales and marketing	1,754	1,537	5,429	3,261
General and administrative	3,957	4,013	16,584	17,794
Total operating expense	8,804	7,420	31,419	28,786
Loss from operations	(9,218)	(6,708)	(35,716)	(29,834)
Other expense
Interest expense	(82)	(231)	(559)	(158)
Other income (expense), net	79	(259)	(685)	(269)
Loss before income taxes	(9,221)	(7,198)	(36,960)	(30,261)
Provision for income taxes	46	78	149	—
Net loss	$(9,267)	$(7,276)	$(37,109)	$(30,261)
Less: Deemed dividend to preferred stockholder on exchange for common shares	—	—	—	(3,208)
Net loss attributable to SmartRent.com common stockholders, basic and diluted	(9,267)	(7,276)	(37,109)	(33,469)
Basic and diluted net loss per share	$(4.84)	$(6.00)	$(23.94)	$(36.34)
Balance Sheet Data (in thousands)
Cash	$64,904		$38,618	$21,424
Working capital	77,532		54,826	18,892
Total assets	139,845		103,849	47,455
Total liabilities	80,601		70,667	45,678
Convertible preferred stock	146,225		111,432	46,206
Total stockholders’ deficit	(86,981)		(78,250)	(44,429)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Transactions (as defined in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” included in this proxy statement/prospectus). Under both the no redemptions and the maximum redemptions scenario, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, FWAA will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of SmartRent issuing stock for the net assets of FWAA, accompanied by a recapitalization. The net assets of FWAA will be stated at historical cost, with no goodwill or other intangible assets recorded.
The summary pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information (the “pro forma financial statements”) of FWAA appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the pro forma financial statements. The pro forma financial statements are based upon, and should be read in conjunction with, the historical consolidated financial statements and related notes of FWAA and SmartRent for the applicable periods included in this proxy statement/prospectus.
The unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021 combines the historical balance sheet of FWAA as of March 31, 2021 with the historical balance sheet of SmartRent as of March 31, 2021 on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on March 31, 2021. The unaudited Pro Forma Condensed Combined Statements of Operation for the three months ended March 31, 2021 and for the year ended December 31, 2020 combine the historical statements of operations of FWAA and SmartRent for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented:
•
the merger of Merger Sub, the wholly owned subsidiary of FWAA, with and into SmartRent, with SmartRent as the surviving company;

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the conversion of all outstanding shares of SmartRent preferred stock into SmartRent common stock that will roll over into the Post-Combination Company;

•
the rollover of FWAA’s outstanding 34,500,000 Public Shares (9,498,712 Public Shares assuming maximum redemptions), 1,047,500 Private Placement Shares and 8,625,000 Founder Shares into Post-Combination Company common stock;

•
the rollover of SmartRent’s options, warrants, and RSUs into options, warrants, and RSUs in the Post-Combination Company; and

•
the issuance of the Post-Combination Company’s shares of common stock as follows: 157,678,300 shares of FWAA Class A common stock to stockholders of SmartRent (on a fully diluted basis) and 15,500,000 to the Subscribers.

The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what SmartRent’s and FWAA’s financial position or results of operations actually would have been had the Transactions been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the Post-Combination Company.
The unaudited pro forma combined financial information has been prepared after giving effect to the Business Combination and the PIPE Investment, assuming two alternative levels of redemption into cash of FWAA’s Class A common stock:
•
Assuming No Redemptions:   This presentation assumes that no FWAA public stockholders exercise redemption rights with respect to their Public Shares.

•
Assuming Maximum Redemptions:   This presentation assumes that FWAA stockholders holding 25.0 million Public Shares will exercise their redemption rights for $250.0 million of funds in FWAA’s

Trust Account (the maximum level of redemption of the Public Shares at which the Minimum Cash Condition under the Merger Agreement will be satisfied).
Furthermore, FWAA will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination.
	SmartRent	FWAA	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Statement of Operations Data – Three Months Ended March 31, 2021
(in thousands)
Revenue	$19,160	$—	$19,160	$19,160
Cost of revenue	19,574	—	19,574	19,574
Operating expenses	8,804	265	9,069	9,069
Operating loss	(9,218)	(265)	(9,483)	(9,483)
Net loss	(9,267)	(252)	(9,532)	(9,532)
Statement of Operations Data – Year Ended December 31, 2020
(in thousands)
Revenue	$52,534	$—	$52,534	$52,534
Cost of revenue	56,831	—	56,831	56,831
Operating expenses	31,419	7	38,295	38,295
Operating loss	(35,716)	(7)	(42,592)	(42,592)
Net loss	(37,109)	(7)	(43,985)	(43,985)
Balance Sheet Data – As of March 31, 2021
(in thousands)
Total current assets	$121,960	$3,160	$575,133	$325,120
Total assets	139,845	348,173	593,018	343,005
Total current liabilities	44,428	704	45,132	45,132
Total liabilities	80,601	12,779	81,305	81,305
Convertible preferred stock	146,225	—	—	—
Common stock subject to redemption	—	330,394	—	—
Total stockholders’ (deficit) equity	(86,981)	5,000	511,713	261,700

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE DATA OF FWAA AND SMARTRENT
The following table sets forth selected historical comparative unit and share information for FWAA and SmartRent, respectively, and unaudited pro forma condensed combined per share information of FWAA after giving effect to the Business Combination, assuming two redemption scenarios as follows:
•
Assuming No Redemptions: This presentation assumes that no FWAA public stockholders exercise redemption rights with respect to their Public Shares.

•
Assuming Maximum Redemptions: This presentation assumes that FWAA public stockholders holding 25.0 million Public Shares will exercise their redemption rights for $250.0 million of funds in FWAA’s Trust Account (the maximum level of redemption of the Public Shares at which the Minimum Cash Condition under the Merger Agreement will be satisfied).

The pro forma book value, weighted average shares outstanding, and net earnings per share information reflects the Business Combination, assuming the Post-Combination Company shares were outstanding since January 1, 2020.
This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the audited financial statements of FWAA and SmartRent and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited FWAA and SmartRent pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of FWAA and SmartRent would have been had the companies been combined during the period presented.

	Historical		Pro Forma Combined		SmartRent Equivalent Pro Forma Combined
	SmartRent	FWAA	(Assuming No Redemptions)	(Assuming Maximum Redemptions)	(Assuming No Redemptions)	(Assuming Maximum Redemptions)
Three Months Ended March 31, 2021
Basic and Diluted net (loss) income per share, Class A and Class B non- redeemable (1)		$(0.02)	$(0.05)	$(0.06)	$(0.24)	$(0.29)
Basic and Diluted net (loss) income per share, Class A redeemable (1)		$(0.01)
Basic and Diluted net (loss) income per share, SmartRent (1)	$(4.84)
Book value per share — basic and diluted (2)	$(45.44)	$0.11	$2.65	$1.56	$12.94	$7.60
Weighted average Class A and Class B non-redeemable common shares outstanding, basic and diluted		11,133,091	193,147,202(3)	168,145,914(3)	133,474,702(3)	133,474,702(3)
Weighted average Class A redeemable common shares outstanding, basic and diluted		33,039,409
Weighted average shares outstanding of SmartRent common stock per share, basic and diluted	1,914,000
Year Ended December 31, 2020
Basic and Diluted net (loss) income per share, Class A and Class B non- redeemable (1)		$0.00	$(0.23)	$(0.26)	$(1.12)	$(1.27)
Basic and Diluted net (loss) income per share, Class A redeemable (1)		$0.00
Basic and Diluted net (loss) income per share, SmartRent (1)	$(23.94)
Book value per share — basic and diluted (2)	$(50.48)	$0.11	$2.53	$1.42	$12.37	$6.95
Weighted average Class A and Class B non-redeemable common shares outstanding, basic and diluted(4)		11,105,659	193,147,202(3)	168,147,202(3)	133,474,702(3)	133,474,702(3)
Weighted average Class A redeemable common shares outstanding, basic and diluted(4)		33,066,841
Weighted average shares outstanding of SmartRent common stock per share, basic and diluted	1,550,000

(1)
Net loss per share is based on: weighted average number of shares of FWAA Class A and Class B non-redeemable common stock outstanding for the three months ended March 31, 2021 and the year ended December 31, 2020; weighted average number of shares of FWAA Class A redeemable common stock outstanding for the three months ended March 31, 2021 and the year ended December 31, 2020; weighted average number of shares of SmartRent common stock outstanding for the three months ended March 31, 2021 and the year ended December 31, 2020; and the pro forma information. The SmartRent equivalent figures are calculated by multiplying the pro forma combined figures by the Exchange Ratio.

(2)
Book value per share is equal to total equity (excluding shares of preferred stock) divided by weighted average shares outstanding — basic and diluted. The SmartRent equivalent figures are calculated by multiplying the pro forma combined figures by the Exchange Ratio.

(3)
As a result of the pro forma net loss, the net loss per share amounts exclude the anti-dilutive impact from the following securities:

•
The 11,017,872 rollover options outstanding, of which 6,985,611 are vested and 4,032,261 are unvested.

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The 5,698,427 rollover warrants outstanding, of which 160,589 are vested and 5,537,838 are unvested.

•
The 7,487,299 rollover RSUs outstanding, of which all are unvested.

(4)
The calculation of weighted average shares outstanding assumes the FWAA IPO and sale of Private Placement Shares occurred on January 1, 2020 and that such shares have been outstanding for the entire period presented.

MARKET PRICE AND DIVIDEND INFORMATION
FWAA
The FWAA Class A common stock is currently listed on the Nasdaq under the symbol “FWAA.”
The closing price of the FWAA Class A common stock on April 21, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $10.23 per share. As of July 27, 2021, the FWAA Record Date, the closing price of the FWAA Class A common stock was $12.50 per share.
Holders of the FWAA Class A common stock should obtain current market quotations for their securities. The market price of the FWAA Class A common stock could vary at any time before the Business Combination.
Holders
As of July 27, 2021, there are expected to be two holders of record of the FWAA Class A common stock and five holders of record of the FWAA Class B common stock. The number of Class A common stock holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Public Shares are held of record by a broker, bank, or other nominee.
Dividend Policy
FWAA has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Post-Combination Company’s revenues and earnings, if any, capital requirements and the general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Board at such time. The Post-Combination Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.
SmartRent
Historical market price for SmartRent’s capital stock is not provided because there is no public market for SmartRent’s capital stock. See “SmartRent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of FWAA and SmartRent. These statements are based on the beliefs and assumptions of the management of FWAA and SmartRent. Although FWAA and SmartRent believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither FWAA nor SmartRent can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “project,” “scheduled,” “seek,” “should,” “will,” or similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about the ability of FWAA and SmartRent prior to the Business Combination, and the Post-Combination Company following the Business Combination, to:
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execute its business strategy, including expansions in existing and into new lines of business;

•
anticipate the uncertainties inherent in the development of new business lines and business strategies;

•
meet the closing conditions to the Business Combination and the Subscription Agreements, including approval by stockholders of FWAA and SmartRent on the expected terms and schedule;

•
realize the benefits expected from the proposed Business Combination;

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continue to develop new products and innovations to meet constantly evolving customer demands;

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accelerate adoption of our products and services;

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acquire or make investments in other businesses, patents, technologies, products or services to grow the business;

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increase brand awareness;

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develop, design, and sell services that are differentiated from those of competitors;

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anticipate the impact of the COVID-19 pandemic and its effect on business and financial conditions;

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manage risks associated with operational changes in response to the COVID-19 pandemic;

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attract, train, and retain effective officers, key employees or directors;

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enhance future operating and financial results;

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comply with laws and regulations applicable to its business;

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stay abreast of modified or new laws and regulations applicable to its business, including copyright and privacy regulation;

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anticipate the impact of, and response to, new accounting standards;

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respond to fluctuations in foreign currency exchange rates and political unrest and regulatory changes in international markets from various events;

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anticipate the significance and timing of contractual obligations;

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maintain key strategic relationships with partners and distributors;

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respond to uncertainties associated with product and service development and market acceptance;

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successfully defend litigation;

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upgrade and maintain information technology systems;

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access, collect, and use personal data about consumers;

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acquire and protect intellectual property;

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anticipate rapid technological changes;

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meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

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maintain the listing on, or the delisting of FWAA’s or the Post-Combination Company’s securities from, Nasdaq or an inability to have our securities listed on the Nasdaq or another national securities exchange following the Business Combination;

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effectively respond to general economic and business conditions;

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obtain additional capital, including use of the debt market; and

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successfully deploy the proceeds from the Business Combination.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus, could affect the future results of FWAA and SmartRent prior to the Business Combination, and the Post-Combination Company following the Business Combination, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/prospectus:
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any delay in closing of the Business Combination or the Subscription Agreements;

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risks related to disruption of management’s time from ongoing business operations due to the proposed transactions;

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litigation, complaints, product liability claims and/or adverse publicity;

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privacy and data protection laws, privacy or data breaches, or the loss of data;

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the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends, and employee availability;

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the impact of the COVID-19 pandemic on the financial condition and results of operations of FWAA and SmartRent; and

•
any defects in new products or enhancements to existing products.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition, or results of operations of FWAA and SmartRent prior to the Business Combination, and the Post-Combination Company following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can FWAA or SmartRent assess the impact of all such risk factors on the business of FWAA and SmartRent prior to the Business Combination, and the Post-Combination Company following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to FWAA or SmartRent or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. FWAA and SmartRent prior to the Business Combination, and the Post-Combination Company following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
In addition, statements of belief and similar statements reflect the beliefs and opinions of FWAA or SmartRent, as applicable, on the relevant subject. These statements are based upon information available to FWAA or SmartRent, as applicable, as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that FWAA or SmartRent, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

RISK FACTORS
In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus.
Risks Related to SmartRent’s Business and Industry
In this section “we,”“us,” and “our” refer to SmartRent prior to the Business Combination and to the Post-Combination Company following the Business Combination.
We are an early-stage company with a history of losses. We have not been profitable historically and may not achieve or maintain profitability in the future.
We experienced net losses in each year since inception, including a net loss of $30.3 million for 2019 and $37.1 million for 2020. We believe we will continue to incur operating losses and negative cash flow in the near-term as we continue to invest significantly in our business. We expect to continue to devote significant resources into our future growth, including making meaningful investments in our customer acquisition teams, building out our technological capabilities, expanding internationally, and exploring strategic acquisition opportunities. In addition, as a public company, we will incur significant accounting, legal, and other expenses.
We expect to continue to incur losses and will have to generate and sustain increased revenues to achieve future profitability. Achieving profitability will require us to increase revenues, manage our cost structure, and avoid significant liabilities. Revenue growth may slow, revenues may decline, or we may incur significant losses in the future for a number of possible reasons, including general macroeconomic conditions, increasing competition (including competitive pricing pressures), a decrease in the growth of the markets in which we compete, our failure to capitalize on growth opportunities. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays, and quality problems, and other unknown factors that may result in losses in future periods. If these losses exceed our expectations or our revenue growth expectations are not met in future periods, our financial performance will be harmed and our stock price could decline.
Our operating results and financial condition may fluctuate from period to period.
Our operating results and financial condition fluctuate from quarter-to-quarter and year-to-year and are likely to continue to vary due to a number of factors, many of which will not be within our control. Both our business and the smart building technology industry are evolving rapidly, and our historical operating results may not be useful in predicting our future operating results. If our operating results do not meet the guidance that we provide to the market or the expectations of securities analysts or investors, our stock price will likely decline. Fluctuations in our operating results and financial condition may arise due to a number of factors, including:
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the proportion of our revenue attributable to software-as-a-service (“SaaS”), versus hardware and other sales;

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fluctuations in demand for our platform and solutions;

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changes in pricing by us in response to competitive pricing actions;

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the ability of our hardware vendors to continue to manufacture high-quality products and to supply sufficient products to meet our demands;

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the timing and success of introductions of new solutions, products or upgrades by us or our competitors;

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changes in our business and pricing policies or those of our competitors;

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the ability to accurately forecast revenue;

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our ability to control costs, including our operating expenses and the costs of the hardware we purchase;

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competition, including entry into the industry by new competitors and new offerings by existing competitors;

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our ability to successfully manage any future acquisitions and integrations of businesses;

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issues related to introductions of new or improved products, such as shortages of prior generation products or short-term decreased demand for next generation products;

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the amount and timing of expenditures, including those related to expanding our operations, increasing research and development, introducing new solutions or paying litigation expenses;

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the ability to effectively manage growth within existing and new markets domestically and internationally;

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changes in the payment terms for our platform and solutions;

•
the strength of regional, national and global economies; and

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the impact of other events or factors, including those resulting from natural disasters, pandemics, war, acts of terrorism or responses to these events.

Due to the foregoing factors, and the other risks discussed in this proxy statement/prospectus, you should not rely on quarter-over-quarter and year-over-year comparisons of our operating results as an indicator of our future performance.
If the smart home technology industry does not grow as we expect, or if we cannot expand our products and solutions to meet the demands of this market, our revenue may decline, fail to grow or fail to grow at an accelerated rate, and we may incur operating losses.
The market for smart home solutions is in an early stage of development, and it is uncertain how rapidly or how consistently this market will develop and the degree to which our products and solutions will be accepted into the single-family and multifamily rental markets in which we operate. Some residents, owners, or operators may be reluctant or unwilling to use our solutions for a number of reasons, including satisfaction with traditional solutions, concerns about additional costs, concerns about data privacy, and lack of awareness of the benefits of our solutions. Our ability to expand the sales of our products and solutions into new markets depends on several factors, including the reputation and recognition of our products and solutions, the timely completion, introduction and market acceptance of our products and solutions, the ability to attract, retain and effectively train sales and marketing personnel, the effectiveness of our marketing programs, the costs of our products and solutions and the success of our competitors. If we are unsuccessful in developing and marketing our products and solutions into new markets, or if customers do not perceive or value the benefits of our products and solutions, the market for our products and solutions might not continue to develop or might develop more slowly than we expect, either of which would harm our revenue and growth prospects.
Our limited operating history, recent growth and the quickly changing markets in which we operate make evaluating our current business and future prospects difficult, which may increase the risk of investing in our stock.
We have experienced rapid growth since our formation in 2016. We have encountered and expect to continue to encounter risks and uncertainties frequently experienced by growing companies in rapidly changing markets. If our assumptions regarding these uncertainties are incorrect or change in reaction to changes in our markets, or if we do not manage or address these risks successfully, our results of operations could differ materially from our expectations, and our business could suffer.
Our growth has placed and may continue to place significant demands on our management, and our operational and financial infrastructure. As our operations grow in size, scope, and complexity, we will need to increase our sales and marketing efforts and add additional sales and marketing personnel and senior management in various regions worldwide and improve and upgrade our systems and infrastructure to attract, service, and retain an increasing number of customers. For example, we plan to explore opportunities for international expansion and extend our offerings to current customers by introducing new software, services, and products. The expansion of our systems and infrastructure will require us to commit substantial financial, operational, and technical resources in advance of an increase in the volume of business, with no assurance that the volume of business will increase. Any such capital investments will increase our cost base.
We collect, store, process, and use personal information of our customers and their residents, which subjects us to legal obligations and laws and regulations related to security and privacy, and any actual or perceived failure to meet those obligations could harm our business.
We collect, process, store, and use a wide variety of data from current and prospective customers and their residents, including personal information, such as home addresses and geolocation. Federal, state, and international laws and regulations governing privacy, data protection, and e-commerce transactions require us to safeguard our customers’ personal information. The scope of such laws and regulations is rapidly changing. We are also subject to the terms of our privacy policies and contractual obligations to third parties related to privacy, data protection and information security. We strive to comply with applicable laws, regulations, policies and other legal obligations relating to privacy, data protection, and information security. However, the regulatory framework for privacy, data protection, and information security is, and is likely to remain, uncertain for the foreseeable future, and it is possible that these or other actual or alleged obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices.
We also expect that there will continue to be new laws, regulations and industry standards concerning privacy, data protection, and information security proposed and enacted in various jurisdictions. Various states throughout the United States are increasingly adopting or revising privacy, information security, and data protection laws and regulations that could have a significant impact on our current and planned privacy, data protection, and information security-related practices, our collection, use, sharing, retention, and safeguarding of customer, consumer, resident, employee, or any other third-party information we receive, and some of our current or planned business activities. For example, California enacted the California Consumer Privacy Act of 2018 (“CCPA”), that affords consumers who are California residents expanded privacy protections and control over the collection, use and sharing of their personal information. The CCPA went into effect on January 1, 2020 and gives California residents expanded rights to access and require deletion of their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA also provides for a private right of action for data breaches that may increase data breach litigation. Relatedly, the California Privacy Rights Act (the “CPRA”) was recently adopted by California voters. The CPRA significantly amends the CCPA and imposes additional data protection obligations on covered companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data. It also creates a new California data protection agency specifically tasked to enforce the law, which would likely result in increased regulatory scrutiny of California businesses in the areas of data protection and security. The substantive requirements for businesses subject to the CPRA will go into effect on January 1, 2023 and become enforceable on July 1, 2023.
Additionally, the interpretations of existing federal and state consumer protection laws relating to online collection, use, dissemination, and security of personal information adopted by the FTC, state attorneys general, private plaintiffs, and courts have evolved, and may continue to evolve, over time. Consumer protection laws require us to publish statements that describe how we handle personal information and choices individuals may have about the way we handle their personal information. If such information that we publish is considered untrue, we may be subject to government claims of unfair or deceptive trade practices, which could lead to significant liabilities and consequences. Furthermore, according to the FTC, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce, thus violating Section 5(a) of the Federal Trade Commission Act of 1914 (the “FTC Act”). The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities.
With data privacy and security laws and regulations imposing new and relatively burdensome obligations, and with substantial uncertainty over the interpretation and application of these and other laws and regulations, we may face challenges in addressing their requirements and making necessary changes to our policies and practices, and may incur significant costs and expenses in an effort to do so. Any failure or perceived failure by us to comply with our privacy policies, our data privacy or security related obligations to our customers or any of our other legal obligations relating to data privacy or security may result in governmental investigations or enforcement actions, litigation, claims or public statements against us by consumer advocacy groups or others, and could result in significant liability, loss of relationships with key third parties, or cause our customers to lose trust in us, which could have an adverse effect on our reputation and business.
Furthermore, we may be required to disclose personal data pursuant to demands from individuals, privacy advocates, regulators, government agencies, and law enforcement agencies in various jurisdictions with conflicting privacy and security laws. This disclosure or refusal to disclose personal data may result in a breach of privacy and data protection policies, notices, laws, rules, court orders, and regulations and could result in proceedings or actions against us in the same or other jurisdictions, damage to our reputation and brand, and inability to provide our products and services to customers in certain jurisdictions. Additionally, changes in the laws and regulations that govern our collection, use, and disclosure of customer data could impose additional requirements with respect to the retention and security of customer data, could limit our marketing activities, and have an adverse effect on our business, financial condition, and operating results.
If our security controls are breached, or if unauthorized or inadvertent access to customer or residential information or other data or to control or view systems is otherwise obtained, our products and solutions may be perceived as insecure, our business may be harmed, and we may incur significant liabilities.
Use of our solutions involves the storage, transmission and processing of personal, payment, credit and other confidential and private information of our customers and their residents, and may in certain cases permit access to our customers’ vacant and rented property or help secure them. We also maintain and process confidential and proprietary information in our business, including our employees’ and contractors’ personal information and confidential business information. We rely on proprietary and commercially available systems, software, tools and monitoring to protect against unauthorized use or access of the information we process and maintain. Our solutions and the networks and information systems we utilize in our business are at risk for breaches as a result of third-party action, employee or partner error, malfeasance, or other factors. In addition, due to the COVID-19 pandemic, we have enabled substantially all of our employees to work remotely which may make us more vulnerable to cyber-attacks and may create operational or other challenges, any of which could harm our systems or our business. Although we have taken precautionary measures to prepare for these threats and challenges, there is no guarantee that our precautions will fully protect our systems.
Although we have established security procedures to protect customers and their resident information, our or our partners’ security and testing measures may not prevent security breaches. Further, advances in computer capabilities, new discoveries in the field of cryptography, inadequate facility security, or other developments may result in a compromise or breach of the technology we use to protect customer data. Any compromise of our security or breach of our customers’ or their residents’ privacy could harm our reputation or financial condition and, therefore, our business. Criminals and other nefarious actors are using increasingly sophisticated methods, including cyber-attacks, phishing, social engineering and other illicit acts to capture, access, or alter various types of information, to engage in illegal activities such as fraud and identity theft, and to expose and exploit potential security and privacy vulnerabilities in corporate systems and websites. Unauthorized intrusion into the portions of our systems and networks and data storage devices that process and store customer and resident confidential and private information, the loss of such information or the deployment of malware or other harmful code to our services or our networks or systems may result in negative consequences, including the actual or alleged malfunction of our products, software or services. In addition, third parties, including our third-party affiliates, could also be sources of security risks to us in the event of a failure of their own security systems and infrastructure. The threats we and our third-party affiliates face continue to evolve and are difficult to predict due to advances in computer capabilities, new discoveries in the field of cryptography and new and sophisticated methods used by criminals. There can be no assurances that our defensive measures will prevent cyber-attacks or that we will discover network or system intrusions or other breaches on a timely basis or at all. We cannot be certain that we will not suffer a compromise or breach of the technology protecting the systems or networks that house or access our software, services and products or on which we or our partners process or store personal information or other sensitive information or data, or that any such incident will not be believed or reported to have occurred. Any such actual or perceived compromises or breaches to systems, or unauthorized access to our customers’ data, products, software or services, or acquisition or loss of data, whether suffered by us, our partners or other third parties, whether as a result of employee error or malfeasance or otherwise, could harm our business. They could, for example, cause interruptions in operations, loss of data, loss of confidence in our products and solutions and damage to our reputation, and could limit the adoption of our products and solutions. They could also subject us to costs, regulatory investigations and orders, litigation, contract damages, indemnity demands, and other liabilities and materially and adversely affect our customer base, sales, revenues, and profits. Any of these could, in turn, have a material adverse impact on our business, financial condition, cash flows, or results of operations. If such an event results in unauthorized access to or loss of any data subject to data privacy and security laws and regulations, then we could be subject to substantial fines by U.S. federal and state authorities, foreign data privacy authorities around the world and private claims by companies or individuals. A cyber-attack may cause additional costs, such as investigative and remediation costs, and the costs of providing individuals and/or data owners with notice of the breach, legal fees, and the costs of any additional fraud detection activities required by law, a court, or a third party. Depending on the nature of the information compromised, in the event of a data breach or other unauthorized access to our customer data, we may also have obligations to notify customers about the incident and we may need to provide some form of remedy to such customers or their residents, such as a subscription to a credit monitoring service for the individuals affected by the incident. A growing number of legislative and regulatory bodies have adopted consumer notification requirements in the event of unauthorized access to or acquisition of certain types of personal data. Such breach notification laws continue to evolve and may be inconsistent from one jurisdiction to another. Complying with these obligations could cause us to incur substantial costs and could increase negative publicity surrounding any incident that compromises customer data. Additionally, some of our customer contracts require us to indemnify customers from damages they may incur as a result of a breach of our systems. There can be no assurance that the limitation of liability provisions in our contracts for a security breach would be enforceable or would otherwise protect us from any such liabilities or damages with respect to any particular claim. Further, if a high profile security breach occurs with respect to another provider of smart home solutions, our customers and potential customers or their residents may lose trust in the security of our products and solutions or in the smart home technology industry generally, which could adversely impact our ability to retain existing customers or attract new ones. Even in the absence of any security breach, customer concerns about security, privacy or data protection may deter them from using our products and solutions.
Our insurance policies covering errors and omissions and certain security and privacy damages and claim expenses may not be sufficient to compensate for all potential liability. Although we maintain cyber liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all.
Product liability, warranty, personal injury, property damage and recall claims may materially affect our financial condition and damage our reputation.
Our business exposes us to claims for product liability and warranty claims in the event our products actually or allegedly fail to perform as expected or the use of our products results, or is alleged to result, in property damage, personal injury or death. Although we maintain product and general liability insurance of the types and in the amounts that we believe are customary for the industry, we are not fully insured against all such potential claims. Because our products are installed in homes, there is an elevated risk of property damage, personal injury, or death in the event of a product malfunction, such as a smart lock failing or our SmartHub overheating or catching fire. Any judgment or settlement for property damage, personal injury, or wrongful death could prove expensive to contest.
We may experience legal claims in excess of our insurance coverage or claims that are not covered by insurance, either of which could adversely affect our business, financial condition and results of operations. Adverse determination of material product liability and warranty claims made against us could have a material adverse effect on our financial condition and harm our reputation. In addition, if any of our products or components in our products are, or are alleged to be, defective, we may be required to participate in a recall of that product or component if the defect or alleged defect relates to safety. Any such recall and other claims could be costly to us and require substantial management attention.
We may be unable to attract new customers and maintain customer satisfaction, which could have an adverse effect on our business and growth.
We have experienced significant customer growth over the past several years. Our continued business and revenue growth are dependent on our ability to continuously attract and retain customers, and we cannot be sure that we will be successful in these efforts, or that customer retention levels will not materially decline. There are a number of factors that could lead to a decline in customer levels or that could prevent us from increasing our customer levels, including:
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our failure to introduce new features, software, products, or solutions that customers find engaging or our introduction of new products or solutions, or changes to existing products and solutions that are not favorably received;

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harm to our brand and reputation;

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pricing and perceived value of our offerings;

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our inability to deliver quality products and solutions in a timely manner;

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our customers engaging with competitive software, services, products, and solutions;

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technical or other problems preventing customers or their residents from using our products and solutions in a rapid and reliable manner or otherwise affecting the customer experience;

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deterioration of the apartment or real estate industry, including declining levels of multifamily and single-family rental buildings and reduced spending in the apartment industry;

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unsatisfactory experiences with the delivery, installation, or products or solutions; and

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deteriorating general economic conditions or a change in consumer spending preferences or buying trends.

Additionally, further expansion into international markets such as Canada and the United Kingdom will create new challenges in attracting and retaining customers that we may not successfully address. As a result of these factors, we cannot be sure that our customer levels will be adequate to maintain or permit the expansion of our operations. A decline in customer levels could have an adverse effect on our business, financial condition, and operating results.
Potential customer turnover in the future, or costs we incur to retain and upsell our customers, could materially and adversely affect our financial performance.
Our customers have no obligation to renew their contracts for our software services after the expiration of the initial term, which on average is five to six years. In the event that these customers do renew their contracts, they may choose to renew for fewer units, shorter contract lengths, or for less expensive subscriptions. We cannot predict the renewal rates for customers that have entered into software contracts with us.
Customer turnover, as well as reductions in the number of units for which a customer subscribes, each could have a significant impact on our results of operations, as does the cost we incur in our efforts to retain our customers and encourage them to upgrade their services and increase the number of their units that use our software, services, and products. Our turnover rate could increase in the future if customers are not satisfied with our products and solutions, the value proposition of our solutions or our ability to otherwise meet their needs and expectations. Turnover and reductions in the number of units may also increase due to factors beyond our control, including the failure or unwillingness of customers to pay for our products and solutions due to financial constraints and the impact of a slowing economy. If a significant number of customers terminate, reduce, or fail to renew their contracts we may be required to incur significantly higher marketing expenditures than we currently anticipate in order to increase the number of new customers or to upsell existing customers, and such additional marketing expenditures could harm our business and results of operations.

Our future success also depends in part on our ability to sell additional functionalities to our current customers and to sell into our customers’ future projects. This may require increasingly sophisticated and more costly sales efforts, technologies, tools and a longer sales cycle. Any increase in the costs necessary to upgrade, expand and retain existing customers could materially and adversely affect our financial performance. If our efforts to convince customers to add units and, in the future, to purchase additional functionalities are not successful, our business may suffer. In addition, such increased costs could cause us to increase our rates, which could increase our turnover rate.
If we are unable to develop new products and solutions, adapt to technological change, sell our products and solutions into new markets, or further penetrate our existing markets, our revenue may not grow as expected.
Our ability to increase sales will depend, in large part, on our ability to enhance and improve our products and solutions, introduce new products, solutions, software, features, or services and in a timely manner, sell into new markets and further penetrate our existing markets. The success of any enhancement or new product or solution depends on several factors, including the timely completion, introduction and market acceptance of enhanced or new products and solutions, the ability to maintain and develop relationships with partners and vendors, the ability to attract, retain and effectively train sales and marketing personnel, the effectiveness of our marketing programs, and the ability of our products and solutions to maintain compatibility with a wide range of connected devices. Any new product or solution we develop or acquire may not be introduced in a timely or cost-effective manner, and may not achieve the broad market acceptance necessary to generate significant revenue. Any new markets into which we attempt to sell our products and solutions, including new vertical markets (e.g., commercial office) and new countries or regions, may not be receptive. Our ability to further penetrate our existing markets depends on the quality, availability and reliability of our products and solutions and our ability to design our products and solutions to meet customer demand. Similarly, if any of our potential competitors implement new technologies before we are able to implement ours, those competitors may be able to provide more effective products or solutions, possibly at lower prices. Any delay or failure in the introduction of new or enhanced products or solutions could harm our business, financial condition, cash flows and results of operations.
The markets in which we participate could become more competitive as many companies, including large technology companies and managed service providers, may target the markets in which we do business. If we are unable to compete effectively with these potential competitors and sustain pricing levels for our products and solutions, our sales and profitability could be adversely affected.
The smart home technology industry in which we participate may become more competitive and competition may intensify in the future.
Our ability to compete depends on a number of factors, including:
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our product and solution functionality, performance, ease of use, reliability, availability, and cost effectiveness relative to that of our competitors’ products and solutions;

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our success in utilizing new and proprietary technologies to offer solutions and features previously not available in the marketplace;

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our success in identifying new markets, applications and technologies;

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our ability to attract and retain partners;

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our name recognition and reputation;

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our ability to recruit software engineers and sales and marketing personnel; and

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our ability to protect our intellectual property.

Customers may prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features. In the event a customer decides to evaluate a smart home solution, the customer may be more inclined to select one of our competitors if such competitor’s product offerings are broader or at a better price point than those that we offer.
We face, and may in the future face, competition from large technology providers and managed service providers that may have greater capital and resources than we do. Competitors that are larger in scale and have greater resources may benefit from greater economies of scale and other lower costs that permit them to offer more favorable terms to consumers (including lower service costs) than we offer, causing such consumers to choose to enter into contracts with such competitors. For instance, cable and telecommunications companies are expanding into the smart home and security industries and are bundling their existing offerings with automation and monitored security services. In some instances, it appears that certain components of such bundled offerings are significantly underpriced and, in effect, subsidized by the rates charged for the other product or services offered by these companies. These bundled pricing alternatives may influence customers’ desire to use our services at rates and fees we consider appropriate. These competitors may also benefit from greater name recognition and superior advertising, marketing, promotional and other resources. To the extent that such competitors utilize any competitive advantages in markets where our business is more highly concentrated, the negative impact on our business may increase over time. In addition to potentially reducing the number of new customers we are able to originate, increased competition could also result in increased customer acquisition costs and higher attrition rates that would negatively impact us over time. The benefit offered to larger competitors from economies of scale and other lower costs may be magnified by an economic downturn in which customers put a greater emphasis on lower cost products or services. In addition, we face competition from regional competitors that concentrate their capital and other resources in targeting local markets.
Cable and telecommunications companies actively targeting the smart home market and large technology companies expanding into the smart home market could result in pricing pressure, a shift in customer preferences towards the services of these companies and a reduction in our market share. Continued pricing pressure from these competitors or failure to achieve pricing based on the competitive advantages previously identified above could prevent us from maintaining competitive price points for our products and services, resulting in lost subscribers or in our inability to attract new subscribers and have an adverse effect on our business, financial condition, results of operations, and cash flows.
If we are unable to sustain pricing levels for our products and solutions whether due to competitive pressure or otherwise, our gross margins could be significantly reduced. Further, our decisions around the development of new products or solutions are grounded in assumptions about eventual pricing levels. If there is price compression in the market after these decisions are made, it could have a negative effect on our business.
If we fail to continue to develop our brand or our reputation is harmed, our business may suffer.
We believe that continuing to strengthen our current brand will be critical to achieving widespread acceptance of our products and solutions and will require continued focus on active marketing efforts. The demand for and cost of online and traditional advertising have been increasing and may continue to increase. Accordingly, we may need to increase our investment in, and devote greater resources to, advertising, marketing, and other efforts to create and maintain brand loyalty among SmartRent customers. Brand promotion activities may not yield increased revenues, and even if they do, any increased revenues may not offset the expenses incurred in building our brand. In addition, if we do not handle customer or resident complaints effectively, our brand and reputation may suffer, we may lose our customers’ confidence, and they may choose to terminate, reduce or not to renew their contracts. Many of our customers and their residents also participate in social media and online blogs about smart home technology solutions, including our products, and our success depends in part on our ability to minimize negative and generate positive feedback through such online channels where existing and potential customers seek and share information. If we fail to promote and maintain our brand, our business could be materially and adversely affected.
The loss of one or more key members of our management team or personnel, or our failure to attract, integrate and retain additional personnel in the future, could harm our business and negatively affect our ability to successfully grow our business.
We are highly dependent upon the continued service and performance of the key members of our management team and other personnel. The loss of any of these individuals, each of whom is “at will” and may terminate his or her employment relationship with us at any time, could disrupt our operations, harm our reputation and brand, and significantly delay or prevent the achievement of our business objectives. We believe that our future success will also depend in part on our continued ability to identify, hire, train, and motivate qualified personnel. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing operational, managerial and other requirements, or we may be required to pay increased compensation in order to do so. Our failure to attract, hire, integrate, and retain qualified personnel could impair our ability to achieve our business objectives.
Our products and solutions may be affected from time to time by design and manufacturing defects that could subject us to personal injury, property damage, product liability, warranty, and other claims, which could adversely affect our business and result in harm to our reputation.
We offer complex solutions involving advanced software and web-based interactive user interfaces and hardware products and services that can be affected by design and manufacturing defects. Sophisticated software, applications, and web-based interactive user interfaces, such as those offered by us, have issues that can unexpectedly interfere with the intended operation of hardware or software products. Defects may also exist in components and products that we source from third parties. Any such defects could cause our products and solutions to create a risk of property damage and personal injury, and subject us to the hazards and uncertainties of product liability claims and related litigation. In addition, from time to time, we may experience outages, service slowdowns, or errors that affect our software, applications, and web-based interactive user interfaces. As a result, our solutions may not perform as anticipated and may not meet customer expectations. There can be no assurance that we will be able to detect and fix all issues and defects in the hardware, software, and services we offer as part of our products and solutions. Failure to do so could result in widespread technical and performance issues affecting our products and solutions and could lead to claims against us. We maintain general liability insurance; however, design and manufacturing defects, and claims related thereto, may subject us to judgments or settlements that result in damages materially in excess of the limits of our insurance coverage. In addition, we may be exposed to recalls, product replacements or modifications, write-offs of inventory, property, plant and equipment, or intangible assets, and significant warranty and other expenses such as litigation costs and regulatory fines. If we cannot successfully defend any large claim, maintain our general liability insurance on acceptable terms, or maintain adequate coverage against potential claims, our financial results could be adversely impacted. Further, given that our customers deploy our products and solutions to provide a safe and secure living space to their residents, quality problems could subject us to substantial liability, adversely affect the experience for users of our products and solutions and result in harm to our reputation, loss of competitive advantage, poor market acceptance, reduced demand for our products and solutions, delay in new product and solution introductions, and lost revenue.
We depend on a limited number of third-party suppliers and manufacturers and partners for our products. A loss of any of our suppliers, manufacturers, and partners could negatively affect our business.
We rely on a limited number of suppliers to manufacture and transport our products, including in some cases only a single supplier for some of our products and components. Our reliance on a limited number of manufacturers for our products increases our risks, since we do not currently have alternative or replacement manufacturers beyond these key parties. In the event of interruption from any of our manufacturers, we may not be able to increase capacity from other sources or develop alternate or secondary sources without incurring material additional costs and substantial delays. Furthermore, many of these manufacturers’ primary facilities are located in Europe or Asia. Thus, our business could be adversely affected if one or more of our suppliers is impacted by a natural disaster or other interruption at a particular location.
In particular, we rely on Silicon Laboratories Inc., the exclusive manufacturer of Z-wave chips, which facilitate the Z-wave communication protocol used for communication between our SmartHub and all other smart devices. The replacement of the Z-wave communication protocol would require the replacement or modification of all of our devices, resulting in production and deployment delays, thus negatively impacting our business. We also rely exclusively on All Winner Technology Co., Ltd. to supply the main central processing unit used in our SmartHub. A change in the central processing unit would necessitate an extensive printed circuit board redesign, also resulting in production and deployment delays.
If we experience a significant increase in demand for our products, or if we need to replace an existing supplier or partner, we may be unable to supplement or replace them on terms that are acceptable to us, which may undermine our ability to deliver our products to customers in a timely manner. For example, it may take a significant amount of time to identify a manufacturer that has the capability and resources to build our products to our specifications in sufficient volume. Identifying suitable suppliers, manufacturers, and partners is an extensive process that requires us to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any of our significant suppliers, manufactures, or logistics partners could have an adverse effect on our business, financial condition, and operating results.
We have limited control over our suppliers, manufacturers, and partners, which may subject us to significant risks, including the potential inability to produce or obtain quality products and services on a timely basis or in sufficient quantity. If these third-party suppliers, manufacturers, and partners experience any delay, disruption or quality control problems in their operations, including due to COVID-19, we could lose market share and our results of operations may suffer.
We have limited control over our suppliers, manufacturers, and partners. In addition, these suppliers, manufacturers, and partners may experience delay, disruption, or lapse in the quality of their operations, including due to COVID-19 and associated governmental restrictions. The foregoing subjects us to risks, such as the following:
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inability to satisfy demand for our products;

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reduced control over delivery timing and product reliability;

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reduced ability to monitor the manufacturing process and components used in our products;

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limited ability to develop comprehensive manufacturing specifications that take into account any materials shortages or substitutions;

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variance in the manufacturing capability of our third-party manufacturers;

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price increases;

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failure of a significant supplier, manufacturer, or partner to perform its obligations to us for technical, market, or other reasons;

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insolvency, bankruptcy or liquidation of a significant supplier, manufacturer, or partner;

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difficulties in establishing additional supplier, manufacturer, or partner relationships if we experience difficulties with our existing suppliers, manufacturers, or partners;

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shortages of materials or components;

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disagreements with suppliers, manufacturers, or logistics partners as to quality control, leading to a surplus of ineffective products;

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misappropriation of our intellectual property;

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exposure to natural catastrophes, political unrest, terrorism, labor disputes, and economic instability resulting in the disruption of trade from foreign countries in which our products are manufactured or the components thereof are sourced;

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changes in local economic conditions in the jurisdictions where our suppliers, manufacturers, and partners are located;

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the imposition of new laws and regulations, including those relating to labor conditions, quality and safety standards, imports, duties, tariffs, taxes, and other charges on imports, as well as trade restrictions and restrictions on currency exchange or the transfer of funds; and

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insufficient warranties and indemnities on components supplied to our manufacturers or performance by our partners.

The occurrence of any of these risks, especially during periods of peak demand, could cause us to experience a significant disruption in our ability to produce and deliver our products to our customers. For example, there is currently a global semiconductor supply shortage. The semiconductor supply chain is complex, with capacity constraints occurring throughout. We must compete with other industries to satisfy current and near-term requirements for semiconductors, and those allocations are not within our control even though we attempt various mitigating actions. An ongoing shortage of semiconductors or other key components can disrupt our production schedule and have an adverse effect on our business, profitability and results of operations.
Changes in trade policies or additional tariffs could make delivery of supplies more expensive and time consuming, leading to increased expenses and delays in shipments. These potential delays and cost increases could have an adverse effect on our business, financial condition, and operations results.
We make estimates relating to customer demand and errors in our estimates may have negative effects on our inventory levels, revenues, and results of operations.
We have historically entered into agreements to place firm orders for products from our suppliers to ensure that we are able to meet our customers’ demands. Our sales process requires us to estimate the expected customer demand and place firm product orders accordingly. If we overestimate customer demand, we may allocate resources to products that we may not be able to sell when we expect or at all. As a result, we may have excess inventory which could increase our net losses. Conversely, if we underestimate customer demand, we may lose revenue opportunities and market share and may damage our customer relationships.
Our ability to use net operating loss carryforwards may be subject to limitations.
As of December 31, 2020, we had approximately $10.4 million of tax-effected federal net operating loss carryforwards available to reduce future taxable income. Realization of any tax benefit from our carryforwards is dependent on our ability to generate future taxable income and the absence of certain “ownership changes.” An “ownership change,” as defined in the applicable federal income tax rules, could place significant limitations, on an annual basis, on the amount of our future taxable income that may be offset by our carryforwards. Such limitations could effectively eliminate our ability to utilize a substantial portion of our carryforwards. We have not conducted a study to determine whether an “ownership change” has occurred since December 31, 2020 or if (i) the Merger will result in an “ownership change,” (ii) we have incurred one or more “ownership changes,” or (iii) the issuance of shares of the Post-Combination Company’s common stock results in an “ownership change.” Other issuances of shares of our common stock which could cause an “ownership change” include the issuance of shares of common stock upon future conversion or exercise of outstanding options and warrants or future common stock offerings. If we have experienced or do experience an ownership change at any time since our formation, use of our net operating loss carryforwards and any other tax attribute carryforwards we may have (e.g., carryforwards of general business credits) would be subject to an annual limitation under Section 382 or 383 of the Internal Revenue Code. Such a limitation would be determined by first multiplying the value of our outstanding shares at the time of the ownership change by the applicable long-term, tax-exempt rate. The applicable long-term tax-exempt rate for ownership changes occurring during the month of July 2021 is 1.64%. In addition, the Internal Revenue Code regulations allow the annual limitation to be increased by certain adjustments, which, for us, would primarily relate to recognized built-in gains on appreciated assets during the five-year recognition period beginning on the ownership change date.
Interruptions to, or other problems with, our website and interactive user interface, information technology systems, manufacturing processes or other operations could damage our reputation and brand and substantially harm our business and results of operations.
The satisfactory performance, reliability, consistency, security and availability of our website and interactive user interface, information technology systems, manufacturing processes and other operations are critical to our reputation and brand, and to our ability to effectively provide our smart home services to customers and their residents. Any interruptions or other problems that cause our website, interactive user interface or information technology systems to malfunction or be unavailable may damage our reputation and brand, result in lost revenue, cause us to incur significant costs seeking to remedy the problem, and otherwise substantially harm our business and results of operations. A number of factors or events could cause such interruptions or problems, including among others, human and software errors, design faults, challenges associated with upgrades, changes or new facets of our business, power loss, telecommunication failures, fire, flood, extreme weather, political instability, acts of terrorism, war, break-ins and security breaches, contract disputes, labor strikes and other workforce-related issues, and other similar events. These risks are augmented by the fact that our customers and their residents use our products and solutions to operate their lights, locks, and other aspects of their living spaces. We are dependent upon our facilities in which we house all of the computer hardware necessary to operate our websites and systems as well as managerial, customer service, sales, marketing and other similar functions, and we have not identified alternatives to these facilities or established fully redundant systems in multiple locations. In addition, we are dependent in part on third parties for the implementation and maintenance of certain aspects of our communications and production systems, and therefore preventing, identifying, and rectifying problems with these aspects of our systems is to a large extent outside of our control.
Moreover, the business interruption insurance that we carry may not be sufficient to compensate us for the potentially significant losses, including the potential harm to the future growth of our business that may result from interruptions in our product lines as a result of system failures.
If we are unable to accurately forecast customer demand for our products and solutions and adequately manage our inventory, our operating results could be adversely affected.
To ensure adequate inventory supply, we must forecast inventory needs and expenses and place orders sufficiently in advance with our suppliers and contract manufacturers, based on our estimates of future demand for particular products. Failure to accurately forecast our needs may result in manufacturing delays or increased costs. Our ability to accurately forecast demand could be affected by many factors, including changes in customer demand for our products and solutions, changes in demand for the software, services, products, or solutions of our competitors, unanticipated changes in general market conditions, and the weakening of economic conditions or customer confidence in future economic conditions, such as those caused by the current COVID-19 outbreak. This risk is likely to be exacerbated by the fact that we may not carry a significant amount of inventory and may not be able to satisfy short-term demand increases. If we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of products available for sale.
Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would cause our gross margins to suffer and could impair the strength of our brand. Further, lower than forecasted demand could also result in excess manufacturing capacity or reduced manufacturing efficiencies, which could result in lower margins. Conversely, if we underestimate customer demand, we or our suppliers and manufacturers may not be able to deliver products to meet our requirements or we may be subject to higher costs in order to secure the necessary production capacity. An inability to meet customer demand and delays in the delivery of our products to our customers could result in reputational harm and damaged customer relationships and have an adverse effect on our business, financial condition, and operating results.
The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain senior management and qualified board members.
As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the securities exchange on which our common stock will be traded, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and results of operations. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. Our failure to comply with these laws, regulations and standards could materially and adversely affect our business and results of operations.
However, for as long as the Post-Combination Company remains an “emerging growth company” as defined in the JOBS Act, the Post-Combination Company will take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, exemption from the requirement to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will take advantage of these reporting exemptions until we are no longer an “emerging growth company.” Additionally, we are choosing to take advantage of the extended transition period for complying with new or revised accounting standards under the JOBS Act. As a result, our financial statements may not be comparable to those of companies that have adopted the new or revised accounting standards. If investors find the Post-Combination Company’s common stock less attractive as a result of exemptions and reduced disclosure requirements, there may be a less active trading market for the Post-Combination Company’s common stock and the price of the Post-Combination Company’s common stock may be more volatile or decrease.
We will cease to be an “emerging growth company” upon the earliest of (i) the first fiscal year following the fifth anniversary of the FWAA IPO, (ii) the first fiscal year after the Post-Combination Company’s annual gross revenues are $1.07 billion or more, (iii) the date on which the Post-Combination Company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) as of the end of any fiscal year in which the market value of the Post-Combination Company’s common stock held by non-affiliates exceeded $700.0 million as of the end of the second quarter of that fiscal year.
We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.
As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in more litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be materially and adversely affected, even if the claims do not result in litigation or are resolved in our favor. These claims, and the time and resources necessary to resolve them, could divert the resources of our management and materially and adversely affect our business and results of operations.
If we fail to maintain an effective system of internal controls, we may not be able to accurately report financial results or prevent fraud and the trading price of our stock could be negatively affected. We have identified material weaknesses in our internal control over financial reporting.
We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and, therefore, we are not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting.
Effective internal controls are necessary to provide reliable financial reports and to assist in the effective prevention of fraud. Any inability to provide reliable financial reports or prevent fraud could harm our business. Any system of internal controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. For instance, we identified material weaknesses in our internal control over financial reporting related to accounting for non-routine transactions, the lack of consistent review of journal entries prior to their posting to the general ledger, and the need to provide formal controls over our information technology. In regard to our accounting for non-routine transactions, we disclosed errors in the accounting for our acquisition of Zenith Highpoint, Inc. (“Zenith”) and its wholly owned subsidiary, Zipato, Ltd. (“Zipato”) in February 2020. In regard to the lack of consistent review over journal entries, we found instances during 2020 in which journal entries were recorded in our general ledger without having been reviewed by a knowledgeable individual other than the preparer before the entries were posted. In regard to establishing formal controls over our information technology, we observed the need to improve access controls and establish segregation of duties for those with roles and responsibilities for the general ledger. While we are implementing measures designed to remediate these material weaknesses, including enhancing our control process for identifying and reviewing non-routine transactions, consistent independent review of journal entries and providing formal controls over information technology, the material weaknesses will not be considered remediated until the applicable controls operate for a sufficient period of time and we conclude, through testing, that these controls are operating effectively.
If we fail to remediate these material weaknesses, determine that our internal controls over financial reporting are not effective, discover areas that need improvement in the future or discover additional material weaknesses, these shortcomings could have an adverse effect on our business and financial results, and the price of our common stock could be negatively affected. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Accordingly, a material weakness increases the risk that the financial information we report contains material errors.
If we cannot conclude that we have effective internal control over our financial reporting, investors could lose confidence in the reliability of our financial statements, which could lead to a decline in our stock price. Failure to comply with reporting requirements could also subject us to sanctions and/or investigations by the SEC, our stock exchange or other regulatory authorities. If we fail to remedy any deficiencies or maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties or shareholder litigation. In addition, failure to maintain adequate internal controls could result in financial statements that do not accurately reflect our operating results or financial condition.
We may expand through acquisitions of, or investments in, other companies, each of which may divert our management’s attention, result in additional dilution to our stockholders, increase expenses, disrupt our operations and harm our results of operations.
Our business strategy may, from time to time, include acquiring or investing in complementary services, technologies or businesses. We cannot assure you that we will successfully identify suitable acquisition candidates, integrate or manage disparate technologies, lines of business, personnel and corporate cultures, realize our business strategy or the expected return on our investment, or manage a geographically dispersed company. Any such acquisition or investment could materially and adversely affect our results of operations. Acquisitions and other strategic investments involve significant risks and uncertainties, including:
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the potential failure to achieve the expected benefits of the combination or acquisition;

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unanticipated costs and liabilities;

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difficulties in integrating new products, solutions, software, features, services, businesses, operations and technology infrastructure in an efficient and effective manner;

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difficulties in maintaining customer relations;

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the potential loss of key employees of the acquired businesses;

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the diversion of the attention of our senior management from the operation of our daily business;

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the potential adverse effect on our cash position to the extent that we use cash for the purchase price;

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the potential significant increase of our interest expense, leverage, and debt service requirements if we incur additional debt to pay for an acquisition;

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the potential issuance of securities that would dilute our stockholders’ percentage ownership;

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the potential to incur large and immediate write-offs and restructuring and other related expenses; and

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the inability to maintain uniform standards, controls, policies and procedures.

Any acquisition or investment could expose us to unknown liabilities. Moreover, we cannot assure you that we will realize the anticipated benefits of any acquisition or investment. In addition, our inability to successfully operate and integrate newly acquired businesses appropriately, effectively, and in a timely manner could impair our ability to take advantage of future growth opportunities and other advances in technology, as well as on our revenues, gross margins and expenses.
If we are unable to achieve or maintain profitability in the future, we may require additional capital to pursue our business objectives and to respond to business opportunities, challenges, or unforeseen circumstances. If capital is not available to us, our business, results of operations, and financial condition may be adversely affected.
We intend to continue to make expenditures and investments to support the growth of our business and if we are unable to achieve or maintain profitability, we may require additional capital to pursue our business objectives and respond to business opportunities, challenges, or unforeseen circumstances, including the need to develop new products or software or enhance our existing products and software, enhance our operating infrastructure, and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. However, additional funds may not be available when we need them on terms that are acceptable to us, or at all.
Any debt financing that we secure in the future could involve restrictive covenants, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. In addition, the restrictive covenants in credit facilities we may secure in the future may restrict us from being able to conduct our operations in a manner required for our business and may restrict our growth, which could have an adverse effect on our business, financial condition, or results of operations.
We cannot assure you that we will be able to comply with any such restrictive covenants. In the event that we are unable to comply with these covenants in the future, we would seek an amendment or waiver of the covenants. We cannot assure you that any such waiver or amendment would be granted. In such an event, we may be required to repay any or all of our existing borrowings, and we cannot assure you that we will be able to borrow under our existing credit agreements, or obtain alternative funding arrangements on commercially reasonable terms, or at all.
In addition, volatility in the credit markets may have an adverse effect on our ability to obtain debt financing. Any future issuances of equity or convertible debt securities could result in significant dilution to our existing stockholders, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges, or unforeseen circumstances could be significantly limited, and our business, results of operations, financial condition, and prospects could be materially and adversely affected.
Failure to adequately protect our intellectual property, technology, and confidential information could reduce our competitiveness and harm our business and operating results.
Our intellectual property, including our trademarks, copyrights, trade secrets and other proprietary rights, constitutes a significant part of our value. Our success depends, in part, on our ability to protect our proprietary technology, brands and other intellectual property against dilution, infringement, misappropriation and competitive pressure by defending our intellectual property rights. To protect our intellectual property rights, we rely on a combination of trademark, copyright and trade secret laws of the United States and a combination of confidentiality procedures, contractual provisions and other methods, all of which offer only limited protection.
If we fail to adequately protect or assert our intellectual property rights, competitors may dilute our brands or manufacture and market similar products, solutions, software, services, or convert our customers, which could adversely affect our market share and results of operations. Our competitors may challenge, invalidate or avoid the application of our existing or future intellectual property rights that we obtain or license. The loss of protection for our intellectual property rights could reduce the market value of our brands and our products and solutions, reduce new customer originations or upgrade sales to existing customers, lower our profits, and could have a material adverse effect on our business, financial condition, cash flows, or results of operations.
Our policy is to require our employees that were hired and contractors that were engaged to develop material intellectual property included in our products to execute written agreements in which they assign to us their rights in potential inventions and other intellectual property created within the scope of their employment (or, with respect to consultants and service providers, their engagement to develop such intellectual property), but we cannot assure you that we have adequately protected our rights in every such agreement or that we have executed an agreement with every such party. Finally, in order to benefit from the protection of intellectual property rights, we must monitor and detect infringement, misappropriation or other violations of our intellectual property rights and pursue infringement, misappropriation or other claims in certain circumstances in relevant jurisdictions, all of which are costly and time-consuming. As a result, we may not be able to obtain adequate protection or to effectively enforce our intellectual property rights.
In addition to registered trademarks, we rely on trade secret rights, copyrights and other rights to protect our unpatented proprietary intellectual property and technology. Despite our efforts to protect our proprietary technologies and our intellectual property rights, unauthorized parties, including our employees, consultants, service providers, or subscribers may attempt to copy aspects of our products or obtain and use our trade secrets or other confidential information. We generally enter into confidentiality agreements with our employees and third parties that have access to our material confidential information, and generally limit access to and distribution of our proprietary information and proprietary technology through certain procedural safeguards. These agreements may not effectively prevent unauthorized use or disclosure of our intellectual property or technology, could be breached or otherwise may not provide meaningful protection for our trade secrets and know-how related to the design, manufacture or operation of our products and solutions, and may not provide an adequate remedy in the event of unauthorized use or disclosure. We cannot assure you that the steps taken by us will prevent misappropriation of our intellectual property or technology or infringement of our intellectual property rights. Competitors may independently develop technologies, products, or solutions that are substantially equivalent or superior to our products and solutions or that inappropriately incorporate our proprietary technology into their products or they may hire our former employees who may misappropriate our proprietary technology or misuse our confidential information. In addition, if we expand the geography of our service offerings, the laws of some foreign countries where we may do business in the future may not protect intellectual property rights and technology to the same extent as the laws of the United States, and these countries may not enforce these laws as diligently as government agencies and private parties in the United States.
From time to time, legal action by us may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the intellectual property rights of others, or to defend against claims of infringement, misappropriation, or invalidity. Such litigation could result in substantial costs and diversion of resources and could negatively affect our business, operating results and financial condition. If we are unable to protect our intellectual property and technology, we may find ourselves at a competitive disadvantage to others who need not incur the additional expense, time and effort required to create the innovative products that have enabled us to be successful to date.
Accusations of infringement of third-party intellectual property rights could materially and adversely affect our business.
There has been substantial litigation in the areas in which we operate regarding intellectual property rights and we may be sued for infringement from time to time in the future. Also, in some instances, we have agreed to indemnify our customers for expenses and liability resulting from claimed intellectual property infringement by our products and solutions. From time to time, we may receive requests for indemnification in connection with allegations of intellectual property infringement and we may choose, or be required, to assume the defense and/or reimburse our customers for their expenses, settlement and/or liability. We cannot assure you that we will be able to settle any future claims or, if we are able to settle any such claims, that the settlement will be on terms favorable to us. Our broad range of technology may increase the likelihood that third parties will claim that we, or our customers infringe their intellectual property rights.
We have in the past received, and may in the future receive, notices of allegations of infringement, misappropriation or misuse of other parties’ proprietary rights. Furthermore, regardless of their merits, accusations and lawsuits like these, may require significant time and expense to defend, may negatively affect customer relationships, may divert management’s attention away from other aspects of our operations and, upon resolution, may have a material adverse effect on our business, results of operations, financial condition, and cash flows.
Certain technology necessary for us to provide our products and solutions may, in fact, be patented by other parties either now or in the future. If such technology were validly patented by another person, we would have to negotiate a license for the use of that technology. We may not be able to negotiate such a license at a price that is acceptable to us or at all. The existence of such a patent, or our inability to negotiate a license for any such technology on acceptable terms, could force us to cease using the technology and cease offering subscriptions incorporating the technology, which could materially and adversely affect our business and results of operations.
If we, or any of our products or solutions, were found to be infringing on the intellectual property rights of any third party, we could be subject to liability for such infringement, which could be material. We could also be prohibited from using or selling certain subscriptions, prohibited from using certain processes, or required to redesign certain products, each of which could have a material adverse effect on our business and results of operations.
These and other outcomes may:
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result in the loss of a substantial number of existing customers or prohibit the acquisition of new customers;

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cause us to pay license fees for intellectual property we are deemed to have infringed;

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cause us to incur costs and devote valuable technical resources to redesigning our products or solutions;

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cause our cost of revenues to increase;

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cause us to accelerate expenditures to preserve existing revenues;

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materially and adversely affect our brand in the marketplace and cause a substantial loss of goodwill;

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cause us to change our business methods; and

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require us to cease certain business operations or offering certain products or features.

Some of our products and solutions contain open source software, which may pose particular risks to our proprietary software, technologies, products, and solutions in a manner that could harm our business.
We use open source software in our products and solutions and anticipate using open source software in the future. Some open source software licenses require those who distribute open source software as part of their own software product to publicly disclose all or part of the source code to such software product or to make available any derivative works of the open source code on unfavorable terms or at no cost. The terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide or distribute our products or services. Additionally, we could face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license.

These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license, or cease offering the implicated products or services unless and until we can re-engineer them to avoid infringement. This re-engineering process could require us to expend significant additional research and development resources, and we cannot guarantee that we will be successful.
Additionally, the use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. There is typically no support available for open source software, and we cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with the use of open source software, such as the lack of warranties or assurances of title or performance, cannot be eliminated, and could, if not properly addressed, negatively affect our business. We have processes to help alleviate these risks, including a review process for screening requests from our developers for the use of open source software, but we cannot be sure that all open source software is identified or submitted for approval prior to use in our products and services. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have an adverse effect on our business, financial condition, and operating results.
Our smart home technology is subject to varying state and local regulations, which may be updated from time to time.
Our smart home technology is subject to certain state and local regulations, which may be updated from time to time. For example, our products and solutions are subject to regulations relating to building and fire codes, public safety, and may eventually be subject to state and local regulation regarding access control systems. The regulations to which we are subject may change, additional regulations may be imposed, or existing regulations may be applied in a manner that creates special requirements for the implementation and operation of our products and solutions that may significantly impact or even eliminate some of our revenues or markets. In addition, we may incur material costs or liabilities in complying with any such regulations. Furthermore, some of our customers must comply with numerous laws and regulations, which may affect their willingness and ability to purchase our products and solutions. The modification of existing laws and regulations or interpretations thereof or the adoption of future laws and regulations could adversely affect our business, cause us to modify or alter our methods of operations and increase our costs and the price of our products and solutions. In addition, we cannot provide any assurance that we will be able, for financial or other reasons, to comply with all applicable laws and regulations. If we fail to comply with these laws and regulations, we could become subject to substantial penalties or restrictions that could materially and adversely affect our business.
The outbreak of the COVID-19 pandemic and future resurgences or the development of variants thereof, could have an adverse effect on our business, results of operations, and financial condition.
COVID-19 has caused significant volatility in financial markets and has caused what is likely to be an extended global recession. Public health problems resulting from COVID-19 and precautionary measures instituted by governments and businesses to mitigate its spread, including travel restrictions and quarantines, could continue to contribute to a general slowdown in the global economy, adversely impact our customers, third-party suppliers and other business partners, and disrupt our operations. Changes in our and our customers’ operations in response to COVID-19 or employee illnesses resulting from the pandemic has resulted in and may continue to result in inefficiencies or delays, including in sales, delivery, and product development efforts, and additional costs related to business continuity initiatives, that cannot be fully mitigated through succession and business continuity planning, employees working remotely or teleconferencing technologies.
COVID-19 and related governmental reactions have had and may continue to have a negative impact on our business, liquidity, results of operations, and stock price due to the occurrence of some or all of the following events or circumstances, among others:
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restricted access to customers’ properties and communities, leading to suspensions and interruptions in product installation;

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our inability to manage our business effectively due to key employees becoming ill, working from home inefficiently, and being unable to travel to our facilities;

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our and our customers’, third-party suppliers’ and other business partners’ inability to operate worksites, including construction sites, manufacturing facilities and shipping and fulfillment centers, due to employee illness or reluctance to appear at work, or “stay-at-home” regulations;

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interruptions in manufacturing (including the sourcing of key components) and shipment of our products;

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disruptions of the operations of our third-party suppliers, which could impact our ability to purchase components at efficient prices and in sufficient amounts;

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reduced demand for our products and services, including due to any prolonged economic downturn that may occur;

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our inability to raise additional capital or the dilution of our common stock if we raise capital by issuing equity securities; and

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volatility in the market price of the Post-Combination Company’s common stock.

The extent of the impact of COVID-19 on our business and financial results will depend largely on future developments, including the duration of the spread of the outbreak, effectiveness of vaccines and vaccine rollouts, the impact on capital and financial markets, and the related impact on the financial circumstances of our customers and their residents, all of which are highly uncertain and cannot be predicted. This situation is changing rapidly, and additional impacts may arise that we are not aware of currently.
Failure of our global operations to comply with import and export, bribery, and money laundering laws, regulations and controls, could have an adverse impact on our financial condition.
We conduct our business in the United States and source our products from Asia, Europe and the United States. We are subject to regulation by various federal, state, local and foreign governmental agencies, including, but not limited to, agencies and regulatory bodies or authorities responsible for monitoring and enforcing product safety and consumer protection laws, data privacy and security laws and regulations, employment and labor laws, workplace safety laws and regulations, environmental laws and regulations, antitrust laws, federal securities laws, and tax laws and regulations.
We are subject to the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. Travel Act of 1961, and possibly other anti-bribery laws, including those that comply with the Organization for Economic Cooperation and Development, Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and other international conventions. Anti-corruption laws are interpreted broadly and prohibit our company from authorizing, offering, or providing directly or indirectly improper payments or benefits to recipients in the public or private sector. Certain laws could also prohibit us from soliciting or accepting bribes or kickbacks. We can be held liable for the corrupt activities of our employees, representatives, contractors, partners, and agents, even if we did not explicitly authorize such activity. Although we have implemented policies and procedures designed to ensure compliance with anti-corruption laws, there can be no assurance that all of our employees, representatives, contractors, partners, and agents will comply with these laws and policies.
Our operations require us to import from Asia and Europe, which geographically stretches our compliance obligations. We are also subject to anti-money laundering laws such as the USA PATRIOT Act of 2001 and may be subject to similar laws in other jurisdictions. Our products are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Department of the Treasury’s (“Treasury”) Office of Foreign Assets Controls. We may also be subject to import/export laws and regulations in other jurisdictions in which we conduct business or source our products. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers.
Changes in laws that apply to us could result in increased regulatory requirements and compliance costs which could harm our business, financial condition, cash flows, and results of operations. In certain jurisdictions, regulatory requirements may be more stringent than in the United States. Noncompliance with applicable regulations or requirements could subject us to whistleblower complaints, investigations, sanctions, settlements, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties or injunctions, suspension or debarment from contracting with certain governments or other customers, the loss of export privileges, multi-jurisdictional liability, reputational harm, and other collateral consequences. If any governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition, cash flows and results of operations could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and an increase in defense costs and other professional fees.
Expanding our international operations subject us to a variety of risks and uncertainties, including exposure to foreign currency exchange rate fluctuations, which could adversely affect our business and operating results.
We are planning to expand our international operations to Canada and the United Kingdom and may further grow our international presence in the future. The future success of our business will depend, in part, on our ability to expand our operations and customer base worldwide. Operating in international markets requires significant resources and management attention and will subject us to regulatory, economic, and political risks that are different from those in the United States. Due to our lack of experience with international operations and developing and managing sales and distribution channels in international markets, our international expansion efforts may not be successful. In addition, we will face risks in doing business internationally that could materially and adversely affect our business, including:
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our ability to comply with differing and evolving technical and environmental standards, telecommunications regulations, building and fire codes, and certification requirements outside the United States;

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difficulties and costs associated with staffing and managing foreign operations;

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our ability to effectively price our products and solutions in competitive international markets;

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potentially greater difficulty collecting accounts receivable and longer payment cycles;

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the need to adapt and localize our products and subscriptions for specific countries;

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the need to offer customer care in various native languages;

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reliance on third parties over which we have limited control;

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availability of reliable network connectivity in targeted areas for expansion;

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difficulties in understanding and complying with local laws, regulations, and customs in foreign jurisdictions;

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restrictions on travel to or from countries in which we operate or inability to access certain areas;

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changes in diplomatic and trade relationships, including tariffs and other non-tariff barriers, such as quotas and local content rules;

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U.S. government trade restrictions, including those which may impose restrictions such as prohibitions, on the exportation, re-exportation, sale, shipment or other transfer of programming, technology, components, and/or services to foreign persons;

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our ability to comply with different and evolving laws, rules, and regulations, including the European Union General Data Protection Regulation and other data privacy and data protection laws, rules and regulations;

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compliance with various anti-bribery and anti-corruption laws such as the Foreign Corrupt Practices Act and U.K. Bribery Act of 2010;

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more limited protection for intellectual property rights in some countries;

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adverse tax consequences;

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fluctuations in currency exchange rates;

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exchange control regulations, which might restrict or prohibit our conversion of other currencies into U.S. Dollars;

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new and different sources of competition;

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political and economic instability created by the United Kingdom’s departure from the European Union;

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deterioration of political relations between the United States and other countries in which we may operate; or

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political or social unrest, economic instability, conflict or war in such countries, or sanctions implemented by the United States against countries in which we operate, all of which could have a material adverse effect on our operations.

Our failure to successfully manage these risks could harm our international operations and have an adverse effect on our business, financial condition, and operating results.
Fluctuations in foreign currencies in which we transact business also subject us to certain risks. While we have historically transacted in U.S. Dollars with the majority of our customers and suppliers, we have transacted in some foreign currencies, such as the Euro, the Canadian dollar, the Croatian Krona and the Chinese Renminbi and may transact in more foreign currencies in the future. Accordingly, changes in the value of foreign currencies relative to the U.S. Dollar may affect our revenue and operating results. As a result of such foreign currency exchange rate fluctuations, it could be more difficult to detect underlying trends in our business and operating results. In addition, to the extent that fluctuations in currency exchange rates cause our operating results to differ from our expectations or the expectations of our investors, the trading price of the Post-Combination Company’s common stock could be lowered.
Insurance policies may not cover all of our operating risks and a casualty loss beyond the limits of our coverage could negatively impact our business.
We are subject to all of the operating hazards and risks normally incidental to the provision of our products and solutions and business operations. In addition to contractual provisions limiting our liability to customers and third parties, we maintain insurance policies in such amounts and with such coverage and deductibles as required by law and that we believe are reasonable and prudent. Nevertheless, such insurance may not be adequate to protect us from all the liabilities and expenses that may arise from claims for personal injury, death, or property damage arising in the ordinary course of our business and current levels of insurance may not be able to be maintained or may not be available at economical prices. If a significant liability claim is brought against us that is not covered by insurance, then we may have to pay the claim with our own funds, which could have a material adverse effect on our business, financial condition, cash flows or results of operations.
Downturns in general economic and market conditions and reductions in spending may reduce demand for our products and solutions, which could harm our revenue, results of operations and cash flows.
Our revenue, results of operations and cash flows depend on the overall demand for our products and solutions. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, construction slowdowns, energy costs, international trade relations and other geopolitical issues, the availability and cost of credit, and the global housing and mortgage markets could cause a decrease in consumer discretionary spending and business investment and diminish growth expectations in the U.S. economy and abroad.
During weak economic times, the available pool of potential customers may decline as the prospects for new multifamily apartment and single-family rental construction and residential building renovation projects diminish, which may have a corresponding impact on our growth prospects. In addition, there is an increased risk during these periods that an increased percentage of property developers will file for bankruptcy protection, which may harm our revenue, profitability and results of operations. In addition, we may determine that the cost of pursuing any claim may outweigh the recovery potential of such claim.

Prolonged economic slowdowns and reductions in new residential and commercial building construction and renovation projects may result in diminished sales of our software, services and products. Further worsening, broadening or protracted extension of an economic downturn could have a negative impact on our business, revenue, results of operations and cash flows.
Changes in effective tax rates, or adverse outcomes resulting from examination of our income or other tax returns, could adversely affect our results of operations and financial condition.
Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:
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changes in the valuation of our deferred tax assets and liabilities;

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expiration of, or lapses in, the research and development tax credit laws;

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expiration or non-utilization of net operating loss carryforwards;

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tax effects of share-based compensation;

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expansion into new jurisdictions;

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potential challenges to and costs related to implementation and ongoing operation of our intercompany arrangements;

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changes in tax laws and regulations and accounting principles, or interpretations or applications thereof; and

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certain non-deductible expenses as a result of acquisitions.

Any changes in our effective tax rate could adversely affect our results of operations.
From time to time, we may be subject to legal proceedings, regulatory disputes, and governmental inquiries that could cause us to incur significant expenses, divert our management’s attention, and materially harm our business, financial condition, and operating results.
From time to time, we may be subject to claims, lawsuits, government investigations, and other proceedings involving products liability, competition and antitrust, intellectual property, privacy, consumer protection, securities, tax, labor and employment, commercial disputes, and other matters that could adversely affect our business operations and financial condition. As our business grows, we may see a rise in the number and significance of these disputes and inquiries. Litigation and regulatory proceedings, and particularly the intellectual property infringement matters that we could face, may be protracted and expensive, and the results are difficult to predict. Additionally, our litigation costs could be significant. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify our products or services, make content unavailable, or require us to stop offering certain features, all of which could negatively affect our membership and revenue growth. See the section titled “Information About SmartRent — Legal Proceedings.”
The results of litigation, investigations, claims, and regulatory proceedings cannot be predicted with certainty, and determining reserves for pending litigation and other legal and regulatory matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, financial condition, and operating results.
Our business is subject to the risk of earthquakes, fire, power outages, floods, and other catastrophic events, and to interruption by manmade problems such as terrorism.
Our business is vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins, and similar events. The third-party systems and operations and manufacturers we rely on are subject to similar risks. For example, a significant natural disaster, such as an earthquake, fire, or flood, could have an adverse effect on our business, financial condition and operating results, and our insurance coverage may be insufficient to compensate us for losses that may occur. Acts of terrorism, which may be targeted at metropolitan areas that have higher population density than rural areas, could also cause disruptions in our or our suppliers’ and manufacturers’ businesses or the economy as a whole. We may not have sufficient protection or recovery plans in some circumstances, such as natural disasters affecting locations that store significant inventory of our products or that house our servers. As we rely heavily on our computer and communications systems, and the internet to conduct our business and provide high-quality customer service, these disruptions could negatively impact our ability to run our business and either directly or indirectly disrupt suppliers’ and manufacturers’ businesses, which could have an adverse effect on our business, financial condition, and operating results.
Risks Related to FWAA and the Business Combination
In this section, unless otherwise noted or the context otherwise requires, “we”, “us”, and “our” refer to FWAA.
SmartRent’s stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.
SmartRent’s stockholders currently have the right to vote in the election of the SmartRent board of directors and on other matters requiring stockholder approval under Delaware law and SmartRent’s charter and bylaws. Upon the completion of the Business Combination, SmartRent stockholders who become stockholders of the Post-Combination Company will have a percentage ownership of the Post-Combination Company that is smaller than such stockholders’ percentage ownership of SmartRent. Based on the number of issued and outstanding shares of FWAA common stock and SmartRent capital stock, in each case as of March 31, 2021, and based on the merger consideration, stockholders of SmartRent, as a group, will receive shares in the Business Combination constituting (on a fully diluted basis) approximately 72.5% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Business Combination, assuming no FWAA public stockholder exercises redemption rights in connection with completion of the Business Combination. Because of this, current SmartRent stockholders, as a group, will have less influence on the board of directors, management and policies of the Post-Combination Company than they now have on the board of directors, management and policies of SmartRent.
FWAA stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.
Upon the issuance of the shares to SmartRent stockholders, current FWAA stockholders’ percentage ownership will be diluted. All six expected members of the Post-Combination Company’s board of directors after the completion of the Business Combination will be directors nominated by SmartRent (subject to FWAA’s consent right with respect to two such directors). The percentage of the Post-Combination Company’s common stock that will be owned by current FWAA stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of current FWAA stockholders under different redemption levels, based on the number of issued and outstanding shares of FWAA common stock and SmartRent capital stock on March 31, 2021, and based on the merger consideration, current FWAA stockholders (including the Sponsor and directors of FWAA), as a group, will own (1) if there are no redemptions of Public Shares, 20.3% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Business Combination (on a fully diluted basis) or (2) if there is the maximum level of redemption of the Public Shares at which the Minimum Cash Condition under the Merger Agreement will be satisfied, approximately 10% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Business Combination (on a fully diluted basis). Because of this, current FWAA stockholders, as a group, will have less influence on the board of directors, management and policies of the Post-Combination Company than they now have on the board of directors, management and policies of FWAA.
The market price of shares of the Post-Combination Company’s Class A common stock may be affected by factors different from those currently affecting the prices of shares of FWAA Class A common stock.
Upon completion of the Business Combination, holders of shares of SmartRent common stock and preferred stock will become holders of shares of the Post-Combination Company’s Class A common stock.

Prior to the Business Combination, FWAA has had limited operations. Upon completion of the Business Combination, the Post-Combination Company’s results of operations will depend upon the performance of SmartRent’s businesses, which are affected by factors that are different from those currently affecting the results of operations of FWAA.
If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of our common stock may decline.
The market price of our common stock may decline as a result of the Business Combination if we do not achieve the perceived benefits of the Business Combination as rapidly, or to the extent anticipated by, financial analysts or the effect of the Business Combination on our financial results is not consistent with the expectations of financial analysts. Accordingly, holders of our common stock following the consummation of the Business Combination may experience a loss as a result of a decline in the market price of such common stock. In addition, a decline in the market price of our common stock following the consummation of the Business Combination could adversely affect our ability to issue additional securities and to obtain additional financing in the future.
The NYSE may not list the Post-Combination Company’s common stock on its exchange, which could limit investors’ ability to make transactions in the Post-Combination Company's common stock and subject the Post-Combination Company to additional trading restrictions.
In connection with the Business Combination, we will apply to have the Post-Combination Company’s common stock listed on the NYSE upon consummation of the Business Combination. In order to list the Post-Combination Company’s common stock on the NYSE, we will be required to demonstrate compliance with the NYSE’s initial listing requirements. We cannot assure you that we will be able to meet all initial listing requirements. Even if the Post-Combination Company’s common stock is listed on the NYSE, the Post-Combination Company may be unable to maintain the listing of its securities in the future.
If the Post-Combination Company fails to meet the initial listing requirements and neither the NYSE nor the Nasdaq lists its common stock, FWAA and SmartRent would not be required to consummate the Business Combination. In the event that FWAA and SmartRent elected to waive this condition, and the Business Combination was consummated without the Post-Combination Company’s common stock being listed on the NYSE or on another national securities exchange, the Post-Combination Company could face significant material adverse consequences, including:
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a limited availability of market quotations for the Post-Combination Company’s securities;

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reduced liquidity for the Post-Combination Company’s securities;

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a determination that the Post-Combination Company’s common stock is a “penny stock” which will require brokers trading in the Post-Combination Company’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Post-Combination Company’s common stock;

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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If the Post-Combination Company's common stock is not listed on a national securities exchange, such stock would not qualify as covered securities and the Post-Combination Company would be subject to regulation in each state in which such securities are offered because states are not preempted from regulating the sale of securities that are not covered securities.
The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.
The Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: approval of the Merger Agreement and the preferred stock conversion by SmartRent stockholders, approval of the Business Combination Proposal, the Charter Proposal, and the Nasdaq Proposal by FWAA stockholders, as well as the absence of orders prohibiting completion of the Business Combination, effectiveness of the registration statement of which this proxy statement/prospectus is a part, the approval for listing on the NYSE or Nasdaq of FWAA Class A common stock as of the date of the Closing (subject only to the requirement to have a sufficient number of round lot holders pursuant to the NYSE or Nasdaq listing rules, as applicable), the requirement that FWAA have funds contained in the Trust Account at Closing (net of the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of FWAA Class A common stock, but without taking into account any transaction expenses), together with the cash proceeds anticipated from the Subscription Agreements, equal to or in excess of $250.0 million, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Merger Agreement), the performance by both parties of their covenants and agreements and no material adverse effect having occurred with respect to either FWAA or SmartRent. These conditions to the Closing may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. In addition, the parties can mutually decide to terminate the Merger Agreement at any time, before or after stockholder approval, or FWAA or SmartRent may elect to terminate the Merger Agreement in certain other circumstances. See “The Merger Agreement — Termination” beginning on page 229.
The parties to the Merger Agreement may amend the terms of the Merger Agreement or waive one or more of the conditions to the Business Combination, and the exercise of discretion by FWAA’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.
In the period leading up to the Closing, other events may occur that, pursuant to the Merger Agreement, would require FWAA to agree to amend the Merger Agreement, to consent to certain actions or to waive certain closing conditions or other rights that FWAA is entitled to under the Merger Agreement. Such events could arise because of changes in the course of SmartRent’s business, a request by SmartRent to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on SmartRent’s business and would entitle FWAA to terminate the Merger Agreement. In any of such circumstances, it would be in FWAA’s discretion, acting through the FWAA Board, to grant FWAA’s consent or waive FWAA’s rights. The existence of the financial and personal interests of the directors and officers described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors or officers between what he or she may believe is best for FWAA and FWAA’s stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action.
For example, it is a condition to FWAA’s obligation to close the Business Combination that SmartRent’s representations and warranties be true and correct as of the Closing subject to the applicable materiality standards as set forth in the Merger Agreement. Even, if the FWAA Board determines that any such breach is material to the business of SmartRent, the FWAA Board may elect to waive that condition and close the Business Combination. The parties will not waive the condition that FWAA’s stockholders approve the Business Combination.
As of the date of this proxy statement/prospectus, FWAA does not believe there will be any material changes or waivers that FWAA’s Board would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the FWAA stockholders, FWAA will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of FWAA stockholders with respect to the Business Combination Proposal.
Termination of the Merger Agreement could negatively impact SmartRent and FWAA.
If the Business Combination is not completed for any reason, including as a result of SmartRent stockholders declining to adopt the Merger Agreement or FWAA stockholders declining to approve the proposals required to effect the Business Combination, the ongoing businesses of SmartRent and FWAA may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, SmartRent and FWAA would be subject to a number of risks, including the following:

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SmartRent or FWAA may experience negative reactions from the financial markets, including negative impacts on its stock price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

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SmartRent may experience negative reactions from its customers, resellers, vendors and employees;

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SmartRent and FWAA will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

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since the Merger Agreement restricts the conduct of SmartRent’s and FWAA’s businesses prior to completion of the Business Combination, each of SmartRent and FWAA may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section entitled “The Merger Agreement — Covenants and Agreements” beginning on page 217 of this proxy statement/prospectus for a description of the restrictive covenants applicable to SmartRent and FWAA).

If the Merger Agreement is terminated and SmartRent’s board of directors seeks another merger or business combination, SmartRent stockholders cannot be certain that SmartRent will be able to find a party willing to offer equivalent or more attractive consideration than the consideration FWAA has agreed to provide in the Business Combination or that such other merger or business combination is completed. If the Merger Agreement is terminated and the FWAA Board seeks another merger or business combination, FWAA stockholders cannot be certain that FWAA will be able to find another acquisition target that would constitute a business combination or that such other business combination will be completed. See “The Merger Agreement — Termination” on page 229.
SmartRent will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.
Uncertainty about the effect of the Business Combination on employees and customers may have an adverse effect on SmartRent and consequently on FWAA. These uncertainties may impair SmartRent’s ability to attract, retain and motivate key personnel until the Business Combination is completed and could cause customers and others that deal with SmartRent to seek to change existing business relationships with SmartRent. Retention of certain employees may be challenging during the pendency of the Business Combination as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, our business following the Business Combination could be negatively impacted. In addition, the Merger Agreement restricts SmartRent from taking certain specified actions without the consent of FWAA until the Business Combination occurs. These restrictions may prevent SmartRent from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See “The Merger Agreement — Covenants and Agreements” beginning on page 217.
FWAA directors and officers may have interests in the Business Combination different from the interests of FWAA stockholders.
Executive officers of FWAA negotiated the terms of the Merger Agreement with their counterparts at SmartRent, and the FWAA Board determined that entering into the Merger Agreement was in the best interests of FWAA and its stockholders, declared the Merger Agreement advisable and recommended that FWAA stockholders approve the proposals required to effect the Business Combination. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that FWAA’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of FWAA stockholders. The FWAA Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination and in recommending to FWAA’s stockholders that they vote to approve the Business Combination. For a detailed discussion of the special interests that FWAA’s directors and executive officers may have in the Business Combination, please see the section entitled “The Business Combination — Interests of FWAA’s Sponsor, Directors and Officers in the Business Combination” beginning on page 207.

SmartRent directors and officers may have interests in the Business Combination different from the interests of SmartRent stockholders.
Executive officers of SmartRent negotiated the terms of the Merger Agreement with their counterparts at FWAA, and the SmartRent board of directors determined that entering into the Merger Agreement was in the best interests of SmartRent and its stockholders. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that SmartRent’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of SmartRent stockholders. The SmartRent board of directors was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination. For a detailed discussion of the special interests that SmartRent’s directors and executive officers may have in the Business Combination, please see the section entitled “The Business Combination — Interests of SmartRent’s Directors and Executive Officers in the Business Combination” beginning on page 210.
The Sponsor may have interests in the Business Combination different from the interests of FWAA stockholders.
When considering our board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal and the other Proposals described in this proxy statement, our stockholders should be aware that the Sponsor has interests in the Business Combination that may be different from, in addition to, or conflict with the interests of our stockholders in general. For a more complete description of these interests, see the section entitled “The Business Combination — Interests of FWAA’s Sponsor, Directors and Officers in the Business Combination” beginning on page 207.
The Business Combination will result in changes to the board of directors that may affect our strategy.
If the parties complete the Business Combination and the Director Election Proposal is approved, the composition of the Post-Combination Company’s board of directors will change from the current boards of directors of FWAA and SmartRent. The board of directors of the Post-Combination Company will be divided into three classes and will consist of the directors elected pursuant to the Director Election Proposal, each of which will serve an initial term ending in either 2022, 2023 or 2024, and thereafter will serve a three-year term. This new composition of the Post-Combination Company board of directors may affect our business strategy and operating decisions upon the completion of the Business Combination.
Fifth Wall and its affiliates have no obligations to invest in or support the business or operations of the Post-Combination Company.
Except for certain limited obligations of Sponsor related to the disposition of its Founder Shares in FWAA (see “Other Agreements — Sponsor Agreement”), Fifth Wall in not a party to the proposed transaction agreements between FWAA and SmartRent or related transactions.
It is possible that the Post-Combination Company may benefit from its relationship with Fifth Wall as an investor given Fifth Wall’s knowledge and expertise in the proptech industry and its relationships with its strategic limited partners in the multifamily and homebuilding industries. However, neither Fifth Wall, nor any of its partners, employees or other representatives will have at any time, any legal obligation or commitment to SmartRent or its affiliates to promote, advertise, market, or support financially or otherwise the products, services, business or operations of the Post-Combination Company. Fifth Wall’s position following consummation of the proposed Merger will be solely that of an investor in the Post-Combination Company until such time as Fifth Wall may, subject to its contractual obligations, dispose of its shares in the Post-Combination Company.
The Merger Agreement contains provisions that may discourage other companies from trying to acquire SmartRent for greater merger consideration.
The Merger Agreement contains provisions that prohibit SmartRent from seeking alternative business combinations during the pendency of the Business Combination. These provisions include a general prohibition on SmartRent from soliciting or entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. SmartRent also has an unqualified obligation to submit the proposal to adopt the Merger Agreement to a vote by its stockholders, even if SmartRent receives an alternative acquisition proposal that its board of directors believes is superior to the Business Combination, unless the Merger Agreement has been terminated in accordance with its terms. See “The Merger Agreement — Termination” beginning on page 229.
The Merger Agreement contains provisions that may discourage FWAA from seeking an alternative business combination.
The Merger Agreement contains provisions that prohibit FWAA from seeking alternative business combinations during the pendency of the Business Combination. Further, if FWAA is unable to obtain the requisite approval of its stockholders, either party may terminate the Merger Agreement. See “The Merger Agreement — Termination” beginning on page 229.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.
The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that FWAA and SmartRent currently believe are reasonable. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, among other things, to allocate the purchase price to SmartRent’s net assets. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of SmartRent as of the date of the completion of the Business Combination. In addition, following the completion of the Business Combination, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 65.
FWAA and SmartRent will incur significant transaction costs in connection with the Business Combination.
Each of FWAA and SmartRent has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Business Combination. SmartRent may also incur additional costs to retain key employees. FWAA and SmartRent will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. FWAA and SmartRent estimate that they will incur approximately $50.0 million in aggregate transaction costs, inclusive of $12.1 million of deferred underwriting commissions. Some of these costs are payable regardless of whether the Business Combination is completed. See “The Business Combination — Terms of the Business Combination” beginning on page 187.
The U.S. federal income tax treatment of the Business Combination for holders of SmartRent common stock is uncertain.
FWAA and SmartRent intend for the Business Combination to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, have agreed to use their reasonable best efforts to cause the Business Combination to so qualify, and have agreed not to take any action or fail to take any action, in either case, that would reasonably be expected to prevent the Business Combination from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Qualification of the Business Combination as a reorganization is uncertain, however, and the completion of the Business Combination is not contingent on such reorganization treatment. If the Business Combination does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and does not constitute a transaction to which Section 351 of the Code applies, then a U.S. Holder (as defined under “Material U.S. Federal Income Tax Considerations”) of SmartRent common stock would recognize taxable gain or loss upon the exchange of the SmartRent common stock for shares of FWAA Class A common stock equal to the difference between the fair market value, at the time of the exchange, of the FWAA Class A common stock and such U.S. Holder’s tax basis in the SmartRent common stock surrendered in the Business Combination. Such gain or loss generally would be capital gain or loss and generally would be long-term capital gain or loss if the SmartRent common stock were held for more than one year at the time of the Business Combination. If the Business Combination does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and does not constitute a transaction to which Section 351 of the Code applies, a Non-U.S. Holder (as defined under “Material U.S. Federal Income Tax Considerations”) of SmartRent common stock generally will not be subject to U.S. federal income tax on any gain recognized with respect to the Non-U.S. Holder’s SmartRent common stock unless the gain is “effectively connected” with a U.S. trade or business of such Non-U.S. Holder or SmartRent is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Business Combination or the period that the Non-U.S. Holder held SmartRent common stock. See “Material U.S. Federal Income Tax Considerations” beginning on page 235.
SmartRent’s stockholders will have their rights as stockholders governed by the Post-Combination Company’s organizational documents.
As a result of the completion of the Business Combination, holders of shares of SmartRent common stock and preferred stock will become holders of shares of the Post-Combination Company’s Class A common stock, which will be governed by the Post-Combination Company’s organizational documents. As a result, there will be differences between the rights currently enjoyed by SmartRent stockholders and the rights that SmartRent stockholders who become stockholders of the Post-Combination Company will have as stockholders of the Post-Combination Company. See “Comparison of Stockholders’ Rights” beginning on page 243.
FWAA’s and SmartRent’s ability to consummate the Business Combination, and the operations of the Post-Combination Company following the Business Combination, may be materially adversely affected by the recent COVID-19 pandemic.
The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of SmartRent or Post-Combination Company following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted.
The parties will be required to consummate the Business Combination even if SmartRent, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if SmartRent is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, SmartRent’s ability to consummate the Business Combination and the Post-Combination Company’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of SmartRent and the Post-Combination Company may also incur additional costs due to delays caused by COVID-19, which could adversely affect the Post-Combination Company’s financial condition and results of operations.
Risks Related to Ownership of Our Class A Common Stock Following the Business Combination
In this section, unless otherwise noted or the context otherwise requires, “we”, “us”, and “our” refer to the Post-Combination Company.
Our Class A common stock price may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.
The trading price of our Class A common stock following the Business Combination is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “— Risks Related to SmartRent’s Business and Industry” and the following:
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the impact of the COVID-19 pandemic on our financial condition and the results of operations;

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our operating and financial performance and prospects;

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our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

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conditions that impact demand for our products and/or services;

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future announcements concerning our business, our clients’ businesses or our competitors’ businesses;

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the public’s reaction to our press releases, other public announcements and filings with the SEC;

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the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”);

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the size of our public float;

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coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

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market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

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strategic actions by us or our competitors, such as acquisitions or restructurings;

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changes in laws or regulations which adversely affect our industry or us;

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privacy and data protection laws, privacy or data breaches, or the loss of data;

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changes in accounting standards, policies, guidance, interpretations or principles;

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changes in senior management or key personnel;

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issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

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changes in our dividend policy;

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adverse resolution of new or pending litigation against us; and

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changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of our Class A common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our Class A common stock is low. As a result, you may suffer a loss on your investment.
In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.
We do not intend to pay dividends on our Class A common stock for the foreseeable future.
We currently intend to retain all available funds and any future earnings to fund the development and growth of SmartRent’s business. As a result, we do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Post-Combination Company’s board of directors and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to our indebtedness, industry trends and other factors that our board of directors may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. In addition, we may incur additional indebtedness, the terms of which may further restrict or prevent us from paying dividends on our common stock. As a result, you may have to sell some or all of your Class A common stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends, particularly when others in our industry have elected to do so, could also adversely affect the market price of our Class A common stock.
If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade our Class A common stock, the price of our Class A common stock could decline.
The trading market for our Class A common stock will depend in part on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. Moreover, if one or more of the analysts who cover us downgrades our Class A common stock, or if our reporting results do not meet their expectations, the market price of our Class A common stock could decline.
Our issuance of additional shares of Class A common stock or convertible securities could make it difficult for another company to acquire us, may dilute your ownership of us and could adversely affect our stock price.
In connection with the proposed Business Combination, we intend to file a registration statement with the SEC on Form S-8 providing for the registration of shares of our Class A common stock issued or reserved for issuance under the Equity Incentive Plan and the SmartRent, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”). Subject to the expiration of lockup agreements, shares registered under the registration statement on Form S-8 will be available for resale immediately in the public market without restriction. From time to time in the future, we may also issue additional shares of our Class A common stock or securities convertible into Class A common stock pursuant to a variety of transactions, including acquisitions. The issuance by us of additional shares of our Class A common stock or securities convertible into our Class A common stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our Class A common stock.
In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our Class A common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of our Class A common stock bear the risk that our future offerings may reduce the market price of our Class A common stock and dilute their percentage ownership. See “Description of Capital Stock of the Post-Combination Company.”
Future sales, or the perception of future sales, of our common stock by us or our existing stockholders in the public market following the closing of the Business Combination could cause the market price for our common stock to decline.
The sale of substantial amounts of shares of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon consummation of the Business Combination, we will have a total of 217,350,800 shares of Class A common stock outstanding, consisting of (i) 157,678,300 shares issued to holders of shares of SmartRent common stock and SmartRent preferred stock, (ii) 15,500,000 shares issued pursuant to the Subscription Agreements, (iii) 34,500,000 shares held by FWAA’s public stockholders (assuming no redemptions by such public stockholders) and (iv) 9,672,500 shares held by the Sponsor and FWAA’s independent directors (which includes the Founder Shares and the Private Placement Shares). All shares issued as merger consideration in the Business Combination will be freely tradable, subject to certain lock-ups, without registration under the Securities Act and without restriction by persons other than our “affiliates” (as defined under Rule 144 of the Securities Act, referred to herein as “Rule 144”), including our directors, executive officers and other affiliates.
Upon the expiration or waiver of the lock-ups described above, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144. In addition, pursuant to the Registration Rights Agreement, certain stockholders will have the right, subject to certain conditions, to require us to register the sale of their shares of our Class A common stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of our Class A common stock to decline. Following completion of the Business Combination, the shares covered by registration rights would represent approximately 71.4% of our outstanding common stock. See “Other Agreements — Registration Rights Agreement” for a description of these registration rights.
As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of our Class A common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of Class A common stock or other securities.
In addition, the shares of our Class A common stock reserved for future issuance under the Equity Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale by affiliates under Rule 144, as applicable. The number of shares to be reserved for future issuance under the Equity Incentive Plan is expected to equal 15,500,000 shares (all of which may be issued pursuant to the exercise of incentive stock options). The Post-Combination Company will also have the ability to initially issue up to 2,000,000 shares of the Post-Combination Company under the ESPP (assuming it is approved by stockholders at the Special Meeting), subject to annual increases effective as of January 1, 2022 and each subsequent January 1 through and including January 1, 2030 in an amount equal to the smallest of (i) 1% of the number of shares of the common stock outstanding as of the immediately preceding December 31, (ii) 2,000,000 shares or (iii) such amount, if any, as the Board may determine.
We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of our Class A common stock or securities convertible into or exchangeable for shares of our Class A common stock issued pursuant to our equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. The initial registration statement on Form S-8 is expected to cover approximately 15,500,000 shares of our Class A common stock.
Subsequent to the consummation of the Business Combination, the Post-Combination Company may be required to take write-downs or write-offs, or the Post-Combination Company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the Post-Combination Company’s financial condition, results of operations and the price of the Post-Combination Company’s securities, which could cause you to lose some or all of your investment.
Although FWAA has conducted due diligence on SmartRent, this diligence may not surface all material issues that may be present with SmartRent’s business. Factors outside of FWAA’s and outside of SmartRent’s control may, at any time, arise. As a result of these factors, the Post-Combination Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in the Post-Combination Company reporting losses. Even if FWAA’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on the Post-Combination Company’s liquidity, the fact that the Post-Combination Company reports charges of this nature could contribute to negative market perceptions about the Post-Combination Company or its securities. In addition, charges of this nature may cause the Post-Combination Company to be unable to obtain future financing on favorable terms or at all.
SmartRent’s management has limited experience in operating a public company.
SmartRent’s executive officers have limited experience in the management of a publicly traded company. SmartRent’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Post-Combination Company. SmartRent may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Post-Combination Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Post-Combination Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.
Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.
The Proposed Charter, the Post-Combination Company’s bylaws and Delaware law contain or will contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Post-Combination Company’s board of directors. Among other things, the Proposed Charter and/or the Post-Combination Company’s bylaws will include the following provisions:
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a staggered board, which means that our board of directors is classified into three classes of directors with staggered three-year terms and directors are only able to be removed from office for cause;

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limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;

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a prohibition on stockholder action by written consent, which means that our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

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a forum selection clause, which means certain litigation against us can only be brought in Delaware;

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the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

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advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding common stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the common stock, or (iii) following board approval, such business combination receives the approval of the holders of at least two-thirds of our outstanding common stock not held by such interested stockholder at an annual or special meeting of stockholders.
Any provision of the Proposed Charter, the Post-Combination Company’s bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.
The Post-Combination Company’s bylaws will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
The Proposed Charter and the Post-Combination Company’s bylaws, each of which will become effective prior to the completion of the Business Combination, will provide that, unless we consent in writing to the selection of an alternative forum, the (a) Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action, suit or proceeding brought on our behalf; (ii) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or stockholders to us or to our stockholders; (iii) any action, suit or proceeding asserting a claim arising pursuant to the DGCL, the Proposed Charter or the Post-Combination Company’s bylaws; or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine; and (b) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.
Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Proposed Charter and the Post-Combination Company’s bylaws will provide that the federal district courts of the United States of America shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.
Risks Related to Redemption
In this section, unless otherwise noted or the context otherwise requires, “we”, “us”, and “our” refer to FWAA.
If third parties bring claims against FWAA, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.
FWAA’s placement of funds in the Trust Account may not protect those funds from third-party claims against FWAA. Although FWAA has sought and will continue to seek to have all vendors, service providers, prospective target businesses, including SmartRent, or other entities with which FWAA does business execute agreements with FWAA waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of FWAA public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against FWAA’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, FWAA management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to FWAA than any alternative. WithumSmith+Brown, PC, our independent registered public accounting firm, did not execute agreements with FWAA waiving such claims to the monies held in the Trust Account.
FWAA’s independent directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to FWAA’s public stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, FWAA’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.
While FWAA currently expects that FWAA’s independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to FWAA, it is possible that FWAA’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If FWAA’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to FWAA’s public stockholders may be reduced below $10.00 per share.
There is no guarantee that a FWAA public stockholder’s decision whether to redeem their Public Shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.
No assurance can be given as to the price at which a public stockholder may be able to sell the shares of our Class A common stock in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in FWAA’s stock price, and may result in a lower value realized now than a FWAA stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s Public Shares. Similarly, if a FWAA public stockholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of FWAA’s Class A common stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell his, her or its shares of our Class A common stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A FWAA public stockholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect its individual situation.
If FWAA public stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.
To exercise their redemption rights, holders are required to deliver their stock, either physically or electronically using Depository Trust Company’s DWAC System, to FWAA’s transfer agent two business days prior to the vote at the Special Meeting. If a holder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination with SmartRent is consummated, FWAA will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own such shares following the Business Combination. See the section entitled “FWAA’s Special Meeting of Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.
The ability of FWAA stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that stockholders would have to wait for liquidation in order to redeem their stock.
At the time FWAA entered into the Merger Agreement and related agreements for the Business Combination, FWAA did not know how many stockholders would exercise their redemption rights, and therefore FWAA structured the Business Combination based on its expectations as to the number of shares that will be submitted for redemption. The Merger Agreement requires that FWAA have funds contained in the Trust Account at Closing (net of the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of FWAA Class A common stock, but without taking into account any transaction expenses), together with the cash proceeds anticipated from the Subscription Agreements, equal to or in excess of $250.0 million. If a larger number of shares are submitted for redemption than initially expected, the Minimum Cash condition may not be satisfied and we may need to restructure the transaction to reserve a greater portion of the cash in the Trust Account. The above considerations may limit our ability to complete the Business Combination or optimize our capital structure.
If, before distributing the proceeds in the Trust Account to FWAA’s public stockholders, FWAA files a bankruptcy petition or an involuntary bankruptcy petition is filed against FWAA that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of FWAA’s stockholders and the per share amount that would otherwise be received by FWAA’s stockholders in connection with FWAA’s liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to FWAA’s public stockholders, FWAA files a bankruptcy petition or an involuntary bankruptcy petition is filed against FWAA that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in FWAA’s bankruptcy estate and subject to the claims of third parties with priority over the claims of FWAA’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by FWAA stockholders in connection with our liquidation may be reduced.
If, after FWAA distributes the proceeds in the Trust Account to FWAA public stockholders, FWAA files a bankruptcy petition or an involuntary bankruptcy petition is filed against FWAA that is not dismissed, a bankruptcy court may seek to recover such proceeds, and FWAA and FWAA’s board may be exposed to claims of punitive damages.
If, after FWAA distributes the proceeds in the Trust Account to FWAA’s public stockholders, FWAA files a bankruptcy petition or an involuntary bankruptcy petition is filed against FWAA that is not dismissed, any distributions received by FWAA stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by FWAA stockholders. In addition, the FWAA Board may be viewed as having breached its fiduciary duty to FWAA’s creditors and/or having acted in bad faith, thereby exposing itself and FWAA to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.
If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.
A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its Public Shares or, if part of such a group, the group’s Public Shares, in excess of 15% of the Public Shares without the consent of FWAA. Your inability to redeem any such excess Public Shares could result in you suffering a material loss on your investment in FWAA if you sell such excess Public Shares in open market transactions. FWAA cannot assure you that the value of such excess Public Shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per-share redemption price.
However, FWAA’s stockholders’ ability to vote all of their Public Shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemption.
Unlike some other blank check companies, FWAA does not have a specified maximum redemption threshold. The absence of such a redemption threshold will make it easier for us to consummate the Business Combination even if a substantial number of our stockholders redeem their shares.
Unlike some other blank check companies, FWAA does not have a specified maximum redemption threshold, except that we will not redeem Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001. Some other blank check companies’ structures disallow the consummation of a business combination if the holders of such companies’ Public Shares elect to redeem or convert more than a specified percentage of the shares sold in such companies’ initial public offering. Because we have no such maximum redemption threshold, we may be able to consummate the Business Combination even though a substantial number of our public stockholders have redeemed their shares.
However, the Merger Agreement provides that the obligation of SmartRent to consummate the Business Combination is subject to the requirement that FWAA have funds contained in the Trust Account at Closing (net of the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of FWAA Class A common stock, but without taking into account any transaction expenses), together with the cash proceeds anticipated from the Subscription Agreements, equal to or in excess of $250.0 million. While FWAA has entered into Subscription Agreements with respect to the Subscriptions to raise up to $155.0 million in the aggregate, there can be no assurance that the Subscribers will perform their obligations thereunder. In the event the aggregate cash consideration we would be required to pay for all shares of Class A common stock that are validly submitted for redemption plus the amount of required funds pursuant to the Merger Agreement exceed the aggregate amount of cash available to us, we will not complete the Business Combination or redeem any shares, all shares of Class A common stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
FWAA is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
FWAA is a blank check company formed under the laws of the State of Delaware on November 23, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
SmartRent is an enterprise software company that provides a fully integrated, brand-agnostic smart home operating system to residential property owners and operators, as well as homebuilders, home buyers, developers and residents. SmartRent’s operating system is designed to enable owners and operators to streamline property management and operations, lower operating costs, increase revenues, protect their assets through improved visibility and control over their properties and communities, and provide an elevated living experience for residents.
The unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021 combines the historical balance sheet of FWAA as of March 31, 2021 with the historical balance sheet of SmartRent as of March 31, 2021 on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on March 31, 2021. The unaudited Pro Forma Condensed Combined Statements of Operation for the three months ended March 31, 2021 and for the year ended December 31, 2020 combine the historical statements of operations of FWAA and SmartRent for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented:
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the merger of Merger Sub, the wholly owned subsidiary of FWAA, with and into SmartRent, with SmartRent as the surviving company;

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the conversion of all outstanding shares of SmartRent preferred stock into SmartRent common stock that will roll over into the Post-Combination Company;

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the rollover of FWAA’s outstanding 34,500,000 Public Shares (9,498,712 Public Shares assuming maximum redemptions), 1,047,500 Private Placement Shares, and 8,625,000 Founder Shares into Post-Combination Company common stock;

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the rollover of SmartRent’s options, warrants, and RSUs into options, warrants, and RSUs in the Post-Combination Company; and

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the issuance of the Post-Combination Company’s shares of common stock as follows: 157,678,300 shares of FWAA Class A common stock to stockholders of SmartRent (on a fully diluted basis) and 15,500,000 to the Subscribers.

The historical financial information of FWAA was derived from the unaudited financial statements of FWAA as of and for the three months ended March 31, 2021 and from the audited financial statements for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus. The historical financial information of SmartRent was derived from the unaudited consolidated financial statements of SmartRent as of and for the three months ended March 31, 2021 and from the audited consolidated financial statements for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus. This information should be read together with FWAA’s and SmartRent’s audited and unaudited financial statements and related notes, the sections titled “Other Information Related to FWAA — FWAA Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “SmartRent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.
The pro forma combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Post-Combination Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the Post-Combination Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
Accounting for the Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, FWAA, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and SmartRent will be treated as the accounting acquirer. SmartRent has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no redemption and maximum redemption scenarios:
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SmartRent’s existing stockholders will have more than 70% of the voting interest of the Post-Combination Company under both the no redemption and maximum redemption scenarios;

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SmartRent’s senior management will comprise the senior management of the Post-Combination Company;

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the directors nominated by SmartRent will represent the majority of the board of directors of the Post-Combination Company;

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SmartRent is the larger entity based on historical revenues and business operations;

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SmartRent’s operations will comprise the ongoing operations of the Post-Combination Company.

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The Post-Combination Company will assume SmartRent’s name.

Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which SmartRent is issuing stock for the net assets of FWAA. The net assets of FWAA will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of SmartRent.
Basis of Pro Forma Presentation
Pursuant to FWAA’s Existing Charter, FWAA’s public stockholders may demand that FWAA redeem their shares of Class A common stock for cash if the Business Combination is consummated, irrespective of whether they vote for or against the Business Combination. If a public stockholder properly demands redemption of their shares, FWAA will redeem each share for cash equal to the public stockholder’s pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of cash redemptions of FWAA’s common stock:
•
Assuming No Redemptions:    This presentation assumes that no FWAA public stockholder exercises redemption rights with respect to its Public Shares for a pro rata portion of the funds in the Trust Account.

•
Assuming Maximum Redemptions:    This presentation assumes that FWAA public stockholders holding 25.0 million Public Shares will exercise their redemption rights for $250.0 million of funds in FWAA’s Trust Account (the maximum level of redemption of the Public Shares at which the Minimum Cash Condition under the Merger Agreement will be satisfied).

The following summarizes the pro forma Post-Combination Company shares of common stock issued and outstanding immediately after the Business Combination, after giving effect to the Exchange Ratio, presented under the two redemption scenarios:

	No Redemption	% Owned	Max Redemption	% Owned
FWAA Public Shares	34,500,000	16%	9,498,712	5%
FWAA Founder Shares	9,672,500	4%	9,672,500	5%
FWAA shares issued in the Business Combination	157,678,300	73%	157,678,300	82%
FWAA shares issued to PIPE Investors	15,500,000	7%	15,500,000	8%
Pro Forma common stock at March 31, 2021	217,350,800	100%	192,349,512	100%
The actual results will be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.
The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 are based on the historical financial statements of FWAA and SmartRent. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma combined financial statements. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information as additional information becomes available and analyses are performed. Certain amounts that appear in this section may not sum due to rounding.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2021
(In thousands)
	(A) SmartRent	(B) FWAA	Scenario 1 Assuming No Redemptions into Cash		Scenario 2 Assuming Maximum Redemptions into Cash
			Pro Forma Adjustments	Pro Forma Balance Sheet	Pro Forma Adjustments	Pro Forma Balance Sheet
Assets
Current assets:
Cash and cash equivalents	64,904	$1,582	$345,013(1)
			155,000(2)
			$(50,000)(3),(4)	$516,449	$(250,013)(4)	$266,486
Accounts receivable, net	24,863	—	—	24,863	—	24,863
Inventory	17,781			17,781		17,781
Deferred cost of revenues, current portion	8,112	—		8,112		8,112
Prepaid expenses and other current assets	6,300	1,578	—	7,878	—	7,878
Total current assets	121,960	3,160	450,013	575,133	(250,013)	325,120
Cash held in trust account	—	345,013	(345,013)(1)
Property and equipment, net	897	—	—	897	—	897
Deferred cost of revenues	11,589	—		11,589		11,589
Goodwill	4,162	—		4,162		4,162
Other long-term assets	1,237	—	—	1,237	—	1,237
Total assets	$139,845	$348,173	$105,000	$593,018	$(250,013)	$343,005
Liabilities, convertible preferred stock, and stockholders’ equity
Current liabilities
Accounts payable	4,149	544		$4,693	$—	$4,693
Accrued expenses and other current liabilities	7,638	97		7,735		7,735
Due to related party	—	15		15	—	15
Franchise tax payable	—	48		48	—	48
Deferred revenues, current portion	30,990	—		30,990		30,990
Current portion of long-term debt	1,651	—		1,651		1,651
Total current liabilities	44,428	704	—	45,132	—	45,132
Long-term debt, net	2,756	—		2,756	—	2,756
Deferred revenues	33,017	—		33,017		33,017
Other long-term liabilities	400	—		400		400
Deferred underwriting commissions in connection with the initial public offering	—	12,075	(12,075)(3)	—	—	—
Total liabilities	80,601	12,779	(12,075)	81,305	—	81,305
Commitments and contingencies
Convertible preferred stock	146,225	—	(146,225)(7)	—	—	—
Common stock subject to redemption	—	330,394	(330,394)(4)	—	—	—
Stockholders’ (deficit) equity
Common stock	—	—	—(5)	—	—	—
Class A common stock	—	—	2(2)
			3(4)
			15(5)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2021 (continued)
(In thousands)
	(A) SmartRent	(B) FWAA	Scenario 1 Assuming No Redemptions into Cash		Scenario 2 Assuming Maximum Redemptions into Cash
			Pro Forma Adjustments	Pro Forma Balance Sheet	Pro Forma Adjustments	Pro Forma Balance Sheet
			2(7)
			1	23	(2)(4)	21
Class B common stock	—	1	(1)	—	—	—
Additional paid-in capital	4,821	5,258	154,998(2),(5)
			(31,056)(3)
			330,391(4)
			(15)(5)			—
			(259)(6)
			146,223(7)	610,361	(250,011)(4)	360,350
Accumulated other comprehensive income (loss)	107	—		107		107
Accumulated deficit	(91,909)	(259)	259(6)
			(6,869)(3)	(98,778)	—	(98,778)
Total stockholders’ (deficit) equity	86,981	5,000	593,694	511,713	(250,013)	261,700
Total liabilities, convertible preferred stock, and stockholders’ (deficit) equity	$139,845	$348,173	$105,000	$593,018	$(250,013)	$343,005

(A)
Derived from the unaudited consolidated balance sheet of SmartRent as of March 31, 2021.

(B)
Derived from the unaudited balance sheet of FWAA as of March 31, 2021.

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(In thousands, except per share amounts)
	(A) SmartRent	(B) FWAA	Scenario 1 Assuming No Redemptions into Cash		Scenario 2 Assuming Maximum Redemptions into Cash
			(C) Pro Forma Adjustments	Pro Forma Income Statement	(D) Additional Pro Forma Adjustments	Pro Forma Income Statement
Revenue
Hardware	$12,398	$—	$—	$12,398	$—	$12,398
Professional services	3,601	—	—	3,601	—	3,601
Hosted services	3,161	—	—	3,161	—	3,161
Total revenue	19,160	—	—	19,160	—	19,160
Cost of Revenue
Hardware	$12,143	$—	$—	$12,143	$—	$12,143
Professional services	5,460	—	—	5,460	—	5,460
Hosted services	1,971	—	—	1,971	—	1,971
Total cost of revenue	19,574	—	—	19,574	—	19,574
Operating expenses
Research and development	3,093	—	—	3,093	—	3,093
Sales and marketing	1,754	—	—	1,754	—	1,754
General and administrative	3,957	217	—	4,174	—	4,174
Franchise tax expense	—	48	—	48	—	48
Total operating expenses	8,804	265	—	9,069	—	9,069
Loss from operations	(9,218)	(265)	—	(9,483)	—	(9,483)
Income from investments held in Trust Account		13	(13)	—		—
Other expense:
Interest expense	(82)	—	—	(82)		(82)
Other income (expense), net	79	—	—	79	—	79
Loss before income taxes	(9,221)	(252)	(13)	(9,486)	—	(9,486)
Provision for income taxes	46	—	—	46	—	46
Net (loss) income	$(9,267)	$(252)	$(13)	$(9,532)	$—	$(9,532)
Foreign currency translation adjustment	(128)	—	—	(128)	—	(128)
Comprehensive loss	$(9,395)	$(252)	$(13)	$(9,660)	$—	$(9,660)
Net loss attributable to common stockholders	$(9,267)			$(9,532)		$(9,532)
Weighted average redeemable common shares outstanding, basic and diluted		33,039,409	160,107,793	193,147,202	(25,001,288)	168,145,914
Basic and diluted net income (loss) per share		$(0.01)		$(0.05)		$(0.06)
Weighted average non-redeemable common shares outstanding, basic and diluted	1,914,000	11,133,091
Basic and diluted net income (loss) per share	$(4.84)	$(0.02)

(A)
Derived from the unaudited consolidated statement of operations of SmartRent for the three months ended March 31, 2021.

(B)
Derived from the unaudited statement of operations of FWAA for the three months ended March 31, 2021.

(C)
Reflects the elimination of investment income from the Trust Account. Additionally, reflects the additional shares of FWAA Class A common stock to be issued upon completion of the Business Combination.

(D)
Reflects the adjustment to the outstanding number of shares of FWAA Class A common stock outstanding under the maximum redemption scenario.

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(In thousands, except per share amounts)
	(A) SmartRent	(B) FWAA	Scenario 1 Assuming No Redemptions into Cash		Scenario 2 Assuming Maximum Redemptions into Cash
			(C) Pro Forma Adjustments	Pro Forma Income Statement	(D) Additional Pro Forma Adjustments	Pro Forma Income Statement
Revenue					—
Hardware	$31,978	$—	$—	$31,978	$—	$31,978
Professional services	12,304	—	—	12,304	—	12,304
Hosted services	8,252	—	—	8,252	—	8,252
Total revenue	52,534	—	—	52,534	—	52,534
Cost of Revenue
Hardware	$35,225	$—	$—	$35,225	$—	$35,225
Professional services	16,176	—	—	16,176	—	16,176
Hosted services	5,430	—	—	5,430	—	5,430
Total cost of revenue	56,831	—	—	56,831	—	56,831
Operating expenses
Research and development	9,406	—	—	9,406	—	9,406
Sales and marketing	5,429	—	—	5,429	—	5,429
General and administrative	16,584	6	6,869	23,459	—	23,459
Franchise tax expense	—	1	—	1	—	1
Total operating expenses	31,419	7	6,869	38,295	—	38,295
Loss from operations	(35,716)	(7)	(6,869)	(42,592)	—	(42,592)
Other expense:
Interest expense	559	—	—	559		559
Other expense, net	685	—	—	685	—	685
Loss before income taxes	(36,960)	(7)	(6,869)	(43,836)	—	(43,836)
Provision for income taxes	149	—	—	149	—	149
Net (loss) income	$(37,109)	$(7)	$(6,869)	$(43,985)	$—	$(43,985)
Foreign currency translation adjustment	235	—	—	235	—	235
Comprehensive loss	$(36,874)	$(7)	$(6,869)	$(43,750)	$—	$(43,750)
Net loss attributable to common stockholders	$(37,109)			$(43,985)		$(43,985)
Weighted average redeemable common shares outstanding, basic and diluted		33,066,841	160,080,361	193,147,202	(25,000,000)	168,147,202
Basic and diluted net income loss) per share		$0.00		$(0.23)		$(0.26)
Weighted average non-redeemable common shares outstanding, basic and diluted	1,550,000	11,105,659
Basic and diluted net income (loss) per share	$(23.94)	$0.00

(A)
Derived from the audited consolidated statement of operations of SmartRent for the year end December 31, 2020.

(B)
Represents the following: Issuance of 34,500,000 Public Shares and 1,047,500 Private Placement Shares.

(C)
Reflects the transaction costs incurred by FWAA in 2021 including, but not limited to, advisory fees, legal fees, and registration fees. This is a non-recurring item. Additionally, reflects the additional shares of FWAA Class A common stock to be issued upon completion of the merger.

(D)
Reflects the adjustment to the outstanding number of shares of FWAA Class A common stock outstanding under the maximum redemption scenario.

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.
Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, FWAA, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and SmartRent will be treated as the accounting acquirer. This determination was primarily based on the following facts and circumstances: (i) SmartRent’s existing stockholders will have more than 70% of the voting interest of the Post-Combination Company under both the no redemption and maximum redemption scenarios; (ii) SmartRent’s senior management will comprise the senior management of the Post-Combination Company; (iii) the directors nominated by SmartRent will represent the majority of the board of directors of the Post-Combination Company; (iv) SmartRent is the larger entity based on historical revenues and business operations; and (v) SmartRent’s operations will comprise the ongoing operations of the Post-Combination Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which SmartRent is issuing stock for the net assets of FWAA. The net assets of FWAA will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of SmartRent. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes the Business Combination occurred on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 present the pro forma effect of the Business Combination as if it had been completed on January 1, 2020. These periods are presented on the basis of SmartRent as the accounting acquirer.
The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•
FWAA’s unaudited Balance Sheet as of March 31, 2021 and the related notes for the period ended March 31, 2021, included elsewhere in this proxy statement/prospectus; and

•
SmartRent’s unaudited Consolidated Balance Sheet as of March 31, 2021 and the related notes for the three months ended March 31, 2021 included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 have been prepared using, and should be read in conjunction, with the following:
•
FWAA’s unaudited and audited Statements of Operations for the three months ended March 31, 2021 and the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus; and

•
SmartRent’s unaudited and audited Consolidated Statements of Operations and Comprehensive Income (Loss) for the three months ended March 31, 2021 and for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain available information as of the date of these unaudited pro forma combined financial statements and certain assumptions and methodologies that FWAA believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. FWAA believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Combination Company. They should be read in conjunction with the historical financial statements and notes thereto of FWAA and SmartRent.
2.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are directly attributable to the Business Combination. SmartRent and FWAA have not had any historical relationship prior to the Business Combination, other than the investment by Fifth Wall Fund II (an affiliate of the Sponsor) in the SmartRent Series C Preferred Stock financing in March 2020. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the Post-Combination Company’s shares outstanding, assuming the Business Combination had been completed on January 1, 2020.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:
(1)
Reflects the release of cash currently invested in U.S. treasuries or money market funds held in the Trust Account.

(2)
Reflects the proceeds received from the PIPE Transaction with the corresponding issuance of 15,500,000 shares of Class A common stock of the Post-Combination Company at $10.00 per share.

(3)
Represents preliminary estimated direct and incremental transaction costs incurred by FWAA and SmartRent related to the Business Combination. The estimated $50.0 million in transaction costs is related to deferred underwriting fees (discussed below), investment banking, legal, accounting and other miscellaneous fees for both the no redemption scenario and maximum redemption scenario. Of the total transaction costs, $31.0 million is reflected in the unaudited pro forma condensed combined balance sheet as a reduction to the Post-Combination Company's additional paid-in capital as they are incremental costs directly attributable to a proposed offering of securities and thus charged against the gross proceeds of the proposed offering, which includes the Business Combination and sale of Private Placement Shares. Also included in the total transaction costs is the cash payment of $12.1 million of deferred underwriters' fees incurred during the FWAA IPO due upon completion of the Business Combination for both the no redemption scenario and maximum redemption scenario. Finally, $6.9 million of the transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to the Post-Combination Company’s accumulated deficit. These relate to the transaction costs incurred by FWAA in 2021 including, but not limited to, advisory fees, legal fees and registration fees. These transaction costs are also reflected in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 as an adjustment to general and administrative expense.

(4)
(a) The no redemption scenario, reflects the reclassification of FWAA Class A common stock subject to possible redemption to permanent equity assuming conversion of 33,039,409 shares of Class A common stock into shares of the Post-Combination Company common stock on a one-to-one basis and (b) the maximum redemption scenario, represents the redemption of the maximum number of 25,001,288 shares of the Post-Combination Company Class A common stock for $250.0 million to ensure satisfaction of the Minimum Cash Condition. This minimum cash balance is calculated before giving effect to payment of estimated transaction expenses of $50.0 million.

(5)
Reflects the recapitalization of SmartRent through (a) the contribution of all the share capital in SmartRent to FWAA in the amount of $4.8 million and (b) the issuance of 157,678,300 shares of FWAA Class A common stock at par value of $0.0001.

(6)
Reflects the elimination of the historical accumulated deficit of FWAA, the legal acquirer, in the amount of $259,000.

(7)
Reflects the reclassification of approximately $146.0 million of shares of SmartRent's convertible preferred stock (24,815,516 shares at redemption value) to permanent equity.

3.
Net loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the entire period.
The unaudited pro forma condensed combined financial information has been prepared assuming the no redemptions and maximum redemptions scenarios:
(Net loss presented in thousands of dollars)	Three Months Ended March 31, 2021
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Pro forma net loss	$(9,532)	$(9,532)
Basic weighted avenge shares outstanding	193,147,202	168,145,914
Net loss per share – Basic and Diluted	$(0.05)	$(0.06)
Basic weighted average shares outstanding
FWAA public shares	34,500,000	9,498,712
FWAA Founder Shares and Private Placement Shares	9,672,500	9,672,500
FWAA shares issued in the Business Combination	133,474,702	133,474,702
FWAA shares issued to PIPE Investors	15,500,000	15,500,000
	193,147,202	168,145,914

(Net loss presented in thousands of dollars)	Year Ended on December 31, 2020
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Pro forma net loss	$(43,985)	$(43,985)
Basic weighted avenge shares outstanding	193,147,202	168,147,202
Net loss per share – Basic and Diluted	$(0.23)	$(0.26)
Basic weighted average shares outstanding
FWAA public shares	34,500,000	9,500,000
FWAA Founder Shares and Private Placement Shares	9,672,500	9,672,500
FWAA shares issued in the Business Combination	133,474,702	133,474,702
FWAA shares issued to PIPE Investors	15,500,000	15,500,000
	193,147,202	168,147,202
As a result of the pro forma net loss, the net loss per share amounts exclude the anti-dilutive impact from the following securities:
•
The 11,017,872 rollover options outstanding, of which 6,985,611 are vested and 4,032,261 are unvested.

•
The 5,698,427 rollover warrants outstanding, of which 160,589 are vested and 5,537,838 are unvested.

•
The 7,487,299 rollover RSUs outstanding, of which all are unvested.

Total estimated stock-based compensation related to the RSUs granted in April 2021 to be recognized over the term of the awards is approximately $33.0 million. If the RSUs were included in the pro forma net loss per share amounts, it would result in a decrease of approximately $0.01 to the net loss per share for the three months ended March 31, 2021 and the year ended December 31, 2020.

COMPARATIVE PER SHARE DATA
The following table sets forth selected historical comparative unit and share information for FWAA and SmartRent, respectively, and unaudited pro forma condensed combined per share information of FWAA after giving effect to the Business Combination, assuming two redemption scenarios as follows:
•
Assuming No Redemptions:    This presentation assumes that no FWAA public stockholders exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•
Assuming Maximum Redemptions:    This presentation assumes that FWAA public stockholders holding 25.0 million Public Shares, will exercise their redemption rights for $250.0 million of funds in FWAA’s Trust Account (the maximum level of redemption of the Public Shares at which the Minimum Cash Condition under the Merger Agreement will be satisfied).

The pro forma book value, weighted average shares outstanding, and net earnings per share information reflects the Business Combination, assuming the Post-Combination Company shares were outstanding since January 1, 2020.
This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the audited and unaudited financial statements of FWAA and SmartRent and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited FWAA and SmartRent pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of FWAA and SmartRent would have been had the companies been combined during the period presented.
	Historical		Pro Forma Combined		Equivalent Pro Forma Combined
	SmartRent	FWAA	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the Months Ended March 31, 2021
Book value per share – basic and diluted	$(45.44))(1)	$0.11(1)	$2.65(2)	$1.56(2)	$12.94(3)	$7.60(3)
Weighted average redeemable common shares outstanding – basic and diluted		33,039,409
Weighted average non-redeemable common shares outstanding – basic and diluted	1,914,000	11,133,091	193,147,202	168,145,914	133,474,702	133,474,702
Net loss per share – redeemable, basic and diluted		$(0.01)
Net loss per share – non-redeemable, basic and diluted	$(4.84)	$(0.02)	$(0.05)	$(0.06)	$(0.24)	$(0.29)

	Historical		Pro Forma Combined		Equivalent Pro Forma Combined
	SmartRent	FWAA	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the Year Ended December 31, 2020
Book value per share – basic and diluted	$(50.48)(1)	$0.11(1)	$2.53(2)	$1.42(2)	$12.37(3)	$6.95(3)
Weighted average redeemable common shares outstanding – basic and diluted		33,066,841
Weighted average non-redeemable common shares outstanding – basic and diluted	1,550,000	11,105,659	193,147,202	168,147,202	133,474,702	133,474,702
Net loss per share – redeemable, basic and diluted		$0.00
Net loss per share – non-redeemable, basic and diluted	$(23.94)	$0.00	$(0.23)	$(0.26)	$(1.12)	$(1.27)

(1)
Historical book value per share is equal to total stockholders’ equity (excluding shares of preferred stock) divided by weighted average shares outstanding.

(2)
Pro forma book value per share is equal to pro forma stockholders’ equity divided by pro forma weighted average shares outstanding.

(3)
Equivalent pro forma book value is calculated by multiplying the pro forma combined figures by the Exchange Ratio.

FWAA’S SPECIAL MEETING OF STOCKHOLDERS
General
FWAA is furnishing this proxy statement/prospectus to FWAA’s stockholders as part of the solicitation of proxies by the FWAA Board for use at the Special Meeting of FWAA stockholders in lieu of the 2021 annual meeting of FWAA stockholders to be held on August 23, 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus provides FWAA’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.
Date, Time and Place of Special Meeting
The Special Meeting in lieu of the 2021 annual meeting of stockholders will be held on August 23, 2021, at 9:00 a.m., Eastern Time in virtual format. The Special Meeting can be accessed by visiting https://www.cstproxy.com/fifthwall/2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the Special Meeting by dialing 1 (888) 965-8995 (toll-free within the U.S. and Canada) or +1 (415) 655-0243 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 19926257#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of common stock at the close of business on July 27, 2021, which is the FWAA Record Date for the Special Meeting. You are entitled to one vote for each share of common stock that you owned as of the close of business on the FWAA Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the FWAA Record Date, there were 44,172,500 shares of common stock outstanding, of which 34,500,000 were Public Shares, 8,625,000 were Founder Shares, and 1,047,500 were Private Placement Shares.
Purpose of the Special Meeting
At the Special Meeting, FWAA is asking holders of FWAA common stock to vote on the following proposals:
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The Business Combination Proposal — To consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby;

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The Charter Proposal — To consider and vote upon a proposal to adopt the Proposed Charter in the form attached hereto as Annex B;

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The Governance Proposal — To consider and act upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the Proposed Charter in accordance with SEC requirements;

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The Director Election Proposal — To consider and vote upon a proposal to elect six directors to serve on the Board until the 2022 annual meeting of stockholders, in the case of Class I directors, the 2023 annual meeting of stockholders, in the case of Class II directors, and the 2024 annual meeting of stockholders, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified;

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The Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq: (i) the issuance of shares of FWAA Class A common stock to SmartRent stockholders pursuant to the Merger Agreement; (ii) the issuance of shares of FWAA Class A common stock pursuant to the Subscription Agreements; and (iii) the issuance of shares of FWAA Class A common stock pursuant to the conversion of FWAA Class B common stock;

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The Equity Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the Equity Incentive Plan;

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The Employee Stock Purchase Plan Proposal — To consider and vote upon a proposal to approve and adopt the ESPP; and

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The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal.

Vote of FWAA’s Sponsor and Directors
FWAA has entered into a letter agreement with the Sponsor and FWAA’s independent directors, pursuant to which each agreed to vote all shares of FWAA common stock owned by them in favor of the Business Combination Proposal presented at the Special Meeting. Further, the Sponsor and FWAA’s directors and officers intend to vote all shares of FWAA common stock they own in favor of each proposal at the Special Meeting.
The Sponsor and FWAA’s independent directors have waived any redemption rights, including with respect to any Public Shares purchased in the FWAA IPO or in the aftermarket, in connection with an initial business combination. The Founder Shares and Private Placement Shares held by the Sponsor and FWAA’s independent directors have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us within the Completion Window. However, the Sponsor and FWAA’s independent directors are entitled to redemption rights upon our liquidation with respect to any Public Shares they may own.
Quorum and Required Vote for Proposals for the Special Meeting
A quorum of FWAA stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of a majority of the voting power of all of the shares of capital stock of FWAA entitled to vote at the Special Meeting as of the FWAA Record Date is represented in person (including presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. As of the FWAA Record Date, 22,086,250 shares of common stock would be required to achieve a quorum. The Sponsor and FWAA’s independent directors, who currently own 21.9% of the issued and outstanding shares of FWAA common stock, will count towards this quorum.
The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the shares of Class A common stock and Class B common stock that are voted at the Special Meeting, voting as a single class. The approval of each of the Governance Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, if presented, requires the affirmative vote of a majority of the votes cast by the holders of Class A common stock and Class B common stock, present in person (including presence at a virtual meeting) or represented by proxy, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to each of the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan or the Adjournment Proposal, if presented, will have no effect on such proposals. The Sponsor and FWAA’s independent directors have agreed to vote their shares of common stock in favor of the Business Combination Proposal presented at the Special Meeting.
The approval of the Charter Proposal requires the affirmative vote of (i) the holders of a majority of the outstanding shares of Class B common stock, voting separately as a single class; and (ii) a majority of the outstanding shares of Class A common stock and Class B common stock, voting as a single class, in each case present in person (including presence at a virtual meeting) or represented by proxy. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposal, will have the same effect as a vote “AGAINST” such proposal.
Directors are elected by a plurality of the votes cast by the holders of Class A common stock and Class B common stock, present in person (including presence at a virtual meeting) or represented by proxy, voting as a single class. This means that the director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, as well as a withheld vote and a broker non-vote with regard to election of directors, will have no effect on the election of directors. Notwithstanding the approval of each of the six director nominees to the Board in the Director Election Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Director Election Proposal will not be effected.
Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, and the Nasdaq Proposal at the Special Meeting, subject to the terms of the Merger Agreement. The Business Combination is not conditioned on the Governance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other Proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.
It is important for you to note that in the event that the Business Combination Proposal, the Charter Proposal, or the Nasdaq Proposal do not receive the requisite vote for approval, FWAA will not consummate the Business Combination. If FWAA does not consummate the Business Combination and fails to complete an initial business combination within the Completion Window, it will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to its public stockholders.
Recommendation of FWAA Board of Directors
The FWAA Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, FWAA and its stockholders. Accordingly, the FWAA Board unanimously recommends that its stockholders vote “FOR” each of the Business Combination Proposal, the Charter Proposal, the Governance Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal.
In considering the recommendation of the FWAA Board to vote in favor of approval of the proposals, stockholders should keep in mind that the Sponsor and FWAA’s directors and officers have interests in such proposals that are different from or in addition to (and which may conflict with) those of FWAA stockholders generally. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. See “The Business Combination — Interests of FWAA’s Sponsor, Directors and Officers in the Business Combination” beginning on page 207.
Abstentions and Broker Non-Votes
Abstentions are considered present for the purposes of establishing a quorum and will have the same effect as a vote “AGAINST” the Charter Proposal. Broker non-votes are considered present for the purposes of establishing a quorum and will have the effect of a vote “AGAINST” the Charter Proposal. Abstentions and broker non-votes will have no effect on the Business Combination Proposal, the Governance Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal.
In general, if your shares are held in “street” name and you do not instruct your broker, bank, or other nominee on a timely basis on how to vote your shares, your broker, bank, or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Special Meeting.
Voting Your Shares — Stockholders of Record
If your shares are owned directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”
FWAA stockholders of record may vote electronically at the Special Meeting or by proxy. FWAA recommends that you submit your proxy even if you plan to attend the Special Meeting. If you submit a proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Special Meeting.
If you are a FWAA stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the Special Meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” each of the Proposals.
Your shares will be counted for purposes of determining a quorum if you vote:
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by submitting a properly executed proxy card (including via the Internet or by telephone); or

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electronically at the Special Meeting.

Abstentions will be counted for determining whether a quorum is present for the Special Meeting.
Voting instructions are printed on the proxy card you received.
Voting Your Shares — Beneficial Owners
If your shares are held in an account at a brokerage firm, bank, or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank, or other nominee. The broker, bank, or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank, or other nominee provides you along with this proxy statement/prospectus. Your broker, bank, or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares. As a beneficial owner, if you wish to vote at the Special Meeting, you will need to bring to the Special Meeting a legal proxy from your broker, bank, or other nominee authorizing you to vote those shares. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock.
Revoking Your Proxy
If you are a stockholder of record and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date;

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you may notify FWAA’s Secretary in writing before the Special Meeting that you have revoked your proxy; or

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you may attend the Special Meeting and vote electronically by visiting and entering the control number found on your proxy card, voting instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
No Additional Matters
The Special Meeting has been called to consider the approval of the Business Combination Proposal, the Charter Proposal, the Governance Proposal, the Director Election Proposal, the Nasdaq Proposal, the

Equity Incentive Plan Proposal, the Employee Stock Purchase Plan and the Adjournment Proposal. No additional proposals are expected to be submitted to stockholders at this time; however, if any additional proposals are submitted to a stockholder vote at the Special Meeting, the named proxies will vote your shares in their discretion on any such proposal.
Who Can Answer Your Questions About Voting Your Shares
If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of FWAA common stock, you may contact our proxy solicitor, Innisfree M&A Incorporated:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll free: (877) 456-3402
Banks and Brokers may call collect: (212) 750-5833
Redemption Rights
Holders of Public Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Any stockholder holding Public Shares may demand that FWAA redeem such shares for a pro rata portion of the Trust Account (which, for illustrative purposes, is anticipated to be approximately $10.00 per share as of July 27, 2021, the FWAA Record Date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination with SmartRent is consummated, FWAA will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without the consent of FWAA. Accordingly, all Public Shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of FWAA.
The Sponsor and FWAA’s directors and officers will not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly in connection with the Business Combination.
FWAA public stockholders may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to FWAA’s transfer agent no later than the second business day preceding the vote on the Business Combination Proposal. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.
Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).
If the Business Combination is not approved or completed for any reason, then FWAA’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a pro rata portion of the Trust Account, as applicable. In such case, FWAA will promptly return any shares delivered by public stockholders.
The closing price of FWAA Class A common stock on July 27, 2021, the FWAA Record Date, was $12.50. The cash held in the Trust Account on such date is anticipated to be approximately $345.0 million ($10.00 per Public Share). Prior to exercising redemption rights, stockholders should verify the market price of FWAA common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. FWAA cannot assure its stockholders that they will be able to sell their shares of FWAA common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.
If a holder of Public Shares exercises its redemption rights, then it will be exchanging its shares of FWAA common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to FWAA’s transfer agent prior to the vote at the Special Meeting, and the Business Combination is consummated.
Appraisal Rights
Stockholders of FWAA do not have appraisal rights in connection with the Business Combination under the DGCL.
Proxy Solicitation Costs
FWAA is soliciting proxies on behalf of the FWAA Board. This solicitation is being made by mail but also may be made by telephone or in person. FWAA and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. FWAA will bear the cost of the solicitation.
FWAA has hired Innisfree M&A Incorporated to assist in the proxy solicitation process. FWAA will pay that firm a fee of up to $40,000, plus $5.50 per call. Such payment will be made from non-trust account funds.
FWAA will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. FWAA will reimburse them for their reasonable expenses
The Sponsor and FWAA’s Independent Directors
As of July 27, 2021, the FWAA Record Date, the Sponsor and FWAA’s independent directors were entitled to vote an aggregate of 8,625,000 Founder Shares and 1,047,500 Private Placement Shares. Such shares currently constitute 21.9% of the outstanding shares of FWAA common stock.
Purchases of FWAA Shares
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding FWAA or its securities, the Sponsor, SmartRent, the SmartRent stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of FWAA’s common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with SmartRent’s consent, the transfer to such investors or holders of shares owned by the Sponsor for nominal value.
Entering into any such arrangements may have a depressive effect on FWAA common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved.
No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, SmartRent, the SmartRent stockholders or any of their respective affiliates. FWAA will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
Overview
Holders of FWAA common stock are being asked to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. FWAA stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Business Combination” and “The Merger Agreement” in this proxy statement/prospectus for additional information regarding the Business Combination and a summary of certain terms of the Merger Agreement. You are urged to read the Merger Agreement carefully and in its entirety before voting on this proposal.
Vote Required for Approval
The affirmative vote of the holders of a majority of the shares of Class A common stock and Class B common stock that are voted at the Special Meeting, voting as a single class, is required to approve the Business Combination Proposal.
Failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Business Combination Proposal.
The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other Proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.
Recommendation of the Board of Directors
THE FWAA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FWAA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE CHARTER PROPOSAL
Overview
Our stockholders are being asked to adopt the Proposed Charter in the form attached hereto as Annex B, which, in the judgment of the FWAA Board, is necessary to adequately address the needs of the Post-Combination Company.
The following is a summary of the key changes effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B:
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Changes to Authorized Capital Stock — the Existing Charter authorized the issuance of 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock, including (i) 100,000,000 shares of Class A common stock, and (ii) 10,000,000 shares of Class B common stock, and (b) 1,000,000 shares of preferred stock. The Proposed Charter authorizes the issuance of 550,000,000 shares, consisting of (a) 500,000,000 shares of Class A common stock, and (b) 50,000,000 shares of preferred stock, and the elimination of Class B common stock and any rights of holders thereof;

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Required Vote to Amend the Charter — require an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company, voting together as a single class, to amend, alter, repeal or rescind, in whole or in part, certain provisions of the Proposed Charter;

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Required Vote to Amend the Bylaws — require an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Post-Combination Company’s bylaws;

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Director Removal — provide for the removal of directors with cause only by stockholders voting at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Post-Combination Company entitled to vote at an election of directors; and

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Removal of Blank Check Company Provisions — eliminate various provisions applicable only to blank check companies, including business combination requirements.

Reasons for the Amendments
The FWAA Board’s reasons for proposing each of these amendments to the Existing Charter is set forth below.
Changes to Authorized Capital Stock
Our Existing Charter authorizes the issuance of 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock, including (i) 100,000,000 shares of Class A common stock, and (ii) 10,000,000 shares were Class B common stock, and (b) 1,000,000 shares of preferred stock. The Proposed Charter provides that FWAA will be authorized to issue 550,000,000 shares, consisting of 500,000,000 shares of Class A common stock and 50,000,000 shares of preferred stock. Upon the conversion of the FWAA Class B common stock to FWAA Class A common stock and the elimination of the blank check provisions in our Existing Charter, the FWAA Board determined that there was no longer a need to continue with two series of common stock and, therefore, this amendment eliminates the FWAA Class B common stock.
This amendment also increases the authorized number of shares because our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable as consideration for the Business Combination and the other transactions contemplated by in this proxy statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.

The FWAA board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Required Vote to Amend the Charter
Under Delaware law, an amendment to our charter requires approval by our Board of Directors. In addition to Board approval, at present, an amendment to our Existing Charter requires the approval of the holders of a majority of our outstanding capital stock entitled to vote thereon, provided, however, that Article IX and Section 4.3(a)(iii) thereof may be amended only as provided therein. The proposed charter amendment, if approved, will require that any future charter amendment be approved by the Board and an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then-outstanding shares of voting stock of the Post-Combination Company, voting together as a single class. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, FWAA is cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of the Post-Combination Company’s common stock following the Business Combination. If approved, a supermajority voting requirement will make it more difficult to modify the Proposed Charter in the future, including if a group of stockholders with substantial beneficial ownership of the Post-Combination Company’s common stock following the Business Combination vote against any such modifications to the Proposed Charter, even where the Board of Directors is supportive of the Charter amendment.
Required Vote to Amend the Bylaws
At present, our Existing Charter provides that our bylaws may be amended by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. This amendment requires an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Post-Combination Company’s bylaws. The ability of the majority of the Board to amend the bylaws remains unchanged. We believe that supermajority voting requirements to approve stockholder-proposed bylaw amendments are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, FWAA is cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of the Post-Combination Company’s common stock following the Business Combination. If approved, a supermajority voting requirement to approve stockholder-proposed bylaw amendments will make it more difficult for stockholders to modify the Post-Combination Company’s bylaws in the future, including if a group of stockholders with substantial beneficial ownership of the Post-Combination Company’s common stock following the Business Combination votes against any such shareholder proposal to modify the Post-Combination Company’s bylaws.
Director Removal
At present, our Existing Charter provides that directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. This amendment provides for the removal of directors with cause only by stockholders voting at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors. We believe that supermajority voting requirements to remove directors for cause are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders that may seek to remove a director for cause. In reaching this conclusion, FWAA is cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of the Post-Combination Company’s common stock following the Business Combination. If approved, a supermajority voting requirement will make it more difficult to remove the directors of the Post-Combination Company for cause, including if a group of stockholders with substantial beneficial ownership of the Post-Combination Company’s common stock following the Business Combination vote against any such director removal.
Removal of Blank Check Company Provisions
Our Existing Charter contains various provisions applicable only to blank check companies. This amendment eliminates certain provisions related to our status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Post-Combination Company and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and we believe it is the most appropriate period for the Post-Combination Company following the Business Combination. In connection with the Business Combination, all shares of Class B common stock will automatically be converted into shares of Class A common stock, pursuant to the terms of the Existing Charter. Upon the conversion of the Class B common stock to Class A common stock, we believe that there is no longer a need to continue with two series of common stock and, therefore, this amendment eliminates the Class B common stock. In addition, certain other provisions in our Existing Charter require that proceeds from the FWAA IPO be held in the Trust Account until a business combination or liquidation of merger has occurred. These provisions cease to apply once the Business Combination is consummated.
Vote Required for Approval
If the Business Combination Proposal is not approved, the Charter Proposal will not be presented at the Special Meeting. The approval of the Charter Proposal requires the affirmative vote of (i) the holders of a majority of the outstanding shares of Class B common stock, voting separately as a single class; and (ii) a majority of the outstanding shares of Class A common stock and Class B common stock, voting as a single class, in each case present in person (including presence at a virtual meeting) or represented by proxy. Failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, abstentions, and broker non-votes will have the same effect as a vote “AGAINST” the Charter Proposal.
The Business Combination is conditioned upon the approval of the Charter Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Charter Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Proposal will not be effected. The FWAA Board will abandon the Charter Proposal in the event the Business Combination is not consummated.
A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Proposal and upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.
Recommendation of the Board of Directors
THE FWAA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FWAA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

PROPOSAL NO. 3 — THE GOVERNANCE PROPOSAL
Overview
Our stockholders are also being asked to vote on a separate proposal with respect to certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. We believe these provisions are necessary to adequately address the needs of the Post-Combination Company. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, SmartRent and FWAA intend that the Proposed Charter in the form set forth on Annex B will take effect at consummation of the Business Combination, assuming adoption of the Charter Proposal.
Proposal 3A: Changes to Authorized Capital Stock
See “Proposal No. 2 — The Charter Proposal — Reasons for the Amendments — Changes to Authorized Capital Stock” for a description and reasons for the amendment.
Proposal 3B: Required Vote to Amend the Charter
See “Proposal No. 2 — The Charter Proposal — Reasons for the Amendments — Required Vote to Amend the Charter” for a description and reasons for the amendment.
Proposal 3C: Required Vote to Amend the Bylaws
See “Proposal No. 2 — The Charter Proposal — Reasons for the Amendments — Required Vote to Amend the Bylaws” for a description and reasons for the amendment.
Proposal 3D: Director Removal
See “Proposal No. 2 — The Charter Proposal — Reasons for the Amendments — Director Removal” for a description and reasons for the amendment.
Proposal 3E: Removal of Blank Check Company Provisions
See “Proposal No. 2 — The Charter Proposal — Reasons for the Amendments — Removal of Blank Check Company Provisions” for a description and reasons for the amendment.
Vote Required for Approval
If the Business Combination Proposal is not approved, the Governance Proposal will not be presented at the Special Meeting. The approval of the Governance Proposal requires the affirmative vote of a majority of the votes cast by the holders of Class A common stock and Class B common stock, voting as a single class, present in person (including presence at a virtual meeting) or represented by proxy at the Special Meeting.
Failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Governance Proposal.
The Business Combination is not conditioned upon the approval of the Governance Proposal.
As discussed above, a vote to approve the Governance Proposal is an advisory vote, and therefore, is not binding on FWAA, SmartRent or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, FWAA and SmartRent intend that the Proposed Charter, in the form set forth on Annex B and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Charter Proposal.
Recommendation of the Board of Directors
THE FWAA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FWAA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNANCE PROPOSAL.

PROPOSAL NO. 4 — THE DIRECTOR ELECTION PROPOSAL
Overview
Assuming the Business Combination Proposal, the Charter Approval Proposal, and the Nasdaq Proposal are approved at the Special Meeting, stockholders are being asked to elect six directors to the Board, effective upon the closing of the Business Combination, with each Class I director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2022, each Class II director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2023, and each Class III director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2024, or, in each case, until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal, and completion of the Business Combination.
The FWAA Board has nominated Robert Best and Fred Tuomi to serve as the Class I directors, John Dorman and Bruce Strohm to serve as the Class II directors and Lucas Halderman and Alana Beard to serve as the Class III directors. The following sets forth information regarding each nominee:
Lucas Haldeman.   Lucas Haldeman is the Chief Executive Officer and founder of SmartRent. Mr. Haldeman has spent the last two decades innovating and developing property management technology for the real estate industry. Prior to founding SmartRent in 2017, Mr. Haldeman served as the chief technology and marketing officer of Colony Starwood Homes (formerly NYSE:SFR and now part of Invitation Homes Inc. (NYSE:INVH)) from 2013 through 2016 where he and his team developed a platform that was instrumental in helping the business acquire, renovate, lease and manage more than 30,000 single family homes. Previously, he served as the Chief Information and Technology Officer for Beazer Pre-Owned Rental Homes from 2012 through 2013, and was the founder and managing partner of Nexus Property Management, Inc. from 2006 through 2012. Mr. Haldeman earned his Bachelor of Specialized Studies degree in Economics and Business, English, and Computer Science from Cornell College. We believe that Mr. Haldeman is qualified to serve on the Board due to his in-depth multifamily knowledge and significant experience innovating and developing property management technology for the real estate industry and that Mr. Haldeman, as a founder of SmartRent, is essential to the long-term vision of the Post-Combination Company.
Alana Beard.   Alana Beard has a been a member of the FWAA Board since February 2021. In this role she has advised the company from the consummation of the initial public offering through a special purpose acquisition company. Ms. Beard has been a director of Fifth Wall Acquisition Corp. II and Fifth Wall Acquisition Corp III since April 2021. Ms. Beard was a Senior Associate at SVB Capital from February 2020 through June 2021, President of the 318 Foundation, Inc., a non-profit organization since January 2021, and Co-Founder of Transition Play, LLC, a platform that positions athletes to have high-impact professional lives beyond the game since May 2021. Prior to joining SVB, Ms. Beard was a member of the WNBA Los Angeles Sparks organization from April 2012 to January 2020 and an ESPN/ACC women’s college basketball analyst from October 2019 to March 2020. During her career with the Sparks, Ms. Beard was a four-time WNBA All-Star, won the WNBA championship in 2016 and was named WNBA Defensive Player of the Year for the 2017 and 2018 seasons. Ms. Beard graduated from Duke University in 2004 with a bachelor’s degree in Sociology. We believe Ms. Beard’s prior leadership experience makes her well qualified to serve as a director of the Post-Combination Company.
Robert Best.   Robert Best served as an Independent Trustee of Colony Starwood Homes (formerly NYSE: SFR and now part of Invitation Homes Inc. (NYSE: INVH)) from January 2016 to June 2017. Mr. Best had served on the board of directors of Colony American Homes, Inc. until its merger with Starwood Waypoint Homes in January 2016. Mr. Best is the founder, Chairman, and President of Westar Associates, a private real estate development company established in 1980. As President, Mr. Best has developed over 70 projects exceeding $2.0 billion across various commercial and residential product types throughout Southern California. Prior to founding Westar, Mr. Best was a partner with Carver Companies where he was responsible for the acquisition, entitlement, leasing, finance, management, and disposition of shopping center development projects. Mr. Best served as a founding member of the University of Southern California’s Lusk Center for Real Estate. He is a member of the Urban Land Institute, and the International

Council of Shopping Centers. Mr. Best earned his Bachelor of Science and Master of Business Administration degrees from the University of Southern California. We believe that Mr. Best’s extensive real estate development and asset management industry experience qualifies him to serve as a director of the Post-Combination Company.
John Dorman.   John Dorman has served since 2015 as a director of LoanDepot, Inc. (NYSE: LDI), a leading national non-bank lender serving consumers, and currently serves as Chairman of its Audit Committee and Nominating and Governance Committee. From 2012 until June 2021, he also served on the board of directors of CoreLogic, Inc. (NYSE: CLGX), which provides real property and mortgage information, analytics and data enabled services. Mr. Dorman served as Chairman of the Strategy and Acquisitions Committee of CoreLogic from 2014 to 2020 and Chairman of the Audit Committee from 2020 to 2021. Mr. Dorman previously served as the Chairman of the board of directors of Online Resources Corporation (Nasdaq: ORCC) from 2010 to March 2013 when it was acquired by ACI Worldwide. From 1998 to 2007, Mr. Dorman served as a director, and from 1998 to 2003 as Chairman and Chief Executive Officer, of Digital Insight Corporation (Nasdaq: DGIN), a leading provider of software as a service for online banking and bill payment for financial institutions. From 1997 to 1998, Mr. Dorman was Senior Vice President and General Manager of the Global Financial Services Division of Oracle Corporation. From 1983 to 1987, Mr. Dorman was Chairman and Chief Executive Officer of Treasury Corporation, a leading provider of enterprise modeling and financial analysis software for major global financial institutions that was acquired by Oracle in 1997. Additionally, Mr. Dorman currently serves as Chairman of the board of directors of DeepDyve, Inc., a privately held technology platform for scientific and scholarly research. We believe that Mr. Dorman’s prior experience as chief executive officer of a technology service provider during a period of rapid growth and expansion enables him to provide insights into our operational, technology and growth strategies. We additionally believe his strategic perspective in the financial innovation space, financial expertise, and board experience additionally well qualify Mr. Dorman to serve as a director of the Post-Combination Company.
Bruce Strohm.   Bruce Strohm previously served as the Executive Vice-President, General Counsel and Corporate Secretary of Equity Residential (NYSE:EQR), an S&P 500 public company, from 1995 until January 2018. Equity Residential is one of the largest apartment companies in the United States, owning over 300 properties, with 80,000 units, with a market capitalization in excess of $30 billion. From 2018 to December 2019, Mr. Strohm was Chief Legal Officer of Equity International, a private equity company focusing on investing in real estate outside the United States. During his tenure at Equity Residential and Equity International, Mr. Strohm provided legal oversight of transactions, litigation and insurance, and worked closely with the chief executive officer and chief financial officer on capital markets activities and shareholder relations. Mr. Strohm currently serves as a director of Nico Echo Park, a public benefit corporation formed primarily to acquire and manage a portfolio of multi-tenant rental housing, mixed-use and commercial properties in Los Angeles, California. Mr. Strohm earned a Juris Doctor degree from Northwestern University Law School and a Bachelor of Science degree in accounting from the University of Illinois. We believe Mr. Strohm’s extensive public company experience with one of the largest real estate companies in the United States makes him uniquely qualified to serve as a director of the Post-Combination Company.
Frederick Tuomi.   Frederick Tuomi served as President, Chief Executive Officer and director of Invitation Homes Inc. (NYSE: INVH), the nation’s largest single-family rental company, from 2017 until his retirement in 2019. Prior to its merger with Invitation Homes, Mr. Tuomi served as Chief Executive Officer and director of Starwood Waypoint Homes from 2016 until 2017. Prior to its merger with Starwood Waypoint Homes, he served as Co-President and Chief Operating Officer of Colony American Homes, Inc. from 2013 until 2016. Mr. Tuomi was Executive Vice President and President—Property Management for Equity Residential (NYSE:EQR), one of the nation’s largest multi-family REITs, from 1994 until his retirement in 2013. He led the development of Equity Residential’s property management group through years of rapid growth and expansion, while helping to pioneer its leading operational platform. Throughout his career, he has served on numerous real estate industry boards and executive committees, including the National Rental Home Council, National Multi-Housing Council, California Housing Council, California Apartment Association, Atlanta Apartment Association and the USC Lusk Center for Real Estate. Mr. Tuomi has also served as a member of the board of directors and on the Audit and Compensation Committees of Tejon Ranch Co. (NYSE:TRC), a diversified real estate development and agribusiness company. He currently serves as a Venture Partner Consultant with Real Estate Technology Ventures, and as a director of SmartRent, TurboTenant, Inc. and Lessen, Inc. Mr. Tuomi serves on the Board of Managers and Executive Committee of MultiGreen Properties, a multifamily company focused on the development of attainable and sustainable communities and is an Affiliate Partner with Lindsay Goldberg LLC, a private equity firm. He also serves as a board member and Treasurer of Cure Violence Global, a non-profit dedicated to reducing violence through innovative intervention programs rated nineth in the world among non-government organizations. We believe that Mr. Tuomi’s real estate background and understanding of both the multi-family housing and rental market make him very well qualified to serve as a director of the Post-Combination Company.
Vote Required for Approval
If a quorum is present, directors are elected by a plurality of the votes cast by the holders of Class A common stock and Class B common stock, present in person (including presence at a virtual meeting) or represented by proxy, voting as a single class. This means that the director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, withheld votes and broker non-votes will have no effect on the vote.
The Business Combination is not conditioned upon the approval of the Director Election Proposal. Notwithstanding the approval of each of the six director nominees to the Board in the Director Election Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Director Election Proposal will not be effected.
Recommendation of the Board of Directors
THE FWAA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FWAA STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 5 — THE NASDAQ PROPOSAL
Overview
Immediately prior to and in connection with the Business Combination, we intended to effect (subject to customary terms and conditions, including the closing of the Business Combination) the issuance and/or sale of: (a) up to 157,678,300 shares of FWAA Class A common stock to the holders of SmartRent’s capital stock pursuant to the Merger Agreement; (b) an aggregate of 15,500,000 shares of Class A common stock at $10.00 per share to certain subscribers pursuant to the Subscription Agreements, for purposes of raising additional capital for use by the Post-Combined Company following the Closing; and (c) 8,625,000 shares of Class A common stock upon the conversion of Class B common stock, in accordance with the terms of the Existing Charter.
For more information, see the full text of the Merger Agreement and the form of Subscription Agreement, copies of which are attached as Annexes A and F, respectively. The discussion herein is qualified in its entirety by reference to such documents.
Why FWAA Needs Stockholder Approval for Purposes of Nasdaq Listing Rule 5635
We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b) and (d).
Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and: (i) the common stock has or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities.
Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.
Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.
As described above, FWAA will issue shares of Class A common stock to SmartRent stockholders, to the Subscribers and upon the conversion of Class B common stock, as set forth in the Merger Agreement.
Stockholder approval of the Nasdaq Proposal is also a condition to the closing under the Merger Agreement.
Vote Required for Approval
If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented at the Special Meeting. The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by the holders of Class A common stock and Class B common stock, voting as a single class, present in person (including presence at a virtual meeting) or represented by proxy at the Special Meeting. Failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, abstentions, and broker non-votes will have no effect on the Nasdaq Proposal.
The Business Combination is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Nasdaq Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

Recommendation of the Board of Directors
THE FWAA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FWAA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 6 — THE EQUITY INCENTIVE PLAN PROPOSAL
Overview
At the Special Meeting, holders of FWAA common stock will be asked to approve the SmartRent, Inc. 2021 Equity Incentive Plan (the “Equity Incentive Plan”). On May 12, 2021, the FWAA Board approved the Equity Incentive Plan. The Equity Incentive Plan will become effective, if at all, as of and upon the consummation of the closing of the Business Combination, and subject to approval by the FWAA’s stockholders. If the Equity Incentive Plan is not approved by FWAA’s stockholders, or if the Merger Agreement is terminated prior to the consummation of the Business Combination, the Equity Incentive Plan will not become effective.
SmartRent currently maintains the Amended and Restated 2018 Stock Plan (the “Prior Plan”) and FWAA does not maintain any equity incentive plans. In connection with the Business Combination, FWAA will assume the Prior Plan and all awards outstanding under the Prior Plan. If the Equity Incentive Plan becomes effective, the Prior Plan will be terminated with respect to the ability to grant awards thereunder, and FWAA will not grant any future awards under the Prior Plan, but all awards under the Prior Plan that are outstanding as of the effectiveness of the Equity Incentive Plan will continue to be governed by the terms, conditions and procedures set forth in the Prior Plan and any applicable award agreement, as those terms may be equitably adjusted as prescribed by the Prior Plan in connection with the Business Combination, as described in this proxy statement/prospectus under the heading “The Merger Agreement — Merger Consideration — Consideration; Conversion of Securities.”
The Equity Incentive Plan is described in more detail below. A copy of the Equity Incentive Plan is attached as Annex H to this proxy statement/prospectus.
The Equity Incentive Plan
The purpose of the Equity Incentive Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Post-Combination Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving the directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in the Post-Combination Company and providing a means of recognizing their contributions to our success. The FWAA Board believes that equity awards are necessary for the Post-Combination Company to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees.
Requested Share Authorization
The Equity Incentive Plan authorizes the Post-Combination Company’s compensation committee to provide incentive compensation in the form of stock options, restricted stock and stock units, performance shares and units, other stock-based awards and cash-based awards. Under the Equity Incentive Plan, we initially will be authorized to issue up to 15,500,000 shares of the Post-Combination Company’s common stock.
Summary of the Equity Incentive Plan
This section summarizes certain principal features of the Equity Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Equity Incentive Plan, a copy of which is attached as Annex H to this proxy statement/prospectus. We urge our stockholders to carefully read the entire Equity Incentive Plan before voting on this proposal.
General
The purpose of the Equity Incentive Plan is to advance the interests of the Post-Combination Company and its stockholders by providing an incentive program that will enable the Post-Combination Company to attract, retain and award employees, consultants and directors and to provide them with an equity interest in the growth and profitability of the Post-Combination Company. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, RSUs, performance shares, performance units, other stock-based awards and cash-based awards.
Authorized Shares
Subject to the adjustment provisions in the Equity Incentive Plan, the maximum aggregate number of shares authorized for issuance under the Equity Incentive Plan is 15,500,000 shares, and such shares will consist of authorized but unissued or reacquired shares or any combination thereof.
Share Counting
Each share made subject to an award will reduce the number of shares remaining available for grant under the Equity Incentive Plan by one share. If any award granted under the Equity Incentive Plan expires or otherwise terminates or is cancelled for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Post-Combination Company for not more than the participant’s purchase price, the shares allocable to the terminated portion of the award or such forfeited or repurchased shares will again become available for issuance under the Equity Incentive Plan. If the exercise price of a stock option is paid by attestation of ownership of shares or by means of a net exercise, then the number of shares available for issuance under the Plan will be reduced by the net number of shares for which the option is exercised. Upon payment in shares of stock pursuant to the exercise of stock appreciation rights, the number of shares available for issuance under the Equity Incentive Plan will be reduced only by the number of shares actually issued in such payment. Shares will not be treated as having been issued under the Equity Incentive Plan and will therefore not reduce the number of shares available for issuance to the extent an award is settled in cash or to the extent that shares are withheld or reacquired by the Post-Combination Company in satisfaction of tax withholding obligations.
Adjustments for Capital Structure Changes
Appropriate and proportionate adjustments will be made to the number of shares authorized under the Equity Incentive Plan, to the numerical limits on certain types of awards described below, and to outstanding awards to prevent dilution or enlargement of participants’ rights in the event of any change in our common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if we make a distribution to our stockholders in a form other than our common stock (excluding regular, periodic cash dividends) that has a material effect on the fair market value of our common stock. In such circumstances, the compensation committee also has the discretion under the Equity Incentive Plan to adjust other terms of outstanding awards as it deems appropriate.
Nonemployee Director Award Limits
The aggregate grant date fair value (computed as of the date of grant in accordance with generally accepted accounting principles in the United States) of all awards granted under the Equity Incentive Plan to any nonemployee director during each fiscal year, taken together with any cash compensation paid to such nonemployee director for service as a nonemployee director during such fiscal year, will not exceed $1,000,000.
Other Award Limits
To comply with applicable tax rules, the Equity Incentive Plan limits to 15,500,000 the number of shares that may be issued upon the exercise of incentive stock options granted under the Equity Incentive Plan.

Administration
The Equity Incentive Plan generally will be administered by the compensation committee of the Post-Combination Company’s board of directors, although the Post-Combination Company’s board of directors retains the right to appoint another of its committees to administer the Equity Incentive Plan or to administer the Equity Incentive Plan directly (For purposes of this summary, the term “Committee” will refer to either such duly appointed committee or the Post-Combination Company’s board of directors). The Committee may delegate to one or more of our officers the authority to grant awards to persons who are not officers or directors, subject to certain limitations contained in the Equity Incentive Plan and award guidelines established by the committee. Subject to the provisions of the Equity Incentive Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of awards, and all of their terms and conditions. The Committee may, subject to certain limitations on the exercise of its discretion provided by the Equity Incentive Plan, amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award. The Committee will interpret the Equity Incentive Plan and awards granted thereunder, and all determinations of the Committee generally will be final and binding on all persons having an interest in the Equity Incentive Plan or any award.
The Equity Incentive Plan provides, subject to certain limitations, for indemnification by the Post-Combination Company of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the Equity Incentive Plan. All awards granted under the Equity Incentive Plan will be evidenced by a written or digitally signed agreement between the Post-Combination Company and the participant specifying the terms and conditions of the award, consistent with the requirements of the Equity Incentive Plan.
Prohibition of Option and SAR Repricing
The Equity Incentive Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy at a meeting of our stockholders, the Committee may not provide for any of the following with respect to underwater options or stock appreciation rights: (1) either the cancellation of such outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price or the amendment of outstanding options or stock appreciation rights to reduce the exercise price, (2) the issuance of new full value awards in exchange for the cancellation of such outstanding options or stock appreciation rights, or (3) the cancellation of such outstanding options or stock appreciation rights in exchange for payments in cash.
Eligibility
Awards may be granted to employees, directors and consultants of the Post-Combination Company or any present or future parent or subsidiary corporation or other affiliated entity of the Post-Combination Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Post-Combination Company or any parent or subsidiary corporation of the Post-Combination Company. As of March 31, 2021, SmartRent had approximately 281 employees, including six executive officers who would be eligible under the Equity Incentive Plan in addition to the six Post-Combination Company directors, assuming the approval of the Director Election Proposal.
Stock Options
The Committee may grant nonstatutory stock options, incentive stock options within the meaning of Section 422 of the Code, or any combination of these. The exercise price of each option may not be less than the fair market value of a share of our common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Post-Combination Company or any parent or subsidiary corporation of the Post-Combination Company (a “10% Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant.

The Equity Incentive Plan provides that the option exercise price may be paid in cash, by check, or cash equivalent; by means of a broker-assisted cashless exercise; by means of a net-exercise procedure; to the extent legally permitted, by tender to the Post-Combination Company of shares of common stock owned by the participant having a fair market value not less than the exercise price; by such other lawful consideration as approved by the Committee; or by any combination of these. Nevertheless, the Committee may restrict the forms of payment permitted in connection with any option grant.
Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The maximum term of any option granted under the Equity Incentive Plan is ten years, provided that an incentive stock option granted to a 10% Stockholder must have a term not exceeding five years. Unless otherwise permitted by the Committee, an option generally will remain exercisable for three months following the participant’s termination of service, provided that if service terminates as a result of the participant’s death or disability, the option generally will remain exercisable for 12 months, but in any event the option must be exercised no later than its expiration date. If a participant’s service is terminated for cause or if, following the participant’s termination and during which any period the stock option remains exercisable, the participant engages in any act that would constitute cause, the stock option will terminate in its entirety and cease to be exercisable immediately upon such termination of service or act.
Options are nontransferable by the participant other than by will or by the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant. However, an option may be assigned or transferred to certain family members or trusts for their benefit to the extent permitted by the Committee and, in the case of an incentive stock option, only to the extent that the transfer will not terminate its tax qualification.
Stock Appreciation Rights
The Committee may grant stock appreciation rights either in tandem with a related option (a “Tandem SAR”) or independently of any option (a “Freestanding SAR”). A Tandem SAR requires the option holder to elect between the exercise of the underlying option for shares of common stock or the surrender of the option and the exercise of the related stock appreciation right. A Tandem SAR is exercisable only at the time and only to the extent that the related stock option is exercisable, while a Freestanding SAR is exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The exercise price of each stock appreciation right may not be less than the fair market value of a share of our common stock on the date of grant.
Upon the exercise of any stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the right is exercised over the aggregate exercise price for such shares. Payment of this amount upon the exercise of a Tandem SAR may be made only in shares of common stock whose fair market value on the exercise date equals the payment amount. At the Committee’s discretion, payment of this amount upon the exercise of a Freestanding SAR may be made in cash or shares of common stock as set forth in the applicable award agreement. The maximum term of any stock appreciation right granted under the Equity Incentive Plan is ten years.
Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant. If permitted by the Committee, a Tandem SAR related to a nonstatutory stock option and a Freestanding SAR may be assigned or transferred to certain family members or trusts for their benefit to the extent permitted by the Committee. Other terms of stock appreciation rights are generally similar to the terms of comparable stock options.
Restricted Stock Awards
The Committee may grant restricted stock awards under the Equity Incentive Plan either in the form of a restricted stock purchase right, giving a participant a right to purchase common stock, or in the form of a restricted stock bonus, in which stock is issued in consideration for services to the Post-Combination Company rendered by the participant. The Committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award and dividends paid in cash may be made subject to such restrictions. If a participant’s service terminates for any reason, whether voluntary or involuntary (including the participant’s death or disability), then (a) the Post-Combination Company will have the option to repurchase for the purchase price paid by the participant any shares acquired by the participant pursuant to a restricted stock purchase right which remain subject to vesting conditions as of the date of the participant’s termination of service and (b) the participant will forfeit to the Post-Combination Company any shares acquired by the participant pursuant to a restricted stock bonus which remain subject to vesting conditions as of the date of the participant’s termination of service.
Restricted Stock Units
The Committee may grant RSUs under the Equity Incentive Plan, which represent rights to receive shares of our common stock or, if determined by the Committee in the award agreement, a cash payment equal to the value thereof at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of RSUs or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the Post-Combination Company. The Committee may grant RSU awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. RSUs may not be transferred by the participant. Participants have no voting rights or rights to receive cash dividends with respect to RSU awards until shares of common stock are issued in settlement of such awards. However, the Committee may grant RSUs that entitle their holders to dividend equivalent rights, which are rights to receive cash or additional RSUs whose value is equal to any cash dividends the Post-Combination Company pays. Dividend equivalent rights are subject to the same vesting conditions and settlement terms as the original award. Unless otherwise provided by the Committee, a participant will forfeit any RSUs which have not vested prior to the participant’s termination of service.
Performance Awards
The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between the Post-Combination Company and the participant. These awards may be designated as performance shares or performance units, which consist of unfunded bookkeeping entries generally having initial values equal to the fair market value determined on the grant date of a share of common stock in the case of performance shares and a monetary value established by the Committee at the time of grant in the case of performance units. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock that are subject to additional vesting) or any combination of these.
Prior to the beginning of the applicable performance period or such later date as determined by the Committee, the Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Post-Combination Company and each subsidiary corporation consolidated with the Post-Combination Company for financial reporting purposes, or such division or business unit of the Post-Combination Company as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following such measures: revenue; sales; expenses; operating income; gross margin; operating margin; earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; pre-tax profit; adjusted pre-tax profit; net operating income; net income; economic value added; free cash flow; operating cash flow; balance of cash, cash equivalents and marketable securities; stock price; earnings per share; return on stockholder equity; return on capital; return on assets; return on investment; total stockholder return, employee satisfaction; employee retention; market share; customer satisfaction; product development; research and development expense; completion of an identified special project and completion of a joint venture or other corporate transaction and personal performance objectives established for an individual participant or group of participants; and any other performance measure selected by the Committee.
The target levels with respect to these performance measures may be expressed on an absolute basis or relative to an index, budget or other standard specified by the Committee. The degree of attainment of performance measures will be calculated in accordance with the Post-Combination Company’s financial statements, generally accepted accounting principles, if applicable, or other methodology established by the Committee. To prevent the dilution or enlargement of the rights with respect to performance awards, the Committee may make appropriate adjustments (whether positive or negative) in the method of calculating performance measures for performance periods, including (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated performance measures; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (vi) to exclude the dilutive effects of acquisitions or joint ventures; (vii) to assume that any business divested by the Post-Combination Company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (viii) to exclude the effect of any change in the outstanding shares of the Post-Combination common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to stockholders other than regular cash dividends; (ix) to exclude the effects of stock-based compensation or the award of an annual cash incentive under any annual incentive program maintained by the Post-Combination Company; (x) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item; and (xi) to make other appropriate adjustments selected by the Committee.
Following completion of the applicable performance period, the Committee will determine the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee may make positive or negative adjustments to performance award payments to participants to reflect the participant’s individual job performance or other factors determined by the Committee. In its discretion, the Committee may provide for a participant awarded performance shares to receive dividend equivalent rights with respect to cash dividends paid on the Post-Combination Company’s common stock to the extent that the performance shares become vested. The Committee may provide for performance award payments in lump sums or installments.
Unless otherwise provided by the Committee, if a participant’s service terminates due to the participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of days of the participant’s service during the performance period. The Committee may provide similar treatment for a participant whose service is involuntarily terminated. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the Equity Incentive Plan provides that the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period, and performance awards are generally exercisable during the participant’s lifetime only by the participant.
Cash-Based Awards and Other Stock-Based Awards
The Committee may grant cash-based awards or other stock-based awards in such amounts and subject to such terms and conditions as the Committee determines. Cash-based awards will specify a monetary payment or range of payments, while other stock-based awards will specify a number of shares or units based on shares or other equity-related awards. Such awards may be subject to vesting conditions based on continued performance of service or subject to the attainment of one or more performance goals similar to those described above in connection with performance awards. Settlement of awards may be in cash or shares of common stock, as determined by the Committee. A participant will have no voting rights with respect to any such award unless and until shares are issued pursuant to the award. The Committee may grant dividend equivalent rights with respect to other stock-based awards. The effect on such awards of the participant’s termination of service will be determined by the Committee and set forth in the participant’s award agreement.
Change in Control
The Equity Incentive Plan provides that a “Change in Control” occurs upon (a) a person (with certain exceptions described in the Equity Incentive Plan) acquiring direct or indirect beneficial ownership of 50% or more of the total fair market value or total combined voting power of Post-Combination Company’s then-outstanding securities entitled to vote generally in the election of the Post-Combination Company’s board of directors; (b) stockholder approval of a liquidation or dissolution of the Post-Combination Company; or (c) the occurrence of any of the following events upon which the stockholders of the Post-Combination Company immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of the Post-Combination Company, its successor or the entity to which the assets of the company were transferred: (i) a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of the Post-Combination Company’s voting stock; (ii) a merger or consolidation in which the Post-Combination Company is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Post-Combination Company (other than a sale, exchange or transfer to one or more subsidiaries of the Post-Combination Company).
If a Change in Control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue outstanding awards or substitute substantially equivalent awards for its stock. If so determined by the Committee, stock-based awards will be deemed assumed if, for each share subject to the award prior to the Change in Control, its holder is given the right to receive the same amount of consideration that a stockholder would receive as a result of the Change in Control. Any awards which are not assumed or continued in connection with a Change in Control or exercised or settled prior to the Change in Control will terminate effective as of the time of the Change in Control.
Subject to the restrictions of Section 409A of the Code, the Committee may provide for the acceleration of vesting or settlement of any or all outstanding awards upon such terms and to such extent as it determines. The vesting of all awards held by non-employee directors will be accelerated in full upon a Change in Control.
The Equity Incentive Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any award denominated in shares of stock upon a Change in Control in exchange for a payment to the participant with respect each vested share (and each unvested share if so determined by the Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the Change in Control transaction over the exercise or purchase price per share, if any, under the award. Subject to the restrictions of Section 409A or Section 424 of the Code, the Committee may determine that an award may be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, earnouts and similar conditions as the other holders of the Post-Combination Company’s common stock.
Withholding
The Post-Combination Company will have the right to deduct from any and all payments made under the Equity Incentive Plan, or to require the participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes (including social insurance), if any, required by law to be withheld by the Post-Combination Company with respect to an award or the shares acquired pursuant thereto. The Post-Combination Company will have no obligation to deliver shares, to release shares from an escrow established pursuant to an award agreement, or to make any payment in cash under the Equity Incentive Plan until the Post-Combination Company’s tax withholding obligations have been satisfied by the participant.

The Post-Combination Company also has the right, but not the obligation, to deduct from the shares issuable to a participant upon the exercise or settlement of an award, or to accept from the participant the tender of, a number of whole shares having a fair market value, as determined by the Post-Combination Company, equal to all or any part of the tax withholding obligations of the Post-Combination Company. The fair market value of any shares withheld or tendered to satisfy any such tax withholding obligations will not exceed the amount determined by the applicable minimum statutory withholding rates (or the maximum individual statutory withholding rates for the applicable jurisdiction if use of such rates would not result in adverse accounting consequences or cost). The Post-Combination Company may require a participant to direct a broker, upon the vesting, exercise or settlement of an award, to sell a portion of the shares subject to the award determined by the Post-Combination Company in its discretion to be sufficient to cover the tax withholding obligations of the Post-Combination Company and to remit an amount equal to such tax withholding obligations to such Post-Combination Company in cash.
Amendment, Suspension or Termination
The Equity Incentive Plan will continue in effect until its termination by the Committee, provided that no awards may be granted under the Equity Incentive Plan following the tenth anniversary of the Equity Incentive Plan’s effective date, which will be the date on which it is approved by the stockholders. The Committee may amend, suspend or terminate the Equity Incentive Plan at any time, provided that no amendment may be made without stockholder approval that would increase the maximum aggregate number of shares of stock authorized for issuance under the Equity Incentive Plan, change the class of persons eligible to receive incentive stock options or require stockholder approval under any applicable law or the rules of any stock exchange on which the Post-Combination Company’s shares are then listed. No amendment, suspension or termination of the Equity Incentive Plan may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not have a materially adverse effect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule, including, but not limited to, Section 409A of the Code.
Summary of U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Equity Incentive Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.
Incentive Stock Options
A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss upon the sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.
In general, the difference between the option exercise price and the fair market value of the shares on the date of exercise of an incentive stock option is treated as an adjustment in computing the participant’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.
Nonstatutory Stock Options
Options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the exercise date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.
Restricted Stock
A participant acquiring restricted stock generally will recognize ordinary income equal to the excess of the fair market value of the shares on the “determination date” over the price paid, if any, for such shares. The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture (e.g., when they become vested). If the determination date follows the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to designate the date of acquisition as the determination date by filing an election with the IRS no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.
Restricted Stock Unit, Performance, Cash-Based and Other Stock-Based Awards
A participant generally will recognize no income upon the receipt of an RSU, performance share, performance unit, cash-based or other stock-based award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any substantially vested shares of stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above under “Restricted Stock.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date (as defined above under “Restricted Stock”), will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.
New Equity Incentive Plan Benefits
No awards will be granted under the Equity Incentive Plan prior to its approval by the stockholders of the Post-Combination Company. All awards will be granted at the discretion of the Committee, and, accordingly, are not yet determinable.

Securities Authorized for Issuance Under the Prior Plan
As of December 31, 2020, FWAA had no equity compensation plans or outstanding equity awards. FWAA will not assume the Prior Plan and all awards outstanding thereunder until the consummation of the Business Combination, which will not occur until after December 31, 2020. The following table is presented as of December 31, 2020 in accordance with SEC requirements:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—
Interests of Certain Persons in this Proposal
FWAA’s directors and executive officers may be considered to have an interest in the approval of the Equity Incentive Plan because they may in the future receive awards under the Equity Incentive Plan (but are not currently expected to do so). Nevertheless, the FWAA Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the Equity Incentive Plan.
Vote Required for Approval
If the Business Combination Proposal is not approved, the Equity Incentive Plan Proposal will not be presented at the Special Meeting. The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the holders of Class A common stock and Class B common stock, voting as a single class, present in person (including presence at a virtual meeting) or represented by proxy at the Special Meeting. Failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the FWAA Special Meeting, abstentions, and broker non-votes will have no effect on the Equity Incentive Plan Proposal.
The Business Combination is not conditioned upon the approval of the Equity Incentive Plan Proposal. Notwithstanding the approval of the Equity Incentive Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Equity Incentive Plan Proposal will not be effected.
Recommendation of the Board of Directors
THE FWAA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FWAA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 7 — THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL
At the Special Meeting, holders of FWAA common stock will be asked to approve the SmartRent, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”). On May 12, 2021, the FWAA Board approved the ESPP, subject to stockholder approval. The ESPP is being adopted in connection with the Business Combination and, if approved by the stockholders, will become effective upon the Closing, but the first offering period will commence at a later date determined by the administrator of the ESPP. The ESPP will provide eligible employees an opportunity to purchase the Class A common stock of the Post-Combination Company at a discount through accumulated contributions of their earned compensation. Both the FWAA Board and the SmartRent’s board of directors have determined that offering an employee stock purchase plan is important to the ability of the Post-Combination Company to compete for talent. The ESPP will become a significant part of the Post-Combination Company’s overall equity compensation strategy (especially with respect to our nonexecutive employees) if it is approved by FWAA’s stockholders. If FWAA’s stockholders do not approve the ESPP, the Post-Combination Company may not be able to offer competitive compensation to existing employees and qualified candidates, which could prevent the Post-Combination Company from successfully attracting and retaining highly skilled employees.
The ESPP’s initial share reserve which we are asking the stockholders to approve is 2,000,000 shares of Class A common stock of the Post-Combination Company. Following the ESPP’s effectiveness, offering periods will not commence under the ESPP until determined by the Post-Combination Company’s board of directors or its compensation committee.
The ESPP is described in more detail below. A copy of the ESPP is attached as Annex I to this proxy statement/prospectus.
The 2021 Employee Stock Purchase Plan
A total of 2,000,000 shares of our common stock are available for sale under our ESPP. In addition, our ESPP provides for annual increases in the number of shares available for issuance under the ESPP on January 1, 2022 and each subsequent anniversary through 2030, equal to the smallest of:
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2,000,000 shares;

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1.0% of the outstanding shares of the Post-Combination Company’s common stock on the immediately preceding December 31; or

•
such other amount as may be determined by the administrator.

Appropriate adjustments will be made in the number of authorized shares and in outstanding purchase rights to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to purchase rights which expire or are cancelled will again become available for issuance under the ESPP.
The compensation committee of the Post-Combination Company’s board of directors will administer the ESPP and have full authority to interpret the terms of the ESPP. The ESPP provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the ESPP.
All of our employees, including our named executive officers, and employees of any of our subsidiaries designated by the compensation committee are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year, subject to any local law requirements applicable to participants in jurisdictions outside the United States. However, an employee may not be granted rights to purchase stock under our ESPP if such employee:
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immediately after the grant would own stock or options to purchase stock possessing 5.0% or more of the total combined voting power or value of all classes of our capital stock; or

•
holds rights to purchase stock under all of our employee stock purchase plans that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year in which the right to be granted would be outstanding at any time.

Our ESPP is intended to qualify under Section 423 of the Code but also permits us to include our non-U.S. employees in offerings not intended to qualify under Section 423. The ESPP will typically be implemented through consecutive six-month offering periods. The offering periods generally start on or about the first trading days of February and August of each year and end on or about the last trading days of the next July and January, except for the first such offering period, which will commence on the date of closing of the Business Combination and will end on or about the last trading day of January 2022. The administrator may, in its discretion, modify the terms of future offering periods, including establishing offering periods of up to 27 months and providing for multiple purchase dates. The administrator may vary certain terms and conditions of separate offerings for employees of our non-U.S. subsidiaries where required by local law or desirable to obtain intended tax or accounting treatment.
Our ESPP permits participants to purchase common stock through payroll deductions of up to 15.0% of their eligible compensation, which includes a participant’s regular and recurring straight time gross earnings and payments for overtime and shift premiums, but exclusive of payments for incentive compensation, bonuses and other similar compensation.
Amounts deducted and accumulated from participant compensation, or otherwise funded in any participating non-U.S. jurisdiction in which payroll deductions are not permitted, are used to purchase shares of our common stock at the end of each offering period. The purchase price of the shares will be 85% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the last day of the offering period. Participants may end their participation at any time during an offering period and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with us.
Each participant in any offering will have an option to purchase for each full month contained in the offering period a number of shares determined by dividing $2,083.33 by the fair market value of a share of our common stock on the first day of the offering period or 245 shares, if less, and except as limited in order to comply with Section 423 of the Code. Prior to the beginning of any offering period, the administrator may alter the maximum number of shares that may be purchased by any participant during the offering period or specify a maximum aggregate number of shares that may be purchased by all participants in the offering period, which will initially be 1,000,000 shares. If insufficient shares remain available under the plan to permit all participants to purchase the number of shares to which they would otherwise be entitled, the administrator will make a pro rata allocation of the available shares. Any amounts withheld from participants’ compensation in excess of the amounts used to purchase shares will be refunded, without interest.
A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.
In the event of a change in control, an acquiring or successor corporation may assume our rights and obligations under outstanding purchase rights or substitute substantially equivalent purchase rights. If the acquiring or successor corporation does not assume or substitute for outstanding purchase rights, then the purchase date of the offering periods then in progress will be accelerated to a date prior to the change in control.
Our ESPP will continue in effect until terminated by the administrator. The compensation committee has the authority to amend, suspend or terminate our ESPP at any time.
Vote Required for Approval
If the Business Combination Proposal is not approved, the Employee Stock Purchase Plan Proposal will not be presented at the Special Meeting. The approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by the holders of Class A common stock and Class B common stock, voting as a single class, present in person (including presence at a virtual meeting) or represented by proxy at the Special Meeting. Failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the FWAA Special Meeting, abstentions, and broker non-votes will have no effect on the Employee Stock Purchase Plan Proposal.
The Business Combination is not conditioned upon the approval of the Employee Stock Purchase Plan Proposal. Notwithstanding the approval of the Employee Stock Purchase Plan, if the Business

Combination is not consummated for any reason, the actions contemplated by the Employee Stock Purchase Plan Proposal will not be effected.
Recommendation of the Board of Directors
THE FWAA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FWAA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL
The Adjournment Proposal, if adopted, will allow the FWAA Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are insufficient votes to approve the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, or the Employee Stock Purchase Plan Proposal. In no event will the FWAA Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing Charter and Delaware law.
Consequences if the Adjournment Proposal is not Approved
If the Adjournment Proposal is not approved by stockholders, the FWAA Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal, or we determine that one or more of the closing conditions under the Merger Agreement is not satisfied or waived. If FWAA does not consummate the Business Combination and fails to complete an initial business combination by February 9, 2023 (subject to the requirements of law), FWAA will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders.
Vote Required for Approval
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of Class A common stock and Class B common stock, present in person (including presence at a virtual meeting) or represented by proxy, voting as a single class.
Failure to submit a proxy or to vote in person (including presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Adjournment Proposal.
The Business Combination is not conditioned upon the approval of the Adjournment Proposal.
Recommendation of the Board of Directors
THE FWAA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FWAA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT FWAA
In this section “we,” “us,” “our” or the “Company” refer to FWAA prior to the Business Combination and to the Post-Combination Company following the Business Combination.
Introduction
We are a blank check company incorporated on November 23, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to executing the Merger Agreement, our efforts were limited to organizational activities, completion of our initial public offering and the evaluation of possible business combinations. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, we are a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.
Company History
On December 2, 2020, the Sponsor purchased 7,187,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. On February 3, 2021, the Sponsor transferred 30,000 Founder Shares to each of Alana Beard, Victor Coleman, Angela Huang and Wisdom Lu as compensation for his, her or its service as a director of the Company. On February 4, 2021, we effected a 1:1.2 stock split of our Class B common stock (the “Class B Stock Split”). As of July 20, 2021, our Sponsor and our independent directors held an aggregate of 8,625,000 Founder Shares. Prior to the initial investment in the company of $25,000 by our Sponsor, the Company had no assets, tangible or intangible. The per share price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of common stock upon completion of the FWAA IPO (excluding the Private Placement Shares).
The registration statement for our IPO was declared effective on February 4, 2021. On February 9, 2021, we consummated the FWAA IPO of 34,500,000 shares of FWAA common stock, including 4,500,000 shares as a result of the underwriters’ exercise of their over-allotment option. The shares were sold at a price of $10.00 per share, generating gross proceeds to us of $345.0 million.
Simultaneously with the consummation of the FWAA IPO, we consummated the private placement of 1,047,500 Private Placement Shares at a price of $10.00 per share, to the Sponsor, generating gross proceeds of $10.475 million. Of the gross proceeds received from the FWAA IPO and the Private Placement Shares, $345.0 million was placed into the Trust Account.
As of July 20, 2021, our Sponsor and independent directors held an aggregate of 9,672,500 shares of FWAA common stock.
Redemption Rights for Holders of Public Shares
We are providing our public stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit in the Trust Account as of two business days prior to the closing, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by (ii) the number of then-outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account as of July 27, 2021 is anticipated to be approximately $10.00 per public share. The per share amount we will distribute to stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters or another FINRA member. The redemption rights will include the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its shares. Our Sponsor and our independent directors have entered into a letter agreement with us pursuant to which they have agreed to waive their redemption rights with respect to any shares of common stock owned by them in connection with the completion of the Business Combination.

Limitation on Redemption Rights
Notwithstanding the foregoing redemption rights, if we seek stockholder approval of the Business Combination and we do not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, the Existing Charter provides that a holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares without prior consent, which we refer to as the “15% threshold.” Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash.
We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against the Business Combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 15% of the Public Shares could threaten to exercise its redemption rights against the Business Combination if such holder’s shares are not purchased by us, our Sponsor or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the Public Shares, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete a Business Combination, particularly in connection with a Business Combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we will not be restricting our stockholders’ ability to vote all of their shares (including such shares in excess of the 15% threshold) for or against the Business Combination.
Submission of Business Combination to a Stockholder Vote
The special meeting of FWAA stockholders to which this filing relates is to solicit your approval of the Business Combination. FWAA’s public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders who elected to exercise their redemption rights will not be entitled to receive such payments. FWAA has entered into a letter agreement with the Sponsor and FWAA’s independent directors, pursuant to which each agreed to vote all shares of FWAA common stock owned by them in favor of the Business Combination Proposal presented at the Special Meeting.
Permitted Purchases of Our Securities
If we seek stockholder approval of the Business Combination and we do not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, our Sponsor, directors, executive officers, advisors or their affiliates may purchase public shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.
In the event that our Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.
The purpose of any such purchases of shares could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or (ii) to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of the Business Combination, where it appears that such requirement would otherwise not be met. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our shares of Class A common stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
Our Sponsor, officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders (in the case of shares of Class A common stock) following our mailing of proxy materials in connection with the Business Combination. To the extent that our Sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination, whether or not such stockholder has already submitted a proxy with respect to the Business Combination, but only if such shares have not already been voted at the stockholder meeting related to the Business Combination. Our Sponsor, executive officers, directors, advisors or any of their affiliates will select which stockholders to purchase shares from based on the negotiated price and number of shares and any other factors that they may deem relevant, and will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws. Our Sponsor, officers, directors and/or their affiliates will not make purchases of shares if the purchases would violate Section 9 (a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.
Redemption of Public Shares and Liquidation if no Initial Business Combination
Our Existing Charter provides that we will have only 24 months from the closing of the FWAA IPO to complete a business combination. If we are unable to consummate a business combination within such 24-month period, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any): and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii) to our obligations to provide for claims of creditors and the requirements of other applicable law.
Pursuant to a letter agreement with us, our Sponsor, officers and directors have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Shares held by them if we fail to complete the Business Combination by February 9, 2023. However, if our Sponsor, officers or directors acquired Public Shares in, or acquire Public Shares after, the FWAA IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete the Business Combination by February 9, 2023.
Pursuant to a letter agreement with us, our Sponsor, officers and directors have agreed that they will not propose any amendment to our Existing Charter that would modify the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete the Business Combination by February 9, 2023 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, unless we provide our public stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable), divided by (ii) the number of then-outstanding Public Shares. However, we may not redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our Public Shares at such time. This redemption right will apply in the event of the approval of any such amendment, whether proposed by the Sponsor, any executive officer, director or director nominee, or any other person.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If we were to expend all of the net proceeds of the FWAA IPO and the sale of the Private Placement Shares, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per share redemption amount received by stockholders upon our dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per share redemption amount received by stockholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we have sought and will continue to seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, our independent registered public accounting firm will not execute an agreement with us waiving such claims to the monies held in the Trust Account.
In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case, less taxes payable, provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriters of the FWAA IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of FWAA. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per share redemption price will not be less than $10.00 per Public Share.
We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the FWAA IPO against certain liabilities, including liabilities under the Securities Act.
If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Our public stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our Public Shares if we do not consummate an initial business combination by February 9, 2023, subject to applicable law, (ii) in connection with a stockholder vote to approve an amendment to the Existing Charter to modify the substance or timing of our obligation to redeem 100% of our Public Shares if we do not consummate an initial business combination by February 9, 2023 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with the Business Combination, a stockholder’s voting in connection with the Business Combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of our Existing Charter, like all provisions of our Existing Charter, may be amended with a stockholder vote.
Facilities
We currently maintain our executive offices at 6060 Center Drive, 10th Floor, Los Angeles, California 90045 and our telephone number is (310) 853-8878. Pursuant to the terms of an Administrative Support Agreement, dated March 17, 2021, by and between us and Fifth Wall Ventures Management, LLC (the “Management Company”), the Management Company agreed to provide us with such office space and secretarial and administrative services as may be required by us until the earlier of (i) consummation of our initial business combination and (ii) our liquidation (such earlier date, the “Termination Date”). In exchange for such arrangement, we agreed to reimburse the Management Company up to a sum of $10,000 per month until the Termination Date. We consider our current office space adequate for our operations.

No compensation of any kind, including finder’s and consulting fees, will be paid by FWAA to our Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of a Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying, investigating, negotiating and completing an initial business combination. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates.
Employees
We currently have two officers: Brendan Wallace and Andriy Mykhaylovskyy. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the Business Combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the Business Combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of the Business Combination.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.
On May 26, 2021, a purported stockholder of FWAA filed a complaint for breach of fiduciary duty and aiding and abetting breach of fiduciary duty against FWAA and the board of directors of FWAA in the Superior Court of California, County of Los Angeles, under the caption David Dang v. Fifth Wall Acquisition Corp. I, et al., Case No. 21STCV19902. The lawsuit generally alleges that the board of directors of FWAA breached their fiduciary duties by failing to disclose all material information in the Registration Statement filed in connection with the proposed Business Combination, and that FWAA aided and abetted the directors' alleged breaches of fiduciary duty. The plaintiff in the lawsuit seeks, among other things, injunctive relief, money damages, and the costs of the lawsuit, including attorneys’ and experts’ fees. We intend to vigorously defend against this lawsuit and any matters in which we are named defendants, and, for insurable losses, maintain significant levels of insurance to protect against adverse judgments, claims or assessments that may affect our company. While the ultimate resolution of such matters is uncertain, we do not expect the results of the lawsuit described above to have a material effect on our financial position or results of operations.

MANAGEMENT OF FWAA
In this section “we,” “us,” “our” or the “Company” refer to FWAA prior to the Business Combination and to the Post-Combination Company following the Business Combination.
Directors and Executive Officers
FWAA’s current directors and executive officers are as follows:
Name	Age	Title
Brendan Wallace	39	Chairman of the Board and Chief Executive Officer
Andriy Mykhaylovskyy	36	Director and Chief Financial Officer
Alana Beard	39	Director
Victor Coleman	59	Director
Angela C. Huang	38	Director
Wisdom Lu	54	Director
Brendan Wallace, Chairman of the Board and Chief Executive Officer
Brendan Wallace serves as our Chief Executive Officer and Chairman. Mr. Wallace also serves as a co-founder and Managing Partner at Fifth Wall since May 2016, where he also serves as the chairman of the investment committee. Mr. Wallace is also the Chairman of the Board and Chief Executive Officer of Fifth Wall Acquisition Corp. II and Fifth Wall Acquisition Corp. III. Prior to starting Fifth Wall, Mr. Wallace co-founded Identified Inc., a venture-backed data and analytics company, in January 2009, that was subsequently acquired by Workday, Inc. in February 2014. Mr. Wallace also was involved in the founding of Maxi Mobility Spain, S.L. (d/b/a Cabify) in September 2012. Mr. Wallace has been an active investor, leading more than 65 angel investments including Dollar Shave Club, Bonobos, Carbon38, Clutter, Inc., Philz Coffee, Inc., Allbirds, Inc., MasterClass, Roofstock, Inc., Common Living, Inc. Mr. Wallace started his career at The Goldman Sachs Group, Inc. in the real estate, hospitality, and gaming investment banking before joining The Blackstone Group Inc.’s real estate private equity group where he was involved with the buyout of Hilton Hotels and Equity Office Properties. Mr. Wallace received his B.A. Summa Cum Laude in Political Science from Princeton University in 2004 and received his M.B.A. from Stanford University in 2010. We believe Mr. Wallace is well suited to be a member of our board of directors based on his extensive investment experience.
Andriy Mykhaylovskyy, Director and Chief Financial Officer
Andriy Mykhaylovskyy serves as our Chief Financial Officer and Director. Mr. Mykhaylovskyy is a Managing Partner and Chief Operating Officer at Fifth Wall since April 2017, where he oversees the firm’s day-to-day operations and investing activities. Mr. Mykhaylovskyy is also the Chief Financial Officer of Fifth Wall Acquisition Corp. II and a director and Chief Financial Officer of Fifth Wall Acquisition Corp. III. Prior to joining Fifth Wall, Mr. Mykhaylovskyy was a Principal and founding team member at Evergreen Coast Capital, a technology-focused private equity affiliate of Elliott Management Corporation, from January 2016 to March 2017. Mr. Mykhaylovskyy’s other previous leadership roles include serving as the Vice President at The Gores Group from May 2014 to January 2016 and Chief Financial Officer of Identified, Inc., a data and analytics company, from August 2013 to February 2014. Mr. Mykhaylovskyy started his career in investment banking at Morgan Stanley & Co. LLC, where he offered financial advisory and capital-raising services to global industrial corporations, before joining technology-focused private equity firm Francisco Partners as an associate. Mr. Mykhaylovskyy received his B.A. in Economics from Princeton University in 2007 and received his M.B.A. from Stanford University in 2013. We believe Mr. Mykhaylovsky’s financial expertise and experience in evaluating and investing in technology and data analytics companies makes him well qualified to serve on our board of directors.
Alana Beard, Director
Alana Beard has been a member of our board of directors since February 2021. In this role she has advised the company from the consummation of the initial public offering through a special purpose acquisition company. Ms. Beard has been a director of Fifth Wall Acquisition Corp. II and Fifth Wall Acquisition Corp III since April 2021. Ms. Beard was a Senior Associate at SVB Capital from February 2020 through June 2021, President of the 318 Foundation, Inc., a non-profit organization since January 2021, and Co-Founder of Transition Play, LLC, a platform that positions athletes to have high-impact professional lives beyond the game since May 2021. Prior to joining SVB, Ms. Beard was a member of the WNBA Los Angeles Sparks organization from April 2012 to January 2020 and an ESPN/ACC women’s college basketball analyst from October 2019 to March 2020. During her career with the Sparks, Ms. Beard was a four-time WNBA All-Star, won the WNBA championship in 2016 and was named WNBA Defensive Player of the Year for the 2017 and 2018 seasons. Ms. Beard graduated from Duke University in 2004 with a bachelor’s degree in Sociology. We believe Ms. Beard’s prior leadership experience makes her well qualified to serve on our board of directors.
Victor Coleman, Director
Victor Coleman has been a member of our board of directors since February 2021. In this role, he has advised the company from the consummation of the initial public offering through a special purpose acquisition company. Mr. Coleman serves as Chief Executive Officer, President and Chairman of Hudson Pacific Properties, Inc. since June 2010. Prior to the formation of Hudson Pacific Properties, Inc., Mr. Coleman founded and served as a managing partner of its predecessor, Hudson Capital, LLC, a private real estate investment company since October 2006. In 1990, Mr. Coleman co-founded and led Arden Realty, Inc. as its President and Chief Operating Officer and as a director until its sale to General Electric Co. in May 2006. Mr. Coleman also serves on the boards of directors of the Ronald Reagan UCLA Medical Center, the Fisher Center for Real Estate and Urban Economics, Los Angeles Sports & Entertainment Commission and the Los Angeles Chapter of the World Presidents’ Organization. Mr. Coleman’s experience as a director also includes service on the board of other publicly traded real estate investment trusts, or REITs, such as Douglas Emmett, Inc. from 2006 to 2009 and Kite Realty since 2012, where he currently serves as a member of both its compensation committee and nominating and corporate governance committee. He received his B.A. in History from the University of California, Berkeley in 1983 and his M.B.A. from Golden Gate University in 1985. We believe Mr. Coleman’s extensive executive and board experience makes him well qualified to serve on our board of directors.
Angela C. Huang, Director
Angela C. Huang has been a member of our board of directors since February 2021. In this role, she has advised the company from the consummation of the initial public offering through a special purpose acquisition company. Ms. Huang has been a Managing Director of EE Capital Pte. Ltd. since June 2020. Previously, Ms. Huang was a Managing Director of Hillhouse Capital Management Pte. Ltd., a global private and public equity investment management firm, from February 2013 to April 2020. She received her A.B. from Princeton University in 2004 and her J.D. from Columbia University in 2008, where she was a Harlan Fiske Stone Scholar. We believe Ms. Huang’s substantial experience in the public and private equity markets with a focus on cross-border transactions makes her well qualified to serve on our board of directors.
Wisdom Lu, Director
Wisdom Lu has been a member of our board of directors since February 2021. In this role, she has advised the company from the consummation of the initial public offering through a special purpose acquisition company. Ms. Lu has been serving as a General Partner of Stibel Investments since 2010 and Bryant Stibel since co-founding it in July 2015. Ms. Lu also serves as a member of the board of directors of Tailwind Acquisition Corp., a special purpose acquisition vehicle, and as the chairperson of its audit committee since September 2020. She has previously served as the Chief Financial Officer at Dun & Bradstreet Credibility Corp. from September 2014 to January 2017 and as its Senior Vice President, Data Works from February 2012 to August 2014. Prior to Dun & Bradstreet, she served as the Chief Financial Officer of Liberman Broadcasting where she oversaw finance, information technology, human resources, as well as legal and investor relations. Prior to Liberman Broadcasting, Ms. Lu served as Treasurer and Chief Investment Officer of Health Net, Inc. from August 1996 to April 2008. Ms. Lu received a degree in Bachelor of Engineering from Rensselaer Polytechnic Institute in 1987 and an M.B.A. from New York University in

1993. We believe Ms. Lu’s operational and executive experience make her well-qualified to serve as a member of our board of directors.
Number and Terms of Office of Officers and Directors
Our board of directors consists of six members. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on the Nasdaq.
Our board of directors is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Alana Beard and Victor Coleman, is expected to expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Angela C. Huang and Wisdom Lu is expected to expire at our second annual meeting of stockholders. The term of office of the third class of directors, consisting of Brendan Wallace and Andriy Mykhaylovskyy will expire at our third annual meeting of stockholders.
Commencing at our first annual meeting of the stockholders and at each annual meeting of the stockholders thereafter, directors elected to succeed those directors whose terms expire will be elected for a term of office to expire at the second annual meeting of the stockholders after their election.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our current bylaws provide that our officers may consist of a President, a Secretary, a Treasurer and such other officers as may from time to time be appointed by the board of directors. Officers will be elected by the board of directors, which will consider that subject at its first meeting after every annual meeting of stockholders. Each officer will hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent and that the Business Combination be approved by a majority of our independent directors. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. A majority of our board of directors are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our board of directors has determined that Alana Beard, Victor Coleman, Angela Huang and Wisdom Lu are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present. Our audit committee is entirely composed of independent directors meeting Nasdaq’s additional requirements applicable to members of the audit committee.
Executive Compensation
In February 2021, our Sponsor transferred 30,000 Founder Shares to each of Mr. Coleman and Mmes. Beard, Huang and Lu. On February 4, 2021, we effected a 1:1.2 stock split of our Class B common stock, resulting in each of Mr. Coleman and Mmes. Beard, Huang and Lu holding 36,000 shares of Class B common stock. None of our executive officers or directors have received any cash compensation for services rendered to us. Our Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.
After the completion of the Business Combination, any compensation to be paid to our directors and executive officers will be determined, or recommended to the Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our Board.
We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.
Committees of the Board of Directors
Our board of directors has three standing committees: an audit committee, a nominating committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below.
Audit Committee
We have established an audit committee of the board of directors. Angela C. Huang, Victor Coleman and Wisdom Lu serve as members of our audit committee. Our board of directors has determined that each of Angela C. Huang, Victor Coleman and Wisdom Lu are independent.
Wisdom Lu serves as the chairperson of the audit committee. Each member of the audit committee meets the financial literacy requirements of Nasdaq and our board of directors has determined that Wisdom Lu qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
The audit committee is responsible for:
•
meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

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monitoring the independence of the independent registered public accounting firm;

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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

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inquiring and discussing with management our compliance with applicable laws and regulations;

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pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

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appointing or replacing the independent registered public accounting firm;

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determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

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monitoring compliance on a quarterly basis with the terms of the FWAA IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the FWAA IPO; and

•
reviewing and approving all payments made to our existing stockholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating Committee
We have established a nominating committee of our board of directors. The members of our nominating committee are Angela C. Huang, Alana Beard and Victor Coleman, and Victor Coleman serves as chairperson of the nominating committee. Our board of directors has determined that each of Angela C. Huang, Alana Beard and Victor Coleman are independent.
The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.
Guidelines for Selecting Director Nominees
The guidelines for selecting nominees, which are specified in a charter adopted by us, generally provides that persons to be nominated:
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should have demonstrated notable or significant achievements in business, education or public service;

•
should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

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should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.
Compensation Committee
The members of our compensation committee are Alana Beard, Wisdom Lu and Angela C. Huang, and Angela C. Huang serves as chairperson of the compensation committee.
Our board of directors has determined that each of Alana Beard, Wisdom Lu and Angela C. Huang are independent. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and approving the compensation of all of our other Section 16 executive officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The Existing Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.
Code of Ethics
We have adopted a code of ethics applicable to our directors, officers and employees (“Code of Ethics”). A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
Conflicts of Interest
In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:
•
the corporation could financially undertake the opportunity;

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the opportunity is within the corporation’s line of business; and

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it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

We and each of our officers and directors presently has, and any of them in the future may have, additional, fiduciary, contractual or other obligations to other entities pursuant to which such persons is or will be required to present a business combination opportunity. Wisdom Lu, a director, also serves as a member of the board of directors of Tailwind Acquisition Corp., a special purpose acquisition vehicle. Accordingly, if we or any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which such person has then-current fiduciary, contractual or other obligations to present such opportunity to such entity, such person will honor such fiduciary, contractual or other obligations to present such opportunity to such entity. Further, we and each of our officers and directors have duties and obligations with respect to confidentiality to other entities and may in the future agree to additional such duties or obligations, which may prevent us and such officers and directors from disclosing such information to us. We and our officers and directors will comply with such duties and obligations of confidentiality to such other entities, in which case, we may not have access to such information. Our Existing Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal, contractual or other obligation.

Below is a table summarizing the entities to which our executive officers and non-independent directors currently have fiduciary duties or similar contractual obligations:
Individual	Entity	Entity’s Business	Affiliation
Brendan Wallace	Fifth Wall	Investments and Advisory	Co-Founder and Managing Partner
	Global Uprising, PBC	Retail & wholesale products	Board Member of Portfolio Company
	Honest Networks, Inc.	Internet service provider	Board Member of Portfolio Company
	Loft Holdings Ltd	Real-estate platform to buy, sell, and rent residential and commercial properties.	Board Member of Portfolio Company
	Fifth Wall Acquisition Corp. II	Special Purpose Acquisition Company	Chairman of the Board and Chief Executive Officer
	Fifth Wall Acquisition Corp. III	Special Purpose Acquisition Company	Chairman of the Board and Chief Executive Officer
	Fifth Wall Acquisition Sponsor II, LLC	Special Purpose Acquisition Company Sponsor	Manager
	Fifth Wall Acquisition Sponsor III, LLC	Special Purpose Acquisition Company Sponsor	Manager
	Fifth Wall Acquisition Sponsor, LLC	Special Purpose Acquisition Company Sponsor	Manager
Andriy Mykhaylovskyy	Fifth Wall	Investments and Advisory	Managing Partner and Chief Operating Officer
	FHF Ventures, Ltd	Fund vehicle	Board Member of Portfolio Company
	Fifth Wall Acquisition Corp. II	Special Purpose Acquisition Company	Chief Financial Officer
	Fifth Wall Acquisition Corp. III	Special Purpose Acquisition Company Sponsor	Director and Chief Financial Officer
	Fifth Wall Acquisition Sponsor II, LLC	Special Purpose Acquisition Company Sponsor	Manager
	Fifth Wall Acquisition Sponsor III, LLC	Special Purpose Acquisition Company Sponsor	Manager
	Fifth Wall Acquisition Sponsor, LLC	Special Purpose Acquisition Company Sponsor	Manager

Securities Authorized for Issuance Under Equity Compensation Plans
As of December 31, 2020, we had no equity compensation plans or outstanding equity awards. The following table is presented as of December 31, 2020 in accordance with SEC requirements:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—
Limitation on Liability and Indemnification of Officers and Directors
Our Existing Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Existing Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
We entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Existing Charter. Our bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification.
We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Except with respect to any Public Shares they may have acquired in the FWAA IPO or thereafter (in the event we do not consummate an initial business combination), our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the Trust Account, and not to seek recourse against the Trust Account for any reason whatsoever, including with respect to such indemnification (although our officers and directors will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete our initial business combination within the prescribed time frame).
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

SELECTED HISTORICAL FINANCIAL INFORMATION OF FWAA
The following table sets forth selected historical consolidated financial information derived from FWAA's unaudited financial statements as of March 31, 2021 and for the three months ended March 31, 2021, and derived from FWAA’s audited financial statements as of December 31, 2020 and for the year ended December 31, 2020. You should read the following summary financial information in conjunction with the section entitled “FWAA Management’s Discussion and Analysis of Financial Condition and Results of Operations” and FWAA’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus.
FWAA has neither engaged in any operations nor generated any revenue to date. Its only activities from inception through the FWAA IPO were organizational activities and those necessary to complete an initial public offering, and thereafter to complete an initial business combination. FWAA does not expect to generate any operating revenue until after the completion of its initial business combination.
	For the Three Months Ended March 31, 2021	For the Year Ended December 31, 2020
	(unaudited)
Statements of Operations Data:
Net loss	$(252,806)	$(6,519)
Weighted average shares outstanding of Class A redeemable common stock	34,500,000	—
Weighted average shares outstanding of Class B common stock, basic and diluted	8,625,000	7,500,000(1)(2)
Basic and diluted net income per share, Class A redeemable common stock	$0.00	—
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	$(0.03)	$(0.00)
Cash Flow Data:
Net cash used in operating activities	(1,796,342)	—
	As of March 31, 2021	As of December 31, 2020
	(unaudited)
Balance Sheets Data (end of period):
Total cash	$1,582,422	—
Total assets	348,172,900	153,990
Total liabilities	12,778,804	135,509
Stockholders’ Equity:
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 2,508,091 and 0 shares issued and outstanding (excluding 33,039,409 and 0 shares subject to possible redemption) as of March 31, 2021 and December 31, 2020 respectively	251	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 8,625,000 shares issued and outstanding as of March 31, 2021 and December 31, 2020	863	863(1)(2)
Total stockholders’ equity	$5,000,006	$18,481

(1)
This number excludes an aggregate of up to 1,125,000 shares of Class B common stock that were subject to forfeiture if the over-allotment option in the FWAA IPO was not exercised in full or in part by the underwriters (see Note 4 to FWAA’s audited financial statements). As a result of the underwriters’ election to exercise their over-allotment option on February 9, 2021, the shares were no longer subject to forfeiture.
(2)
On February 4, 2021, FWAA effected a 1:1.2 stock split for Class B common stock, resulting in an aggregate of 8,625,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split (see Note 4 to FWAA’s audited financial statements).

FWAA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of FWAA’s financial condition and results of operations should be read in conjunction with FWAA’s financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion, including, but not limited to, those described under the heading “Risk Factors” and analysis set forth below includes forward-looking statements that involve risks and uncertainties. References in this section to “FWAA,” “we,” “us,” “our” and “the Company” are intended to mean the business and operations of FWAA.
Overview
We are a blank check company incorporated on November 23, 2020 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
Our Sponsor is Fifth Wall Acquisition Sponsor, LLC, a Delaware limited liability company. The registration statement for the FWAA IPO was declared effective on February 4, 2021. On February 9, 2021, we consummated the FWAA IPO of 34,500,000 shares of Class A common stock, $0.0001 par value per share, which includes shares issued upon the exercise of the underwriters’ option to purchase an additional 4,500,000 shares at the initial public offering price to cover over-allotments. The shares were sold at an offering price of $10.00 per share, generating gross proceeds of $345.0 million (before underwriting discounts and commissions and offering expenses). Simultaneously with the closing of the IPO, we consummated the sale of 1,047,500 Private Placement Shares at a price of $10.00 per Private Placement Share, to the Sponsor, generating gross proceeds of $10.475 million. In connection with the FWAA IPO, we incurred $19.8 million of offering costs in connection with the FWAA IPO, inclusive of $12.1 million of deferred underwriting commissions.
Following the FWAA IPO, and the sale of the Private Placement Shares, a total of $345.0 million was placed in the Trust Account and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a business combination, (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Company’s Existing Charter, and (iii) the redemption of the Company’s Public Shares if the Company is unable to complete an initial business combination within 24 months from the closing of the FWAA IPO (the “Completion Window”), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.
Our management has broad discretion with respect to the specific application of the net proceeds of the FWAA IPO and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination.
Results of Operations
Three Months Ended March 31, 2021
All activity for the period from November 23, 2020 (inception) through March 31, 2021 related to our formation and the FWAA IPO, and, since the completion of the FWAA IPO, searching for a target to consummate a business combination. We will not generate any operating revenues until after the completion of a business combination, at the earliest. We will generate non-operating income in the form of interest income from the proceeds derived from the FWAA IPO and placed in the Trust Account.
For the three months ended March 31, 2021, we had net loss of approximately $253,000, which consisted of approximately $217,000 in general and administrative expenses and approximately $13,000 in income from investments held in the Trust Account.

November 23, 2020 (inception) through December 31, 2020
From inception through December 31, 2020, we had a net loss of $6,519.
Liquidity and Capital Resources
Following the FWAA IPO and the sale of the Private Placement Shares, a total of $345.0 million was placed in the Trust Account. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable and deferred underwriting commissions) to complete our initial business combination. We may withdraw interest income to pay our income taxes, if any. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account (if any). We expect the interest income earned on the amount in the Trust Account will be sufficient to pay our income taxes. To the extent that our equity or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of March 31, 2021, we had cash outside our Trust Account of approximately $1.6 million, and working capital of approximately $2.5 million. Our liquidity needs to date have been satisfied through a contribution of $25,000 from the Sponsor to cover for certain expenses and offering costs in exchange for the issuance of the Founder Shares, the loan of approximately $118,000 from the Sponsor pursuant to a promissory note (the “Note”), and the proceeds from the consummation of the private placement of FWAA common stock not held in the Trust Account. We fully repaid the Note on February 12, 2021. In addition, in order to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, provide us with working capital loans (the “Working Capital Loans”). As of March 31, 2021, there were no amounts outstanding under any Working Capital Loan.
As of December 31, 2020, we had cash outside our Trust Account of $1.0 million, available for working capital needs, as well as certain funds from loans from our Sponsor.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business prior to our initial business combination other than funds available from loans from our Sponsor, an affiliate of our Sponsor, or certain of our officers and directors. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1.5 million of such loans may be convertible into shares of Class A common stock of the Post-Combination Company at a price of $10.00 per share at the option of the lender. The shares would be identical to the Private Placement Shares. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements included elsewhere in this proxy statement/prospectus. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Off-Balance Sheet Financing Arrangements
We did not have any off-balance sheet arrangement as of March 31, 2021 and December 31, 2020.

Contractual Obligations
As of March 31, 2021, we did not have any long-term debt or capital or operating lease obligations, other than as described below.
Registration Rights
The holders of Founder Shares, Private Placement Shares and shares that may be issued up on conversion of Working Capital Loans are entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the FWAA IPO. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
We granted the underwriters a 45-day option from the date of the final prospectus relating to the FWAA IPO to purchase up to 4,500,000 additional shares to cover over-allotments, if any, at the FWAA IPO price, less underwriting discounts and commissions. The underwriters fully exercised the over-allotment option on February 9, 2021.
The underwriters were entitled to an underwriting discount of $0.20 per Public Share, or $6.9 million in the aggregate, paid upon the closing of the FWAA IPO. An additional fee of $0.35 per Public Share, or approximately $12.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete an initial business combination, subject to the terms of the underwriting agreement.
As of December 31, 2020, we did not have any long-term debt, capital or operating lease obligations.
Critical Accounting Policies and Estimates
The preparation of condensed financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Class A Common Stock Subject to Possible Redemption
We account for our common stock subject to possible redemption in accordance with the guidance in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A common stock are classified as stockholders’ equity. Our Class A common stock feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2021, 33,039,409 shares of Class A common stock subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Net Loss Per Common Share
FWAA complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. At March 31, 2021, we did not have any dilutive securities and other contracts that could potentially be exercised or converted into common stock and then share in the earnings of our company. As a result, diluted loss per common stock is the same as basic loss per common share for the periods presented.
The unaudited condensed statements of operations include a presentation of loss per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for shares of Class A redeemable common stock for the three months ended March 31, 2021 is calculated by dividing the investment income from the Trust Account of approximately $13,000 (net of applicable franchise taxes of $13,000, or $0), by the weighted average number of Class A redeemable common stock outstanding for the periods.
Net loss per common share, basic and diluted for Class A and Class B non-redeemable common stock for the three months ended March 31, 2021 is calculated by dividing the net loss of approximately $253,000, less net income attributable to Class A common stock of approximately $0, resulting in a net loss of approximately $253,000, by the weighted average number of Class A and Class B nonredeemable common stock outstanding for the periods.
At December 31, 2020, FWAA did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Recently Adopted Accounting Pronouncements
In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. We adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact our financial position, results of operations or cash flows.
Recent Accounting Standards
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.
JOBS Act
The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the FWAA IPO or until we are no longer an “emerging growth company,” whichever is earlier.
Quantitative and Qualitative Disclosures About Market Risk
As of March 31, 2021 and December 31, 2020, we were not subject to any market or interest rate risk. The net proceeds of the FWAA IPO and the Private Placement are invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.
We have not engaged in any hedging activities since our inception, and we do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF FWAA AND THE POST-COMBINATION COMPANY
The following table and accompanying footnotes set forth information known to FWAA regarding (i) the actual beneficial ownership of Class A common stock and Class B common stock, as of July 20, 2021 and (ii) expected beneficial ownership of the Post-Combination Company immediately following consummation of the Business Combination, assuming no Public Shares of FWAA are redeemed, and alternatively the maximum level of redemption of the Public Shares at which the Minimum Cash Condition under the Merger Agreement will be satisfied, by:
•
each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of common stock of FWAA or the Post-Combination Company, as applicable;

•
each of FWAA’s current directors and executive officers;

•
each person who will become a director or executive officer of the Post-Combination Company; and

•
all directors and officers of FWAA, as a group, and of the Post-Combination Company, as a group.

The beneficial ownership of FWAA common stock is based on 35,547,500 shares of Class A common stock issued and outstanding and 8,625,000 shares of Class B common stock issued and outstanding as of July 20, 2021.
The expected beneficial ownership of shares of the Post-Combination Company’s common stock, assuming no Public Shares of FWAA are redeemed, has been determined based upon the following: (i) no public stockholder has exercised its redemption rights to receive cash from the Trust Account in exchange for its Public Shares; (ii) 15,500,000 shares of Class A common stock have been issued pursuant to the Subscription Agreements; (iii) the rollover of 1,047,500 Private Placement Shares and 8,625,000 Founder Shares into Post-Combination Company common stock; and (iv) there will be an aggregate of 217,350,800 shares of the Post-Combination Company’s common stock issued and outstanding at the Closing of the Business Combination.
The expected beneficial ownership of shares of the Post-Combination Company’s common stock, assuming that FWAA public stockholders holding 25.0 million Public Shares will exercise their redemption rights for $250.0 million of funds in FWAA’s Trust Account (the maximum level of redemption of the Public Shares at which the Minimum Cash Condition under the Merger Agreement will be satisfied), has been determined based on the following: (i) public stockholders have exercised their redemption rights with respect to 25,000,000 shares of FWAA Class A common stock; (ii) 15,500,000 shares of Class A common stock have been issued in pursuant to the Subscription Agreements; (iii) the rollover of 1,047,500 Private Placement Shares and 8,625,000 Founder Shares into Post-Combination Company common stock; and (iv) there will be an aggregate of 192,350,800 shares of the Post-Combination Company’s common stock issued and outstanding at the Closing of the Business Combination.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

	Before the Business Combination				After the Business Combination
	Class A		Class B		Assuming No Redemption		Assuming Maximum Redemption of Public Shares
	Number of Shares Beneficially Owned	Percentage of Class	Number of Shares Beneficially Owned(2)	Percentage of Class	Number of Shares Beneficially Owned	Percentage of Class	Number of Shares Beneficially Owned(2)	Percentage of Class
Name of Beneficial Owner(1)
Principal Stockholders:
Fifth Wall Acquisition Sponsor, LLC(2)	1,047,500	2.9%	8,481,000	98.3%	9,528,500	4.4%	9,528,500	5.0%
Baron Capital Group, Inc.(3)	4,647,670	13.0%	—	—	4,647,670	2.1%	4,647,670	2.4%
Empyrean Capital Overseas Master Fund, Ltd.(4)	1,780,000	5.0%	—	—	1,780,000	*	1,780,000	*
Directors and Named Executive Officers of FWAA:
Brendan Wallace(2)	1,047,500	2.9%	8,481,000	98.3%	14,214,554	6.5%	14,214,554	7.4%
Andriy Mykhaylovskyy(2)	1,047,500	2.9%	8,481,000	98.3%	14,214,554	6.5%	14,214,554	7.4%
Alana Beard(5)	—	—	36,000	*	36,000	*	36,000	*
Victor Coleman(5)	—	—	36,000	*	36,000	*	36,000	*
Angela Huang(5)	—	—	36,000	*	36,000	*	36,000	*
Wisdom Lu(5)	—	—	36,000	*	36,000	*	36,000	*
Directors and executive officers of FWAA as a group (6 individuals)	1,047,500	2.9%	8,625,000	100%	14,358,554	6.6%	14,358,554	7.5%
Executive Officers of the Post-Combination Company:
Lucas Haldeman(6)	—	—	—	—	12,897,598	5.9%	12,897,598	6.6%
Demetrios Barnes(7)	—	—	—	—	1,362,379	*	1,362,379	*
Isaiah DeRose-Wilson(8)	—	—	—	—	1,362,379	*	1,362,379	*
Heather Auer(9)	—	—	—	—	186,182	*	186,182	*
CJ Edmonds(10)	—	—	—	—	169,923	*	169,923	*
Mitch Karren(11)	—	—	—	—	1,362,379	*	1,362,379	*
Directors of the Post-Combination Company:
Lucas Haldeman(6)	—	—	—	—	12,897,598	5.9%	12,897,598	6.6%
Robert Best(12)	—	—	—	—	4,596,222	2.1%	4,596,222	2.4%
Frederick Tuomi(13)	—	—	—	—	532,883	*	532,883	*
Alana Beard(5)	—	—	36,000	*	36,000	*	36,000	*
John Dorman	—	—	—	—	—	*	—	—
Bruce Strohm	—	—	—	—	—	*	—	—
Directors and Executive Officers of the Post-Combination Company as a group (11 individuals)	—	—	36,000	*	22,505,945	10.4%	22,505,945	11.7%
5% Holders of the Post-Combination Company:
Entities affiliated with RET Ventures(14)	—	—	—	—	43,673,430	20.1%	43,673,430	22.7%
Entities affiliated with Bain Capital Venture Investors, LLC(15)	—	—	—	—	21,972,649	10.1%	21,972,649	11.4%
Brendan Wallace(2)	1,047,500	2.9%	8,481,000	98.3%	14,214,554	6.5%	14,214,554	7.4%
Andriy Mykhaylovskyy(2)	1,047,500	2.9%	8,481,000	98.3%	14,214,554	6.5%	14,214,554	7.4%
Lucas Haldeman(6)	—	—	—	—	12,897,598	5.9%	12,897,598	6.6%
Entities affiliated with Spark Capital Partners, LLC(16)	—	—	—	—	11,715,137	5.4%	11,715,137	6.1%
Fifth Wall Acquisition Sponsor, LLC(2)	1,047,500	2.9%	8,481,000	98.3%	9,528,500	4.4%	9,528,500	5.0%

*
Less than one percent.

(1)
This table is based on 44,172,500 shares of FWAA common stock outstanding as of July 20, 2021, of which 35,547,500 were shares of Class A common stock and 8,625,000 were shares of Class B common stock. Except as described in the footnotes below and subject to applicable community property laws and similar laws, FWAA believes that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise noted, the business address of each of the following entities or individuals is c/o Fifth Wall Acquisition Corp. I, 6060 Center Drive, 10th Floor, Los Angeles, California 90045.
(2)
Fifth Wall Acquisition Sponsor, LLC, FWAA’s sponsor, is the record holder of 1,047,500 Class A shares and 8,481,000 Class B shares of FWAA common stock (collectively, the “Sponsor Shares”). The Sponsor is governed by two managers, Messrs. Andriy Mykhaylovskyy and Brendan Wallace, who have shared voting and investment power over the Sponsor Shares and as such may be deemed to share beneficial ownership of the Sponsor Shares. Also, Messrs. Mykhaylovskyy and Wallace are beneficial owners of the general partner of Fifth Wall Fund II, an affiliate of the Sponsor that currently owns approximately 3% of the outstanding shares of capital stock of SmartRent that, upon consummation of the Business Combination, will convert into approximately 4,686,054 Class A shares of Post-Combination Company common stock (the “Fifth Wall Fund II Post-Closing Shares”). Messrs. Mykhaylovskyy and Wallace may be deemed to share beneficial ownership with respect to the Fifth Wall Fund II Post-Closing Shares. Messrs. Mykhaylovskyy and Wallace disclaim beneficial ownership of the Sponsor Shares and Fifth Wall Fund II Post-Closing Shares, except to the extent of their pecuniary interest therein.

(3)
According to the Schedule 13G, filed on July 8, 2021 by BAMCO Inc. (“BAMCO”), Baron Capital Group, Inc. (“BCG”), Baron Capital Management, Inc., Baron Real Estate Fund and Ronald Baron. Baron Capital Group, Inc. and Ronald Baron have shared voting power and shared dispositive power over all of the shares of Class A common stock. BAMCO has shared voting power and shared dispositive power over 4,504,525 of the shares of Class A common stock. Baron Real Estate Fund has shared voting and dispositive power over 2,835,301 of the shares of Class A common stock. Baron Capital Management Inc. (“BCM”) has shared voting and dispositive power over 143,145 of the shares of Class A common stock. BAMCO and BCM are subsidiaries of BCG and Ronald Baron owns a controlling interest in BCG. Baron Real Estate Fund is an advisory client of BAMCO. The business address of each of the reporting persons is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(4)
According to the Schedule 13G, filed on March 1, 2021 by Empyrean Capital Overseas Master Fund, Ltd. (“ECOMF”), a Cayman Islands exempted company, ECOMF, Empyrean Capital Partners, LP (“ECP”), a Delaware limited partnership, which serves as investment manager to ECOMF with respect to the Class A common stock directly held by ECOMF, and Mr. Amos Meron, who serves as the managing member of Empyrean Capital, LLC, the general partner of ECP, have shared voting and shared dispositive power over and may be deemed to have beneficial ownership of 1,780,000 shares of Class A common stock directly held by ECOMF. The business address of each of the reporting persons is c/o Empyrean Capital Partners, LP, 10250 Constellation Boulevard, Suite 2950, Los Angeles, CA 90067.

(5)
Represents 36,000 shares of Class B common stock held by the beneficial owner.

(6)
Lucas Haldeman, the Chief Executive Officer of the Post-Combination Company and director nominee will beneficially own 10,854,029 shares of the Post-Combination Company’s common stock and 2,043,569 shares of the Post-Combination Company’s common stock subject to stock options with an exercise price of $0.47 per share that he has the right to acquire within 60 days of July 20, 2021. The address for Mr. Haldeman is c/o SmartRent.com, Inc., 18835 N. Thompson Peak Parkway, Scottsdale, AZ 85255, Suite 300.

(7)
Beneficial ownership consists of 1,362,379 shares the Post-Combination Company’s common stock subject to stock options with an exercise price of $0.47 per share that Demetrios Barnes has the right to acquire within 60 days of July 20, 2021. The address for Mr. Barnes is c/o SmartRent.com, Inc., 18835 N. Thompson Peak Parkway, Scottsdale, AZ 85255, Suite 300.

(8)
Beneficial ownership consists of 1,362,379 shares of the Post-Combination Company’s common stock subject to stock options with an exercise price of $0.47 per share that Isaiah DeRose-Wilson has the right to acquire within 60 days of July 20, 2021. The address for Mr. DeRose Wilson is c/o SmartRent.com, Inc., 18835 N. Thompson Peak Parkway, Scottsdale, AZ 85255, Suite 300.

(9)
Beneficial ownership consists of 186,182 shares of the Post-Combination Company’s common stock subject to stock options with an exercise price of $0.47 per share that Heather Auer has the right to acquire within 60 days of July 20, 2021. The address for Ms. Auer is c/o SmartRent.com, Inc., 18835 N. Thompson Peak Parkway, Scottsdale, AZ 85255, Suite 300.

(10)
Beneficial ownership consists of 169,923 shares of the Post-Combination Company’s common stock subject to stock options with an exercise price of $0.47 per share that CJ Edmonds has the right to acquire within 60 days of July 20, 2021. The address for Mr. Edmonds is c/o SmartRent.com, Inc., 18835 N. Thompson Peak Parkway, Scottsdale, AZ 85255, Suite 300.

(11)
Beneficial ownership consists of 1,362,379 shares of the Post-Combination Company’s common stock subject to stock options with an exercise price of $0.47 per share that Mitch Karren has the right to acquire within 60 days of July 20, 2021. The address for Mr. Karren is c/o SmartRent.com, Inc., 18835 N. Thompson Peak Parkway, Scottsdale, AZ 85255, Suite 300.

(12)
Beneficial ownership consists of 4,596,222 shares of the Post-Combination Company’s common stock to be held by the Best Family Trust, established October 2, 2001 for the benefit of Robert Best and of which Robert Best is a trustee. The address for Mr. Best is c/o SmartRent.com, Inc.,18835 N. Thompson Peak Parkway, Scottsdale, AZ 85255, Suite 300.

(13)
Beneficial ownership consists of (i) 140,292 shares of the Post-Combination Company’s common stock subject to stock options with an exercise price of $0.47 that Frederick Tuomi has the right to acquire within 60 days of July 20, 2021 and (ii) 392,591 shares of the Post-Combination Company’s common stock to be owned by Mr. Tuomi through FCT Fund, LTD. The address for Mr. Toumi is c/o SmartRent.com, Inc.,18835 N. Thompson Peak Parkway, Scottsdale, AZ 85255, Suite 300.

(14)
Entities affiliated with RET Ventures (“RET”) will beneficially own 43,673,430 shares of the Post-Combination Company’s common stock which includes: (i) 526,135 shares of the Post-Combination Company’s common stock to be owned by Real Estate Technology Ventures Associates, L.P. (“RET Associates”); (ii) 30,129,921 shares of the Post-Combination Company’s common stock to be owned by Real Estate Technology Ventures, L.P. (“RET Fund I”); (iii) 468,604 shares of the Post-Combination Company’s common stock to be owned by Real Estate Technology Ventures II, L.P. (“RET Fund II”); (iv) 6,925,506 shares of SmartRent common stock to be owned by Real Estate Technology Ventures-A, L.P. (“RET Fund I-A”); and (v) 5,623,264 shares of the Post-Combination Company’s common stock to be owned by RET Ventures SPV I, L.P. (“RET SPV I”). RETV GP, LLC (“RET GP I”) is the general partner of each of RET Associates, RET Fund I, RET Fund I-A (collectively, “RETV I”) and RET SPV I and may be deemed to have sole investment and voting power over the shares held by each of RETV I and RET SPV I. John Helm is the sole Managing Director of RET GP I and may be deemed to have voting and dispositive power over the shares held by each of RETV I and RET SPV I. RETV GP II, LLC (“RET GP II”) is the general partner of RET Fund II and may be deemed to have sole investment and voting power over the shares held by RET Fund II. John Helm and Christopher Yip are the Managing Directors of RET GP II and may be deemed to have shared voting and dispositive power over the shares held by RET Fund II. The address for these entities is c/o RET Ventures, 136 Heber Ave, Suite 304, Park City, UT 84060.

(15)
Entities affiliated with Bain Capital Venture Investors, LLC (“BCVI”) will beneficially own 21,972,649 shares of the Post-Combination Company’s common stock, which includes: (i) 19,132,251 shares of the Post-Combination Company’s common stock to be owned by Bain Capital Venture Fund 2019, L.P. (“BCV Fund 2019” ); (ii) 1,946,413 shares of the Post-Combination Company’s common stock to be owned by BCIP Venture Associates II, L.P.(“BCIP Venture II”); (iii) 158,127 shares of the Post-Combination Company’s common stock to be owned by BCIP Venture Associates II-B, L.P. (BCIP Venture II-B”); and (iv) 735,858 shares of the Post-Combination Company’s common stock to be owned by BCV 2019-MD Primary, L.P. (“BCV MD Primary,” and together with BCV Fund 2019, BCIP Venture II, and BCIP Venture II-B, the “Bain Capital Venture Entities”). BCVI, the Executive Committee of which consists of Enrique Salem and Ajay Agarwal, is the ultimate general partner of each of BCV Fund 2019 and BCV MD Primary and governs the investment strategy and decision-making process with respect to investments held by BCIP Venture II and BCIP Venture II-B. As a result, each of BCVI and Messrs. Salem and Agarwal may be deemed to share voting and dispositive power with respect to the securities held by the Bain Capital Venture Entities. The address for the Bain Capital Venture Entities is c/o Bain Capital Venture Investors, LLC, 200 Clarendon Street, Boston, MA 02116.

(16)
Entities affiliated with Spark Capital Partners, LLC will beneficially own 11,715,137 shares of the Post-Combination Company’s common stock, which includes: (i) 130,036 shares of the Post-Combination Company’s common stock to be owned by Spark Capital Growth Founders’ Fund II, L.P. (“SCGFF II”); and (ii) 11,585,101 shares of the Post-Combination Company’s common stock to be owned by Spark

Capital Growth Fund II, L.P. (“SCGF II” and together with SCGFF II, the “Spark Growth II Funds”). Spark Growth Management Partners II, LLC (“Spark Growth II GP”) is the sole general partner of each of the Spark Growth II Funds, and may be deemed to have sole voting and dispositive power over the shares held by each of the Spark Growth II Funds. Any action by the Spark Growth II Funds with respect to shares of the Post-Combination Company's common stock, including voting and dispositive decisions, requires at least a majority vote of the managing members of Spark Growth II GP, who are Jeremy Philips, Santo Politi, Bijan Sabet and Paul Conway. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of the managing members, no individual managing member of Spark Growth II GP has voting or dispositive power over such shares and no individual managing member is deemed to be a beneficial owner of the Spark Growth II Funds' shares of the Post-Combination Company's common stock. The address for each of the Spark Growth II Funds and Spark Growth II GP is c/o Spark Capital Partners, LLC, 137 Newbury Street, 8th Floor, Boston, MA 02116.
The Sponsor and FWAA’s independent directors have entered into a letter agreement with FWAA pursuant to which they have agreed (A) to vote any shares of FWAA common stock owned by them as of the FWAA Record Date in favor of the Business Combination Proposal and (B) to waive their redemption rights with respect to any shares of FWAA common stock held by them in connection with the completion of the Business Combination.

INFORMATION ABOUT SMARTRENT
In this section “we,” “us,” “our,” or the “Company” refer to SmartRent prior to the Business Combination and to the Post-Combination Company following the Business Combination.
Company Overview
SmartRent is an enterprise software company that provides a fully integrated, brand-agnostic smart home operating system to residential property owners and operators, as well as homebuilders, “iBuyers,” developers, and residents. We started SmartRent with the vision of transforming residential real estate into the next generation of connected communities. Our smart home operating system is designed to enable owners and operators to streamline property management and operations, lower operating costs, increase revenues, and protect their assets through improved visibility and control, while providing a differentiated, elevated living experience for residents. Through our central connected device, called SmartHub, we integrate our proprietary enterprise software with third-party smart devices and other technology interfaces through an open-architecture, brand-agnostic approach, which allows owners, operators, and residents to manage their smart home systems through a single connected interface. Our products and solutions include smart apartments and homes, access control for buildings, common areas, and rental units, asset protection and monitoring, parking management, self-guided tours, and community and resident Wi-Fi. We also have a professional services team of approximately 200 employees in 31 states across the United States through which we provide customers with training, installation, and support services.
We believe SmartRent is the category leader in the enterprise smart home solutions industry. Since beginning operations in 2017, we have installed more than 1,000,000 SmartHubs and other smart home devices in over 215,000 rental units in approximately 3,600 communities with more than 409,000 users located in more than 1,000 cities in 45 states across the United States. We are not aware of any other enterprise smart home company that has installed as many devices, served as many communities, and enjoyed as widespread of a geographic reach. As of March 31, 2021, our customers owned an aggregate of 2.9 million rental units, and included 15 of the top 20 multifamily residential owners in the United States. We have developed a loyal customer base and, to date, have not experienced any customer churn — meaning every property owner that has signed a master services agreement and launched services with SmartRent is still an active customer (i.e., is still connected to the SmartRent software platform and paying for SmartRent products or services). In addition to multifamily residential owners, our customers include some of the leading homebuilders, single-family rental homeowners, and iBuyers in the United States.
While several of the top multifamily residential owners are current SmartRent customers, we believe that we have only begun to take advantage of the full market opportunity in residential and commercial real estate sectors and in domestic and international markets. For example, we recently adapted our software and applications to target new opportunities in other residential real estate sectors, including single-family rental homes, student housing, senior housing, and new construction homes. In addition, we believe there is significant potential for growth beyond residential real estate to other commercial real estate asset classes, including, among others, office, hotels, retail, industrial, and self-storage. Furthermore, we believe there is an attractive opportunity to expand our smart home solutions into other markets globally and have started pilot programs and/or developed partner relationships in the United Kingdom, Canada, the Netherlands, and Ireland.
We have designed our open-architecture, brand-agnostic smart home operating system to help the residential real estate industry become more efficient and effective through the use of our solutions. Importantly, our enterprise software integrates into most existing property management systems used by residential property owners and operators. With features specifically designed to increase productivity, while decreasing operating costs, we estimate that owners and operators can realize a 50% return on investment over a three-year period after installation of our smart home operating system. We expect that our customers will realize several benefits from installation and integration of our solutions, including:
•
Operating Efficiency.   We estimate that our customers can recognize cost savings on utilities of approximately 20% to 30% through the utilization of our solutions, including our connected smart thermostats, smart lights, and leak sensors, as well as through more efficient management of vacant rental units. Additionally, our solutions can be a key tool in helping owners, operators, and residents reduce energy consumption and meet de-carbonization goals, with an estimated potential savings of more than 326,000 MW of electricity annually compared to a traditional system if all units opted into an energy savings program.
•
Incremental Revenue Generation.   We estimate that multifamily rental owners may be able to increase rental rates by approximately $25 to $100 per rental unit per month (depending on the rental market and solutions offered) due to the differentiated resident experience and strong demand for smart communities. Additionally, we believe our solutions can increase resident retention, accelerate leasing and re-leasing activities, and provide ancillary monetization opportunities.

•
Cost Reduction.   We estimate that owners and operators can decrease their leasing and re-leasing costs by approximately 20% to 50% by streamlining the processes associated with touring, resident onboarding and offboarding, and customer servicing. For example, our self-guided-tour solution allows prospective residents to tour a property 24 hours a day, seven days a week, without assistance from property management staff. In addition, we expect our solutions will help to eliminate or reduce rekeying and lockout expenses and other property management redundancies.

•
Asset Protection.   We estimate that customers utilizing our asset protection solutions, including our connected leak sensors and thermostats, may be able to realize a decrease of approximately 70% to 90% in water damage expenses and lower insurance costs. We estimate that our asset protection solutions have detected more than 2,800 water leaks to date.

Our Industry and Market Opportunity
Increasing Demand for Smart Home Technology
We believe that network effects are driving demand for smart home technology and increasing the penetration of smart home technology in both the multifamily residential and single-family rental home sectors. Increasingly, we believe residents view smart home technology as a necessity, although relatively few communities currently offer it to residents. Entrata estimates that more than 75% of residents would pay more for an apartment equipped with smart home technology, and Schlage estimates Millennials would be willing to pay 20% more on average per month for rental units equipped with smart home technology. We expect this dynamic will drive demand for smart home technology as additional owners and operators evolve to meet this growing demand for integrated smart home solutions. In addition, we believe the same driving forces apply to other asset classes and markets, which we expect to continue to increase demand for enterprise-level smart solutions globally. We believe our enterprise-level, end-to-end solutions enable owners and operators to transform outdated properties into fully connected smart communities that meet resident demand for digital amenities while improving profitability.
Fragmented Technology Offerings
While demand for smart home technology has increased, the residential technology market remains fragmented, with offerings generally consisting of isolated point solutions and closed-architecture devices that do not integrate with one another. To assemble a complete building solution, owners and operators often need to source smart home technology from multiple vendors and point solution providers and patch their products together to create a modern building experience. Under this fragmented structure, the process to evaluate, procure, install, and service smart home technology can be expensive and time-consuming for owners and operators. With our holistic smart home operating system and in-house installation, training, and support services, we believe we offer the only smart home solution that provides a full-service, end-to-end experience.
Our Competitive Strengths
Superior Platform for Owners, Operators, and Residents
We believe we have developed the most scalable and owner/operator-friendly smart home operating system in the industry based on our platform’s unique combination of attributes:

•
We offer a holistic integrated solution that includes enterprise software, hardware, and resident applications.

•
We are hardware agnostic and our solutions are compatible with most other smart devices including, among others, Google Home, Amazon Alexa, Google Assistant, Honeywell thermostats, and Yale smart locks.

•
We have an open architecture that can integrate with most property management systems, including, among others, Yardi, Entrata, Realpage, and Engrain.

•
We provide in-house installation services with approximately 200 employees in our implementation, installation, support, and warehouse departments in 31 states across the United States, which allows us to maintain consistent quality and service across markets.

Leading Enterprise Smart Home Provider with Track Record of Success
We believe we are the category leader in the enterprise smart home solutions industry, with more than 1,000,000 SmartHubs and other smart home devices installed in approximately 3,600 communities with more than 409,000 users located in more than 1,000 cities in 45 states across the United States.

0 units
< 1,000 units
1,001 – 10,000 units
+10,000 units
SmartRent Teams
Headquarters
Scottsdale, AZ

As of March 31, 2021, our customers included 15 of the top 20 multifamily residential owners in the United States and, to date, we have not experienced any customer churn. Moreover, many of our existing customers have demonstrated their satisfaction with our smart home operating system by installing our SmartRent solutions across their full operating portfolios over time. As such, assuming full deployment across the approximately 2.9 million rental units owned by existing customers and based on the number of our existing and committed hubs as of March 31, 2021, we believe we have an opportunity to generate up to $1.5 billion in annual revenue without adding a single new customer or product.
Large Addressable Residential Market and Significant Growth Opportunities
Some of our competitors have historically focused on creating solutions for new development properties, where installation of smart home devices can be easier. However, new developments represent only a fraction of the size of the market for existing residential properties, which is where we believe we have a competitive advantage. Additionally, other competitors have closed-architecture systems that may not integrate with existing products or software systems that owners and operators have already installed. Lastly, some of our competitors have invested heavily in branded hardware, such as smart locks, that carry low margins and limit their ability to offer flexible solutions. With our hardware-agnostic, open-architecture, integrated smart home solutions, we are able to readily target the vast majority of the overall residential real estate market, including existing multifamily residential properties and single-family rental homes, new development properties, other products and asset classes, and international markets. We categorize our addressable markets as follows:
•
Multifamily Residential Properties.   We offer solutions for both new and existing multifamily residential properties that we believe will add value, improve operational efficiencies, and provide ancillary revenue opportunities.

•
Single-Family Rental Homes.   We expect our solutions will simplify the leasing and management of multiple single-family rental homes by utilizing connected devices for remote management of multiple homes from one unified platform.

•
Homebuilders and iBuyers.   According to the National Association of REALTORS® and the U.S. Census Bureau, there were approximately 6.0 million newly constructed and existing homes that were sold in the United States in 2019. We believe homebuilders can easily incorporate our solutions as part of their newly constructed homes, while iBuyers serve as an additional channel through which our solutions can be offered.

•
Other Products and Asset Classes.   We have a robust product roadmap and a proven track record of innovation and product expansion that we expect to provide us with significant revenue growth opportunities. For example, in 2020 we developed our next generation SmartHub, the Alloy Fusion (Touchscreen Hub + Thermostat) (“Alloy Fusion”) that includes a built-in thermostat and a touch screen. In addition, we believe there are many adjacent commercial real estate asset classes where our solutions can easily be applied, including, among others, the senior housing, student housing, and lodging and hospitality sectors. In particular, we believe the senior housing and student housing sectors have many similarities with our core addressable residential real estate markets.

•
Expansion in International Markets.   We believe international expansion represents another large market opportunity. Currently, we are starting pilot programs and/or developing partner relationships in the United Kingdom, Canada, the Netherlands, and Ireland. We intend to expand our presence to other international markets in the future.

Experienced Team with Deep Industry Experience
Our leadership team has over five decades of collective experience managing, leasing, and servicing multifamily residential properties, as well as developing and building industry-specific software. In particular, our Chief Executive Officer and founder, Lucas Haldeman, has spent the last two decades developing property management technology for the real estate industry, including serving as chief technology and marketing officer of Colony Starwood Homes (formerly NYSE:SFR and now part of Invitation Homes Inc. (NYSE:INVH)) from October 2013 to July 2016, where he led the development of a platform to assist in acquisitions, renovations, leasing, and management of more than 30,000 single-family rental homes. Our deep industry knowledge has led us to create a smart home operating system that empowers users, while increasing safety, revenue, and efficiency for owners and operators. In addition, we believe we are the only smart home solution that provides a full-service experience that includes our in-house installation, staff training, and day-to-day support services provided by full-time SmartRent employees.
Attractive Financial Profile
We enter into binding, recurring revenue contracts with customers that typically have terms of five to six years, and most of our customers prepay their SaaS contract subscription fees. In January 2021, over 75% of our customers prepaid their multi-year software contracts and 85% and 75% of the hubs we expect to deploy in 2021 and 2022, respectively, are already committed by existing customers. See “SmartRent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Operating

Metrics — Committed Units.” We expect this pipeline of demand from existing customers to drive multi-year revenue visibility. In addition, this demand pipeline from existing customers is continuously supplemented by our growing base of new customers, resulting in recurring revenue streams that compound over time. As we continue to grow our customer base, we expect our profit margins to increase as a decreasing proportion of our revenue is derived from new installations compared to recurring revenue from existing customers. We also expect that decreasing consumer acquisition costs, increasing market awareness and acceptance, and our ability to scale pricing, up-sell, and cross-sell, will increase demand for our solutions and our average revenue per user and drive margin expansion, as we install additional products and solutions at our customers’ properties. We further believe that our customer base is inherently sticky given the barriers to entry associated with rolling out an integrated enterprise solution across a portfolio of rental units.
Our Growth Strategies
Our main growth objectives are to increase our existing customers’ utilization of our solutions and to increase the number of customers adopting our smart home operating system. To achieve these objectives, we pursue the following strategies:
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Generate Additional Revenue from Existing Customers.   We intend to leverage our relationships with our existing customers in order to drive multi-year recurring revenue. We have a demonstrated track record of driving portfolio penetration of existing customers and cross-selling and up-selling different products. Assuming full deployment across the approximately 2.9 million rental units owned by existing customers and based on the number of our existing and committed hubs as of March 31, 2021, we believe we have an opportunity to generate up to $1.5 billion in annual revenue without adding a single new customer or product. As of March 31, 2021, we had approximately 752,000 hubs committed by existing customers for installation in the next 36 months.

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Pursue New Customers and Markets.   While 15 of the top 20 multifamily residential owners are current SmartRent customers, they represent only a small percentage of the addressable multifamily residential and single-family rental home markets in the United States. Accordingly, we intend to continue to pursue new customers in current and new domestic and international markets and will target all property types, including new and existing residential properties, and other products and asset classes, such as student housing, senior housing, military housing, hospitality, and co-living.

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Execute on Compelling Acquisition Pipeline.   Our management team has experience in acquiring and integrating companies. For example, to vertically integrate part of our supply chain, in February 2020, we acquired Zipato, a smart home manufacturing company with international operations based in Croatia that was an existing SmartRent supplier. We believe that, due to our successful integration, we recouped the purchase price paid for the Zipato acquisition within 12 months through gross margin savings. Going forward, we have a compelling acquisition pipeline in a fragmented market and believe that access to the public capital markets will enhance our attractiveness as an acquirer.

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Continue Investments in Technology for Market Leadership.   We will continue to invest in our research and development of new products and solutions. Our near-term product roadmap includes new leasing solutions (including an online application for the leasing process and other applications for lease signing and customer relationship management), resident experience solutions (including applications for marketplaces, amenity reservations, rent payments, and work orders), home IoT solutions (including hubless systems, smart appliances, and video and security systems), and building IoT solutions (including energy, water, and air metering).

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Pursue Integrations and Partnerships.   We are hardware agnostic and our enterprise software integrates seamlessly into most existing property management systems, including various systems and software that promote automation efficiency. Our partnerships with other software providers and hardware manufacturers allow us to provide customized solutions for many different communities and customers, including property management software, customer relationship management, and other software integrations. By enabling these partnerships and software integrations, we expect our solutions will optimize management efficiency and provide an enhanced user experience.

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Utilize Strategic Investor Relationships.   Historically, we have benefitted from collaborative relationships with strategic equity investors. For example, RET, a real estate focused venture capital firm with over 45 strategic limited partners that own and/or manage more than 2.2 million rental units, served as a lead investor in our SmartRent Series Seed Preferred Stock and SmartRent Series A Preferred Stock capital raises. In addition, several of RET’s strategic investors, including UDR, Inc. (NYSE:UDR) and Apartment Investment and Management Company (NYSE:AIV), served as development partners and provided substantive and ongoing feedback to guide our development. As a result, more than 20 of these strategic investors are SmartRent customers today. This group of strategic investors, combined with Fifth Wall’s strategic investor group, represents owners and operators of more than 3.5 million rental units, into which we are less than 2% penetrated. The PIPE Transaction also strengthened our existing commercial partnerships with Starwood Property Trust, Inc. (NYSE:STWD), Invitation Homes Inc. (NYSE:INVH), Lennar Corporation (NYSE: LEN), and other strategic investors. Lastly, Fifth Wall, a current investor in SmartRent and an affiliate of the Sponsor, has access to a network of private real estate technology companies that could provide us with unique acquisition opportunities relative to our competitors.
SmartRent Products and Solutions
Our smart home products and solutions provide an enterprise-grade holistic approach to what it means to be a connected community. A SmartRent connected community is a “curb to couch” concept where an entire property utilizes a variety of third-party smart devices from various manufacturers and features that can be remotely managed to provide efficiency, automation, and ancillary revenue opportunities. Our SmartRent connected communities combine in-rental unit smart home technology with our Alloy Access control system and our Alloy Parking system, which are connected by our Community WiFi solution and can be managed remotely using our core smart home operating system, Community Manager. Since beginning operations in 2017, we have installed more than 1,000,000 SmartHubs and other smart home devices in approximately 3,600 communities with more than 409,000 users located in more 1,000 cities in 45 states across the United States.
SmartRent Solutions
SmartRent software is hardware agnostic and integrated with most property management systems, including various systems and software that promote automation efficiency. Our partnerships with other software providers and hardware manufacturers allow us to provide customized solutions for many different communities and customers, including property management software, customer relationship management, and other software integrations. For example, our existing partnerships with the four major property management systems, Yardi, Realpage, ResMan, and Entrata, are expected to increase efficiency and usability for owners and operators by providing one platform to manage their communities and smart home automation devices. In addition, our partnerships with customer relationship management providers, including ECI Lasso, Knock, and Funnel, provide owners and operators the opportunity to streamline how they follow up and manage prospective resident data received from our Self-Guided Tours solution.
Our fully integrated, hardware-agnostic solutions include the following:
Community Manager.   Community Manager is a web-based software that owners and operators use to administer and configure community settings. Our Community Manager software integrates with many popular property management, customer relationship management, and other third-party software products, which enables owners and operators to manage all resident, prospect, access, and other actionable data from one platform. For example, when a resident moves out, management can easily transfer the apartment or home from occupied to vacant, triggering a succession of automated actions. In addition, through our software, communities can create their ideal “Vacant Mode” automations to remove access codes from locks, create work orders for turn requests, and activate energy saving modes. We have also developed Community Manager Mobile, a native mobile application that allows owners and operators to remotely manage work orders and control access, including resident move-ins and outs.
Access Control.   Our Alloy Access solution is a community-wide, cloud-based access control system that protects building entry, common areas, and amenity spaces for multifamily residential properties through the use of control panels, smart access locks, and intercoms with integrations to property management software and customer relationship platforms. Our Alloy Access solution offers real-time integration with property management and active directory systems, remote access at various entry points (e.g., amenity doors, gates, pools and elevators) without the need for fobs or separate keys, socially distant access control features for use in self-guided tours, monitoring systems for visitor logs, and real-time door lock activity alerts. In addition, our Alloy Access solution allows residents to create temporary access codes for deliveries, services, or guest access. Our Alloy Access system can be implemented in new construction or by retrofitting existing access control systems without the need to replace any hardware. As of March 31, 2021, the recurring revenue from our Alloy Access solution ranged from $1 to $3 per rental unit per month.
Asset Protection.   Our SmartRent asset protection solutions help to ensure the longevity of communities by reducing the risk of damage with high-precision leak sensors and smart thermostats. Our Community Manager software and integrated flood, temperature, and humidity sensors can be configured to notify owners and operators at the first sign of an issue, automatically generate a work order into the property management system, and dispatch a technician to solve the issue, allowing management to act quickly and avoid damages and costly repairs. Our flood sensors can be placed under or near any appliance that may be susceptible to water damage, such as sump pumps, toilets, washing machines, dish washers, water heaters, and sinks. In addition to this leak protection, our SmartRent asset protection solutions also provide owners and operators with the ability to detect abnormal humidity levels and extreme temperature changes through the use of smart thermostats, which help protect floors from warping and prevent mold from forming.
Parking Management.   Alloy Parking is a parking management system designed to alleviate the resident and guest parking issues faced by multifamily residential properties. Our Alloy Parking solution provides an integrated software system and single-source database that allows owners and operators to assign and re-assign parking spaces, review interactive maps for live parking space availability (based on parking sensors for real-time occupancy), implement a proactive enforcement process, monitor parking management with resident parking decals and license plate validation, and install custom parking signs to monetize guest parking. In addition, through an Alloy Parking management portal, residents have the ability to add or remove vehicles, edit vehicle details, review assigned parking decals, and provide guests with parking access. Our Alloy Parking solution is available to communities as a stand-alone product or as of part of our fully integrated smart home operating system. As of March 31, 2021, the recurring revenue from our Alloy Parking solution ranged from $1 to $2 per rental unit per month.
Self-Guided Tours.   Our Self-Guided Tours solution offers a web-based platform accessible through a mobile application or web browser for prospective renters and buyers to search available rental units, homes or model inventory, and safely tour communities and homes through a completely contactless self-guided tour with no interaction with management. Our Self-Guided Tour solution includes a variety of features to ensure each contactless self-guided tour is safe, productive, and convenient, including an identity check for each prospective renter and buyer, the ability for prospective renters and buyers to schedule a tour when most convenient, and the automatic production of actionable data (e.g., the amount of time spent in the rental unit or home) for use by owners and operators. This technology enables owners and operators to expand showing hours, relocate tours in real-time depending on vacancies, permit showings promptly upon request, and conduct multiple tours at the same time without hiring additional staff. Our Self-Guided Tours solution is available to communities as a stand-alone product or as part of our fully integrated smart home operating system. As of March 31, 2021, the recurring revenue from our Self-Guided Tours solution ranged from $2 to $5 per rental unit per month.
Community WiFi.   Through our all-in-one Community WiFi solution, we provide owners, operators, and residents with a strong WiFi connection to power their SmartHubs and other devices, eliminating the time and expense associated with engaging a third-party WiFi provider and assisting communities that experience poor cellular coverage. While our SmartHubs have built-in cellular connectivity, in markets where cell coverage is not available or poor, communities can add our Community WiFi solution to help maintain a consistent connection. With our Community WiFi system, owners, operators, and residents will have access to a dedicated and secure network, as well as a private connection that provides a stronger and more reliable signal for SmartHubs and other devices. We are able to install our Community WiFi system in any property type, including new construction or by retrofitting existing structures, and perform site surveys to customize the equipment best suited to each property. As of March 31, 2021, the recurring revenue from our Community WiFi solution ranged from $1 to $10 per rental unit per month.

SmartRent Hardware
We offer a variety of in-rental unit devices that elevate the resident experience and provide multiple benefits to owners and operators. A typical SmartRent rental unit or single-family rental home is equipped with a SmartHub, smart locks, thermostat, and leak sensors. In addition, several other devices can be integrated into our smart home operating system, including smart plugs and lighting (including light bulbs, switches, and dimmers), shades, garage door controllers, video doorbells, peephole cameras, video intercoms, contact and motion sensors, and voice assistants. With our smart home operating system, residents can remotely control and manage their smart home devices and home settings through a single application. In addition, because our software is hardware agnostic, customers can choose from a wide variety of device manufacturers and use their favorite devices together in one fully integrated smart home operating system. As of March 31, 2021, the recurring revenue from our smart home automation solution ranged from $7 to $14 per rental unit per month, including recurring SmartHub fees.
The SmartHubs are a vital aspect of our smart home operating system that elevates the living experience for residents. As part of our ongoing effort to control and improve the quality of our products and solutions, in February 2020, we acquired Zipato, the supplier of our Alloy SmartHubs. We currently offer two different SmartHub models, the Alloy SmartHome Hub and the Alloy Fusion. These SmartHubs use reliable and secure Z-Wave communication for remote control of connected devices and allow users to remotely manage multiple device settings from one application. Our second generation SmartHub, the Alloy Fusion, is a combination thermostat and smart home panel that allows users to control all of their devices from one location. Using the Alloy Fusion on-wall touchscreen device, users can, among other things, review settings, change the temperature, and lock or unlock doors. In addition, users can download the companion mobile application to remotely control their devices, such as manage their home temperature and grant access for guests and deliveries.
We also partner with several manufacturers to offer a range of compatible hardware options for any property, including:
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Video Doorbells.   We partner with Ring to offer a selection of compatible video-enabled doorbells. Our integration with Ring allows users to add devices to their SmartRent application for a more robust control system, including live view and notifications.

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Indoor and Outdoor Cameras.   We also partner with Ring to offer a selection of indoor and outdoor cameras that can be added to any property. With battery-operated and plug-in options available, customers have flexibility to select the cameras that are appropriate for each property.

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Smart Locks and Lock Boxes.   Our selection of Z-Wave or Bluetooth-enabled smart locks and lock boxes offer customers options for keyless entry and simplified guest access. With various keyless entry options, including deadbolts, interconnected locks, lever locks, and patio locks, these products can be customized to meet each property’s needs.

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Smart Thermostats, Sensors, Plugs, Switches, Dimmers, and Readers.   We offer (i) thermostats for all types of HVAC systems with programmable options, including forced air, radiant and heat pump, (ii) leak, parking, contact and motion sensors used to proactively monitor and protect properties, (iii) smart plugs to add automation to lights, fans, or other small appliances, (iv) smart switches and dimmers to upgrade lighting in apartments and homes, and (v) a selection of readers, panels, and boards, including as part of our Alloy Access solution.

Our People
Our employees are critical to our success. As of March 31, 2021, we had approximately 281 full-time employees in the United States, including 145 located at our Scottsdale, Arizona headquarters. In addition, as of March 31, 2021, we had 35 employees located in Croatia. We also engage consultants and contractors to supplement our permanent workforce. A majority of our employees are engaged in engineering, software and product development, sales, and related functions. As of March 31, 2021, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing. None of our domestic or international employees are subject to a collective bargaining agreement or represented by a labor union.

We seek to foster a welcoming, inclusive work environment where employees can be themselves and do meaningful work that positively impacts our customers and communities. Our culture is supportive, engaging, and fast paced and facilitates partnerships among coworkers with diverse backgrounds and experiences. Our employees have opportunities to get involved in resource groups (e.g., Women’s Empowerment and PRISM) and give back to the community. We engage and survey our employees to gather insight, feedback, and data about their engagement, workplace experiences, and manager effectiveness. Survey results inform and support our action plans, with the goal of enhancing workplace satisfaction and overall employee well-being and effectiveness.
We attract and retain talent through our employer brand initiatives, employee referral programs, and partnerships with outside agencies that focus on presenting diverse candidates and through internal career growth. Employee growth and development comes from receiving real-time, informal feedback, a formal performance review, career path transparency, and ongoing role specific training. In 2020, we hired 73 new employees and promoted 29 employees.
The structure of our compensation programs endeavors to give employees peace of mind when it comes to health and financial benefits so that they can focus on doing their best work. Our total rewards program enables us to retain talent, reward high performing employees at all levels and incentivize and motivate exceptional performance. In addition to competitive base pay, we have an annual bonus program for employees at all levels and a comprehensive variable compensation program specific to our revenue organization. Both the bonus and variable compensation plans are tied directly to individual and company performance. We also provide 100% employer paid medical, dental, and vision for employees and their dependents, life insurance, flexible time off, paid parental leave, and a 401(k) plan with a company match.
Facilities
Our corporate headquarters are located in Scottsdale, Arizona, where we lease approximately 15,803 square feet of office space. We also lease 8,320 square feet of warehouse space in Phoenix, Arizona. In addition to our facilities located in the United States, we lease 2,690 square feet of office space and 3,229 square feet of warehouse space in Zagreb, Croatia. We believe that our facilities are adequate to meet our needs for the immediate future and that suitable additional space will be available to accommodate any expansion of our operations as needed.
Intellectual Property
We regard our intellectual property rights as critical to our success generally, with our trademarks, service marks, and domain names being especially critical to the continued development and awareness of our brands and marketing efforts. We protect our intellectual property rights through a combination of trademarks, trade dress, domain name registrations, and trade secrets, as well as through contractual restrictions and reliance on federal, state, and common law. We enter into confidentiality and proprietary rights agreements with employees, consultants, contractors, and business partners, which include invention assignment provisions for our employees and contractors. We have several registered trademarks in the United States, as well as other trademarks globally. We have also registered a variety of domestic and international domain names, the most significant of which relate to our SmartRent brand.
Government Regulation
We and our partners are subject to various federal, state, and local regulations related to access control products, such as state and local building and fire codes, the Americans with Disabilities Act of 1990, as amended, and requirements for certifications by Underwriters Laboratories, a global independent safety science company, and the Federal Communications Commission.
We, our customers, and our partners may be subject to numerous federal and state laws and regulations, including data breach notification laws, data privacy and security laws, and consumer protection laws and regulations (including Section 5 of the FTC Act that govern the collection, use, disclosure, and protection of personal information). Privacy and security laws, self-regulatory schemes, regulations, standards, and other obligations are constantly evolving, and may conflict with each other, which complicates compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing. For example, California has enacted the CCPA that became effective on January 1, 2020. The CCPA creates, among other things, new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to access and delete personal information, opt out of certain personal information sharing, and receive detailed information about how personal information is used. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. Further, the CPRA, which was recently voted into law by California residents, imposes additional data protection obligations on covered companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data. The CPRA also creates a new California data protection agency specifically tasked to enforce the law, which would likely result in increased regulatory scrutiny of California businesses in the areas of data protection and security. The substantive requirements for businesses subject to the CPRA will go into effect on January 1, 2023 and become enforceable on July 1, 2023. Further, according to the FTC, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce in violation of Section 5 of the FTC Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities.
Competition
Given the emerging nature of smart home technology in residential real estate, the industry is highly fragmented and there are a number of companies developing solutions that may be similar to parts of our smart home operating system. We believe our primary competitors are other software companies, which have historically provided singular, point solutions to new development properties and used third-party installation services, and hardware companies, many of which have closed architectures. We believe these companies fail to provide a comprehensive solution that meets the enterprise management and security requirements of owners, operators, and residents. We believe that our open-architecture, hardware-agnostic, holistic solutions, comprised of our enterprise software solutions, innovative devices, and resident application, along with our in-house implementation, installation and support teams, strong engineering and operations team, commercial traction, and focus on privacy and security, provide us with a competitive advantage over our competitors. We expect competition to intensify in the future as the market for smart home technology in the residential real estate industry continues to mature.
Legal Proceedings
We are and, from time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently a party to any other legal proceedings that in the opinion of our management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition, or cash flows.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF SMARTRENT
The following tables set forth SmartRent’s selected consolidated financial and other data. The following selected consolidated financial data and other data presented below for the three months ended March 31, 2021 and March 31, 2020 and for the years ended December 31, 2020 and December 31, 2019, have been derived from SmartRent’s unaudited and audited consolidated financial statements included elsewhere in this proxy statement/prospectus.
The data should be read together with “SmartRent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in conjunction with the consolidated financial statements, related notes, and other financial information included elsewhere in this proxy statement/prospectus. SmartRent’s historical results are not necessarily indicative of the results to be expected in the future.
	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
	(Unaudited)
Statement of Operations Data (in thousands)
Revenue
Hardware	$12,398	$11,293	$31,978	$24,017
Professional services	3,601	3,631	12,304	9,095
Hosted services	3,161	1,630	8,252	3,120
Total revenue	19,160	16,554	52,534	36,232
Cost of revenue
Hardware	12,143	10,153	35,225	20,462
Professional services	5,460	4,531	16,176	14,438
Hosted services	1,971	1,158	5,430	2,380
Total cost of revenue	19,574	15,842	56,831	37,280
Operating expense
Research and development	3,093	1,870	9,406	7,731
Sales and marketing	1,754	1,537	5,429	3,261
General and administrative	3,957	4,013	16,584	17,794
Total operating expense	8,804	7,420	31,419	28,786
Loss from operations	(9,218)	(6,708)	(35,716)	(29,834)
Other expense
Interest expense	(82)	(231)	(559)	(158)
Other income (expense), net	79	(259)	(685)	(269)
Loss before income taxes	(9,221)	(7,198)	(36,960)	(30,261)
Provision for income taxes	46	78	149	—
Net loss	$(9,267)	$(7,276)	$(37,109)	$(30,261)
Less: Deemed dividend to preferred stockholder on exchange for common shares	—	—	—	(3,208)
Net loss attributable to SmartRent.com common stockholders, basic and diluted	(9,267)	(7,276)	(37,109)	(33,469)
Basic and diluted net loss per share	$(4.84)	$(6.00)	$(23.94)	$(36.34)
Balance Sheet Data (in thousands)
Cash	$64,904		$38,618	$21,424
Working capital	77,532		54,826	18,892
Total assets	139,845		103,849	47,455
Total liabilities	80,601		70,667	45,678
Convertible preferred stock	146,225		111,432	46,206
Total stockholders’ deficit	(86,981)		(78,250)	(44,429)

SMARTRENT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
References in this section to “we,” “our,” “us,” and “SmartRent” generally refer to SmartRent.com, Inc. and its consolidated subsidiaries prior to the Business Combination and to the Post-Combination Company and its consolidated subsidiaries after giving effect to the Business Combination. The following discussion and analysis of our results of operations and financial condition should be read in conjunction with the sections entitled “Information About SmartRent,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Selected Historical Consolidated Financial Information of SmartRent” and our financial statements and related notes and other information included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements based upon our current estimates and projections that involve risks and uncertainties. Actual results could differ materially from such forward-looking statements due to, among other considerations, the matters discussed under the section titled “Risk Factors” and elsewhere in this proxy statement/prospectus. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.
Overview
SmartRent is an enterprise software company that provides a fully integrated, brand-agnostic smart home operating system to residential property owners and operators, as well as homebuilders, iBuyers, developers, and residents. We started SmartRent with the vision of transforming residential real estate into the next generation of connected communities. Our smart home operating system is designed to enable owners and operators to streamline property management and operations, lower operating costs, increase revenues, and protect their assets through improved visibility and control, while providing a differentiated, elevated living experience for residents. Through our central connected device, called SmartHub, we integrate our proprietary enterprise software with third-party smart devices and other technology interfaces through an open-architecture, brand-agnostic approach, which allows owners, operators, and residents to manage their smart home systems through a single connected interface. Our products and solutions include smart apartments and homes, access control for buildings, common areas, and rental units, asset protection and monitoring, parking management, self-guided tours, and community and resident Wi-Fi. We also have a professional services team of approximately 200 employees in 31 states across the United States through which we provide customers with training, installation, and support services.
We believe SmartRent is the category leader in the enterprise smart home solutions industry. As of March 31, 2021, our customers owned an aggregate of approximately 2.9 million rental units, representing approximately 7% of the U.S. market for institutionally owned multifamily rental units and single-family rental homes, and included 15 of the top 20 multifamily residential owners in the United States. We have developed a loyal customer base and, to date, have not experienced any customer churn (meaning that no customer has removed an installed SmartHub). In addition to multifamily residential owners, our customers include some of the leading homebuilders, single-family rental homeowners, and iBuyers in the United States. Since beginning operations in 2017, we have installed more than 1,000,000 SmartHubs and other smart home devices in approximately 3,600 communities with more than 409,000 users located in more than 1,000 cities in 45 states across the United States.
We estimate that the U.S. market for residential real estate has approximately 43 million institutionally owned multifamily rental units and single-family rental homes as of March 31, 2021. While several of the top multifamily residential owners are current SmartRent customers, we believe that we have only begun to take advantage of the full market opportunity in residential and commercial real estate sectors and in domestic and international markets. For example, we recently adapted our software and applications to target new opportunities in other residential real estate sectors, including single-family rental homes, student housing, senior housing, and new construction homes. In addition, we believe there is significant potential for growth beyond residential real estate to other commercial real estate asset classes, including, among others, office, hotels, retail, industrial, and self-storage. Furthermore, we believe there is an attractive opportunity to expand our smart home solutions into other markets globally and have started pilot programs and/or developed partner relationships in the United Kingdom, Canada, the Netherlands, and Ireland.
We have designed our open-architecture, brand-agnostic smart home operating system to help the residential real estate industry become more efficient and effective. Importantly, our enterprise software integrates into most existing property management systems used by residential property owners and operators. With features specifically designed to increase productivity, while decreasing operating costs, we estimate that owners and operators can realize a 50% return on investment over a three-year period after installation of our smart home operating system.
The Business Combination
On April 21, 2021, we entered into the Merger Agreement with FWAA and Merger Sub. FWAA is a special purpose acquisition company formed to acquire one or more operating businesses through a business combination and Merger Sub is a wholly owned, direct subsidiary of FWAA formed for the sole purpose of the Business Combination. Upon the closing of the Business Combination, Merger Sub will merge with and into SmartRent, with SmartRent surviving as the surviving company pursuant to the provisions of the DGCL. Upon the consummation of the transactions contemplated by the Merger Agreement, the surviving company will be renamed “SmartRent Technologies, Inc.” and FWAA will be renamed “SmartRent, Inc.”
The Business Combination is expected to be accounted for as a reverse capitalization in accordance with GAAP. Under the guidance in FASB ASC 805, “Business Combinations,” FWAA is expected to be treated as the “acquired” company for financial reporting purposes. We expect to be deemed the accounting predecessor of the combined business and will be the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination is expected to have a significant impact on our future reported financial condition and results of operations as a consequence of the reverse capitalization. The most significant changes in SmartRent’s future reported financial condition and results of operations are expected to be an estimated net increase in cash (as compared to our Consolidated Balance Sheet at December 31, 2020) of between approximately $250.0 million, assuming the maximum level of stockholder redemptions that may occur while still satisfying the Minimum Cash Condition under the Merger Agreement, and $500.0 million, assuming no stockholder redemptions (in each case before the payment of transaction related fees and expenses). Each redemption scenario includes approximately $155.0 million in proceeds from the private placement of shares of FWAA Class A common stock to the Subscribers pursuant to the Subscription Agreements, to be consummated substantially simultaneously with the Business Combination, offset by additional transaction costs for the Business Combination. The estimated transaction costs for the Business Combination are approximately $50.0 million, of which $12.1 million represents deferred underwriter fees from the FWAA IPO. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Our Model
Our smart home products and solutions provide an enterprise-grade holistic approach to what it means to be a connected community. A SmartRent connected community is a “curb to couch” concept where an entire property utilizes a variety of third-party smart devices from various manufacturers and features that can be remotely managed to provide efficiency, automation and ancillary revenue opportunities. Our SmartRent connected communities combine in-unit smart home technology with our Alloy Access control system and our Alloy Parking system, which are connected by our Community WiFi solution and can be managed remotely using our core smart home operating system, Community Manager.
Impact of the COVID-19 Pandemic
The extensive impact of the COVID-19 pandemic has resulted and will likely continue to result in significant disruptions to the global economy, as well as businesses and capital markets around the world. In an effort to halt the spread of COVID-19, a number of countries, states, counties and other jurisdictions have imposed, and may impose in the future, various measures, including, but not limited to, voluntary and mandatory quarantines, stay-at-home orders, travel restrictions, limitations on gatherings of people, reduced operations and extended closures of businesses.
The timing of customer orders and our ability to fulfill orders were impacted by various COVID-19-related government mandates, resulting in a reduction in units sold. We have also witnessed certain current and prospective customers delaying purchases based on budget constraints or project delays related to the COVID-19 pandemic. While the broader and long-term implications of the COVID-19 pandemic on our workforce, operations and supply chain, customer demand, results of operations and overall financial performance remain uncertain, we believe that we will continue to experience disruptions to our business due to the COVID-19 pandemic through 2021.
The impact of the COVID-19 pandemic and measures to prevent its spread have affected and continue to affect our business in several ways.
•
Our workforce.   Employee health and safety is our priority. In response to the COVID-19 pandemic, we established new protocols to protect the health and safety of our workforce, including restricting employee travel, recommending that all non-essential personnel work from home and cancelled or reduced physical participation in sales activities, meetings, events and conferences and implemented additional safety protocols for essential workers.

•
Operations and supply chain.   We have experienced some production delays as a result of the effects of the COVID-19 pandemic on our sourcing, manufacturing, and logistics channels. For example, as described below, we have experienced SmartHub production delays as a result of a global shortage of Z-wave chips, which facilitate the communication protocol used for communication between our SmartHub and all other smart devices.

•
Demand for our products.   During the year ended December 31, 2020, demand for our products was less than we had anticipated based on our growth projections in 2019. We believe that this decrease in customer demand was, in part, the result of the COVID-19 pandemic and customers’ delayed purchasing decisions. While we continue to engage with existing and potential customers, we believe some customers may continue to delay purchases from us because their development programs may also be delayed as a result of the COVID-19 pandemic. We believe that demand for our products remains strong, but due to the COVID-19 pandemic, a portion of the transactions expected to be completed in 2020 were delayed until early 2021 and, similarly, that transactions expected to be completed in early 2021 may be delayed until later in the year. In connection with the preparation of the unaudited projected financial information included in this proxy statement/prospectus in the section entitled “The Business Combination — Unaudited Prospective Financial Information of SmartRent,” we considered these delays.

See “Risk Factors” beginning on page 28 for further discussion of the possible impact of the COVID-19 pandemic on our business.
Comparability of Financial Information
Our future results of operations and financial position may not be comparable to historical results as a result of the Business Combination.
Factors Affecting Our Performance
We believe that our future success will be dependent on many factors, including those further discussed below. Our future operating results and cash flows are dependent upon a number of opportunities, challenges and other factors, including our ability to grow our customer base in a cost-effective manner, expand our hardware and hosted service offerings to generate increased revenue per Unit Deployed (as defined below), provide high quality hardware products and hosted service applications to maximize revenue and improve the leverage of our business model. While these areas represent opportunities for us, they also represent challenges and risks that we must successfully address in order to operate our business.
Investing in Research and Development
Our performance is significantly dependent on the investments we make in research and development, including our ability to attract and retain highly skilled research and development personnel. We must continually develop and introduce innovative new software services and hardware products, integrate with third-party products and services, mobile applications and other new offerings. If we fail to innovate and enhance our brand and our products, our market position and revenue will likely be adversely affected.
Active Supply Chain Management
We are focused on successfully navigating global supply chain disruptions. Specifically, increased demand for electronics as a result of the COVID-19 pandemic, U.S. trade relations with China and certain other factors have led to a global shortage of semiconductors, including Z-wave chips, which are a central component of our SmartHubs. Due to this shortage, we have experienced SmartHub production delays, which have occasionally affected our ability to meet scheduled installations and facilitate customer upgrades to our higher-margin Alloy Fusion SmartHub. We believe that supply chain disruptions may continue, with varying degrees of operational impact, through the end of the 2021 fiscal year.
New Products, Features and Functionality
We will need to expend additional resources to continue introducing new products, features and functionality to enhance the value of our smart home operating system. We have recently introduced a number of product enhancements and features, including the Building Access Control, Video Intercom, WiFi and Parking Management solutions. In the future, we intend to continue to release new products and solutions and enhance our existing products and solutions, and we expect that our operating results will be impacted by these releases.
Category Adoption and Market Growth
Our future growth depends in part on the continued consumer adoption of hardware and software products which improve resident experience and the growth of this market. We need to deliver solutions that enhance the resident experience and deliver value to our customers, rental property owners and operators, as well as homebuilders and developers, by providing products and solutions designed to enhance visibility and control over assets while providing additional revenue opportunities. In addition, our long-term growth depends in part on our ability to expand into international markets in the future.
Basis of Presentation
The consolidated financial statements and accompanying notes of SmartRent included elsewhere in this proxy statement/prospectus were prepared in accordance with GAAP.
Key Operating Metrics
We regularly monitor a number of operating and financial metrics, which include certain non-GAAP financial measures, including the following, to evaluate our operating performance, identify trends affecting our business, formulate business plans, measure our progress and make strategic decisions. Non-GAAP financial measures may not provide accurate predictions of future GAAP financial results.
Units Deployed and New Units Deployed
We define Units Deployed as the aggregate number of our SmartHubs that have been installed as of a stated measurement date (including customer self-installations). We define New Units Deployed as the aggregate number of our SmartHubs that were installed during a stated measurement period (including customer self-installations). We use these operating metrics to assess the general health and trajectory of our business and growth. We had 83,293, and 60,935 New Units Deployed during the years ended December 31, 2020 and 2019, respectively, and 32,483 New Units Deployed during the quarter ended March 31, 2021. As of March 31, 2021 and December 31, 2020, SmartRent had an aggregate of 187,588 and 155,105 Units Deployed, respectively.
Committed Units
We define Committed Units as both (i) units that are subject to binding purchase orders from customers and (ii) units that existing customers who are parties to a SmartRent master services agreement have informed us (on a non-binding basis) that they intend to order in the future for deployment within two years of the measurement date. We track the number of Committed Units to assess the general health and trajectory of our business and growth. As of March 31, 2021, SmartRent had 604,478 Committed Units.
EBITDA and Adjusted EBITDA
We define EBITDA as net income or loss computed in accordance with GAAP before the following items: interest expense, income tax expense and depreciation and amortization. We define Adjusted EBITDA as EBITDA before the following items: stock-based compensation expense, non-employee warrant expense, merger and transaction-related expenses, loss on extinguishment of debt, change in fair value of derivatives, unrealized gains and losses in currency exchange rates and other income and expenses. Management uses EBITDA and Adjusted EBITDA to identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance, while neutralizing the impact of expenses included in our operating results which could otherwise mask underlying trends in our business. See “Non-GAAP Financial Measures” for additional information and reconciliation of these measures.
Annual Recurring Revenue
We define Annual Recurring Revenue (“ARR”) as the annualized value of our recurring hosted services revenue. We monitor our ARR to assess the general health and trajectory of our hosted services business. Our ARR was approximately $3.4 million and $1.2 million during the years ended December 31, 2020 and 2019, respectively, and approximately $5.3 million for the quarter ended March 31, 2021.
Components of Results of Operations
Revenue
We generate revenue primarily from sales of systems that consist of hardware devices, professional installation services and hosted services to assist property owners and property managers have visibility and control over assets, while providing all-in-one home control offerings for residents. We record revenue as earned when control of these products and services are transferred to the customer in an amount that reflects the consideration we expect to collect for those products and services.
Hardware Revenue
We generate revenue from the direct sale to our customers of hardware smart home devices, which devices currently consist of door-locks, thermostats, sensors, and light switches. These smart home devices connect to the SmartHub, which is discussed in “— Hosted Services Revenue” below. The performance obligation for hardware revenue is considered satisfied, and revenue is recognized, when the hardware device is shipped to the customer, except for the SmartHub, which is discussed in “— Hosted Services Revenue” below. We generally provide a one-year warranty period on hardware devices that we deliver and install. We record the cost of the warranty as a component of cost of revenue in the accompanying Consolidated Statements of Operations and Comprehensive Loss.
Professional Services Revenue
We generate professional services revenue from the installation of smart home hardware devices, which do not result in significant customization of the installed products and is generally performed over a period of two to four weeks. Installations can be performed by our employees, can be contracted out to a third-party with our employees managing the engagement, or can be performed by the customer with our employees managing the engagement. Professional services contracts are generally on a fixed-price basis and revenue is recognized over time as installations are completed.
Hosted Services Revenue
Hosted services include recurring monthly subscription revenue earned from the fees collected from customers to provide access to one or more of our software applications including access controls, asset monitoring and related services. These subscription arrangements have contractual terms typically ranging from one month to seven years and include recurring fixed plan subscription fees. Our arrangements do not provide the customer with the right to take possession of our software at any time. Customers are granted continuous access to the services over the contractual period. Accordingly, fees collected for subscription services are recognized on a straight-line basis over the contract term beginning on the date the subscription service is made available to the customer. Variable consideration is immaterial.
We also sell the hardware SmartHub device, which only functions with the subscription to our proprietary software applications and related hosting services. We consider the SmartHub device and hosting services subscription as a single performance obligation, and therefore we defer the recognition of revenue for the SmartHub devices that are sold with application subscriptions. The estimated average in-service life of the SmartHub devices is four years. When a SmartHub device is included in a contract that does not require a long-term service commitment, the customer obtains a material right to renew the service because purchasing a new device is not required upon renewal. If a contract contains a material right, proceeds are allocated to the material right and recognized over the period of benefit, which is generally four years.
Cost of Revenue
Cost of revenue consists primarily of direct costs of products and services together with the indirect cost of customer care and support over the life of the service arrangement. We expect cost of revenue to increase in absolute dollars in future periods. We record any change to cost of job performance, job conditions and the resulting estimated profitability in the period during which the revision is identified.
Hardware
Cost of hardware revenue consists primarily of direct costs of proprietary products, hardware devices and supplies purchased from third-party providers and shipping and indirect costs related to warehouse facility (including depreciation and amortization of capitalized assets and right-of-use assets), infrastructure costs, personnel-related costs associated with the procurement and distribution of our products and warranty expenses together with the indirect cost of customer care and support. We expect cost of revenue to increase in absolute dollars in future periods.
In 2019, the U.S. administration imposed significant changes to U.S. trade policy with respect to China. Tariffs have subjected certain SmartRent products manufactured overseas to additional import duties. The amount of the import tariff has changed numerous times based on action by the U.S. administration. We continue to monitor the change in tariffs. If tariffs are increased, such actions may increase our cost of hardware revenue and reduce our hardware revenue margins further in the future.
Professional Services
Cost of professional services revenue consists primarily of direct costs related to personnel-related expenses for installation and supervision of installation services, general contractor expenses and travel expenses associated with installation of our products. and indirect costs that are also primarily personnel-related expenses in connection with training of and ongoing support for customers and residents. We expect cost of revenue to increase in absolute dollars in future periods.
Hosted Services
Cost of hosted services revenue consists primarily of the amortization of the direct costs of our SmartHub device consistent with the revenue recognition period noted above in “— Hosted Services Revenue” and infrastructure costs associated with providing our software applications together with the indirect cost of customer care and support over the life of the service arrangement. We expect cost of revenue to increase in absolute dollars in future periods at a rate that is lower than the corresponding increase in hosted services revenue.
Operating Expenses
Research and Development
Research and development expenses consist primarily of personnel-related costs directly associated with our research and development. Our research and development efforts are focused on enhancing and developing additional functionality for our existing products and on new product development. We expense research and development costs as incurred. We expect our research and development expense to increase in absolute dollars as we increase our investment in product development to broaden the capabilities of our solutions and introduce new products and features.

Sales and Marketing Expenses
Our sales and marketing expenses consist of costs directly associated with our sales and marketing activities, which primarily include personnel-related costs, sales commissions, marketing programs, trade shows, and promotional materials. We expect that our sales and marketing expenses will increase over time as we hire additional sales and marketing personnel, increase our marketing activities, grow our domestic and international operations, and continue to build brand awareness.
General and Administrative Expenses
General and administrative expenses consist primarily of personnel-related costs associated with our general and administrative organization, professional fees for legal, accounting and other consulting services, office facility and information technology costs.
We expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and stock exchange listing requirements, additional insurance expense, investor relations activities and other administrative and professional services. We also expect to increase the size of our general and administrative staff in order to support the growth of our business.
Other Expenses
Other expenses consist primarily of interest expense, foreign currency transaction gains and losses, and other income related to the operations of Zipato, a wholly owned subsidiary of Zenith Highpoint, Inc., which entities we acquired in a business combination in February 2020. The interest expense is recorded in connection with balances outstanding on our Revolving Facility (as defined below) and Term Loan Facility (as defined below). The foreign currency transaction gains and losses relate to the impact of transactions denominated in a foreign currency other than the U.S. dollar. As we have expanded our international operations, our exposure to fluctuations in foreign currencies has increased, which we expect to continue.
Provision for Income Taxes
We had no provision for U.S. federal and state for income taxes and provided for foreign income taxes for the reported periods. We have established a full valuation allowance for net deferred U.S. federal and state tax assets, including net operating loss carryforwards. We expect to maintain this valuation allowance until it becomes more likely than not that the benefit of our federal and state deferred tax assets will be realized in future periods if we report taxable income. We believe that we have established an adequate allowance for our uncertain tax positions, although we can provide no assurance that the final outcome of these matters will not be materially different. To the extent that the final outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made.

Results of Operations for the Three Months Ended March 31, 2021 and 2020
The results of operations presented below should be reviewed together with the consolidated financial statements and notes included elsewhere in this proxy statement/prospectus. The following table summarizes our historical consolidated results of operations data for the periods presented. The period to period comparison of operating results is not necessarily indicative of results for future periods.
	Three Months Ended March 31,		Change $	Change %
	2021	2020
	(dollars in thousands)
Revenue
Hardware	$12,398	$11,293	$1,105	10%
Professional services	3,601	3,631	(30)	(1)%
Hosted Services	3,161	1,630	1,531	94%
Total Revenue	19,160	16,554	2,606	16%
Cost of Revenue
Hardware	12,143	10,153	1,990	20%
Professional services	5,460	4,531	929	21%
Hosted Services	1,971	1,158	813	70%
Total cost of revenue	19,574	15,842	3,732	24%
Operating expense
Research and development	3,093	1,870	1,223	65%
Sales and marketing	1,754	1,537	217	14%
General and administrative	3,957	4,013	(56)	(1)%
Total operating expenses	8,804	7,420	1,384	19%
Loss from operations	(9,218)	(6,708)	(2,510)	37%
Other expense
Interest expense	(82)	(231)	149	(65)%
Other income (expense), net	79	(259)	338	(131)%
Loss before income taxes	(9,221)	(7,198)	(2,023)	28%
Provision for income taxes	46	78	(32)	(41)%
Net Loss	$(9,267)	$(7,276)	$(1,991)	27%
Comparison of the three months ended March 31, 2021 and 2020
Revenue
	Three Months Ended March 31,		Change $	Change %
	2021	2020
	(dollars in thousands)
Revenue
Hardware	$12,398	$11,293	$1,105	10%
Professional services	3,601	3,631	(30)	(1)%
Hosted Services	3,161	1,630	1,531	94%
Total	$19,160	$16,554	$2,606	16%
Total revenue increased by $2.6 million, or 16%, to $19.2 million for the three months ended March 31, 2021, from $16.6 million for the three months ended March 31, 2020. The increase in revenue resulted primarily from an increase in New Units Deployed during 2021 compared to 2020 and from the increased number of cumulative active subscriptions for our hosted services during 2021 compared to 2020.
We had approximately 32,500 New Units Deployed during the three months ended March 31, 2021 compared to approximately 17,900 New Units Deployed during the same period in 2020, representing an increase of approximately 14,500 New Units Deployed, or 81%, in the volume of our installation of units during the periods. The aggregate number of Units Deployed was approximately 187,600 at March 31, 2021 compared to approximately 89,800 at March 31, 2020.
Hardware revenue increased by $1.1 million, or 10%, to $12.4 million for the three months ended March 31, 2021, from $11.3 million for the three months ended March 31, 2020. The increase in hardware revenue was primarily attributable to an increase in hardware sales volumes of $0.7 million resulting from the increase in New Units Deployed and an increase of approximately $0.4 million related to third party sales by our subsidiary Zipato. These increases were partially offset by a decrease resulting from sales to a customer at a lower negotiated price based on our installing a high volume of units.
Professional services revenue remained at $3.6 million for the three months ended March 31, 2021, compared to the three months ended March 31, 2020.
Hosted services revenue increased by $1.5 million, or 94%, to $3.2 million for the three months ended March 31, 2021, from $1.6 million for the three months ended March 31, 2020, resulting from the increased aggregate number of Units Deployed from 89,800 units at March 31, 2020 to 187,600 units at March 31, 2021. Our ARR was approximately $1.3 million for the three months ended March 31, 2021, compared to $0.6 million for the three months ended March 31, 2020.
We measure and evaluate Committed Units to assess the general health and trajectory of our business operations and growth. As of March 31, 2021, SmartRent had 604,478 Committed Units. We began tracking Committed Units in the latter part of 2020 and do not have the comparative metric as of March 31, 2020.
Cost of Revenue
	Three Months Ended March 31,		Change $	Change %
	2021	2020
	(dollars in thousands)
Cost of revenue
Hardware	$12,143	$10,153	$1,990	20%
Professional services	5,460	4,531	929	21%
Hosted services	1,971	1,158	813	70%
Total	$19,574	$15,842	$3,732	24%
Total cost of revenue increased by $3.7 million, or 24%, to $19.6 million for the three months ended March 31, 2021, from $15.8 million for the three months ended March 31, 2020. The increase in cost of revenue resulted primarily from an increase in the volume of sales and installation of our smart home hardware devices and increased number of active subscriptions for our software service applications.
Hardware cost of revenue increased by $2.0 million, or 20%, to $12.1 million for the three months ended March 31, 2021, from $10.1 million for the three months ended March 31, 2020. The increase in hardware cost of revenue was primarily attributable to approximately $2.0 million resulting from greater sales volume and a $0.1 increase in cost of revenue related to third-party sales by our subsidiary Zipato, which increase was partially offset by a decrease of approximately $0.1 million in our inventory shrinkage and obsolescence for the three months ended March 31, 2021.
Professional services cost of revenue increased by $0.9 million, or 21%, to $5.5 million for the three months ended March 31, 2021, from $4.5 million for the three months ended March 31, 2020, resulting primarily from installation services for the increased sales volume of our smart home devices.
Hosted services cost of revenue increased by $0.8 million, or 70%, to $2 million for the three months ended March 31, 2021, from $1.2 million for the three months ended March 31, 2020, resulting from the increase in Units Deployed and the resulting increase in the number of active subscriptions for our software service applications. To date, we have experienced no customer churn (meaning that no customer has removed an installed SmartHub).
Operating Expenses
	Three Months Ended March 31,		Change $	Change %
	2021	2020
	(dollars in thousands)
Research and development	$3,093	$1,870	1,223	65%
Sales and marketing	1,754	1,537	217	14%
General and administrative	3,957	4,013	(56)	(1)%
Research and development expenses increased by $1.2 million, or 65%, to $3.1 million for the three months ended March 31, 2021, from $1.9 million for the three months ended March 31, 2020, resulting primarily from approximately $1.2 million of personnel-related costs as we increased our research and development staff. We expect that our personnel-related costs will continue to increase in future periods as we continue to develop new applications and enhance existing products and solutions.
Sales and marketing expenses increased by $0.2 million, or 14%, to $1.8 million for the three months ended March 31, 2021, from $1.5 million for the three months ended March 31, 2020, resulting primarily from increased sales and marketing staff personnel related costs, which increased by $0.5 million. This was partially offset by a decrease in conference and tradeshow related costs of approximately $0.3 million. We expect that our personnel-related costs will continue to increase in future periods as we continue to expand our sales and marketing efforts to increase sales with existing customers and initiate business with new customers, and we expect that our conference- and tradeshow-related costs will increase in future periods.
General and administrative expenses decreased by $0.1 million, or 1%, to $3.9 million for the three months ended March 31, 2021, from $4.0 million for the three months ended March 31, 2020, resulting primarily from decreased personnel-related costs of approximately $1.0 million. This is mainly because of Zipato acquisition related compensation costs recorded during the three months ended March 31, 2020. This decrease was partially offset by an increase in other miscellaneous expenses of approximately $0.9 million. We expect our general and administrative costs to increase in future periods as we incur expenses related to the growth of our business, the Zipato acquisition and the significant accounting, legal, and compliance infrastructure required to operate as a public company.
Other Expenses
	Three Months Ended March 31,		Change $	Change %
	2021	2020
	(dollars in thousands)
Interest expense	$(82)	$(231)	$149	(65)%
Other income (expense), net	79	(259)	338	131%
Interest expense decreased by $0.1 million, or 65%, to $0.1 million for the three months ended March 31, 2021, from $0.2 million for the three months ended March 31, 2020, due to the convertible notes being outstanding during the three months ended March 31, 2020.
Other expense, net decreased by $0.3 million, or 131%, to $0.1 million of other income, net for the three months ended March 31, 2021, from $0.2 million of other expense, net for the three months ended March 31, 2020, primarily due to gains in foreign currency balances.

Income Taxes
	Three Months Ended March 31,		Change $	Change %
	2021	2020
	(dollars in thousands)
Loss before income taxes	$(9,221)	$(7,198)	$(2,023)	28%
Provision for income taxes	46	78	(32)	(41)%
We provided a full valuation allowance on our net U.S federal and state deferred tax assets for the three months ended March 31, 2021 and 2020. As of March 31, 2021, we had $8.7 million of U.S. federal and $2.1 million of state tax-effected net operating loss carryforwards available to reduce future taxable income, which will be carried forward indefinitely for U.S. federal tax purposes and will expire on varying dates for state tax purposes.
Results of Operations for the Years Ended December 31, 2020 and 2019
The results of operations presented below should be reviewed together with the consolidated financial statements and notes included elsewhere in this proxy statement/prospectus. The following table summarizes our historical consolidated results of operations data for the periods presented. The period to period comparison of operating results is not necessarily indicative of results for future periods.
	Years Ended December 31,		Change $	Change %
	2020	2019
	(dollars in thousands)
Revenue
Hardware	$31,978	$24,017	$7,961	33%
Professional services	12,304	9,095	3,209	35%
Hosted services	8,252	3,120	5,132	164%
Total revenue	52,534	36,232	16,302	45%
Cost of revenue
Hardware	35,225	20,462	14,763	72%
Professional services	16,176	14,438	1,738	12%
Hosted services	5,430	2,380	3,050	128%
Total cost of revenue	56,831	37,280	19,551	52%
Operating expense
Research and development	9,406	7,731	1,675	22%
Sales and marketing	5,429	3,261	2,168	66%
General and administrative	16,584	17,794	(1,210)	(7)%
Total operating expenses	31,419	28,786	2,633	9%
Loss from operations	(35,716)	(29,834)	(5,882)	20%
Other expense
Interest expense	559	158	401	254%
Other expense, net	685	269	416	155%
Loss before income taxes	(36,960)	(30,261)	(6,699)	22%
Provision for (benefit from) income taxes	149	—	149	100%
Net loss	$(37,109)	$(30,261)	$(6,848)	23%

Comparison of the years ended December 31, 2020 and 2019
Revenue
	Years Ended December 31,		Change $	Change %
	2020	2019
	(dollars in thousands)
Revenue
Hardware	$31,978	$24,017	$7,961	33%
Professional services	12,304	9,095	3,209	35%
Hosted services	8,252	3,120	5,132	164%
Total	$52,534	$36,232	$16,302	45%
Total revenue increased by $16.3 million, or 45%, to $52.5 million in 2020, from $36.2 million in 2019. The increase in revenue resulted primarily from an increase in the volume of sales and installation of our smart home hardware devices and increased number of active subscriptions for our software service applications.
Hardware revenue increased by $8 million, or 33%, to $32.0 million in 2020, from $24 million in 2019. The increase in hardware revenue was primarily attributable to approximately $8.7 million resulting from greater sales volume and approximately $0.9 million of hardware sales to third parties by our subsidiary, Zipato, which increases were partially offset by an increase of approximately $1.6 million in our allowance for refunds during 2020.
Professional services revenue increased by $3.2 million, or 35%, to $12.3 million in 2020, from $9.1 million in 2019 resulting primarily from installation services for the increased sales volume of our smart home devices. Additionally, Zipato contributed approximately $1.4 million to the increase in professional services revenue.
Hosted services revenue increased by $5.1 million, or 164%, to $8.2 million in 2020, from $3.1 million in 2019, resulting from the increased aggregate number of Units Deployed and the resulting increased number of active subscriptions for our software service applications. To date, we have experienced no customer churn (meaning that no customer has removed an installed SmartHub).
Cost of Revenue
	Years Ended December 31,		Change $	Change %
	2020	2019
	(dollars in thousands)
Cost of revenue
Hardware	$35,225	$20,462	$14,763	72%
Professional services	16,176	14,438	1,738	12%
Hosted services	5,430	2,380	3,050	128%
Total	$56,831	$37,280	$19,551	52%
Total cost of revenue increased by $19.5 million, or 52%, to $56.8 million in 2020, from $37.3 million in 2019. The increase in cost of revenue resulted primarily from an increase in the volume of sales and installation of our smart home hardware devices and increased number of active subscriptions for our software service applications.
Hardware cost of revenue increased by $14.7 million, or 72%, to $35.2 million in 2020, from $20.5 million in 2019, resulting in a negative gross profit on hardware revenue. The increase in hardware cost of revenue was primarily attributable to approximately $9.9 million resulting from greater sales volume, approximately $3.2 million for a warranty accrual identified in the quarter ended December 31, 2020, to replace batteries in previously installed hardware devices and approximately $1.7 million of hardware sales to third parties by our subsidiary, Zipato, which increases were partially offset by a decrease of approximately $0.1 million in our inventory shrinkage during 2020.
Professional services cost of revenue increased by $1.7 million, or 12%, to $16.2 million in 2020, from $14.5 million in 2019, resulting primarily from direct costs incurred for installation services for the increased sales volume of our smart home devices. and indirect costs incurred to increase the size of our staff directed to training and ongoing support to customers and residents.
Hosted services cost of revenue increased by $3.0 million, or 128%, to $5.4 million in 2020, from $2.4 million in 2019, resulting from the increased aggregate number of Units Deployed and the resulting increased number of active subscriptions for our software service applications. To date, we have experienced no customer churn (meaning that no customer has removed an installed SmartHub).
Operating Expenses
	Years Ended December 31,		Change $	Change %
	2020	2019
	(dollars in thousands)
Research and development	9,406	7,731	1,675	22%
Sales and marketing	5,429	3,261	2,168	66%
General and administrative	16,584	17,794	(1,210)	(7)%
Research and development expenses increased by $1.7 million, or 22%, to $9.4 million in 2020, from $7.7 million in 2019, resulting primarily from approximately $4.7 million of personnel-related costs as we increased our research and development staff, increased consulting expenses of approximately $0.2 million, recruiting expenses of approximately $0.1 million, and software subscription expenses of approximately $0.3 million, which were partially offset by a decrease in expenses related to parts and supplies of $3.7 million.
Sales and marketing expenses increased by $2.1 million, or 66%, to $5.4 million in 2020, from $3.3 million in 2019, resulting primarily from increased sales and marketing staff personnel related costs, which increased by $2.5 million from 2019 to 2020.
General and administrative expenses decreased by $1.2 million, or 7%, to $16.6 million in 2020, from $17.8 million in 2019, resulting primarily from a reduction in stock-based compensation expense resulting from a one-time charge of approximately $5.4 million for stock-based compensation in 2019 in connection with the sale of surrendered shares that did not occur in 2020. This decrease was partially offset by an increase in personnel-related and other miscellaneous expenses of approximately $4.2 million resulting from increasing the number of our general and administrative staff in order to support the growth and increasing complexity in our operations.
Other Expenses
	Years Ended December 31,		Change $	Change %
	2020	2019
	(dollars in thousands)
Interest expense	$559	$158	$401	254%
Other expense, net	685	269	416	155%
Interest expense increased by $0.4 million, or 254%, to $0.6 million for the three months ended March 31, 2021, from $0.2 million for the three months ended March 31, 2020, due to the $5 million Term Loan Facility being outstanding for a full 12 months in 2020, as well as the $7.5 million December 2019 Convertible Note (as defined below) being outstanding for three months in 2020.
Other expense increased by $0.4 million, or 155%, to $0.7 million for the three months ended March 31, 2021, from $0.3 million for the three months ended March 31, 2020, resulting primarily from an increase in gain/loss on foreign exchange rates of approximately $0.5 million.

Income Taxes
	Years Ended December 31,		Change $	Change %
	2020	2019
	(dollars in thousands)
Loss before income taxes	$(36,960)	$(30,261)	$(6,699)	22%
Provision for (benefit from) income taxes	149	—	149	100%
We provided a full valuation allowance on our net U.S federal and state deferred tax assets in 2020 and 2019. As of December 31, 2020, we had $10.4 million of U.S. federal and $2.6 million of state tax-effected net operating loss carryforwards available to reduce future taxable income, which will be carried forward indefinitely for U.S. federal tax purposes and will expire on varying dates for state tax purposes.
Non-GAAP Financial Measures
To supplement the consolidated financial statements, which are prepared and presented in accordance with GAAP, we present EBITDA and Adjusted EBITDA, described below, as non-GAAP measures. We believe the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team, and it also improves investors’ understanding of our underlying operating performance and their ability to analyze our ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures — these non-GAAP financial measures are not intended to supersede or replace our GAAP results.
We define EBITDA as net income or loss computed in accordance with GAAP before interest expense, income tax expense and depreciation and amortization.
We define Adjusted EBITDA as EBITDA before stock-based compensation expense, non-employee warrant expense, merger and transaction-related expenses, loss on extinguishment of debt, change in fair value of derivatives, unrealized gains and losses in currency exchange rates and other income and expenses.
Our management uses EBITDA and Adjusted EBITDA in a number of ways to assess our financial and operating performance and we believe these measures are helpful to management and external users in understanding our performance. EBITDA and Adjusted EBITDA help management identify controllable expenses and make decisions designed to help us meet our identified financial and operational goals and to optimize our financial performance, while neutralizing the impact of expenses included in our operating results caused by external influences over which management has little or no control and by non-recurring, or unusual, events that might otherwise mask trends in our performance. Accordingly, we believe these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely our cost structure and expenses.
We believe that the presentation of EBITDA and Adjusted EBITDA provides information useful to investors in assessing our results of operations. The GAAP measure most directly comparable to EBITDA and Adjusted EBITDA is net income or loss. EBITDA and Adjusted EBITDA are not used as measures of our liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP. Our EBITDA and Adjusted EBITDA may not be comparable to the EBITDA and Adjusted EBITDA of other companies due to the fact that not all companies use the same definitions of EBITDA and Adjusted EBITDA. Accordingly, there can be no assurance that our basis for computing these non-GAAP measures is comparable with that of other companies.

The following table presents a reconciliation of net loss (as determined in accordance with GAAP) to EBITDA and Adjusted EBITDA for each of the periods indicated.
	Three Months Ended March 31,
(amounts in thousands)	2021	2020
Net loss	$(9,267)	$(7,276)
Interest expense, net	82	231
Provision for income taxes	46	78
Depreciation and amortization	80	26
EBITDA	(9,059)	(6,941)
Stock-based compensation	427	261
Non-employee warrant expense	232	146
Loss on extinguishment of debt	—	164
Loss on change in exchange rates	470	86
Compensation expense in connection with Zipato acquisition	—	848
Other non-operating expense, net	—	(17)
Adjusted EBITDA	$(7,930)	$(5,453)
The following table presents a reconciliation of net loss (as determined in accordance with GAAP) to EBITDA and Adjusted EBITDA for each of the periods indicated.
	Years Ended December 31,
(amounts in thousands)	2020	2019
Net loss	$(37,109)	$(30,261)
Interest expense, net	559	158
Provision for income taxes	149	—
Depreciation and amortization	295	59
EBITDA	(36,106)	(30,044)
Stock-based compensation	1,759	7,012
Non-employee warrant expense	481	648
Loss on extinguishment of debt	164	303
Loss on change in exchange rates	470	—
Compensation expense in connection with Zipato acquisition	3,353	—
Other non-operating expense, net	(15)	4
Adjusted EBITDA	$(29,894)	$(22,077)
Liquidity and Capital Resources
Sources of Liquidity
Debt Issuances
As of March 31, 2021, we had cash and cash equivalents of $64.9 million, which were held for working capital purposes. Our cash equivalents are comprised primarily of money market funds. To date, our principal sources of liquidity have been the net proceeds we received through the private issuance of our convertible SmartRent preferred stock, payments collected from sales to our customers, and proceeds from a Revolving Facility, convertible notes and Term Loan Facility.
In March 2019, we issued a subordinated convertible note in the principal amount of $2.5 million bearing interest at 6% per annum, pursuant to a note purchase agreement (the “March 2019 Convertible

Note”). Interest on the March 2019 Convertible Note accrued at the coupon rate, compounded annually. The March 2019 Convertible Note was converted in May 2019 into shares of SmartRent Series B-1 Preferred Stock.
In August 2019, we entered into a loan and security agreement for a credit facility (the “Credit Facility”). The Credit Facility provides $15 million of borrowing capacity and consists of a $10 million revolving line of credit (the “Revolving Facility”), which will mature in August 2021 and a $5 million term loan (the “Term Loan Facility”), which will mature in November 2023. The Term Loan Facility is subject to monthly payments of interest, in arrears, accrued on the principal balance of the Term Loan Facility through November 2020. Thereafter, and continuing through the Term Loan Facility maturity date, the Term Loan Facility is subject to equal monthly payments of principal plus accrued interest.
In December 2019, we issued a subordinated convertible note in the principal amount of $7.5 million, bearing interest at 5% per annum, pursuant to a note purchase agreement (the “December 2019 Convertible Note”). Interest on the December 2019 Convertible Note accrued at the coupon rate, compounded annually. The December 2019 Convertible Note was converted in March 2020 into shares of SmartRent Series C-1 Preferred Stock.
In February 2020, we issued a subordinated convertible note in the principal amount of $0.1 million, bearing interest at 5% per annum, pursuant to a note purchase agreement (the “February 2020 Convertible Note”). Interest on the February 2020 Convertible Note accrued at the coupon rate, compounded annually. The February 2020 Convertible Note was converted in March 2020 into shares of SmartRent Series C-1 Preferred Stock.
SmartRent Preferred Stock Issuances
During the year ended December 31, 2019, we issued approximately 3.6 million shares of SmartRent Series B Preferred Stock in exchange for $22.3 million gross cash proceeds. Expenses in connection with the issuance of the SmartRent Series B Preferred Stock were $0.1 million, resulting in net cash proceeds of $22.2 million. During 2019, we also issued 508 shares of SmartRent Series B-1 Preferred Stock in connection with the redemption of the March 2019 Convertible Note and 1,045 and 804 shares of SmartRent Series Seed Preferred Stock and SmartRent common stock, respectively, were exchanged for shares of SmartRent Series B Preferred Stock.
During the year ended December 31, 2020, we issued a total of approximately 5.5 million shares of SmartRent Series C Preferred Stock in three tranches that closed in March, April, and May 2020. The SmartRent Series C Preferred Stock was issued in exchange for $57.5 million gross cash proceeds. Expenses in connection with the issuance of the SmartRent Series C Preferred Stock were $0.1 million, resulting in net cash proceeds of $57.4 million. During the year ended December 31, 2020, we also issued 761 shares of SmartRent Series C-1 Preferred Stock in connection with the redemption of the December 2019 Convertible Note and the February 2020 Convertible Note.
In February and March 2021, we issued approximately 3.4 million additional shares of SmartRent Series C Preferred Stock in exchange for $35 million gross cash proceeds. Expenses in connection with the issuance of the SmartRent Series C Preferred Stock were $0.2 million, resulting in net cash proceeds of $34.8 million.
We have incurred negative cash flows from operating activities and significant losses from operations in the past as reflected in our accumulated deficit of $88.7 million as of March 31, 2021. We expect to continue to incur operating losses at least for the next 12 months due to the investments that we intend to make in our business and, as a result, we may require additional capital resources to continue our operations in future periods. We believe that our current cash, cash equivalents, and available borrowing capacity under the Revolving Facility will be sufficient to fund our operations for at least the next 12 months. Our future capital requirements, however, will depend on many factors, including our sales volume, the expansion of sales and marketing activities, and market adoption of our new and enhanced products and features. We may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights. From time to time, we may seek to raise additional funds through equity and debt. If we are unable to raise additional capital when desired and on reasonable terms, our business, results of operations, and financial condition may be adversely affected.
Cash Flow Summary — Three Months Ended March 31, 2021 and 2020
The following table summarizes our cash flows for the periods presented:
	Three Months Ended March 31,
	2021	2020
	(dollars in thousands)
Net cash provided by (used in):
Operating activities	$(7,896)	$(14,538)
Investing activities	(93)	(2,426)
Financing activities	$34,381	$40,248
Operating Activities
For the three months ended March 31, 2021, our operating activities used $7.9 million in cash resulting primarily from our net loss of $9.3 million, which was partially offset by $0.9 million of non-cash expenses consisting primarily of $0.4 million for stock-based compensation, $0.2 million for non-employee warrant expense, $0.1 million for the provision for warranty expense, and $0.1 million for depreciation and amortization. For the three months ended March 31, 2021, we received $0.5 million net cash from changes in our operating assets and liabilities resulting primarily from an increase of $10.7 million in deferred revenue and an increase of $2.0 million in accounts payable. These proceeds were partially offset by an increase of $4.1 million in accounts receivable, an increase of $2.8 million in deferred cost of revenue, an increase of $2.8 million in prepaid expenses and other assets, an increase of $0.3 million of inventory, and a decrease of $2.1 million in accrued expenses and other liabilities.
For the three months ended March 31, 2020, our operating activities used $14.5 million in cash resulting primarily from our net loss of $7.3 million, which was partially offset by $1.7 million non-cash expenses consisting primarily of the non-cash compensation expense related to the Zipato acquisition of $0.8 million, loss on extinguishment of debt of $0.2 million, and stock-based compensation of $0.3 million. For the three months ended March 31, 2020, we used net cash of $9.0 million from changes in our operating assets and liabilities resulting primarily from a $10.9 million increase in accounts receivable, a $7.4 million increase in prepaid expenses, and other assets, and a $1.8 million increase in deferred cost of revenue. This was partially offset by a $7.5 million increase in deferred revenue and a $3.4 million decrease in inventory.
Investing Activities
For the three months ended March 31, 2021, we used $0.1 million of cash for investing activities, resulting primarily from the purchase of property and equipment.
For the three months ended March 31, 2020, we used $2.4 million of cash for investing activities, primarily related to the Zipato acquisition, net of cash acquired.
Financing Activities
For the three months ended March 31, 2021, our financing activities provided $34.4 million of cash consisting primarily of net proceeds from the issuance of SmartRent Series C Preferred Stock in the amount of $34.8 million. The proceeds were partially offset by payments on the Term Loan Facility of $0.4 million.
For the three months ended March 31, 2020, our financing activities provided $40.3 million of cash consisting primarily of net proceeds from the issuance of SmartRent Series C Preferred Stock in the amount of $45 million and proceeds from the Revolving Facility of $7.2 million. These proceeds were partially offset by payments on the Revolving Facility of $12 million.

Cash Flow Summary — Annual Results
The following table summarizes our cash flows for the periods presented:
	Years Ended December 31,
	2020	2019
	(dollars in thousands)
Net cash provided by (used in):
Operating activities	$(28,490)	$(21,863)
Investing activities	(2,680)	(821)
Financing activities	48,221	40,978
Operating Activities
During 2020, our operating activities used $28.5 million in cash, resulting primarily from our net loss of $37.1 million, which was partially offset by $11.3 million of non-cash expenses, consisting primarily of $3.4 million for the provision for warranty expense, $3.4 million for non-cash compensation expense related to the acquisition, $1.8 million for stock-based compensation, $0.8 for the provision for excess and obsolete inventory, and $0.5 million for the provision for doubtful accounts. During 2020, we used $2.7 million net cash resulting from changes in our operating assets and liabilities, resulting primarily from an increase of $13.5 million in accounts receivable, an increase of $11.1 million of inventory, an increase of $8.6 million in deferred cost of revenues, a decrease of $0.1 million in accounts payable, and a decrease of $3.2 million in accrued expenses, which uses were partially offset by an increase of $32.8 million in deferred revenue and a decrease of $1.0 million in prepaid expenses and other assets.
During 2019, our operating activities used $21.9 million in cash, resulting primarily from our net loss of $30.3 million, which was partially offset by $8.3 million non-cash expenses, consisting primarily of $7.0 million of stock-based compensation, loss on debt extinguishment of $0.3 million, and non-employee warrant expense of $0.7 million. During 2019, we used net cash of $0.1 million from changes in our operating assets and liabilities resulting primarily from a $4.2 million increase in accounts receivable, a $4.5 million increase in inventory, a $5.5 million increase in deferred cost of revenue, and a $2.0 million increase in prepaid expenses and other assets, which uses were partially offset by an $8.9 million increase in deferred revenue, a $6.6 million increase in accrued expenses and other liabilities, and a $1.0 million increase in accounts payable.
Investing Activities
During 2020, we used $2.7 million of cash for investing activities, resulting primarily from using $2.4 million for the Zipato acquisition, net of cash acquired, and $0.3 million for the purchase of property and equipment.
During 2019, we used $0.8 million of cash for investing activities, primarily for the purchase of property and equipment.
Financing Activities
During 2020, our financing activities provided $48.2 million of cash, consisting primarily of net proceeds from the issuance of SmartRent Series C Preferred Stock in the amount of $57.4 million and proceeds from the Revolving Facility of $7.2 million. The proceeds were partially offset by payments on the Revolving Facility of $12.0 million and payments on the note payable related to the acquisition of Zipato of $4.3 million.
During 2019, our financing activities provided $41.0 million of cash, consisting primarily of net proceeds from the issuance of SmartRent Series B Preferred Stock in the amount of $22.2 million, proceeds from convertible notes of $9.0 million, proceeds from the Term Loan Facility of $4.9 million, and proceeds from the Revolving Facility of $5.2 million.

Contractual Obligations
The following table summarizes our non-cancellable contractual obligations as of December 31, 2020:
	Payment Due by Period
	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years	Total
	(in thousands)
Operating leases(1)	$482	$577	$—	$—	$1,059
Term Loan Facility(2)	$1,907	$3,373	$—	$—	$5,280
Purchase obligation(3)	$12,611	$—	$—	$—	$12,611

(1)
Consists of future non-cancelable minimum rental payments under operating leases for our offices and manufacturing facilities.

(2)
Payments due include amounts related to principal and the associated interest.

(3)
As of December 31, 2020, we had a commitment with a supplier to place firm product orders periodically based on agreed-upon minimum volumes.

During the three months ended March 31, 2021, we amended the purchase commitment with a supplier that increased the total commitment to $22.9 million consisting of amounts due in less than one year of $6.1 million and amounts due between one to three years of $16.8 million. We did not enter into any other new non-cancellable contractual obligations. See Note 6, Debt, and Note 12, Commitments and Contingencies, of the notes to our consolidated financial statements for the three months ended March 31, 2021, included elsewhere in this proxy statement/prospectus for further discussion of our contractual obligations.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial condition due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.
We do not believe that inflation has had a material effect on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.
Interest Rate Risk
As of March 31, 2021, we had cash and cash equivalents of approximately $64.9 million, which consisted primarily of institutional money market funds, which carries a degree of interest rate risk. A hypothetical 10% change in interest rates would not have a material impact on our financial condition or results of operations due to the short-term nature of our investment portfolio.
Foreign Currency Exchange Risk
Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Substantially all of our revenue is generated in U.S. dollars. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in the U.S. and to a lesser extent in Croatia and the United Kingdom. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign currency exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in currency rates.
Off-Balance Sheet Arrangements
We did not have any off-balance sheet arrangements as of March 31, 2021.
Critical Accounting Policies and Estimates
We prepare our consolidated financial statements in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that can significantly impact the amounts we report as assets, liabilities, revenue, costs and expenses and the related disclosures. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances. Our actual results could differ significantly from these estimates under different assumptions and conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance as these policies involve a greater degree of judgment and complexity.
Revenue Recognition
We derive revenue primarily from sales of systems that consist of hardware devices, professional installation services and hosted services to assist property owners and property managers with visibility and control over assets, while providing all-in-one home control offerings for residents. Revenue is recognized when control of these products and services are transferred to the customer in an amount that reflects the consideration we expect to be entitled to receive in exchange for those products and services.
Payments we receive by credit card, check, or automated clearing house payments, and payment terms are determined by individual contracts and range from due upon receipt to net 30 days. Taxes collected from customers and remitted to governmental authorities are not included in reported revenue. Payments received from customers in advance of revenue recognition are reported as deferred revenue.
We apply the practical expedient that allows for inclusion of the future auto-renewals in the initial measurement of the transaction price. We only apply these steps when it is probable that we will collect the consideration to which we are entitled in exchange for the goods or services it transfers to a customer.
Accounting for contracts recognized over time involves the use of various estimates of total contract revenue and costs. Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a performance obligation may be revised in the future as we observe the economic performance of our contracts. Changes in job performance, job conditions and estimated profitability may result in revision to our estimates of revenue and costs and are recognized in the period in which the revisions are identified.
We may enter into contracts that contain multiple distinct performance obligations including hardware and hosted services. The hardware performance obligation includes the delivery of hardware and the hosted services performance obligation allows the customer access to software during the contracted-use term. The subscription for the software and the hub device combine as one performance obligation, and there is no support or ongoing subscription for other device hardware. The Company partners with several manufactures to offer a range of compatible hardware products for its customers. The Company maintains controls of the hardware purchased from manufactures prior to it being transferred to the customer. The Company has discretion in establishing the price the customer will pay for the product. Consequently, the Company is primarily responsible for fulfilling the promise to provide the product and the Company is considered the principal in these arrangements.
For each performance obligation identified, we estimate the standalone selling price, which represents the price at which we would sell the good or service separately. If the standalone selling price is not observable through past transactions, we estimate the standalone selling price, considering available information such as market conditions, historical pricing data, and internal pricing guidelines related to the performance obligations. We then allocate the transaction price among those obligations based on the estimation of the standalone selling price.

Inventory Valuation
Inventories are stated at the lower of cost or estimated net realizable value. Costs are computed under the first-in, first-out method. We adjust the inventory balance based on anticipated obsolescence, usage, and historical write-offs. Significant judgment is used in establishing our forecasts of future demand and obsolete material exposures. We consider marketability and product life cycle stage, product development plans, demand forecasts, historical revenue, and assumptions about future demand and market conditions in establishing our estimates. If the actual product demand is significantly lower than forecast, which may be caused by factors within and outside of our control, or if there were a higher incidence of inventory obsolescence because of rapidly changing technology and our customer requirements, we may be required to increase our inventory write-downs. A change in our estimates could have a significant impact on the value of our inventory and our results of operations.
Stock-Based Compensation
Our stock-based compensation relates to stock options granted to our employees and directors. Stock-based awards are measured based on the grant date fair value. We estimate the fair value of stock option awards granted to employees and directors on the grant date using the Black-Scholes option-pricing model. The fair value of stock option awards are recognized is compensation expense on a straight-line basis over the requisite service period in which the awards are expected to vest and forfeitures are recognized as they occur.
The Black-Scholes model considers several variables and assumptions in estimating the fair value of stock-based awards. These variables include the per share fair value of the underlying common stock, exercise price, expected term, risk-free interest rate, expected annual dividend yield, the expected stock price volatility over the expected term and forfeitures, which are recognized as they occur. For all stock options granted, we calculated the expected term using the simplified method for “plain vanilla” stock option awards. Our common stock is not currently publicly traded and therefore has no publicly available stock price information. Accordingly, we use the historical volatility of the stock price of identifiable publicly traded peer companies. The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the equity-settled award.
SmartRent Common Stock Valuations
In the absence of a public trading market, the fair value of our common stock was determined by our board of directors, with input from management, taking into account our most recent valuations from an independent third-party valuation specialist. Our board of directors intended all stock options granted to have an exercise price per share not less than the per share fair value of our common stock on the date of grant. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we use in the valuation models were based on future expectations combined with management judgment, and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:
•
relevant precedent transactions involving our capital stock;

•
the liquidation preferences, rights, preferences, and privileges of our redeemable convertible preferred stock relative to the common stock;

•
our actual operating and financial performance;

•
current business conditions and projections;

•
our stage of development;

•
the likelihood and timing of achieving a liquidity event for the shares of common stock underlying the stock options, such as an initial public offering, given prevailing market conditions;

•
any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;

•
recent secondary stock sales and tender offers;

•
the market performance of comparable publicly-traded companies; and

•
the U.S. and global capital market conditions.

In valuing our common stock at various dates, our board of directors determined the equity value of our business using the market approach. The market approach estimates value considering an analysis of guideline public companies. The guideline public company method estimates value by applying a representative revenue multiple from a peer group of companies in similar lines of business to our forecasted revenue. To determine our peer group of companies, we considered publicly traded companies based on consideration of business descriptions, operations and geographic presence, financial size and performance, and management recommendations regarding most similar companies. This approach involves the identification of relevant transactions, and determining relevant multiples to apply to our revenue.
Application of this approach involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.
The estimates will not be necessary to determine the fair value of new awards once the underlying shares begin trading.
Recent Accounting Pronouncements
See Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this proxy statement/prospectus.
Emerging Growth Company Status
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.
FWAA is an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, SmartRent expects to remain an emerging growth company at least through the end of the 2021 fiscal year and to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare SmartRent’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.
Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.
We will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the FWAA IPO, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding common equity held by non-affiliates, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SMARTRENT
The following table and accompanying footnotes set forth information with respect to the beneficial ownership of SmartRent’s common stock and preferred stock, as of July 20, 2021 for (i) each person known by SmartRent to be the beneficial owner of more than 5% of SmartRent’s outstanding shares of common stock and preferred stock, (ii) each member of SmartRent’s board of directors, (iii) each of SmartRent’s executive officers and (iv) all of the members of SmartRent’s board of directors and SmartRent’s executive officers as a group. As of July 20, 2021, SmartRent had 2,626,878 shares of common stock outstanding, owned by 9 holders of record, and had 24,815,516 shares of preferred stock outstanding, owned by 38 holders of record.
The number of shares and the percentages of beneficial ownership below are based on the number of shares of SmartRent’s common stock and preferred stock issued and outstanding as of July 20, 2021. In computing the number of shares of common stock and preferred stock beneficially owned by a person and the percentage ownership of such person, SmartRent deemed to be outstanding all shares of common stock and preferred stock subject to options held by the person that are currently exercisable or exercisable within 60 days of July 20, 2021. SmartRent did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Except as indicated in the footnotes to the table, each of the stockholders listed below has sole voting and investment power with respect to the shares of common stock and preferred stock owned by such stockholders. Unless otherwise noted, the address of each beneficial owner is c/o SmartRent.com, Inc., 18835 N. Thompson Peak Parkway, Scottsdale, AZ 85255, Suite 300.
Name of Beneficial Owner	Common Stock		Preferred Stock
	Number of Shares Beneficially Owned(1)	Percentage Outstanding	Number of Shares Beneficially Owned(1)	Percentage Outstanding	All Capital Stock Percentage Outstanding
5% Stockholders:
Entities affiliated with RET Ventures(2)	502,341	19.1%	8,438,782	34.0%	32.6%
Entities affiliated with Bain Capital Venture Investors, LLC(3)	—	*	4,498,391	18.1%	16.4%
Lucas Haldeman(4)	1,435,305	46.8%	1,225,853	4.9%	9.5%
Entities affiliated with Spark Capital Partners, LLC(5)	—	*	2,398,403	9.7%	8.7%
LEN FW Investor, LLC(6)	—	*	1,918,722	7.7%	7.0%
Executive Officers:
Lucas Haldeman(4)	1,435,305	46.8%	1,225,853	4.9%	9.5%
Demetrios Barnes(7)	292,698	10.0%	—	—	1.1%
Isaiah DeRose-Wilson(8)	292,698	10.0%	—	—	1.1%
Heather Auer(9)	40,000	1.5%	—	—	*
CJ Edmonds(10)	36,506	1.4%	—	—	*
Mitch Karren(11)	292,698	10.0%	—	—	1.1%
Directors:
John Helm(2)	502,341	19.1%	8,438,782	34.0%	32.6%
Robert Best(12)	—	*	940,970	3.8%	3.4%
Eric Feder	—	*	—	—	*
Merritt Hummer	—	*	—	—	*
Will Reed(13)	—	*	—	—	*
Frederick Tuomi(14)	30,141	1.1%	80,374	*	*
Directors and executive officers as a group (12 persons)(15)	2,420,046	59.7%	2,247,197	9.1%	16.2%

*
Indicates less than 1%.

(1)
Includes shares of SmartRent capital stock issuable pursuant to derivatives exercisable within 60 days of July 20, 2021.

(2)
Entities affiliated with RET beneficially own 502,341 shares of SmartRent common stock, and 8,438,782 shares of SmartRent preferred stock which includes: (i) 7,033 shares of SmartRent common stock, 21,000 shares of SmartRent Series Seed Preferred Stock, 63,573 shares of SmartRent Series A Preferred Stock, 9,001 shares of SmartRent Series B Preferred Stock, and 7,107 shares of SmartRent Series B-1 Preferred Stock owned by RET Associates; (ii) 402,224 shares of SmartRent common stock, 1,203,000 shares of SmartRent Series Seed Preferred Stock, 3,641,812 shares of SmartRent Series A Preferred Stock, 514,845 shares of SmartRent Series B Preferred Stock, and 406,522 shares of SmartRent Series B-1 Preferred Stock owned by RET Fund I; (iii) 95,936 shares of SmartRent Series C Preferred Stock owned by RET Fund II.; (iv) 93,084 shares of SmartRent common stock, 276,000 shares of SmartRent Series Seed Preferred Stock, 835,528 shares of SmartRent Series A Preferred Stock, 119,146 shares of SmartRent Series B Preferred Stock, and 94,079 shares of SmartRent Series B-1 Preferred Stock owned by RET Fund I-A; and (v) 1,151,233 shares of SmartRent Series C Preferred

Stock owned by RET SPV I. RET GP I is the general partner RETV I and RET SPV I and may be deemed to have sole investment and voting power over the shares held by each of RETV I and RET SPV I. John Helm is the sole Managing Director of RET GP I and may be deemed to have voting and dispositive power over the shares held by each of RETV I and RET SPV I. RET GP II is the general partner of RET Fund II and may be deemed to have sole investment and voting power over the shares held by RET Fund II. John Helm and Christopher Yip are the Managing Directors of RET GP II and may be deemed to have shared voting and dispositive power over the shares held by RET Fund II. The address for these entities is c/o RET Ventures, 136 Heber Ave, Suite 304, Park City, UT 84060.
(3)
Entities affiliated with BVCI beneficially own 4,498,391 shares of SmartRent preferred stock, which includes: (i) 3,499,213 shares of Series B Preferred Stock and 417,672 shares of SmartRent Series C Preferred Stock owned by BCV Fund 2019; (ii) 355,991 shares of Series B Preferred Stock and 42,492 shares of SmartRent Series C Preferred Stock owned by BCIP Venture II; (iii) 28,921 shares of Series B Preferred Stock and 3,452 shares of SmartRent Series C Preferred Stock owned by BCIP Venture II-B; and (iv) 134,586 shares of Series B Preferred Stock and 16,064 shares of SmartRent Series C Preferred Stock owned by BCV MD Primary. The address for these entities is c/o Bain Capital Venture Investors, LLC, 200 Clarendon Street, Boston, MA 02116. BCVI, the Executive Committee of which consists of Enrique Salem and Ajay Agarwal, is the ultimate general partner of each of BCV Fund 2019 and BCV MD Primary and governs the investment strategy and decision-making process with respect to investments held by BCIP Venture II and BCIP Venture II-B. As a result, each of BCVI and Messrs. Salem and Agarwal may be deemed to share voting and dispositive power with respect to the securities held by the Bain Capital Venture Entities. The address for the Bain Capital Venture Entities is c/o Bain Capital Venture Investors, LLC, 200 Clarendon Street, Boston, MA 02116.

(4)
Lucas Haldeman, SmartRent’s Chief Executive Officer and Chairman of the SmartRent board of directors beneficially owns 1,406,671 shares of SmartRent common stock and 1,225,853 shares of SmartRent preferred stock which includes: (i) 996,258 shares of SmartRent common stock, 439,047 shares of SmartRent common stock subject to stock options with an exercise price of $2.30 that he has the right to acquire within 60 days of July 20, 2021, and 1,225,853 shares of SmartRent Series Seed Preferred Stock.

(5)
Entities affiliated with Spark Capital Partners, LLC beneficially own 2,398,043 shares of SmartRent preferred stock, which includes: (i) 26,622 shares of SmartRent Series C Preferred Stock owned by SCGFF II; and (ii) 2,371,781 shares of SmartRent Series C Preferred Stock owned by SCGF II. Spark Growth II GP is the sole general partner of each of the Spark Growth II Funds, and may be deemed to have sole voting and dispositive power over the shares held by each of the Spark Growth II Funds. Any action by the Spark Growth II Funds with respect to shares of SmartRent's stock, including voting and dispositive decisions, requires at least a majority vote of the managing members of Spark Growth II GP, who are Jeremy Philips, Santo Politi, Bijan Sabet and Paul Conway. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of the managing members, no individual managing member of Spark Growth II GP has voting or dispositive power over such shares and no individual managing member is deemed to be a beneficial owner of the Spark Growth II Funds' shares of SmartRent's common stock. The address for each of the Spark Growth II Funds and Spark Growth II GP is c/o Spark Capital Partners, LLC, 137 Newbury Street, 8th Floor, Boston, MA 02116.

(6)
Each of Lennar Homes Holding, LLC and Lennar Corporation have shared voting and dispositive power over the shares held by LEN FW Investor, LLC. The address for LEN FW Investor, LLC is 700 Northwest 107th Avenue, Miami, Florida 33172.

(7)
Beneficial ownership consists of 292,698 shares of SmartRent common stock subject to stock options with an exercise price of $2.30 that Demetrios Barnes has the right to acquire within 60 days of July 20, 2021.

(8)
Beneficial ownership consists of 292,698 shares of SmartRent common stock subject to stock options with an exercise price of $2.30 that Isaiah DeRose-Wilson has the right to acquire within 60 days of July 20, 2021.

(9)
Beneficial ownership consists of 40,000 shares of SmartRent common stock subject to stock options with an exercise price of $2.30 that Heather Auer has the right to acquire within 60 days of July 20, 2021.

(10)
Beneficial ownership consists of 36,506 shares of SmartRent common stock subject to stock options with an exercise price of $2.30 that CJ Edmonds has the right to acquire within 60 days of July 20, 2021.

(11)
Beneficial ownership consists of 292,698 shares of SmartRent common stock subject to stock options with an exercise price of $2.30 that Mitch Karren has the right to acquire within 60 days of July 20, 2021.

(12)
Beneficial ownership consists of 940,970 shares of SmartRent Series Seed Preferred Stock held by the Best Family Trust, established October 2, 2001 for the benefit of Robert Best and of which Robert Best is a trustee.

(13)
Will Reed is affiliated with Spark Capital Partners, LLC; however, he does not have voting or dispositive power with respect to the shares owned by the Spark Growth II Funds and referenced in footnote(5) above.

(14)
Beneficial ownership consists of (i) 30,141 shares of SmartRent common stock subject to stock options with an exercise price of $2.30 that Frederick Tuomi has the right to acquire within 60 days of July 20, 2021 and (ii) 80,374 shares of SmartRent Series B Preferred Stock owned by Mr. Tuomi through FCT Fund, LTD.

(15)
Includes the following 12 individuals: Lucas Haldeman (officer and director), Demetrios Barnes (officer), Isaiah DeRose-Wilson (officer), Heather Auer (officer), CJ Edmonds (officer), Mitch Karren (officer), Robert Best (director), Eric Feder (director), John Helm (director), Merritt Hummer (director), Will Reed (director), and Frederick Tuomi (director).

MANAGEMENT OF THE POST-COMBINATION COMPANY FOLLOWING THE BUSINESS COMBINATION
References in this section to “we,” “our,” “us” and the “Company” generally refer to SmartRent.com, Inc. and its consolidated subsidiaries prior to the Business Combination and to the Post-Combination Company and its consolidated subsidiaries after giving effect to the Business Combination.
Management and Board of Directors
The following sets forth certain information, as of July 26, 2021, concerning the persons who are expected to serve as executive officers and members of the board of directors of the Post-Combination Company following the consummation of the Business Combination.
Name	Age	Position
Director Nominees
Lucas Haldeman	43	Director Nominee
Alana Beard	38	Director Nominee
Robert Best	74	Director Nominee
John Dorman	70	Director Nominee
Bruce Strohm	66	Director Nominee
Frederick Tuomi	66	Director Nominee
Executive Officers
Lucas Haldeman	43	Chief Executive Officer
Heather Auer	46	Senior Vice President, Human Resources
Demetrios Barnes	34	Chief Operating Officer
Isaiah DeRose-Wilson	37	Chief Technology Officer
CJ Edmonds	52	Chief Revenue Officer
Mitch Karren	35	Chief Product Officer
Jonathan Wolter	70	Chief Financial Officer
Director Nominees
Lucas Haldeman, Chief Executive Officer and Director Nominee
Lucas Haldeman is the Chief Executive Officer and founder of SmartRent. Mr. Haldeman has spent the last two decades innovating and developing property management technology for the real estate industry. Prior to founding SmartRent in 2017, Mr. Haldeman served as the chief technology and marketing officer of Colony Starwood Homes (formerly NYSE:SFR and now part of Invitation Homes Inc. (NYSE:INVH)) from 2013 through 2016 where he and his team developed a platform that was instrumental in helping the business acquire, renovate, lease and manage more than 30,000 single family homes. Previously, he served as the Chief Information and Technology Officer for Beazer Pre-Owned Rental Homes from 2012 through 2013 and was the founder and managing partner of Nexus Property Management, Inc. from 2006 through 2012. Mr. Haldeman earned his Bachelor of Specialized Studies degree in Economics and Business, English, and Computer Science from Cornell College. We believe that Mr. Haldeman is qualified to serve on the Board due to his in-depth multifamily knowledge and significant experience innovating and developing property management technology for the real estate industry and that Mr. Haldeman, as a founder of SmartRent, is essential to the long-term vision of the Post-Combination Company.
Alana Beard, Director Nominee
Alana Beard has been a member of the FWAA Board since February 2021. In this role she has advised the company from the consummation of the initial public offering through a special purpose acquisition company. Ms. Beard has been a director of Fifth Wall Acquisition Corp. II and Fifth Wall Acquisition

Corp III since April 2021. Ms. Beard was a Senior Associate at SVB Capital from February 2020 through June 2021, President of the 318 Foundation, Inc., a non-profit organization since January 2021, and Co-Founder of Transition Play, LLC, a platform that positions athletes to have high-impact professional lives beyond the game since May 2021. Prior to joining SVB, Ms.Beard was a member of the WNBA Los Angeles Sparks organization from April 2012 to January 2020 and an ESPN/ACC women’s college basketball analyst from October 2019 to March 2020. During her career with the Sparks, Ms. Beard was a four-time WNBA All-Star, won the WNBA championship in 2016 and was named WNBA Defensive Player of the Year for the 2017 and 2018 seasons. Ms. Beard graduated from Duke University in 2004 with a bachelor’s degree in Sociology. We believe Ms. Beard’s prior leadership experience makes her well qualified to serve as a director of the Post-Combination Company.
Robert Best, Director Nominee
Robert Best served as an Independent Trustee of Colony Starwood Homes (formerly NYSE: SFR and now part of Invitation Homes Inc. (NYSE: INVH)) from January 2016 to June 2017. Mr. Best had served on the board of directors of Colony American Homes, Inc. until its merger with Starwood Waypoint Homes in January 2016. Mr. Best is the founder, Chairman, and President of Westar Associates, a private real estate development company established in 1980. As President, Mr. Best has developed over 70 projects exceeding $2.0 billion across various commercial and residential product types throughout Southern California. Prior to founding Westar, Mr. Best was a partner with Carver Companies where he was responsible for the acquisition, entitlement, leasing, finance, management, and disposition of shopping center development projects. Mr. Best served as a founding member of the University of Southern California’s Lusk Center for Real Estate. He is a member of the Urban Land Institute, and the International Council of Shopping Centers. Mr. Best earned his Bachelor of Science and Master of Business Administration degrees from the University of Southern California. We believe that Mr. Best’s extensive real estate development and asset management industry experience qualifies him to serve as a director of the Post-Combination Company.
John Dorman, Director Nominee
John Dorman has served since 2015 as a director of LoanDepot, Inc. (NYSE: LDI), a leading national non-bank lender serving consumers, and currently serves as Chairman of its Audit Committee and the Nominating and Governance Committee. From 2012 until June 2021, he also served on the board of directors of CoreLogic, Inc. (NYSE: CLGX), which provides real property and mortgage information, analytics and data enabled services. Mr. Dorman served as Chairman of the Strategy and Acquisitions Committee of CoreLogic from 2014 to 2020 and Chairman of the Audit Committee from 2020 to 2021. Mr. Dorman previously served as the Chairman of the board of directors of Online Resources Corporation (Nasdaq: ORCC) from 2010 to March 2013 when it was acquired by ACI Worldwide. From 1998 to 2007, Mr. Dorman served as a director, and from 1998 to 2003 as Chairman and Chief Executive Officer, of Digital Insight Corporation (Nasdaq: DGIN), a leading provider of software as a service for online banking and bill payment for financial institutions. From 1997 to 1998, Mr. Dorman was Senior Vice President and General Manager of the Global Financial Services Division of Oracle Corporation. From 1983 to 1987, Mr. Dorman was Chairman and Chief Executive Officer of Treasury Corporation, a leading provider of enterprise modeling and financial analysis software for major global financial institutions that was acquired by Oracle in 1997. Additionally, Mr. Dorman currently serves as Chairman of the board of directors of DeepDyve, Inc., a privately held technology platform for scientific and scholarly research. We believe that Mr. Dorman’s prior experience as chief executive officer of a technology service provider during a period of rapid growth and expansion enables him to provide insights into our operational, technology and growth strategies. We additionally believe his strategic perspective in the financial innovation space, financial expertise, and board experience additionally well qualify Mr. Dorman to serve as a director of the Post-Combination Company.
Bruce Strohm, Director Nominee
Bruce Strohm previously served as the Executive Vice-President, General Counsel and Corporate Secretary of Equity Residential (NYSE:EQR), an S&P 500 public company, from 1995 until January 2018. Equity Residential is one of the largest apartment companies in the United States, owning over 300 properties, with 80,000 units, with a market capitalization in excess of $30 billion. From 2018 to December 2019, Mr. Strohm was Chief Legal Officer of Equity International, a private equity company focusing on investing in real estate outside the United States. During his tenure at Equity Residential and Equity International, Mr. Strohm provided legal oversight of transactions, litigation and insurance, and worked closely with the chief executive officer and chief financial officer on capital markets activities and shareholder relations. Mr. Strohm currently serves as a director of Nico Echo Park, a public benefit corporation formed primarily to acquire and manage a portfolio of multi-tenant rental housing, mixed-use and commercial properties in Los Angeles, California. Mr. Strohm earned a Juris Doctor degree from Northwestern University Law School and a Bachelor of Science degree in accounting from the University of Illinois. We believe Mr. Strohm’s extensive public company experience with one of the largest real estate companies in the United States makes him uniquely qualified to serve as a director of the Post-Combination Company.
Frederick Tuomi, Director Nominee
Frederick Tuomi served as President, Chief Executive Officer and director of Invitation Homes Inc. (NYSE: INVH), the nation’s largest single-family rental company, from 2017 until his retirement in 2019. Prior to its merger with Invitation Homes, Mr. Tuomi served as Chief Executive Officer and director of Starwood Waypoint Homes from 2016 until 2017. Prior to its merger with Starwood Waypoint Homes, he served as Co-President and Chief Operating Officer of Colony American Homes, Inc. from 2013 until 2016. Mr. Tuomi was Executive Vice President and President—Property Management for Equity Residential (NYSE:EQR), one of the nation’s largest multi-family REITs, from 1994 until his retirement in 2013. He led the development of Equity Residential’s property management group through years of rapid growth and expansion, while helping to pioneer its leading operational platform. Throughout his career, he has served on numerous real estate industry boards and executive committees, including the National Rental Home Council, National Multi-Housing Council, California Housing Council, California Apartment Association, Atlanta Apartment Association and the USC Lusk Center for Real Estate. Mr. Tuomi has also served as a member of the board of directors and on the Audit and Compensation Committees of Tejon Ranch Co. (NYSE:TRC), a diversified real estate development and agribusiness company. He currently serves as a Venture Partner Consultant with Real Estate Technology Ventures, and as a director of SmartRent, TurboTenant, Inc. and Lessen, Inc. Mr. Tuomi serves on the Board of Managers and Executive Committee of MultiGreen Properties, a multifamily company focused on the development of attainable and sustainable communities and is an Affiliate Partner with Lindsay Goldberg LLC, a private equity firm. He also serves as a board member and Treasurer of Cure Violence Global, a non-profit dedicated to reducing violence through innovative intervention programs rated nineth in the world among non-government organizations. We believe that Mr. Tuomi’s real estate background and understanding of both the multi-family housing and rental market make him very well qualified to serve as a director of the Post-Combination Company.
Executive Officers
Lucas Haldeman, Chief Executive Officer and Director Nominee
See biographical information regarding Mr. Haldeman set forth immediately above in “— Director Nominees.”
Heather Auer, Senior Vice President, Human Resources
Heather Auer has been the Senior Vice President, Human Resources for SmartRent since August 2019. Ms. Auer is in charge of setting the overall people strategy for SmartRent and leading employee development, organizational change, talent acquisition and total rewards. Prior to joining SmartRent, Ms. Auer was the Senior Director People Operations at GoDaddy Inc. (NYSE: GDDY). Between 2013 and 2019, Ms. Auer served various roles at GoDaddy including as a strategic human resource business partner to the chief operating and chief information officers, and the corporate development and international teams. Ms. Auer led the full cycle mergers and acquisitions function for human resources as well as led the international expansion of GoDaddy into Asia, Latin America and Europe. Ms. Auer earned a Bachelor of Science degree in Human Resource Management from the Indiana University of Pennsylvania and a Master of Business Administration degree in Global Management from the University of Phoenix.

Demetrios Barnes, Chief Operating Officer
Demetrios Barnes is a co-founder and the Chief Operating Officer of SmartRent. Mr. Barnes leads SmartRent’s support, field operations and account services teams. Mr. Barnes is passionate about helping owners and operators understand the innovations technology can produce, while forging strong interpersonal relationships and participating in thought leadership discussions and has over a decade of experience in property management operations. Mr. Barnes currently serves, and has served since 2016, as the president of Fenix Group Consulting, a provider of custom web, cloud, mobile, digital, desktop software development and consulting services focusing on property management technology, since 2016. Mr. Barnes additionally served as the senior vice president of Elm Street Technology from 2017 through 2019, where he helped launch the Elevate platform, a real estate technology solution. Prior to co-founding SmartRent, Mr. Barnes was vice president of technology for Colony Starwood Homes (formerly NYSE:SFR and now part of Invitation Homes Inc. (NYSE:INVH)) from 2013 through 2016, and the director of property management and technology with Beazer Pre-Owned Rental Homes from 2012 through 2013.
Isaiah DeRose-Wilson, Chief Technology Officer
Isaiah DeRose-Wilson is the Chief Technology Officer for SmartRent and a co-founder. Mr. DeRose-Wilson is responsible for SmartRent’s design, hardware and firmware, mobile and web applications, quality assurance and development operations divisions. As an integral member of the leadership team, Mr. DeRose-Wilson oversees the stability, security and growth of SmartRent’s software and hardware offerings. Prior to becoming one of SmartRent’s founders in 2017, he spent 10 years working on projects ranging from low- to high-level programming languages, networking, hardware and Internet of Things integrations, product and risk management, and compliance. As the director of engineering for Colony Starwood Homes (formerly NYSE:SFR and now part of Invitation Homes Inc. (NYSE:INVH)) from 2013 to 2016, Mr. DeRose-Wilson led a team that built a software platform responsible for facilitating operational workflows and communication surrounding Colony Starwood Homes’ acquisition, accounting, maintenance, logistics, support and operations teams to maintain and grow a portfolio of more than 30,000 single family homes.
CJ Edmonds, Chief Revenue Officer
Christopher Jon (“CJ”) Edmonds has served as the Chief Revenue Officer of SmartRent since January 2020. Mr. Edmonds leads the revenue growth of the business through new customer acquisition, customer expansion, and customer retention. Mr. Edmonds has more than 12 years of executive-level management experience in the SaaS and wireless industries. Prior to joining SmartRent, he ran the sales organization at G5 Search Marketing, Inc. from 2010 to 2019, delivering digital marketing solutions to the real estate sector and was integral in growing the company from $4.0 million to $40.0 million annual recurring revenue. Mr. Edmonds earned a Bachelor of Science degree in Business Administration and Economics from Saint Mary’s College of California.
Mitch Karren, Chief Product Officer
Mitch Karren is a co-founder and the Chief Product Officer at SmartRent where he oversees product management, partnerships and solution architects. Mr. Karren is responsible for overseeing the teams empathizing with SmartRent customers, solving problems and launching innovative tools. Prior to his role with SmartRent, he served as director of product at Colony Starwood Homes (formerly NYSE:SFR and now part of Invitation Homes Inc. (NYSE:INVH)) from 2013 to 2016 where he designed their custom end-to-end software platform and directed the first ever large scale deployment of 25,000 smart home systems in the rental industry. Mr. Karren earned a Bachelor of Science degree in Housing and Community Development from Arizona State University and is a licensed real estate broker in Arizona.
Jonathan Wolter, Chief Financial Officer
Jonathan Wolter has served as the Chief Financial Officer of SmartRent since August 2020 pursuant to a consulting agreement between SmartRent and FLG Partners, LLC, a leading chief financial officer services firm in Silicon Valley, with whom Mr. Wolter is a partner. Mr. Wolter has over 40 years of experience as a financial executive and has been a partner with FLG Partners since 2004. Through FLG Partners,

Mr. Wolter serves public and private company clients as both interim and permanent chief financial officer based on the individual client engagement. Through FLG Partners, Mr. Wolter also currently serves as the chief financial officer of Vera Therapeutics, Inc., where, he has been engaged as chief financial officer since March 2020. Recently, Mr. Wolter served as the interim chief financial officer of Amyris, Inc. (Nasdaq: AMRS) from June 2019 through March 2020 where he led the successful effort to complete audits and related filings to effectively preclude Nasdaq’s de-listing due to the company’s delayed SEC filings caused by a need to restate annual and quarterly financial statements, and as the chief financial officer of Verena Health, Inc. from 2016 to 2019. Mr. Wolter earned a Bachelor of Science degree in Business Administration from the University of California, Berkeley and is a certified public accountant (inactive status).
Corporate Governance
We will structure our corporate governance in a manner FWAA and SmartRent believe will closely align our interests with those of our stockholders following the Business Combination. Notable features of this corporate governance include:
•
we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•
at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•
we will implement a range of other corporate governance best practices, including implementing a robust director education program.

Composition of the Post-Combination Company Board of Directors After the Business Combination
Our business and affairs are managed under the direction of our board of directors. Our board of directors will be staggered in three classes, with two directors in Class I (expected to be Robert Best and Fred Tuomi), two directors in Class II (expected to be John Dorman and Bruce Strohm), and two directors in Class III (expected to be Lucas Halderman and Alana Beard). See “Description of Capital Stock of Post-Combination Company — Anti-Takeover Provisions — Classified Board.”
Board Committees
Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. After the Business Combination, we will have a standing audit committee, nominating committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.
Audit Committee
Our audit committee will be responsible for, among other things:
•
appointing a registered public accounting firm for the purpose of preparing an audit report or performing other audit, review or attest services for us;

•
evaluating the independence and performance of the registered public accounting firm;

•
reviewing and discussing with the independent auditors their annual audit plan, including the timing and scope of audit activities;

•
pre-approving audit and permissible non-audit services;

•
overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

•
reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures on a regular basis;

•
discussing guidelines and policies governing the process by which our senior management assesses and manages our exposure to risk;

•
establishing and implementing policies relating to related party transactions;

•
establishing procedures for the receipt, retention and treatment of complaints received by us and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•
reviewing our program to monitor compliance with our code of ethics; and

•
reviewing significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect our ability to record, process, summarize and report financial information.

Upon the completion of the Business Combination, we expect to appoint the members of our audit committee. Rule 10A-3 of the Exchange Act and NYSE rules require that our audit committee must be composed entirely of independent members. We expect each member of our audit committee will meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and NYSE rules and meet the financial literacy requirements of NYSE listing standards. In addition, we intend to appoint at least one member to the audit committee who will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors will adopt a written charter for the audit committee, which will be available on our corporate website at www.smartrent.com/about-smartrent upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Compensation Committee
Our compensation committee will be responsible for, among other things:
•
evaluating and determining the compensation of our executive officers;

•
reviewing and recommending to our Board the compensation of our directors;

•
reviewing our executive compensation plan and recommending that our Board amend these plans if deemed appropriate;

•
reviewing our general compensation plan and other employee benefit plans, including incentive compensation and equity-based plans and recommending that our Board amend these plans if deemed appropriate;

•
reviewing and approving any severance or termination arrangements to be made with any of our executive officers; and

•
reviewing the goals and objectives of our general compensation plans and other employee benefit plans.

Upon the completion of the Business Combination, we expect to appoint the members of our compensation committee. We expect each member of our compensation committee will meet the definition of “independent director” for purposes of serving on the compensation committee under NYSE rules, and qualify as a “non-employee director” as defined in Rule 16b-3 of the Exchange Act. Our board of directors will adopt a written charter for the compensation committee, which will be available on our corporate website at upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee will be responsible for, among other things:
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establishing criteria for the selection of new directors to serve on our Board;

•
identifying and evaluating candidates for nomination to our Board;

•
recommending the membership composition of the committees of our Board;

•
recommending changes regarding corporate governance matters including changes to our charter and bylaws;

•
reviewing compliance with NYSE’s corporate governance listing requirements;

•
reviewing and reassessing the adequacy of our code of ethics;

•
developing and recommending to our board of directors a set of corporate governance guidelines; and

•
overseeing annual evaluations of our Board and the committees thereof.

Upon completion of the Business Combination, we expect to appoint the members of our nominating and corporate governance committee. We expect each member of our nominating and corporate governance committee will meet the definition of “independent director” under NYSE rules. Our board of directors will adopt a written charter for the nominating and corporate governance committee, which will be available on our corporate website at www.smartrent.com/about-smartrent upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Risk Oversight
Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.
Code of Business Conduct and Ethics
Prior to the completion of the Business Combination, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our corporate website at www.smartrent.com/about-smartrent upon the completion of the Business Combination. In addition, we intend to post on our website all disclosures that are required by law or NYSE listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Compensation of Directors and Officers
Following the closing of the Business Combination, we expect the Post-Combination Company’s executive compensation program to be consistent with SmartRent’s existing compensation policies and philosophies, which are designed to:
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attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and ultimately, creating and maintaining our long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute our business strategy in an industry characterized by competitiveness and growth;

•
reward senior management in a manner aligned with our financial performance; and

•
align senior management’s interests with our equity owners’ long-term interests through equity participation and ownership.

Following the closing of the Business Combination, we expect that decisions with respect to the compensation of our executive officers, including our named executive officers, will be made by the compensation committee of our board of directors. The Post-Combination Company’s executive compensation and director compensation programs are further described below under “Executive Compensation — Post-Combination Company Executive Officer and Director Compensation.”

EXECUTIVE COMPENSATION
References in this section to “we,” “our,” “us” and the “Company” generally refer to SmartRent.com, Inc. and its consolidated subsidiaries prior to the Business Combination and to the Post-Combination Company and its consolidated subsidiaries after giving effect to the Business Combination. The following section provides compensation information applicable to “emerging growth companies” and “small reporting companies” under the SEC disclosure rules.
SmartRent Named Executive Officer and Director Compensation
Overview
Our “named executive officers” for the year ended December 31, 2020, include Lucas Haldeman, our Chief Executive Officer, and Demetrios Barnes, our Chief Operating Officer, and Isaiah DeRose-Wilson, our Chief Technology Officer, our two most highly compensated executive officers during 2020 other than our current Chief Executive Officer, who were serving as executive officers as of December 31, 2020 (collectively, the “named executive officers”). This Executive Compensation section sets forth certain information regarding total compensation earned by our named executive officers for year ending December 31, 2020, as well as stock option awards held by our named executive officers as of December 31, 2020. To date, the compensation packages for our named executive officers primarily consist of base salary, an annual cash incentive bonus, stock option awards and health and welfare benefits.
Summary Compensation Table For 2020
The following table sets forth summary information regarding the total compensation earned during the year ended December 31, 2020 for the named executive officers.
Name and principal position	Year	Salary ($)	Bonus ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)	All other compensation ($)(3)	Total ($)
Lucas Haldeman, Chief Executive Officer	2020	325,000.00	162,500.00	1,362,682.81	—	13,000.08	1,863,182.89
Demetrios Barnes, Chief Operating Officer	2020	231,750.00	46,350.00	—	—	9,670.00	287,770.00
Isaiah DeRose-Wilson, Chief Technology Officer	2020	231,750.00	46,350.00	—	—	9,656.25	287,756.25

(1)
Represents a discretionary performance bonus awarded to our executive officers for the year ended December 31, 2020.

(2)
Represents the grant date fair value of equity awards granted in 2020, in accordance with ASC 718. For information regarding assumptions underlying the value of equity awards, see Note 8 to our financial statements included elsewhere in this proxy statement/prospectus.

(3)
Represents match of contributions to our 401(k) savings plan, which we provide to all eligible employees.

Executive Employment Agreements
We have entered into executive employment agreements with each of our executive officers other than Jonathan Wolter. The executive employment agreements generally provide for at-will employment and set forth the executive officer’s annual base salary, subject to adjustment. The executive employment agreements provide that each executive officer is eligible to participate in our group medical health and accident, group insurance and similar benefit plans as well as our retirement plan. Each executive officer additionally executed our form employee confidentiality and proprietary rights agreement and an employee arbitration agreement. Pursuant to the executive employment agreements, our executive officers are additionally eligible for termination benefits upon a termination of employment by SmartRent within 12 months after or three months before a “Change of Control” other than due to death, disability, or for “Cause” or by the executive officer for “Good Reason,” which provide for a severance payment equal to six months of the executive officer’s base salary, the cost of medical benefits for a period of six months and immediate vesting of equity grants made to the executive officer pursuant to the SmartRent.com, Inc. 2018 Stock Plan. For purposes of the executive employment agreements, the terms “Change of Control” and “Cause” have the meaning given to them in the SmartRent.com, Inc. 2018 Stock Plan and “Good Reason” means, (a) the material diminution or variation of any of material duties or responsibilities or the engagement by SmartRent of unlawful employment practices with respect to the executive officer, in each case, without the same being corrected within 30 days after being given written notice thereof by the executive officer, (b) a material reduction in the executive officer’s base salary, or (c) a breach by SmartRent of the executive employment agreement without the same being corrected within 30 days after being given written notice thereof by the executive officer. Each executive officer is subject to certain restrictive covenants, including but not limited to confidentiality and non-disparagement under his or her employee confidentiality and proprietary rights agreement and six-month non-compete and non-solicitation covenants under his or her executive employment agreement.
We have additionally entered into a confidential consulting agreement with FLG Partners, LLC, a leading chief financial officer services firm in Silicon Valley, pursuant to which we have retained the services of Jonathan Wolter as our Chief Financial Officer. The confidential consulting agreement sets forth Mr. Wolter’s fees and establishes that FLG Partners’ relationship with us is that of an independent contractor. The confidential consulting agreement is terminable by either party upon 30 calendar days advance written notice to the other party. Mr. Wolter is not subject to any restrictive covenants under the confidential consulting agreement.
Overview; Salaries and Bonuses
Our named executive officers are entitled to base salary and a target bonus of a certain percentage of base salary as follows:
Name	Base Salary ($)	Target Bonus Percentage (%)
Lucas Haldeman	325,000	50
Demetrios Barnes	231,750	20
Isaiah DeRose-Wilson	231,750	20
In addition to the salaries and bonus targets set forth above, each of the named executive officers are also eligible to participate in and receive awards under the Equity Incentive Plan. For a discussion of the Equity Incentive Plan, please see “Proposal No. 6 — The Equity Incentive Plan Proposal.” The amount, form and terms and conditions of any such awards under the Equity Incentive Plan will be determined by the board of directors or compensation committee following the consummation of the Business Combination.
Director Compensation
No compensation was provided for the non-employee directors during the year ended December 31, 2020.

Outstanding Equity Awards as of December 31, 2020
The following table sets forth certain information about outstanding equity awards granted to SmartRent’s named executive officers that remain outstanding as of December 31, 2020.
	Option award
	Grant Date	Initial Vesting Date	Number of shares of SmartRent common stock underlying unexercised options (#) exercisable	Number of shares of SmartRent common stock underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Lucas Haldeman	11/18/2020	11/18/2020(1)	—	485,652	3.16	11/18/2030
	8/17/2019	10/21/2017(2)	362,690	95,446	2.30	8/16/2029
Demetrios Barnes	8/17/2019	10/23/2017(2)	241,794	63,630	2.30	8/16/2029
Isaiah DeRose-Wilson	8/17/2019	10/23/2017(2)	241,794	63,630	2.30	8/16/2029

(1)
25% of the shares underlying this option award vest on the one-year anniversary of the initial vesting date, and the remainder vest in 36 equal monthly installments, one on each monthly anniversary thereafter, until vested in full, subject to the awardee’s continuous service to SmartRent.

(2)
The shares underlying this option award vest in 48 equal monthly installments, one on each monthly anniversary thereafter, until vested in full, subject to the awardee’s continuous service to SmartRent.

Amended and Restated 2018 Stock Plan
On April 6, 2021, SmartRent amended and restated the SmartRent.com, Inc. 2018 Stock Plan, originally adopted March 7, 2018 (the “2018 Plan”) pursuant to which SmartRent’s board of directors may grant incentive stock options, nonstatutory stock options, restricted stock purchase rights, restricted stock bonuses, and RSUs to SmartRent’s employees, consultants, and directors. The 2018 Plan authorizes the issuance of up to 4,039,803 shares of SmartRent common stock. SmartRent stock options must be granted with an exercise price equal to SmartRent common stock’s fair market value at the date of grant. SmartRent stock options generally have 10-year terms and vest over a four-year period starting from the date specified in each agreement. SmartRent RSUs generally vest over a four-year period starting from the date specified in each agreement and are not subject to performance conditions.
Purpose
The purpose of the 2018 Plan is to advance the interests of SmartRent and its stockholders by providing an incentive to attract, retain and reward persons performing services for SmartRent and by motivating such persons to contribute to the growth and profitability of SmartRent. The 2018 Plan seeks to achieve this purpose by providing for awards in the form of stock options, restricted stock awards and RSU awards.
Administration
The 2018 Plan is administered by the SmartRent board of directors. All questions of interpretation of the 2018 Plan, of any award agreement or of any other form of agreement or other document employed by SmartRent in the administration of the 2018 Plan or of any award granted under the 2018 Plan is determined by the SmartRent board of directors, and such determinations are final, binding and conclusive upon all persons having an interest in the 2018 Plan or such award, unless fraudulent or made in bad faith. All expenses incurred in connection with the administration of the 2018 Plan are paid by SmartRent.
Eligibility
Awards under the 2018 Plan may be granted only to (i) SmartRent employees (including officers or directors who are also treated as an employee) in the records of SmartRent (or its parent or subsidiary companies) and, with respect to any incentive stock option granted to such person, who is an employee for purposes of Section 422 of the Code, (ii) persons engaged to provide consulting or advisory services (other than as an employee or a director) to SmartRent or its parent or subsidiary companies, and (iii) members of SmartRent’s board of directors.
Stock Subject to Plan
Not more than 4,039,803 shares of SmartRent common stock may be issued under the 2018 Plan. All of these shares may be issued upon the exercise of SmartRent incentive stock options. The number of shares that are subject to stock options, RSUs or other rights outstanding at any time under the 2018 Plan may not exceed the number of shares of SmartRent common stock that then remain available for issuance under the 2018 Plan.
If an outstanding award under the 2018 Plan expires or is terminated or cancelled without having been exercised or settled in full, or if shares of SmartRent common stock acquired pursuant to an award subject to forfeiture or repurchase are forfeited or repurchased by SmartRent for an amount not greater than the exercise or purchase price, the shares of SmartRent common stock allocable to the terminated portion of the award or forfeited or repurchased shares of SmartRent common stock will again be available for issuance under the 2018 Plan. Shares of SmartRent common stock will not be deemed to have been issued pursuant to the 2018 Plan with respect to any portion of an award that is settled in cash or to the extent such shares are withheld or reacquired by SmartRent in satisfaction of tax withholding obligations. If the exercise price of a stock option is paid by tender to SmartRent, or attestation to the ownership, of shares of SmartRent common stock owned by the awardee, or by means of a net exercise, the number of shares available for issuance under the 2018 Plan will be reduced by the net number of shares issued upon the exercise of the stock option.
Stock Awards
Each award of shares under the 2018 Plan will be evidenced by an award agreement between the grantee and SmartRent. Any right to purchase shares under the 2018 Plan (other than an option) will automatically expire if not exercised by the purchaser within 90 days (or such other period as may be specified in the Award Agreement) after the grant of such right was communicated to the purchaser by SmartRent. SmartRent’s board of directors will determine the purchase price of shares to be offered under the 2018 Plan at its sole discretion.
Exercise Price & Date
The exercise price for each stock option will be established in the discretion of the SmartRent board of directors; provided that (a) the exercise price per share for an stock option will be not less than the fair market value of a share of SmartRent common stock on the effective date of grant of the stock option and (b) no incentive stock option granted to a 10% stockholder will have an exercise price per share less than 110% of the fair market value of a share of SmartRent common stock on the effective date of grant of the stock option. Notwithstanding the foregoing, a stock option may be granted with an exercise price lower than the minimum exercise price set forth above if such stock option is granted pursuant to an assumption or substitution for another option in a manner that would qualify under the provisions of Section 409A or Section 424(a) of the Code, as applicable.
Termination of Service
If an optionee’s service terminates for any reason, then the optionee’s unvested stock options will terminate immediately upon such termination of service. The optionee’s vested stock options (unless otherwise determined by SmartRent’s board of directors) will expire (i) immediately, if the optionee’s service is terminated by SmartRent for “Cause,” (ii) the date 12 months after the optionee’s service is terminated by death or disability, or (iii) the date three months after the optionee’s service is terminated for any reason other than disability, death or Cause.
Unless otherwise provided by SmartRent’s board of directors and set forth in the award agreement, if an awardee of an RSU’s service terminates for any reason, whether voluntary or involuntary (including the awardee’s death or disability), then the awardee will forfeit to SmartRent any RSUs pursuant to the award which remain subject to vesting conditions as of the date of the awardee’s termination of service.
Stockholder Rights
An award recipient will have no rights as a SmartRent stockholder with respect to any shares of SmartRent common stock covered by an award until the date of the issuance of such shares. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as specifically provided 2018 Plan.
Amendment or Termination
SmartRent’s board of directors may amend, suspend or terminate the 2018 Plan at any time and for any reason.
No shares will be issued or sold and no option granted under the 2018 Plan after the termination thereof, except upon exercise of a stock option, settlement of an RSU, or exercise of any other right to purchase shares, granted under the 2018 Plan prior to such termination. The termination of the 2018 Plan, or any amendment thereof, will not affect any share previously issued or any award previously granted under the 2018 Plan.
Post-Combination Company Executive Officer and Director Compensation
The following disclosure concerns the compensation of individuals who will serve as the Post-Combination Company’s executive officers and directors.
Subsequent to the closing of the Business Combination, the Post-Combination Company board of directors will establish a compensation committee and choose a compensation committee member to serve as chair. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.
Decisions regarding executive compensation program will support the following general compensation philosophy:
•
The executive compensation program will be competitive with relevant comparison companies in order to attract and retain executive officers and qualified directors to the Post-Combination Company;

•
The program will provide a significant portion of executive and director compensation through equity grants to support the creation of long-term value for our stockholders; and

•
The executive officer compensation program will create a strong pay-for-performance alignment by tying a substantial portion of compensation to performance objectives that support the Post-Combination Company’s business plan.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus, and long-term compensation in the form of equity grants.
Salaries
It is expected that the Post-Combination Company’s executive officer salaries will be reviewed immediately following the Business Combination and annually thereafter by the compensation committee. The primary purpose of base salaries is to reflect job responsibilities and to provide competitive fixed pay to balance performance-based pay. Any subsequent changes to salaries will reflect external pay benchmarking from appropriate sources of compensation data.
Annual Incentives
In order to directly tie a portion of each executive officer’s compensation to the Post-Combination Company’s financial and operational objectives of the applicable fiscal year, it is anticipated that annual cash incentives will be employed in the Post-Combination Company’s executive compensation plan. It is expected that the compensation committee will select the performance metrics, applicable performance targets for the metrics, target payout opportunities, and other terms and conditions of the annual cash incentives for the executive officers after the closing of the Business Combination. Following the end of each year, the compensation committee will review company performance against the performance targets to recommend the final amount of the award that is payable to the executive officers.
Equity-Based Awards
The largest portion of executive officer compensation is intended to be provided in the form of long-term equity, to both encourage retention and align the officers’ incentives with the long-term success of the company and the interests of the stockholders.
Other Compensation
The compensation committee of the board of directors expects to continue SmartRent’s current benefit plans, including health insurance, disability insurance, life insurance and 401(k) plans, in which all of the executive officers participate.
Recoupment Policy
The compensation committee will administer the Post-Combination Company’s policies in a manner consistent with the Sarbanes-Oxley Act, which would recover chief executive officer and chief financial officer incentive bonuses or equity awards in the event of a financial restatement that would trigger recoupment under the Sarbanes-Oxley Act.
Additional Executive Compensation Policies and Plans Supporting Strong Corporate Governance
Subsequent to the Business Combination, the compensation committee will review for implementation policies and plans that support strong corporate governance in accordance with the recommendations provided by its advisors.
Director Compensation Following this Business Combination
Following the completion of the Business Combination, the compensation committee will determine the annual compensation of outside directors. We anticipate that our director compensation program following the Business Combination will include both equity and cash components, be competitive with relevant comparison companies, and support best practices in director compensation design.

THE BUSINESS COMBINATION
The following is a discussion of the Business Combination and some of the material terms of the Merger Agreement among FWAA, Merger Sub and SmartRent. You are urged to read the Merger Agreement carefully and in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Business Combination that is important to you. This section is not intended to provide you with any factual information about FWAA or SmartRent. Such information can be found elsewhere in this proxy statement/prospectus.
Terms of the Business Combination
Transaction Structure
FWAA’s and SmartRent’s boards of directors have approved the Merger Agreement. The Merger Agreement provides for the merger of Merger Sub with and into SmartRent, with SmartRent surviving the merger as a wholly owned subsidiary of FWAA.
Merger Consideration; Conversion of Shares
As part of the Business Combination, SmartRent equityholders (including holders of warrants, options and RSUs) will receive 157,678,300 newly issued shares of FWAA Class A common stock. Assuming a value of $10.00 per FWAA Class A share, which is the price at which FWAA completed its initial public offering in February 2021, the aggregate merger consideration implies an aggregate equity value for SmartRent of approximately $1.58 billion.
Under the terms of the Merger Agreement, immediately prior to the Effective Time, SmartRent will cause each share of SmartRent preferred stock issued and outstanding to be automatically converted into a number of shares of SmartRent common stock in accordance with SmartRent’s charter.
At the Effective Time:
•
Common Stock:   Each share of SmartRent common stock issued and outstanding immediately prior to the Closing (including shares of SmartRent common stock issued upon the preferred stock conversion prior to the Closing, but excluding shares owned by SmartRent or any of its direct or indirect wholly owned subsidiaries as treasury stock or by FWAA) will be cancelled and converted into the right to receive a number of shares of FWAA Class A common stock equal to the Exchange Ratio;

•
Warrants:   Each outstanding warrant to purchase SmartRent common stock, whether or not exercisable, will be converted into a warrant to purchase a number of shares of FWAA Class A common stock equal to the product of (x) the number of shares of SmartRent common stock underlying such SmartRent warrant immediately prior to the Closing and (y) the Exchange Ratio;

•
RSUs:   Each outstanding unvested SmartRent RSU will be converted into an RSU representing the right to receive a number of shares of FWAA Class A common stock equal to the product of (x) the number of shares of SmartRent common stock underlying such SmartRent RSU immediately prior to the Closing and (y) the Exchange Ratio; and

•
Options:   Each outstanding SmartRent stock option, whether vested or unvested, will be converted into an option to purchase a number of shares of FWAA Class A common stock equal to the product of (x) the number of shares of SmartRent common stock underlying such SmartRent stock option immediately prior to the Closing and (y) the Exchange Ratio, at an exercise price per share equal to (A) the exercise price per share of SmartRent common stock underlying such SmartRent stock option immediately prior to the Closing divided by (B) the Exchange Ratio.

The “Exchange Ratio” is the quotient of (x) the aggregate merger consideration of 157,678,300 shares of FWAA Class A common stock, divided by (y) the number of shares of SmartRent common stock and SmartRent preferred stock outstanding immediately prior to the Effective Time, expressed on a fully diluted and as-converted basis to SmartRent’s common stock using the treasury method of accounting, and including, without duplication, (i) the number of shares of SmartRent’s common stock issued or issuable in the preferred stock conversion, and the exercise of warrants (assuming that all warrants have been exercised), (ii) the aggregate number of shares issuable upon the exercise of all SmartRent options, whether vested or unvested, outstanding immediately prior to the Effective Time in accordance with their respective terms and (iii) the aggregate number of shares of common stock underlying SmartRent RSUs. Based on the number of shares of SmartRent capital stock outstanding and issuable upon the net exercise of all outstanding SmartRent warrants, RSUs, and stock options, in each case as of July 20, 2021, the estimated Exchange Ratio is approximately 4.8846.
The total percentage of shares of FWAA Class A common stock expected to be held by holders of SmartRent capital stock on a fully diluted basis upon the closing of the Business Combination is approximately 72.5%, assuming no FWAA public stockholder exercises redemption rights in connection with completion of the Business Combination.
Background of the Business Combination
The terms of the Merger Agreement are the result of negotiations between FWAA, SmartRent and their respective representatives. The following is a brief description of the background of these negotiations.
FWAA is a blank check company incorporated in the State of Delaware on November 23, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
On December 2, 2020, the Sponsor purchased 7,187,000 Founder Shares for an aggregate price of $25,000, subsequently transferring 30,000 Founder Shares to each of Victor Coleman, Alana Beard, Angela Huang and Wisdom Lu, each a director of FWAA. On February 4, 2021, FWAA effected a 1:1.2 stock split of its Class B common stock, resulting in the Sponsor holding an aggregate of 8,481,000 Founder Shares, each of Mr. Coleman, Ms. Beard, Ms. Huang and Mr. Lu holding 36,000 Founder Shares, and there being an aggregate of 8,625,000 Founder Shares outstanding.
On February 4, 2021, the Registration Statement on Form S-1 relating to the FWAA IPO was declared effective, the Class A common stock of FWAA began trading on the Nasdaq on February 5, 2021, and FWAA filed the final prospectus for the FWAA IPO on February 8, 2021. On February 9, 2021, FWAA completed the FWAA IPO of 34,500,000 shares of Class A common stock, at a price of $10.00 per share, which included the full exercise by the underwriters of the over-allotment option to purchase an additional 4,500,000 shares of Class A common stock, generating gross proceeds of $345.0 million.
Concurrently with the completion of the FWAA IPO, FWAA consummated the sale of 1,047,500 Private Placement Shares to the Sponsor, at a price of $10.00 per share, generating gross proceeds of $10.475 million.
Prior to the consummation of the FWAA IPO, neither FWAA, nor anyone on its behalf, selected any specific target business or initiated any substantive discussions, directly or indirectly, with any target business with respect to a transaction with FWAA.
After the completion of the FWAA IPO in February 2021, FWAA commenced an active search for prospective businesses and assets to acquire. Representatives of FWAA contacted, and were contacted by, a number of individuals and entities with respect to acquisition opportunities.
Between February and April 2021, FWAA management reviewed potential initial business combinations with approximately 24 prospective acquisition targets across a number of industry verticals, including real estate software, real estate data, real estate marketplaces, property management, clean technology, health and wellness, technology, media and telecom (TMT), and traditional real estate verticals such as homebuilding. FWAA representatives met with management teams, board members or other representatives of approximately 11 of those 24 potential acquisition targets. Of those 11 potential targets, FWAA conducted additional due diligence with respect to eight companies.
Between February 12, 2021 and March 17, 2021, FWAA sent non-binding indications of interest to three potential targets, including a private commercial real estate technology company (“Potential Target A”), a private real estate software designer and developer (“Potential Target B”) and SmartRent.

Representatives of Potential Target A contacted representatives of FWAA on February 9, 2021, following the FWAA IPO, regarding a potential business combination between FWAA and Potential Target A. In the days that followed, representatives of FWAA and Potential Target A engaged in discussions regarding Potential Target A’s business strategy and financial information. On February 12, 2021, FWAA delivered to Potential Target A a non-binding indication of interest for a business combination transaction, and in the following days additional discussions occurred related to the potential terms of such a transaction. On February 22, 2021, the FWAA Board held a meeting with members of management and representatives of Gibson, Dunn & Crutcher, LLP (“Gibson Dunn”), counsel to FWAA. At the meeting, following review of the status of discussions with potential acquisition targets, the FWAA Board agreed that FWAA management should proceed to negotiate a non-binding detailed term sheet for a potential combination with Potential Target A for review by the FWAA Board. Between February 22, 2021 and March 17, 2021, FWAA management engaged in further discussions with Potential Target A and its representatives regarding the terms of a non-binding term sheet between FWAA and Potential Target A. Such discussions were eventually discontinued due to divergence of expectations between the parties around valuation and other transaction terms.
On February 9, 2021, Mr. Brendan Wallace, FWAA’s Chief Executive Officer and Chairman, had a discussion with the chief executive officer of Potential Target B and, among other things, discussed the possibility of a business combination between FWAA and Potential Target B. Following further discussions, on February 12, 2021, FWAA delivered to Potential Target B a non-binding indication of interest. Later in the day on February 12, 2021, Potential Target B confirmed receipt of the non-binding indication of interest; however, Potential Target B did not engage in any further discussions with FWAA regarding a potential business combination.
Fifth Wall has had a business relationship with SmartRent since 2019, when Fifth Wall came across SmartRent as part of a home automation request for proposals (RFP) for one of Fifth Wall’s strategic limited partners. In early 2020, one of Fifth Wall’s funds participated in the SmartRent Series C Preferred Stock financing round, purchasing approximately $10.0 million of SmartRent Series C Preferred Stock, which constitutes approximately 10.8% of the SmartRent Series C Preferred Stock. As a result of such participation, a Fifth Wall fund holds approximately 3.0% of the outstanding fully diluted shares of SmartRent common stock as of April 30, 2021. In addition to the rights, powers and preferences granted generally to holders of SmartRent Series C Preferred Stock pursuant to SmartRent’s organizational documents, the Fifth Wall fund and its affiliates received additional information rights related to the operations of SmartRent.
From February 2021 through March 2021, SmartRent’s management team and board of directors reviewed and evaluated potential strategic opportunities and alternatives with a view to enhancing stockholder value and accelerating its growth. Such opportunities and alternatives included, among other things, private financing transactions, capital markets transactions and possible acquisitions. In that regard, representatives of SmartRent approached and interviewed several investment banks to discuss the possibility of pursuing a business combination, including with a special purpose acquisition company (“SPAC”) counterparty.
Beginning on or about February 15, 2021, representatives of FWAA and SmartRent engaged in preliminary discussions regarding the possibility of a business combination transaction. Among other things, representatives of FWAA received information regarding the business and operations of SmartRent, including through access to a virtual data room and due diligence calls with SmartRent management.
On February 24, 2021, the SmartRent board of directors held a meeting. Members of management and representatives of DLA Piper LLP (US) (“DLA Piper”) were also in attendance. Representatives from investment banks, including J.P. Morgan Securities LLC (“JP Morgan”), made presentations to the SmartRent board of directors regarding various strategic alternatives available to SmartRent, and SmartRent’s financial prospects.
In early March 2021, the SmartRent board of directors, acting by unanimous written consent, engaged JP Morgan’s M&A Advisory Group and Morgan Stanley & Co. LLC (“Morgan Stanley”) to serve as SmartRent’s exclusive financial advisors for evaluating potential strategic transactions.

In early March 2021, SmartRent’s management team and representatives of JP Morgan’s M&A Advisory Group and Morgan Stanley undertook an active search for prospective strategic counterparties. SmartRent’s management, JP Morgan’s M&A Advisory Group and Morgan Stanley considered numerous potential strategic counterparties and narrowed the list down to approximately 15 attractive counterparties, including FWAA. After internal deliberation among SmartRent’s management team, JP Morgan’s M&A Advisory Group and Morgan Stanley, SmartRent’s management team further narrowed the list to four potential counterparties (including FWAA) that had good reputations, strong industry knowledge, and/or technology backgrounds. On March 7, 2021, representatives of JP Morgan’s M&A Advisory Group and Morgan Stanley, as directed by and on behalf of SmartRent, engaged with three additional potential strategic counterparties to discuss their interest in a potential business combination with SmartRent, and continued the ongoing discussions with FWAA regarding a potential business combination with SmartRent.
On March 6, 2021, FWAA delivered to SmartRent a non-binding indication of interest reflecting a pre-money equity valuation for SmartRent of approximately $2.5 billion. The indication of interest contemplated a 30-day exclusivity period for the benefit of FWAA, and a $255.0 million PIPE Transaction. On March 11, 2021, SmartRent responded with a detailed term sheet that included, among other things, a minimum cash closing condition for the transaction of $355.0 million, a requirement that the Sponsor commit to invest $50.0 million into the PIPE Transaction, and that shares held by the Sponsor be subject to both minimum time lock-ups (between one and three years) and performance vesting requirements tied to the price of the Post-Combination Company’s shares of Class A common stock following the closing, with potential forfeiture if the pricing milestones were not reached within five years. SmartRent also proposed a 30-day mutual exclusivity period (with an automatic extension) during which SmartRent would not be able to engage in business combination discussions with third parties, and FWAA would not enter into any binding agreement with respect to an initial business combination transaction with a potential counterparty other than SmartRent.
In the following days, based on further review of valuation matters and market conditions, the parties agreed to lower the pre-money equity valuation for SmartRent from approximately $2.5 billion to approximately $1.75 billion, with a reduced PIPE Transaction of $155.0 million and minimum cash closing condition of $250.0 million. SmartRent also agreed not to require the Sponsor to commit to invest $50.0 million into the PIPE Transaction. SmartRent also agreed that the shares held by the Sponsor would not be subject to forfeiture, but instead would be subject to lock-up periods of between one and three years, subject to early release if certain market price milestones were reached.
In addition to the non-binding indication of interest from FWAA, SmartRent received two additional non-binding indications of interest from potential SPAC counterparties (the “Alternative Acquirors”).
On March 12, 2021, representatives of DLA Piper reviewed with SmartRent’s board of directors, their fiduciary duties in connection with any business combination pursued by SmartRent. DLA Piper also discussed with SmartRent’s board of directors and members of SmartRent’s management, the potential conflicts of interest in a business combination with FWAA based on Fifth Wall’s previous investment and the existing relationship with SmartRent.
On March 17, 2021, the SmartRent board of directors held a meeting. Members of management along with representatives of JP Morgan’s M&A Advisory Group, Morgan Stanley and DLA Piper were also in attendance. At the meeting, the SmartRent board of directors reviewed the process undertaken by SmartRent to date to evaluate potential strategic partners, and the indications of interest received from FWAA and the Alternative Acquirors. The Board members also discussed the potential transaction terms with representatives of JP Morgan’s M&A Advisory Group and Morgan Stanley. Following discussion, the SmartRent board of directors authorized SmartRent to enter into a non-binding term sheet with Fifth Wall, with binding exclusivity provisions.
On March 17, 2021, the FWAA Board also held a meeting. Members of management and representatives of Gibson Dunn were also in attendance. At the meeting, management and the FWAA Board reviewed the process undertaken by FWAA to date to complete an initial business combination and the discussions with potential targets. The attendees also discussed Fifth Wall’s historical relationship with and knowledge of SmartRent’s business, and the terms of a potential transaction between FWAA and SmartRent. Among other things, the FWAA Board and management discussed SmartRent’s high-quality management team, large addressable market and strong business model. Gibson Dunn also discussed with the directors their fiduciary duties, and the terms of the proposed exclusivity agreement with SmartRent. Following discussion, the FWAA Board authorized FWAA to enter into a non-binding term sheet with SmartRent, with binding exclusivity provisions.
Following the FWAA Board meeting, on March 17, 2021, FWAA and SmartRent signed a non-binding term sheet, which included, among other terms, a pre-money equity valuation of SmartRent of $1.75 billion and a binding exclusivity provision. The non-binding term sheet provided that each party’s obligation to close the transaction would be subject to a closing condition that the funds contained in FWAA’s trust account (after giving effect to any redemptions in connection with the business combination), plus the proceeds from the PIPE Transaction, would equal or exceed $250.0 million (the “Minimum Cash Condition”). SmartRent also agreed to negotiate exclusively with FWAA for a period commencing on the execution of the term sheet and ending on April 16, 2021, which exclusivity period would be extended to May 1, 2021 unless either FWAA or SmartRent delivered a written notice to the other party prior to April 16, 2021 indicating that such party did not approve such extension, and FWAA agreed not to enter into any binding agreement regarding an initial business combination with a potential counterparty other than SmartRent during such exclusivity period.
Following the execution of the term sheet and through April 21, 2021, FWAA, SmartRent and their respective advisors participated in a number of telephone calls and video conferences to discuss the transaction process, the terms and conditions proposed in the transaction documents, due diligence matters, and also exchanged due diligence materials, including in the areas of legal, financial and accounting, tax, intellectual property, employee benefits, industry trends and compliance.
Between March 18, 2021 and April 5, 2021 representatives of SmartRent and FWAA engaged in a number of discussions regarding the financial projections of the combined company. Starting with a standalone set of forecasts prepared by SmartRent management in the ordinary course in December 2020, the parties made revisions to reflect the material positive impact of the proposed transaction and SmartRent’s planned uses of the anticipated post-closing cash on hand. The revised financial projections reflect that the ability to advance growth initiatives in 2021 as a result of the transaction is anticipated to result in material revenue, gross profit and Adjusted EBITDA increases in 2022-2024 over the results SmartRent would have otherwise expected to achieve had the transaction not occurred and such additional cash not been available for such uses.
On March 19, 2021, Gibson Dunn and DLA Piper had a call to discuss the timeline to execution of the definitive documentation, FWAA’s due diligence review of SmartRent, allocation of drafting responsibilities and certain other topics.
On March 29, 2021, the FWAA Board held a meeting with representatives of management and Gibson Dunn. At the meeting, the FWAA Board separately met with representatives of Moelis and a second investment bank in connection with their potential engagement as a financial advisor to the FWAA Board for purposes of delivering a fairness opinion with respect to the proposed transaction with SmartRent. The independent board members present at the meeting met in executive session to discuss the investment banks’ presentations.
On March 29, 2021, DLA Piper sent Gibson Dunn an initial draft of the Merger Agreement.
On March 31, 2021, the SmartRent board of directors held a meeting. Members of management and representatives of DLA Piper were also in attendance. Mr. Haldeman provided the SmartRent board of directors with an update on the status of SmartRent’s discussions with FWAA regarding the negotiated potential transaction.
On March 31, 2021, the independent members of the FWAA Board held a meeting, at which Mr. Coleman, Ms. Beard and Ms. Lu were present. Also in attendance were representatives of Gibson Dunn. At the meeting, the independent directors discussed the qualifications and expertise of both investment banks that had presented at the preceding FWAA Board meeting, in connection with their potential engagement as advisors to the FWAA Board for purposes of delivering a fairness opinion with respect to the proposed transaction with SmartRent. Following discussion, the directors unanimously decided to engage Moelis as the financial advisor to the FWAA Board, and an engagement letter was subsequently executed on April 8, 2021. At the March 31, 2021 meeting, the independent directors also discussed the potential engagement of JP Morgan’s Equity Capital Markets Group and Morgan Stanley as placement agents for the PIPE Transaction.
During the weeks of March 22nd and March 29th, FWAA, SmartRent and their respective advisors prepared an investor presentation to present to potential investors in the PIPE Transaction (“PIPE Investors”). The investor presentation outlined the proposed business combination and included information regarding SmartRent, which was refined through several rounds of review and comments amongst FWAA’s management team, SmartRent’s management team and their respective advisors.
On April 2, 2021, FWAA entered into an engagement letter with JP Morgan’s Equity Capital Markets Group to act as placement agent to FWAA for the proposed PIPE Transaction to be undertaken in connection with a potential transaction with SmartRent.
On April 5, 2021, FWAA entered into a placement agent agreement with Morgan Stanley & Co. LLC to act as placement agent to FWAA for the proposed PIPE Transaction to be undertaken in connection with a potential transaction with SmartRent.
On April 5, 2021, FWAA and SmartRent commenced their outreach to the PIPE Investors.
On April 8, 2021, the FWAA Board held a meeting with representatives of management, Moelis and Gibson Dunn. At the meeting, representatives of management updated the FWAA Board on the proposed transaction with SmartRent, including the status of discussions with potential PIPE Investors and ongoing due diligence efforts. The independent directors met in executive session with representative of Moelis and Gibson Dunn, during which representatives of Moelis described for the independent members of the FWAA Board the fairness opinion process and timeline, including its ongoing due diligence process and interactions with Moelis’ internal fairness committee. Representatives of Gibson Dunn also discussed with the independent directors their fiduciary duties under Delaware law.
On April 10, 2021, Gibson Dunn sent DLA Piper a revised draft of the Merger Agreement. The draft of the Merger Agreement revised certain terms, including (1) providing that the Minimum Cash Condition will not be calculated net of the parties’ transaction expenses, (2) expanding SmartRent’s representations and warranties, (3) expanding SmartRent’s operational covenants between the signing and closing of the transaction, (4) adding a termination right for FWAA if SmartRent did not deliver PCAOB financial statements to FWAA by a certain date, (5) adding a carve-out to the no-shop provision that permits the FWAA Board to respond to certain unsolicited third party proposals if failure to do so would constitute a breach of fiduciary duties of FWAA’s directors, and (6) eliminating the prohibition on the FWAA Board making recommendation changes prior to the stockholder meeting.
On April 13, 2021, DLA Piper sent Gibson Dunn a revised draft of the Merger Agreement. The draft of the Merger Agreement revised certain terms, including deleting FWAA’s ability to discuss competing proposals from other parties if failure to do so would constitute a breach of fiduciary duties of FWAA’s directors and adding back the restriction on the FWAA Board’s ability to change its recommendation to its stockholders.
On April 15, 2021, the independent members of the FWAA Board held a meeting. Representatives of Moelis and Gibson Dunn were also in attendance. At the meeting, Moelis reviewed with the FWAA Board some of its preliminary findings with respect to SmartRent and discussed the SmartRent projections prepared by FWAA management. For more information about SmartRent’s projections, see the section entitled “The Business Combination — Unaudited Prospective Financial Information of SmartRent.” Gibson Dunn updated the FWAA Board on the overall transaction process and the PIPE Transaction process. Members of FWAA management then joined the last portion of the meeting to review with the FWAA Board the financial projections of the combined company, reflecting, among others, the impact the potential proceeds from the proposed transaction would have on SmartRent’s business.
On April 15, 2021, following discussions with a prospective strategic investor in the PIPE Transaction that was interested in participating as an anchor investor at a lower valuation, SmartRent concluded that the strategic and long term benefits to the post-closing combined company of bringing in such strategic investor to anchor the PIPE Transaction would outweigh a reduction in valuation. Following discussions among the FWAA and SmartRent management teams and the placement agents, FWAA and SmartRent agreed that the fully distributed enterprise value for the transaction would be decreased from $1.8 billion to $1.7 billion. As such, the equity consideration payable to SmartRent’s shareholders would be reduced to $1.577 billion.
On April 16, 2021, Gibson Dunn sent DLA Piper a revised draft of the Merger Agreement. The draft of the Merger Agreement revised certain terms, including reinserting FWAA’s ability to discuss competing proposals from other parties if failure to do so would constitute a breach of fiduciary duties of FWAA’s directors and deleting the restriction on the FWAA Board’s ability to change its recommendation to its stockholders.
On April 19, 2021, FWAA retained Goldman Sachs & Co. LLC and Deutsche Bank Securities Inc. as capital market advisors in connection with the proposed transaction with SmartRent.
On April 17, 2021, Mr. Jeremy Fox, a representative of FWAA, discussed with Mr. Haldeman a potential reduction of the Minimum Cash Condition to $150.0 million from the $250.0 million set forth in the non-binding term sheet. Mr. Haldeman responded that SmartRent would consider such reduction.
On April 17, 2021, DLA Piper sent Gibson Dunn a revised draft of the Merger Agreement, which included, among other terms, (1) a Minimum Cash Condition of $250.0 million, and (2) reduction in FWAA’s approval right over SmartRent’s board designees from approval of two designees to approval of one designee.
On April 18, 2021, Gibson Dunn sent DLA Piper a revised draft of the Merger Agreement, which included among other terms, (1) a Minimum Cash Condition of $150.0 million, and (2) increase in FWAA’s approval right over SmartRent’s board designees from approval of one designee to approval of two designees. Later in the day on April 18, 2021, DLA Piper reverted with a revised draft of the Merger Agreement, which included, among other terms, a Minimum Cash Condition of $155.0 million, calculated net of transaction expenses. DLA Piper indicated that the Minimum Cash Condition remained subject to consideration by SmartRent’s board of directors.
On April 19, 2021, the independent members of the FWAA Board held a meeting. Representatives of Moelis and Gibson Dunn were also in attendance. At the meeting, representatives of Moelis reviewed with the FWAA Board its preliminary financial analysis in connection with the proposed transaction with SmartRent. Representatives of Gibson Dunn discussed with the members of the FWAA Board their fiduciary duties in connection with a proposed transaction with SmartRent and then summarized the material terms of the Merger Agreement and the other transaction documents.
On April 19, 2021, after discussions and based on the views expressed by SmartRent’s board of directors, representatives of FWAA and SmartRent agreed to revert to a $250.0 million Minimum Cash Condition, calculated without reduction for transaction expenses. Later in the day on April 19, 2021, Gibson Dunn sent a revised draft of the Merger Agreement, which reflected the agreed Minimum Cash Condition.
Between April 5, 2021 and April 21, 2021, Gibson Dunn and DLA Piper collectively negotiated the terms of the Subscription Agreements with investors in the PIPE Transaction and responded to follow-up questions and comments related thereto, particularly with respect to the closing process and the expected timeline for consummating the proposed transaction. During this time, the prospective investors conveyed to the placement agents their initial proposed subscription amounts. By April 16, 2021, after ample positive feedback and interest from potential subscription investors, a book of demand for the PIPE Transaction began to form. On April 21, 2021, a final version of the Subscription Agreement was distributed to the prospective investors, which reflected the outcome of negotiations among the parties and the prospective investors, and the PIPE Investors that had chosen to participate in the PIPE Transaction based on the finally agreed investment allocations delivered executed Subscription Agreements for purchases of an aggregate of 15.5 million shares of Class A common stock at $10.00 per share.
Between April 15, 2021 and April 20, 2021, representatives of each of FWAA, SmartRent, Gibson Dunn and DLA Piper negotiated the terms of the Support Agreement, the Sponsor Agreement, the Lock-up Agreement, the form of Amended and Restated Registration Rights Agreement and various other agreements contemplated in the Merger Agreement.

Throughout March and April, FWAA and its advisors continued to finalize the due diligence investigation of SmartRent and in that regard engaged in several communications with representatives of SmartRent and its advisors.
On April 20, 2021, the SmartRent board of directors held a meeting. Members of management along with representatives of JP Morgan’s M&A Advisory Group, Morgan Stanley and DLA Piper were also in attendance. Representatives of JP Morgan’s M&A Advisory Group and Morgan Stanley reviewed with the SmartRent board of directors the terms of the proposed transaction, including the economics of the Merger Agreement, the pro forma ownership of the Post-Combination Company, and sources and uses of the cash provided by the transaction. Representatives of DLA Piper reviewed with the SmartRent board of directors their fiduciary duties and the terms of the transaction documents, including the Merger Agreement and the ancillary agreements, including, without limitation, the Support Agreement, the Sponsor Agreement, the Lock-up Agreement, and the Amended and Restated Registration Rights Agreement. Following discussions, the members of the SmartRent board of directors unanimously adopted and approved resolutions (1) determining that the Merger Agreement and the ancillary documents thereto and the transactions contemplated by each of the Merger Agreement and the ancillary documents thereto are advisable and fair to, and in the best interests of, SmartRent and its stockholders, and (2) adopting and approving the Merger Agreement and the ancillary documents thereto and the transactions contemplated by each of the Merger Agreement and the ancillary documents thereto.
On the morning of April 21, 2021, the FWAA Board held a meeting. Representatives of management, Moelis and Gibson Dunn were also in attendance. Representatives of management reviewed the transaction process to date, including the status of the PIPE Transaction. Management representatives also reviewed with the FWAA Board the scope of legal, business, financial and accounting due diligence conducted by FWAA and its advisors and the final due diligence findings related thereto. Representatives of Moelis then updated the FWAA Board on Moelis’ financial analysis that was previously presented in substantially final form to the independent members of the FWAA Board on April 19, 2021. Representatives of Moelis provided a presentation to the FWAA Board, a copy of which was provided to the FWAA Board in advance of the meeting, regarding Moelis’ financial analysis of the merger consideration to be paid by FWAA in the potential Business Combination and rendered to the FWAA Board an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated April 21, 2021, addressed to the FWAA Board that, as of the date of the opinion and subject to the assumptions, limitations, qualifications and other matters stated in its written opinion, the merger consideration to be paid by FWAA in the Business Combination was fair from a financial point of view to FWAA. Representatives of Gibson Dunn reviewed with the FWAA Board their fiduciary duties and the terms of the transaction documents, including the Merger Agreement and the Subscription Agreements. Following discussions, the members of the FWAA Board unanimously adopted and approved resolutions (1) determining that the Merger Agreement and the ancillary documents thereto and the transactions contemplated by each of the Merger Agreement and the ancillary documents thereto (including the Merger and the PIPE Transaction) are advisable and fair to, and in the best interests of, FWAA and its stockholders, (2) adopting and approving the Merger Agreement and the ancillary documents thereto and the transactions contemplated by each of the Merger Agreement and the ancillary documents thereto (including the Merger and the PIPE Transaction), and (3) recommending that FWAA’s stockholders vote in favor of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal and the Nasdaq Proposal.
Subsequently on April 21, 2021, the parties entered into the Merger Agreement.
On April 22, 2021, in advance of the Nasdaq opening for trading, FWAA and SmartRent issued a joint press release announcing the execution of the Merger Agreement, the Business Combination and the PIPE Transaction.
Since April 22, 2021, FWAA and SmartRent, along with their respective counsel, have worked jointly on the preparation of this proxy statement/prospectus.
Certain Engagements in Connection with the Business Combination and Related Transactions
Each of J.P. Morgan Securities LLC’s M&A Advisory Group and Morgan Stanley & Co. LLC was engaged by SmartRent to act as financial advisor to SmartRent in connection with the Business Combination,

and will receive compensation in connection therewith. FWAA engaged J.P. Morgan Securities LLC’s Equity Capital Markets Group and Morgan Stanley & Co. LLC to act as co-placement agents (each a “placement agent” and collectively, the “placement agents”) on the private placement of FWAA common stock in connection with the Business Combination (the “PIPE Transaction” or, the “PIPE”). Neither of the co-placement agents provided any advisory services to FWAA, including, but not limited to, regarding the valuation of SmartRent or the terms of the Business Combination.
In addition, each of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC (together with its affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, each of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, together with its affiliates, may provide investment banking and other commercial dealings to FWAA, SmartRent and their respective affiliates in the future, for which they would expect to receive customary compensation.
In addition, in the ordinary course of its business activities, each of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, together with its affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of FWAA or SmartRent, or their respective affiliates. Each of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, together with its affiliates, may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Recommendation of the FWAA Board of Directors and Reasons for the Business Combination
In reaching its unanimous resolution (i) determining that the Merger Agreement and the transactions contemplated thereby, including the Business Combination and the issuance of shares of Class A common stock in connection therewith, are advisable and in the best interests of FWAA and its stockholders and (ii) recommending that the FWAA stockholders adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated by the Merger Agreement, the FWAA Board consulted with FWAA’s legal and financial advisors in connection with its evaluation of the Merger Agreement and the Business Combination, reviewed the results of due diligence conducted by FWAA’s management, together with its legal and financial advisors and considered a range of factors, including, but not limited to, the factors discussed below. In light of the large number and wide variety of factors considered in connection with its evaluation of the Business Combination, the FWAA Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The FWAA Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.
In the prospectus for the FWAA IPO, FWAA identified general criteria and guidelines that FWAA believed would be important in evaluating prospective target businesses. FWAA indicated its intention to acquire companies that it believes possess the following characteristics:
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transformative businesses with attractive margins and unit economics in line with best-in-class industry benchmarks, strong growth track record, and limited revenue concentration risks;

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businesses that have a sizeable total addressable market with product offerings that are relevant across multiple asset classes, industries and geographies;

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businesses that demonstrate market leadership and / or strong advantages when compared to their competitors, including the potential to disrupt the market through technology driven transformation, defensible proprietary technology, strong adoption rates, and low or manageable risks of technological obsolescence;

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later-stage businesses that FWAA believes have meaningful near term growth opportunity and significant potential for attractive risk-adjusted returns for stockholders, weighing potential growth opportunities and operational improvements in the target business against any identified downside risks;

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businesses where Fifth Wall’s global network can offer distinct informational advantages in underwriting a potential acquisition, and where Fifth Wall’s ability to unlock distribution to the real estate industry can enable FWAA to structure a potential transaction in such a way that it maximizes value for all parties involved;

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businesses that FWAA believes will benefit from Fifth Wall’s differentiated industry network, brand and proprietary value-creation capabilities in order to improve financial performance and business planning;

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businesses that have proven management teams with a compelling strategy of selling their product and recruiting talent; and

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businesses that will benefit from being publicly listed and can effectively utilize the broader access to capital and a public profile to grow and accelerate stockholders value creation.

The FWAA Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:
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Leading Enterprise Software Platform Provider for Owners / Operators of Technology-Enabled Rental Communities.   SmartRent is a leading enterprise software company providing an enterprise smart home management platform to rental property owners / operators alongside an integrated, single point-of-contact application for residents. SmartRent’s portfolio spans proprietary and third-party hardware, enterprise software and an end-user application to empower rental property owners / operators to provide smart home amenities to their rental communities while driving higher rents, decreasing costs and enabling more efficient operations.

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Hardware-Agnostic, Open Architecture Approach Positions SmartRent as an Extensible Platform Provider with a Deep Competitive Moat.    SmartRent in our view has a first-mover advantage providing an enterprise-grade platform to owners / operators to effectively manage thousands of units and hundreds of thousands of devices at scale, abilities which smart home point solutions have traditionally lacked. SmartRent’s hardware agnostic platform is deeply integrated into most property management systems, providing owners / operators a fully integrated, flexible solution that can be applied across diverse portfolios of assets.

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Ongoing Customer Relationships that Drive an Annuity of Sticky and Recurring Hosted Services Revenue via a Proven Land-and-Expand Model.   Owners / operators begin their customer relationships with SmartRent via initial hardware purchases, concurrently entering into long-term customer agreements to provide for ongoing SaaS products, or hosted services. These service contracts provide for significant recurring revenue and multi-year revenue visibility. Furthermore, the hardware installed base serves as a foundation for upsell of a broader suite of SaaS product capabilities over time, creating a significant revenue growth opportunity with both new and existing customers.

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Highly Visible Pipeline of Demand.   SmartRent has an embedded pipeline of committed and uncommitted units across its existing customer base, which includes 15 of the top 20 multifamily owners, plus significant deferred revenue stemming from its long-term software contracts. Combined with SmartRent’s historical low churn, these committed revenues project strong demand in the forecasted period.

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Large Addressable Market with Potential Growth Opportunities.   SmartRent is a market leader operating in the large, stable, yet highly underpenetrated residential rental market. Smart home technology adoption across rental portfolios has historically lagged adoption across owned homes, but penetration is expected to increase in large part due to the introduction of scalable smart home platforms and products such as SmartRent’s, as well as numerous other demand-driving sector tailwinds. SmartRent has several avenues to further penetrate and grow its addressable market, including: (1) expanding within its existing customer base by further penetrating its customers’ portfolios; (2) continuing new customer acquisition across existing residential stock; (3) expanding into other commercial real estate asset classes; and (4) pursuing global expansion.

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Notable Product and Service Growth Opportunities.   In addition to increasing both market penetration and market size, SmartRent has several avenues to pursue additional growth including:

(1) upselling existing SaaS and ancillary solutions (i.e., parking management, Wi-Fi and access control) to new and existing customers; (2) continuing product development to further grow SmartRent’s product suite and generate additional upsell opportunity; and (3) engaging in accretive mergers and acquisitions in leasing and resident experience software and other adjacencies.
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Sponsor and Investor Strategic Alignment and Potential for Synergies.   The FWAA Board considered the relationship between SmartRent and Fifth Wall, which was an investor in the SmartRent Series C Preferred Stock financing round in 2020. Fifth Wall has previously collaborated with SmartRent’s management, facilitating several opportunities for SmartRent to grow its customer base. In addition, the FWAA Board considered that Fifth Wall may assist SmartRent in unlocking significant additional future revenue growth opportunities through introductions to Fifth Wall’s network of strategic limited partners in North America, Europe and Asia. The FWAA Board also considered the strategic value that certain investors in both SmartRent and Fifth Wall could provide if participating in the transaction.

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High-Quality Operating Metrics and Strong Financial Profile.   The FWAA Board took into account many factors such as SmartRent’s historical financial results, its outlook and expansion opportunities, and its financial plan. The FWAA Board noted SmartRent’s high-quality unit economics, its industry-leading historical churn, its large, embedded revenue pipeline, its deferred revenue stemming from long-term customer contracts, and its potential path to EBITDA profitability in 2022, among other considerations. In considering those factors, the FWAA Board reviewed SmartRent’s historical growth and its current prospects for growth if SmartRent achieves its business plan.

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Proven and Experienced Management Team.   The FWAA Board considered that the Post-Combination Company would be led by the senior management team of SmartRent, including Lucas Haldeman, which has deep industry expertise and with whom the Fifth Wall team had interacted frequently since its initial investment in March 2020. The management team has a strong track record of delivering high growth, operational excellence, and strong financial performance while consistently showcasing their ongoing capabilities for innovation.

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Opinion of FWAA’s Financial Advisor.   The FWAA Board took into account the opinion of Moelis rendered to the FWAA Board at the meeting of the FWAA Board on April 21, 2021, which was subsequently confirmed by delivery of a written opinion, dated April 21, 2021, addressed to the FWAA Board that, as of the date of the opinion and subject to the assumptions, limitations, qualifications and other matters stated in its written opinion, the merger consideration to be paid by FWAA in the Business Combination was fair from a financial point of view to FWAA. For more information see the section entitled “The Business Combination — Opinion of FWAA’s Financial Advisor” beginning on page 198.

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PIPE Transaction.   Third-party investor interest in the PIPE Transaction, especially from strategic investors, served as validation of the valuation and the opportunity represented by a transaction with SmartRent.

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Terms of the Merger Agreement.   The FWAA Board considered the terms and conditions of the Merger Agreement and the Business Combination.

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Independent Director Role.   Our independent directors — Ms. Beard, Mr. Coleman, Ms. Huang and Ms. Lu — took an active role in evaluating the proposed terms of the Business Combination, the Merger Agreement, the other transactions contemplated by the Merger Agreement. Our independent directors evaluated and unanimously approved, as members of the FWAA Board, the Merger Agreement and the Business Combination.

The FWAA Board also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
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Macroeconomic Risks.   Macroeconomic uncertainty and the effects it could have on the combined company’s revenues.

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Benefits Not Achieved.   The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

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Early-Stage Company and Limited Operating History.   The fact that SmartRent is an early-stage company with a history of losses and a limited operating history.

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Liquidation of FWAA.   The risks and costs to FWAA if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in FWAA being unable to effect a business combination by the end of the Completion Window and force FWAA to liquidate.

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Exclusivity.   The fact that the Merger Agreement includes an exclusivity provision that prohibits FWAA from soliciting other business combination proposals, which except for limited circumstances (related to the receipt of an unsolicited business combination proposal) restricts FWAA’s ability to consider other potential business combinations prior to the earlier of the consummation of the Business Combination and the termination of the Merger Agreement.

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Redemption Risk.   The potential risk that a significant number of FWAA’s stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to FWAA’s existing certificate of incorporation, which would potentially make the Business Combination more difficult or impossible to complete.

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Stockholder Vote.   The risk that FWAA’s stockholders may fail to provide the respective votes necessary to effect the Business Combination.

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Closing Conditions.   The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within FWAA’s control.

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Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

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Fees and Expenses.   The fees and expenses associated with completing the Business Combination.

In addition to considering the factors described above, the FWAA Board also considered other factors, including, without limitation:
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Interests of Certain Persons.   Some officers and directors of FWAA may have interests in the Business Combination (see “— Interests of FWAA’s Sponsor, Directors and Officers in the Business Combination”).

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Other Risk Factors.   Various other risk factors associated with the business of SmartRent, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The FWAA Board concluded, in its business judgment, that the potential benefits that it expects FWAA and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the Business Combination. Accordingly, the FWAA Board unanimously determined that the Business Combination and the transactions contemplated by the Merger Agreement are advisable and in the best interests of FWAA and its stockholders.
This explanation of FWAA’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”
Opinion of FWAA’s Financial Advisor
At the meeting of the FWAA Board on April 21, 2021 to evaluate and approve the Merger Agreement and the transactions contemplated thereby, Moelis rendered to the FWAA Board an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated April 21, 2021, addressed to the FWAA Board that, as of the date of the opinion and subject to the assumptions, limitations, qualifications and other matters stated in its written opinion, the merger consideration to be paid by FWAA in the Business Combination was fair from a financial point of view to FWAA.
The full text of Moelis’ written opinion, dated April 21, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex K to this proxy statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the FWAA Board (solely in its capacity as such and not in any other capacity) in its evaluation of the Business Combination (and, in its engagement letter, Moelis provided its consent to the inclusion of the text of its opinion as part of this proxy statement/prospectus). Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the merger consideration to be paid by FWAA in the Business Combination and does not address FWAA’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available to FWAA. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Business Combination or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.
In arriving at its opinion, Moelis, among other things:
•
reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of SmartRent furnished to Moelis by FWAA, including financial and other forecasts provided to, or discussed with Moelis by the management of FWAA;

•
reviewed certain internal information relating to expenses expected to result from the Business Combination furnished to Moelis by FWAA;

•
conducted discussions with members of the management and representatives of FWAA concerning the information described in the two bullet points above, as well as the businesses and prospects of SmartRent generally;

•
reviewed FWAA’s and SmartRent’s capital structure furnished to Moelis by the management of FWAA both on a standalone basis pre-Business Combination and on a pro forma basis giving effect to the Business Combination;

•
reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•
reviewed a draft, dated April 21, 2021, of the Merger Agreement;

•
conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate; and

•
reviewed, but did not rely on for purposes of its analysis or opinion, the financial terms of certain other transactions.

In connection with its review, Moelis, with the consent of the FWAA Board, relied on the information supplied to, discussed with or reviewed by it for purposes of its opinion being complete and accurate in all material respects. Moelis did not assume any responsibility for independent verification of, and did not independently verify, any of such information. With the consent of the FWAA Board, Moelis relied upon, without independent verification, the assessment of FWAA and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial and other forecasts and other information relating to SmartRent and FWAA referred to in this section above, Moelis assumed, at the FWAA Board’s direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of FWAA as to the future performance of SmartRent and FWAA. Moelis assumed, at the FWAA Board’s direction, that the future financial results reflected in such forecasts and other information would be achieved at the times and in the amounts projected. In addition, Moelis relied, with the FWAA Board’s consent, on the assessments of the management of FWAA as to the existing technology, products and services of SmartRent and the validity of, and risks associated with, the future technology, products and services of SmartRent. Moelis assumed, with the FWAA Board’s consent, that there would be no developments with respect to any of the foregoing that would affect their analyses or opinion. With the FWAA Board’s consent, Moelis assumed that, (i) for purposes of its analysis and to calculate FWAA’s pro forma enterprise value, FWAA would have cash, net of debt, of $513.0 million on its balance sheet at the consummation of the Business Combination (including the PIPE Financing), and (ii) any adjustments to the merger consideration in accordance with the Merger Agreement or otherwise would not be material to its analysis or its opinion. In addition, Moelis relied, with the FWAA Board’s consent, on the assessments of the management of FWAA as to FWAA’s ability to retain key employees of SmartRent. Moelis expressed no views as to the reasonableness of any financial or other forecasts or the assumptions on which they were based. In addition, with the FWAA Board’s consent, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of SmartRent or FWAA, nor was Moelis furnished with any such evaluation or appraisal.
Moelis’ opinion did not address FWAA’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might have been available to FWAA and did not address any legal, regulatory, tax, or accounting matters. At the FWAA Board’s direction, Moelis was not asked to, nor did Moelis, offer any opinion as to any terms of the Merger Agreement or any aspect or implication of the Business Combination, except for the fairness of the merger consideration to be paid by FWAA in the Business Combination from a financial point of view to FWAA. With the FWAA Board’s consent, Moelis expressed no opinion as to what the value of the shares of Class A common stock of FWAA actually would be when issued pursuant to the Business Combination or the prices at which such shares of Class A common stock of FWAA or any other securities of FWAA would trade at any time. Moelis did not express any opinion as to fair value or the solvency of SmartRent or FWAA following the closing of the Business Combination. In rendering this opinion, Moelis assumed, with the FWAA Board’s consent, that the final executed form of the Merger Agreement would not differ in any material respect from the draft that it reviewed, that the Business Combination, including the PIPE Financing in an amount equal to at least $155.0 million with shares of FWAA Class A stock to be issued, would be consummated in accordance with its terms without any waiver or modification that would be material to Moelis’ analysis, and that the parties to the Merger Agreement would comply with all the material terms of the Merger Agreement. Moelis assumed, with the FWAA Board’s consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Business Combination would be obtained except to the extent that could not be material to their analysis. In addition, representatives of FWAA advised Moelis, and Moelis assumed, with the FWAA Board’s consent, that the Business Combination would qualify as a tax free reorganization for federal income tax purposes. Moelis was not requested to, and did not, participate in the structuring or negotiation of the Business Combination.
Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, April 21, 2021, and Moelis assumed no responsibility to update its opinion for developments after such date.
Moelis’ opinion was for the use and benefit of the FWAA Board’s (solely in its capacity as such) in its evaluation of the Business Combination. Moelis’ opinion did not constitute a recommendation as to how any holder of securities should vote or act with respect to the Business Combination or any other matter. Moelis’ opinion did not address the fairness of the Business Combination or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of FWAA or SmartRent. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Business Combination, or any class of such persons, whether relative to the merger consideration or otherwise. Moelis’ opinion was approved by a Moelis & Company LLC fairness opinion committee.
The following is a summary of the material financial analyses presented by Moelis to the FWAA Board at its meeting held on April 21, 2021, in connection with its opinion.
Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.
Summary of Financial Analyses of SmartRent
Financial data for SmartRent was based on financial forecasts and other information and data provided by FWAA’s management, including, among other things, FWAA’s projections of SmartRent’s revenue, gross profit and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for all periods, as described further in the section entitled “Unaudited Prospective Financial Information of SmartRent.”
Selected Public Companies Analysis.
Moelis reviewed financial and stock market information of a select group of publicly traded companies whose operations Moelis believed, based on its experience and professional judgement, to be generally relevant in certain respects to SmartRent for the purposes of its financial analysis. Since there were no publicly traded companies whose combination of business model, product offering, user focus and growth profile were identical to SmartRent, Moelis selected for purposes of its analysis (i) four smart building platform providers: View, Inc., Latchable, Inc., Alarm.com Holdings, Inc. and Vivint Smart Home, Inc. and (ii) two high-growth mixed model vendors: Peloton Interactive, Inc. and Roku, Inc. Although none of these six selected public companies were directly comparable to SmartRent, Moelis focused on these companies because, among other things, these companies have one or more similar operating and financial characteristics as SmartRent including product offering, revenue mix, targeted customers, growth profile and business models.
Estimates in this section focus on estimated revenue and gross profit for the calendar years 2022 through 2024 (which we refer to in this section “— Opinion of FWAA’s Financial Advisor” as “CY2022,” “CY2023” and “CY2024”).
Moelis reviewed the total enterprise value (“Total Enterprise Value”) of each of the selected companies (calculated as market value of the relevant company’s diluted common equity based on its closing stock price on April 16, 2021, plus, as of the relevant company’s most recently reported quarter end (with pro forma adjustments for any publicly announced corporate actions following the most recent reporting quarter), preferred stock, net debt and, where applicable, book value of non-controlling interests) as a multiple of estimated revenue and as a multiple of estimated gross profit, in each case for CY2022, CY2023 and CY2024. Revenue and gross profit data for the selected companies were based on publicly available consensus research analysts’ estimates and special purpose acquisition company (“SPAC”) estimates (where required) and Total Enterprise Value-related data for the selected companies was based on public filings and other publicly available information of the relevant company, all as of April 16, 2021.
The Total Enterprise Value and estimated revenue and gross profit multiples for the six selected companies utilized by Moelis for purposes of this analysis, as well as for SmartRent (utilizing a Total Enterprise Value for SmartRent based on the deemed aggregate value of the merger consideration to be paid by FWAA in the Business Combination under the Merger Agreement and revenue and gross profit projections reflected in FWAA’s projections), are summarized in the table below:
Company	Total Enterprise Value (millions)	Total Enterprise Value / Revenue			Total Enterprise Value / Gross Profit
		2022E	2023E	2024E	2022E	2023E	2024E
Roku, Inc.	$52,055	14.6x	10.8x	8.3x	NM	21.5x	16.2x
Peloton Interactive, Inc.	$39,208	6.0x	5.1x	4.2x	14.8x	11.5x	9.4x
Alarm.com Holdings, Inc.	$4,848	6.7x	6.1x	NA	10.2x	9.3x	NA
Vivint Smart Home, Inc.	$5,460	3.5x	3.2x	3.0x	4.9x	NA	NA
View, Inc.(1)	$1,066	4.9x	2.3x	1.1x	26.6x	5.3x	2.5x
Latchable, Inc.(2)	$1,066	6.2x	2.9x	1.8x	20.1x	8.0x	4.2x
Median		6.1x	4.2x	3.0x	14.8x	9.3x	6.8x
Mean		7.0x	5.1x	3.7x	15.3x	11.1x	8.1x
SmartRent	$1,660	4.9x	2.1x	1.3x	20.9x	8.0x	4.2x

(1)
Company recently de-SPACed; forward estimates sourced from investor presentation at time of SPAC business combination announcement and SPAC transaction public filings.

(2)
Company has not yet de-SPACed; forward estimates sourced from investor presentation at time of SPAC business combination announcement and SPAC transaction public filings.

Based on the foregoing and using its professional judgment, Moelis selected and applied reference range multiples of (i) 4.75x to 6.75x to the projected revenue of SmartRent for CY2022E, (ii) 2.75x to 6.25x to the projected revenue of SmartRent for CY2023E, (iii) 1.75x to 4.25x to the projected revenue of SmartRent for CY2024E, (iv) 10.00x to 20.25x to the projected gross profit of SmartRent for CY2022E, (v) 8.00x to 11.50x to the projected gross profit of SmartRent for CY2023E, (vi) 4.00x to 9.50x to the projected gross profit of SmartRent for CY2024E, in each case as reflected in FWAA’s projections of SmartRent’s revenue and gross profit for such periods. No individual multiple was determinative of the reference range.
This analysis indicated the following implied Total Enterprise Value ranges for SmartRent as compared to the Total Enterprise Value of $1,660 million implied by the merger consideration to be paid by FWAA in the Business Combination under the Merger Agreement:
Total Enterprise Value as a Multiple of:	Implied Total Enterprise Value Range ($MM)
CY2022E Revenue	$1,626 – $2,311
CY2023E Revenue	$2,150 – $4,887
CY2024E Revenue	$2,289 – $5,560
CY2022E Gross Profit	$795 – $1,611
CY2023E Gross Profit	$1,663 – $2,390
CY2024E Gross Profit	$1,568 – $3,724
Discounted Cash Flow Analysis.
Moelis performed a discounted cash flow (“DCF”) analysis of SmartRent using the financial forecast and other information and data provided by FWAA’s management to calculate the estimated present value of the future unlevered after-tax free cash flows projected to be generated by SmartRent from April 1, 2021 to calendar year 2024, and the estimated present value of the terminal value. Unlevered after-tax free cash flow estimates through calendar year 2024 and the terminal value were discounted to March 31, 2021.
In performing the DCF analysis of SmartRent, Moelis utilized FWAA management’s estimated cash tax rate for SmartRent of 25.9% during the projection period and terminal year. The financial forecast provided by FWAA management included projected stock-based compensation, which was assumed as a cash expense for the purpose of the analysis but do not reflect the new equity plans for the Post-Combination Company. Additionally, in performing the DCF analysis of SmartRent, Moelis utilized a range of discount rates of 8.5% to 12.5% based on an estimate of SmartRent’s weighted average cost of capital (“WACC”). The WACC range reflected a derived cost of equity using (i) a risk-free rate based on 20-year U.S. government bonds, (ii) a selected range of unlevered betas and debt to total capitalization ratios informed by the selected companies described above under the heading to the extent relevant “— Selected Public Companies Analysis” , (iii) an equity risk premium and (iv) a size premium. Additionally, in performing the DCF analysis of SmartRent, Moelis valued SmartRent’s net operating losses (“NOLs”) separately. Moelis discounted the NOLs to March 31, 2021 using the same discount rate range derived from the WACC calculation. Based on the information provided by FWAA’s management, Moelis assumed that SmartRent’s current NOLs balance through December 31, 2020 would increase by negative earnings before interest and taxes through CY2021 year, with SmartRent’s NOLs balance expected to be fully utilized in calendar year 2024. SmartRent’s NOLs represented approximately 0.3% to 0.6% of total DCF net present value. Moelis estimated a terminal value based on the terminal multiple method using multiple ranges of 5.5x to 7.0x Total Enterprise Value/revenue and 12.0x to 14.0x Total Enterprise Value/gross profit, which were informed by historical trading multiples of Total Enterprise Value to LTM revenue and gross profit, for the past five years of the selected publicly traded companies that had relevant historical trading data (View, Inc. and Latchable, Inc. did not have relevant historical trading data because the former had only recently de-SPACed and been a public company for less than a year and the latter was yet to complete the de-SPAC process). The terminal value represents approximately 100% of SmartRent’s total DCF net present value. Based on the information provided by FWAA’s management with consent of the FWAA Board, Moelis assumed that for the terminal year (i) the change in net working capital and the change in deferred revenue will be equal to the change in net working capital and the change in deferred revenue for CY2024; (ii) capital expenditures will equal calendar year 2024 capital expenditures; and (iii) depreciation and amortization will equal the terminal year capital expenditures.
The foregoing range of discount rates were used to calculate estimated present values as of March 31, 2021 of SmartRent’s (i) estimated after-tax unlevered free cash flows from April 1, 2021 through calendar year 2024 and (ii) estimated terminal values derived by applying a revenue terminal multiple range of 5.5x to 7.0x and a gross profit terminal multiple range of 12.0x to 14.0x to SmartRent’s terminal revenue and gross profit projections, respectively. This analysis indicated the following implied Total Enterprise Value range for SmartRent as compared to the Total Enterprise Value of $1,660 million implied by the merger consideration to be paid by FWAA in the Business Combination under the Merger Agreement:
Implied Total Enterprise Value Range
($MM)
Terminal Revenue Multiple	Terminal Gross Profit Multiple
$4,660 – $6,784	$3,059 – $4,083
Other Information
Selected Transactions Analysis
Moelis also reviewed, but did not utilize for purposes of its analysis or opinion, financial information for certain selected transactions. Financial data for the relevant transactions was based on publicly available information at the time of announcement of the relevant transaction. Moelis did not utilize for purposes of its analysis or opinion the selected transactions analysis due to lack of comparability of the selected transactions to the proposed Business Combination.
Miscellaneous
This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.
No company or transaction used in, or reviewed in connection with, the analyses described above is identical to FWAA, SmartRent or the Business Combination. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties or their respective advisors, none of FWAA, Moelis or any other person assumes responsibility if future results are materially different from those forecast.
The merger consideration was determined through arms’ length negotiations between FWAA and SmartRent and was approved by the FWAA Board. Moelis did not recommend any specific consideration to FWAA or the FWAA Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Business Combination.

Moelis was engaged by FWAA to provide its opinion as to the fairness, from a financial point of view, to FWAA of the merger consideration pursuant to the engagement letter between Moelis and FWAA, dated as of April 8, 2021 (the “Engagement Letter”), and will receive a fee for its services of $1,000,000. No part of Moelis’ fee is conditioned upon the conclusion expressed in its opinion, and Moelis became entitled to such fee upon delivery of its opinion. Moelis’s fee is payable upon the earlier to occur of (i) the closing of the Business Combination or, if the Business Combination is terminated and/or not completed, at the closing of any business combination, merger or de-SPAC transaction by FWAA, (ii) if the Business Combination is terminated after delivery of Moelis’s opinion, such time as Moelis and the independent members of the FWAA Board may agree in good faith after considering FWAA’s working capital needs and (iii) commencement of proceedings to dissolve FWAA. FWAA also agreed in the Engagement Letter to reimburse Moelis for certain expenses that Moelis has incurred in performing services pursuant to the Engagement Letter, and to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.
Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of FWAA and SmartRent. In the future Moelis may provide investment banking or other services to FWAA, SmartRent or their respective affiliates and may receive compensation for such services.
The FWAA Board selected Moelis as its financial advisor in connection with the Business Combination because Moelis has substantial experience in similar transactions and familiarity with FWAA. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.
Unaudited Prospective Financial Information of SmartRent
As a private company, SmartRent has not, as a matter of course, made public projections as to future performance, revenues, earnings or other results of operations. However, SmartRent’s management prepared and provided to SmartRent’s board of directors, SmartRent’s financial advisors, FWAA and Moelis certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination. The prospective financial information was not necessarily prepared in compliance with the guidelines established by the SEC, the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP. The prospective financial information is subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments.
While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables, estimates and assumptions that are inherently uncertain and necessarily involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions, all of which are difficult or impossible to predict and many of which are beyond the control of SmartRent’s management. In the view of SmartRent’s management, the unaudited prospective financial information was prepared on a reasonable basis and reflected the best available estimates and judgments at the time it was prepared, and presented, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of SmartRent. Given that the prospective financial information covers multiple years, by its nature the information becomes subject to greater uncertainty with each successive year. Important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to SmartRent’s business, industry performance, competition, the regulatory environment, general business and economic conditions, disruptions in the financial, debt, capital, credit or securities markets, operating and other costs, and those risks and uncertainties described in the sections entitled “Forward-Looking Statements” and “Risk Factors” included elsewhere in this proxy statement/prospectus. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The inclusion of this prospective financial information should not be regarded as an indication that SmartRent or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results.
Neither SmartRent’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.
EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, NEITHER SMARTRENT, FWAA NOR THE POST-COMBINATION COMPANY INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF SMARTRENT, FWAA NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SMARTRENT STOCKHOLDER, FWAA STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.
Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by SmartRent may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.
The following table sets forth certain summarized prospective financial information regarding SmartRent that was provided to SmartRent’s board of directors, SmartRent’s financial advisors, FWAA and Moelis in connection with their evaluation of the Business Combination for 2021, 2022, 2023 and 2024:
	Forecast Year Ended December 31,
(amounts in thousands)	2021E	2022E	2023E	2024E
Total Units Booked(1)	205	518	838	1,261
Units Deployed(2)	161	391	786	1,175
Revenue(3):
Hardware	$65,643	$175,150	$372,809	$585,278
Professional services	29,217	99,396	237,914	402,187
Hosted services	24,099	67,766	171,245	320,670
Total Revenue(3)	$118,959	$342,312	$781,968	$1,308,135
Adjusted EBITDA(4)	$(22,428)	$8,945	$78,262	$190,188

(1)
Total Units Booked is defined as the aggregate number of SmartHubs associated with Master Service Agreements or binding purchase orders expected to be entered into during the period.

(2)
Units Deployed is defined as the aggregate number of SmartHubs expected to be installed during the period (including customer self-installations). See the section entitled “SmartRent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations–Key Operating Metrics—Units Deployed” in this proxy statement/prospectus for more information.

(3)
Revenue is defined as forecast revenue expected to be derived from the delivery of hardware, professional services and hosted services during the period, each computed in accordance with GAAP. See the section entitled “SmartRent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations–Components of Results of Operations—Revenue” in this proxy statement/ prospectus for more information.

(4)
Adjusted EBITDA is defined as SmartRent’s net income or loss computed in accordance with GAAP before the following items: interest expense, income tax expense, depreciation and amortization, stock-based compensation, non-employee warrant expense, merger and transaction-related expenses, loss on extinguishment of debt, change in fair value of derivatives, unrealized gains and losses in currency exchange rates and other income and expenses. See the section entitled “SmartRent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations–Key Operating Metrics—EBITDA and Adjusted EBITDA” and “—Non-GAAP Financial Measures” in this proxy statement/prospectus for more information.

SmartRent believes that the assumptions used to derive its unaudited prospective financial information are both reasonable and supportable. SmartRent’s management prepared the prospective financial information in good faith based on their reasonable estimates and judgments regarding the expected course of action and the expected future financial performance of SmartRent at the time the information was prepared. In preparing the prospective financial information, SmartRent’s management relied on a number of factors, including the executive team’s significant experience in the smart home technology and residential real estate industries and SmartRent’s historical performance. SmartRent’s prospective financial information was prepared using a number of assumptions, including the following assumptions that SmartRent’s management believed to be material:
•
assumptions related to growth from existing and new customers, which are based on the successful deployment of 752,000 committed units from existing customers (as of March 31, 2021), successful deployment of an additional 959,000 uncommitted units from existing customers (assumes deployment of 48.6% of the total number of uncommitted units in existing customers’ portfolios as of March 31, 2021), and estimated market share growth from new customers, new product adoption, and international expansion, and which are expected to result in an implied annual growth rate of 83.0% and 94.0% for Total Units Booked and Units Deployed, respectively, between 2021 and 2024, and an estimated increase in the total units deployed from155,105 as of December 31, 2020 to 2,667,850 by the end of 2024;

•
other general business and market assumptions, which are based on SmartRent’s ability to continue to develop and foster strong relationships with its customers and partners, maintain the historical performance of SmartRent, benefit from economic and market growth consistent with recent years, continue to develop new products and improvements thereto, and capitalize on other future prospects;

•
assumptions related to growth in revenue from new customers (currently expected to range from 6.0% to 50.0% of current revenue depending on the respective year), which are based on SmartRent’s ability to maintain its historical salesforce performance (such as training/productivity ramp time, ability to generate contract engagements, and number of accounts that can be handled by a given individual or team), deploy an expanded product line, develop more substantial marketing capabilities, including an increase in SmartRent’s overall salesforce (which is currently expected to grow from approximately 23 individuals as of December 31, 2020 to more than 100 individuals during the first 12 months following completion of the Business Combination), and capitalize on opportunities to cross-sell amongst a larger customer base following the completion of the Business Combination, including property owners and operators introduced by Sponsor and its affiliates;

•
assumptions related to recurring revenue streams, which are based on SmartRent’s long-term standard customer agreements and historically low customer attrition, and management’s expectation that 8.0% to 13.0% of current revenue per respective year will be recurring in nature (i.e., continuing the historical rate of recurring revenue) and that SmartRent will maintain an estimated customer attrition rate of no more than 1.9% per respective year;

•
assumptions related to incremental increases in the average selling price of professional services and hosted services as a result of reduced discounting and a shift in hardware revenue mix that is more heavily weighted towards Alloy Fusion SmartHubs, which carry higher selling price and margins;

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assumptions related to SmartRent’s market position vis-à-vis its existing competitors and new market entrants, which are based on management’s current expectation that the residential technology market will remain fragmented and that SmartRent will expand its market share through investment in research and development, including investments in the development of innovative new software services and hardware products, integration with third-party products and services, mobile applications and other new offerings;
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assumptions related to operating and other costs and expenses, which are based on management’s current expectations for scale efficiencies in sourcing, manufacturing, installation, and operating costs, hiring plans across the company, and estimated operating and general and administrative expenses of approximately 12% to 24% of Total Revenue per respective year, including approximately $3.6 million in additional annualized expenses in 2021 related to becoming a public company; see the section entitled “SmartRent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Components of Results of Operations — Operating Expenses” in this proxy statement/prospectus for more information;

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assumptions related to SmartRent’s cash available for investment, including the $100.0 million provided by the Business Combination (a number that excludes the potential impact of redemptions) that is expected to be available to deploy on specified growth initiatives, including substantially increasing the Post-Combination Company’s salesforce to drive new customer growth and additional sales to existing customers, and funding new product development; and

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the assumption that SmartRent will not complete any material acquisitions or divestures or make any other changes in its business or operations.

SmartRent has not warranted the accuracy, reliability, appropriateness or completeness of these projections to anyone, including FWAA. Neither SmartRent’s management nor any of its respective representatives has made or makes any representations to any person regarding the ultimate performance of SmartRent relative to the projections. These projections are forward-looking statements and should not be construed as a guarantee of actual future performance. Should any of the assumptions mentioned above, or elsewhere herein, suffer a significant negative impact, SmartRent’s financial results, including projected revenues, may differ materially from its expectations. These projections are not included in this proxy statement/prospectus in order to induce any FWAA stockholders to vote in favor of any of the proposals at the Special Meeting.
Satisfaction of 80% Test
The Nasdaq rules require that FWAA’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of FWAA’s signing a definitive agreement in connection with its initial business combination. As of April 21, 2021, the date of the execution of the Merger Agreement, the value of the net assets held in the Trust Account was approximately $332.9 million (excluding approximately $12.1 million of deferred underwriting discount held in the Trust Account) and 80% thereof represents approximately $266.3 million. In reaching its conclusion that the Business Combination meets the 80% asset test, FWAA used as a fair market value the fully diluted enterprise value of approximately $1.7 billion, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Merger Agreement. The enterprise value consists of an implied equity value of approximately $1.58 billion. In determining whether the enterprise value described above represents the fair market value of SmartRent, FWAA considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “The Merger Agreement” and the fact that the purchase price for SmartRent was the result of an arm’s length negotiation. As a result, FWAA concluded that the fair market value of the business acquired was significantly in excess of 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account).
Interests of FWAA’s Sponsor, Directors and Officers in the Business Combination
In considering the recommendation of the FWAA Board to vote in favor of approval of the proposals, stockholders should keep in mind that the Sponsor and FWAA’s directors and officers have interests in such proposals that are different from or in addition to (and which may conflict with) those of FWAA stockholders generally. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:
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If the Business Combination with SmartRent or another initial business combination is not consummated within the Completion Window, FWAA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the FWAA Board, dissolving and liquidating. In such event, the 8,481,000 Founder Shares held by the Sponsor and the 144,000 Founder Shares held by FWAA’s independent directors, would be worthless because the Sponsor and independent directors are not entitled to participate in any redemption or distribution from the Trust Account with respect to such shares. The Founder Shares held by the Sponsor had an aggregate market value of $103,468,200, and the 144,000 Founder Shares held by FWAA’s independent directors had an aggregate market value of $1,756,800, in each case based upon the closing price of $12.20 per share of Class A common stock on the Nasdaq on August 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

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The Sponsor purchased an aggregate of 1,047,500 Private Placement Shares from FWAA for an aggregate purchase price of $10.475 million (or $10.00 per share). This purchase took place on a private placement basis simultaneously with the consummation of the FWAA IPO. The purchase price for the payment of the Private Placement Shares by the Sponsor was funded through the issuance of equity interests in the Sponsor to a number of individuals and entities, including: (i) Stibel & Company, a company in which director Wisdom Lu serves as general partner, made a $1.5 million commitment; (ii) director Victor Coleman made a $75,000 commitment; (iii) Brendan Wallace, FWAA’s Chairman and Executive Officer, made a $2.8 million commitment: (iv) Andriy Mykhaylovskyy, FWAA’s director and Chief Financial Officer, made a $1.4 million commitment; (v) an affiliate of EE Capital (an entity in which director Angela Huang serves as Managing Director) made a $2.0 million commitment; and (vi) other Fifth Wall partners and employees committed the remaining funds. A portion of the proceeds FWAA received from the sale of the Private Placement Shares were placed in the Trust Account. The Private Placement Shares had an aggregate market value of $12,779,500 based upon the closing price of $12.20 per public share of Class A common stock on the Nasdaq on August 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The Private Placement Shares will become worthless if FWAA does not consummate a business combination within the Completion Window because the Sponsor is not entitled to participate in any redemption or distribution from the Trust Account with respect to such shares.

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Fifth Wall Fund II, a Fifth Wall Fund with approximately $503.0 million in committed capital, invested $10.0 million in the SmartRent Series C Preferred Stock financing on March 11, 2020 at a $340.0 million valuation, resulting in Fifth Wall Fund II’s current ownership of approximately 3% of SmartRent’s outstanding equity on a fully diluted basis. At a value of $10.00 per share for the post-closing combined company, the proposed business combination transaction would result in an approximate 5x step-up in valuation for SmartRent (post to pre basis) before taking into account full dilution from FWAA’s initial business combination and the PIPE Transaction. Therefore, following the transaction and assuming a $10.00 per share market value for the Post-Combination Company, Fifth Wall Fund II’s stake in SmartRent would have a value of approximately $50.0 million. The general partner of Fifth Wall Fund II has made a commitment to Fifth Wall Fund II and participates in a portion of such investment by Fifth Wall Fund II. Furthermore, assuming Fifth Wall Fund II’s performance has satisfied all the criteria under its waterfall such that its general partner would be entitled to take carried interest on subsequent distributions, Fifth Wall Fund II’s general partner would earn approximately $8.0 million of carried interest before taking into account fees, expenses or the performance of its other investments (i.e., 20% carried interest on the $40.0 million gain) in respect of a disposition of Fifth Wall Fund II’s stake in SmartRent at such value. Mr. Wallace and Mr. Mykhaylovskyy are beneficial owners of the general partner of Fifth Wall Fund II, and as such would be entitled to receive a share of profits of the general partner, including its investment in, and carried interest from, Fifth Wall Fund II.

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The Post-Combination Company shares to be received by Fifth Wall Fund II in exchange for its existing investment in SmartRent will only be subject to a six-month post-closing lock up, unlike the Founder Shares owned by the Sponsor, which are subject to more extensive contractual lock-ups. Fifth Wall Fund II may sell or otherwise transfer such shares at any time after expiration of the six-month post-closing lock up period.

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Ms. Huang, an FWAA director, is a Managing Director of EE Capital Pte. Ltd. (together with its affiliates, “EE Capital”). EE Capital is a limited partner in Fifth Wall Fund II, with a passive, limited partnership interest in Fifth Wall Fund II representing approximately 6% of Fifth Wall Fund II’s limited partnership interests. EE Capital and affiliated entities have additional aggregate committed capital in other Fifth Wall Funds and may make commitments to future investment funds managed by Fifth Wall from time to time. Light BCTO Ltd., which is an affiliate of EE Capital, also purchased an economic interest in the sponsor of Fifth Wall Acquisition Corp III, a SPAC sponsored by an affiliate of Fifth Wall (see Registration No. 333-255292 filed with the SEC on May 20, 2021). Furthermore, EE Capital and Fifth Wall are in active discussions regarding other potential investments or business ventures. EE Capital and such affiliated entities may be granted preferential terms in connection with any such future investments or other business ventures.

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Mr. Coleman, an FWAA director, is the Chief Executive Officer, President and Chairman of Hudson Pacific Properties, Inc. (“HPP”), a publicly-traded real estate investment trust with a portfolio of office and studio properties totaling nearly 20 million square feet, including land for development. As of April 19, 2021, HPP had an enterprise value of approximately $8.4 billion. HPP is a limited partner in Fifth Wall Fund II, with a limited partnership interest representing approximately 4% of Fifth Wall Fund II’s limited partnership interests. HPP and affiliated entities have additional aggregate committed capital in another Fifth Wall Fund, and may make commitments to future investment funds managed by Fifth Wall from time to time, and HPP and such affiliated entities may be granted preferential terms in connection with any such commitments.

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Completion of the proposed Business Combination may enhance Fifth Wall’s business reputation and better position it in connection with future business opportunities, including as it relates to raising future Fifth Wall Funds, accessing relationships with high-quality limited partners and strategic partners, developing other commercial relationships with other strategic partners and other firms in real estate or real estate related businesses, accessing investment opportunities for Fifth Wall Funds and sponsoring any future special purpose acquisition companies like FWAA. Fifth Wall is currently in active discussions relating to such opportunities and expects to do so in the future, and the proposed Business Combination may enhance Fifth Wall’s ability to execute on any such opportunities. In that regard, we note that affiliates of Fifth Wall are currently sponsoring two other special purpose acquisition companies, Fifth Wall Acquisition Corp. II (“FWAB”) and Fifth Wall Acquisition Corp. III (“FWAC”).

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Our director Alana Beard has been on the board of FWAB and FWAC since April 2021. Ms. Beard received founder shares from the sponsor of FWAC prior to FWAC’s initial public offering, and expects to receive founder shares from the sponsor of FWAB prior to FWAB’s initial public offering, in each case in an amount comparable to those received in FWAA.

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The PIPE Transaction includes financial and strategic investors, some of whom are limited partners in Fifth Wall Funds and investors who may make commitments to future Fifth Wall Funds, including on preferential terms. FWAA management’s role in identifying and allocating subscriptions in the PIPE Transaction (with the assistance of the placement agents) may enhance Fifth Wall’s future business relationships and opportunities with the investors in the PIPE Transaction, including in connection with capital raises by Fifth Wall Funds.

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Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business, with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. If FWAA consummates the Business Combination, on the other hand, the Post-Combination Company will be liable for all such claims.

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FWAA’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on FWAA’s behalf, such as identifying and investigating possible business targets and business combinations. However, if FWAA fails to consummate an initial business combination within the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, FWAA may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Completion Window.

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The Sponsor has agreed to certain transfer restrictions with respect to its Founder Shares, as follows: (i) 40% of its Founder Shares will be subject to a one year lock-up, and will be released from such lock-up if the closing price of FWAA Class A common stock equals or exceeds $12.00 for any 20 trading days in a 30-consecutive trading day period commencing 150 days after the Closing, (ii) 30% of its Founder Shares will be subject to a two year lock-up, and will be released from such lock-up if the closing price of FWAA Class A common stock equals or exceeds $15.00 for any 20 trading days in a 30-consecutive trading day period commencing after the first anniversary of the Closing and (iii) 30% of its Founder Shares will be subject to a three year lock-up, and will be released from such lock-up if the closing price of FWAA Class A common stock equals or exceeds $17.50 for any 20 trading days in a 30-consecutive trading day period commencing after the first anniversary of the Closing. If earlier, each of the foregoing lock-up periods would terminate on the date after the Closing on which FWAA completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of FWAA stockholders having the right to exchange their equity holdings in FWAA for cash, securities or other property.

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Subject to certain limited exceptions, the Private Placement Shares will not be transferable until 30 days following the completion of the Business Combination.

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The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

Interests of SmartRent’s Directors and Executive Officers in the Business Combination
In considering the approval, and recommendation of stockholder approval, by the SmartRent board of directors with respect to the Merger Agreement, SmartRent stockholders should keep in mind that SmartRent’s directors and officers have interests in the Merger Agreement that are different from or in addition to (and which may conflict with) those of SmartRent stockholders. The SmartRent board of directors was aware of such interests during its deliberations on the merits of the Business Combination. These interests include, among other things:
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Eric Feder is a member of SmartRent’s board of directors and is affiliated with Lennar Corporation, whose affiliate, LEN FW Investor, LLC, is a limited partner in Fifth Wall Fund II. Fifth Wall Fund II is an affiliate of the Sponsor and holds approximately 3% of the outstanding shares of capital stock of SmartRent.

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Certain of SmartRent’s directors and executive officers are expected to become directors and/or executive officers of the Post-Combination Company upon the closing of the Business Combination. Specifically, the following individuals who are currently executive officers of SmartRent are expected to become executive officers of the Post-Combination Company upon the closing of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Lucas Haldeman	Chief Executive Officer
Heather Auer	Senior Vice President, Human Resources
Demetrios Barnes	Chief Operating Officer
Isaiah DeRose-Wilson	Chief Technology Officer
CJ Edmonds	Chief Revenue Officer
Mitch Karren	Chief Product Officer
Jonathan Wolter	Chief Financial Officer

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The following individuals who are currently members of the SmartRent board of directors are expected to become members of the Post-Combination Company board of directors upon the closing of the Business Combination: Lucas Haldeman, Robert Best and Frederick Tuomi.

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Certain of SmartRent’s executive officers and directors as of the date of the Merger Agreement hold SmartRent stock options and SmartRent RSUs. The treatment of such stock options and RSUs in connection with the Business Combination is described in “The Merger Agreement — Treatment of SmartRent Equity Awards,” which description is incorporated by reference herein. The holding of such awards by such executive officers and directors as of July 20 , 2021 is set forth in the table below:

Executive Officers and Directors	SmartRent Stock Options		RSUs
	Vested	Unvested
Lucas Haldeman	419,958	523,830	100,000
Demetrios Barnes	279,972	25,452	60,000
Isaiah DeRose-Wilson	279,972	25,452	60,000
CJ Edmonds	32,664	59,564	225,000
Mitch Karren	279,972	25,452	60,000
Heather Auer	36,666	43,334	125,000
Frederick Tuomi	27,908	12,280	—

REGULATORY APPROVALS REQUIRED FOR THE BUSINESS COMBINATION
Completion of the Business Combination is subject to approval under the HSR Act. Each of SmartRent and FWAA has agreed to use their respective reasonable best efforts to take all actions to consummate and make effective the transactions contemplated by the Merger Agreement in the most expeditious manner practicable and to obtain in the most expeditious manner practicable all actions, waivers, consents, approvals, orders and authorizations necessary to be obtained from any third party or any governmental entity in order to complete the transactions contemplated by the Merger Agreement.
HSR Act
Under the HSR Act, and related rules, the transactions may not be completed until notifications have been filed with and certain information has been furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. SmartRent and FWAA filed Notification and Report Forms with the Antitrust Division and the FTC on May 19, 2021, and the 30-day waiting period expired at 11:59 p.m., New York City time, on June 18, 2021.
At any time before or after the completion of the Business Combination, the Antitrust Division, the FTC or foreign antitrust authorities could take action under the U.S. or foreign antitrust laws, including seeking to prevent the Business Combination, to rescind the Business Combination or to clear the Business Combination subject to the divestiture of assets of FWAA or SmartRent or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the transactions or permitting completion subject to the divestiture of assets of FWAA or SmartRent or other remedies. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the transactions on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.
There can be no assurances that the regulatory approvals discussed above will be received on a timely basis, or as to the ability of FWAA and SmartRent to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals.

ANTICIPATED ACCOUNTING TREATMENT
Under both the no redemption and maximum redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. SmartRent has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances: (i) SmartRent’s stockholders will have 72.5% of the voting power under the no redemption scenario and 82.0% of the voting power under the maximum redemption scenario; (ii) SmartRent will appoint the majority of the board of directors of the Post-Combination Company; (iii) SmartRent’s existing management will comprise the management of the Post-Combination Company; (iv) SmartRent will comprise the ongoing operations of the Post-Combination Company; (v) SmartRent is the larger entity based on historical revenues and business operations; and (vi) the Post-Combination Company will assume SmartRent’s name.
Under this method of accounting, FWAA will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of SmartRent issuing stock for the net assets of FWAA, accompanied by a recapitalization. The net assets of FWAA will be stated at historical cost, with no goodwill or other intangible assets recorded.

PUBLIC TRADING MARKETS
The FWAA Class A common stock is listed on the Nasdaq under the symbol “FWAA.” In connection with the Closing, we intend to apply to list the Post-Combination Company’s common stock on the NYSE under the symbol “SMRT.”

THE MERGER AGREEMENT
This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about FWAA or SmartRent. Such information can be found elsewhere in this proxy statement/prospectus.
Effects of the Business Combination
As a result of the Business Combination, Merger Sub will merge with and into SmartRent, with SmartRent surviving the Business Combination as a wholly owned subsidiary of FWAA. The Proposed Charter set forth as Annex B to this proxy statement/prospectus will be the charter of the Post-Combination Company. The parties will take all actions necessary so that the bylaws of the Post-Combination Company will be amended and restated to be as set forth as Annex C to this proxy statement/prospectus.
Merger Consideration; Treatment of SmartRent Equity Awards
Consideration; Conversion of Securities
As part of the Business Combination, SmartRent equityholders (including holders of warrants, options and RSUs) will receive 157,678,300 newly issued shares of FWAA Class A common stock. Assuming a value of $10.00 per FWAA Class A share, which is the price at which FWAA completed its initial public offering in February 2021, the aggregate merger consideration implies an aggregate equity value for SmartRent of approximately $1.58 billion.
Under the terms of the Merger Agreement, immediately prior to the Effective Time, SmartRent will cause each share of SmartRent preferred stock issued and outstanding to be automatically converted into a number of shares of SmartRent common stock in accordance with SmartRent’s charter.
At the Effective Time:
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each share of SmartRent common stock issued and outstanding immediately prior to the Closing (including shares of SmartRent common stock issued upon the preferred stock conversion prior to the Closing, but excluding shares owned by SmartRent or any of its direct or indirect wholly owned subsidiaries as treasury stock or by FWAA) will be cancelled and converted into the right to receive a number of shares of FWAA Class A common stock equal to the Exchange Ratio;

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each outstanding warrant to purchase SmartRent common stock, whether or not exercisable, will be converted into a warrant to purchase a number of shares of FWAA Class A common stock equal to the product of (x) the number of shares of SmartRent common stock underlying such SmartRent warrant immediately prior to the Closing and (y) the Exchange Ratio;

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each outstanding unvested SmartRent RSU will be converted into an RSU representing the right to receive a number of shares of FWAA Class A common stock equal to the product of (x) the number of shares of SmartRent common stock underlying such SmartRent RSU immediately prior to the Closing and (y) the Exchange Ratio; and

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each outstanding SmartRent stock option, whether vested or unvested, will be converted into an option to purchase a number of shares of FWAA Class A common stock equal to the product of (x) the number of shares of SmartRent common stock underlying such SmartRent stock option immediately prior to the Closing and (y) the Exchange Ratio, at an exercise price per share equal to (A) the exercise price per share of SmartRent common stock underlying such SmartRent stock option immediately prior to the Closing divided by (B) the Exchange Ratio.

The “Exchange Ratio” is the quotient of (x) the aggregate merger consideration of 157,678,300 shares of FWAA Class A common stock, divided by (y) the number of shares of SmartRent common stock and SmartRent preferred stock outstanding immediately prior to the Effective Time, expressed on a fully diluted and as-converted basis to SmartRent’s common stock using the treasury method of accounting, and including, without duplication, (i) the number of shares of SmartRent’s common stock issued or issuable in the preferred stock conversion, and the exercise of warrants (assuming that all warrants have been exercised), (ii) the aggregate number of shares issuable upon the exercise of all SmartRent options, whether vested or unvested, outstanding immediately prior to the Effective Time in accordance with their respective terms and (iii) the aggregate number of shares of common stock underlying SmartRent RSUs. Based on the number of shares of SmartRent capital stock outstanding and issuable upon the net exercise of all outstanding SmartRent warrants, RSUs, and stock options, in each case as of July 20, 2021, the estimated Exchange Ratio is approximately 4.8846.
The total percentage of shares of FWAA Class A common stock expected to be held by holders of SmartRent capital stock on a fully diluted basis upon the closing of the Business Combination is approximately 72.5%, assuming no FWAA public stockholder exercises redemption rights in connection with completion of the Business Combination.
Fractional Shares
No fractional shares of FWAA Class A common stock will be issued by virtue of the Business Combination or the other transactions contemplated by the Merger Agreement. Each person who would otherwise be entitled to a fraction of a share of FWAA Class A common stock (after aggregating all fractional shares of FWAA Class A common stock that otherwise would be received by such holder) will instead have issued to such person (i) one share of FWAA Class A common stock if the fractional share of FWAA Class A common stock such person would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of FWAA Class A common stock if the fractional share of FWAA Class A common stock such person would otherwise be entitled to is less than 0.50.
Ownership Allocation.
In connection with the Merger Agreement, SmartRent has prepared and delivered to FWAA a statement setting forth (i) the mailing addresses and email addresses for each SmartRent stockholder, (ii) the number of shares of SmartRent common stock (giving effect to the preferred stock conversion), SmartRent stock options, SmartRent warrants, and/or SmartRent RSUs held by each SmartRent stockholder, (iii) the portion of the merger consideration allocated to each SmartRent stockholder, (iv) with respect to each holder of SmartRent stock options, the number of shares of FWAA Class A common stock subject to, and the exercise price per share of FWAA Class A common stock of, each substitute option, (v) with respect to each holder of SmartRent warrants, the number of shares of FWAA Class A common stock subject to, and the exercise price per share of FWAA Class A common stock of, each substitute warrant and (vi) with respect to each holder of SmartRent RSUs, the number of shares of FWAA Class A common stock subject to each substitute RSU as of the Closing (the “Ownership Allocation”). At least three business days prior to the anticipated date of the Closing, SmartRent will update and deliver an updated Ownership Allocation and FWAA will be entitled to conclusively rely on the information in the Ownership Allocation in issuing the merger consideration to SmartRent stockholders and converting the SmartRent stock options, warrants, and RSUs into Post-Combination Company stock options, warrants, and RSUs.
Closing and Effective Time of the Business Combination
The Closing of the Business Combination will take place remotely at a time and date to be specified in writing by the parties to the Merger Agreement, no later than the second business day following the satisfaction or waiver of each of the conditions to Closing (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing) or at such other date, time or place as may be agreed by SmartRent and FWAA. See “— Conditions to the Business Combination” beginning on page 228 for a more complete description of the conditions that must be satisfied prior to the Closing.
On the closing date, SmartRent and FWAA will effect the Business Combination by filing a certificate of merger with the Secretary of State of the State of Delaware, and the Business Combination will become effective at the time the certificate of merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such other time as may be agreed by SmartRent and FWAA and specified in such certificate of merger. The time at which the Business Combination becomes effective is sometimes referred to in this proxy statement/prospectus as the “Effective Time.”
As of the date of this proxy statement/prospectus, SmartRent and FWAA expect that the Business Combination will be effective during the third quarter of 2021. However, there can be no assurance as to when or if the Business Combination will occur.
If the Business Combination is not completed by the Outside Date, the Merger Agreement may be terminated by either SmartRent or FWAA. See “— Termination” beginning on page 229 for a more complete description of the termination rights of the parties.
Covenants and Agreements
Conduct of SmartRent’s Business Prior to the Completion of the Business Combination
SmartRent agreed that, from the date of the Merger Agreement until the Closing or termination of the Merger Agreement, except as required by law, for certain actions permitted to be taken under the Merger Agreement in response to the COVID-19 pandemic, as consented to by FWAA or as otherwise set forth in the Merger Agreement, it will carry on its business in the ordinary course of business and use commercially reasonable efforts to maintain and preserve substantially intact its present business organization, keep available the services of its present officers and key employees and maintain and preserve the assets, properties, goodwill and relationships with customers, suppliers, partners, distributors, licensors, licensees, and others with which it has material business dealings.
In addition to the general covenants above, except as set forth in the Merger Agreement, SmartRent has agreed that from the date of the Merger Agreement until the Closing or termination of the Merger Agreement, it will not, and will not permit its subsidiaries to:
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abandon, dispose of, allow to lapse, transfer, sell, assign, or exclusively license or otherwise extend, amend or modify any existing or future intellectual property rights, other than in the ordinary course of business consistent with past practice;

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transfer or provide a copy of any source code to any person other than to current employees, contractors, and consultants of SmartRent or any subsidiary under current and enforceable confidentiality agreements;

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declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, or split, combine or reclassify any equity interest of SmartRent or its subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interest of SmartRent or its subsidiaries, except transactions in the ordinary course of business consistent with past practice between SmartRent and any wholly owned subsidiary of SmartRent or between wholly owned subsidiaries of SmartRent;

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purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or other equity interest of SmartRent or its subsidiaries, other than pursuant to contractual obligations in effect as of the date of the Merger Agreement or the net share settlement of any SmartRent stock options, warrants or RSUs;

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other than pursuant to contractual obligations in effect as of the date of the Merger Agreement and made available to FWAA, issue, deliver, sell, authorize, pledge or otherwise encumber, or subject to a lien (other than a permitted lien), or agree to any of the foregoing with respect to, any capital stock of SmartRent or its subsidiaries or any securities convertible into or exchangeable for capital stock of SmartRent or its subsidiaries (in each case, other than SmartRent stock options), or subscriptions, rights, warrants or options to acquire any capital stock of SmartRent or its subsidiaries or any securities convertible into or exchangeable for capital stock of SmartRent or its subsidiaries, or enter into other agreements or commitments of any character obligating it to issue, deliver or sell any such capital stock of SmartRent or its subsidiaries or convertible or exchangeable securities (in each case, other than SmartRent stock options);

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amend, supplement, restate or modify or otherwise terminate any of SmartRent or its subsidiaries’ charter or bylaws or SmartRent stockholder voting agreements;

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(A) merge, consolidate, combine or amalgamate SmartRent or its subsidiaries with any person or (B) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, except for acquisitions made or entered into that do not exceed $1.0 million individually or $2.5 million in the aggregate; provided that (i) financial statements of the acquired, merged or consolidated entity shall not be required to be included in this proxy statement/prospectus, and (ii) SmartRent survives any such acquisition, merger or consolidation;

•
enter into any joint ventures, strategic partnerships or alliances, or other arrangements or contracts that provide for exclusivity of territory or otherwise restrict SmartRent’s or any subsidiary’s ability to compete or to offer or sell any products or services to other persons, in each case, other than such arrangements made in the ordinary course of business consistent with past practice;

•
sell, lease, license, encumber or otherwise dispose of any material properties or assets, except the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of SmartRent;

•
except for incurrences of indebtedness by SmartRent or its subsidiaries (A) under existing credit facilities or (B) in connection with any acquisition not prohibited under the Merger Agreement, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SmartRent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•
other than in the ordinary course of business, (A) increase any benefits under any employee plan, (B) grant any severance or termination pay, (C) pay any special bonus or special remuneration, or increase the compensation payable or paid, whether conditionally or otherwise, to any person, whose annual compensation exceeds $200,000 in the aggregate, (D) enter into or adopt any new severance plan, or amend, modify, or alter in any material respect any employee benefit plan, (E) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider, (F) terminate any officer or employee of SmartRent and its subsidiaries whose total annual compensation exceeds or would exceed $200,000, (G) engage in or announce any employee layoffs, furloughs, reductions in force, or similar actions that could implicate WARN, or (H) waive or release any noncompetition, nonsolicitation, no-hire, nondisclosure, or other restrictive covenant obligation of any current or former director, officer or employee of SmartRent and its subsidiaries;

•
enter into any collective bargaining agreement;

•
release, assign, compromise, pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or action (whether or not commenced prior to the date of the Merger Agreement) other than the release, assignment, compromise, payment, discharge, settlement or satisfaction of any claims, liabilities, or obligations (A) in the ordinary course of business consistent with past practice, or (B) that are solely monetary in nature, do not individually exceed $500,000 and payments related to such settlements are made prior to the Closing;

•
waive the benefits of, agree to modify in any material manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which SmartRent or any of its subsidiaries is a party or of which SmartRent or any of its subsidiaries is a beneficiary, in each case, other than (A) with customers and other counterparties in the ordinary course of business consistent with past practice or (B) such waivers, modifications, or releases that would not be material to SmartRent and its subsidiaries, taken as a whole;

•
amend, modify or terminate any disclosed contract in a manner that is adverse to SmartRent (excluding, for the avoidance of doubt, any expiration of any disclosed contract pursuant to its terms), other than in the ordinary course of business;

•
except as required by legal requirements or GAAP, revalue any of its assets in any manner or make any change in accounting methods, principles or practices;

•
make, revoke, amend, or rescind any material tax elections, execute any waiver of restrictions on assessment or collection of any material amount of tax, commence, settle, or compromise any claim or assessment in respect of a material amount of taxes, or change any method of accounting with respect to a material item of income or loss, or annual accounting period, for tax purposes, prepare or file any material tax return in a manner inconsistent with past practice (except to the extent required by law), fail to pay any material amount of tax when due (including any material estimated tax payments), claim any material tax credits or defer any material tax payments under any of the 2021 Consolidated Appropriations Act, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), the Families First Coronavirus Response Act, Pub L. No. 116-127 (116th Cong.) (Mar. 18, 2020), as amended, the presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and any other similar U.S. federal, state, local, or non-U.S. law (collectively, “COVID Response Laws”), or administrative guidance that addresses the COVID-19 pandemic and associated economic downturn, or enter into any material tax sharing, tax allocation, tax receivable or tax indemnity agreement (other than certain customary, ordinary course agreements not primarily related to tax), grant any power of attorney with respect to taxes, or surrender any right to claim a material tax refund;

•
discontinue any material line of business or any material business operations of SmartRent and its subsidiaries;

•
enter into, amend, waive or terminate (other than terminations in accordance with their terms or as contemplated by the Merger Agreement) any agreements with affiliates;

•
authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any of SmartRent or its subsidiaries;

•
take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the transactions contemplated by the Merger Agreement from qualifying as a reorganization within the meaning of Section 368 of the Code; or

•
agree in writing or otherwise agree or commit to take any of the actions described above.

Conduct of FWAA’s Business Prior to the Completion of the Business Combination.
Each of FWAA and Merger Sub has agreed that, from the date of the Merger Agreement until the Closing or termination of the Merger Agreement, except as required by law, for certain actions permitted to be taken under the Merger Agreement in response to the COVID-19 pandemic, as consented to by SmartRent or as otherwise set forth in the Merger Agreement, it will carry on its business in the ordinary course of business.
In addition to the general covenants above, except as set forth in the Merger Agreement, each of FWAA and Merger Sub has agreed that from the date of the Merger Agreement until the Closing or termination of the Merger Agreement, it will not, and not permit its subsidiaries to:
•
declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, or split, combine or reclassify any equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interest;

•
purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or other equity interest of FWAA or Merger Sub, other than pursuant to contractual obligations in effect as of the date of the Merger Agreement;

•
other than pursuant to contractual obligations in effect as of the date of the Merger Agreement and made available to SmartRent, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any capital stock or any securities convertible into or exchangeable for capital stock, or subscriptions, rights, warrants or options to acquire any capital stock or any securities convertible into or exchangeable for capital stock, or enter into other agreements or commitments of any character obligating it to issue any such capital stock or convertible or exchangeable securities;

•
amend, supplement, restate or modify or otherwise terminate its charter or bylaws;

•
acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or enter into any joint ventures, strategic partnerships or alliances, or other arrangements;

•
except for funds borrowed from the Sponsor to meet its reasonable capital requirements necessary for the consummation of the Business Combination, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of FWAA, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•
except as required by law or GAAP, revalue any of its assets in any manner or make any change in accounting methods, principles or practices;

•
other than as required by law or as consistent with ordinary course practices, increase any benefits under any employee benefit plan, grant any severance or termination pay, pay any special bonus or special remuneration, or increase the compensation payable or paid, whether conditionally or otherwise, to any employee, director or officer of FWAA or Merger Sub, or enter into or adopt any new severance plan, or amend, modify, or alter in any material respect any employee benefit plan;

•
release, assign, compromise, pay, discharge, settle or satisfy any material claims, liabilities, obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or actions (whether or not commenced prior to the date of the Merger Agreement), other than the release, assignment, compromise, payment, discharge, settlement or satisfaction of any claims, liabilities, or obligations that are solely monetary in nature, do not individually exceed $500,000 and payments related to such settlements are made prior to the Closing;

•
make, revoke, amend, or rescind any material tax elections, execute any waiver of restrictions on assessment or collection of any material amount of tax, commence, settle, or compromise any claim or assessment in respect of a material amount of taxes, change any method of accounting with respect to a material item of income or loss, or annual accounting period, for tax purposes, prepare or file any material tax return in a manner inconsistent with past practice (except to the extent required by law), fail to pay any material tax when due (including any material estimated tax payments), claim any material tax credits or defer any material tax payments under any COVID-19 Response Law, enter into any material tax sharing, tax allocation, tax receivable or tax indemnity agreement (other than certain customary, ordinary course agreements not primarily related to tax), grant any power of attorney with respect to taxes, or surrender any right to claim a material tax refund;

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form or establish any subsidiary;

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enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other affiliates, other than the (i) payment of salary and benefits, (ii) payment of bonuses, and (iii) advancement of expenses, in each case as made in the ordinary course of business consistent with prior practice;

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amend the Investment Management Trust Agreement or any other agreement related to the Trust Account;

•
liquidate, dissolve, reorganize or otherwise wind up the business or operations of FWAA or Merger Sub;

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take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the transactions contemplated by the Merger Agreement from qualifying as a reorganization within the meaning of Section 368 of the Code; or

•
agree in writing or otherwise agree or commit to take any of the actions described above.

Trust Account Disbursement
Upon satisfaction or waiver of the conditions set forth under the heading “— Conditions to the Business Combination” and provision of notice to the trustee of the Trust Account (the “FWAA Trustee”) in accordance with and pursuant to the Investment Management Trust Agreement, at the Closing FWAA will cause the documents, opinions, and notices required to be delivered to the FWAA Trustee pursuant to the Investment Management Trust Agreement to be so delivered, including providing the FWAA Trustee a termination letter instructing the FWAA Trustee to distribute the Trust Account as follows: (a) to stockholders who elect to have their shares of FWAA Class A common stock redeemed for cash in accordance with the applicable provisions of FWAA’s Existing Charter, (b) to the payment of taxes due and payable prior to Closing, (c) to the payment of the unpaid transaction expenses of SmartRent as of the Closing, (d) to the payment of the unpaid transaction expenses of FWAA as of the Closing, and (e) to all other payments as mutually agreed upon by FWAA and SmartRent, with all funds remaining after the foregoing payments to be distributed to FWAA. Thereafter, the Trust Account will terminate in accordance with its terms.
HSR Act and Regulatory Approvals
SmartRent and FWAA have agreed to, as promptly as practicable, and in any event within 20 business days from the date of the Merger Agreement, each: (a) prepare and file the notification required of it under the HSR Act in connection with the Merger, and (b) promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such governmental authorities. SmartRent and FWAA additionally agreed to (i) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the transactions contemplated by the Merger Agreement and permit counsel to the other party an opportunity to review in advance (subject to appropriate redactions for confidentiality and attorney-client privilege concerns), and consider in good faith the views of such counsel in connection with, any proposed written communications by such party to any governmental authority concerning the transactions contemplated by the Merger Agreement, (ii) give the other prompt notice of the commencement of any action by or before any governmental authority with respect to such transactions and (iii) keep the other reasonably informed as to the status of any such action. SmartRent and FWAA further agreed to provide, to the extent permitted by the applicable governmental authority, the other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions with any governmental authority concerning or in connection with the transactions contemplated under the Merger Agreement; provided, neither SmartRent nor FWAA will extend any waiting period or comparable period under the HSR Act or enter into any agreement with any governmental authority without the written consent of the other. SmartRent and FWAA agreed that the filing fees with respect to the notifications required under the HSR Act will be borne equally by SmartRent and FWAA.
Proxy Solicitation
As soon as practicable after the registration statement of which this proxy statement/prospectus forms a part is declared effective under the Securities Act (the “SEC Approval Date”), FWAA has agreed to (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (ii) cause this proxy statement/prospectus to be distributed to FWAA’s stockholders, and (iii) hold the Special Meeting on a day not more than thirty (30) days after the date on which FWAA mails this proxy statement/prospectus to its stockholders. FWAA has agreed to use its reasonable best efforts to obtain the FWAA stockholder approval of the Business Combination Proposal, the Charter Proposal, and the Nasdaq Proposal.
FWAA has agreed that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting will not be affected by any change in the FWAA Board’s recommendation, and FWAA agreed to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the matters contemplated by this proxy statement/prospectus, regardless of whether or not any change in the FWAA Board’s recommendation has occurred. FWAA may only postpone or adjourn the Special Meeting (i) for the absence of a quorum, (ii) in order to solicit additional proxies from FWAA stockholders for the purposes of obtaining the FWAA stockholder approval, or (iii) with the consent of SmartRent, which will not be unreasonably withheld, conditioned, or delayed, provided that in the event of a postponement or adjournment, the Special Meeting must be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved. FWAA will not be required to convene or hold the Special Meeting at any time prior to the 20th business day following the mailing of this proxy statement/prospectus to FWAA stockholders.
As promptly as practicable after the SEC Approval Date, SmartRent has agreed to deliver the registration statement of which this proxy statement/prospectus forms a part to its stockholders and solicit the requisite approval of the Business Combination and the preferred stock conversion by way of a consent solicitation. SmartRent will, through its board of directors, recommend to the SmartRent stockholders that they provide such requisite approval and execute a written consent to vote all of the shares of SmartRent common stock and/or SmartRent preferred stock beneficially owned by such stockholders in favor of the adoption of the Merger Agreement and the approval of the Business Combination and transactions contemplated thereby. Promptly following the receipt of the written consent, SmartRent will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL.
Exclusivity
SmartRent.   From the date of the Merger Agreement until the earlier of the Closing or the termination of the Merger Agreement, SmartRent will not (and will not cause or permit any subsidiary or its or their affiliates or representatives to) solicit, initiate, facilitate, participate in, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any person relating to or that could reasonably be expected to lead to, or enter into or consummate any transaction relating to, (i) any merger, sale of SmartRent’s or its subsidiaries’ equity interests or a material portion of SmartRent or its subsidiaries’ assets, or a similar change in control transaction with respect to SmartRent or any of its subsidiaries or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction, in each case that would restrict, prohibit or inhibit SmartRent’s ability to consummate the Business Combination.
FWAA.   From the date of the Merger Agreement until the earlier of the Closing, or the termination of the Merger Agreement, FWAA and Merger Sub will not (and, subject to the last sentence of this paragraph, will not cause or permit their respective affiliates or representatives to) solicit, initiate, facilitate, participate in, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any person relating to or that could reasonably be expected to lead to, or enter into or consummate any transaction relating to (i) any merger, sale of the equity interests of FWAA or Merger Sub or a material portion of FWAA’s assets, or a similar change in control transaction with respect to FWAA or Merger Sub or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction, in each case that would restrict, prohibit or inhibit FWAA’s ability to consummate the Business Combination; provided, however, that if FWAA receives from a third party a bona fide acquisition proposal involving FWAA, then FWAA may engage in discussions with such person if the failure to do so would constitute a breach of the fiduciary duties of the FWAA Board under applicable law. The foregoing does not restrict FWAA’s affiliates (including affiliates of the Sponsor) in any way with respect to the pursuit of any transaction by such affiliates not related to SmartRent.
FWAA Nasdaq Listing
From the date of the Merger Agreement through the Closing, FWAA has agreed to use reasonable best efforts to keep the FWAA Class A common stock listed for trading on the NYSE or Nasdaq, as applicable. FWAA and SmartRent have agreed to use reasonable best efforts to ensure that there will be a sufficient number of round lot holders of FWAA Class A common stock following the Closing in satisfaction of applicable NYSE or Nasdaq listing rules, as applicable.

Indemnification and Directors’ and Officers’ Insurance
FWAA and SmartRent have agreed that following the Closing and prior to the sixth anniversary of the date of the Closing, all rights of the individuals who on or prior to the date of the Closing were directors, officers, managers, fiduciaries, agents or employees of SmartRent or FWAA (each, a “D&O Indemnified Party” and collectively, the “D&O Indemnified Parties”) to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the date of the Closing under applicable law or as provided in the charter, bylaws, or comparable organizational documents of SmartRent and FWAA, as applicable, as in effect on the date of the Merger Agreement, and any indemnification agreement, as in effect on the date of the Merger Agreement by and between a D&O Indemnified Party and SmartRent or FWAA, as applicable, will survive the date of the Closing and will continue in full force and effect against the Post-Combination Company in accordance with the terms of such agreement or document. Following the Closing and prior to the sixth anniversary of the date of the Closing, such rights will not be repealed, amended or otherwise modified in any manner that would adversely affect the rights of the D&O Indemnified Parties, unless such modification is required by law.
FWAA has agreed to purchase and maintain in effect, for a period of six years from the Effective Time, a prepaid insurance policy (i.e., “tail coverage”) which policy provides liability insurance coverage for the D&O Indemnified Parties of FWAA on no less favorable terms (including in amount and scope) as the policy or policies maintained by FWAA immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Business Combination.
SmartRent has agreed to purchase and maintain in effect, for a period of six years from the Effective Time, a prepaid insurance policy (i.e., “tail coverage”) which policy provides liability insurance coverage for the D&O Indemnified Parties of SmartRent on no less favorable terms (including in amount and scope) as the policy or policies maintained by SmartRent immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Business Combination.
Private Placements
FWAA has agreed to use its reasonable best efforts to take, or to cause to be taken, all actions required, or that it otherwise deems to be proper or advisable to complete the transactions contemplated by the Subscription Agreements on the terms described therein, including using reasonable best efforts to (i) comply with its obligations under the Subscription Agreements, (ii) maintain in effect the Subscription Agreements in accordance with the terms and conditions thereof, (iii) satisfy on a timely basis all conditions and covenants applicable to FWAA set forth in the applicable Subscription Agreements within its control, and (iv) consummate the PIPE Transaction when required pursuant to the Merger Agreement.
Other Covenants and Agreements
The Merger Agreement contains other covenants and agreements, including covenants related to:
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confidentiality and publicity relating to the Merger Agreement and the transactions contemplated thereby;

•
subject to the confidentiality agreement between SmartRent and FWAA, SmartRent (i) affording FWAA and its representatives reasonable access, during normal business hours, to SmartRent representatives and to the premises, properties, books, records (including tax records) and contracts of SmartRent and its subsidiaries, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable legal requirements and subject to certain conditions and exceptions and (ii) instructing its independent auditor to provide FWAA and its representatives reasonable access to all of the financial information used in the preparation of required financial statements and to reasonably cooperate with the preparation of financial statements or financial information for inclusion in this proxy statement/prospectus;

•
SmartRent delivering to FWAA certain financial information and audited and unaudited financial statements specified in the Merger Agreement;

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SmartRent and FWAA using reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Business Combination and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to accomplish the following: (a) the taking of all acts necessary to cause the conditions precedent set forth under the heading “— Conditions to the Business Combination” to be satisfied, (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from governmental authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with governmental authorities, if any) and the taking of all steps as may be necessary to avoid any action, (c) the obtaining of all consents, approvals or waivers from third parties, (d) the defending of any action challenging the Merger Agreement or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed and (e) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the transactions contemplated by the Merger Agreement;

•
FWAA, subject to the approval of the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal, adopting and causing to be filed, the Proposed Charter and adopting the Post-Combination Company’s bylaws in the form attached to this proxy statement/prospectus as Annex C;

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SmartRent and FWAA providing each other with prompt written notice of all actions commenced or threatened in writing against such party in connection with the Merger Agreement and the transactions contemplated thereby;

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SmartRent and FWAA cooperating on the preparation and efforts to make effective this proxy statement/prospectus;

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SmartRent and FWAA taking all necessary action such that (a) the FWAA Board at the Effective Time will consist of six directors, at least a majority of whom will meet the Nasdaq director independence requirements, (b) the persons as designated in accordance with the Merger Agreement are nominated and included for election as members of the FWAA Board in this proxy statement/prospectus and (c) certain specified persons are appointed as initial officers of FWAA immediately following the Effective Time;

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the payment of certain expenses by SmartRent and FWAA;

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SmartRent terminating certain agreements with affiliates;

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FWAA entering into the Registration Rights Agreement;

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FWAA approving and adopting the Equity Incentive Plan to be effective in connection with the Closing and filing a registration statement on Form S-8 relating to FWAA Class A common stock issuable pursuant to the Equity Incentive Plan;

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delivery of certificates by SmartRent to FWAA and FWAA to SmartRent related to certain closing matters;

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the waiver by SmartRent of any claims against the Trust Account;

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to the extent FWAA and SmartRent agree in good faith that the transactions contemplated by the Merger Agreement constitute a “change in control event” within the meaning of Section 280G of the Code, obtaining the requisite FWAA stockholder approval; and

•
certain tax matters.

Representations and Warranties
The Merger Agreement contains representations and warranties made by SmartRent to FWAA relating to a number of matters, including the following:
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corporate organization, qualification to do business, good standing and corporate power;

•
subsidiaries;

•
requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;

•
required governmental and regulatory consents necessary in connection with the Business Combination;

•
absence of conflicts with organizational documents, applicable laws or certain agreements and instruments as a result of entering into the Merger Agreement or consummating the Business Combination;

•
compliance with applicable law;

•
the capital structure of SmartRent, including shares authorized and outstanding as of the date of the Merger Agreement as well as stock options, warrants and RSUs outstanding as of the date of the Merger Agreement and the absence of further arrangements that obligate SmartRent to issue or sell shares in the future, and information relating to SmartRent’s subsidiaries;

•
financial information and absence of undisclosed liabilities;

•
absence of a Material Adverse Effect with respect to SmartRent since December 31, 2020 and absence of certain other changes with respect to SmartRent;

•
condition and suffeciency of assets;

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real property;

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intellectual property and information systems;

•
data privacy;

•
permits;

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tax matters;

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employee benefits matters;

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labor matters;

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environmental matters;

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material contracts;

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customers and suppliers;

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affiliate transactions;

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litigation;

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insurance;

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broker’s and finder’s fees related to the Business Combination;

•
anti-corruption matters;

•
determination of SmartRent’s board of directors that the Business Combination is fair to, and in the best interests of, SmartRent and its stockholders, and resolution to recommend approval and adoption of the Merger Agreement to its stockholders;

•
the required affirmative vote for the approval and adoption of the Merger Agreement, the approval of the Business Combination and the approval of the preferred stock conversion by the SmartRent stockholders; and

•
exclusivity of representations.

Certain of these representations and warranties are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” with respect to SmartRent means any change, event, occurrence or effect, individually or when aggregated with other changes, events, occurrences or effects, that has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), assets, liabilities, business, or results of operations of SmartRent and its subsidiaries, taken as a whole, or (b) the ability of SmartRent and its subsidiaries to timely perform any of its or their respective covenants or obligations under the Merger Agreement or certain ancillary agreements or to complete the transactions contemplated by the Merger Agreement; provided that, in the case of clause (a) only, no change, event, occurrence or effect to the extent resulting from or arising out of any of the following will be deemed to constitute a Material Adverse Effect or be taken into account in determining whether there has been a Material Adverse Effect with respect to SmartRent: (i) changes in general U.S. or global economic conditions, including changes in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (ii) changes in applicable legal requirements, GAAP, or authoritative interpretations thereof, in each case, first introduced after the date of the Merger Agreement, (iii) acts of war, sabotage, terrorism, natural or man-made disasters, epidemics, pandemics (including COVID-19), or acts of God, (iv) changes attributable to the public announcement of the transactions contemplated by the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exception in this clause (iv) does not apply to the representations and warranties related to conflicts with organizational documents, applicable laws or certain agreements and instruments to the extent that its purpose is to address the consequences resulting from the public announcement of the Merger or the conditions described in the fifth bullet point under the heading “— Conditions to the Business Combination — Conditions to Obligations of FWAA” to the extent it relates to such representations and warranties), (v) certain actions taken in connection with or in response to COVID-19, (vi) any failure, in and of itself, to meet any projections after the date of the Merger Agreement (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition) or (vii) any action expressly required to be taken or expressly required to be omitted to be taken pursuant to the Merger Agreement (except for covenants related to the operation of business by SmartRent prior to the Closing); provided, however, in the case of clauses (i) through (iii) and (v), in the event that SmartRent and its subsidiaries, taken as a whole, are materially and disproportionately affected by such change, event, occurrence or effect relative to other participants in the business and industries in which they operate to the extent such change, event, effect, development or occurrence has a disproportionate effect on SmartRent and its subsidiaries, taken as a whole, relative to other participants in the business and industries in which they operate.
The Merger Agreement also contains representations and warranties made by FWAA to SmartRent relating to a number of matters, including the following:
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corporate organization, qualification to do business, good standing and corporate power;

•
subsidiaries;

•
requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;

•
required governmental and regulatory consents necessary in connection with the Business Combination;

•
absence of conflicts with organizational documents, applicable laws or certain agreements and instruments as a result of entering into the Merger Agreement or consummating the Business Combination;

•
compliance with applicable law;

•
the capital structure of FWAA, including shares authorized and outstanding as of the date of the Merger Agreement, and the absence of further arrangements that obligate FWAA to issue or sell shares in the future, and information relating to FWAA’s subsidiaries;

•
proper filing of documents with the SEC, the accuracy of information contained in the documents filed with the SEC and Sarbanes-Oxley certifications, and financial information;

•
absence of a Material Adverse Effect with respect to FWAA since February 4, 2021 and absence of certain other changes with respect to FWAA;

•
the Investment Management Trust Agreement and the Trust Account;

•
real property and personal property;

•
intellectual property;

•
tax matters;

•
employment and employee benefit matters;

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material contracts;

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affiliate transactions;

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litigation;

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the Nasdaq stock market quotation;

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broker’s and finder’s fees related to the Business Combination;

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absence of business activities;

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determination of FWAA’s and Merger Sub’s board of directors that the Merger Agreement and the other agreements and transactions contemplated thereby, including the Business Combination and the PIPE Transaction, are advisable and fair to, and in the best interests of, FWAA and its stockholders, and resolution to recommend the approval and adoption of the Merger Agreement to FWAA stockholders; and

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exclusivity of representations.

Certain of these representations and warranties are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” with respect to FWAA means any change, event, occurrence or effect, individually or when aggregated with other changes, events, occurrences or effects, that has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), assets, liabilities, business, or results of operations of FWAA and Merger Sub, taken as a whole (provided, that with respect to this clause (a), no change, event, occurrence or effect to the extent resulting from or arising out of any of the changes, events, occurrences or effects described in clauses (i) through (vii) of the definition of Material Adverse Effect with respect to SmartRent as described above (which will apply as to FWAA, mutatis mutandis) will be deemed to constitute a Material Adverse Effect with respect to FWAA or be taken into account in determining whether there has been a Material Adverse Effect with respect to FWAA), or (b) the ability of FWAA and Merger Sub to timely complete the transactions contemplated by the Merger Agreement.
The representations and warranties in the Merger Agreement do not survive the Effective Time and, as described below under “— Termination,” if the Merger Agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the Merger Agreement, unless a party willfully and intentionally breached any covenant or agreement set forth in the Merger Agreement occurring prior to such termination, or committed actual fraud in connection with such party’s representations and warranties set forth in the Merger Agreement.
This summary and the copy of the Merger Agreement attached to this proxy statement/prospectus as Annex A are included solely to provide investors with information regarding the terms of the Merger Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties by SmartRent and FWAA, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement, and in reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of SmartRent, FWAA or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.
Conditions to the Business Combination
Conditions to Each Party’s Obligations.   The respective obligations of each of FWAA, SmartRent and Merger Sub to complete the Business Combination are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
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all applicable waiting periods under the HSR Act in respect of the transactions contemplated by the Merger Agreement will have expired or been terminated;

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no writ, order, judgment, injunction, settlement, decision, determination, award, ruling, subpoena, verdict or decree will be in effect by any governmental authority prohibiting the consummation of the transactions contemplated by the Merger Agreement;

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the approval of SmartRent stockholders of the Business Combination and the preferred stock conversion will have been obtained;

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the approval by FWAA stockholders of the Business Combination Proposal, the Charter Proposal, and the Nasdaq Proposal will have been obtained;

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the approval for listing on the NYSE or Nasdaq of FWAA Class A common stock as of the date of the Closing, subject only to the requirement to have a sufficient number of round lot holders pursuant to the NYSE or Nasdaq listing rules, as applicable;

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the registration statement of which this proxy statement/prospectus forms a part will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and remain pending; and

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FWAA will have at least $5,000,001 of net tangible assets as of the date of the Closing (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

Conditions to Obligations of FWAA.   The obligation of FWAA to complete the Business Combination is also subject to the satisfaction or waiver by FWAA of the following conditions:
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the representation and warranty of SmartRent related to SmartRent’s capital structure must be true and correct as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct as of such particular date or period of time) in all but de minimis respects;

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each of the representations and warranties of SmartRent related to organization and qualification, subsidiaries, power and authorization, authorization of governmental authorities, non-contravention and brokers must be true and correct in all material respects as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct in all material respects as of such particular date or period of time);

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all other representations and warranties of SmartRent must be true and correct as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct as of such particular date or period of time), excluding any qualifications as to materiality or Material Adverse Effect therein, except where any failures of any such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SmartRent;
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each of the covenants of SmartRent to be performed or complied with as of or prior to the Closing must have been performed or complied with in all material respects;

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the receipt by FWAA of a certificate signed by an executive officer of SmartRent certifying as to the satisfaction of certain closing conditions;

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the receipt by FWAA of a certificate of good standing of SmartRent from its jurisdiction of incorporation or formation; and

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no Material Adverse Effect with respect to SmartRent shall have occurred.

Conditions to Obligations of SmartRent.   The obligation of SmartRent to complete the Business Combination is also subject to the satisfaction or waiver by SmartRent of the following conditions:
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the representation and warranty of FWAA and Merger Sub related to FWAA’s capital structure must be true and correct as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct as of such particular date or period of time) in all but de minimis respects;

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each of the representations and warranties of FWAA and Merger Sub related to organization and qualification, subsidiaries, power and authorization, authorization of governmental authorities, non-contravention and brokers must be true and correct in all material respects as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct in all material respects as of such particular date or period of time);

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all other representations and warranties of FWAA and Merger Sub must be true and correct as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct as of such particular date or period of time), excluding any qualifications as to materiality or Material Adverse Effect therein, except where any failures of any such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FWAA;

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each of the covenants of FWAA and Merger Sub to be performed or complied with as of or prior to the Closing must have been performed or complied with in all material respects;

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the receipt by SmartRent of a certificate signed by an executive officer of FWAA on behalf of FWAA and Merger Sub certifying as to the satisfaction of certain closing conditions;

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there shall not have been a material adverse effect with respect to FWAA;

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the receipt by SmartRent of certificates of good standing of FWAA and Merger Sub from their jurisdiction of incorporation or formation; and

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FWAA must have funds contained in the Trust Account (net of the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of FWAA Class A common stock), together with the cash proceeds anticipated from the Subscription Agreements, equal to or in excess of $250.0 million (without, for the avoidance of doubt, taking into account any transaction expenses).

Termination
The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of the Merger Agreement by SmartRent’s stockholders or approval of the proposals required to effect the Business Combination by FWAA’s stockholders.
Mutual Termination Rights
The Merger Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to Closing:
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by mutual written consent of SmartRent and FWAA;

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by written notice from either SmartRent or FWAA to the other if the merger is not consummated by 5:00 p.m. Eastern Time on the Outside Date of the eight month anniversary of the Merger Agreement execution; provided that if the Business Combination Proposal, the Charter Proposal, and the Nasdaq Proposal are approved prior to the Outside Date, then the Outside Date will be automatically extended by an additional 30 days; and provided further that such right to terminate will not be available to any party that is in material breach of its obligations under the Merger Agreement such that the closing conditions to the consummation of the Business Combination related to the accuracy of such party’s representations and warranties and covenant performance would not be satisfied;

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by written notice from either SmartRent or FWAA to the other if the Special Meeting has concluded (including any adjournment or postponement thereof) and any of the Business Combination Proposal, the Charter Proposal, or the Nasdaq Proposal is not approved is not approved or adopted by the requisite vote of FWAA stockholders; or

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by written notice from either SmartRent or FWAA to the other if the consummation of the Business Combination is permanently restrained, enjoined or otherwise prohibited by the issuance of a final, non-appealable governmental order or similar action taken by a governmental authority with competent jurisdiction; provided, that such right to terminate will not be available to a party whose action or failure to perform or comply with its obligations constitutes a breach of the Merger Agreement and causes such governmental order or similar action.

SmartRent Termination Rights
The Merger Agreement may be terminated at any time prior to the Closing, by written notice to FWAA from SmartRent if there is any breach of any representation, warranty, covenant or agreement on the part of FWAA set forth in the Merger Agreement, such that the conditions described in the first four bullet points under the heading “— Conditions to the Business Combination — Conditions to Obligations of SmartRent” would not be satisfied at the Closing, except that, if any such breach is curable by FWAA prior to the Closing, then SmartRent may not terminate the Merger Agreement for a period of 30 days after its delivery of written notice of such breach; provided, that such right to terminate will not be available if SmartRent is in breach in any material respect of its obligations under the Merger Agreement.
FWAA Termination Rights
The Merger Agreement may be terminated at any time prior to the Closing, by written notice to SmartRent from FWAA (a) if SmartRent has not received the requisite SmartRent stockholder approval of the Business Combination within 15 days following the effective date of the registration statement of which this proxy statement/prospectus forms a part, or (b) if there is any breach of any representation, warranty, covenant or agreement on the part of SmartRent set forth in the Merger Agreement, such that the conditions described in the first four bullet points under the heading “— Conditions to the Business Combination — Conditions to Obligations of FWAA” would not be satisfied at the Closing, except that, if any such breach is curable by SmartRent prior to the Closing, then FWAA may not terminate the Merger Agreement for a period of 30 days after its delivery of written notice of such breach; provided, that such right to terminate will not be available if FWAA is in breach in any material respect of its obligations under the Merger Agreement.
Effect of Termination
In the event of the termination of the Merger Agreement pursuant to the termination provisions set forth in the above section, the Merger Agreement will be of no further force or effect and the Business Combination will be abandoned, with no liability to any person on the part of any party (or any of its representatives or affiliates); provided, however, and notwithstanding anything in the Merger Agreement to the contrary, (a) no such termination will relieve any party of any liability or damages to any other party resulting from (i) any willful and intentional breach of any covenant or agreement set forth in the Merger Agreement occurring prior to such termination or (ii) such party’s actual fraud in connection with such party’s representations and warranties set forth in the Merger Agreement and (b) certain provisions, including those relating to confidentiality, payment of expenses, and the Trust Account, will continue in effect notwithstanding the termination of the Merger Agreement.
None of the parties to the Merger Agreement is required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Merger Agreement.
Amendments
Any provision of the Merger Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment or modification, by both FWAA and SmartRent, or in the case of a waiver, by the party against whom the waiver is to be effective.
Specific Performance
The parties to the Merger Agreement agree that they will be entitled to enforce specifically the terms and provisions of the Merger Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of the Merger Agreement without necessity of posting a bond or other form of security. In the event that any proceeding should be brought in equity to enforce the provisions of the Merger Agreement, no party will oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.
Stock Market Listing
Application will be made by FWAA to have the shares of FWAA Class A common stock to be issued in the Business Combination approved for listing on the NYSE. It is a condition to the obligations of SmartRent to complete the Business Combination that such approval is obtained, subject only to the requirement to have a sufficient number of round lot holders pursuant to the NYSE or Nasdaq listing rules, as applicable.
Fees and Expenses
Except as otherwise provided in the Merger Agreement and whether or not the transactions contemplated by the Merger Agreement are consummated, each party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with the preparation and execution of the Merger Agreement and the related transaction documents and the compliance therewith and the transactions contemplated thereby; provided, that (a) if the Merger Agreement is terminated in accordance with its terms, SmartRent will pay, or cause to be paid, certain transaction expenses of SmartRent and its subsidiaries and FWAA will pay, or cause to be paid, certain transaction expenses of FWAA, and (b) if the Closing occurs, then FWAA will make, or cause to be made, the payments described under the heading “— Trust Account Disbursements” ; provided, that any unpaid transaction expenses of SmartRent or its subsidiaries due to current or former employees, independent contractors, officers, or directors of the SmartRent or its subsidiaries will be paid SmartRent for further payment to such employee, independent contractor, officer or director.

OTHER AGREEMENTS
Lock-up Agreement
Concurrently with the execution of the Merger Agreement, SmartRent Holders entered into Lock-Up Agreements with SmartRent and FWAA. Pursuant to the Lock-up Agreements, SmartRent Holders agreed, among other things, that their shares received as merger consideration may not be transferred until the earlier to occur of (i) six months following Closing and (ii) the date after the Closing on which FWAA completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of FWAA stockholders having the right to exchange their equity holdings in FWAA for cash, securities or other property. By Closing, FWAA and SmartRent expect all existing SmartRent stockholders to be party to the Lock-Up Agreements (subjecting their shares to a six-month lock-up period post-closing). The form of Lock-up Agreement is attached to this proxy statement/prospectus as Annex I.
Sponsor Agreement
Concurrently with the execution of the Merger Agreement, Sponsor, FWAA and SmartRent and FWAA’s independent directors (the “Sponsor Agreement Parties”) entered into the Sponsor Agreement whereby the Sponsor and such holders of Founder Shares have agreed to waive certain of their anti-dilution and conversion rights with respect to their Founder Shares. The Sponsor also agreed not to transfer, assign or sell its Founder Shares subject to the following conditions:
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3,450,000 of such outstanding Founder Shares held by the Sponsor will remain restricted from transfer until the earlier of (A) the first anniversary of the completion of the Business Combination; provided, that, if the closing price of the Post-Combination Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-consecutive trading day period commencing at least 150 days after the completion of the Business Combination, the Founder Shares will be released from the lock-up and (B) the date on which the Post-Combination Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Post-Combination Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property;

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2,587,500 of such outstanding Founder Shares held by the Sponsor will remain restricted from transfer until the earlier of (A) the second anniversary of the completion of the Business Combination; provided, that, if the closing price of the Post-Combination Company’s Class A common stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-consecutive trading day period commencing any time after the first anniversary of the completion of the Business Combination, the Founder Shares will be released from the lock-up and (B) the date on which the Post-Combination Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Post-Combination Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property; and

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2,587,500 of such outstanding Founder Shares held by the Sponsor will remain restricted from transfer until the earlier of (A) the third anniversary of the completion of the Business Combination; provided, that, if the closing price of the Post-Combination Company’s Class A common stock equals or exceeds $17.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-consecutive trading day period commencing any time after the first anniversary of the completion of the Business Combination, the Founder Shares will be released from the lock-up and (B) the date on which the Post-Combination Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Post-Combination Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Support Agreement
Concurrently with the execution of the Merger Agreement, FWAA, SmartRent and the Supporting SmartRent Stockholders entered into the Support Agreement. The Support Agreement provides that each

Supporting SmartRent Stockholder will, among other things, vote at any meeting of the stockholders of SmartRent or by written consent all of its SmartRent common stock and/or SmartRent preferred stock, as applicable, held of record or thereafter acquired (i) in favor of the Business Combination and the transactions contemplated by the Merger Agreement (including the conversion of outstanding shares of preferred stock into SmartRent common stock immediately prior to the Closing), (ii) in favor of any proposal to adjourn a meeting of the SmartRent stockholders at which there is a proposal to adopt the Merger Agreement if there are insufficient votes to adopt the proposals described in clause (i) above or if there are insufficient shares of SmartRent’s common stock and preferred stock present in person or represented by proxy to constitute a quorum, (iii) against any proposal, offer, or submission with respect to a competing transaction, (iv) in any other circumstances upon which a consent or other approval is required under SmartRent’s Second Amended and Restated Certificate of Incorporation or otherwise sought with respect to the Merger Agreement (including the Business Combination and the preferred stock conversion), to vote, consent or approve all of such stockholder’s SmartRent shares held at such time in favor thereof, (v) against and withhold consent with respect to any merger, purchase of all or substantially all of SmartRent’s assets or other business combination transaction (other than the Merger Agreement) and (vi) against any proposal, action or agreement that would impede, frustrate, prevent or nullify any provision of the Support Agreement, the Merger Agreement, the Business Combination or the preferred stock conversion; and to be bound by certain transfer restrictions with respect to SmartRent securities, in each case, on the terms and subject to the conditions set forth in the Support Agreement. The shares of SmartRent capital stock that are owned by the Supporting SmartRent Stockholders and subject to the Support Agreement represent approximately 57.1% of the outstanding shares of SmartRent common stock and approximately 78.3% of the outstanding shares of SmartRent preferred stock. The execution and delivery of written consents by all of the Supporting SmartRent Stockholders will constitute the SmartRent stockholder approval at the time of such delivery.
Subscription Agreements
Concurrently with the execution of the Merger Agreement, FWAA entered into Subscription Agreements with the Subscribers in the form attached to this proxy statement/prospectus as Annex F, pursuant to which the Subscribers have agreed to subscribe for and purchase, and FWAA has agreed to issue and sell to the Subscribers, an aggregate of 15,500,000 shares of FWAA Class A common stock, for a purchase price of $10.00 per share and at an aggregate purchase price of $155.0 million concurrent with the Closing, on the terms and subject to the conditions set forth therein. The Subscription Agreements also contain customary representations and warranties of FWAA and the Subscribers, and customary conditions to Closing, including the consummation of the transactions contemplated by the Merger Agreement. Each Subscription Agreement will terminate and be void and of no further force and effect upon the earliest to occur of (i) such date and time the Merger Agreement is terminated in accordance with its terms, (ii) upon mutual written agreement of FWAA and each applicable Subscriber, (iii) if certain conditions to Closing are not satisfied on or prior to the Closing and, as a result thereof, the transactions contemplated by each Subscription Agreement are not consummated at the Closing and (iv) December 21, 2021 if the Business Combination is not consummated by that date. The shares of Class A common stock to be issued and sold to the Subscribers pursuant to the Subscription Agreements will not be registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Each Subscription Agreement provides that FWAA will grant the Subscribers certain customary registration rights.
If the 15,500,000 shares of FWAA Class A common stock to be issued to the Subscribers simultaneously with the consummation of the Business Combination were currently outstanding, such shares would have an aggregate market value of $189,100,000 based upon the closing price of $12.20 per share of Class A common stock on the Nasdaq on August 5, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, FWAA, Sponsor and certain stockholders of SmartRent will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, FWAA will agree to register for resale, pursuant to

Rule 415 under the Securities Act, shares of FWAA Class A common stock that are held by the parties thereto from time to time. Pursuant to the Registration Rights Agreement, FWAA agrees to file a shelf registration statement registering the resale of the Class A common stock within 45 days of the Closing of the Business Combination. Up to twice in any 12-month period, certain legacy SmartRent stockholders and Sponsor stockholders may request to sell all or any portion of their Registrable Securities (as defined in the Registration Rights Agreement) in an underwritten offering so long as the total offering price is reasonably expected to exceed $50.0 million. FWAA also agrees to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that FWAA will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.
Amended and Restated Bylaws
Pursuant to the terms of the Merger Agreement, in connection with the consummation of the Business Combination, FWAA will amend and restate its bylaws. For more information regarding the rights of SmartRent stockholders under the Post-Combination Company’s bylaws, see “Comparison of Stockholders’ Rights.”
Proposed Charter Amendment
Pursuant to the terms of the Merger Agreement, in connection with the consummation of the Business Combination, FWAA will amend the Existing Charter to (a) increase the number of authorized shares of FWAA’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (i) 100,000,000 shares of the Class A common stock and 10,000,000 shares of the Class B common stock, and (ii) 1,000,000 shares of preferred stock, to 550,000,000 shares, consisting of (i) 500,000,000 shares of Class A common stock and (ii) 50,000,000 shares of preferred stock, (b) eliminate certain provisions in the Existing Charter relating to the Class B common stock, the initial business combination and other matters relating to FWAA’s status as a blank-check company that will no longer be applicable to us following the Closing, and (c) approve and adopt any other changes contained in the Proposed Charter, a copy of which is attached as Annex B to this proxy statement/prospectus. In addition, we will amend the Existing Charter to change the name of the corporation to “SmartRent, Inc.”
For more information, see the section entitled “Proposal Number 2 — The Charter Proposal.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of (i) the material U.S. federal income tax considerations with respect to the exercise by holders of Public Shares of their redemption rights in connection with the Business Combination and (ii) the material U.S. federal income tax consequences for holders of SmartRent common stock that exchange, pursuant to the Business Combination, their SmartRent common stock for FWAA Class A common stock. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Department of the Treasury (“Treasury”) regulations promulgated thereunder, judicial authority and administrative rulings, in each case effective as of the date hereof. These authorities are subject to change, possibly with retroactive effect, or different interpretations. Any such change could alter the tax considerations for holders of Public Shares as described herein. No ruling from the IRS, has been or will be sought regarding any tax matter discussed herein. The discussion below does not address any aspects of U.S. taxation other than U.S. federal income taxation, and as such does not address any state, local or foreign tax consequences or any estate, gift or other non-income tax consequences of a redemption of Public Shares. This discussion does not address any tax considerations for holders of Founder Shares.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Public Shares or SmartRent common stock, as applicable, that is:
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an individual citizen or resident of the United States for U.S. federal income tax purposes;

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a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Public Shares or SmartRent common stock, as applicable, (other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Public Shares or SmartRent common stock, as applicable, the tax treatment of a partner (or person treated as a partner) in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Public Shares or SmartRent common stock, as applicable, and the partners (and persons treated as partners) in a partnership holding Public Shares or SmartRent common stock, as applicable, should consult their tax advisors regarding the tax consequences to them of a redemption of Public Shares or SmartRent common stock, as applicable.
ALL HOLDERS OF PUBLIC SHARES AND SMARTRENT COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS WITH RESPECT TO A REDEMPTION OF PUBLIC SHARES OR THE BUSINESS COMBINATION, AS APPLICABLE, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.
U.S. Federal Income Tax Considerations for Holders of Public Shares
This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of Public Shares in light of their particular facts and circumstances. This discussion applies only to holders that hold their Public Shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations relevant to the particular circumstances of holders of Public Shares, including the impact of the Medicare contribution tax on net investment income, the Foreign Account Tax Compliance Act or the alternative minimum tax. In addition, this discussion does not apply to holders of Public Shares that are subject to special rules (including, without limitation, banks or other financial institutions; dealers or brokers in stocks and securities or currencies; traders in securities that elect to apply a mark-to-market method of accounting; insurance companies; tax-exempt entities; entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein); subchapter S corporations (and investors therein); retirement plans, individual retirement accounts or other tax-deferred accounts; real estate investment trusts; regulated investment companies; mutual funds; controlled foreign corporations; passive foreign investment companies; certain former citizens or former long-term residents of the United States; U.S. Holders having a functional currency other than the U.S. dollar; holders who hold shares of Public Shares as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction; holders who own (or are deemed to own) 5% or more of the outstanding stock of FWAA; and holders who acquired (or will acquire) their Public Shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan).
Material Tax Considerations with respect to a Redemption of Public Shares
Tax Considerations for U.S. Holders
The discussion below applies to you if you are a “U.S. Holder” (as defined above) of Public Shares that exercises the redemption rights described above under “FWAA’s Special Meeting of Stockholders — Redemption Rights” with respect to your Public Shares.
Treatment of Redemption
The treatment of a redemption of your Public Shares for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Public Shares under Section 302(b) of the Code. If the redemption qualifies as a sale or exchange of the Public Shares, you will recognize gain or loss as described below under “— Gain or Loss on Redemptions Treated as a Sale of Public Shares.” If the redemption does not qualify as a sale or exchange of Public Shares, you will be treated as receiving a corporate distribution subject to tax as described below under “— Taxation of Redemptions Treated as Distributions.” Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of Public Shares treated as held by you (including shares constructively held by you) relative to all of the Public Shares outstanding both before and after the redemption. The redemption of Public Shares generally will be treated as a sale or exchange of the Public Shares (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of your interest in FWAA, (ii) is “not essentially equivalent to a dividend” with respect to you or (iii) is a “substantially disproportionate redemption” with respect to you. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, you must take into account not only Public Shares actually owned by you, but also any Public Shares that are constructively owned by you. You may constructively own, in addition to shares owned directly, Public Shares owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any Public Shares you have a right to acquire by exercise of an option. The application of these rules generally takes into account transactions that occur contemporaneously with the redemption, including any issuances of Public Shares made in connection with the Business Combination. There will be a complete termination of your interest if either (i) all of the Public Shares actually and constructively owned by you are redeemed or (ii) all of the Public Shares actually owned by you are redeemed and you are eligible to waive, and do effectively waive in accordance with specific rules, the attribution of shares owned by certain family members and you do not constructively own any other Public Shares. The redemption of Public Shares will not be essentially equivalent to a dividend if your redemption results in a “meaningful reduction” of your proportionate interest in FWAA. Whether the redemption will result in a meaningful reduction in your proportionate interest in FWAA will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction.” In order to meet the “substantially disproportionate” test, the percentage of outstanding FWAA voting stock actually and constructively owned by you immediately following the redemption of the Public Shares must, among other requirements, be less than 80% of the percentage of the outstanding FWAA voting stock actually and constructively owned by you immediately before the redemption. You are urged to consult with your tax advisor as to the tax consequences of a redemption.
If none of the foregoing tests is satisfied, then the redemption proceeds will be treated as a corporate distribution and the tax effects will be as described under “— Taxation of Redemptions Treated as Distributions” below. After the application of those rules, any remaining tax basis you have in the redeemed Public Shares will be added to your adjusted tax basis in your remaining Public Shares, or, if you have none, possibly to the tax basis of other Public Shares constructively owned by you.
Taxation of Redemptions Treated as Distributions
If the redemption of your Public Shares does not qualify as a sale or exchange of Public Shares, you will be treated as receiving a distribution from FWAA. You generally will be required to include in gross income as dividends the amount of proceeds received in connection with such a redemption to the extent the distribution is paid out of FWAA’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your adjusted tax basis in your shares (but not below zero), with any remaining excess treated as gain realized from the sale or exchange of such shares as described below under “— Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares.”
If you are a corporate U.S. Holder, dividends paid by FWAA to you generally will be eligible for the dividends-received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations so long as you satisfy the requisite holding period requirement. If you are a non-corporate U.S. Holder, under tax laws currently in effect, dividends generally will be taxed at the preferential long-term capital gains rate (see “— Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares” below) so long as you satisfy the holding period requirement for such qualified dividend income. It is unclear whether the redemption rights with respect to the Public Shares described in this proxy statement/prospectus may prevent a U.S. Holder of such Public Shares from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then if you are a corporation, you may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and if you are not a corporation, you may be subject to tax on the dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares
If a redemption of your Public Shares qualifies as a sale or exchange of Public Shares, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) your adjusted tax basis in the Public Shares so redeemed.
Any such capital gain or loss generally will be long-term capital gain or loss if your holding period for the Public Shares so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Public Shares may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for taxation at reduced rates. The deductibility of capital losses is subject to limitations.
Tax Consequences for Non-U.S. Holders
The discussion below applies to you if you are a “Non-U.S. Holder” (as defined above) of Public Shares that exercises the redemption rights described above under “FWAA’s Special Meeting of Stockholders — Redemption Rights” with respect to your Public Shares.
Treatment of Redemption
If you are a Non-U.S. Holder, the characterization for U.S. federal income tax purposes of the redemption of your Public Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Public Shares, as described above under “Tax Considerations for U.S. Holders — Treatment of Redemption.”
Non-U.S. Holders considering exercising their redemption rights are urged to consult their tax advisors as to whether the redemption of their Public Shares will be treated as a distribution, or as a sale or exchange, under the Code.
Taxation of Redemptions Treated as Distributions
If the redemption of your Public Shares does not qualify as a sale or exchange of Public Shares, you will be treated as receiving a distribution from FWAA, which distribution will be treated as a dividend to the extent the distribution is paid out of FWAA’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The gross amount of such dividends will generally be subject to withholding tax at a rate of 30% unless you are eligible for a reduced rate of withholding under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Dividends that are effectively connected with the conduct by you of a trade or business in the United States (and are attributable to a U.S. permanent establishment if an applicable treaty so requires) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to U.S. Holders and, if you are a corporation for U.S. federal income tax purposes, may also be subject to an additional “branch profits tax” at a 30% rate or a lower applicable tax treaty rate.
Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your adjusted tax basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under “— Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares” below.
Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares
If the redemption of your Public Shares qualifies as a sale or exchange of such shares, you generally will not be subject to U.S. federal income tax on any gain recognized on such redemption if you are a Non-U.S. Holder unless:
•
such gain is effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that you maintain in the United States), in which case you generally will be subject to U.S. federal income tax on such gain at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, also may be subject to an additional “branch profits tax” at a 30% rate or a lower applicable tax treaty rate;

•
you are an individual who is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met, in which case you will be subject to a 30% tax on your net capital gain for the year; or

•
we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period during which you held Public Shares, and, in the case where our common stock is traded on an established securities market, you have owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period or your holding period for our Public Shares. We do not believe that we are or have been a U.S. real property holding corporation.

Because it may not be certain at the time your Public Shares are redeemed whether such redemption will be treated as a sale or exchange or as a corporate distribution, and because such determination will depend in part on your particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) you are treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to you in redemption of your Public Shares, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) you are able to certify that you meet the requirements of such exemption (e.g., because you are not treated as receiving a dividend under the Section 302 tests described above). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to you, you generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. You should consult your own tax advisors regarding the application of the foregoing rules in light of your particular facts and circumstances and any applicable procedures or certification requirements.
All holders of Public Shares are urged to consult their tax advisors with respect to the tax consequences of a redemption of Public Shares in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.
Information Reporting and Backup Withholding
Proceeds received in connection with the redemption of Public Shares may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
FATCA Withholding Taxes
Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our Public Shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our Public Shares held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in the Public Shares and the redemption of such Public Shares.
U.S. Federal Income Tax Consequences for Holders of SmartRent Common Stock
This section titled “U.S. Federal Income Tax Consequences for Holders of SmartRent Common Stock” sets forth the material U.S. federal income tax consequences of the Business Combination for U.S. Holders and Non-U.S. Holders of SmartRent common stock. The following applies only to holders that hold their SmartRent common stock as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). Holders of SmartRent common stock are urged to consult their tax advisors concerning the U.S. federal, state, local, and any non-U.S. tax consequences of the Business Combination considering their particular circumstances.

This section is limited to U.S. federal income tax consequences and does not address estate or any gift tax consequences or consequences arising under the tax laws of any state, local, or non-U.S. jurisdiction. This section does not describe all of the U.S. federal income tax consequences that may be relevant to the particular circumstances of holders of SmartRent common stock, including the impact of the Medicare contribution tax on net investment income or the alternative minimum tax. In addition, this section does not apply to holders of SmartRent common stock that are subject to special rules under U.S. federal income tax law (including, without limitation, banks or other financial institutions or financial services entities; dealers or brokers in stocks and securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting; insurance companies, tax-exempt entities; governments or agencies or instrumentalities thereof; entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein); subchapter S corporations (and investors therein); retirement plans, individual retirement accounts or other tax-deferred accounts; real estate investment trusts; regulated investment companies; mutual funds; “specified foreign corporations” including “controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax; certain former citizens or former long-term residents of the United States; U.S. Holders having a functional currency other than the U.S. dollar; holders that hold their SmartRent common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction; the Sponsor or its affiliates, officers, or directors; holders that acquired their SmartRent common stock pursuant to an exercise of employee stock options, in connection with employee share incentive plans, or otherwise as compensation; holders that hold their SmartRent common stock as “qualified small business stock” for purposes of Section 1045 or Section 1202 of the Code or as Section 1244 stock for purposes of the Code. This section does not address any tax consequences with respect to transactions effectuated prior or subsequent to the Business Combination, regardless of whether such a transaction is undertaken in connection with the Business Combination, including, without limitation, the exercise of options, warrants, or similar rights to purchase stock, and does not address any tax considerations with respect to SmartRent options, warrants, or restricted stock units.
EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.
Tax Treatment of the Business Combination
FWAA and SmartRent intend for the Business Combination to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, have agreed to use their reasonable best efforts to cause the Business Combination to so qualify, and have agreed not to take any action or fail to take any action, in either case, that would reasonably be expected to prevent the Business Combination from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Qualification of the Business Combination as a reorganization is uncertain, however, and the completion of the Business Combination is not contingent on such reorganization treatment. Neither FWAA nor SmartRent has requested or intends to request a ruling from the IRS as to the U.S. federal income tax consequences of the Business Combination. Consequently, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position that the Business Combination does not constitute a reorganization. Accordingly, each U.S. Holder is urged to consult its tax advisor with respect to the particular tax consequences of the Business Combination to such holder.
Tax Consequences of the Business Combination for U.S. Holders
If the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder who receives solely shares of FWAA Class A common stock in exchange for shares of SmartRent common stock in the Business Combination will not recognize gain or loss for U.S. federal income tax purposes as a result of such exchange. A U.S. Holder’s aggregate tax basis in the FWAA Class A common stock received in exchange for the SmartRent common stock surrendered will equal the U.S. Holder’s aggregate adjusted tax basis in the shares of SmartRent common stock exchanged therefor. A U.S. Holder’s holding period in the FWAA Class A common stock received will include the holding period for the U.S. Holder’s shares of SmartRent common stock surrendered in exchange therefor. For purposes of the preceding sentences regarding the determination of the bases and holding periods for shares of FWAA Class A common stock received in the Business Combination, U.S. Holders who acquired different blocks of SmartRent common stock at different times for different prices must calculate their bases and holding periods in their shares of FWAA Class A common stock separately for each identifiable block of such stock exchange in the Business Combination.
If the Business Combination does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, it is possible that the Business Combination could constitute a transaction to which Section 351 of the Code applies, although there is uncertainty in this regard (as potential qualification as a transaction to which Section 351 of the Code applies will be affected by, for example, the number of holders of FWAA Class A common stock that elect to exercise the redemption rights discussed above in the section titled “FWAA’s Special Meeting of Stockholders — Redemption Rights”). If the Business Combination qualifies as a transaction to which Section 351 of the Code applies, the U.S. federal income tax consequences of the Business Combination to a U.S. Holder generally should be as described above in the immediately preceding paragraph.
If the Business Combination does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and does not constitute a transaction to which Section 351 of the Code applies, then a U.S. Holder would recognize gain or loss upon the exchange of the SmartRent common stock for shares of FWAA Class A common stock equal to the difference between the fair market value, at the time of the exchange, of the FWAA Class A common stock and such U.S. Holder’s tax basis in the SmartRent common stock surrendered in the Business Combination. Such gain or loss generally would be capital gain or loss and generally would be long-term capital gain or loss if the SmartRent common stock were held for more than one year at the time of the Business Combination. In addition, the U.S. Holder’s aggregate tax basis in the shares of FWAA Class A common stock received in the Business Combination would equal their fair market value at the time of the closing of the Business Combination, and the U.S. Holder’s holding period for such shares of FWAA Class A common stock would commence the day after the closing of the Business Combination.
Tax Consequences of the Business Combination for Non-U.S. Holders
If the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code or if the Business Combination constitutes a transaction to which Section 351 of the Code applies, the U.S. federal income tax consequences of the Business Combination to a Non-U.S. Holder of SmartRent common stock will be the same as those described above for U.S. Holders of SmartRent common stock.
If the Business Combination does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Business Combination does not constitute a transaction to which Section 351 of the Code applies, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized with respect to the Non-U.S. Holder’s SmartRent common stock, unless:
•
the gain is “effectively connected” with a U.S. trade or business of such Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or a fixed base in the United States maintained by such Non-U.S. Holder), in which case the Non-U.S. Holder generally will be subject to tax on such gain in the same manner as a U.S. Holder and, if the Non-U.S. Holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•
SmartRent is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Business Combination or the period that the Non-U.S. Holder held SmartRent common stock, in which case any gain recognized by such Non-U.S. Holder would be subject to tax at generally applicable U.S. federal income tax rates. SmartRent believes that it is not, and has not been during the preceding five-year period, a United States real property holding corporation.

Reporting Requirements
Each holder of shares of SmartRent common stock who receives shares of FWAA Class A common stock in the Business Combination is required to retain permanent records pertaining to the Business

Combination and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the number, basis, and fair market value of the SmartRent common stock exchanged and the number of shares of FWAA Class A common stock received in exchange therefor. Additionally, holders of FWAA common stock who owned immediately before the Business Combination at least one percent (by vote or value) of the total outstanding stock of SmartRent are required to attach a statement to their U.S. federal income tax returns for the year in which the Business Combination is consummated that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the holder’s tax basis in such holder’s SmartRent common stock surrendered in the Business Combination, the fair market value of such stock, the date of the Business Combination and the name and employer identification number of each of SmartRent and FWAA. Holders of shares of SmartRent common stock are urged to consult with their tax advisors regarding the application of these rules.
NOTHING IN THE FOREGOING DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE. THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSIDERATIONS RELEVANT TO HOLDERS OF PUBLIC SHARES OR SMARTRENT COMMON STOCK. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF A REDEMPTION OF PUBLIC SHARES OR THE BUSINESS COMBINATION AND ANY OTHER TRANSACTIONS CONSUMMATED IN CONNECTION THEREWITH AND THE OWNERSHIP AND DISPOSITION OF FWAA CAPITAL STOCK IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

COMPARISON OF STOCKHOLDERS’ RIGHTS
General
SmartRent is incorporated under the laws of the State of Delaware and the rights of SmartRent stockholders are governed by the laws of the State of Delaware, including the DGCL, SmartRent’s charter and SmartRent’s bylaws. FWAA is incorporated under the laws of the State of Delaware and the rights of FWAA stockholders are governed by the laws of the State of Delaware, including the DGCL, FWAA’s Existing Charter and FWAA’s bylaws.
As a result of the Business Combination, FWAA stockholders that do not redeem their shares and SmartRent stockholders who receive shares of Post-Combination Company common stock will become Post-Combination Company stockholders. The Post-Combination Company is incorporated under the laws of the State of Delaware and the rights of Post-Combination Company stockholders are governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and the Post-Combination Company’s bylaws. Thus, following the Business Combination, the rights of FWAA stockholders that do not redeem their shares and SmartRent stockholders who become Post-Combination Company stockholders in the Business Combination will continue to be governed by Delaware law but will no longer be governed by FWAA’s Existing Charter and FWAA’S bylaws or SmartRent’s charter and SmartRent’s bylaws, respectively, and instead will be governed by the Proposed Charter and the Post-Combination Company’s bylaws.
Comparison of Stockholders’ Rights
Set forth below is a summary comparison of material differences between the rights of FWAA’s stockholders under FWAA’s Existing Charter and bylaws (left column), the rights of SmartRent stockholders under SmartRent’s charter and SmartRent’s bylaws (center column), and the rights of Post-Combination Company stockholders under the forms of the Proposed Charter and the Post-Combination Company’s bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of FWAA’s Existing Charter and bylaws incorporated by reference as exhibits to this registration statement on Form S-4, of which this proxy statement/prospectus forms a part, SmartRent’s charter and SmartRent’s bylaws, and the form of the Proposed Charter, which is attached to this proxy statement/prospectus as Annex B, and the form of the Post-Combination Company’s bylaws, which is attached to this proxy statement/prospectus as Annex C, as well as the relevant provisions of the DGCL.
Capitalized terms used in the Current FWAA Provisions, SmartRent and Post-Combination Company columns below and not defined below have the meanings assigned to them in the Existing Charter and bylaws, SmartRent’s charter and bylaws and the Proposed Charter and Post-Combination Company’s bylaws, respectively.
Current FWAA Provisions	SmartRent	Post-Combination Company
Authorized Capital Stock

FWAA common stock.   FWAA is authorized to issue 110,000,000 shares of common stock, including (i) 100,000,000 shares of Class A common stock, and (ii) 10,000,000 shares of Class B common stock.
FWAA preferred stock. FWAA is authorized to issue 1,000,000 shares of preferred stock.

SmartRent common stock. SmartRent is currently authorized to issue 33,700,000 shares of common stock, par value $0.00001 per share. As of July 20, 2021 there were 2,626,878 shares of SmartRent common stock outstanding.
SmartRent preferred stock. SmartRent is currently authorized to issue 24,815,516 shares of preferred stock, par

Post-Combination Company capital stock.   The Post-Combination Company will be authorized to issue 550,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of Class A common stock, par value $0.0001 per share, and (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share.
Following consummation of the

Current FWAA Provisions	SmartRent	Post-Combination Company
	value $0.00001 per share; of such authorized and unissued shares of preferred stock, SmartRent created (i) a series of preferred stock designated as Seed Round Preferred Stock and is currently authorized to issue 4,706,842 shares of such Seed Round Preferred Stock, (ii) a series of preferred stock designated as Series A Preferred Stock and is currently authorized to issue 4,540,913 shares of such Series A Preferred Stock, (iii) a series of preferred stock designated as Series B Preferred Stock and is currently authorized to issue 5,425,256 shares of such Series B Preferred Stock, (iv) a series of preferred stock designated as Series B-1 Preferred Stock and is currently authorized to issue 507,708 shares of such Series B-1 Preferred Stock, (v) a series of preferred stock designated as Series C Preferred Stock and is currently authorized to issue 8,874,088 shares of such Series C Preferred Stock, and (vi) a series of preferred stock designated as Series C-1 Preferred Stock and is currently authorized to issue 760,709 shares of such Series C-1 Preferred Stock. As of April 30, 2021, there were 24,815,516 shares of SmartRent preferred stock outstanding. In addition, SmartRent had (a) 1,166,621 common stock warrants outstanding, and (b) 2,255,654 options and 1,532,851 restricted stock units outstanding under its Amended and Restated 2018 Stock Plan out of 4,039,803 shares authorized to be issued.	Business Combination, the Post-Combination Company is not expected to have any shares of preferred stock outstanding.
Conversion
Shares of FWAA Class B common stock shall be convertible into shares of Class A common stock on a one-for-one basis automatically on the closing of the Business Combination.	There are no conversion rights relating to shares of SmartRent common stock. At any time, each holder of SmartRent preferred stock shall	There are no conversion rights relating to the Post-Combination Company common stock. The Post-Combination Company board of directors is authorized

Current FWAA Provisions	SmartRent	Post-Combination Company

have the right, at such holder’s option and by delivery of written notice to SmartRent, to convert any or all of such holder’s shares of preferred stock into shares of common stock at the then effective conversion rate. Each share of SmartRent preferred stock is currently convertible, at the option of the holder thereof, into such number of fully paid and non-assessable shares of SmartRent common stock as is determined by dividing the applicable Original Issue Price for such series of preferred stock by the applicable Conversion Price for such series in effect at the time of conversion. The “Conversion Price” for each series is equal to the Original Issue Price applicable to such series.
Additionally, each share of SmartRent preferred stock then outstanding will automatically convert, without any action on the part of any holder thereof, into shares of SmartRent common stock at the then effective conversion rate in the event of (i) a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act, covering the offer and sale of SmartRent’s common stock for of at least $31.28 per share resulting in an aggregate public offering price of not less than $40.0 million and in connection therewith SmartRent common stock is listed on the Nasdaq, New York Stock Exchange, or other exchange market place approved by SmartRent’s board of directors, or (ii) the vote or written consent of (A) holders of a majority of the voting power of the holders of the SmartRent Series B Preferred Stock and SmartRent Series B-1 Preferred Stock then outstanding (voting together as a to issue preferred stock that is convertible into, or exchangeable for, shares of any other class or series of stock of the Post-Combination Company at any price or rate of exchange and with such adjustments as may be stated in the resolutions of the board establishing such class or series of preferred stock.

Current FWAA Provisions	SmartRent	Post-Combination Company
separate class) and (B) holders of a majority of the SmartRent Series C Preferred Stock and SmartRent Series C-1 Preferred Stock then outstanding (voting together as a separate class), each share of preferred stock then outstanding will automatically convert, without any action on the part of any holder thereof, into shares of SmartRent common stock at the then effective conversion rate.
Number and Qualification of Directors
The number of FWAA directors, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the board of directors.
Subject to the rights of holders of any series of SmartRent preferred stock to elect directors, the SmartRent board of directors shall be determined from time to time by the stockholders or the SmartRent board of directors.
Pursuant to the SmartRent voting agreement, the board of directors shall be composed of seven directors.
Subject to the rights of holders of any series of preferred stock to elect directors, the number of directors that constitutes the Post-Combination Company board of directors shall be determined from time to time by the board of directors.
Structure of Board; Election of Directors
The board of directors shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The board of directors is authorized to assign members of the board of directors already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders following the effectiveness of the FWAA charter, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders following the effectiveness of the charter and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders following the effectiveness of the charter. At
The composition of the SmartRent board of directors is set forth in the SmartRent voting agreement. Each party to the SmartRent voting agreement agrees to vote in a manner as may be necessary to elect (and maintain in office) as members of the SmartRent board of directors the following individuals:
•
one designee of LEN FW Investor, LLC as a SmartRent Series C Preferred Stock nominee, so long as it or its affiliates own shares of common stock issued or issuable upon conversion of the SmartRent Series C Preferred Stock;

•
one designee of SCGF II as a SmartRent Series C Preferred Stock nominee, so long as it or its affiliates own shares of

Following the Business Combination, holders of shares of common stock shall have the exclusive right to vote for the election of directors, at any annual or special meeting of the stockholders of the Post-Combination Company.
Post-Combination Company stockholders shall elect directors, each of whom shall hold office for an initial term ending in either 2022, 2023 or 2024, and thereafter for a term of three years or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

Current FWAA Provisions	SmartRent	Post-Combination Company

each succeeding annual meeting of the stockholders, beginning with the first annual meeting of the stockholders following the effectiveness of the charter, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.
Subject to the rights of the holders of one or more series of preferred stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

common stock issued or issuable upon conversion of the SmartRent Series C Preferred Stock;
•
one designee of BCV Fund 2019 as a SmartRent Series B Preferred Stock nominee, so long as it or its affiliates own shares of common stock issued or issuable upon conversion of the SmartRent Series B Preferred Stock;

•
one designee of RET Fund as a SmartRent Series A Preferred Stock nominee, so long as it or its affiliates own shares of common stock issued or issuable upon conversion of the SmartRent Series A Preferred Stock;

•
one designee of RET Fund I and approved by the unanimous consent of the SmartRent board of directors so long as it or its affiliates own shares of common stock issued or issuable upon conversion of the SmartRent Series A Preferred Stock;

•
one designee chosen by holders of a majority of the outstanding shares of SmartRent common stock and SmartRent preferred stock voting together as a single class on an as-converted basis; and

•
the Chief Executive Officer of SmartRent.

The stockholders shall elect directors, each of whom shall hold office for a term of one year or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect.
At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect directors.

Current FWAA Provisions	SmartRent	Post-Combination Company
Subject to the rights of holders of any series of SmartRent preferred stock to elect directors, any vacancy on the board of directors may be filled by the SmartRent board of directors.
Removal of Directors
Any or all of the directors may be removed from office at any time, but only for cause and only with the affirmative vote of holders of a majority of the voting power of all then outstanding shares of FWAA capital stock entitled to vote generally in the election of directors, voting together as a single class.	Any director or the entire SmartRent board of directors may be removed, with or without cause, by the holders of a majority of the voting power of outstanding shares of capital stock entitled to vote at an election of directors, except that the directors elected by the holders of a particular class or series of stock may be removed only by vote of the holders of a majority of the outstanding shares of such class or series.	Subject to the rights of holders of any series of preferred stock to elect directors, any director may be removed at any time, but only for cause and only with the affirmative vote of the holders of at least 66 2/3% of the voting power of the issued and outstanding shares of capital stock of the Post-Combination Company entitled to vote in the election of directors, voting together as a single class.
Voting
Except as otherwise required by any preferred stock designation, the holders of shares of FWAA Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders. Except as otherwise required by any preferred stock designation, at any annual or special meeting of the stockholders of the company, holders of the Class A common stock and holders of the Class B common stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.
Each share of SmartRent common stock is entitled to one vote on all matters submitted to a vote of stockholders, except in the case of certain approvals which only require the vote of certain holders of SmartRent preferred stock.
The holders of SmartRent preferred stock shall be entitled to vote with the holders of SmartRent common stock on all matters submitted for a vote of the holders of SmartRent common stock. Each share of SmartRent preferred stock is entitled to a number of votes equal to the number of shares of SmartRent common stock into which each such share of SmartRent preferred stock is then convertible, as calculated at the then effective conversion rate at the time of the related record date. Each share of preferred stock is currently convertible at the option of the holder thereof, into such number of fully paid
Each share of Post-Combination Company common stock is entitled to one vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of common stock held of record by such holder as of the record date. Except as otherwise provided by law, holders of common stock shall not be entitled to vote on any amendment to the Proposed Charter that relates solely to the rights, powers, preferences or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Charter or pursuant to the DGCL.

Current FWAA Provisions	SmartRent	Post-Combination Company

and nonassessable shares of common stock as is determined by dividing the applicable Original Issue Price for such series of SmartRent preferred stock by the applicable Conversion Price for such series in effect at the time of conversion. The “Conversion Price” shall be equal to the Original Issue Price applicable to such series.
Except for the election of directors, any matter presented to the stockholders at a meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast by the holders of all shares of stock of SmartRent who are present in person or by proxy and voting affirmatively or negatively thereon.
SmartRent may not, at any time when (i) shares of SmartRent Series B Preferred Stock or SmartRent Series B-1 Preferred Stock remain outstanding, without first obtaining the written consent or affirmative vote of the holders of a majority of the voting power of the holders of the SmartRent Series B Preferred Stock and SmartRent Series B-1 Preferred Stock then outstanding (voting together as a separate class) or (ii) shares of SmartRent Series C Preferred Stock or SmartRent series C-1 Preferred Stock remain outstanding, without first obtaining the written consent or majority vote of the holders of a majority of the SmartRent Series C Preferred Stock and SmartRent Series C-1 Preferred Stock then outstanding (voting together as a separate class) take any of the following actions: (a) effect any Deemed Liquidation Event; (b) amend or

Current FWAA Provisions	SmartRent	Post-Combination Company
restate any provision of SmartRent’s charter or bylaws; (c) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the SmartRent preferred stock or increase the authorized number of shares of SmartRent common stock or SmartRent preferred stock; (d) reclassify, alter or amend any existing security of SmartRent that is pari passu with the SmartRent preferred stock or would render such other security senior to or pari passu with the SmartRent preferred stock; (e) cause or permit any of its subsidiaries to, without approval of the SmartRent board of directors, including the “Series B Director” and at least one of the “Series C Directors,” sell, issue, sponsor, create or distribute any digital tokens, cryptocurrency or other blockchain-based assets; (f) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of SmartRent, subject to certain exceptions; (g) create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money if the aggregate indebtedness of SmartRent and its subsidiaries for borrowed money following such action would exceed $500,000; (h) create, or hold capital stock in, any subsidiary that is not wholly

Current FWAA Provisions	SmartRent	Post-Combination Company

owned (either directly or through one or more other subsidiaries) by SmartRent; (i) be a party to any transaction with any director, officer, or employee of SmartRent or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person other than transactions made in the ordinary course of business, pursuant to reasonable requirements of SmartRent’s business and upon fair and reasonable terms that are approved by a majority of the disinterested members of SmartRent’s board of directors; (j) effect any acquisition or disposition of property of SmartRent involving the payment, contribution or assignment by SmartRent or to SmartRent or money or assets greater than $500,000; (k) create or amend any stock option or similar plan (including any increase in the number of shares reserved for issuance thereunder); or (l) increase or decrease the authorized number of directors constituting SmartRent’s board of directors.
SmartRent may not, without first obtaining the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of a particular series of SmartRent preferred stock, (a) amend, alter or repeal any provision of SmartRent’s charter in a manner that adversely affects the powers, preferences or rights of such series of preferred stock in a manner different than each other series of preferred stock; or (b) increase the total number of authorized shares of such series of preferred stock.

Current FWAA Provisions	SmartRent	Post-Combination Company
Supermajority Voting Provisions
Not applicable.	Not applicable.
Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, the board of directors or any individual director may be removed from office at any time, but only for cause and only with the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote at an election of directors, voting together as a single class.
The adoption, amendment or repeal of the Post-Combination Company’s bylaws by the stockholders shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote generally in an election of directors, voting together as a single class.
The following provisions in the Proposed Charter may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only with the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class: Part B of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX and Article X.

Cumulating Voting
Delaware law allows for cumulative voting only if provided for in FWAA’s charter; however, FWAA’s charter does not authorize cumulative voting.	Same as FWAA.	Same as FWAA.

Current FWAA Provisions	SmartRent	Post-Combination Company
Vacancies on the Board of Directors
Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, newly created directorships resulting from an increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Pursuant to the SmartRent voting agreement, any vacancy created by the resignation, removal or death of a director elected pursuant to the voting agreement above shall be filled pursuant to the same election provisions.
Except as provided above, by law or by SmartRent’s charter or bylaws, any newly created directorship or any vacancy occurring in the SmartRent board of directors for any cause may be filled by a majority of the remaining members of the board of directors, even if such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders, and each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.
Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, except as otherwise provided by law, any vacancies on the board of directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.
Special Meeting of the Board of Directors
FWAA’s bylaws provide that special meetings of the board of directors may be called by one-third of the directors then in office (rounded up to the nearest whole number) or by the President and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not less than five days before the meeting or by telegraphing or telexing or by facsimile or electronic transmission of the	Special meetings of the board of directors may be called by the Chairperson of the board of directors, the President or, two or more members of the board of directors or a single member of the board of directors (in the event there is only a single director in office).	The Post-Combination Company’s bylaws provide that special meetings of the Post-Combination Company board of directors may be called by the Chairperson of the Post-Combination Company board of directors, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the board of directors.

Current FWAA Provisions	SmartRent	Post-Combination Company
same not less than 24 hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting. A meeting may be held at any time without notice if all the directors are present (except as otherwise provided by law) or if those not present waive notice of the meeting in writing, either before or after such meeting.
Amendment to Certificate of Incorporation
Under Delaware law, an amendment to a charter generally requires the approval of such company’s board of directors and a majority of the outstanding stock entitled to vote thereon, voting together as a single class; however, FWAA’s charter provides that no amendment to Article IX shall be effective before the completion of the initial business combination unless approved by an affirmative vote of at least 65% of the holders of all then outstanding shares of common stock. Section 4.3(a)(iii) of such charter provides that stockholders shall not be entitled to vote on any amendment to the charter that relates solely to the terms of one or more series of preferred stock or other series of common stock if the holders of such affected series of preferred stock or common stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the charter or the DGCL.	Under Delaware law, an amendment to a charter generally requires the approval of such company’s board of directors and a majority of the combined voting power of the then outstanding shares of voting stock, voting together as a single class. In addition, in accordance with SmartRent’s charter, any amendment to SmartRent’s charter requires (i) at any time when shares of SmartRent Series B Preferred Stock or SmartRent Series B-1 Preferred Stock remain outstanding, the written consent or affirmative vote of the holders of a majority of the voting power of the holders of the SmartRent Series B Preferred Stock and SmartRent Series B-1 Preferred Stock then outstanding (voting together as a separate class) and (ii) at any time when shares of SmartRent Series C Preferred Stock or SmartRent series C-1 Preferred Stock remain outstanding, the written consent or majority vote of the holders of a majority of the SmartRent Series C Preferred Stock and SmartRent Series C-1 Preferred Stock then outstanding (voting together as a separate class).
The Proposed Charter provides that the following provisions in the Proposed Charter may be amended, altered, repealed or rescinded only with the affirmative vote of the holders of at least 66 2/3% in voting power all the then outstanding shares of Post-Combination Company’s stock entitled to vote thereon, voting together as a single class: (i) Article IV of the Proposed Charter relating to the Post-Combination Company’s preferred stock; (ii) Article V of the Proposed Charter relating to the board of directors; (iii) Article VI of the Proposed Charter relating to stockholder actions by written consent and annual and special stockholder meetings; (iv) Article VII of the Proposed Charter relating to limitation of director liability; (v) Article VIII of the Proposed Charter relating to indemnification; (vi) Article IX of the Proposed Charter relating to forum selection and (vii) Article X of the Proposed Charter relating to the amendment of the Proposed Charter.
For any other amendment, the Proposed Charter applies Delaware law, which allows an amendment to a charter generally with the affirmative vote of a majority of the outstanding

Current FWAA Provisions	SmartRent	Post-Combination Company
shares of voting stock entitled to vote thereon, voting together as a single class.
Amendment of Bylaws
The affirmative vote of a majority of the board of directors shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of FWAA capital stock required by law or by the charter (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of FWAA capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
By the Board of Directors. SmartRent’s board of directors, acting by majority vote, is expressly authorized by the bylaws to make, alter, amend or repeal SmartRent’s bylaws.
By the Stockholders.   The capital stockholders, acting by majority vote, are expressly authorized by the bylaws to make, alter, amend or repeal SmartRent’s bylaws; provided that in addition to any vote of the holders of any class or series of stock required by law or by SmartRent’s charter, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the SmartRent capital stock entitled to vote generally in the election of directors, voting together as a single class.
In addition, in accordance with SmartRent’s charter, any amendment to SmartRent’s bylaws requires (i) at any time when shares of SmartRent Series B Preferred Stock or SmartRent Series B-1 Preferred Stock remain outstanding, the written consent or affirmative vote of the holders of a majority of the voting power of the holders of the SmartRent Series B Preferred Stock and SmartRent Series B-1 Preferred Stock then outstanding (voting together as a separate class) and (ii) at any time when shares of SmartRent Series C Preferred Stock or SmartRent series C-1 Preferred Stock remain outstanding, the written consent or majority vote of the holders of a majority of the SmartRent
The Proposed Charter provides that the board of directors is expressly authorized to adopt, amend or repeal the Post-Combination Company’s bylaws. In addition, the Post-Combination Company stockholders are expressly authorized to adopt, amend or repeal any bylaw with the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power all the then outstanding shares of Post-Combination Company’s stock entitled to vote in an election of directors, voting together as a single class.

Current FWAA Provisions	SmartRent	Post-Combination Company
Series C Preferred Stock and SmartRent Series C-1 Preferred Stock then outstanding (voting together as a separate class).
Quorum
Board of Directors. The Bylaws provide that at any meeting of the board of directors, the greater of (a) a majority of the directors then in office at the time quorum is to be determined and (b) one-third of the total number of directors fixed pursuant to Section 1 of Article II of the Bylaws shall constitute a quorum for the transaction of business. Less than a quorum may adjourn any meeting from time to time, and the meeting may be held as adjourned without further notice. Stockholders. At any meeting of stockholders, the holders of a majority of the voting power of all of the shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. The stockholders present at a duly constituted meeting may continue to transact business until adjournment notwithstanding the withdrawal of enough stockholders to reduce the voting shares below a quorum.
Board of Directors.   The majority of the number of directors then in office shall constitute a quorum of the SmartRent board of directors.
Stockholders.   Except where otherwise provided by statute or by SmartRent’s charter or bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of SmartRent capital stock entitled to vote shall constitute a quorum for the transaction of business. Where a separate vote by a class or series is required, except where otherwise provided by statute or by SmartRent’s charter or bylaws, the holders of a majority of the outstanding shares of such class or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter.

Board of Directors.   At all meetings of Post-Combination Company’s board of directors, a majority of the directors will constitute a quorum for the transaction of business.
Stockholders.   The holders of record of a majority of the voting power of the Post-Combination Company’s capital stock issued and outstanding and entitled to vote, present in person or by remote communication, if applicable, or represented by proxy, constitute a quorum at all meetings of Post-Combination Company stockholders for the transaction of business.

Current FWAA Provisions	SmartRent	Post-Combination Company
Stockholder Action by Written Consent
Holders of Class A common stock are not entitled to act by written consent.	Any action required by statute to be taken or which may be taken at any annual or special meeting of the stockholders of SmartRent, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, or by electronic transmission setting forth the action so taken, shall be signed by the holders of outstanding SmartRent capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	Except with respect to the rights of any preferred stock provided in a certificate of designation from time to time, the Proposed Charter provides that any action required or permitted to be taken by the stockholders of the Post-Combination Company must be effected at any annual or special meeting of stockholders, and may not be taken by written consent in lieu of a meeting.
Special Stockholder Meetings
Subject to the rights, if any, of the holders of any outstanding series of the preferred stock, and to the requirements of applicable law, special meetings of stockholders of FWAA may be called only by the chairperson of the board of directors, the Chief Executive Officer, or the board of directors pursuant to a resolution adopted by a majority of the board of directors, and the ability of the stockholders to call a special meeting is specifically denied.	A special meeting of SmartRent’s stockholders may be called at any time by the Chairperson of the board of directors, a majority of the number of authorized directors the board of directors, the President or Chief Executive Officer, or by the holders of shares entitled to cast not less than 30% of the votes at the meeting, for the purposes prescribed in the notice and at a place, date and time fixed by the board of directors. Business transacted at any special meeting of stockholders shall be confined to the purposes stated in the notice.	The Proposed Charter provides that special meetings of stockholders for any purpose or purposes may be called at any time only by or at the direction of the board of directors, the Chairperson of the board of directors, the Chief Executive Officer or the President.
Notice of Stockholder Meetings
Notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the	Same as FWAA.	Same as FWAA.

Current FWAA Provisions	SmartRent	Post-Combination Company
record date for determining stockholders entitled to notice of the meeting, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.
Stockholder Proposals (Other than Nomination of Persons for Election as Directors)
Any proper business for stockholder action under the DGCL, including the election of directors, may be transacted at the annual meeting of stockholders. Business transacted at any special meeting of stockholders shall be as stated in the notice of the special meeting.
Any proper business, including the election of directors, may be transacted at the annual meeting of stockholders. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. For business to be properly brought before an annual meeting by a stockholder (i) the stockholder must have given timely notice thereof in writing to the Secretary of SmartRent, (ii) such other business must be a proper matter for stockholder action under the DGCL, (iii) if the stockholder has provided SmartRent with a solicitation notice, such stockholder must have delivered a proxy statement and form of proxy to holders of at least the percentage of SmartRent’s voting shares required under applicable law to carry any such proposal, and must have included in such materials the solicitation notice, and (iv) if no solicitation notice relating thereto has been timely provided, the stockholder or a beneficial owner proposing such business must not have solicited a number of proxies sufficient to have required the delivery of such a solicitation notice.
To be timely, a stockholder’s notice shall be delivered to SmartRent’s secretary at its principal executive office not later

No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in Post-Combination Company’s notice of meeting (or any supplement thereto) delivered pursuant to the Post-Combination Company’s bylaws, (ii) properly brought before the annual meeting by or at the direction of the board of directors or the Chairperson of the board of directors or (iii) otherwise properly brought before the annual meeting by any stockholder of the Post-Combination Company who was a record owner of Post-Combination Company common stock at both the time such notice is delivered to the Secretary of the Post-Combination Company and at the time of the meeting, is entitled to vote at the meeting, and complies with the notice procedures set forth in the Post-Combination Company’s bylaws, or such proposal is made in accordance with Rule 14a-8 under the Exchange Act.
The stockholder must (i) give timely notice thereof in proper written form to the Secretary of the Post-Combination Company, and (ii) provide any updates or supplements to such notice at the times and in the forms required

Current FWAA Provisions	SmartRent	Post-Combination Company
	than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting nor later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which the public announcement of the date of such meeting is first made.	by the Proposed Bylaws. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Post-Combination Company not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Post-Combination Company’s bylaws
Stockholder Nominations of Persons for Election as Directors
Any proper business, including the election of directors, may be transacted at the annual meeting of stockholders. Business transacted at any special meeting of stockholders shall be as stated in the notice of the special meeting.	Any proper business, including the election of directors, may be transacted at the annual meeting of stockholders. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. For nominations to be properly brought before an annual meeting by a stockholder (i) the stockholder must have given timely notice thereof in writing to the Secretary of SmartRent, (ii) if the stockholder has provided SmartRent with a solicitation notice, such stockholder must have delivered a proxy statement and form of proxy to holders of a percentage of the corporation’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must have included in such materials the Solicitation Notice, (iii) if no solicitation notice relating thereto
Nominations of persons for election to the Post-Combination Company board of directors may be made at an annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in Post-Combination Company’s notice of such special meeting, (i) by or at the direction of the Post-Combination Company board of directors or (ii) by any stockholder of the Post-Combination Company who is entitled to vote at the meeting, who complies with the notice procedures set forth in the bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of the Post-Combination Company.
For a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the

Current FWAA Provisions	SmartRent	Post-Combination Company

has been timely provided, the stockholder or a beneficial owner proposing such nomination must not have solicited a number of proxies sufficient to have required the delivery of such a solicitation notice.
To be timely, a stockholder’s notice shall be delivered to SmartRent’s secretary at its principal executive office not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting nor later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which the public announcement of the date of such meeting is first made.
Secretary must be received by the Secretary at the principal executive offices of the Post-Combination Company (i) in the case of an annual meeting, not later than the close of business not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting or, if the number of directors to be elected to the board of directors is increased and the first public announcement naming all of the nominees for directors or specifying the size of the increased board of directors is less than 90 days prior to the meeting, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by Post-Combination Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Post-Combination Company’s bylaws.
Limitation of Liability of Directors and Officers
A director of FWAA shall not be personally liable to FWAA or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from	To the fullest extent permitted by the DGCL, a director of SmartRent shall not be personally liable to SmartRent or its stockholders for monetary damages for breach of fiduciary	No director of the Post-Combination Company shall be personally liable to the Post-Combination Company or its stockholders for monetary damages for breach of fiduciary

Current FWAA Provisions	SmartRent	Post-Combination Company
liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to FWAA or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of FWAA hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
duty owed to SmartRent and its stockholders. If the DGCL or any other law of the state of Delaware is amended after approval by the stockholders to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
The amendment, repeal or modification of this provision in SmartRent’s charter shall not eliminate, reduce or adversely affect any right or protection of or increase the liability of a director of SmartRent in respect to any act or omission occurring prior to the time of such amendment, repeal or modification.

duty owed to the Post-Combination Company and its stockholders, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.
Neither the amendment, repeal or modification of this provision in the Proposed Charter, nor to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of a director of the Post-Combination Company with respect to any act or omission occurring prior to such amendment, repeal or modification. If the DGCL is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of directors of the Post-Combination Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Indemnification of Directors, Officers, Employees and Agents
To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, FWAA shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding’’) by reason of the fact that he or she is or was a director or officer of FWAA or, while a director or officer of FWAA, is or was serving at the request of FWAA as a director, officer, employee or agent of another corporation or of a	To the fullest extent permitted by applicable law, SmartRent is authorized in its charter to provide indemnification of (and advancement of expenses to) directors, officers and agents of SmartRent (and any other persons to which the DGCL permits SmartRent to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. Any amendment, repeal or modification of the foregoing provisions of the charter shall not	To the fullest extent permitted by applicable law, as it presently exists or may be amended, the Post-Combination Company will indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she or a person for whom he or she is the legal representative is or was a director or officer of the Post-Combination Company or, while serving as a director or officer of the Post-Combination Company, is or was serving at the

Current FWAA Provisions	SmartRent	Post-Combination Company
partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. FWAA shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under Section 8.2 of the charter or otherwise. The rights to indemnification and advancement of expenses conferred by Section 8.2 of the charter shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions, except for proceedings to enforce rights to indemnification and advancement
(i) adversely affect any right or protection of any director, officer or other agent of SmartRent existing at the time of such amendment, repeal or modification, or (b) increase the liability of any director of SmartRent with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.
Pursuant to SmartRent’s bylaws, SmartRent shall indemnify its directors and executive officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that SmartRent may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that SmartRent shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the SmartRent board of directors, (iii) such indemnification is provided by SmartRent, in its sole discretion, pursuant to the powers vested under the DGCL or any other applicable law, or (iv) such indemnification is required to be made under SmartRent’s bylaws. Further, pursuant to the SmartRent bylaws, SmartRent has the power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law.
Pursuant to SmartRent’s bylaws, SmartRent shall additionally advance to any person who was request of the Post-Combination Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding; provided that such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the Post-Combination Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. The Post-Combination Company will to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it will ultimately be determined that the indemnitee is not entitled to be indemnified under Article VIII of

Current FWAA Provisions	SmartRent	Post-Combination Company
of expenses, FWAA shall indemnify an advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.	or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of SmartRent, or is or was serving at the request of SmartRent as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding; provided, however, that, if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to SmartRent of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under SmartRent’s bylaws.	the Post-Combination Company’s Proposed Charter or otherwise. The rights to indemnification and advancement of expenses conferred by Article VIII will be contract rights and such rights will continue as to an indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification and advancement of expenses, the Post-Combination Company will indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Post-Combination Company board of directors.
Dividends, Distributions and Stock Repurchases
Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock and the provisions of Article IX hereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or FWAA capital stock) when, as and if declared thereon by the board of directors from	SmartRent may not declare, pay or set aside any dividends on shares of any other class or series of SmartRent capital stock (other than dividends on shares of SmartRent common stock payable in shares of SmartRent common stock) unless (in addition to the obtaining of any consents required elsewhere in the SmartRent charter) the holders of the SmartRent preferred stock	Subject to applicable law and the rights and preferences of the holders of any outstanding series of the Post-Combination Company preferred stock, and to the other provisions of the Proposed Charter, the holders of common stock shall be entitled to the payment of dividends on the common stock in cash, in property or in shares of the Post-Combination Company’s

Current FWAA Provisions	SmartRent	Post-Combination Company
time to time out of any assets or funds of FWAA legally available therefor and shall share equally on a per share basis in such dividends and distributions. A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in the FWAA charter. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.	then outstanding shall first receive, or simultaneously receive, on a pari passu basis, a dividend on each outstanding share of SmartRent preferred stock in an amount at least equal to (i) in the case of a dividend on SmartRent common stock or on any class or series that is convertible into SmartRent common stock, that dividend per share of SmartRent preferred stock as would equal the product of (A) the dividend payable on each such share or on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into SmartRent common stock and (B) the number of shares of SmartRent common stock issuable upon conversion of such share of SmartRent preferred stock, in each case calculated on the record date for determination of holders entitled to receive such dividend, or (ii) in the case of a dividend on any class or series that is not convertible into SmartRent common stock, at a rate per share of SmartRent preferred stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of SmartRent capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the applicable Original Issue Price; provided that, if SmartRent declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of SmartRent capital stock, the dividend payable to the holders of SmartRent preferred stock shall capital stock, when, as and if declared by the Post-Combination Company board of directors.
The board of directors may set apart out of any of the funds of the Post-Combination Company available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Post-Combination Company, and meeting contingencies.

Current FWAA Provisions	SmartRent	Post-Combination Company
be calculated based upon the dividend on the class or series of capital stock that would result in the highest SmartRent preferred stock dividend.
Liquidation
Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock and the provisions of Article IX of the charter, in the event of any voluntary or involuntary liquidation, dissolution or winding up of FWAA, after payment or provision for payment of the debts and other liabilities of FWAA, the holders of shares of common stock shall be entitled to receive all the remaining assets of FWAA available for distribution to its stockholders, ratably in proportion to the number of shares of Class A common stock (on an as converted basis with respect to the Class B common stock) held by them.	In the event of any liquidation, dissolution or winding up of SmartRent, the holders of shares of SmartRent preferred stock then outstanding shall be entitled to be paid out of the assets of SmartRent available for distribution to its stockholders on a pari passu basis, and in the event of a Deemed Liquidation Event, the holders of shares of SmartRent preferred stock then outstanding, shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the available proceeds, as applicable, on a pari passu basis, before any payment shall be made to the holders of SmartRent common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the applicable Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of SmartRent preferred stock been converted into SmartRent common stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution or winding up of SmartRent or Deemed Liquidation Event, the assets available for distribution to SmartRent stockholders shall be insufficient to pay the holders of shares of SmartRent preferred stock the full amount to which they shall be entitled under the charter, the holders of shares of SmartRent preferred stock shall share ratably in any distribution	The Proposed Charter of the Post-Combination Company provides that, subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of any liquidation, dissolution or winding up of the Post-Combination Company, whether voluntary or involuntary, the funds and assets of the Post-Combination Company that may be legally distributed to the Post-Combination Company’s stockholders shall be distributed among the holders of the then outstanding common stock pro rata in accordance with the number of shares of common stock held by each such holder.

Current FWAA Provisions	SmartRent	Post-Combination Company

of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
After the payment in full of the aggregate amount required to be paid to the holders of shares of SmartRent preferred stock, the remaining assets of SmartRent available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of SmartRent preferred stock or the remaining available proceeds, as the case may be, shall be distributed among the holders of shares of SmartRent common stock, pro rata based on the number of shares held by each such holder.

Stockholder Rights Plan
FWAA does not have a stockholder rights plan currently in effect, but under the DGCL, FWAA board of directors could adopt such a plan without stockholder approval.	Same as FWAA.	Same as FWAA.
Preemptive Rights
There are no specific preemptive rights relating to shares of FWAA’s common stock.	Pursuant to the SmartRent Investors’ Rights Agreement, if SmartRent proposes to offer or sell any new securities, SmartRent must first offer such new securities to each SmartRent stockholder that, individually or together with such stockholder’s affiliates, holds at least one million shares of SmartRent common stock issuable or issued upon conversion of SmartRent preferred stock and/or exercise of any other securities of SmartRent (as adjusted for any stock split, stock dividend, combination, or other recapitalization or	There are no specific preemptive rights relating to shares of the Post-Combination Company’s common stock, but authority is expressly granted to the Post-Combination Company board of directors to grant dividend rights, conversion rights, redemption privileges, liquidation preferences or change series rank (to make superior, equal, or junior) to holders of preferred stock, upon issuance of capital stock.

Current FWAA Provisions	SmartRent	Post-Combination Company

reclassification).
In the event SmartRent shall at any time after the original stock issue date issue additional shares of common stock, without consideration or for a consideration per share less than the conversion price applicable to a series of preferred stock in effect immediately prior to such issue, then the conversion price for such series of preferred stock shall be reduced, concurrently with such issue.
If SmartRent shall at any time or from time to time after the original issue date effect a subdivision of the outstanding SmartRent common stock, the conversion price for each series of preferred stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of SmartRent common stock issuable on conversion of each share of each series shall be increased in proportion to such increase in the aggregate number of shares of SmartRent common stock outstanding. If SmartRent shall at any time or from time to time after the original issue date combine the outstanding shares of SmartRent common stock, the conversion price for each series of SmartRent preferred stock in effect immediately before the combination shall be proportionately increased so that the number of shares of SmartRent common stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of common stock outstanding.
If SmartRent shall at any time or from time to time after the original issue date make or issue,

Current FWAA Provisions	SmartRent	Post-Combination Company

or fix a record date for the determination of holders of SmartRent common stock entitled to receive, a dividend or other distribution payable on the SmartRent common stock in additional shares of SmartRent common stock, then and in each such event the conversion price for each series of preferred stock in effect immediately before such event shall be decreased as of the time of the issuance.
If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving SmartRent in which the SmartRent common stock (but not the SmartRent preferred stock) is converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of SmartRent preferred stock shall thereafter be convertible in lieu of the common stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of common stock of SmartRent issuable upon conversion of one share of preferred stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger, would have been entitled to receive pursuant to such transaction; and appropriate adjustment shall be made with respect to the rights and interests thereafter of the holders of the SmartRent preferred stock.

Choice of Forum
Unless FWAA consents in writing to the selection of an alternative forum, the Court of	Unless SmartRent consents in writing to the selection of an alternative forum, SmartRent’s	Unless the Post-Combination Company consents in writing to the selection of an alternative

Current FWAA Provisions	SmartRent	Post-Combination Company
Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of FWAA, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of FWAA to FWAA or FWAA’s stockholders, (iii) any action asserting a claim against FWAA, its directors, officers or employees arising pursuant to any provision of the DGCL or the charter or the Bylaws, or (iv) any action asserting a claim against FWAA, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. The foregoing will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.	charter designates the Court of Chancery of the State of Delaware as the exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of SmartRent, (ii) any claim of breach of a fiduciary duty owed by any of SmartRent’s directors, officers or employees to SmartRent or its stockholders, (iii) any claim against SmartRent arising pursuant to any provision of SmartRent’s charter, bylaws or the DGCL, or (iv) any action asserting a claim against SmartRent its directors, officers or employees, as governed by the internal affairs doctrine.
forum, the Post-Combination Company’s charter and bylaws designate the Court of Chancery of the State of Delaware (or in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) as the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Post-Combination Company, (ii) any claim of breach of a fiduciary duty owed by any of the Post-Combination Company’s directors, officers or employees to the Post-Combination Company or its stockholders, (iii) any claim against the Post-Combination Company arising pursuant to any provision of the Post-Combination Company’s charter, bylaws or the DGCL, or (iv) any action asserting a claim against the Post-Combination Company, its directors, officers or employees, as governed by the internal affairs doctrine.
The Proposed Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

DESCRIPTION OF CAPITAL STOCK OF THE POST-COMBINATION COMPANY
As a result of the Business Combination, FWAA stockholders and SmartRent stockholders who receive shares of Post-Combination Company common stock in the Business Combination will become Post-Combination Company stockholders. Your rights as a Post-Combination Company stockholder will be governed by Delaware law, the Proposed Charter and the Post-Combination Company’s bylaws. The following description of the material terms of the Post-Combination Company’s capital stock, including the Class A common stock to be issued in the Business Combination, reflects the anticipated state of affairs upon completion of the Business Combination. We urge you to read the applicable provisions of Delaware law and the Proposed Charter and form of the Post-Combination Company’s bylaws carefully and in their entirety because they describe your rights as a holder of shares of Post-Combination Company common stock.
In connection with the Business Combination, the Post-Combination Company will amend and restate its charter and bylaws. The following is a description of the material terms of, and is qualified in its entirety by, the Proposed Charter and the Post-Combination Company’s bylaws, each of which will be in effect upon the consummation of the Business Combination, the forms of which are attached as Annex B and Annex C to this proxy statement/prospectus, respectively.
The Post-Combination Company’s purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Upon the consummation of the Business Combination, the Post-Combination Company’s authorized capital stock will consist of (i) 500,000,000 shares of Class A common stock, par value $0.0001 per share, and (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock will be issued or outstanding immediately after the Business Combination. Unless the Post-Combination Company’s board of directors determines otherwise, the Post-Combination Company will issue all shares of its capital stock in uncertificated form.
Common Stock
Holders of shares of Post-Combination Company common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock will not have cumulative voting rights in the election of directors.
Upon the Post-Combination Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, if any, the holders of common stock will be entitled to receive pro rata the Post-Combination Company’s remaining assets available for distribution. Holders of Post-Combination Company common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of Post-Combination Company common stock that will be outstanding at the time of the completion of the Business Combination will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of the common stock will be subject to those of the holders of any shares of Post-Combination Company preferred stock that the board of directors may authorize and issue in the future.
Preferred Stock
Upon the consummation of the Business Combination and pursuant to the Proposed Charter that will become effective at or the consummation of the Business Combination, the total of the Post-Combination Company authorized shares of preferred stock will be 50,000,000 shares. Upon the consummation of the Business Combination, we will have no shares of preferred stock outstanding.
Under the terms of the Proposed Charter, the Post-Combination Company’s board of directors is authorized to direct the Post-Combination Company to issue shares of preferred stock in one or more series without stockholder approval. The board of directors has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing the Post-Combination Company’s board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A common stock.
Dividends
Declaration and payment of any dividend will be subject to the discretion of the Post-Combination Company’s board of directors. The time and amount of dividends will be dependent upon, among other things, the Post-Combination Company’s business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Post-Combination Company’s board of directors may regard as relevant.
The Post-Combination Company currently intends to retain all available funds and any future earnings to fund the development and growth of the business, and therefore does not anticipate declaring or paying any cash dividends on Class A common stock in the foreseeable future.
Anti-Takeover Provisions
The Proposed Charter and the Post-Combination Company’s bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of the Post-Combination Company. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Post-Combination Company to first negotiate with the Post-Combination Company’s board of directors, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Post-Combination Company’s board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Shares
The authorized but unissued shares of Post-Combination Company common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE or Nasdaq, as applicable. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Post-Combination Company by means of a proxy contest, tender offer, merger or otherwise.
Classified Board of Directors
The Proposed Charter provides that the Post-Combination Company’s board of directors will be continue to be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Post-Combination Company’s board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Post-Combination Company’s board of directors.
Stockholder Action; Special Meetings of Stockholders
The Proposed Charter will provide that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Post-Combination Company capital stock would not be able to amend the Post-Combination Company’s bylaws or remove directors without holding a meeting of stockholders called in accordance with the

Post-Combination Company’s bylaws. Further, the Proposed Charter will provide that only the Chairperson of Post-Combination Company’s board of directors, a majority of the board of directors, the Chief Executive Officer of the Post-Combination Company or the President of the Post-Combination Company may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Post-Combination Company capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
In addition, the Post-Combination Company’s bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of the Post-Combination Company’s board of directors, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the board of directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a record stockholder both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in the Post-Combination Company’s bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined herein) thereof in writing and in proper form to the secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by the Post-Combination Company’s bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the Post-Combination Company’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Post-Combination Company; provided, further, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).
Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Post-Combination Company’s board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Post-Combination Company’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.
Amendment of Charter or Bylaws
Upon consummation of the Business Combination, the Post-Combination Company’s bylaws may be amended or repealed by a majority vote of the Post-Combination Company’s board of directors or by the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of a majority of Post-Combination Company’s board of directors and at least sixty-six and two-thirds percent (66 2∕3%) in voting power of the outstanding shares entitled to vote thereon would be required to amend certain provisions of the Proposed Charter.
Limitations on Liability and Indemnification of Officers and Directors
The Proposed Charter and Post-Combination Company’s bylaws will provide indemnification and advancement of expenses for the Post-Combination Company’s directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The Post-Combination Company has entered into, or will enter into, indemnification agreements with each of its directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Proposed Charter and the Post-Combination Company’s bylaws will include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict the Post-Combination Company’s rights and the rights of the Post-Combination Company’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, the Post-Combination Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Post-Combination Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of the Post-Combination Company’s stockholders may bring an action in the company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Post-Combination Company’s shares at the time of the transaction to which the action relates.
Forum Selection
The Proposed Charter will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Post-Combination Company, (ii) any claim of breach of a fiduciary duty owed by any of the Post-Combination Company’s directors, officers, stockholders or employees, (iii) any claim against the Post-Combination Company arising under its charter, bylaws or the DGCL or (iv) any claim against the Post-Combination Company governed by the internal affairs doctrine. The Proposed Charter designates the federal district courts of the United States of America and Delaware state courts and as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
Transfer Agent and Registrar
The transfer agent and registrar for the Class A common stock is Continental Stock Transfer & Trust Company.
Trading Symbol and Market
In connection with the Closing, we intend to apply to list the Class A common stock on the NYSE under the symbol “SMRT.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Relationships and Related Person Transactions — Post-Combination Company
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, FWAA, Sponsor and certain stockholders of SmartRent will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, FWAA will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of FWAA Class A common stock and other equity securities of FWAA that are held by the parties thereto from time to time.
Procedures with Respect to Review and Approval of Related Person Transactions
The board of directors of FWAA and SmartRent recognize the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception thereof). Effective upon the consummation of the Business Combination, the Post-Combination Company’s board of directors expects to adopt a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on the NYSE. Under the policy, the Post-Combination Company will develop and implement processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If it is determined that a transaction or relationship is a related person transaction requiring compliance with the policy, the Post-Combination Company’s audit committee will be required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the Post-Combination Company’s code of business conduct and ethics (which will also be put in place in connection with the Business Combination), and either approve or disapprove the related person transaction. If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee, subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then, upon such recognition, the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. The Post-Combination Company’s management will update the audit committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director will be permitted to participate in approval of a related person transaction for which he or she is a related person.
Certain Relationships and Related Person Transactions — SmartRent
Certain immediate family members of Lucas Haldeman, SmartRent’s Chief Executive Officer, and Demetrios Barnes, SmartRent’s Chief Operating Officer, provide services to SmartRent for compensation, as described below:
•
Sarah Roudybush, whose spouse is Lucas Haldeman, SmartRent’s Co-Founder, and Chief Executive Officer and Chairman of SmartRent’s board of directors, is employed by SmartRent as a Co-Founder and earned $0, $38,636 and $111,852 in compensation in 2018, 2019 and 2020, respectively.

•
Samantha Barnes, whose spouse is Demetrios Barnes, SmartRent’s Chief Operating Officer, provides services to SmartRent as an independent contractor through Fenix Group Consulting, pursuant to an Independent Contractor Agreement for services related to the implementation of Netsuite and Salesforce. Mr. Barnes is the President and Ms. Barnes is the Chief Executive Officer of Fenix

Group Consulting. Fenix Group Consulting was paid $0, $73,062 and $16,313 in compensation for its services in 2018, 2019 and 2020, respectively which consisted solely of work performed by Ms. Barnes, which were paid at a flat hourly rate of $40 per hour.
Series Seed Preferred Stock Financing
In March 2018, in connection with the conversion of SmartRent from a limited liability company to a corporation, SmartRent issued an aggregate of 4,251,705 shares of SmartRent Series Seed Preferred Stock to Lucas Haldeman and the Best Family Trust, established October 2, 2001, of which Robert Best (a member of the SmartRent board of directors) is a trustee, and Lucas Haldeman, SmartRent’s Chief Executive Officer. In March 2018, RET Fund I purchased 1,500,000 shares of SmartRent Series Seed Preferred Stock for an aggregate purchase price of approximately $1.5 million. John Helm is a member of the SmartRent board of directors and is affiliated with RET. As of July 20, 2021, entities affiliated with RET (including RET Associates, RET Fund I, and RET Fund II) held more than 5% of SmartRent’s outstanding capital stock.
Series A Preferred Stock Financing
From September 2018 through December 2018, SmartRent issued an aggregate of 4,540,913 shares of SmartRent Series A Preferred Stock for an aggregate purchase price of approximately $5.0 million. The following table summarizes purchases of shares of SmartRent Series A Preferred Stock by related persons and their affiliated entities. None of SmartRent’s executive officers purchased shares of SmartRent Series A Preferred Stock:
Name	Shares of Series A Preferred Stock	Total Purchase Price
Real Estate Technology Ventures Associates, L.P.(1)	63,573	$70,000.23
Real Estate Technology Ventures, L.P.(1)	3,641,812	$4,009,999.19
Real Estate Technology Ventures-A, L.P.(1)	835,528	$919,999.88

(1)
John Helm is a member of the SmartRent board of directors and is affiliated with RET. As of July 20, 2021, entities affiliated with RET (including RET Associates, RET Fund I, and RET Fund I-A) held more than 5% of SmartRent’s outstanding capital stock.

Series B Preferred Stock Financing
From May 2019 through August 2019, SmartRent issued an aggregate of 5,425,256 shares of SmartRent Series B Preferred Stock for an aggregate purchase price of approximately $33.7 million. The following table summarizes purchases of shares of SmartRent Series A Preferred Stock by related persons and their affiliated entities. None of SmartRent’s executive officers purchased shares of SmartRent Series B Preferred Stock:
Name	Shares of Series B Preferred Stock	Total Purchase Price
Bain Capital Venture Fund 2019, L.P. (1)	3,499,213	$21,768,254.15
BCIP Venture Associates II, L.P. (1)	355,991	$2,214,584.41
BCIP Venture Associates II-B, L.P. (1)	28,921	$179,914.65
BCV 2019-MD Primary, L.P. (1)	134,586	$837,246.05
Real Estate Technology Ventures Associates, L.P.(2)	9,001	$55,994.32
Real Estate Technology Ventures, L.P.(2)	514,845	$3,202,799.26
Real Estate Technology Ventures-A, L.P.(2)	119,146	$741,195.35

(1)
Merritt Hummer is a member of the SmartRent board of directors and is affiliated with BCVI. As of July 20, 2021, entities affiliated with BCVI (including BCV Fund 2019, BCIP Venture II, BCIP Venture II-B, and BCV MD Primary) held more than 5% of SmartRent’s outstanding capital stock.

(2)
John Helm is a member of the SmartRent board of directors and is affiliated with RET. As of July 20, 2021, entities affiliated with RET (including RET Associates, RET Fund I, and RET Fund I-A) held more than 5% of SmartRent’s outstanding capital stock.

Series B-1 Preferred Stock Financing
From May 2019 through August 2019, SmartRent issued an aggregate of 507,708 shares of SmartRent Series B-1 Preferred Stock for an aggregate purchase price of approximately $2.5 million. The following table summarizes purchases of shares of SmartRent Series B-1 Preferred Stock by related persons and their affiliated entities. None of SmartRent’s executive officers purchased shares of SmartRent Series B-1 Preferred Stock:
Name	Shares of Series B-1 Preferred Stock	Total Purchase Price
Real Estate Technology Ventures Associates, L.P.(1)	7,107	$35,369.41
Real Estate Technology Ventures, L.P.(1)	406,522	$2,023,138.04
Real Estate Technology Ventures-A, L.P.(1)	94,079	$468,202.96

(1)
John Helm is a member of the SmartRent board of directors and is affiliated with RET. As of July 20, 2021, entities affiliated with RET (including RET Associates RET Fund I., and RET Fund I-A) held more than 5% of SmartRent’s outstanding capital stock.

Series C Preferred Stock Financing
From March 2020 through March 2021, SmartRent issued an aggregate of 8,874,088 shares of SmartRent Series C Preferred Stock for an aggregate purchase price of approximately $92.5 million. The following table summarizes purchases of shares of SmartRent Series C Preferred Stock by related persons and their affiliated entities. None of SmartRent’s executive officers purchased shares of SmartRent Series C Preferred Stock:
Name	Shares of Series B Preferred Stock	Total Purchase Price
Bain Capital Venture Fund 2019, L.P.(1)	417,672	$4,353,645.86
BCIP Venture Associates II, L.P.(1)	42,492	$442,919.62
BCIP Venture Associates II-B, L.P.(1)	3,452	$35,982.27
BCV 2019-MD Primary, L.P.(1)	16,064	$167,444.72
LEN FW Investor, LLC(2)	1,918,722	$19,999,990.64
Real Estate Technology Ventures II, L.P. (3)	95,936	$999,998.49
RET Ventures SPV I, L.P. (3)	1,151,233	$11,999,992.31
Spark Capital Growth Founders’ Fund II, L.P. (4)	26,622	$277,497.08
Spark Capital Growth Fund II, L.P. (4)	2,371,781	$24,722,496.44

(1)
Merritt Hummer is a member of the SmartRent board of directors and is affiliated with BCVI. As of July 20, 2021, entities affiliated with BCVI (including BCV Fund 2019, BCIP Venture II, BCIP Venture II-B, and BCV MD Primary.) held more than 5% of SmartRent’s outstanding capital stock.

(2)
Eric Feder is a member of the SmartRent board of directors and is affiliated with LEN FW

Investor, LLC. As of July 20, 2021, LEN FW Investor, LLC held more than 5% of SmartRent’s outstanding capital stock.
(3)
John Helm is a member of the SmartRent board of directors and is affiliated with RET. As of July 20, 2021, entities affiliated with RET (including Fund II and SPV I) held more than 5% of SmartRent’s outstanding capital stock.

(4)
Will Reed is a member of the SmartRent board of directors and is affiliated with Spark Capital Partners, LLC. As of July 20, 2021, entities affiliated with Spark Capital Partners, LLC (including SCGFF II and SCGF II) held more than 5% of SmartRent’s outstanding capital stock.

Investors’ Rights Agreement
SmartRent is party to the Second Amended and Restated Investors’ Rights Agreement, dated as of February 2, 2021, as amended, which provides, among other things, that holders of 20% of its capital stock, including (i) entities affiliated with RET, BCVI, Spark Capital Partners, LLC and Lennar corporation, each of which currently hold more than 5% of SmartRent’s outstanding capital stock, and (ii) Lucas Haldeman and Robert Best, members of the SmartRent board of directors, have the right to demand that SmartRent file a registration statement or request that their shares of SmartRent capital stock be covered by a registration statement that SmartRent is otherwise filing. John Helm, Merritt Hummer, Will Reed and Eric Feder, each of whom are directors of SmartRent, are affiliated with RET, BCVI, Spark Capital Partners, LLC and Lennar corporation, respectively. This agreement will terminate upon completion of the Business Combination.
Right of First Refusal
Pursuant to certain of SmartRent equity compensation plans and certain agreements with its stockholders, including the Second Amended and Restated Right of First Refusal and Co-sale Agreement, dated as of February 2, 2021, as amended (the “ROFR Agreement”), SmartRent or its assignees have the right to purchase shares of SmartRent capital stock which stockholders propose to sell to other parties. Certain holders of SmartRent capital stock, including (i) entities affiliated with RET, BCVI, Spark Capital Partners, LLC and Lennar corporation, each of which currently hold more than 5% of SmartRent’s outstanding capital stock, and (ii) Lucas Haldeman and Robert Best, members of the SmartRent board of directors, have rights of first refusal and co-sale under the ROFR Agreement. John Helm, Merritt Hummer, Will Reed and Eric Feder, each of whom are directors of SmartRent, are affiliated with RET, BCVI, Spark Capital Partners, LLC and Lennar corporation, respectively. The right of first refusal rights granted pursuant to the ROFR Agreement will terminate upon completion of the Business Combination.
Voting Agreement
SmartRent is a party to the Second Amended and Restated Voting Agreement, dated as of February 2, 2021, as amended, pursuant to which certain holders of its capital stock, (i) entities affiliated with RET, BCVI, Spark Capital Partners, LLC and Lennar corporation, each of which currently hold more than 5% of SmartRent’s outstanding capital stock, and (ii) Lucas Haldeman and Robert Best, members of the SmartRent board of directors, have agreed to vote their shares of our capital stock on certain matters, including with respect to the election of directors. John Helm, Merritt Hummer, Will Reed and Eric Feder, each of whom are directors of SmartRent, are affiliated with RET, BCVI, Spark Capital Partners, LLC and Lennar corporation, respectively. This agreement will terminate upon completion of the Business Combination.
Management Letter Agreements
SmartRent is a party to management rights letters with each of (i) BCV Fund 2019, BCIP Venture II, BCIP Venture II-B, and BCV MD Primary, (ii) Fifth Wall Ventures II, L.P., (iii) RET Fund I, and (iv) SCGF II and SCGFF II granting certain management, advisory, and information rights. Each of these letter agreements will terminate upon completion of the Business Combination.

Side Letter Agreement
In connection with the closing of the offering of SmartRent Series C Preferred Stock, SmartRent entered into a letter agreement with LEN FW Investor, LLC, a subsidiary of the Lennar Corporation, providing for, among other things, enhanced information rights of LEN FW Investor, LLC, set pricing for Lennar Corporation’s subscriptions for SmartRent software services for a period of five years, and the development of a self-guided touring platform to support home selling clients. This agreement will terminate upon completion of the Business Combination.
Commercial Agreements
Throughout its history, SmartRent has obtained equity funding from strategic partners that have affiliates with whom SmartRent transacts on a commercial basis in the ordinary course of its business. These strategic partners include RET and the Lennar Corporation. As such, SmartRent has customers who have affiliates that are stockholders of SmartRent and/or who have designated members of SmartRent’s board of directors in accordance with the agreements entered into in connection with such equity funding arrangements. SmartRent charges market rates for products and services, and the commercial arrangements with these customers were entered into on an arms’-length basis.
As of December 31, 2020, SmartRent had $0.4 million of receivables due from these customers. For the years ended December 31, 2020, 2019, and 2018 SmartRent earned $37.3 million, $31.9 million, and $5.2 million respectively, of revenue from these customers.
Penny Warrants
SmartRent has, in the ordinary course of business, issued penny warrants to purchase shares of SmartRent common stock to several of its strategic partners, including entities affiliated with RET and Lennar Corporation, each of which currently hold more than 5% of SmartRent’s outstanding capital stock. These warrants vest upon the installation of SmartRent units into properties owned by the warrant holder’s respective affiliated entities. In 2021, RET Fund I, RET Fund I-A and RET Associates, exercised warrants in the amounts of 402,224 shares of SmartRent common stock, 93,084 shares of SmartRent common stock, and 7,033 shares of SmartRent common stock, respectively. As of July 20, 2021, RET SPV I and LEN FW Investor, LLC hold warrants to purchase 383,744 and 375,000 shares of SmartRent common stock, respectively.
Collaboration for Integration
SmartRent and SightPlan, Inc. have entered into a collaboration for integration to establish an API connection between SmartRent’s software and SightPlan, Inc.’s Software. John Helm, who is a member of the SmartRent board of directors, is also a member of the board of directors of Sightplan, Inc.
Director and Officer Indemnification
SmartRent’s charter and SmartRent’s bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. SmartRent has entered into indemnification agreements with certain of the members of its board directors. Following the Business Combination, SmartRent expects that these agreements will be replaced with new indemnification agreements for each director and officer of the Post-Combination Company. For additional information, see “Comparison of Stockholders Rights — Indemnification of Directors, Officers, Employees and Agents” and “Description of Capital Stock of the Post-Combination Company — Limitations on Liability and Indemnification of Officers and Directors.”
Certain Relationships and Related Person Transactions — FWAA
On December 2, 2020, FWAA issued 7,187,500 Founder Shares to its Sponsor in exchange for a payment of $25,000, or approximately $0.003 per share, to cover for certain expenses and offering costs on behalf of FWAA. On February 3, 2021, the Sponsor transferred 30,000 Founder Shares to each of Mr. Coleman and Mmes. Beard, Huang and Lu. On February 4, 2021, FWAA effected a 1:1.2 stock split of

Class B common stock, resulting in Sponsor holding an aggregate of 8,481,000 Founder Shares and there being an aggregate of 8,625,000 Founder Shares outstanding. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of the FWAA IPO, excluding the Private Placement Shares.
Other than the foregoing, none of FWAA’s directors is party to any arrangement or understanding with any person pursuant to which they were appointed as directors, nor is any director party to any transaction required to be disclosed under Item 404(a) of Regulation S-K involving FWAA.
On February 4, 2021, the registration statement on Form S-1 (File No. 333-252274) for the FWAA IPO was declared effective. On February 4, 2021, FWAA subsequently filed a registration statement on Form S-1 (File No. 333-252752) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, which was effective immediately upon filing in order to increase the size of the FWAA IPO. On February 9, 2021, FWAA consummated the FWAA IPO of 34,500,000 shares of Class A common stock, $0.0001 par value per share, which includes the exercise of the underwriters’ option to purchase an additional 4,500,000 shares of Class A common stock at the initial public offering price to cover over-allotments. The shares of Class A common stock were sold at an offering price of $10.00 per share, generating gross proceeds of $345.0 million (before underwriting discounts and commissions and offering expenses).
Simultaneously with the consummation of the FWAA IPO and the issuance and sale of the shares of Class A common stock pursuant thereto, FWAA consummated the Private Placement of 1,047,500 Private Placement Shares at a price of $10.00 per Private Placement Share to the Sponsor, generating gross proceeds of $10.475 million. No underwriting discounts or commissions were paid with respect to the Private Placement. The Private Placement was conducted as a non-public transaction and, as a transaction by an issuer not involving a public offering, was exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act. The Private Placement Shares are identical to the Class A common stock sold in the FWAA IPO, subject to certain limited exceptions, including that the Sponsor has agreed not to transfer, assign or sell any of the Private Placement Shares (except to certain permitted transferees) until 30 days after the completion of FWAA’s initial business combination.
As more fully discussed in the section of this proxy statement/prospectus entitled “Management of FWAA — Conflicts of Interest,” if any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. FWAA’s officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.
No compensation of any kind, including finder’s and consulting fees, will be paid to FWAA’s Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on FWAA’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. FWAA’s audit committee will review on a quarterly basis all payments that were made to FWAA’s Sponsor, officers, directors or FWAA’s or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.
In order to finance transaction costs in connection with an intended initial business combination, FWAA’s Sponsor or an affiliate of FWAA’s Sponsor or certain of FWAA’s officers and directors may, but are not obligated to, loan FWAA funds as may be required. If FWAA completes an initial business combination, FWAA would repay such loaned amounts. In the event that the initial business combination does not close, FWAA may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from FWAA’s Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into Class A common stock at a price of $10.00 per share at the option of the lender. The shares would be identical to the Private Placement Shares, including as to exercise price, exercisability and exercise period. The terms of such loans by FWAA’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. FWAA does not expect to seek loans from parties other than its Sponsor or an affiliate of the Sponsor as FWAA does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.
On February 4, 2021, FWAA entered into a registration rights agreement pursuant to which its Sponsor, and it permitted transferees, if any, are entitled to certain registration rights with respect to the Private Placement Shares, the shares issuable upon conversion of working capital loans (if any) and upon conversion of the Founder Shares.

EXPERTS
The financial statements of Fifth Wall Acquisition Corp. I as of December 31, 2020 and for the period from November 23, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.
The financial statements of SmartRent.com Inc. for the years ended December 31, 2020 and 2019 included in this Registration Statement on Form S-4 of Fifth Wall Acquisition Corp. I, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS
The legality of shares of FWAA Class A common stock offered by this proxy statement/prospectus will be passed upon for FWAA by Gibson, Dunn & Crutcher LLP.

OTHER MATTERS
As of the date of this proxy statement/prospectus, the FWAA Board does not know of any matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
The proposed Post-Combination Company bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. As of the date of this proxy statement/prospectus, the proposed Business Combination has not been completed. Following the Business Combination (because the Post-Combination Company has not yet held an annual meeting), to be timely for the Post-Combination Company’s annual meeting, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Post-Combination Company.
Accordingly, for the Post-Combination Company’s first annual meeting, assuming the meeting is held on June 22, 2022, notice of a nomination or proposal must be delivered to the Post-Combination Company no later than March 24, 2022, and no earlier than February 22, 2022 to be considered timely under the advance notice provisions included in the Post-Combination Company bylaws. Nominations and proposals also must satisfy other requirements set forth in the Post-Combination Company’s bylaws.
Additionally, in accordance with the rules established by the SEC, any stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act must be received at the Post-Combination Company’s principal executive offices not less than 120 calendar days before the date the company's proxy statement is released to stockholders in connection with the previous year's annual meeting; provided, however, if the company did not hold an annual meeting the previous year, or if the date of this year's annual meeting has been changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before the company begins to print and send its proxy materials for that annual meeting. Accordingly, for the Post-Combination Company’s first annual meeting, assuming the meeting is held on June 22, 2022, any stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Post-Combination Company’s proxy materials must be received by the Post-Combination Company’s corporate secretary at its principal executive offices no later than January 3, 2022, which we believe to be a reasonable time before the company expects to begin to print and send its proxy materials for that annual meeting.
For additional information regarding the Post-Combination Company’s advance notice requirements for annual and special meetings, see “Description of Capital Stock of the Post-Combination Company — Advance Notice Requirements for Stockholder Proposals and Director Nominations.”

APPRAISAL RIGHTS
Holders of FWAA common stock are not entitled to appraisal rights in connection with the Business Combination under Delaware law. SmartRent stockholders who do not vote in favor of the Business Combination and who properly demand payment for their shares will be entitled to appraisal rights in connection with the Business Combination under Section 262 of the Delaware General Corporation Law.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
Fifth Wall Acquisition Corp. I
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Fifth Wall Acquisition Corp. I (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholder’s equity and cash flows for the period from November 23, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and the results of its operations and its cash flows for the period from November 23, 2020 (inception) through December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
We have served as the Company’s auditor since 2020.
/s/ WithumSmith+Brown, PC
New York, New York
February 8, 2021

Fifth Wall Acquisition Corp. I
BALANCE SHEET
December 31, 2020
Assets:
Deferred offering costs associated with proposed public offering	$153,990
Total assets	$153,990
Liabilities and Stockholder’s Equity:
Current liabilities:
Accounts payable	$38,045
Accrued expenses	97,289
Franchise tax payable	175
Total current liabilities	135,509
Commitments and Contingencies
Stockholder’s Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 8,625,000 shares issued and outstanding(1)(2)	863
Additional paid-in capital	24,137
Accumulated deficit	(6,519)
Total stockholder’s equity	18,481
Total Liabilities and Stockholder’s Equity	$153,990

(1)
This number includes up to 1,125,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 4).

(2)
On February 4, 2021, the Company effected a 1:1.2 stock split for Class B common stock, resulting in an aggregate of 8,625,000 Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split (see Note 4).

The accompanying notes are an integral part of these financial statements.

Fifth Wall Acquisition Corp. I
STATEMENT OF OPERATIONS
For The Period From November 23, 2020 (inception) through December 31, 2020
General and administrative expenses	$6,344
Franchise tax expenses	175
Net loss	$(6,519)
Weighted average shares outstanding of Class B common stock, basic and diluted(1)(2)	7,500,000
Basic and diluted net loss per share, Class B	$(0.00)

(1)
This number excludes an aggregate of up to 1,125,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 4).

(2)
On February 4, 2021, the Company effected a 1:1.2 stock split for Class B common stock, resulting in an aggregate of 8,625,000 Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split (see Note 4).

The accompanying notes are an integral part of these financial statements.

Fifth Wall Acquisition Corp. I
STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
For The Period From November 23, 2020 (inception) through December 31, 2020
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – November 23, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)(2)	—	—	8,625,000	863	24,137	—	25,000
Net loss	—	—	—	—	—	(6,519)	(6,519)
Balance – December 31, 2020	—	$—	8,625,000	$863	$24,137	$(6,519)	$18,481

(1)
This number includes up to 1,125,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 4).

(2)
On February 4, 2021, the Company effected a 1:1.2 stock split for Class B common stock, resulting in an aggregate of 8,625,000 Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split (see Note 4).

The accompanying notes are an integral part of these financial statements.

Fifth Wall Acquisition Corp. I
STATEMENT OF CASH FLOWS
For The Period From November 23, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(6,519)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by Sponsor in exchange for issuance of Class B common stock	5,000
Changes in operating assets and liabilities:
Accrued expenses	1,344
Franchise tax payable	175
Net cash used in operating activities	—
Net change in cash	—
Cash – beginning of the period	—
Cash – end of the period	$—
Supplemental disclosure of noncash financing activities:
Deferred offering costs paid in exchange for issuance of Class B common stock to Sponsor	$20,000
Deferred offering costs included in accounts payable	$38,045
Deferred offering costs included in accrued expenses	$95,945
The accompanying notes are an integral part of these financial statements.

FIFTH WALL ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS
Note 1 — Description of Organization, Business Operations, Going Concern and Basis of Presentation
Fifth Wall Acquisition Corp. I (the “Company”) is a blank check company incorporated in Delaware on November 23, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from November 23, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the proposed public offering described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is Fifth Wall Acquisition Sponsor, LLC, a Delaware limited liability company(the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering (the “Proposed Public Offering”) of 30,000,000 shares (each, a “Share” and collectively, the “Shares”) at $10.00 per Share (or 34,500,000 Shares if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 957,500 shares of Class A common stock (or 1,047,500 if the underwriters’ over-allotment option is exercised in full) (each, a “Private Placement Share” and collectively, the “Private Placement Shares”), at a price of $10.00 per Private Placement Share in a private placement to the Sponsor that will close simultaneously with the Proposed Public Offering.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the funds held in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held in trust and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Public Offering, management will agree that an amount equal to at least $10.00 per Share sold in the Proposed Public Offering, including the proceeds from the sale of the Private Placement Shares, will be held in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company will provide the holders (the “Public Stockholders”) of the Company’s outstanding shares of Class A common stock, par value $0.0001 per share, sold in the Proposed Public Offering (the “Public Shares”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” If the Company seeks stockholder approval, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in connection with a Business Combination in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all or are not a holder of record of Public Shares on the record date established in connection with a Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) will agree to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Proposed Public Offering in favor of a Business Combination. In addition, the initial stockholders will agree to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
The Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The holders of the Founder Shares (the “initial stockholders”) will agree not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Public Offering (the “Combination Period”) and the Company’s stockholders have not amended the Certificate of Incorporation to extend such Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law,; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The initial stockholders will agree to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the

Proposed Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters will agree to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account (or less than that in certain circumstances). In order to protect the amounts held in the Trust Account, the Sponsor will agree to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.
In connection with the Company’s assessment of going concern considerations in accordance with ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” as of December 31, 2020, the Company does not have sufficient liquidity to meet its current obligations. However, management has determined that the Company has access to funds from the Sponsor and the Sponsor has the financial wherewithal to provide such funds that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Public Offering and a minimum one year from the date of issuance of these financial statements.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards.

The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Note 2 — Summary of Significant Accounting Policies
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amount represented in the balance sheet, primarily due to their short-term nature.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Deferred Offering Costs Associated with the Proposed Public Offering
Deferred offering costs consist of legal fees incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.
Net Loss Per Share of Common Stock
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares of Class B common stock outstanding during the period excluding Class B common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 1,125,000 shares of Class B common stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (Note 4). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed de minimus as of December 31, 2020.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The provision for income taxes was deemed to be de minimus for the period from November 23, 2020 (inception) through December 31, 2020.
Recent Accounting Standards
The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statements.
Note 3 — Proposed Public Offering
Pursuant to the Proposed Public Offering, the Company intends to offer for sale 30,000,000 Shares at a price of $10.00 per Share (see Note 6).
The Company will grant the underwriters a 45-day option from the date of the final prospectus relating to the Proposed Public Offering to purchase up to 4,500,000 additional Shares to cover over-allotments, if any, at the Proposed Public Offering price, less underwriting discounts and commissions.
Note 4 — Related Party Transactions
Founder Shares
On December 2, 2020, the Sponsor paid $25,000 to cover for certain expenses and offering costs on behalf of the Company in exchange for the issuance of 7,187,500 shares of the Company’s common stock, which was later designated as 7,187,500 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”). On February 4, 2021, the Company effected a 1:1.2 stock split for Class B common stock, resulting in an aggregate of 8,625,000 Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split. The initial stockholders agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Proposed Public Offering.
The initial stockholder will agree, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the initial stockholder with respect to any Founder Shares.
Private Placement Shares
The Sponsor will agree to purchase 957,500 Private Placement Shares (or 1,047,500 Private Placement Shares if the over-allotment option is exercised in full) at a price of $10.00 per Private Placement Share (approximately $9.6 million in the aggregate, or approximately $10.5 million if the underwriters’ over-allotment option is exercised in full) in the Private Placement that will occur simultaneously with the closing of the Proposed Public Offering.

A portion of the proceeds from the sale of the Private Placement Shares to the Sponsor will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account.
The Sponsor and the Company’s officers and directors will agree, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Shares until 30 days after the completion of the initial Business Combination.
Related Party Loans
On December 2, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Proposed Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the Proposed Public Offering. As of December 31, 2020, the Company had not borrowed any amount under the Note. Subsequent to December 31, 2020, the Company borrowed approximately $109,000 under the Note.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into shares of the post Business Combination entity at a price of $10.00 per share. The shares would be identical to the Private Placement Shares. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.
Note 5 — Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Shares and shares that may be issued upon conversion of Working Capital Loans will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to the consummation of the Proposed Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters will be entitled to an underwriting discount of $0.20 per Share, or $6.0 million in the aggregate (or $6.9 million in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. An additional fee of $0.35 per Share, or $10.5 million in the aggregate (or $12.1 million in the aggregate if the underwriters’ over-allotment option is exercised in full) will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6 — Stockholder’s Equity
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were no shares of Class A common stock issued or outstanding.
Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of December 31, 2020 there were 8,625,000 shares of Class B common stock issued and outstanding, which amounts have been retroactively restated to reflect the stock split as discussed in Note 4. Of the 8,625,000 shares of Class B common stock outstanding, up to 1,125,000 shares are subject to forfeiture, to the Company by the initial stockholders for no consideration to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the number of shares of Class B common stock will collectively equal 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering, excluding the private placement shares.
Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders except as required by law.
The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Proposed Public Offering and related to the closing of the Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the Sponsor agrees to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the Proposed Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders) (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination, the private placement shares, and any private placement shares issued to the Sponsor, officers or directors upon conversion of Working Capital Loans). The Sponsor may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.
Note 7 — Subsequent Events
Subsequent to December 31, 2020, the Company borrowed approximately $109,000 under the Note.
On February 4, 2021, the Company effected a 1:1.2 stock split for Class B common stock, resulting in an aggregate of 8,625,000 Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split.
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to February 8, 2021, the date that the financial statements were available to be issued. Based on this review, except as noted above, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

FIFTH WALL ACQUSITION CORP. I
UNAUDITED CONDENSED BALANCE SHEET
	March 31, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$1,582,422	$—
Prepaid expenses	1,577,598	—
Total current assets	3,160,020	—
Investments held in Trust Account	345,012,880	—
Deferred offering costs	—	153,990
Total Assets	$348,172,900	$153,990
Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$543,786	$38,045
Accrued expenses	96,494	97,289
Due to related party	15,080	—
Franchise tax payable	48,444	175
Total current liabilities	703,804	135,509
Deferred underwriting commissions	12,075,000	—
Total liabilities	12,778,804	135,509
Commitments and Contingencies
Class A common stock, $0.0001 par value; 33,039,409 shares subject to possible redemption at $10.00 per share	330,394,090	—
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of March 31, 2021 and December 31, 2020	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 2,508,091 and 0 shares issued and outstanding (excluding 33,039,409 and 0 shares subject to possible redemption) as of March 31, 2021 and December 31, 2020 respectively	251	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 8,625,000 shares issued and outstanding as of March 31, 2021 and December 31, 2020	863	863
Additional paid-in capital	5,258,217	24,138
Accumulated deficit	(259,325)	(6,519)
Total stockholders’ equity	5,000,006	18,481
Total Liabilities and Stockholders’ Equity	$348,172,900	$153,990
The accompanying notes are an integral part of these unaudited condensed financial statements.

FIFTH WALL ACQUSITION CORP. I
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2021
General and administrative expenses	$217,417
Franchise tax expenses	48,269
Loss from operations	(265,686)
Income from investments held in Trust Account	12,880
Net loss	$(252,806)
Weighted average shares outstanding of Class A redeemable common stock	34,500,000
Basic and diluted net income per share, Class A redeemable common stock	$0.00
Weighted average shares outstanding of Class A and Class B non-redeemable common stock, basic and diluted	8,731,083
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	$(0.03)
The accompanying notes are an integral part of these unaudited condensed financial statements.

FIFTH WALL ACQUSITION CORP. I
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For the Three Months Ended March 31, 2021
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Investments held in Trust Account	—	$—	8,625,000	$863	$24,137	$(6,519)	$18,481
Sale of shares in initial public offering, gross	34,500,000	3,450	—	—	344,996,550	—	345,000,000
Offering costs	—	—	—	—	(19,846,579)	—	(19,846,579)
Sale of private placement shares to Sponsor in private placement	1,047,500	105	—	—	10,474,894	—	10,474,999
Common stock subject to possible redemption	(33,039,409)	(3,304)	—	—	(330,390,786)	—	(330,394,090)
Net loss	—	—	—	—	—	(252,806)	(252,806)
Balance – March 31, 2021 (unaudited)	2,508,091	$251	8,625,000	$863	$5,258,217	$(259,325)	$5,000,006
The accompanying notes are an integral part of these unaudited condensed financial statements.

FIFTH WALL ACQUSITION CORP. I
UNAUDITED CONDENSED STATEMENT OF CASH FLOWS
For the Three Months Ended March 31, 2021
Cash Flows from Operating Activities:
Net loss	$(252,806)
Adjustments to reconcile net income to net cash used in operating activities:
Income from investments held in Trust Account	(12,880)
Changes in operating assets and liabilities:
Prepaid expenses	(1,577,598)
Accounts payable	(15,063)
Due to related party	15,080
Accrued expenses	(1,344)
Franchise tax payable	48,269
Net cash used in operating activities	(1,796,342)
Cash Flows from Investing Activities
Cash deposited in Trust Account	(345,000,000)
Net cash used in investing activities	(345,000,000)
Cash Flows from Financing Activities:
Proceeds received from initial public offering, gross	345,000,000
Proceeds received from private placement	10,475,000
Offering costs paid	(7,096,236)
Net cash provided by financing activities	348,378,764
Net change in cash	1,582,422
Cash – beginning of the period	—
Cash – end of the period	$1,582,422
Supplemental disclosure of noncash financing activities:
Offering costs included in accounts payable	$520,804
Offering costs included in accrued expenses	$549
Deferred underwriting commissions in connection with the initial public offering	$12,075,000
Initial value of Class A common stock subject to possible redemption	$330,668,410
Change in value of Class A common stock subject to possible redemption	$(274,320)
The accompanying notes are an integral part of these unaudited condensed financial statements.

FIFTH WALL ACQUSITION CORP. I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Note 1 — Description of Organization and Business Operations
Fifth Wall Acquisition Corp. I (the “Company”) is a blank check company incorporated in Delaware on November 23, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of March 31, 2021, the Company had not commenced any operations. All activity for the period from November 23, 2020 (inception) through March 31, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company expects to generate non-operating income in the form of interest income on investments held in trust account from the proceeds derived from the Initial Public Offering.
The Company’s sponsor is Fifth Wall Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 4, 2021. On February 9, 2021, the Company consummated its Initial Public Offering of 34,500,000 shares of Class A common stock, including the issuance of 4,500,000 shares of Class A common stock as a result of the underwriters’ exercise in full of its over-allotment option, (each, a “Public Share” and collectively, the “Public Shares”) at $10.00 per share, generating gross proceeds of approximately $345.0 million, and incurring offering costs of approximately $19.8 million, inclusive of approximately $12.1 million in deferred underwriting commissions (Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 1,047,500 shares of Class A common stock (each, a “Private Placement Share” and collectively, the “Private Placement Shares”), at a price of $10.00 per Private Placement Share to the Sponsor, generating proceeds of approximately $10.5 million (Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, $345.0 million ($10.00 per Unit) of the net proceeds of the sale of the Public Shares in the Initial Public Offering and of the Private Placement Shares in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the funds held in the Trust Account (excluding the amount of deferred underwriting discounts held in trust and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of the Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business

FIFTH WALL ACQUSITION CORP. I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” If the Company seeks stockholder approval, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in connection with a Business Combination in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all or are not a holder of record of Public Shares on the record date established in connection with a Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
The Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The holders of the Founder Shares (the “initial stockholders”) agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or February 9, 2023, (the “Combination Period”) and the Company’s stockholders have not amended the Certificate of Incorporation to extend such Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law,; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s

FIFTH WALL ACQUSITION CORP. I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account (or less than that in certain circumstances). In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Business Combination
As more fully described in Note 8, on April 21, 2021, the Company (“FWAA”), entered into a merger agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among FWAA, Einstein Merger Corp. I, a Delaware corporation and a wholly owned subsidiary of FWAA (“Merger Sub”), and SmartRent.com, Inc., a Delaware corporation (“SmartRent”). The transactions set forth in the Merger Agreement, including the Merger (defined below), will constitute a “Business Combination” as contemplated by FWAA’s Amended and Restated Certificate of Incorporation. Subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into SmartRent, with SmartRent surviving as a wholly owned subsidiary of FWAA (the “Merger”). Upon the closing of the Merger and the other transactions contemplated by the Merger Agreement (the “Closing”), FWAA will change its name to “SmartRent, Inc.”.
Liquidity and Capital Resources
As of March 31, 2021, the Company had approximately $1.6 million in its operating bank account and working capital of approximately $2.5 million.

FIFTH WALL ACQUSITION CORP. I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from Sponsor to cover for certain expenses and offering costs in exchange for the issuance of the Founder Shares (as defined in Note 4), the loan of approximately $118,000 from the Sponsor pursuant to the Note (as defined in Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on February 12, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). As of March 31, 2021, there were no amounts outstanding under any Working Capital Loan.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021 or any future period.
The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 8-K and the final prospectus filed by the Company with the SEC on February 16, 2021 and February 8, 2021, respectively.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period,

FIFTH WALL ACQUSITION CORP. I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents held outside the Trust Account as of March 31, 2021.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. As of March 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from investments held in Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

FIFTH WALL ACQUSITION CORP. I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
As of March 31, 2021 and December 31, 2021, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, due to related party and franchise taxes payable approximate their fair values due to the short-term nature of the instruments. The Company’s marketable securities held in Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less and are recognized at fair value. The fair value of marketable securities held in Trust Account is determined using quoted prices in active markets.
Offering Costs Associated with the Initial Public Offering
Offering costs consist of legal, accounting, underwriting and other costs incurred that were directly related to the Initial Public Offering and that were charged to stockholders’ equity upon the completion of the Initial Public Offering.
Class A Common Shares Subject to Possible Redemption
Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of March 31, 2021, 33,039,409 shares of Class A common stock subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of March 31, 2021, the Company had deferred tax assets of approximately $53,000 which is presented net of a full valuation allowance
FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company’s currently taxable income primarily consists of income from investments held in the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible.

FIFTH WALL ACQUSITION CORP. I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
No amounts were accrued for the payment of interest and penalties as of March 31, 2021 or December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net income (loss) per common stock
Net income (loss) per stock is computed by dividing net loss by the weighted-average number of common stock outstanding during the periods. At March 31, 2021, the Company did not have any dilutive securities and other contracts that could potentially be exercised or converted into common stock and then stock in the earnings of the Company. As a result, diluted loss per common stock is the same as basic loss per common stock for the periods presented.
The Company’s unaudited condensed statements of operations include a presentation of loss per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per stock, basic and diluted for Class A common stock subject to possible redemption for the three months ended March 31, 2021 is calculated by dividing income from investments held in Trust Account of approximately $13,000 (less franchise tax expense of approximately $13,000, resulting in approximately $0), by the weighted average number of Class A common stock subject to possible redemption outstanding for the period.
Net loss per stock, basic and diluted for Class A and Class B nonredeemable common stock for the three months ended March 31, 2021 is calculated by dividing the net loss of approximately $253,000, less net income attributable to Class A common stock of approximately $0, resulting in a net loss of approximately $253,000, by the weighted average number of Class A and Class B nonredeemable common stock outstanding for the period. The weighted average non-redeemable common stock for the year ended December 31, 2020 includes the effect of 1,047,500 Private Placement Shares which were issued in conjunction with the initial public offering on February 9, 2021.
Recently Adopted Accounting Pronouncements
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
Recent Accounting Pronouncements
Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statement.
Note 3 — Initial Public Offering
On February 9, 2021, the Company consummated its Initial Public Offering of 34,500,000 Public Shares, including the issuance of 4,500,000 shares of Class A common stock as a result of the underwriters’ exercise in full of its over-allotment option, at $10.00 per Public Share, generating gross proceeds of approximately $345.0 million, and incurring offering costs of approximately $19.8 million, inclusive of approximately $12.1 million in deferred underwriting commissions.

FIFTH WALL ACQUSITION CORP. I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Note 4 — Related Party Transactions
Founder Shares
On December 2, 2020, the Sponsor paid $25,000 to cover for certain expenses and offering costs on behalf of the Company in exchange for the issuance of 7,187,500 shares of the Company’s common stock, which was later designated as 7,187,500 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”). On February 4, 2021, the Company effected a 1:1.2 stock split for Class B common stock, resulting in an aggregate of 8,625,000 Class B common stock outstanding. The initial stockholders agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering, excluding the Private Placement Shares. On February 9, 2021, the underwriter exercised the over-allotment option; thus, these 1,125,000 Founder Shares were no longer subject to forfeiture.
The initial stockholder agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the initial stockholder with respect to any Founder Shares.
Private Placement Shares
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 1,047,500 shares of Class A common stock (each, a “Private Placement Share” and collectively, the “Private Placement Shares”), at a price of $10.00 per Private Placement Share to the Sponsor, generating proceeds of approximately $10.5 million.
A portion of the proceeds from the sale of the Private Placement Shares to the Sponsor was added to the proceeds from the Initial Public Offering to be held in the Trust Account.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Shares until 30 days after the completion of the initial Business Combination.
Related Party Loans
On December 2, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. As of February 9, 2021, the Company borrowed approximately $118,000 under the Note. On February 12, 2021, the Company repaid the Note in full.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working

FIFTH WALL ACQUSITION CORP. I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into shares of the post Business Combination entity at a price of $10.00 per share. The shares would be identical to the Private Placement Shares. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March 31, 2021, the Company had no borrowings under the Working Capital Loans.
Note 5 — Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Shares and shares that may be issued upon conversion of Working Capital Loans were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. These holders were entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional shares to cover over-allotments, if any, at the Initial Public Offering price, less underwriting discounts and commissions. The underwriters fully exercised the over-allotment option on February 9, 2021.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of this financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.
Note 6 — Stockholders’ Equity
Preferred Stock — The Company is authorized to issue 1,000,000 preferred stock with a par value of $0.0001 per share. At March 31, 2021 and December 31, 2020, there were no preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of March 31, 2021, there were 2,508,091 shares of Class A common stock outstanding, excluding 33,039,409 shares of Class A common stock subject to possible conversion that were classified as temporary equity in the accompanying balance sheet. There were no Class A common stock outstanding as of December 31, 2020.
Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of December 31, 2020 there were 8,625,000 shares of Class B common stock issued and outstanding. Of the 8,625,000 shares of Class B common stock outstanding, up to 1,125,000 shares were subject to forfeiture, to the Company by the initial stockholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of shares of Class B common stock would collectively equal 20% of the Company’s issued and outstanding common stock after the Initial Public Offering, excluding the Private Placement Shares. On February 9, 2021, the underwriter exercised the over-allotment option; thus, these 1,125,000 Founder Shares were no longer subject to forfeiture. As of March 31, 2021 there were 8,625,000 shares of Class B common stock issued and outstanding and no shares were subject to forfeiture.

FIFTH WALL ACQUSITION CORP. I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders except as required by law.
The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the Sponsor agrees to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders) (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination, the private placement shares, and any private placement shares issued to the Sponsor, officers or directors upon conversion of Working Capital Loans). The Sponsor may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.
Note 7 — Fair Value Measurements
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of March 31, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
U.S. Treasury Securities held in Trust Account(1)	$345,012,881	—	—

(1)
Includes approximately $4,000 of investments held in cash within the Trust Account.

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels of the hierarchy for the three months ended March 31, 2021. Level 1 instruments include investments U.S. Treasury securities with an original maturity of 185 days or less.
Note 8 — Subsequent Events
On April 21, 2021, the Company, entered into a merger agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Einstein Merger Corp. I, a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and SmartRent.com, Inc., a Delaware corporation (“SmartRent”). The transactions set forth in the Merger Agreement, including the Merger (defined below), will constitute a “Business Combination” as contemplated by FWAA’s Amended and Restated Certificate of Incorporation. Unless expressly stated otherwise herein, capitalized terms used but not defined herein shall have such meanings ascribed to them in the Merger Agreement. Subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into SmartRent, with SmartRent surviving as a wholly owned subsidiary of FWAA (the “Merger”). Upon the closing of the Merger and the other transactions contemplated by the Merger Agreement (the “Closing”), the Company will change its name to “SmartRent, Inc.”.

FIFTH WALL ACQUSITION CORP. I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Subject to the terms and conditions set forth in the Merger Agreement, in consideration of the Merger, each outstanding share of SmartRent’s common stock (including shares of common stock issued upon conversion of preferred stock immediately prior to the Closing but excluding shares owned by SmartRent as treasury stock) will be converted into the right to receive such number of shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “FWAA common stock”), equal to the Per Share Merger Consideration (as defined in the Merger Agreement). In addition, at the Closing, (i) each outstanding option to purchase SmartRent common stock, whether vested or unvested, will be assumed and converted into an option with respect to a number of shares of FWAA common stock in the manner set forth in the Merger Agreement, (ii) each outstanding warrant to purchase SmartRent common stock, whether or not exercisable, will be assumed and converted into a warrant with respect to a number of shares of FWAA common stock in the manner set forth in the Merger Agreement, and (iii) each outstanding award of restricted stock units with respect to shares of SmartRent common stock will be assumed and converted into the right to receive an award of restricted stock units representing a right to receive a number of shares of FWAA common stock in the manner set forth in the Merger Agreement.
Consummation of the transactions contemplated by the Merger Agreement is subject to conditions of the respective parties that are customary for a transaction of this type, including, among others: (a) approval by the Company’s stockholders of certain proposals to be set forth in the Proxy Statement/Prospectus; (b) approval of the Merger by the stockholders of SmartRent; (c) there being no laws or injunctions by governmental authorities or other legal restraint prohibiting consummation of the transactions contemplated under the Merger Agreement; (d) the waiting period applicable to the Merger under the HSR Act having expired (or early termination having been granted); and (e) the Company having at least $5,000,001 in net tangible assets.
Concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements (each, a “Subscription Agreement”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and the Company has agreed to issue and sell to the PIPE Investors an aggregate of 15,500,000 shares of the Company’s common stock , at a per share price of $10 for an aggregate purchase price of $155 million concurrent with the Closing, on the terms and subject to the conditions set forth therein (the “PIPE Financing”). The Subscription Agreements contain customary representations and warranties of the Company, on the one hand, and each PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the transactions contemplated by the Merger Agreement. Shares of the Company’s common stock to be issued and sold to the PIPE Investors pursuant to the Subscription Agreements will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Each Subscription Agreement provides that FWAA will grant the PIPE Investors certain customary registration rights.
The Merger Agreement and other related agreements have been reported and filed on a Current Report Form 8-K with the SEC on April 8, 2021.
The Company evaluated subsequent events and transactions that occurred up to the date unaudited condensed financial statements were issued. Based upon this review, the Company determined that, except as described herein, there have been no events that have occurred that would require adjustments to the disclosures in the unaudited condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of SmartRent.com Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of SmartRent.com Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
Phoenix, Arizona
May 14, 2021 (July 1, 2021, as to the effects of the immaterial restatement discussed in Note 1)
We have served as the Company’s auditor since 2020.

SMARTRENT.COM, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
	December 31, 2020	December 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$38,618	$21,424
Accounts receivable, net	20,787	6,846
Inventory	17,628	6,286
Deferred cost of revenue, current portion	6,782	2,120
Prepaid expenses and other current assets	3,840	3,507
Total current assets	87,655	40,183
Property and equipment, net	847	746
Deferred cost of revenue	10,072	4,875
Goodwill	4,162	—
Other long-term assets	1,113	1,651
Total assets	$103,849	$47,455
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$2,275	$1,676
Accrued expenses and other current liabilities	9,555	6,628
Deferred revenue, current portion	19,348	5,347
Current portion of long-term debt	1,651	7,640
Total current liabilities	32,829	21,291
Revolving line of credit	—	4,802
Long-term debt, net	3,169	4,812
Deferred revenue	34,153	13,736
Other long-term liabilities	516	1,037
Total liabilities	70,667	45,678
Commitments and contingencies (Note 12)
Convertible preferred stock, $0.00001 par value; 21,698 and 16,346 shares authorized as of December 31, 2020 and 2019; 21,458 and 15,181 shares issued and outstanding as of December 31, 2020 and 2019	111,432	46,206
Stockholders’ deficit
Common stock, $0.00001 par value; 28,781 and 20,964 shares authorized as of December 31, 2020 and 2019; 2,124 and 996 shares issued and outstanding as of December 31, 2020 and 2019	—	—
Additional paid-in capital	4,157	1,104
Accumulated deficit	(82,642)	(45,533)
Accumulated other comprehensive income (loss)	235	—
Total stockholders’ deficit	(78,250)	(44,429)
Total liabilities, convertible preferred stock and stockholders’ deficit	$103,849	$47,455
See accompanying Notes to Consolidated Financial Statements

SMARTRENT.COM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(in thousands, except per share amounts)
	For the years ended December 31,
	2020	2019
Revenue
Hardware	$31,978	$24,017
Professional services	12,304	9,095
Hosted services	8,252	3,120
Total revenue	52,534	36,232
Cost of revenue
Hardware	35,225	20,462
Professional services	16,176	14,438
Hosted services	5,430	2,380
Total cost of revenue	56,831	37,280
Operating expense
Research and development	9,406	7,731
Sales and marketing	5,429	3,261
General and administrative	16,584	17,794
Total operating expense	31,419	28,786
Loss from operations	(35,716)	(29,834)
Interest expense	559	158
Other expense, net	685	269
Loss before income taxes	(36,960)	(30,261)
Provision for income taxes	149	—
Net loss	(37,109)	(30,261)
Less: Deemed dividend to preferred stockholder on exchange for common shares	—	(3,208)
Net Loss attributable to SmartRent.com common stockholders, basic and diluted	$(37,109)	$(33,469)
Net loss per common share
Basic and diluted	$(23.94)	$(36.34)
Weighted-average number of shares used in computing net loss per share
Basic and diluted	1,550	921
Other comprehensive income
Foreign currency translation adjustment	235	—
Comprehensive loss	$(36,874)	$(30,261)
See accompanying Notes to Consolidated Financial Statements

SMARTRENT.COM, INC.
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(in thousands, except per share amounts)
	Convertible Preferred Stock		Common Stock
	Shares	Amount (Par Value $0.00001)	Shares	Amount (Par Value $0.00001)	Additional Paid In Capital	Accumulated Deficit	Accumulated other comprehensive income	Total Stockholder’s Equity (Deficit)
Balance, January 1, 2019 as previously reported	10,293	$9,747	1,800	$—	$1,645	$(12,064)	$—	$(10,419)
Restatement adjustment (see Note 1)		1,005			(1,005)			(1,005)
Balance, January 1, 2019 as restated (see Note 1)	10,293	$10,752	1,800	$—	$640	$(12,064)	$—	$(11,424)
Stock-based compensation	—	—	—	—	7,012	—	—	7,012
Conversion of Convertible Note to Series B-1 Preferred Stock	508	2,833	—	—		—	—	—
Issuance of Series B Preferred Stock for cash, net of offering costs	3,576	22,166	—	—		—	—	—
Issuance of Warrants in connection with Credit Facility	—	—	—	—	51	—	—	51
Issuance of Series B Preferred Stock in exchange for Common Stock and Series Seed Preferred Stock	804	10,455	(804)	—	(7,247)	(3,208)	—	(10,455)
Common stock warrant related to marketing expense					648			648
Net loss	—	—	—	—	—	(30,261)	—	(30,261)
Balance, December 31, 2019	15,181	46,206	996	—	1,104	(45,533)	—	(44,429)
Stock-based compensation	—	—	—	—	1,052	—	—	1,052
Stock-based compensation related to acquisition	—	—	844	—	707	—	—	707
Issuance of Series C Preferred Stock for cash, net of offering costs	5,516	57,439	—	—		—	—	—
Conversion of Convertible Note to Series C-1 Preferred Stock	761	7,787	—	—		—	—	—
Common stock warrants related to marketing expense					481			481
Issuance of common stock in connection with acquisition	—	—	281	—	813	—	—	813
Exercise of warrants	—	—	3	—	—	—	—	—
Net loss	—	—	—	—	—	(37,109)	—	(37,109)
Other comprehensive income	—	—	—	—	—	—	235	235
Balance, December 31, 2020	21,458	$111,432	2,124	$—	$4,157	$(82,642)	$235	$(78,250)
See accompanying Notes to Consolidated Financial Statements

SMARTRENT.COM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	For the years ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(37,109)	$(30,261)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	295	59
Amortization of debt discount	8	2
Non-employee warrant expense	481	648
Provision for warranty expense	3,370	—
Loss on extinguishment of debt	164	303
Non-cash lease expense	461	194
Stock-based compensation related to acquisition	707	—
Non-cash compensation expense related to acquisition	3,353	—
Stock-based compensation	1,052	7,012
Non-cash interest expense	100	59
Provision for excess and obsolete inventory	778	—
Provision for doubtful accounts	512	—
Change in operating assets and liabilities
Accounts receivable	(13,526)	(4,218)
Inventory	(11,090)	(4,544)
Deferred cost of revenue	(8,584)	(5,485)
Prepaid expenses and other assets	1,014	(1,988)
Accounts payable	(72)	999
Accrued expenses and other liabilities	(3,209)	6,636
Deferred revenue	32,841	8,868
Lease liabilities	(36)	(147)
Net cash used in operating activities	(28,490)	(21,863)
CASH FLOWS FROM INVESTING ACTIVITIES
Zenith acquisition, net of cash acquired	(2,382)	—
Purchase of property and equipment	(298)	(771)
Cost method investment	—	(50)
Net cash used in investing activities	(2,680)	(821)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from revolving line of credit	7,179	5,172
Payments on revolving line of credit	(11,981)	(370)
Proceeds from term loan	—	4,949
Payments on term loan	(139)	—
Payments on note payable related to acquisition	(4,327)	—
Proceeds from warrant exercises	—	51
Proceeds from convertible notes	50	9,010
See accompanying Notes to Consolidated Financial Statements

	For the years ended December 31,
	2020	2019
Convertible preferred stock issued, net of expenses	57,439	22,166
Net cash provided by financing activities	48,221	40,978
Effect of exchange rate changes on cash and cash equivalents	143	—
Net increase in cash and cash equivalents	17,194	18,294
Cash and cash equivalents – beginning of period	21,424	3,130
Cash and cash equivalents – end of period	$38,618	$21,424
Supplemental disclosure of cash flow information
Interest paid	$459	$140
Cash paid for taxes	$83	$—
Schedule of non-cash investing and financing activities
Accrued property and equipment at period end	$32	$19
Conversion of convertible debt to preferred stock	$7,787	$2,833
Common stock issued as consideration for acquisition	$813	$—
Recognition of ROU asset and lease liability	$—	$1,574
See accompanying Notes to Consolidated Financial Statements

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
NOTE 1. DESCRIPTION OF BUSINESS
SmartRent.com, Inc., and its wholly owned subsidiaries, (collectively the “Company”) is an enterprise software company that provides a fully integrated, brand-agnostic smart home operating system to residential property owners and operators, as well as homebuilders “iBuyers,” developers, and residents. SmartRent’s solutions are designed to provide communities with visibility and control over assets while providing additional revenue opportunities through all-in-one home control offerings for residents. The Company was founded in November 2016 in Delaware as a limited liability company (“LLC”) and converted to a corporation in March 2018. The Company is headquartered in Scottsdale, Arizona.
On February 18, 2020, the Company completed its acquisition of Zenith Highpoint, Inc. (“Zenith”), and its wholly-owned subsidiary, Zipato, Ltd. (“Zipato”). Zipato manufactures the Company’s proprietary device products and sells smart home technology consisting of security, energy and home automation systems.
Immaterial restatements
Subsequent to the issuance of the Company’s Consolidated Financial Statements for the year ended December 31, 2020, prior period misstatements were identified. The Company corrected miscalculations in weighted-average shares used in computing net loss per share for the years ended December 31, 2020 and 2019 which resulted in an understatement of net loss per share for the year ended December 31, 2020 and an overstatement of net loss per share for the year ended December 31, 2019. There were also corrections to the Company’s Statement of Convertible Preferred Stock and Stockholders’ Deficit for amounts that should have been included in convertible preferred stock presented outside of stockholders’ equity. These misstatements impacted the balances of convertible preferred stock and additional paid-in capital as presented at January 1, 2019, December 31, 2019 and December 31, 2020 on the Company’s Consolidated Balance Sheets. There was also a misstatement of amounts included in the change in the operating assets and liabilities in the Company’s Consolidated Statement of Cash flows for the year ended December 31, 2020. Management has determined that these errors are not material to the previously issued consolidated financial statements.
Additional information with respect to these prior period misstatements is as follows.
(i)
Weighted-average shares used in computing net loss per share — As a result of the Company’s review of the calculations for weighted-average shares used in computing net loss per share, it was determined that certain deep-in-the-money warrants had been improperly considered in the calculation for the years ended December 31, 2019 and 2020, and the Company had used improper vesting dates in the calculation of weighted-average shares used in computing net loss per share. For the year ended December 31, 2019, inclusion of these warrants increased weighted-average shares outstanding by 137 and results in a $2.26 decrease in net loss per share, which includes the impact of the deemed dividend as described in section (ii) Correction of amounts included in additional paid in capital. As restated, net loss per share for the year ended December 31, 2019 is $36.34, with weighted average shares used in computing net loss per share of 921 compared to $38.60 and 784 as previously reported. For the year ended December 31, 2020, the exclusion of these warrants resulted in a net decrease in the Company’s weighted-average shares outstanding by 210 and an increase in net loss per share of $2.86. As restated, net loss per share for the year ended December 31, 2020 is $23.94, with weighted average shares used in computing net loss per share of 1,550 compared to $21.08 and 1,760 as previously reported.

(ii)
Correction of amounts included in additional paid in capital — In conjunction with the change in its accounting for convertible preferred stock to no longer apply the private company alternative to classify the convertible preferred stock as permanent equity, the Company misstated the convertible preferred stock balances as of January 1, 2019 and the amount of shares issued for Series B

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
Preferred Stock in exchange for Common Stock and Series Seed Preferred Stock when reclassifying additional paid in capital to convertible preferred stock on the Company’s Statements of Convertible Preferred Stock and Stockholders’ Deficit. These corrections also impact the balances at December 31, 2020 and 2019 as presented on the Company’s Consolidated Balance Sheets.
The January 1, 2019 amount related to the conversion of a convertible note to preferred stock during 2018 which was excluded from the reclassification. To correct this misstatement, $1,005 was reclassified from additional paid in capital to convertible preferred stock in the beginning balances of the Company’s Statements of Convertible Preferred Stock and Stockholders’ Deficit as of January 1, 2019.
The Issuance of Series B Preferred Stock in exchange for Common Stock and Series Seed Preferred Stock related to the original amount paid for the stock being exchanged which was excluded from the reclassification during the year ended December 31, 2019. To correct this misstatement, $7,247 was reclassified from additional paid in capital to convertible preferred stock in the Company’s Statements of Convertible Preferred Stock and Stockholders’ Deficit. Additionally, as part of this transaction, there was a deemed dividend of $3,208 which was reclassified from the Company’s accumulated deficit to convertible preferred stock on the Statement of Convertible Preferred Stock and Stockholders’ Deficit and the Consolidated Balance Sheet as of and for the year ended December 31, 2019. The deemed dividend also impacted the Company’s net loss per share calculation for the year ended December 31, 2019 by increasing the net loss available to common stockholders from $30,261 to $33,469 on the Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2019.
(iii)
Correction of purchase accounting adjustments — In February 2020, the Company acquired Zenith which had previously been a vendor for the Company. The Company did not properly reflect certain purchase accounting adjustments in its statement of cash flows resulting in classification errors between accounts receivable, prepaid expenses and other assets, accounts payable and accrued expenses and other liabilities lines within the Change in operating assets and liabilities in the operating section of the Consolidated Statement of Cash Flows for the year ended December 31, 2020.

Consolidated Statement of Operations for the year ended December 31, 2019	2019 (As previously reported)	(i) Weighted- average shares outstanding correction	(ii) Equity correction	2019 (As restated)
Net loss attributable to common stockholders	(30,261)	—	(3,208)	(33,469)
Net loss per common share, basic and diluted	(38.60)	2.26	—	(36.34)
Weighted-average number of shares used in computing net loss per share, basic and diluted	784	137	—	921
Consolidated Statement of Operations for the year ended December 31, 2020	2020 (As previously reported)	(i) Weighted- average shares outstanding correction	2020 (As restated)
Net loss per common share, basic and diluted	$(21.08)	$(2.86)	$(23.94)
Weighted-average number of shares used in computing net loss per share, basic and diluted	1,760	(210)	1,550

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
Consolidated Balance Sheet at December 31, 2019	2019 (As previously reported)	(ii) Equity correction	2019 (As restated)
Convertible preferred stock	34,746	11,460	46,206
Additional paid-in capital	9,356	(8,252)	1,104
Accumulated deficit	(42,325)	(3,208)	(45,533)
Total stockholders’ deficit	(32,969)	(11,460)	(44,429)
Consolidated Balance Sheet at December 31, 2020	2020 (As previously reported)	(ii) Equity correction	2020 (As restated)
Convertible preferred stock	99,972	11,460	111,432
Additional paid-in capital	12,409	(8,252)	4,157
Accumulated deficit	(79,434)	(3,208)	(82,642)
Total stockholders’ deficit	(66,790)	(11,460)	(78,250)
Statement of Cash Flow for the year ended December 31, 2020	2020 (As previously reported)	(iii) Purchase accounting correction	2020 (As restated)
Change in operating assets:
Accounts receivable	(13,720)	194	(13,526)
Prepaid expenses and other	1,208	(194)	1,014
Accounts payable	(2,411)	2,339	(72)
Accrued expenses and other liabilities	(870)	(2,339)	(3,209)
NOTE 2. SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the consolidated accounts of the Company and its wholly-owned subsidiaries.
Foreign Currency
The Company’s functional and reporting currency is United States Dollars (“USD”). The Company’s foreign subsidiary has a functional currency other than USD. Revenue and expense transactions are translated using average exchange rates for the period, and assets and liabilities are translated using period end exchange rates. Foreign currency translation gains and losses are included as a component of other comprehensive income.
Liquidity
The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liabilities and commitments in the normal course of business. To date, the Company has been funded primarily by preferred stock financings, cash from operations, and debt proceeds.
Management believes that currently available resources will provide sufficient funds to enable the Company to meet its obligations for at least one year past the issuance date of these financial statements.

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
The Company may need to raise additional capital through equity or debt financing to fund future operations until it generates positive operating cash flows. There can be no assurance that such additional equity or debt financing will be available on terms acceptable to the Company, or at all.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expense during the reporting period. These estimates made by management include the determination of allowance balances for the Company’s inventories on hand, allowance for doubtful accounts, warranty liabilities and certain assumptions used in the valuation of equity awards, including the estimated fair value of convertible preferred stock, the estimated fair value of common stock warrants and assumptions used to estimate the fair value of stock-based compensation expense. Actual results could differ materially from those estimates.
Impact of COVID-19
The extensive impact of the pandemic caused by the COVID-19 pandemic has resulted and will likely continue to result in significant disruptions to the global economy, as well as businesses and capital markets around the world. In an effort to halt the outbreak of COVID-19, a number of countries, states, counties and other jurisdictions have imposed, and may impose in the future, various measures, including, but not limited to, voluntary and mandatory quarantines, stay-at-home orders, travel restrictions, limitations on gatherings of people, reduced operations and extended closures of businesses.
The timing of customer orders and the Company’s ability to fulfill orders received was impacted by various COVID-19-related government mandates, resulting in a reduction in units sold. The Company has also witnessed certain current and prospective customers delaying purchases based on budget constraints or project delays related to COVID-19. The broader and long-term implications of the COVID-19 pandemic on our workforce, operations and supply chain, customer demand, results of operations and overall financial performance remain uncertain.
The impact of COVID-19 and measures to prevent its spread have been impactful and continue to affect business in the following ways.
•
Our workforce

Employee health and safety is a priority. In response to COVID-19, the Company established new protocols to help protect the health and safety of its workforce, including restricting employee travel, recommending that all non-essential personnel work from home and cancelled or reduced physical participation in sales activities, meetings, events and conferences and implemented additional safety protocols for essential workers.
•
Operations and supply chain

The Company has experienced some production delays as a result of COVID-19 impacts to our sourcing, manufacturing, and logistics channels.
•
Demand for our products

Revenue for the Company’s products in the year ended December 31, 2020 was less than anticipated based growth projections in 2019. The Company continues to engage with current and potential customers and believes some customers may continue to delay purchases because their development programs may also be delayed as a result of COVID-19.

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
Business Combinations
During 2020, the Company purchased all of the outstanding equity interests of Zenith in an acquisition that meets the definition of a business combination, for which the acquisition method of accounting was used, see Note 13 of these Consolidated Financial Statements. The acquisition was recorded on the date that the Company obtained control over the acquired business. The consideration paid was determined on the acquisition date and the acquisition-related costs, such as professional fees, were excluded from the consideration transferred and were recorded as expense in the period incurred. Assets acquired and liabilities assumed by the Company were recorded at their estimated fair values, while goodwill was measured as the excess of the consideration paid over the fair value of the net identifiable assets acquired and liabilities assumed.
Net Loss Per Share Attributable to Common Stockholders
The Company follows the two-class method to include the dilutive effect of securities that participated in dividends, if and when declared, when computing net income per common share. The two-class method determines net income per common share for each class of common stock and participating securities according to dividends, if and when declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The anti-dilutive effect of potentially dilutive securities is excluded from the computation of net loss per share because inclusion of such potentially dilutive shares on an as-converted basis would have been anti-dilutive.
The Company’s participating securities include convertible preferred stock, as the holders are entitled to receive noncumulative dividends on a pari passu basis in the event that a dividend is paid on common stock. The Company also considers any unvested common shares subject to repurchase to be participating securities because holders of such shares have non-forfeitable dividend rights in the event a dividend is paid on common stock. The holders of convertible preferred stock, as well as the holders of unvested common shares subject to repurchase, do not have a contractual obligation to share in losses.
Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, adjusted for outstanding shares that are subject to repurchase.
Diluted net loss per share is computed by giving effect to all potentially dilutive securities outstanding for the period using the treasury stock method or the if-converted method based on the nature of such securities. For periods in which the Company reports a net loss, the diluted net loss per common share attributable to common stockholders is the same as basic net loss per common share attributable to common stockholders, because inclusion of such potentially dilutive shares on an as-converted basis would have been anti-dilutive.
Cash and Cash Equivalents
The Company considers financial instruments with an original maturity of three months or less to be cash and cash equivalents. The Company maintains cash and cash equivalents at multiple financial institutions, and, at times, these balances exceed federally insurable limits. As a result, there is a concentration of credit risk related to amounts on deposit. The Company believes any risks are mitigated through the size and security of the financial institution at which our cash balances are held.
Accounts Receivable, net
Accounts receivable consist of balances due from customers for hardware, professional services and hosted services. Accounts receivable are recorded at invoiced amounts, are non-interest bearing and are

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
presented net of the associated allowance for doubtful accounts on the Consolidated Balance Sheets. The allowance for doubtful accounts totaled $131 as of December 31, 2020 and no allowance for doubtful accounts was deemed necessary as of December 31, 2019. The provision for doubtful accounts is recorded in general and administrative expenses in the accompanying Consolidated Statements of Operations and Comprehensive Loss and totaled $512 for the year ended December 31, 2020. Write-offs of accounts receivable deemed uncollectible for the year ended December 31, 2020 totaled $381. The Company evaluates the collectability of the accounts receivable balances and has determined the allowance for doubtful accounts based on a combination of factors, which include the nature of relationship and the prior experience the Company has with the account and an evaluation for current and projected economic conditions as of the Consolidated Balance Sheets date. Accounts receivable determined to be uncollectible are charged against the allowance for doubtful accounts. Actual collections of accounts receivable could differ from management’s estimates.
Significant Customers
A significant customer represents 10% or more of the Company’s total revenue or net accounts receivable balance at each respective Consolidated Balance Sheet date. The significant customers of the Company are also limited partners in the investment fund of an investor in the Company with approximately 32% ownership. The investor does not exert control or influence on these limited partners and, as such these limited partners do not meet the definition of related parties. Revenue as a percentage of total revenue and net accounts receivable as a percentage of total net accounts receivable for each significant customer follows.
	Accounts Receivable		Revenue
	December 31,		Year ended December 31,
	2020	2019	2020	2019
Customer A	*	31%	23%	48%
Customer B	*	14%	*	*
Customer C	30%	*	29%	*
Customer D	30%	*	*	*
Customer E	*	*	*	34%

*
Total less than 10% for the respective period

Inventory
Inventories, which are comprised of smart home equipment and components are stated at the lower of cost or net realizable value with cost determined under the first-in, first-out (“FIFO”) method. The Company adjusts the inventory balance based on anticipated obsolescence, usage and historical write-offs.
Goodwill
Goodwill represents the excess of cost over net assets of the business combination that was completed during the year ended December 31, 2020 (Note 13). The Company tests for potential impairment of goodwill on an annual basis in November and between annual tests if there are indications of potential goodwill impairment. Qualitative factors are considered first to determine if performing a quantitative test is necessary. No goodwill impairment was recorded during the year ended December 31, 2020.
Property and Equipment, net
Property and equipment is stated at cost, net of accumulated depreciation and amortization. Costs of improvements that extend the economic life or improve service potential are capitalized. Expenditures for

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
routine maintenance and repairs are charged to expense as incurred. Repairs and maintenance expense for the years ended December 31, 2020 and 2019 was $18 and $10, respectively, and is included in general and administrative expense in the accompanying Consolidated Statements of Operations and Comprehensive Loss.
Depreciation and amortization are included in cost of revenue and general and administrative expenses and are computed using the straight-line basis over estimated useful lives of those assets as follows.
Computer hardware and software	5 years
Furniture and fixtures	7 years
Warehouse equipment	15 years
Leasehold Improvements	Shorter of the estimated useful life or lease term
Impairment of Long-Lived Assets
The Company reviews long-lived assets, including property and equipment, and operating lease right of use assets for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of these assets, or asset groups, is measured by comparing the carrying amounts of such assets or asset groups to the future undiscounted cash flows that such assets or asset groups are expected to generate. If such assets are impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. There was no impairment of long-lived assets during 2020 or 2019.
Leases
The Company classifies an arrangement as a lease at inception by determining if the arrangement conveys the right to control the use of the identified asset for a period of time in exchange for consideration. If the arrangement is identified as a lease, classification is determined at the commencement of the arrangement. Operating lease liabilities are recognized at the present value of the future lease payments at the lease commencement date.
The Company estimates its incremental borrowing rate to discount future lease payments. The incremental borrowing rate reflects the interest rate that the Company would expect to pay to borrow on a collateralized basis an amount equal to the lease payments in a similar economic environment over a similar term. Operating lease right-of-use (“ROU”) assets are based on the corresponding lease liability adjusted for any lease payments made at or before commencement, initial direct costs and lease incentives. Certain leases also include options to renew or terminate the lease at the election of the Company. The Company evaluates these options at lease inception and on an ongoing basis. Renewal and termination options that the Company is reasonably certain to exercise are included when classifying leases and measuring lease liabilities. Operating lease expense is recognized on a straight-line basis over the lease term. Variable lease costs are expensed as incurred. The Company has lease agreements with lease and non-lease components, which are accounted for as a single lease component for all classes of assets. Lease payments for short-term leases with a term of twelve months or less are expensed on a straight-line basis over the lease term. Operating leases are included in other long-term assets, accrued expenses and other current liabilities, and other long-term liabilities.
Warranty Allowance
The Company provides its customers with limited service warranties associated with product replacement and related services. The warranty typically lasts one year following the installation of the product. The estimated warranty costs, which are expensed at the time of sale and included in cost of revenue, are based on the results of product testing, industry and historical trends and warranty claim rates incurred

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
and are adjusted for identified current or anticipated future trends as appropriate. Actual warranty claim costs could differ from these estimates. Warranty expense included in cost of revenue for the years ended December 31, 2020 and 2019, were $3,694 and $83, respectively. As of December 31, 2020, the Company’s warranty allowance was $3,336 and no warranty allowance was deemed necessary as of December 31, 2019.
During the year ended December 31, 2020, the Company identified a deficiency with batteries contained in certain hardware sold and has included the expected cost of repair and replacement for these batteries in its warranty allowance. As of December 31, 2020, $3,166 is included in the Company’s warranty allowance related to the cost of repairs for this identified deficiency.
Convertible Notes
Certain convertible notes include detachable warrants that are accounted for as equity instruments. The warrants were recorded at fair value.
Convertible Preferred Stock
The Company assessed the provisions of its convertible preferred stock including redemption rights, dividends and voting rights to determine the appropriate classification. The Company determined that its shares of convertible preferred stock are appropriately classified as mezzanine equity because they are contingently redeemable into cash upon the occurrence of an event not solely within the Company’s control. When it is probable that a convertible preferred share will become redeemable, adjustments are recorded to adjust the carrying values. No adjustments have been recorded in 2020 or 2019. Refer to Note 7 for more information on the rights, preferences, privileges and restrictions associated with the convertible preferred stock.
Fair Value of Financial Instruments
Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities subject to on-going fair value measurement are categorized and disclosed into one of three categories depending on observable or unobservable inputs employed in the measurement. These two types of inputs have created the following fair value hierarchy.
Level 1:
Quoted prices in active markets that are accessible at the measurement date for assets and liabilities.

Level 2:
Observable prices that are based on inputs not quoted in active markets, but corroborated by market data.

Level 3:
Unobservable inputs are used when little or no market data is available.

This hierarchy requires the Company to minimize the use of unobservable inputs and to use observable market data, if available, when determining fair value. The Company recognizes transfers between levels of the hierarchy based on the fair values of the respective financial measurements at the end of the reporting period in which the transfer occurred. There were no transfers between levels of the fair value hierarchy during the years ended December 31, 2020 and 2019. The carrying amounts of the Company’s accounts receivable, accounts payable and accrued and other liabilities approximate their fair values due to their short maturities.
Revenue Recognition
The Company derives its revenue primarily from sales of systems that consist of hardware devices, professional installation services and hosted services to assist property owners and property managers with

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
visibility and control over assets, while providing all-in-one home control offerings for residents. Revenue is recognized when control of these products and services are transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those products and services.
The Company may enter into contracts that may contain multiple distinct performance obligations. The transaction price for a typical arrangement includes the price for the smart device hardware, installation services, a hardware hub device, and a subscription to our proprietary software. The subscription is for the hub device only and there is no support or ongoing subscription for other smart device hardware. The Company considers the hardware, installation services and the combination of the hardware hub device and proprietary software (the “hosted services”) to be separate performance obligations. The hardware hub device and the subscription are not sold separately. The hardware performance obligation includes the delivery of hardware, the installation services performance obligation includes the services to install the hardware and the hosted services performance obligation allows the customer to access software during the contracted-use term when the promised service is transferred to the customer. The Company partners with several manufactures to offer a range of compatible hardware products for its customers. The Company maintains control of the hardware products purchased from manufactures prior to the products being transferred to the customer and consequently bears the inventory risk before or after the products are transferred to the customer. The Company has discretion in establishing the price the customer will pay for the product, consequently, the Company is primarily responsible for fulfilling the promise to provide the product and the Company is considered the principal in these arrangements.
For each performance obligation identified, the Company estimates the standalone selling price, which represents the price at which the Company would sell the good or service separately. If the standalone selling price is not observable through past transactions, the Company estimates the standalone selling price, considering available information such as market conditions, review of historical pricing data, and internal pricing guidelines related to the performance obligations. The Company then allocates the transaction price among those obligations based on the estimation of the standalone selling price.
Payments are received by the Company by credit card, check or automated clearing house (“ACH”) payments and payment terms are determined by individual contracts and range from due upon receipt to net 30 days. Taxes collected from customers and remitted to governmental authorities are not included in reported revenue. Payments received from customers in advance of revenue recognition are reported as deferred revenue.
The Company applies the practical expedient that allows for inclusion of the future auto-renewals in the initial measurement of the transaction price. The Company only applies these steps when it is probable that it will collect the consideration to which it is entitled in exchange for the goods or services it transfers to a customer.
Timing of Revenue Recognition is as follows.
•
Hardware Revenue

Hardware revenue includes the smart home devices which connect to the hardware hub device which is separately discussed in Hosted Services Revenue below. The Company’s performance obligation for hardware revenue is considered satisfied, and revenue is recognized, at a point in time when the hardware device is shipped to the customer. The Company generally provides a one year warranty period on hardware devices. Warranty costs are recognized as a component of cost of revenue in the accompanying Consolidated Statements of Operations and Comprehensive Loss.

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
•
Professional Services Revenue

Professional services consist of installations, do not result in significant customization of the product and are generally performed from two to four weeks in duration. Installations can be performed by the Company, contracted out to a third-party or the customer can perform the installation themselves. The Company’s professional services contracts are generally arranged on a fixed price basis and revenue is recognized over time as installations are completed.
•
Hosted Services Revenue

Hosted services include recurring monthly subscription revenue generated from fees that provide customers access to one or more of the Company’s software applications including access controls, asset monitoring and related services. These arrangements have contractual terms typically ranging from one-month to seven-years and include recurring fixed plan subscription fees. Arrangements with customers do not provide the customer with the right to take possession of the Company’s software at any time. Customers are granted continuous access to the services over the contractual period. Accordingly, any fixed consideration related to subscription service is recognized on a straight-line basis over the contract term beginning on the date the subscription service is made available to the customer. Variable consideration is immaterial.
The Company also sells the hardware hub device, which only functions with the subscription to the Company’s proprietary software applications and related hosting services and is sold only on an integrated basis. The Company considers the hub device and hosting services subscription a single performance obligation and therefore defers the recognition of revenue for the hub devices. The estimated average in-service life of the hub device is four years. When a hub device is included in a contract that does not require a long-term service commitment, the customer obtains a material right to renew the service because purchasing a new device is not required upon renewal. If a contract contains a material right, proceeds are allocated to the material right and recognized over the period of benefit, which is generally four years.
Cost of Revenue
Cost of revenue consists primarily of direct costs of products and services together with the indirect cost of customer care and support over the life of the service arrangement.
•
Hardware

Cost of hardware revenue consists primarily of direct costs of proprietary products, hardware devices and supplies purchased from third-party providers and shipping and indirect costs related to warehouse facility (including depreciation and amortization of capitalized assets and right-of-use assets), infrastructure costs, personnel-related costs associated with the procurement and distribution of products and warranty expenses together with the indirect cost of customer care and support.
•
Professional Services

Cost of professional services revenue consists primarily of direct costs related to personnel-related expenses for installation and supervision of installation services, general contractor expenses and travel expenses associated with the installation of products and indirect costs that are also primarily personnel-related expenses in connection with training of and ongoing support for customers and residents.
•
Hosted Services

Cost of hosted services revenue consists primarily of the amortization of the direct costs of the hardware hub device consistent with the revenue recognition period noted above in Hosted Services Revenue, warehouse facility (including depreciation and amortization of capitalized assets and

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
right-of-use assets) and infrastructure costs associated with providing software applications together with the indirect cost of customer care and support over the life of the service arrangement.
Deferred Cost of Revenue
Deferred cost of revenue includes all direct costs included in cost of revenue for hosted services and the hub device that have been deferred to future periods.
Deferred Contract Costs
The Company capitalizes commission expenses paid to internal sales personnel that are incremental to obtaining new customer contracts. Costs related to the initial signing of contracts are amortized over the average customer life, which has been estimated to be four years. The Company determined the period of benefit by taking into consideration the length of terms in its customer contracts, including renewals and extensions. Amounts expected to be recognized within one year of the balance sheet date are recorded as deferred contract costs, current and is included in prepaid expenses and other current assets on the Consolidated Balance Sheets; the remaining portion is recorded as deferred contract costs non-current, and is included in other long-term assets on the Consolidated Balance Sheets. Amortization expense related to deferred contract costs is included in sales and marketing expense in the Consolidated Statements of Operations and Comprehensive Income (Loss).
The following table represents a roll-forward of the Company’s deferred contract costs:
	Year ended December 31,
	2020	2019
Balance as of January 1	$—	$—
Additions to deferred contract costs	218	—
Amortization of deferred contract costs	(17)	—
Balance as of December 31	$201	$—
Research and Development
The Company invested $9,406 and $7,731 in research and development during the years ended December 31, 2020 and 2019, respectively. These expenses were incurred for the research and development of new products and services and enhancements to the Company’s existing product offerings. Costs related to preliminary project activities and post-implementation activities are expensed as incurred.
Advertising
Advertising costs are expensed as incurred and recorded as a component of sales and marketing expense in the accompanying Consolidated Statements of Operations and Comprehensive Loss. The Company incurred $663 and $712 of advertising costs during the years ended December 31, 2020 and 2019, respectively.
Stock-Based Compensation
The Company’s stock-based compensation relates to stock options granted to employees of the Company. Stock-based award expense is measured based on the grant date fair value. The Company estimates the fair value of stock option awards granted to employees and directors on the grant date using the Black-Scholes option-pricing model. The fair value of stock option awards is recognized as compensation expense on a straight-line basis over the requisite service period in which the awards are expected to vest and forfeitures are recognized as they occur.

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
The Black-Scholes model considers several variables and assumptions in estimating the fair value of stock-based awards. These variables include the per share fair value of the underlying common stock, exercise price, expected term, risk-free interest rate, expected annual dividend yield, the expected stock price volatility over the expected term and forfeitures, which are recognized as they occur. For all stock options granted, the Company calculated the expected term using the simplified method for “plain vanilla” stock option awards. The Company’s Common Stock is not currently publicly traded and therefore has no publicly available stock price information; accordingly, the Company uses the historical volatility of the stock price of identifiable publicly traded peer companies. The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the equity-settled award.
Income taxes
The Company reports for the effects of income taxes by applying the asset and liability methodology. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. A valuation allowance of $18,832 and $9,551 for the years ended December 31, 2020 and 2019, respectively, has been established to offset the deferred tax assets as realization of such assets is uncertain.
The Company’s methodology establishes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s primary jurisdiction is the United States. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.
Segments
The Company has one operating segment and one reportable segment as its chief operating decision maker, who is its Chief Executive Officer, reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. The Company’s principal operations are in the United States and the Company’s long-lived assets are located primarily within the United States. The Company held $7,941 assets outside the United States at December 31, 2020, and no assets were held outside of the United States at December 31, 2019.
Recent Accounting Guidance Not Yet Adopted
In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326)” which modifies the measurement of expected credit losses of certain financial instruments. This update is effective for fiscal years beginning after December 15, 2022 and must be applied using a modified-retrospective approach, with early adoption permitted. The adoption of ASU 2016-13 may have an impact on the Company’s accounting for accounts receivable and bad debt expense included in the accompanying Consolidated Balance Sheets and Consolidated Statements of Operations and Comprehensive Loss. The Company is evaluating the extent of such impact.
In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740)”, which simplifies the accounting for income taxes, primarily by eliminating certain exceptions to ASC 740. This standard is effective for fiscal periods beginning after December 15, 2021. The Company does not plan to early adopt this standard is currently evaluating the impact of this guidance on its Consolidated Financial Statements.

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
NOTE 3. FAIR VALUE MEASUREMENTS AND FAIR VALUE OF INSTRUMENTS
The following tables display the carrying values and fair values of financial instruments.
Assets on the Consolidated Balance Sheets		As of December 31, 2020			As of December 31, 2019
		Carrying Value	Unrealized Losses	Fair Value	Carrying Value	Unrealized Losses	Fair Value
Cash	Level 1	$32,723	$—	$32,723	15,385	$—	$15,385
Money market funds	Level 1	5,895	—	5,895	6,039	—	6,039
Total		$38,618	$—	$38,618	$21,424	$—	$21,424
Liabilities on the Consolidated Balance Sheets		As of December 31, 2020		As of December 31, 2019
		Carrying Value(1)	Fair Value	Carrying Value(1)	Fair Value
Revolving line of credit	Level 2	$—	$—	$4,802	$4,837
Term loan	Level 2	4,820	4,913	5,000	5,108
Convertible note	Level 2	—	—	7,500	7,500
Total liabilities		$4,820	$4,913	$17,302	$17,445

(1)
The carrying values are shown exclusive of discounts and other offsets.

The fair values of our revolving line of credit and term loan, which are classified as Level 2 in the fair value hierarchy, are estimated using a discounted cash flow methodology based on market interest rate data and other market factors available at the end of the period. As of December 31, 2020, we had no outstanding balances on our revolving line of credit or convertible notes. The fair values of convertible notes are estimated by discounting contractual cash flows at the interest rate we estimate the notes would bear if sold in the current market. The input used to develop our fair value measurements as of December 31, 2019 and 2020 was an effective interest rate of five percent (5%).
NOTE 4. REVENUE AND DEFERRED REVENUE
Disaggregation of Revenue
In the following tables, revenue is disaggregated by primary geographical market and type of revenue.
	Year ended December 31,
	2020	2019
Revenue by geography
United States	$50,275	$36,232
International	2,259	—
Total Revenue	$52,534	$36,232

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
	Year ended December 31,
	2020	2019
Revenue by type
Hardware	31,978	24,017
Professional services	12,304	9,095
Hosted Services	8,252	3,120
Total Revenue	$52,534	$36,232
Remaining Performance Obligations
Advance payments received from customers are recorded as deferred revenue and are recognized upon the completion of related performance obligations over the period of service. Advance payments for the hardware hub device are recorded as deferred revenue and recognized over the average in-service life of the hub. Advance payments received from customers for subscription services are recorded as deferred revenue and recognized over the term of the subscription. A summary of the change in deferred revenue is as follows.
	Year ended December 31,
	2020	2019
Deferred revenue balance as of January 1	$19,083	$10,215
Revenue recognized from balance of deferred revenue at the beginning of the year	(4,226)	(8,623)
Revenue deferred during the year	50,939	30,177
Revenue recognized from revenue originated and deferred during the year	(12,295)	(12,686)
Deferred revenue balance as of December 31	$53,501	$19,083
As of December 31, 2020, the Company expects to recognize 36% of its total deferred revenues within the next 12 months, 42% of its total deferred revenues between 1 and 2 years and 21% between 3 and 5 years. Any deferred revenues expected to be recognized beyond five years is immaterial.
Deferred cost of revenue includes all direct costs included in cost of revenue that have been deferred to future periods.
NOTE 5. OTHER FINANCIAL STATEMENT INFORMATION
Prepaid expenses and other current assets consisted of the following.
	As of December 31,
	2020	2019
Prepaid expenses	$3,276	$2,736
Other current assets	564	771
Total prepaid expenses and other current assets	$3,840	$3,507

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
Property and equipment, net consisted of the following.
	As of December 31,
	2020	2019
Computer hardware and software	$868	$533
Furniture and fixtures	109	144
Leasehold improvements	103	92
Warehouse equipment	124	39
Property and equipment, gross	1,204	808
Less: Accumulated depreciation and amortization	(357)	(62)
Total property and equipment, net	$847	$746
Depreciation expense was $295 and $59 for the years ended December 31, 2020 and 2019.
Accrued expenses and other current liabilities consisted of the following.
	As of December 31,
	2020	2019
Warranty allowance	$3,336	$—
Accrued compensation costs	3,234	1,610
Sales tax payable	1,282	2,962
Accrued expenses	764	1,600
Lease liabilities, current	485	430
Other	454	26
Total accrued expenses and other current liabilities	$9,555	$6,628
NOTE 6. DEBT
Term Loan and Revolving Line of Credit Facility
In August 2019, the Company entered into a loan and security agreement for a credit facility (the “Credit Facility”). The Credit Facility provides $15,000 of borrowing capacity and consists of a $10,000 revolving line of credit (the “Revolving Facility”), which will mature in August 2021 and a $5,000 term loan (the “Term Loan Facility”), which will mature in November 2023. The Revolving Facility is subject to an availability sublimit in accordance with the terms and conditions of the Credit Facility (the “Sublimit”). The Sublimit is derived by multiplying eligible accounts receivable by 85%. The amount available to the Company for additional borrowings on the Revolving Facility was $10,000 and $706 as of December 31, 2020 and 2019, respectively. Amounts borrowed under the Revolving Facility may be repaid and, prior to the Revolving Facility maturity date, reborrowed. The Revolving Facility terminates on the Revolving Facility maturity date, when the principal amount of all advances, the unpaid interest thereon, and all other obligations relating to the Revolving Facility shall be immediately due and payable. The Term Loan Facility is subject to monthly payments of interest, in arrears, accrued on the principal balance of the Term Loan Facility through November 2020. Thereafter, and continuing through the Term Loan Facility maturity date, the Term Loan Facility is subject to equal monthly payments of principal plus accrued interest. The Company has the option to prepay all, but not less than all, of the Term Loan Facility, subject to certain terms and conditions. After repayment, the Term Loan Facility (or any portion thereof) may not be reborrowed. Proceeds from the Credit Facility are used for general corporate purposes. In connection with the Credit Facility, the

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
Company issued warrants (Note 7) to purchase the Company’s common stock. The fair value of the warrants has been recorded as additional paid-in capital with a reduction to the carrying value of the Term Loan Facility in the accompanying Consolidated Balance Sheets. The resulting discount from outstanding principal balance of the Term Loan Facility is being amortized using the effective interest rate method over the periods to maturity. Amortization of this discount is recorded as interest expense in the accompanying Consolidated Statements of Operations and Comprehensive Loss and Comprehensive Loss.
The following table sets forth a summary of the outstanding principal amounts under the Credit Facility as of December 31, 2020 and 2019.
	Maturity Date	Interest Rate(1)	December 31, 2020	December 31, 2019
Term loan facility	November 2023	6.00%	$4,861	$5,000
Debt discount, net			(41)	(49)
Term loan facility – carrying value			$4,820	$4,951
Revolving facility	August 2021	5.50%	$—	$4,802

(1)
Interest rates for the Term Loan Facility and the Revolving Facility are based upon the prime rate as published by the Wall Street Journal (Prime Rate) plus an applicable margin, subject to floors as described below. As of December 31, 2020 and 2019, the applicable margins for the Revolving Facility and Term Loan Facility were 0.25% and 1.00%, respectively, and the Prime Rate as of December 31, 2020 and 2019 was 3.25% and 4.75%, respectively. In accordance with the Credit Facility, the applicable interest rates are as stated above.

The principal amount outstanding under the Revolving Facility shall accrue interest at a floating per annum rate equal to (i) when our unrestricted cash maintained with the lender minus all obligations under the Revolving Facility is at least one dollar ($1.00) (we are a Net Depositor), the greater of (x) one quarter of one percent (0.25%) above the Prime Rate, or (y) five and one half of one percent (5.50%), and (ii) when we are not a Net Depositor, the greater of (x) three quarters of one percent (0.75%) above the Prime Rate, or (y) six percent (6.00%), which interest shall be payable monthly. The principal amount outstanding under the Term Loan Facility shall accrue interest at a floating per annum rate equal to the greater of (A) one percent (1.00%) above the Prime Rate and (B) six percent (6.00%), which interest shall be payable monthly through November 2020.
In addition to paying interest on outstanding principal under the Credit Facility, the Company is required to pay a facility fee to the lender under the Revolving Facility in respect of the unused commitments thereunder. The facility fee rate is based on the daily unused amount of the Revolving Facility and is one eighth of one percent (0.125%) per annum based on the unused facility amount.
The Credit Facility contains certain customary affirmative and negative covenants and events of default. Such covenants will, among other things, restrict, subject to certain exceptions, the Company’s ability to (i) engage in certain mergers or consolidations, (ii) sell, lease or transfer all or substantially all of the Company’s assets, (iii) engage in certain transactions with affiliates, (iv) make changes in the nature of the Company’s business and our subsidiaries, and (v) incur additional indebtedness that is secured on a pari passu basis with the Credit Facility.
The Credit Facility also requires the Company, on a consolidated basis with its subsidiaries, to maintain a minimum liquidity ratio. If an event of default occurs, the lender is entitled to take various actions, including the acceleration of amounts due under the Credit Facility and all actions permitted to be taken by a secured creditor. As of December 31, 2020, and through the date these consolidated financial statements were issued, we believe we were in compliance with all financial covenants.

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
The Credit Facility is collateralized by first priority or equivalent security interests in substantially all the property, rights and assets of the Company.
Convertible Note
In March 2019, the Company issued a $2,500 principal amount, 6% per annum subordinated convertible note pursuant to a certain note purchase agreement (the “March 2019 Convertible Note”). Interest on the March 2019 Convertible Note accrued at the coupon rate, compounded annually. In connection with the March 2019 Convertible Note, the Company issued a warrant (Note 7) to the purchaser. The Company determined the warrant was a freestanding financial instrument and classified it as equity. See Note 7. The March 2019 Convertible Note was converted into Series B-1 convertible preferred stock on May 24, 2019.
In December 2019, the Company issued a $7,500 principal amount, 5% per annum subordinated convertible note pursuant to a note purchase agreement (the “December 2019 Convertible Note”). Interest on the December 2019 Convertible Note accrued at the coupon rate, compounded annually. The December 2019 Convertible Note was converted to Series C-1 convertible preferred stock on March 11, 2020.
The following table summarizes the terms of the Convertible Note outstanding as of December 31, 2019 and its outstanding principal amounts as of December 31, 2019.
	Coupon Rate	Conversion Rate	Maturity Date	December 31, 2019
Convertible Note	5.00%	99.7775	Dec 2020	$7,500
In February 2020, the Company issued a $50 in principal amount, 5% per annum subordinated convertible note pursuant to a note purchase agreement (the “February 2020 Convertible Note”). Interest on the February 2020 Convertible Note accrued at the coupon rate, compounded annually. The February 2020 Convertible Note was converted to Series C-1 convertible preferred stock in March 2020.
Conversion of Convertible Notes
In May 2019, in conjunction with the Series B-1 preferred stock issuance, the March 2019 Convertible Note, along with the respective accrued interest thereon, was automatically converted into shares of Series B-1 preferred stock at a conversion price of $4.9767. As such, the convertible noteholder received an aggregate of 508 shares of Series B-1 convertible preferred stock. The redemption of the note is considered an early extinguishment of debt. The difference between the reacquisition price of the Convertible Notes and the net carrying amount of the extinguished Convertible Notes should be recognized currently in income as a loss or gain. Because the reacquisition price of the March 2019 Convertible Note was higher than the carrying value of the same on the date of extinguishment, the redemption of the March 2019 Convertible Note was recorded as a loss on extinguishment in the amount of $303.
In March 2020, in conjunction with the Series C-1 preferred stock issuance, the December 2019 and February 2020 Convertible Notes, along with the respective accrued interest thereon, were automatically converted into shares of Series C-1 preferred stock at conversion prices of $10.02 and $10.01, respectively. As such, the convertible noteholders received an aggregate of 756 shares and 5 shares, respectively, of Series C-1 convertible preferred stock for the conversion of the Convertible Notes. The redemptions of the notes are considered early extinguishments of debt. The difference between the reacquisition price of the Convertible Notes and the net carrying amount of the extinguished Convertible Notes should be recognized currently in income as a loss or gain. Because the reacquisition price of the December 2019 Convertible Note was higher than the carrying value of the same on the date of extinguishment, the redemption of the December 2019 Convertible Note was recorded as a loss on conversion in the amount of $164 and included in other expense, net in the accompanying Consolidated Statements of Operations and Comprehensive Loss.

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
The following table summarizes the contractual maturities of the Company’s term loan facility which comprises all of the Company’s outstanding debt as of December 31, 2020.
Year	Term Loan Facility
2021	$1,667
2022	1,667
2023	1,527
2024 and thereafter	—
Total	4,861
Less: unamortized debt discount	(41)
Total carrying value	$4,820
NOTE 7. CONVERTIBLE PREFERRED STOCK AND EQUITY
Preferred Stock
The Company is authorized to issue 21,698 shares of $0.00001 par value preferred stock. There were 21,458 and 15,181 shares issued and outstanding as of December 31, 2020 and 2019, respectively.
The authorized, issued and outstanding shares, original issuance price per share of the Company’s preferred stock are as follows as of December 31, 2020.
Issue Date	Series	Shares Authorized	Shares Issued and Outstanding	Original Issue Price per Share	Liquidation Preference
March 2018	Seed	4,707	4,707	$1.0000	$4,707
September 2018	A	4,541	4,541	$1.1011	$5,000
May 2019	B-1	508	508	$4.9767	$2,527
May 2019	B	5,425	5,425	$6.2209	$33,750
March 2020	C-1	761	761	$10.0223	$7,624
March – May 2020	C	5,756	5,516	$10.4236	$57,500
		21,698	21,458		$111,108
The authorized, issued and outstanding shares, original issuance price per share of the Company’s preferred stock are as follows as of December 31, 2019.
Issue Date	Series	Shares Authorized	Shares Issued and Outstanding	Original Issue Price per Share	Liquidation Preference
March 2018	Seed	5,751	4,707	$1.0000	$4,707
September 2018	A	4,541	4,541	$1.1011	$5,000
May 2019	B-1	508	508	$4.9767	$2,527
May 2019	B	5,546	5,425	$6.2209	$33,750
		16,346	15,181		$45,984
During the year ended December 31, 2019, the Company issued 3,576 shares of Series B preferred stock in exchange for $22,250 gross cash proceeds. Expenses in connection with the issuance of the Series B preferred stock were $84, resulting in net cash proceeds of $22,166. Additionally, during this same period,

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
1,045 and 804 shares of Series Seed preferred stock and Common stock, respectively, were exchanged for Series B preferred stock. During the year ended December 31, 2019, the Company also issued 508 shares of Series B-1 preferred stock by redeeming a subordinate convertible note originally issued in March 2019.
During the year ended December 31, 2020, the Company issued 5,516 shares of Series C preferred stock through three tranches that closed in March, April and May 2020. The Series C preferred stock was issued in exchange for $57,500 gross cash proceeds. Expenses in connection with the issuance of the Series C preferred stock were $61, resulting in net cash proceeds of $57,439. During the year ended December 31, 2020, the Company also issued 761 shares of Series C-1 preferred stock by redeeming two subordinated convertible notes originally issued in December 2019 and February 2020.
The rights, preferences, and privileges of the preferred stock for the Series Seed, Series A, Series B-1, Series B, Series C-1, and Series C preferred share issuances are substantially the same except as noted below.
Voting Rights
Each share of preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible. Holders of Series A preferred stock are entitled to elect one director of the Company; holders of Series B preferred stock are entitled to elect one director of the Company; and holders of Series C preferred stock are entitled to elect one director of the Company. Holders of common stock and any other class of preferred stock are entitled to elect the remaining balance of directors of the Company. As of December 31, 2020, there are a total of six members on the Company’s board of directors.
Dividend Rights
Holders of preferred stock shall have first right to receive any dividend declared or paid by the Company on each outstanding share as if all shares had been converted to common stock. Dividend rights for each series of preferred stock are non-cumulative. No dividends on preferred stock or common stock have been declared by the Company’s board of directors from inception through December 31, 2020.
Liquidation Rights
In the event of a liquidation event, the holders of the preferred stock are first to receive the greater of their original issuance price per share, plus any declared but unpaid dividends and the amount they would have received had all shares of preferred stock converted into common stock immediately prior to the liquidation event. The liquidity rights of holders of preferred stock are senior to liquidity rights of holders of common stock. All preferred stock share in the liquidation proceeds pari passu. Liquidation events include a voluntary or involuntary liquidation, asset transfer, acquisition, dissolution, winding up of the Company, or a deemed liquidation event. A deemed liquidation event can occur by a majority vote by the convertible preferred stockholders.
Conversion Rights
Each share of preferred stock is convertible, at the option of the holder, without additional consideration into a number of common shares as is determined by dividing the issuance price by the conversion price as uniquely determined for each series of preferred stock. In the event of a liquidation, dissolution, or winding up of the Corporation or a deemed liquidation event, conversion rights of preferred shares are terminated. With customary exceptions, in the event that the Company issues securities at a price per share that is less than the conversion price then in effect of any series of preferred stock, the conversion price for the affected series of preferred stock is adjusted pursuant to a broad-based weighted average anti-dilution provision (i.e. by a fraction based on the number of shares of common stock outstanding prior to the issuance of such common stock and the common stock outstanding immediately after such issuance). The number of common stock outstanding immediately after the issuance date shall include the number of shares of common

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
stock outstanding, the number of shares of common stock into which the preferred stock could be converted, and the number of shares of common stock that could be issued upon exercise of all warrants, options convertible securities, and other purchase rights. The outstanding shares of preferred stock automatically convert into shares of common stock immediately prior to the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the valuation of the common stock immediately prior to such offering, assuming the exercise and conversion of all outstanding exercisable and convertible securities, is at least $31.28 per share and the gross proceeds to the Company are not less than $40 million.
The Series Seed preferred shares agreement provided the buyer the right to purchase up to $5,000 of preferred stock of the Company through a Series A financing at a price per share obtained by dividing $10,000 by the then fully-diluted capitalization of the Company. The initial option had an expiration date of July 1, 2018; the option expiration date was extended for an additional 45 days.
Fully-diluted capitalization of the Company meant, as of immediately prior to the closing of the Series A preferred stock financing, the sum of (i) the outstanding shares of common stock of the Company; (ii) the shares of common stock of the Company directly or indirectly issuable upon conversion or exchange of all outstanding securities directly or indirectly convertible into or exchangeable for common stock of the Company and the exercise of all outstanding options and warrants; and (iii) the shares reserved for issuance under the Company’s equity incentive or similar plans or arrangements (including an available option pool equal to 10% of the fully-diluted capital of the Company immediately after the closing of the Series A preferred stock financing).
The Series Seed preferred shares agreement provided that the Company adopt a standard rate card prior to or promptly following the Series Seed closing with most favored nation (“MFN”) provisions mutually agreed to by the Company and the buyer, with a carve-out for investor pricing, which shall be offered by the Company to all limited partners of the buyer, which investor pricing shall reflect at least a 35% discount to the Company’s standard rate card (the “MFN Pricing”), and which shall roughly adhere to the proposal made in the Company’s RFP response presented to buyer. The MFN Pricing will be granted during the Company’s pilot program, which shall commence upon the closing of the Series Seed issuance and will remain in effect until July 1, 2019 and thereafter so long as buyer exercises the Series A Option in full and buyer continues to hold shares of capital stock of the Company. Unless otherwise approved by buyer, with such approval not to be unreasonably withheld, the MFN Pricing shall not be subject to adjustment until the two-year anniversary of the Series Seed closing, following which, the MFN Pricing shall be subject to adjustment in the discretion of the Company; provided, that, for the avoidance of doubt, for so long as (i) buyer exercises the Series A Option in full and (ii), buyer continues to hold shares of capital stock of the Company, all limited partners of buyer shall continue to receive at least a 35% discount to the Company’s standard rate card.
In March 2018, in connection with the Company’s conversion from an LLC to corporation, the founders of the Company exchanged their member interests for aggregate total of 1,800 shares of common stock and 4,252 shares of Series Seed preferred stock. After conversion to a corporation in March 2018, in connection with the Series Seed preferred stock financing, the Company and its chief executive officer (CEO) entered into a stock restriction agreement, whereby certain restrictions and vesting conditions were placed on 1,080 of the CEO’s common stock shares to vest in 30 equal monthly installments, on each monthly anniversary from the effective date of the stock restriction agreement. During the years ended December 31, 2020 and 2019, stock-based compensation in the amounts of $324 and $432, respectively, were recognized and included as a component of general and administrative expense in the accompanying Consolidated Statement of Operations and Comprehensive Loss. As of December 31, 2020, no amount remained unamortized. As of December 31, 2019, $324 remained unamortized. As of December 31, 2020 and 2019, the CEO owned 996 shares of common stock, of which 996 and 672 shares, respectively, were vested and owned outright.

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
Common Stock
The Company is authorized to issue 28,781 shares of common stock with a par value of $0.00001 per share. Holders of the Company’s common stock are entitled to one vote for each share on each matter on which they are entitled to vote. As of December 31, 2020 and 2019, there were 2,124 and 996 shares issued and outstanding, respectively.
Warrants
In March 2019, the Company issued a warrant to purchase common stock to the purchaser of a $2,500 convertible note. The warrant represented compensation paid for marketing services to be provided and was accounted for using stock-based compensation guidance. The warrant vested based on the number of installed units attained over a measurement period, which expired in March 2021. The variability in the units earned was determined to be a performance condition and did not require classification of the warrant as a liability. Upon vesting, the warrant holder is entitled to purchase up to 503 fully paid and non-assessable shares of the Company’s common stock at $0.01 per share, subject to adjustment pursuant to the warrant. The Company measured the fair value of the warrant using the Black-Scholes-Merton model. The Company recorded the associated marketing expense over the service period as the units were installed with an offset to additional paid-in-capital. During the years ending December 31, 2020 and 2019 the Company recognized $342 and $648 of sales and marketing expense in the accompanying Consolidated Statements of Operations and Comprehensive Loss.
In August 2019, in connection with the Credit Facility (Note 6), the Company issued warrants to purchase the Company’s common stock to the lender. The warrants are exercisable upon issuance until their expiration in August 2029 or earlier upon redemption. The holder of the warrants, together with any successor or permitted assignee or transferee, is entitled to purchase 33 fully paid and non-assessable shares of the Company’s common stock at $2.30 per share, subject to adjustment pursuant to the warrant. The fair value of the warrants has been recorded as additional paid in capital and a reduction to the carrying value of the Term Loan Facility on the accompanying Consolidated Balance Sheets. The resulting discount from outstanding principal balance of the Term Loan Facility is being amortized using the effective interest rate method over the periods to maturity. Amortization of this discount is recorded as interest expense in the accompanying Consolidated Statements of Operations and Comprehensive Loss.
In April 2020, in connection with the closing of the second tranche of the Series C preferred stock, the Company issued a warrant to purchase common stock to an investor who participated in the second tranche closing. The warrant represents compensation paid for marketing services to be provided and was accounted for using stock-based compensation guidance. The warrant vests based on the number of installed units attained over a measurement period, which expires in April 2023. The variability in the units earned was determined to be a performance condition and did not require classification of the warrant as a liability. Upon vesting, the warrant holder is entitled to purchase 384 fully paid and non-assessable shares of the Company’s common stock at $0.01 per share, subject to adjustment pursuant to the warrant. The Company measured the fair value of the warrants using the Black-Scholes-Merton model. The Company records the associated marketing expense over the service period as the units are installed with an offset to additional paid-in-capital. During the year ending December 31, 2020 the Company recognized $139 of sales and marketing expense in the accompanying Consolidated Statements of Operations and Comprehensive Loss.
NOTE 8. STOCK-BASED COMPENSATION
2018 Stock Plan
The Company’s board of directors adopted, and the stockholders approved, the SmartRent.com, Inc. 2018 Stock Plan (the “2018 Stock Plan”), effective March 2018. The purpose of the 2018 Stock Plan is to

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Company and by motivating such persons to contribute to the growth and profitability of the Company. The 2018 Stock Plan seeks to achieve this purpose by providing for awards in the form of options, restricted stock purchase rights or restricted stock bonuses. Under the 2018 Stock Plan as of December 31, 2020, the Company may issue up to 4,040 shares. Awards granted under the 2018 Stock Plan generally expire ten years from the date of grant and become vested and exercisable over a four-year period. All options are subject to certain provisions that may impact these vesting schedules.
A summary of the Company’s 2018 Stock Plan activity for the years ended December 31, 2020 and 2019 is presented below.
	Options Outstanding
	Number of Options	Weighted- Average Exercise Price ($ per share)	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
January 1, 2019	—	$2.30	$—	$—
Granted	1,567	$2.30
December 31, 2019	1,567	$2.30	8.96	—
Granted	1,033	$2.70
Cancelled	(345)	$2.30
December 31, 2020	2,255	$2.49	8.96	—
As of December 31, 2020 and 2019, there were 1,197 and 781 options vested and currently exercisable with a weighted-average exercise price of $2.30 and $2.30 per share, respectively. Options expected to vest are 1,058 and 786 with weighted-average exercise prices of $2.49 and $2.30 per share as of December 31, 2020 and 2019, respectively. The weighted-average remaining contractual lives of options vested and exercisable were 8.65 and 9.64 years as of December 31, 2020 and 2019, respectively. The weighted-average grant date fair value of options granted in 2020 and 2019 were $2.17 and $1.20 per share, respectively.
Stock-Based Compensation
The fair value of stock option grants is estimated by the Company on the date of grant using the Black Scholes-Merton option pricing model with the following weighted-average assumptions for the years ended December 31, 2020 and 2019:
	December 31, 2020	December 31, 2019
Risk free interest	0.99%	1.42%
Dividend yield	0.00%	0.00%
Expected volatility	103.59%	81.60%
Expected life (years)	6.11	5.19
Expected life — The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term.)
Risk-Free Interest Rate — The risk-free rate is based on the US Treasury zero coupon issuances in effect at the time of the grant for periods corresponding with the expected term of the option

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
Expected Volatility — Because the Company is privately held and does not have any active trading market for its common stock, the expected volatility is estimated based upon historical volatilities of public companies operating in the Company’s industry over a period equal to the expected term of the stock option grants.
Dividend Yield — The Company has never paid dividends on its common stock and has no plans to declare any dividends on its common stock. Therefore, the Company used an expected dividend yield of zero.
During the years ended December 31, 2020 and 2019, the Company recognized $728 and $1,181 respectively, of stock-based compensation expense in connection with the 2018 Stock Plan. Stock-based compensation expense during the years ended December 31, 2020 and 2019 is included in the accompanying Consolidated Statements of Operations and Comprehensive Loss as components of research and development for $386 and $500, sales and marketing for $86 and $45 and general and administrative expense for $256 and $636, respectively. As of December 31, 2020 and 2019, there was $2,144 and $1,198 respectively, of unrecognized stock-based compensation expense related to non-vested awards which is expected to be recognized over a weighted-average period of 2.79 and 2.03 years, respectively.
During the year ended December 31, 2020, stock-based compensation expense of $707 was recognized for 844 shares granted in connection with the Zenith acquisition and are recorded as a component of general and administrative expense in the accompanying Consolidated Statements of Operations and Comprehensive Loss.
During the years ended December 31, 2020 and 2019, stock-based compensation expense of $324 and $432, respectively, was recognized in connection with the vesting of common stock that had been converted from Series Seed preferred shares, and was recorded as a component of general and administrative expense in the accompanying Consolidated Statements of Operations and Comprehensive Loss.
In connection with the Series B/B-1 financing, the Company entered into separate Stock Purchase Agreements with its CEO, certain members of its board of directors (together, the “Sellers”) and various investors to consent to the sale of Common Stock shares and the sale of Series Seed Preferred Stock shares owned by the Sellers, in multiple closings in May 2019 for $6.2209 per share. The Common Stock or Series Seed Preferred Stock shares sold by the Sellers were fully vested. The Common Stock and Series Seed Preferred Stock sold to the various investors (“Surrendered Shares”), was then immediately exchanged for Series B Preferred Stock (“Exchange Shares”) with the Company. In total, 804 common shares and 1,045 Series Seed Shares were exchanged for total number of 1,849 of Exchange Shares. The intent of these transactions was to allow the various investors to purchase Series B Preferred Stock, while allowing the Sellers to sell a portion of their Common Stock and Series Seed Preferred Stock.
During the year ended December 31, 2019 compensation expense of $5,399 in connection with the sale of the Surrendered Shares was recorded as stock-based compensation and is included as a component of general and administrative expense in the accompanying Consolidated Statements of Operations and Comprehensive Loss.

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
NOTE 9. INCOME TAXES
The Company’s provision for income taxes consisted of the following.
Income Tax Provision	Year Ended December 31,
	2020	2019
Federal	$—	$—
Foreign	128	—
State and local	—	—
Current expense	$128	$—
Federal	—	—
Foreign	21	—
State and local	—	—
Deferred (benefit)	$21	$—
Income tax expense	$149	$—
The following table presents a reconciliation of the Company’s effective tax rates for the periods indicated.
Rate Reconciliation	Year Ended December 31,
	2020	2019
U.S. statutory rate	21.0%	21.0%
State rate net of fed benefit	5.0%	4.0%
Change in valuation allowance	(25.0)%	(25.0)%
Other	0.0%	0.0%
Permanent adjustments	(1.0%)	0.0%
Effective Tax Rate	0.0%	0.0%

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
Tax effects of temporary differences can give rise to significant portions of deferred tax assets and deferred tax liabilities. The components of deferred income tax assets and liabilities are as follows.
Tax Effects of Temporary Differences	As of December 31,
	2020	2019
Attributes
Deferred tax asset
Federal NOLs	$10,403	$8,169
State NOLs	2,584	1,528
Deferred revenue	8,940	—
Other deferred tax assets	1,878	38
Total deferred tax assets	23,805	9,735
Less: Valuation allowance	(18,832)	(9,551)
Total net deferred tax asset	$4,973	$184
IRC 481(a) adjustment	$(2,784)	$—
Deferred costs of revenue	(1,775)	(184)
Other deferred tax liabilities	(435)	—
Total deferred tax liabilities	(4,994)	(184)
Net deferred tax liability	$(21)	$—
The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. As a result of historical cumulative losses, Management determined that, based on all available evidence, there was substantial uncertainty as to whether it will recover recorded net federal and state deferred taxes in future periods. Therefore, a valuation allowance equal to the amount of the net federal and state deferred tax assets was provided at December 31, 2020 and 2019. The net valuation allowance increased by $9,281, from $9,551 to $18,832 in 2020.
As of December 31, 2020, the Company has unused gross NOLs of $49,536 and $46,326 for federal and state income tax return purposes, respectively. Federal NOLs can be carried forward indefinitely, while State NOLs will expire between 2038 and 2040. As of December 31, 2020, the Company has unused $556 IRC Section 163(j) federal interest expense that will be carried forward indefinitely.
The Tax Reform Act of 1986 (the Act) provides for a limitation on the annual use of net operating loss carryforwards following certain ownership changes (as defined by the Act and codified under IRC Section 382) that could limit the Company’s ability to utilize these carryforwards. Should the limitation apply, the related net operating loss and Section 163(j) deferred tax assets and the valuation allowance would be reduced by the same amount. The Company has not performed a Section 382 analysis.
On March 27, 2020, the U.S. enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) to provide certain relief as a result of the COVID-19 pandemic. The CARES Act contained numerous tax provisions and other stimulus measures. The Company’s tax position was not materially impacted by these provisions.
The Company files income tax returns in the U.S. federal and various state jurisdictions, as well as Croatia. The Company is subject to U.S. federal and state income tax examinations by authorities for all

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
tax years beginning in 2018, due to the accumulated net operating losses that are carried forward. The Company is subject to Croatia income tax examinations for all tax years beginning in 2017.
The Company evaluates uncertain tax positions which requires significant judgments and estimates regarding the recoverability of deferred tax assets, the likelihood of the outcome of examinations of tax positions that may or may not be currently under review and potential scenarios involving settlements of such matters. The Company assessed its uncertain tax positions and has determined that a liability for uncertain tax positions is not required as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s policy is to recognize interest and penalties as a component of the provision for income taxes. As of December 31, 2020 there were no interest or penalties recorded.
NOTE 10. NET LOSS PER SHARE
The following potentially dilutive shares were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because inclusion of the shares on an as-converted basis would have been anti-dilutive.
	December 31, 2020	December 31, 2019
Convertible preferred stock	21,458	15,181
Common stock options	2,255	1,567
Common stock warrants	33	33
Shares subject to repurchase	844	324
Total	24,590	17,105
NOTE 11. RELATED-PARTY TRANSACTIONS
During the year ended December 31, 2020, the Company incurred marketing expense of $481 included in sales and marketing expense on the Consolidated Statements of Operations and Comprehensive Loss in connection with the vesting of warrants held by an investor.
The Company incurred consulting expense of $39 and $229 included in research and development expenses for the years ended December 31, 2020 and 2019, respectively, related to services provided by companies in which two of the Company’s executives have control or significant influence.
NOTE 12. COMMITMENTS AND CONTINGENCIES
Lease Commitments
From time to time, the Company enters into lease agreements with third parties for purposes of obtaining office and warehouse space. These leases are accounted for as operating leases pursuant to the New Lease Standard. The leases have remaining lease terms of 2 to 3 years. In addition to monthly rent payments, the Company reimburses the lessors for its share of operating expenses as defined in the leases. Such amounts are not included in the measurement of the lease liability but are recognized as a variable lease expense when incurred. One of these leases includes one, five-year extension option. At this time, it is not reasonably certain that the Company will exercise this renewal option and therefore it is not included in the Company’s calculation of its ROU assets or lease liability. During the year ended December 31, 2019, the Company obtained $1,574, respectively of ROU assets in exchange for lease obligations in connection with its operating leases. No new leases were entered into during the year ended December 31, 2020.

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
ROU assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. The Company’s weighted average discount rate was 5% at December 31, 2019 and December 31, 2020. The weighted-average lease term was 2.1 years and 3.8 years at December 31, 2020 and 2019, respectively.
During the years ended, and as of December 31, 2020 and 2019, the Company had no finance leases.
During the years ended December 31, 2020 and 2019, the Company incurred rent and other related occupancy expenses of $542 and $231, respectively. Included in these amounts are $35 and $16 of variable rent expense, respectively, which is comprised primarily of the Company’s proportionate share of operating expenses, properly classified as lease cost due to the Company’s election to not separate lease and non-lease components. Rent costs are recorded to cost of revenue and general and administrative expenses on the company’s Consolidated Statement of Operations.
Annual base rental commitments associated with these leases, excluding operating expense reimbursements, month-to-month lease payments and other related fees and expenses during the remaining lease terms are as follows.
Operating Leases
2021	$482
2022	490
2023	87
2024 and thereafter	—
Total lease payments	1,059
Less: imputed interest	(59)
Total lease liability	1,000
Less: Lease liability, current portion	(485)
Lease liability, noncurrent	$515
The Company had $920 and $1,380 of ROU assets related to its lease liabilities at December 31, 2020 and 2019, respectively, and are included in other long-term assets on the Consolidated Balance Sheets. The noncurrent portion of the Company’s lease liability is included in other long-term liabilities on the Consolidated Balance Sheets.
Cash paid for amounts included in the measurement of operating lease liabilities was $529 and $122 for the years ended December 31, 2020 and 2019, respectively.
Sales Taxes
The Company determined that it was required to pay sales and use tax in various jurisdictions. Accordingly, the Company has recorded a liability of $1,282 and $2,962 as of December 31, 2020 and 2019, respectively, which includes estimated penalties and interest of $145 and $459, respectively. The Company is in the process of filing voluntary disclosure agreements with certain jurisdictions and remitting the sales tax. If these jurisdictions determine that additional amounts are necessary, the Company will be required to pay accordingly. The Company recorded charges related to these filings of $264 and $589 for the years ended December 31, 2020 and 2019, respectively, which are included in general and administrative expenses in the accompanying Consolidated Statements of Operations.
Supplier Commitment
Effective August 2020, the Company had a commitment with a supplier to place monthly product orders over an annual period based on agreed-upon minimum monthly volumes. As of December 31, 2020,

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
the remaining purchase commitment had a value of $12.6 million. In March 2021, this agreement was amended and the term of the agreement was extended to August 2022 resulting in the total remaining commitment amount as of March 31, 2021, increasing to $22.9 million.
Legal Matters
The Company is subject to various legal proceedings and claims that arise in the ordinary course of our business. Liabilities are accrued when it is believed that it is both probable that a liability has been incurred and that the Company can reasonably estimate the amount of the potential loss. The Company does not believe that the outcome of these proceedings or matters will have a material effect on the consolidated financial statements.
NOTE 13. BUSINESS COMBINATIONS
In February 2020, the Company purchased all of the outstanding equity interests of Zenith which had previously been a vendor for the Company.
The Company accounted for the Zenith acquisition as a business combination. The purchase price consisted of $6,909 cash, $974 promissory note consideration, $813 common stock consideration, and $1,158 related to settlement of preexisting relationships for a total purchase price of $9,854. The preexisting relationship related to prepaid inventory owned by the Company, with a corresponding deferred revenue balance recorded by Zenith. This preexisting relationship was settled on the acquisition date as an adjustment to the purchase price.
The aggregate purchase price exceeded the fair value of the net tangible and intangible assets acquired, and accordingly the Company recorded goodwill of $4,162. Furthermore, the Company issued 844 common stock shares that vest annually over three years and $3,353 of promissory notes to certain employees, contingent upon continued employment. These costs will be recognized as post-combination compensation expenses. In connection with the common stock issued with this transaction, the Company recorded $707 of stock-based compensation expense during the year ended December 31, 2020.
The total purchase consideration and the fair values and liabilities at the acquisition date were as follows.
Consideration
Cash consideration	$6,909
Promissory note consideration	974
Stock consideration	813
Settlement of preexisting relationships	1,158
Fair Value of Total Consideration Transferred	9,854
Recognized amounts of identifiable assets acquired and liabilities assumed
Cash	$4,527
Accounts receivable	518
Inventory	692
Prepaid expenses and other current assets	632
Property and equipment, net	61
Total identifiable assets acquired	6,430
Accounts payable	490

SMARTRENT.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except per share amounts)
Accrued expenses and other current liabilities	248
Total liabilities assumed	738
Total identifiable net assets	5,692
Goodwill	$4,162
The Company recognized approximately $21 of acquisition related costs that were expensed in the current period and are included in general and administrative expenses.
The excess of the purchase price over the tangible and intangible assets acquired has been recorded as Goodwill. The Company determined the intangible assets held by Zenith were not material to the acquisition and did not include them in the acquisition. The goodwill is attributable primarily to the workforce of the acquired business and expected synergies with the Company’s existing operations and is not deductible for income tax purposes.
The Company’s consolidated financial statements for the year ended December 31, 2020 include the results of operations of Zenith since the acquisition date. Zenith’s revenue and net income for this period are $2,259 and $420 respectively. Pro forma disclosures have not been provided since the acquisition did not have, and is not expected to have, a material impact on the Company’s results of operations.
NOTE 14. SUBSEQUENT EVENTS
In connection with the preparation of the accompanying consolidated financial statements, the Company has evaluated events and transactions occurring after December 31, 2020 and through May 14, 2021, and July 1, 2021 as it relates to the immaterial restatement discussed in Note 1, the dates these financial statements were issued, for potential recognition or disclosure and has determined that there are no additional items to disclose except as disclosed below.
Financing Activities
In February and March 2021, the Company issued 3,357 shares of Series C preferred stock in exchange for $34,793 cash (the “Series C Financing”), net of issuance costs of $207. The rights and privileges of the Series C-1/C preferred stock are consistent with the rights and privileges of prior issuances of preferred stock.
Amendment to the 2018 Stock Plan
In April 2021, the Board of Directors executed an unanimous written consent to provide an additional incentive to certain employees of the Company by amending the 2018 Stock Plan to allow for the issuance of restricted stock units (RSUs) and the Company granted a total of 1,533 RSUs to certain employees which vest over 4 years. The estimated fair value for each RSU issued is approximately $21.55 per share. Total estimated stock-based compensation related to the RSUs granted in April 2021 to be recognized over the term of the awards is approximately $33.0 million.
Merger with Fifth Wall Acquisition Corporation
In April 2021, the Company entered into a definitive business combination agreement with Fifth Wall Acquisition Corp. (NASDAQ: FWAA), a special purpose acquisition company sponsored by an affiliate of Fifth Wall, a venture capital firm focused on the global real estate industry and property technology. Upon closing of the transaction, the combined company will be publicly traded.

SMARTRENT.COM, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except per share amounts)
	March 31, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$64,904	$38,618
Accounts receivable, net	24,863	20,787
Inventory	17,781	17,628
Deferred cost of revenue, current portion	8,112	6,782
Prepaid expenses and other current assets	6,300	3,840
Total current assets	121,960	87,655
Property and equipment, net	897	847
Deferred cost of revenue	11,589	10,072
Goodwill	4,162	4,162
Other long-term assets	1,237	1,113
Total assets	$139,845	$103,849
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$4,149	$2,275
Accrued expenses and other current liabilities	7,638	9,555
Deferred revenue, current portion	30,990	19,348
Current portion of long-term debt	1,651	1,651
Total current liabilities	44,428	32,829
Long-term debt, net	2,756	3,169
Deferred revenue	33,017	34,153
Other long-term liabilities	400	516
Total liabilities	80,601	70,667
Commitments and contingencies (Note 12)
Convertible preferred stock, $0.00001 par value; 24,816 and 21,698 shares authorized as of March 31, 2021 and December 31, 2020; 24,816 and 21,458 shares issued and outstanding as of March 31, 2021 and December 31, 2020	146,225	111,432
Stockholders’ deficit
Common stock, $0.00001 par value; 33,700 and 28,781 shares authorized as of March 31, 2021 and December 31, 2020; 2,627 and 2,124 shares issued and outstanding as of March 31, 2021 and December 31, 2020	—	—
Additional paid-in capital	4,821	4,157
Accumulated deficit	(91,909)	(82,642)
Accumulated other comprehensive income	107	235
Total stockholders’ deficit	(86,981)	(78,250)
Total liabilities, convertible preferred stock and stockholders’ deficit	$139,845	$103,849
See accompanying Notes to Consolidated Financial Statements

SMARTRENT.COM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(in thousands, except per share amounts)
	For the three months ended March 31,
	2021	2020
Revenue
Hardware	$12,398	$11,293
Professional services	3,601	3,631
Hosted services	3,161	1,630
Total revenue	19,160	16,554
Cost of revenue
Hardware	12,143	10,153
Professional services	5,460	4,531
Hosted services	1,971	1,158
Total cost of revenue	19,574	15,842
Operating expense
Research and development	3,093	1,870
Sales and marketing	1,754	1,537
General and administrative	3,957	4,013
Total operating expense	8,804	7,420
Loss from operations	(9,218)	(6,708)
Interest expense	(82)	(231)
Other income (expense), net	79	(259)
Loss before income taxes	(9,221)	(7,198)
Provision for income taxes	46	78
Net loss	(9,267)	(7,276)
Other comprehensive loss
Foreign currency translation adjustment	(128)	(14)
Comprehensive loss	$(9,395)	$(7,290)
Net loss per common share
Basic and diluted	$(4.84)	$(6.00)
Weighted-average number of shares used in computing net loss per share
Basic and diluted	1,914	1,213
See accompanying Notes to Consolidated Financial Statements

SMARTRENT.COM, INC.
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(Unaudited)
(in thousands, except per share amounts)
	For the three months ended March 31, 2021
	Convertible Preferred Stock		Common Stock		Additional Paid In Capital	Accumulated Deficit	Accumulated other comprehensive income	Total Stockholder’s Deficit
	Shares	Amount (Par Value $0.00001)	Shares	Amount (Par Value $0.00001)
Balance, December 31, 2020	21,458	$111,432	2,124	$—	$4,157	$(82,642)	$235	$(78,250)
Stock-based compensation					227			227
Stock-based compensation related to acquisition					200			200
Issuance of Series C Convertible Preferred Stock	3,358	34,793
Common stock warrants issued to customers as consideration					22			22
Common stock warrants related to marketing expense					210			210
Exercise of warrants			503		5			5
Net loss						(9,267)		(9,267)
Other comprehensive loss							(128)	(128)
Balance, March 31, 2021	24,816	$146,225	2,627	$—	$4,821	$(91,909)	$107	$(86,981)
	For the three months ended March 31, 2020
	Convertible Preferred Stock		Common Stock		Additional Paid In Capital	Accumulated Deficit	Accumulated other comprehensive income	Total Stockholder’s Deficit
	Shares	Amount (Par Value $0.00001)	Shares	Amount (Par Value $0.00001)
Balance, December 31, 2019	15,181	$46,206	996	$—	$1,104	$(45,533)	$—	$(44,429)
Stock-based compensation					165			165
Stock-based compensation related to acquisition			844		96			96
Issuance of Series C Preferred Stock for cash, net of offering costs	4,317	44,950
Conversion of Convertible Note to Series C-1 Preferred Stock	761	7,787
Issuance of common stock in connection with acquisition			281		813			813
Common stock warrants related to marketing expense					146			146
Net loss						(7,276)		(7,276)
Other comprehensive income							(14)	(14)
Balance, March 31, 2020	20,259	$98,943	2,121	$—	$2,324	$(52,809)	$(14)	$(50,499)
See accompanying Notes to Consolidated Financial Statements

SMARTRENT.COM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)
	For the three months ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(9,267)	$(7,276)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	80	26
Amortization of debt discount	4	2
Non-employee warrant expense	232	146
Provision for warranty expense	90	—
Loss on extinguishment of debt	—	164
Non-cash lease expense	109	109
Stock-based compensation related to acquisition	200	96
Non-cash compensation expense related to acquisition	—	848
Stock-based compensation	227	165
Non-cash interest expense	—	118
Provision for excess and obsolete inventory	(40)	—
Provision for doubtful accounts	15	—
Change in operating assets and liabilities
Accounts receivable	(4,131)	(10,894)
Inventory	(293)	3,371
Deferred cost of revenue	(2,847)	(1,829)
Prepaid expenses and other assets	(2,800)	(7,406)
Accounts payable	1,998	10
Accrued expenses and other liabilities	(2,101)	372
Deferred revenue	10,744	7,525
Lease liabilities	(116)	(85)
Net cash used in operating activities	(7,896)	(14,538)
CASH FLOWS FROM INVESTING ACTIVITIES
Zenith acquisition, net of cash acquired	—	(2,382)
Purchase of property and equipment	(93)	(44)
Net cash used in investing activities	(93)	(2,426)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from revolving line of credit	—	7,179
Payments on revolving line of credit	—	(11,981)
Payments on term loan	(417)	—
Proceeds from warrant exercise	5	—
Proceeds from convertible notes	—	50
Convertible preferred stock issued, net of expenses	34,793	45,000
Net cash provided by financing activities	34,381	40,248
Effect of exchange rate changes on cash and cash equivalents	(106)	(14)
Net increase in cash and cash equivalents	26,286	23,270
Cash and cash equivalents- beginning of period	38,618	21,424
Cash and cash equivalents – end of period	$64,904	$44,694
Supplemental disclosure of cash flow information
Interest paid	$71	$127
Cash paid for income taxes	$—	$4
Schedule of non-cash investing and financing activities
Accrued property and equipment at period end	$39	$6
Conversion of convertible debt to preferred stock	$—	$7,787
Common stock issued as consideration for acquisition	$—	$813
See accompanying Notes to Consolidated Financial Statements

SMARTRENT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 1.   DESCRIPTION OF BUSINESS
SmartRent.com, Inc., and its wholly owned subsidiaries, (collectively the “Company”) is an enterprise software company that provides a fully integrated, brand-agnostic smart home operating system to residential property owners and operators, as well as homebuilders, “iBuyers,” developers, and residents. SmartRent’s solutions are designed to provide communities with visibility and control over assets while providing additional revenue opportunities through all-in-one home control offerings for residents. The Company was founded in November 2016 in Delaware as a limited liability company (“LLC”) and converted to a corporation in March 2018. The Company is headquartered in Scottsdale, Arizona.
On February 18, 2020, the Company completed its acquisition of Zenith Highpoint, Inc. (“Zenith”), and its wholly-owned subsidiary, Zipato, Ltd. (“Zipato”). Zipato manufactures the Company’s proprietary device products and sells smart home technology consisting of security, energy and home automation systems.
NOTE 2.   SIGNIFICANT ACCOUNTING POLICIES
Unaudited Interim Financial Information
The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the consolidated accounts of the Company and its wholly-owned subsidiaries. The Consolidated Balance Sheet at December 31, 2020 has been derived from the audited consolidated financial statements of the Company at that date. Certain notes and other information have been condensed or omitted from the interim financial statements presented herein. The financial data and other information disclosed in these Notes to Consolidated Financial Statements related to the three months ended March 31, 2021 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual consolidated statements and, in the opinion of management, reflect all adjustments, which are of a normal recurring nature, necessary for a fair statement of the Company’s financial condition and results of operations and cash flows for the interim period presented. The results of the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the full year ending December 31, 2021 or any future period.
Liquidity
The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liabilities and commitments in the normal course of business. To date, the Company has been funded primarily by preferred stock financings, cash from operations, and debt proceeds.
Management believes that currently available resources will provide sufficient funds to enable the Company to meet its obligations for at least one year past the issuance date of these financial statements. The Company may need to raise additional capital through equity or debt financing to fund future operations until it generates positive operating cash flows. There can be no assurance that such additional equity or debt financing will be available on terms acceptable to the Company, or at all.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expense during the reporting period. These estimates made by management include the determination of allowance balances for the Company’s inventories on hand, allowance for doubtful accounts, warranty liabilities and certain assumptions used in the valuation of equity awards, including the estimated

SMARTRENT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS (continued)
(in thousands, except per share amounts)
fair value of convertible preferred stock, the estimated fair value of common stock warrants and assumptions used to estimate the fair value of stock-based compensation expense. Actual results could differ materially from those estimates.
Impact of COVID-19
The extensive impact caused by the COVID-19 pandemic has resulted and will likely continue to result in significant disruptions to the global economy, as well as businesses and capital markets around the world. In an effort to halt the outbreak of COVID-19, a number of countries, states, counties and other jurisdictions have imposed, and may impose in the future, various measures, including, but not limited to, voluntary and mandatory quarantines, stay-at-home orders, travel restrictions, limitations on gatherings of people, reduced operations and extended closures of businesses.
The timing of customer orders and the Company’s ability to fulfill orders received was impacted by various COVID-19-related government mandates, resulting in a reduction in units sold. The Company has also witnessed certain current and prospective customers delaying purchases based on budget constraints or project delays related to COVID-19. The broader and long-term implications of the COVID-19 pandemic on the Company’s workforce, operations and supply chain, customer demand, results of operations and overall financial performance remain uncertain.
The impact of COVID-19 and measures to prevent its spread have been impactful and continue to affect business in the following ways.
•
Our workforce

Employee health and safety is a priority. In response to COVID-19, the Company established new protocols to help protect the health and safety of its workforce, including restricting employee travel, recommending that all non-essential personnel work from home and cancelled or reduced physical participation in sales activities, meetings, events and conferences and implemented additional safety protocols for essential workers.
•
Operations and supply chain

The Company has experienced some production delays as a result of COVID-19, including impacts to our sourcing, manufacturing, and logistics channels.
•
Demand for our products

The Company continues to engage with current and potential customers and believes some customers may continue to delay purchases because their development programs may also be delayed as a result of COVID-19.
Business Combinations
During 2020, the Company purchased all of the outstanding equity interests of Zenith in an acquisition that meets the definition of a business combination, for which the acquisition method of accounting was used, see Note 13 of these Consolidated Financial Statements. The acquisition was recorded on the date that the Company obtained control over the acquired business. The consideration paid was determined on the acquisition date and the acquisition-related costs, such as professional fees, were excluded from the consideration transferred and were recorded as expense in the period incurred. Assets acquired and liabilities assumed by the Company were recorded at their estimated fair values, while goodwill was measured as the excess of the consideration paid over the fair value of the net identifiable assets acquired and liabilities assumed.

SMARTRENT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS (continued)
(in thousands, except per share amounts)
Net Loss Per Share Attributable to Common Stockholders
The Company follows the two-class method to include the dilutive effect of securities that participated in dividends, if and when declared, when computing net income per common share. The two-class method determines net income per common share for each class of common stock and participating securities according to dividends, if and when declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The anti-dilutive effect of potentially dilutive securities is excluded from the computation of net loss per share because inclusion of such potentially dilutive shares on an as-converted basis would have been anti-dilutive.
The Company’s participating securities include convertible preferred stock, as the holders are entitled to receive noncumulative dividends on a pari passu basis in the event that a dividend is paid on common stock. The Company also considers any unvested common shares subject to repurchase to be participating securities because holders of such shares have non-forfeitable dividend rights in the event a dividend is paid on common stock. The holders of convertible preferred stock, as well as the holders of unvested common shares subject to repurchase, do not have a contractual obligation to share in losses.
Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, adjusted for outstanding shares that are subject to repurchase and any shares issuable for nominal consideration.
Diluted net loss per share is computed by giving effect to all potentially dilutive securities outstanding for the period using the treasury stock method or the if-converted method based on the nature of such securities. For periods in which the Company reports a net loss, the diluted net loss per common share attributable to common stockholders is the same as basic net loss per common share attributable to common stockholders, because inclusion of such potentially dilutive shares on an as-converted basis would have been anti-dilutive.
Accounts Receivable, net
Accounts receivable consist of balances due from customers for hardware, professional services and hosted services. Accounts receivable are recorded at invoiced amounts, are non-interest bearing and are presented net of the associated allowance for doubtful accounts on the Consolidated Balance Sheets. The allowance for doubtful accounts totaled $153 and $131 as of March 31, 2021 and December 31, 2020, respectively. The provision for doubtful accounts is recorded in general and administrative expenses in the accompanying Consolidated Statements of Operations and Comprehensive Loss and totaled $15 for the three months ended March 31, 2021. There was no provision for doubtful accounts for the three months ended March 31, 2020. No write-offs of accounts receivable deemed uncollectable occurred during the three months ended March 31, 2021 and 2020. The Company evaluates the collectability of the accounts receivable balances and has determined the allowance for doubtful accounts based on a combination of factors, which include the nature of relationship and the prior experience the Company has with the account and an evaluation for current and projected economic conditions as of the Consolidated Balance Sheets date. Accounts receivable determined to be uncollectible are charged against the allowance for doubtful accounts. Actual collections of accounts receivable could differ from management’s estimates.
Significant Customers
A significant customer represents 10% or more of the Company’s total revenue or net accounts receivable balance at each respective Consolidated Balance Sheet date. The significant customers of the Company are also limited partners of an investor in the Company with approximately 32% ownership. The investor does not exert control or influence on these limited partners and, as such these limited partners do not

SMARTRENT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS (continued)
(in thousands, except per share amounts)
meet the definition of related parties. Revenue as a percentage of total revenue and net accounts receivable as a percentage of total net accounts receivable for each significant customer follows.
	Accounts Receivable		Revenue
	As of		For the three months ended March 31,
	March 31, 2021	December 31, 2020	2021	2020
Customer A	16%	30%	36%	23%
Customer B	33%	30%	11%	*
Customer C	13%	*	*	*
Customer D	*	*	*	31%

*
Total less than 10% for the respective period

Warranty Allowance
The Company provides its customers with limited service warranties associated with product replacement and related services. The warranty typically lasts one year following the installation of the product. The estimated warranty costs, which are expensed at the time of sale and included in cost of revenue, are based on the results of product testing, industry and historical trends and warranty claim rates incurred and are adjusted for identified current or anticipated future trends as appropriate. Actual warranty claim costs could differ from these estimates. Warranty expense included in cost of revenue for the three months ended March 31, 2021 and 2020, was $308 and $61, respectively. As of March 31, 2021 and December 31, 2020, the Company’s warranty allowance was $1,714 and $3,336, respectively.
During the year ended December 31, 2020, the Company identified a deficiency with batteries contained in certain hardware sold and has included the expected cost of repair and replacement for these batteries in its warranty allowance. As of March 31, 2021 and December 31, 2020, $1,454 and $3,166 is included in the Company’s warranty allowance related to the cost of remaining repairs for this identified deficiency, respectively.
Convertible Preferred Stock
The Company assessed the provisions of its convertible preferred stock including redemption rights, dividends and voting rights to determine the appropriate classification. The Company determined that its shares of convertible preferred stock are appropriately classified as mezzanine equity because they are contingently redeemable into cash upon the occurrence of an event not solely within the Company’s control. When it is probable that a convertible preferred share will become redeemable, adjustments are recorded to adjust the carrying values. No adjustments have been recorded during the three months ended March 31, 2021 or year ended December 31, 2020. Refer to Note 7 for more information on the rights, preferences, privileges and restrictions associated with the convertible preferred stock.
Fair Value of Financial Instruments
Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities subject to on-going fair value measurement are categorized and disclosed into one of three categories depending on observable or unobservable inputs employed in the measurement. These two types of inputs have created the following fair value hierarchy.
Level 1:
Quoted prices in active markets that are accessible at the measurement date for assets and liabilities.

SMARTRENT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS (continued)
(in thousands, except per share amounts)
Level 2:
Observable prices that are based on inputs not quoted in active markets, but corroborated by market data.

Level 3:
Unobservable inputs are used when little or no market data is available.

This hierarchy requires the Company to minimize the use of unobservable inputs and to use observable market data, if available, when determining fair value. The Company recognizes transfers between levels of the hierarchy based on the fair values of the respective financial measurements at the end of the reporting period in which the transfer occurred. There were no transfers between levels of the fair value hierarchy during the three months ended March 31, 2021 or year ended December 31, 2020 , respectively. The carrying amounts of the Company’s accounts receivable, accounts payable and accrued and other liabilities approximate their fair values due to their short maturities.
Revenue Recognition
The Company derives its revenue primarily from sales of systems that consist of hardware devices, professional installation services and hosted services to assist property owners and property managers with visibility and control over assets, while providing all-in-one home control offerings for residents. Revenue is recognized when control of these products and services are transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those products and services.
The Company may enter into contracts that may contain multiple distinct performance obligations. The transaction price for a typical arrangement includes the price for the smart device hardware, installation services, a hardware hub device, and a subscription to our proprietary software. The subscription is for the hub device only and there is no support or ongoing subscription for other smart device hardware. The Company considers the hardware, installation services and the combination of the hardware hub device and proprietary software (the “hosted services”) to be separate performance obligations. The hardware hub device and the subscription are not sold separately. The hardware performance obligation includes the delivery of hardware, the installation services performance obligation includes the services to install the hardware and the hosted services performance obligation allows the customer access to software during the contracted-use term when the promised service is transferred to the customer. The Company partners with several manufactures to offer a range of compatible hardware products for its customers. The Company maintains control of the hardware purchased from manufacturers prior to the products being transferred to the customer and consequently bears the inventory risk before or after the products are transferred to the costumer. The Company has discretion in establishing the price the customer will pay for the product. Consequently, the Company is primarily responsible for fulfilling the promise to provide the product and the Company is considered the principal in these arrangements.
For each performance obligation identified, the Company estimates the standalone selling price, which represents the price at which the Company would sell the good or service separately. If the standalone selling price is not observable through past transactions, the Company estimates the standalone selling price, considering available information such as market conditions, review of historical pricing data, and internal pricing guidelines related to the performance obligations. The Company then allocates the transaction price among those obligations based on the estimation of the standalone selling price.
Payments are received by the Company by credit card, check or automated clearing house (“ACH”) payments and payment terms are determined by individual contracts and generally range from due upon receipt to net 30 days. Taxes collected from customers and remitted to governmental authorities are not included in reported revenue. Payments received from customers in advance of revenue recognition are reported as deferred revenue.

SMARTRENT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS (continued)
(in thousands, except per share amounts)
The Company applies the practical expedient that allows for inclusion of the future auto-renewals in the initial measurement of the transaction price. The Company only applies these steps when it is probable that it will collect the consideration to which it is entitled in exchange for the goods or services it transfers to a customer.
Timing of Revenue Recognition is as follows.
•
Hardware Revenue

Hardware revenue includes the smart home devices which connect to the hardware hub device which is separately discussed in Hosted Services Revenue below. The Company’s performance obligation for hardware revenue is considered satisfied, and revenue is recognized, at a point in time when the hardware device is shipped to the customer. The Company generally provides a one year warranty period on hardware devices. Warranty costs are recognized as a component of cost of revenue in the accompanying Consolidated Statements of Operations and Comprehensive Loss.
•
Professional Services Revenue

Professional services consist of installations, do not result in significant customization of the product and are generally performed from two to four weeks in duration. Installations can be performed by the Company, contracted out to a third-party or the customer can perform the installation themselves. The Company’s professional services contracts are generally arranged on a fixed price basis and revenue is recognized over time as installations are completed.
•
Hosted Services Revenue

Hosted services include recurring monthly subscription revenue generated from fees that provide customers access to one or more of the Company’s software applications including access controls, asset monitoring and related services. These arrangements have contractual terms typically ranging from one-month to seven-years and include recurring fixed plan subscription fees. Arrangements with customers do not provide the customer with the right to take possession of the Company’s software at any time. Customers are granted continuous access to the services over the contractual period. Accordingly, any fixed consideration related to subscription service is recognized on a straight-line basis over the contract term beginning on the date the subscription service is made available to the customer. Variable consideration is immaterial.
The Company also sells the hardware hub device, which only functions with the subscription to the Company’s proprietary software applications and related hosting services and is sold only on an integrated basis. The Company considers the hub device and hosting services subscription a single performance obligation and therefore defers the recognition of revenue for the hub devices. The estimated average in-service life of the hub device is four years. When a hub device is included in a contract that does not require a long-term service commitment, the customer obtains a material right to renew the service because purchasing a new device is not required upon renewal. If a contract contains a material right, proceeds are allocated to the material right and recognized over the period of benefit, which is generally four years.
Cost of Revenue
Cost of revenue consists primarily of direct costs of products and services together with the indirect cost of customer care and support over the life of the service arrangement.
•
Hardware

Cost of hardware revenue consists primarily of direct costs of proprietary products, hardware devices and supplies purchased from third-party providers and shipping and indirect costs related to warehouse facility (including depreciation and amortization of capitalized assets and right-of-use assets),

SMARTRENT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS (continued)
(in thousands, except per share amounts)
infrastructure costs, personnel-related costs associated with the procurement and distribution of products and warranty expenses together with the indirect cost of customer care and support.
•
Professional Services

Cost of professional services revenue consists primarily of direct costs related to personnel-related expenses for installation and supervision of installation services, general contractor expenses and travel expenses associated with the installation of products and indirect costs that are also primarily personnel-related expenses in connection with training of and ongoing support for customers and residents.
•
Hosted Services

Cost of hosted services revenue consists primarily of the amortization of the direct costs of the hardware hub device consistent with the revenue recognition period noted above in Hosted Services Revenue, warehouse facility (including depreciation and amortization of capitalized assets and right-of-use assets) and infrastructure costs associated with providing software applications together with the indirect cost of customer care and support over the life of the service arrangement.
Deferred Cost of Revenue
Deferred cost of revenue includes all direct costs included in cost of revenue for hosted services and the hub device that have been deferred to future periods.
Research and Development
The Company invested $3,093 and $1,870 in research and development during three months ended March 31, 2021 and 2020, respectively. These expenses were incurred for the research and development of new products and services and enhancements to the Company’s existing product offerings. Costs related to preliminary project activities and post-implementation activities are expensed as incurred.
Advertising
Advertising costs are expensed as incurred and recorded as a component of sales and marketing expense in the accompanying Consolidated Statements of Operations and Comprehensive Loss. The Company incurred $156 and $201 of advertising costs during the three months ended March 31, 2021 and 2020, respectively.
Segments
The Company has one operating segment and one reportable segment as its chief operating decision maker, who is its Chief Executive Officer, reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. The Company’s principal operations are in the United States and the Company’s long-lived assets are located primarily within the United States. The Company held $8,432 and $7,941 of assets outside the United States at March 31, 2021 and December 31, 2020, respectively.
Recent Accounting Guidance Not Yet Adopted
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments — Credit Losses (Topic 326)” which modifies the measurement of expected credit losses of certain financial instruments. This update is effective for fiscal years beginning after December 15, 2022 and must be applied using a modified-retrospective approach, with early adoption permitted. The adoption of ASU 2016-13 may have an impact on the Company’s accounting for accounts receivable and bad debt expense included in the accompanying Consolidated Balance Sheets and Consolidated Statements of Operations and Comprehensive Loss. The Company is evaluating the extent of such impact.

SMARTRENT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS (continued)
(in thousands, except per share amounts)
In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740)”, which simplifies the accounting for income taxes, primarily by eliminating certain exceptions found in the Accounting Standards Codification, section 740. This standard is effective for fiscal periods beginning after December 15, 2021. The Company does not plan to early adopt this standard and is currently evaluating the impact of this guidance on its Consolidated Financial Statements.
NOTE 3.   FAIR VALUE MEASUREMENTS AND FAIR VALUE OF INSTRUMENTS
The following tables display the carrying values and fair values of financial instruments.
		As of March 31, 2021			As of December 31, 2020
Assets on the Consolidated Balance Sheets		Carrying Value	Unrealized Losses	Fair Value	Carrying Value	Unrealized Losses	Fair Value
Cash	Level 1	$24,901	$—	$24,901	32,723	$—	$32,723
Money market funds	Level 1	40,003	—	40,003	5,895	—	5,895
Total		$64,904	$—	$64,904	$38,618	$—	$38,618
		As of March 31, 2021		As of December 31, 2020
Liabilities on the Consolidated Balance Sheets		Carrying Value(1)	Fair Value	Carrying Value(1)	Fair Value
Term loan	Level 2	4,407	4,487	4,820	4,913
Total liabilities		$4,407	$4,487	$4,820	$4,913

(1)
The carrying values are shown exclusive of discounts and other offsets.

The fair values of our revolving line of credit and term loan, which are classified as Level 2 in the fair value hierarchy, are estimated using a discounted cash flow methodology based on market interest rate data and other market factors available at the end of the period. The fair values of convertible notes are estimated by discounting contractual cash flows at the interest rate we estimate the notes would bear if sold in the current market. The input used to develop our fair value measurements as of March 31, 2021 and December 31, 2020 was an effective interest rate of five percent (5%).
NOTE 4.   REVENUE AND DEFERRED REVENUE
Disaggregation of Revenue
In the following tables, revenue is disaggregated by primary geographical market and type of revenue.
	For the three months ended March 31,
	2021	2020
Revenue by geography
United States	$18,749	$16,182
International	411	372
Total Revenue	$19,160	$16,554

SMARTRENT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS (continued)
(in thousands, except per share amounts)
	For the three months ended March 31,
	2021	2020
Revenue by type
Hardware	$12,398	$11,293
Professional services	3,601	3,631
Hosted services	3,161	1,630
Total Revenue	$19,160	$16,554
Remaining Performance Obligations
Advance payments received from customers are recorded as deferred revenue and are recognized upon the completion of related performance obligations over the period of service. Advance payments for the hardware hub device are recorded as deferred revenue and recognized over the average in-service life of the hub. Advance payments received from customers for subscription services are recorded as deferred revenue and recognized over the term of the subscription. A summary of the change in deferred revenue is as follows.
	For the three months ended March 31,
	2021	2020
Deferred revenue balance as of January 1	$53,501	$19,083
Revenue recognized from balance of deferred revenue at the beginning of the period	(3,992)	(1,349)
Revenue deferred during the period	18,420	12,904
Revenue recognized from revenue originated and deferred during the period	(3,922)	(2,851)
Deferred revenue balance as of March 31	$64,007	$27,787
As of March 31, 2021, the Company expects to recognize 48% of its total deferred revenues within the next 12 months, 31% of its total deferred revenues between 1 and 2 years and 20% between 3 and 5 years. Any deferred revenues expected to be recognized beyond five years is immaterial.
Deferred cost of revenue includes all direct costs included in cost of revenue that have been deferred to future periods.
NOTE 5.OTHER FINANCIAL STATEMENT INFORMATION
Property and equipment, net consisted of the following.
	March 31, 2021	December 31, 2020
Computer hardware and software	$980	$868
Furniture and fixtures	162	109
Leasehold improvements	108	103
Warehouse equipment	113	124
Property and equipment, gross	1,363	1,204
Less: Accumulated depreciation and amortization	(466)	(357)
Total property and equipment, net	$897	$847

SMARTRENT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS (continued)
(in thousands, except per share amounts)
Accrued expenses and other current liabilities consisted of the following.
	March 31, 2021	December 31, 2020
Accrued compensation costs	$3,285	$3,234
Warranty allowance	1,714	3,336
Sales tax payable	1,005	1,282
Accrued expenses	523	764
Lease liabilities, current	486	485
Other	625	454
Total accrued expenses and other current liabilities	$7,638	$9,555
NOTE 6.   DEBT
Term Loan and Revolving Line of Credit Facility
In August 2019, the Company entered into a loan and security agreement for a credit facility (the “Credit Facility”). The Credit Facility provides $15,000 of borrowing capacity and consists of a $10,000 revolving line of credit (the “Revolving Facility”), which will mature in August 2021 and a $5,000 term loan (the “Term Loan Facility”), which will mature in November 2023. The Revolving Facility is subject to an availability sublimit in accordance with the terms and conditions of the Credit Facility (the “Sublimit”). The Sublimit is derived by multiplying eligible accounts receivable by 85%. The amount available to the Company for additional borrowings on the Revolving Facility was $10,000 as of March 31, 2021 and December 31, 2020. Amounts borrowed under the Revolving Facility may be repaid and, prior to the Revolving Facility maturity date, reborrowed. The Revolving Facility terminates on the Revolving Facility maturity date, when the principal amount of all advances, the unpaid interest thereon, and all other obligations relating to the Revolving Facility shall be immediately due and payable. The Term Loan Facility was subject to monthly payments of interest, in arrears, accrued on the principal balance of the Term Loan Facility through November 2020. Thereafter, and continuing through the Term Loan Facility maturity date, the Term Loan Facility is subject to equal monthly payments of principal plus accrued interest. The Company has the option to prepay all, but not less than all, of the Term Loan Facility, subject to certain terms and conditions. After repayment, the Term Loan Facility (or any portion thereof) may not be reborrowed. Proceeds from the Credit Facility are used for general corporate purposes. In connection with the Credit Facility, the Company issued warrants (Note 7) to purchase the Company’s common stock. The fair value of the warrants has been recorded as additional paid-in capital with a reduction to the carrying value of the Term Loan Facility in the accompanying Consolidated Balance Sheets. The resulting discount from outstanding principal balance of the Term Loan Facility is being amortized using the effective interest rate method over the periods to maturity. Amortization of this discount is recorded as interest expense in the accompanying Consolidated Statements of Operations and Comprehensive Loss and Comprehensive Loss.
The following table sets forth a summary of the outstanding principal amounts under the Credit Facility as of March 31, 2021 and December 31, 2020.
	Maturity Date	Interest Rate(1)	March 31, 2021	December 31, 2020
Term loan facility	November 2023	6.00%	$4,444	$4,861
Debt discount, net			(37)	(41)
Term loan facility – carrying value			$4,407	$4,820

(1)
Interest rates for the Term Loan Facility and the Revolving Facility are based upon the prime rate as published by the Wall Street Journal (Prime Rate) plus an applicable margin, subject to floors as described

SMARTRENT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS (continued)
(in thousands, except per share amounts)
below. As of March 31, 2021 and December 31, 2020, the applicable margins for the Revolving Facility and Term Loan Facility was 0.25% and the Prime Rate as of March 31, 2021 and December 31, 2020 was 3.25%. In accordance with the Credit Facility, the applicable interest rates are as stated above.
The principal amount outstanding under the Revolving Facility shall accrue interest at a floating per annum rate equal to (i) when our unrestricted cash maintained with the lender minus all obligations under the Revolving Facility is at least one dollar ($1.00) (we are a Net Depositor), the greater of (x) one quarter of one percent (0.25%) above the Prime Rate, or (y) five and one half of one percent (5.50%), and (ii) when we are not a Net Depositor, the greater of (x) three quarters of one percent (0.75%) above the Prime Rate, or (y) six percent (6.00%), which interest shall be payable monthly. The principal amount outstanding under the Term Loan Facility shall accrue interest at a floating per annum rate equal to the greater of (A) one percent (1.00%) above the Prime Rate and (B) six percent (6.00%), which interest was payable monthly through November 2020.
In addition to paying interest on outstanding principal under the Credit Facility, the Company is required to pay a facility fee to the lender under the Revolving Facility in respect of the unused commitments thereunder. The facility fee rate is based on the daily unused amount of the Revolving Facility and is one eighth of one percent (0.125%) per annum based on the unused facility amount.
The Credit Facility contains certain customary affirmative and negative covenants and events of default. Such covenants will, among other things, restrict, subject to certain exceptions, the Company’s ability to (i) engage in certain mergers or consolidations, (ii) sell, lease or transfer all or substantially all of the Company’s assets, (iii) engage in certain transactions with affiliates, (iv) make changes in the nature of the Company’s business and our subsidiaries, and (v) incur additional indebtedness that is secured on a pari passu basis with the Credit Facility.
The Credit Facility also requires the Company, on a consolidated basis with its subsidiaries, to maintain a minimum liquidity ratio. If an event of default occurs, the lender is entitled to take various actions, including the acceleration of amounts due under the Credit Facility and all actions permitted to be taken by a secured creditor. As of March 31, 2021, and through the date these consolidated financial statements were issued, the Company believes it was in compliance with all financial covenants.
The Credit Facility is collateralized by first priority or equivalent security interests in substantially all the property, rights and assets of the Company.
Convertible Note
In February 2020, the Company issued a $50 principal, 5% per annum subordinated convertible note pursuant to a note purchase agreement (the “February 2020 Convertible Note”). Interest on the February 2020 Convertible Note accrued at the coupon rate, compounded annually. The February 2020 Convertible Note was converted to Series C-1 convertible preferred stock in March 2020.
Conversion of Convertible Notes
In December 2019, the Company issued a $7,500 principal amount, 5% per annum subordinated convertible note pursuant to a note purchase agreement (the “December 2019 Convertible Note”). Interest on the December 2019 Convertible Note accrued at the coupon rate, compounded annually.
In March 2020, in conjunction with the Series C-1 preferred stock issuance, the December 2019 and February 2020 Convertible Notes, along with the respective accrued interest thereon, were automatically converted into shares of Series C-1 preferred stock at conversion prices of $10.02 and $10.01, respectively. As such, the convertible noteholders received an aggregate of 756 shares and 5 shares, respectively, of Series C-1 convertible preferred stock for the conversion of the Convertible Notes. The redemptions of the notes are considered early extinguishments of debt. The difference between the reacquisition price of the

SMARTRENT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS (continued)
(in thousands, except per share amounts)
Convertible Notes and the net carrying amount of the extinguished Convertible Notes should be recognized currently in income as a loss or gain. Because the reacquisition price of the December 2019 Convertible Note was higher than the carrying value of the same on the date of extinguishment, the redemption of the December 2019 Convertible Note was recorded as a loss on conversion in the amount of $164 and included in other expense, net in the accompanying Consolidated Statements of Operations and Comprehensive Loss for the three months ended March 31, 2020.
The following table summarizes the contractual maturities of the Company’s term loan facility which comprises all of the Company’s outstanding debt as of March 31, 2021.
Year	Term Loan Facility
Remainder of 2021	$1,250
2022	1,667
2023	1,527
2024 and thereafter	—
Total	4,444
Less: unamortized debt discount	(37)
Total carrying value	$4,407
NOTE 7.   CONVERTIBLE PREFERRED STOCK AND EQUITY
Preferred Stock
The Company is authorized to issue 24,816 shares of $0.00001 par value preferred stock. There were 24,816 and 21,458 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively.
The authorized, issued and outstanding shares, original issuance price per share of the Company’s preferred stock are as follows as of March 31, 2021.
Issue Date	Series	Shares Authorized	Shares Issued and Outstanding	Original Issue Price per Share	Liquidation Preference
March 2018	Seed	4,707	4,707	$1.0000	$4,707
September 2018	A	4,541	4,541	$1.1011	$5,000
May 2019	B-1	508	508	$4.9767	$2,527
May 2019	B	5,425	5,425	$6.2209	$33,750
March 2020	C-1	761	761	$10.0223	$7,624
March – May 2020; March 2021	C	8,874	8,874	$10.4236	$92,468
		24,816	24,816		$146,076
The authorized, issued and outstanding shares, original issuance price per share of the Company’s preferred stock are as follows as of December 31, 2020.

SMARTRENT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS (continued)
(in thousands, except per share amounts)
Issue Date	Series	Shares Authorized	Shares Issued and Outstanding	Original Issue Price per Share	Liquidation Preference
March 2018	Seed	4,707	4,707	$1.0000	$4,707
September 2018	A	4,541	4,541	$1.1011	$5,000
May 2019	B-1	508	508	$4.9767	$2,527
May 2019	B	5,425	5,425	$6.2209	$33,750
March 2020	C-1	761	761	$10.0223	$7,624
March – May 2020	C	5,756	5,516	$10.4236	$57,500
		21,698	21,458		$111,108
During the three months ended March 31, 2021, the Company issued an additional 3,358 shares of Series C preferred stock through two tranches that closed in February and March 2021. The Series C preferred stock was issued in exchange for $35,000 gross cash proceeds. Expenses in connection with the issuance of the Series C preferred stock were $207, resulting in net cash proceeds of $34,793.
During the year ended December 31, 2020, the Company issued 5,516 shares of Series C preferred stock through three tranches that closed in March, April and May 2020. The Series C preferred stock was issued in exchange for $57,500 gross cash proceeds. Expenses in connection with the issuance of the Series C preferred stock were $61, resulting in net cash proceeds of $57,439. During the year ended December 31, 2020, the Company also issued 761 shares of Series C-1 preferred stock by redeeming two subordinated convertible notes originally issued in December 2019 and February 2020.
In March 2018, in connection with the Company’s conversion from an LLC to corporation, the founders of the Company exchanged their member interests for aggregate total of 1,800 shares of common stock and 4,252 shares of Series Seed preferred stock. After conversion to a corporation in March 2018, in connection with the Series Seed preferred stock financing, the Company and its chief executive officer (CEO) entered into a stock restriction agreement, whereby certain restrictions and vesting conditions were placed on 1,080 of the CEO’s common stock shares to vest in 30 equal monthly installments, on each monthly anniversary from the effective date of the stock restriction agreement. As of December 31, 2020, no amounts related to this agreement remained unamortized. During the three months ended March 31, 2020, stock-based compensation in the amount of $108 was recognized and included as a component of general and administrative expense in the accompanying Consolidated Statement of Operations and Comprehensive Loss. As of March 31, 2021 and December 31, 2020, the CEO owned 996 shares of common stock which were vested and owned outright.
Warrants
In March 2019, the Company issued a warrant to purchase common stock to the purchaser of a $2,500 convertible note. The warrant represented compensation paid for marketing services to be provided and was accounted for using stock-based compensation guidance. The warrant vested based on the number of installed units attained over a measurement period, which expired in March 2021. The variability in the units earned was determined to be a performance condition and did not require classification of the warrant as a liability. Upon vesting, the warrant holder is entitled to purchase up to 503 fully paid and non-assessable shares of the Company’s common stock at $0.01 per share, subject to adjustment pursuant to the warrant. The Company measured the fair value of the warrant using the Black-Scholes-Merton model. The Company recorded the associated marketing expense over the service period as the units were installed with an offset to additional paid-in-capital. During the three months ended March 31, 2021, the Company recognized no expenses related to these warrants. During the three months ended March 31, 2020, the Company recognized $146 of sales and marketing expense related to these warrants in the accompanying Consolidated Statements

SMARTRENT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS (continued)
(in thousands, except per share amounts)
of Operations and Comprehensive Loss. These warrants were exercised by the holder in March 2021, which resulted in 503 shares of common stock being issued by the Company.
In August 2019, in connection with the Credit Facility (Note 6), the Company issued warrants to purchase the Company’s common stock to the lender. The warrants are exercisable upon issuance until their expiration in August 2029 or earlier upon redemption. The holder of the warrants, together with any successor or permitted assignee or transferee, is entitled to purchase 33 fully paid and non-assessable shares of the Company’s common stock at $2.30 per share, subject to adjustment pursuant to the warrant. The fair value of the warrants has been recorded as additional paid in capital and a reduction to the carrying value of the Term Loan Facility on the accompanying Consolidated Balance Sheets. The resulting discount from outstanding principal balance of the Term Loan Facility is being amortized using the effective interest rate method over the periods to maturity. Amortization of this discount is recorded as interest expense in the accompanying Consolidated Statements of Operations and Comprehensive Loss.
In April 2020, in connection with the closing of the second tranche of the Series C preferred stock, the Company issued a warrant to purchase common stock to an investor who participated in the second tranche closing. The warrant represents compensation paid for marketing services to be provided and was accounted for using stock-based compensation guidance. The warrant vests based on the number of installed units attained over a measurement period, which expires in April 2023. The variability in the units earned was determined to be a performance condition and did not require classification of the warrant as a liability. Upon vesting, the warrant holder is entitled to purchase 384 fully paid and non-assessable shares of the Company’s common stock at $0.01 per share, subject to adjustment pursuant to the warrant. The Company measured the fair value of the warrants using the Black-Scholes-Merton model. The Company records the associated marketing expense over the service period as the units are installed with an offset to additional paid-in-capital. During the three months ended March 31, 2021, the Company recognized $210 of sales and marketing expense in the accompanying Consolidated Statements of Operations and Comprehensive Loss related to these warrants. No expenses in the accompanying Consolidated Statements of Operations and Comprehensive Loss related to these warrants was recognized during the three months ended March 31, 2020.
In February 2021, the Company issued warrants to purchase the Company’s common stock as consideration to certain customers. The warrants are exercisable upon issuance until their expiration in February 2031 or earlier upon redemption. The number of warrants issued to these customers is dependent on the number of installed units, as defined by the warrant agreements, purchased by the customer. The fair value of the vested portion of the warrants has been recorded as additional paid in capital and contra-revenue on the accompanying Consolidated Balance Sheets and Consolidated Statements of Operations, respectively. For the three months ended March 31, 2021 the Company recorded $22 as contra-revenue in the Consolidated Statement of Operations related to these warrants. No amounts related to these warrants were recorded as contra-revenue in the Consolidated Statement of Operations for the three months ended March 31, 2020.
NOTE 8.   STOCK-BASED COMPENSATION
2018 Stock Plan
The Company’s board of directors adopted, and the stockholders approved, the SmartRent.com, Inc. 2018 Stock Plan (the “2018 Stock Plan”), effective March 2018. The purpose of the 2018 Stock Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Company and by motivating such persons to contribute to the growth and profitability of the Company. The 2018 Stock Plan seeks to achieve this purpose by providing for awards in the form of options, restricted stock purchase rights or restricted stock bonuses. Under the 2018 Stock Plan as of March 31, 2021, the Company may issue up to 4,040 shares. Awards granted under the

SMARTRENT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS (continued)
(in thousands, except per share amounts)
2018 Stock Plan generally expire ten years from the date of grant and become vested and exercisable over a four-year period. All options are subject to certain provisions that may impact these vesting schedules.
A summary of the Company’s 2018 Stock Plan activity for the three months ended March 31, 2021 is presented below.
	Options Outstanding
	Number of Options	Weighted- Average Exercise Price ($ per share)	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
December 31, 2020	2,255	$2.49	8.96	$—
Granted	—
Cancelled	—
March 31, 2021	2,255	$2.49	8.71	$—
Stock-Based Compensation
The Company recorded stock-based compensation expense in the Consolidated Statement of Operations and Comprehensive Loss as follows.
	For the three months ended March 31,
	2021	2020
Research and development	$55	$50
Sales and marketing	16	26
General and administrative	156	89
Total	$227	$165
During the three months ended March 31, 2021 and 2020, stock-based compensation expense of $200 and $96 was recognized for 844 shares granted in connection with the Zenith acquisition and are recorded as a component of general and administrative expense in the accompanying Consolidated Statements of Operations and Comprehensive Loss.
During the three months ended March 31, 2020, stock-based compensation expense of $108 was recognized in connection with the vesting of common stock that had been converted from Series Seed preferred shares and was recorded as a component of general and administrative expense in the accompanying Consolidated Statements of Operations and Comprehensive Loss. These shares were fully vested at December 31, 2020 and no expense was recognized during the three months ended March 31, 2021 in connection with these shares.
NOTE 9.   INCOME TAXES
The Company’s effective tax rate (ETR) from continuing operations was (0.49)% for the three months ended March 31, 2021 and (1.08)% for the three months ended March 31, 2020, The Company’s ETR during the three months ended March 31, 2021 differed from the federal statutory rate of 21% primarily due to changes in the federal and state valuation allowance and foreign taxes. The valuation allowance recorded against the Company’s federal and state net deferred tax assets was $21,035 as of March 31, 2021.
As of March 31, 2021, the Company continues to have a full valuation allowance recorded against all federal and state deferred tax assets and will continue to evaluate the valuation allowance in future periods

SMARTRENT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS (continued)
(in thousands, except per share amounts)
for any change in circumstances that causes a change in judgment about the realizability of the deferred tax assets. The amount of the deferred tax assets considered realizable; however, could be adjusted in future periods if estimates of future taxable income during the carryforward period are increased, if objective negative evidence in the form of cumulative losses is no longer present, and if we employ tax planning strategies in the future.
NOTE 10.   NET LOSS PER SHARE
The following potentially dilutive shares were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because inclusion of the shares on an as-converted basis would have been anti-dilutive.
	For the three months ended March 31,
	2021	2020
Convertible preferred stock	24,816	20,259
Common stock options	2,255	2,001
Common stock warrants	33	33
Shares subject to repurchase	563	1,060
Total	27,667	23,353
NOTE 11.   RELATED-PARTY TRANSACTIONS
During the three months ended March 31, 2021 and 2020, the Company incurred marketing expense of $210 and $146 included in sales and marketing expense on the Consolidated Statements of Operations and Comprehensive Loss in connection with the vesting of warrants held by an investor.
The Company incurred consulting expense of $15 and $13 included in research and development expenses for the three months ended March 31, 2021 and 2020, respectively, related to services provided by companies in which two of the Company’s executives have control or significant influence.
NOTE 12.   COMMITMENTS AND CONTINGENCIES
Sales Taxes
The Company determined that it was required to pay sales and use tax in various jurisdictions. Accordingly, the Company has recorded a liability of $1,005 and $1,282 as of March 31, 2021 and December 31, 2020, respectively, which includes estimated penalties and interest of $50 and $145, respectively. The Company is in the process of filing voluntary disclosure agreements with certain jurisdictions and remitting the sales tax. If these jurisdictions determine that additional amounts are necessary, the Company will be required to pay accordingly.
Supplier Commitment
Effective August 2020, the Company had a commitment with a supplier to place monthly product orders over an annual period based on agreed-upon minimum monthly volumes. As of December 31, 2020, the remaining purchase commitment had a value of $12.6 million. In March 2021, this agreement was amended and the term of the agreement was extended to August 2022 resulting in the total remaining commitment amount as of March 31, 2021, increasing to $22.9 million.
Legal Matters
The Company is subject to various legal proceedings and claims that arise in the ordinary course of our business. Liabilities are accrued when it is believed that it is both probable that a liability has been

SMARTRENT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS (continued)
(in thousands, except per share amounts)
incurred and that the Company can reasonably estimate the amount of the potential loss. The Company does not believe that the outcome of these proceedings or matters will have a material effect on the consolidated financial statements.
NOTE 13.   BUSINESS COMBINATIONS
In February 2020, the Company purchased all of the outstanding equity interests of Zenith which had previously been a vendor for the Company.
The Company accounted for the Zenith acquisition as a business combination. The purchase price consisted of $6,909 cash, $974 promissory note consideration, $813 common stock consideration, and $1,158 related to settlement of preexisting relationships for a total purchase price of $9,854. The preexisting relationship related to prepaid inventory owned by the Company, with a corresponding deferred revenue balance recorded by Zenith. This preexisting relationship was settled on the acquisition date as an adjustment to the purchase price.
The aggregate purchase price exceeded the fair value of the net tangible and intangible assets acquired, and accordingly the Company recorded goodwill of $4,162. Furthermore, the Company issued 844 common stock shares that vest annually over three years and $3,353 of promissory notes to certain employees, contingent upon continued employment. These costs are recognized as post-combination compensation expenses. In connection with the common stock issued with this transaction, the Company recorded $200 and $96 of stock-based compensation expense during the three months ended March 31, 2021 and March 31, 2020, respectively.
The total purchase consideration and the fair values and liabilities at the acquisition date were as follows.
Consideration
Cash Consideration		$6,909
Promissory Note Consideration		974
Stock Consideration		813
Settlement of Preexisting Relationships		1,158
Fair Value of Total Consideration Transferred		9,854
Recognized amounts of identifiable assets acquired and liabilities assumed
Cash	$4,527
Accounts receivable	518
Inventory	692
Prepaid expenses and other current assets	632
Property and equipment, net	61
Total identifiable assets acquired	6,430
Accounts payable	490
Accrued expenses and other current liabilities	248
Total liabilities assumed	738
Total identifiable net assets		5,692
Goodwill		$4,162
The Company recognized approximately $21 of acquisition related costs that were expensed during the three months ended March 31, 2020 and are included in general and administrative expenses.
The excess of the purchase price over the tangible and intangible assets acquired has been recorded as Goodwill. The Company determined the intangible assets held by Zenith were not material to the acquisition and did not include them in the acquisition. The goodwill is attributable primarily to the workforce of the acquired business and expected synergies with the Company’s existing operations and is not deductible for income tax purposes.

SMARTRENT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS (continued)
(in thousands, except per share amounts)
The Company’s consolidated balance sheet for the year ended December 31, 2020, and other financial statements presented herein for the three months ended March 31, 2021 and 2020 include the results of operations of Zenith since the acquisition date. Revenue and net income related to Zenith and included in amounts presented on the Company's Consolidated Statement of Operations and Comprehensive Loss are $372 and $219 for the three months ended March 31, 2020, respectively. Pro forma disclosures have not been provided since the acquisition did not have, and is not expected to have, a material impact on the Company’s results of operations.
NOTE 14.   SUBSEQUENT EVENTS
In connection with the preparation of the accompanying consolidated financial statements, the Company has evaluated events and transactions occurring after March 31, 2021 and through July 1, 2021, the date these financial statements were issued, for potential recognition or disclosure and has determined that there are no additional items to disclose except as disclosed below.
Amendment to the 2018 Stock Plan
In April 2021, the Board of Directors executed an unanimous written consent to provide an additional incentive to certain employees of the Company by amending the 2018 Stock Plan to allow for the issuance of restricted stock units (RSUs) and the Company granted a total of 1,533 RSUs to certain employees which vest over 4 years. The estimated fair value for each RSU issued is approximately $21.55 per share and the total stock-based compensation expense to be amortized over the vesting period is $33,033.
Merger with Fifth Wall Acquisition Corporation
In April 2021, the Company entered into a definitive business combination agreement with Fifth Wall Acquisition Corp. (NASDAQ: FWAA), a special purpose acquisition company sponsored by an affiliate of Fifth Wall, a venture capital firm focused on the global real estate industry and property technology. Upon closing of the transaction, the combined company will be publicly traded.

Annex A
EXECUTION VERSION
MERGER AGREEMENT
by and among
FIFTH WALL ACQUISITION CORP. I,
EINSTEIN MERGER CORP. I
and
SMARTRENT.COM, INC.
Dated as of April 21, 2021

A-i

A-ii

A-iii

Exhibit A – Form of Sponsor Agreement
Exhibit B – Form of Support Agreement
Exhibit C – Form of Lock-Up Agreement
Exhibit D – Parent A&R Charter
Exhibit E – Parent A&R Bylaws
Exhibit F – Form of A&R Registration Rights Agreement

A-iv

MERGER AGREEMENT
This MERGER AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of April 21, 2021, by and among Fifth Wall Acquisition Corp. I, a Delaware corporation (“Parent”), Einstein Merger Corp. I, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and SmartRent.com, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.” Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Appendix A of this Agreement.
RECITALS
WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger (“Surviving Corporation”) and a wholly owned subsidiary of Parent, in exchange for the Company’s stockholders receiving the consideration set forth in Article I of this Agreement;
WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have determined that the Merger is fair to, and in the best interest of, their respective companies and their respective stockholders; and
WHEREAS, the Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and intend that the Merger shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.
AGREEMENT
NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:
ARTICLE 1
THE MERGER AND RELATED MATTERS
Section 1.1   The Merger.   At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation after the Merger. The Merger will be consummated immediately upon the filing of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, or upon such other time and date as agreed by the Parties and set forth in the Certificate of Merger, pursuant to the DGCL (the “Effective Time”). The effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or the Company Stockholders, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of Merger Sub and the Company shall vest in the Company as the Surviving Corporation following the Merger. The Parties intend that this Agreement shall constitute a “plan of merger” for all purposes under the DGCL.
Section 1.2   Governing Documents.   Subject to the terms and conditions of this Agreement, the Charter Documents of Merger Sub will become the Charter Documents of the Surviving Corporation until thereafter amended as provided therein or by applicable Law, except that the name of the Surviving Corporation will be “SmartRent Technologies, Inc.”
Section 1.3   Effect on Securities.   Subject to the terms and conditions of this Agreement, by virtue of the Merger and without any further action on the part of the Parties or the Company Stockholders, the following shall occur:

(a)   Conversion of Company Common Stock.   Other than any shares to be canceled pursuant to Section 1.3(f), at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock issued upon the Company Preferred Stock Conversion in accordance with Section 1.3(b)) will be automatically converted into the right to receive such number of shares of Parent Class A Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”).
(b)   Conversion of Company Preferred Stock.   Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time will be automatically converted into such number of shares of Company Common Stock equal to the quotient of (i) the Applicable Original Issue Price divided by (ii) the Applicable Conversion Price (such conversions, collectively, the “Company Preferred Stock Conversion”). Following the Company Preferred Stock Conversion, all of the shares of Company Preferred Stock shall be canceled or terminated, as applicable, shall no longer be outstanding and shall cease to exist, and no payment or distribution shall be made with respect thereto, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.
(c)   Assumption of Company Stock Options.   At the Closing, each then outstanding option exercisable for shares of Company Common Stock (“Company Stock Option”), whether vested or unvested, will be assumed by Parent and automatically be converted into an option to purchase shares of Parent Class A Common Stock (“Substitute Options”) as set forth below. Each Substitute Option will be subject to the terms and conditions of the Parent Plan and will continue to have, and be subject to, the same terms and conditions set forth in the applicable documents evidencing the terms of the Company Stock Option (including any applicable incentive plan and stock option agreement or other document evidencing such Company Stock Option) immediately prior to the Closing, including any repurchase rights or vesting provisions, except that (i) each Substitute Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Class A Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Closing multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Class A Common Stock and (ii) the per share exercise price for the shares of Parent Class A Common Stock issuable upon exercise of such Substitute Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Closing by the Exchange Ratio, rounded up to the nearest whole cent. The Company shall take no action, other than those actions contemplated by this Agreement, that will cause or result in the accelerated vesting of the assumed Company Stock Options. Each Substitute Option shall be vested immediately following the Closing as to the same percentage of the total number of shares subject thereto as the Company Stock Option was vested as to immediately prior to the Closing. As soon as reasonably practicable following the Closing Date, Parent will use commercially reasonable efforts to issue to each Person who holds a Substitute Option a document evidencing the foregoing assumption of such Company Stock Option by Parent.
(d)   Assumption of Company Warrants.   At the Closing, without any action on the part of the holders of any warrants exercisable for shares of Company Common Stock (“Company Warrants”), each then outstanding Company Warrant, whether or not exercisable on the Closing Date, will be assumed by Parent and automatically be converted into a warrant to purchase shares of Parent Class A Common Stock (“Substitute Warrants”) as set forth below. Each Substitute Warrant will continue to have, and be subject to, the same terms and conditions set forth in the applicable documents evidencing the terms of the Company Warrants immediately prior to the Closing, including any repurchase rights or vesting provisions, except that (i) each Substitute Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Class A Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Closing multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Class A Common Stock and (ii) the per share exercise price for the shares of Parent Class A Common Stock issuable upon exercise of such Substitute Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Closing by the Exchange Ratio, rounded up to the nearest whole cent. The Company shall take no action, other than those actions contemplated by this Agreement, that will cause or result in the accelerated vesting of unvested Company Warrants. Each Substitute Warrant shall be vested immediately following the Closing as to the same percentage of the total number of shares subject thereto as the Company Warrant was vested as to immediately prior to the Closing. As soon as reasonably practicable following the Closing Date, Parent will use commercially reasonable efforts to issue to each Person who holds a Substitute Warrant a document evidencing the foregoing assumption of such Company Warrant by Parent.
(e)   Assumption of Company RSUs.   At the Closing, each outstanding award of restricted stock units, if any, relating to shares of Company Common Stock (“Company RSU”) shall, automatically and without any required action on the part of the holder thereof, cease to represent a right to receive shares of Company Common Stock and shall be converted into a restricted stock unit relating to a number of shares of Parent Class A Common Stock (“Substitute RSU”) as set forth below. Each Substitute RSU will continue to have, and be subject to, the same terms and conditions set forth in the applicable documents evidencing the terms of the Company RSU immediately prior to the Closing, including any vesting or settlement provisions, except that each Substitute RSU will represent a right to receive that number of whole shares of Parent Class A Common Stock equal to the product of the number of shares of Company Common Stock that were issuable under such Company RSU immediately prior to the Closing multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Class A Common Stock. The Company shall take no action, other than those actions contemplated by this Agreement, that will cause or result in the accelerated vesting of unvested Company RSUs. Each Substitute RSU shall be vested immediately following the Closing as to the same percentage of the total number of shares subject thereto as the Company RSU was vested as to immediately prior to the Closing. As soon as reasonably practicable following the Closing Date, Parent will use commercially reasonable efforts to issue to each Person who holds a Substitute RSU a document evidencing the foregoing assumption of such Company RSU by Parent.
(f)   Cancellation of Treasury and Parent-Owned Shares.   Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly owned Subsidiary of any of the foregoing immediately prior to the Closing shall be canceled and extinguished without any conversion or payment in respect thereof.
(g)   Adjustments.   The Parent Class A Common Stock issuable pursuant to this Section 1.3 as Per Share Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, Parent Class A Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Parent Class A Common Stock occurring on or after the date hereof and prior to the Effective Time.
(h)   Fractional Shares.   No fraction of a share of Parent Class A Common Stock will be issued by virtue of the Merger, and each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Class A Common Stock at any time the Parent Class A Common Stock is distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares that otherwise would be received by such holder in connection with such distribution) shall receive from Parent, in lieu of such fractional share: (i) one share of Parent Class A Common Stock if the aggregate amount of fractional shares of Parent Class A Common Stock such holder of Company Common Stock would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Parent Class A Common Stock if the aggregate amount of fractional shares of Parent Class A Common Stock such holder of Company Common Stock would otherwise be entitled to is less than 0.50.
(i)   Conversion of Merger Sub Stock into Stock of the Surviving Corporation.   Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers, preferences, and privileges as the shares so converted.

(j)   No Further Ownership Rights.   Until surrendered as contemplated by Section 1.4, the Company Common Stock shall be deemed, from and after the Closing, to represent only the right to receive the Per Share Merger Consideration and any dividends or other distributions as contemplated by Section 1.3(g). If, after the Closing, any of the Company’s securities are presented to Parent or the Company for any reason, they shall be canceled and exchanged as provided in this Agreement.
(k)   Allocation Schedule.   The Company acknowledges and agrees that the Total Share Consideration is being allocated among the Company Stockholders pursuant to the schedule set forth on Schedule 1.3(k) (the “Allocation Schedule”). The Allocation Schedule reflects the information therein as of the date hereof and will be updated and delivered by the Company to Parent at least three (3) Business Days prior to the anticipated Closing Date. In each case, the Company agrees that the allocation among the Company Stockholders shown thereof is and will be in accordance with the Charter Documents of the Company and applicable Law. In addition, the Allocation Schedule (A) does and will set forth (1) the mailing addresses and email addresses for each Pre-Closing Holder, (2) the number and class of Company Common Stock (giving effect to the Company Preferred Stock Conversion), Company Preferred Stock, Company Stock Options, Company Warrants, and/or Company RSUs owned by each Pre-Closing Holder, (3) the number of shares of Parent Class A Common Stock allocated to each Company Stockholder, (4) with respect to each Pre-Closing Holder of Company Stock Options, the number of shares of Parent Class A Common Stock subject to, and the exercise price per share of Parent Class A Common Stock of, each Substitute Option, (5) with respect to each Pre-Closing Holder of Company Warrants, the number of shares of Parent Class A Common Stock subject to, and the exercise price per share of Parent Class A Common Stock of, each Substitute Warrant, and (6) with respect to each Pre-Closing Holder of Company RSUs, the number of shares of Parent Class A Common Stock subject to each Substitute RSU, and (B) is and will otherwise be accurate in all respects (except for de minimis inaccuracies that are not material). Parent shall be entitled to conclusively rely on the Allocation Schedule (as updated prior to the Closing Date), and neither Parent nor its Affiliates shall have any Liability with respect to the allocation of the Total Share Consideration among the Company Stockholders or the calculation of the number of shares of Parent Class A Common Stock subject to, or the exercise price per share of Parent Class A Common Stock of (as applicable), Substitute Options, Substitute Warrants and Substitute RSUs under this Agreement.
Section 1.4   Exchange Procedures.
(a)   Appointment of Exchange Agent.   Parent and the Company shall appoint Continental Stock Transfer & Trust Company(“Continental”) or another mutually agreeable bank or trust company, to act as exchange agent (“Exchange Agent”) for the distribution of the Per Share Merger Consideration to the Company Stockholders pursuant to this Section 1.4 and an exchange agent agreement in form and substance mutually agreeable to Parent and the Company (“Exchange Agent Agreement”).
(b)   Delivery of Consideration to Exchange Agent.   Immediately prior to the Effective Time, Parent will deliver or cause to be delivered to the Exchange Agent a number of shares of Parent Class A Common Stock equal to the total Per Share Merger Consideration. The Exchange Agent will be deemed to be the agent for the Company Stockholders for the purpose of receiving the Per Share Merger Consideration, and delivery of shares of Parent Class A Common Stock to the Exchange Agent will be deemed to be delivery to the Company Stockholders at the Effective Time, with respect to the Per Share Merger Consideration. Until they are distributed, the shares of Parent Class A Common Stock held by the Exchange Agent will be deemed to be outstanding from and after the Effective Time, but the Exchange Agent will not vote those shares or exercise any rights of a stockholder with regard to such shares. If any dividends or distributions are paid with regard to shares of Parent Class A Common Stock while they are held by the Exchange Agent, the Exchange Agent will hold the dividends or distributions, uninvested, until shares of Parent Class A Common Stock are distributed to the applicable Company Stockholders, at which time the Exchange Agent will distribute the dividends or distributions that have been paid with regard to those shares of Parent Class A Common Stock to such former Company Stockholders.
(c)   Letters of Transmittal.   As soon as reasonably practicable after the SEC Approval Date, the Company will deliver to each Company Stockholder a letter of transmittal (and any instructions related thereto) in form and substance reasonably acceptable to Parent and the Company (the “Letter of

Transmittal”) to be completed and executed by such Person to receive such Company Stockholder’s Per Share Merger Consideration as contemplated by Section 1.3. The Letter of Transmittal will contain, among other things, customary representations of each Company Stockholder relating to (as applicable) existence, power and authority, due authorization, due execution, enforceability and ownership of the Company Common Stock owned by such Person.
(d)   Delivery of Per Share Merger Consideration.   No later than two (2) Business Days prior to the Closing Date, the Company shall provide to Parent and the Exchange Agent all Letters of Transmittal received from Company Stockholders as of such date, together with the share certificate(s) evidencing the Company Common Stock or Company Preferred Stock or evidence that such shares have been transferred by book entry transfer to an account established by the Exchange Agent. At the Closing, the Exchange Agent shall issue to the applicable Company Stockholder (or its designee) via electronic book entry the Per Share Merger Consideration to which such Company Stockholder is entitled under Section 1.3.
(e)   Termination of Exchange Agreement.   On the date that is twelve (12) months after the Closing Date, Parent shall instruct the Exchange Agent to deliver to Parent any portion of the Per Share Merger Consideration deposited with the Exchange Agent that remains undistributed to the Company Stockholders pursuant to instructions provided to the Exchange Agent by Parent at such time, unless required otherwise by applicable Legal Requirements, and the Exchange Agent’s duties shall terminate. Thereafter, any Company Stockholders who have not complied with the provisions of this Agreement for receiving their Per Share Merger Consideration from the Exchange Agent shall look only to Parent for such amounts, and any such Company Stockholder may deliver a Letter of Transmittal to Parent and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Parent shall promptly pay, the Per Share Merger Consideration deliverable in respect thereof as determined in accordance with this Article 1 without any interest thereon. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Per Share Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Letter of Transmittal in respect of shares of Company Common Stock shall not have been delivered immediately prior to such date on which any amounts payable pursuant to this Article 1 would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
Section 1.5   The Closing.   The closing of the Transactions (the “Closing”) shall take place remotely at a time and date to be specified in writing by the Parties, no later than the second Business Day following the satisfaction or waiver of each of the conditions set forth in Article 6 hereof (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as may be agreed to by Parent and the Company. Subject to the provisions of Article 7 of this Agreement, the failure to consummate the Closing on the date and time determined pursuant to this Section 1.5 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.
Section 1.6   Deliveries at Closing.
(a)   At the Closing, Parent or Merger Sub shall, as applicable, deliver or cause to be delivered to the Company:
(i)   a certified copy of the Parent A&R Charter and Parent A&R Bylaws;
(ii)   a copy of the A&R Registration Rights Agreement, duly executed by Parent and Sponsor;
(iii)   a copy of the Trust Termination Letter, duly executed by Parent;
(iv)   copies of the D&O Resignation Letters, duly executed by the applicable directors and officers of Parent and Merger Sub in accordance with Section 5.2(e);

(v)   copies of resolutions and actions taken by Parent’s and Merger Sub’s boards of directors and stockholders in connection with the approval of this Agreement and the Transactions;
(vi)   a copy of the Parent Closing Certificate, duly executed by Parent; and
(vii)   all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 6.3.
(b)   At the Closing, the Company shall deliver or cause to be delivered to Parent and Merger Sub:
(i)   a copy of the Certificate of Merger, duly executed by the Company;
(ii)   a copy of the A&R Registration Rights Agreement, duly executed by the Company and the Company Stockholders party thereto;
(iii)   copies of resolutions and actions taken by the Company’s board of directors and stockholders in connection with the approval of this Agreement and the Transactions;
(iv)   a copy of the Company Closing Certificate, duly executed by the Company;
(v)   the certificate described in Section 5.19(a); and
(vi)   all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 6.2.
Section 1.7   Sponsor Agreement    Concurrently with the execution of this Agreement, the Sponsor and certain other holders of Parent Class B Common Stock have entered into an agreement with Parent and the Company pursuant to which (a) Sponsor and such other holders have waived certain anti-dilution and conversion rights under the Parent Charter Documents and (b) Sponsor has agreed to certain restrictions on the transfer of the shares of Parent Class A Common Stock held by the Sponsor following the Closing, the form of which is attached hereto as Exhibit A (the “Sponsor Agreement”).
Section 1.8   Support Agreements.   Concurrently with the execution of this Agreement, the Company Stockholders identified on Schedule 1.8 attached hereto (such Company Stockholders, the “Supporting Stockholders”) have entered into voting and support agreements with Parent, pursuant to which (a) each of the Supporting Stockholders has agreed, among other things, to vote all of the shares of Company Common Stock and/or Company Preferred Stock beneficially owned by such Person in favor of the Merger and the transactions contemplated by the Merger Agreement (including the Company Preferred Stock Conversion) (which vote may be taken by executing a written consent as provided for in Section 5.14 hereof) and (b) each of the Supporting Stockholders has agreed not to engage in any transactions involving the securities of Parent prior to the Closing without Parent’s prior consent, the form of which is attached hereto as Exhibit B (the “Support Agreements”).
Section 1.9   Lock-Up Agreements.   Concurrently with the execution of this Agreement, the Company Stockholders identified on Schedule 1.9 attached hereto have each entered into an agreement with Parent and the Company providing that such Persons will not transfer the shares of Parent Class A Common Stock received hereunder as Per Share Merger Consideration for a period of six (6) months following the Closing, the form of which is attached hereto as Exhibit C (the “Lock-Up Agreements”).
Section 1.10   PIPE Financing.   Concurrently with the execution of this Agreement, Parent shall enter into subscription agreements (the “Subscription Agreements”) with one or more investors, which provide for the private placement of at least $155 million of shares of Parent Class A Common Stock at a price of $10.00 per share (such aggregate amount and per share amount, the “Minimum PIPE Amount”) to close immediately prior to the Effective Time (the “PIPE Financing”), in each case on the terms and subject to the conditions set forth therein.
Section 1.11   Taking of Necessary Action; Further Action.   If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of Parent and the Surviving Corporation shall take all such lawful and necessary action.

Section 1.12   Tax Treatment.   It is intended by the Parties that the Merger shall constitute a transaction that qualifies as a reorganization within the meaning of Section 368 of the Code (the “Intended Tax Treatment”) and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause the Merger to so qualify and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. The Parties shall prepare and file all Tax Returns consistent with, and take no position (whether on Tax Returns, in Tax proceedings, or otherwise) inconsistent with such treatment unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code or any comparable provision of state or local Law. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of U.S. Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).
Section 1.13   Withholding.   Parent, Merger Sub and the Exchange Agent and their respective Affiliates (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any amounts otherwise payable to any Person under this Agreement such amounts as such Withholding Agent determines are required to be deducted and withheld and shall remit such amounts to the appropriate Governmental Authority; provided, however, that Parent shall use commercially reasonable efforts to provide at least five (5) days’ advance notice to any such Person whose payment may be subject to deduction or withholding to permit such Person to provide any applicable forms, certifications or other information to reduce or eliminate any such deduction or withholding. All amounts so deducted and withheld and paid to the appropriate Governmental Authority shall be treated as having been paid to the Person in respect of which such withholding was made for all purposes of this Agreement. For the avoidance of doubt, to the extent deduction and withholding is required in respect of the delivery of any Parent Class A Common Stock pursuant to this Agreement, a portion of the Parent Class A Common Stock otherwise deliverable hereunder may be withheld and, if a portion of the Parent Class A Common Stock otherwise deliverable to a Person is withheld hereunder, the Withholding Agent shall be treated as having sold such Parent Class A Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of the required withholding (which fair market value shall be deemed to be the average price of shares of Parent Class A Common Stock on the Nasdaq on the Closing Date) and having paid such cash proceeds to the appropriate Governmental Authority.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), but subject to Section 8.15, the Company hereby represents and warrants to Parent as follows:
Section 2.1   Organization and Qualification.   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure thereof would not have or be reasonably expected to have a Company Material Adverse Effect. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1. The Company has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders of or from any Governmental Authority (“Approvals”) necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted, except where the failure to possess any such Approval (or the equivalent thereof) would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Complete and correct copies of the certificate of incorporation and bylaws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, and each of the Contractual Obligations set forth on Schedule 2.1 (the “Company Voting Agreements”) are in full force and effect and have been made available to Parent or Parent’s counsel and none of the Company or, to the Company’s Knowledge, any other party thereto, are in breach or violation of any provision set forth in the Charter Documents or the Company Voting Agreements.

Section 2.2   Subsidiaries.
(a)   The Company has no direct or indirect Subsidiaries other than those listed in Schedule 2.2(a). Except as set forth in Schedule 2.2(a), the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries and as set forth in Schedule 2.2(a) opposite the name of each Subsidiary of the Company. Except with respect to the Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person and does not have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity.
(b)   Each Subsidiary is duly incorporated, organized or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization or formation (as listed in Schedule 2.2(b)). Each Subsidiary is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be duly qualified or licensed (or the equivalent thereof) would not have, or be reasonably expected to have, a Company Material Adverse Effect. Each jurisdiction in which a Subsidiary is so qualified or licensed is listed in Schedule 2.2(b), except where the failure to be duly qualified or licensed (or the equivalent thereof) would not be individually or in the aggregate material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary is in possession of all Approvals necessary to own, lease, and operate the properties it purports to own, lease, or operate and to carry on its business as it is now being conducted, except where the failure to possess any such Approval (or the equivalent thereof) would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been made available to Parent or Parent’s counsel.
Section 2.3   Power and Authorization.   The Company has all requisite power and authority and has taken all action necessary in order to enter into and deliver and perform its obligations under this Agreement and each Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) a party and, subject to the Company Stockholder Approval, to consummate the Merger and the Transactions. The execution and delivery of this Agreement and each Ancillary Agreement by the Company has been (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) duly authorized by all necessary corporate and shareholder (or other similar) action on the part of the Company, subject in the case of the Merger, to the Company Stockholder Approval. This Agreement and each Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into after the date of this Agreement, will be when executed and delivered) duly and validly executed and delivered by the Company and (b) is (or, in the case of Ancillary Agreements to be entered into after the date of this Agreement, will be when executed and delivered) enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
Section 2.4   Authorization of Governmental Authorities.   Except for (a) compliance with applicable requirements of the HSR Act, (b) the filing of the Certificate of Merger and (c) those Consents (if any) as will have been obtained or made at or prior to Closing that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, in each case which are set forth in Schedule 2.4(c), no action by (including any authorization, Consent or approval of), or in respect of, or filing, report, notice, registration, Permit, clearance, expiration or termination of waiting periods with, any Governmental Authority is required by or on behalf of the Company for, or in connection with, (i) the valid and lawful authorization, execution, delivery and performance by the Company of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) a party, (ii) the consummation of the Transactions by the Company or (iii) the continuing operation of the business of the Company and its Subsidiaries following the Effective Time.
Section 2.5   Non-contravention.   Neither the authorization, execution, delivery, or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) a party, nor the consummation of the Transactions, will, directly or indirectly (with or without due notice or lapse of time or both):
(a)   subject to compliance with the requirements specified in clauses (a) through (c) of Section 2.4, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement that would be, or reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole;
(b)   except as set forth in Schedule 2.5(b), result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of or loss of benefits or give rise to any right of termination, cancellation, amendment, modification, suspension or revocation, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to, or increase any payment to, any Person under, any of the terms, conditions or provisions of (i) any Disclosed Contract, or any Permits of the Company or its Subsidiaries, in each case that is material to the Company and its Subsidiaries, taken as a whole or (ii) the Charter Documents of the Company and its Subsidiaries;
(c)   result in the creation or imposition of any Lien on any material asset of the Company other than Permitted Liens, Liens under applicable securities laws, or Liens created by Parent; or
(d)   result in the triggering, acceleration, vesting or increase of (i) any payment in excess of $250,000 to any Person or (ii) any equity security of the Company pursuant to any material Contractual Obligation of the Company, in each case, other than those Contractual Obligations set forth on Schedule 2.5(d).
Section 2.6   Compliance.   Except as set forth in Schedule 2.6, since January 1, 2019, the Company and each of its Subsidiaries has complied, in all material respects, with all, and is in compliance in all material respects with all, and is not in material violation of any, Legal Requirements with respect to the conduct of its business, assets, properties or the ownership or operation of its business. Except as set forth in Schedule 2.6, since January 1, 2019, no written notice or communication of material actual, potential or alleged non-compliance with any Legal Requirement has been received by the Company or any Subsidiary, and, to the Company’s Knowledge, as of the date hereof no such notice or communication has been delivered to any other Person.
Section 2.7   Capitalization.
(a)   Schedule 2.7(a) sets forth the authorized capital stock of the Company, including (i) the Company Common Stock and Company Preferred Stock, (ii) each holder of capital stock of the Company and the number and class or series (as applicable) of shares of capital stock beneficially held by each such Person and (iii) each Company Stock Option, Company Warrant and Company RSU and each other purchase right, conversion right, exchange right, or other Contractual Obligation exercisable for, exchangeable for, or convertible into capital stock of the Company and the holders thereof (including the date of grant, the exercise price and the eligibility to early exercise (where applicable) and any applicable vesting schedule and expiration date). All of the foregoing issued and outstanding equity interests of the Company (i) have been duly authorized and are validly issued, fully paid and non-assessable, (ii) have been offered, sold and issued in compliance with applicable Legal Requirements, including federal and state securities laws, and all requirements set forth in the Company’s Charter Documents, the Company Voting Agreements and any other applicable Contractual Obligation governing the issuance of such securities, (iii) are not subject to, nor have they been issued in violation of any purchase option, call option, right of first refusal or first offer, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Company’s Charter Documents, the Company Voting Agreements or any Contractual Obligation to which the Company or any of its

Subsidiaries are a party or otherwise bound or, to the Company’s Knowledge, any other Contract and (iv) to the Company’ Knowledge, are free and clear of all Liens (other than transfer restriction under applicable securities laws. The Company has no issued or outstanding equity interests other than the equity interests that are set forth on Schedule 2.7(a), and the Company does not hold any equity interests in its treasury.
(b)   Except as set forth on Schedule 2.7(b) (or, with respect to the Company Stock Options, Company Warrants and Company RSUs, as set forth on Schedule 2.7(a)), neither the Company nor its Subsidiaries have granted any preemptive rights or other similar rights in respect of any capital stock, or any options, restricted stock, warrants, conversion rights, equity appreciation rights, redemption rights, repurchase rights, subscription rights, phantom units, profit participation rights, call rights, put rights, or other securities or Contractual Obligations that could require the Company or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any securities convertible into or exercisable or exchangeable for capital stock of the Company or any of its Subsidiaries, or any board nomination or observer rights. Except for the Transactions, there is no Contractual Obligation to which the Company or any of its Subsidiaries are party, or provision in the Charter Documents of the Company or any of its Subsidiaries, which obligates the Company or any of its Subsidiaries to acquire, repurchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, or issue, sell any other equity interest in respect of, any outstanding equity interest in the Company or any of its Subsidiaries. There is no voting trust, proxy, rights plan, anti-takeover plan, or other Contract or understanding to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to any equity interests of the Company or any of its Subsidiaries.
(c)   Except as set forth on Schedule 2.7(c), neither the Company nor its Subsidiaries have any outstanding bonds, debentures, notes, or other obligations in which the holders have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the holders of shares of Company Common Stock on any matter.
(d)   Other than unvested Company Stock Options, Company Warrants and Company RSUs as set forth in Schedule 2.7(a), no outstanding equity interests of the Company are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with the Company.
(e)   Except as set forth on Schedule 2.7(e), each outstanding Company Stock Option has an exercise price that has been determined pursuant to an independent valuation to be at least equal to the fair market value of a share of Company Common Stock on a date no earlier than the date of the corporate action authorizing the grant, (ii) no Company Stock Option has had its exercise date or grant date “back-dated” or materially delayed, and (iii) all Company Stock Options have been issued in compliance, in all material respects, with the applicable equity plan of the Company and all applicable Laws and properly accounted for in all material respects in accordance with the U.S. GAAP.
Section 2.8    Financial Matters.
(a)   Financial Statements.   Parent has been furnished with the Company’s unaudited consolidated balance sheets as of December 31, 2019 and December 31, 2020 as set forth in Schedule 2.8(a)(i) hereto (the latter the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”), the unaudited consolidated statements of operations for the years ended December 31, 2019 and December 31, 2020 as set forth in Schedule 2.8(a)(ii), the unaudited consolidated cash flow statements for the years ended December 31, 2019 and December 31, 2020, and the condensed notes thereto (such consolidated balance sheets, consolidated statements of operations, consolidated cash flow statements and condensed notes thereto, the “Financial Statements”).
(b)   Compliance with U.S. GAAP.   The Financial Statements (including any notes thereto) (i) have been prepared from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries, (ii) have been prepared , in all material respects, in accordance with U.S. GAAP consistently applied throughout the periods covered thereby and (iii) fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Subsidiaries on the dates and for the periods specified therein, all in accordance with U.S. GAAP (subject to audit adjustments that are not expected to be material). Neither the Company nor any of its Subsidiaries is or has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.
(c)   Absence of Undisclosed Liabilities.   The Company does not have any Liabilities of any nature (required by U.S. GAAP to be reflected in a balance sheet or disclosed in notes thereto), other than any such Liabilities (i) included in the Most Recent Balance Sheet, (ii) incurred in the ordinary course of business subsequent to the Most Recent Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, misappropriation or violation of Law), (iii) incurred with respect to this Transaction, (iv) listed on Schedule 2.8(c), or (v) incurred outside of the ordinary course of business which would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor its Subsidiaries is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).
(d)   Controls.   The Company and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with GAAP and to maintain asset accountability. Except as set forth in Schedule 2.8(d), since January 1, 2019, (a) neither the PCAOB Auditor, nor any other independent public accounting firm engaged by the Company, has reported to the Company any “material weaknesses” or “significant deficiencies” in the system of internal accounting controls utilized by the Company and its Subsidiaries and (b) the Company and its Subsidiaries have not received any written complaint, allegation, assertion or claim of fraud, whether or not material, that involves management or other employees of the Company and its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries.
(e)   Loans.   There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer or director of the Company or any of its Subsidiaries.
(f)   Stimulus Funds.   Neither the Company nor any of its Subsidiaries have participated in any CARES Act stimulus fund programs.
(g)   Indebtedness.   Schedule 2.8(g) sets forth a list of all Indebtedness of the Company and its Subsidiaries, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the issuer thereof.
Section 2.9    Absence of Certain Developments.   Since the Most Recent Balance Sheet Date, and except as contemplated by this Agreement, (a) there has not been any change, development, condition or event that constitutes a Company Material Adverse Effect, except as set forth in Schedule 2.9(a), (b) the operations of the business of the Company and its Subsidiaries have been conducted in the ordinary course of business (aside from steps taken in contemplation of the Transactions and COVID-19 Measures), and (c) except as set forth in Schedule 2.9(c), neither the Company nor any Subsidiary has taken any action that would have required the prior written consent of Parent under Section 4.1(b) if such action had been taken on or after the date hereof and prior to the Closing.
Section 2.10    Condition and Sufficiency of Assets.   The Company or one of its Subsidiaries has good and valid title to, or a valid leasehold interest in, or adequate rights to use, all material tangible assets and intangible assets held for use in the business as currently conducted as of the date hereof (the “Assets”). As of the date hereof, the Assets are free and clear of all Liens, except for Permitted Liens and those Liens listed in Schedule 2.10, and the Assets, taken as a whole have been maintained in the ordinary course of business, are in good operating condition, subject to normal wear and tear, and are suitable for the purposes for which they are currently used, except where such Lien or condition of an Asset would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The representations in this paragraph do not constitute an Intellectual Property Rights non-infringement representation, which is covered solely in Section 2.12(a) below.

Section 2.11    Real Property.
(a)   Neither the Company nor its Subsidiaries owns any real property.
(b)   Schedule 2.11(b) sets forth a complete list of the addresses of all properties leased, subleased or licensed by the Company or any Subsidiary (“Leased Real Property”). Schedule 2.11(b) also identifies, with respect to each parcel of Leased Real Property, each lease, sublease, or other Contractual Obligation under which such Leased Real Property is occupied or used (“Real Property Leases”). There are no options or other contracts under which the Company or any Subsidiary has a right or obligation to acquire or lease any interest in any material Leased Real Property. The Company has made available to Parent accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect.
Section 2.12    Intellectual Property.
(a)   Non-Infringement.   Except as set forth in Schedule 2.12(a), neither the Company nor any Subsidiary has received any written charge, complaint, claim, demand or notice alleging any infringement, misappropriation, or violation of the Intellectual Property Rights of any third party. Neither the operation of the Company’s or any Subsidiary’s business as is currently conducted, nor any of the Company Services offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Company or any Subsidiary, nor other exploitation of the Company Intellectual Property Rights, infringes, conflicts with, dilutes or misappropriates, or otherwise violates any Intellectual Property Rights of any other Person. The Company IP Registrations that have issued or are registered are not the subject of any challenge relating to the validity or enforceability of such Company IP Registrations. To the Company’s Knowledge, no Person is materially infringing upon any Company Intellectual Property Rights. To the Company’s Knowledge, no current or former officer, employee, or contractor of the Company or any Subsidiary has misrepresented, or failed to disclose, any facts or circumstances in any patent application for any Company IP Registration that would constitute fraud or a misrepresentation with respect to such application, or that would otherwise affect the validity or enforceability of any Company IP Registration.
(b)   Scheduled Intellectual Property Rights.   Schedule 2.12(b) identifies all issued patents, registered trademarks, registered copyrights and domain name registrations, and all applications for any of the foregoing, that are owned by the Company or any Subsidiary (collectively, the “Company IP Registrations”). Schedule 2.12(b) lists for each Company IP Registration (i) the record owner of such item, (ii) the jurisdictions in which such item has been issued or registered or filed, (iii) the issuance, registration or application date, as applicable, for such item, and (iv) the issuance, registration or application number, as applicable, for such item. Each of the Company IP Registrations that is registered or issued is subsisting, and to the Company’s Knowledge, each of the Company IP registrations are valid (or applied for) and enforceable (assuming registration where required for enforcement). As of the date of this Agreement, no issuance or registration obtained, and no application filed by the Company or any Subsidiary for any Company IP Registrations, has been canceled, abandoned, allowed to lapse or not renewed, except where such Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application.
(c)   Sufficiency.   The Company Intellectual Property Rights and Licensed Intellectual Property Rights include all Intellectual Property Rights owned by or licensed to the Company and its Subsidiaries and sufficient for the operation or conduct of the businesses of the Company and its Subsidiaries as currently being conducted (provided that the only representation set forth with respect to non-infringement is Section 2.12(a)). Except as set forth on Schedule 2.12(c), no Company Intellectual Property Rights are subject to any Action, Contractual Obligation, or order of a Governmental Authority (other than contracts entered into in the ordinary course of business granting Intellectual Property Rights or office actions connected with the prosecution of Intellectual Property Rights) that restricts the use, transfer or licensing thereof by the Company or its Subsidiaries in the ordinary course of business consistent with past practices.
(d)   Trade Secrets.   The Company and/or one or more of its Subsidiaries, as appropriate, have exercised reasonable business discretion to protect the secrecy and confidentiality of all trade secrets included in the Intellectual Property Rights of the Company or Subsidiary. Except where failure to do so would not be material, neither the Company nor any Subsidiary has disclosed to any Person (including any employees, contractors, and consultants) any such trade secret, except under a confidentiality agreement or other legally binding confidentiality obligation, and, to the Company’s Knowledge, there has not been any material breach by any counterparty to any such confidentiality agreement. All Persons who contributed to the creation or development of any Company Intellectual Property Rights have assigned to the Company or its Subsidiaries their rights and interests therein that do not vest with the Company or its Subsidiaries initially by operation of law, except where failure to do so would not be material.
(e)   Company Source Code.   Neither the Company nor any Subsidiary has disclosed, delivered or licensed to any Person, agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than employees and contractors in their course of performing services for Company and its Subsidiaries and excluding Company Source Code in APIs provided to third parties, human readable scripting code contained in any mobile or web-based application or webpage (e.g., Javascript, Python, Ruby, etc.), and Company Source Code disclosed in connection with any open source code detection scan, quality, security and penetration testing or other diligence conducted in connection with the transaction contemplated by this Agreement. No proprietary, confidential Company Source Code with respect to Company Services is subject to an Open Source Materials license that requires, as a condition of use, modification and/or distribution of such Open Source Materials that any such Company Source Code be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no charge. Except as set forth on Schedule 2.12(e), the Company and its Subsidiaries are in material compliance with all obligations under any agreement pursuant to which the Company or a Subsidiary has obtained the right to use any third party Software, including Open Source Materials, and the Company and its Subsidiaries have purchased a sufficient number of seat licenses for the Business Systems.
(f)   Technical Deficiencies.   There are, and since January 1, 2019, there have been, no bugs, errors or defects (collectively, “Technical Deficiencies”) in any of the commercially available Company Services that would prevent or have prevented the same from performing substantially in accordance with their published specifications or user documentation other than Technical Deficiencies that have been resolved in the ordinary course.
(g)   Malicious Code.   The Company and each Subsidiary has taken actions designed for a software company of like size and resources to protect the security and integrity of its Business Systems, including by implementing procedures designed to prevent unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program (“Malicious Code”). To the Company’s Knowledge, there is no Malicious Code in the Company Source Code or Business Systems wholly within the Company or a Subsidiary’s control, and neither the Company nor any Subsidiary has received any written complaints from customers about any Malicious Code within the Company Services or Technical Deficiencies beyond Technical Deficiencies that have been or can be resolved in the ordinary course in all material respects.
Section 2.13    Data Privacy.
(a)   Since January 1, 2019, there has not been an actual or alleged data security breach or, to the Company’s Knowledge, unauthorized access, use, loss, disclosure, or publication of any Personal Confidential Information owned, used, maintained, received, or controlled by or on behalf of the Company or any Subsidiary, including any unauthorized access, use, disclosure, or publication of Personal Confidential Information that would constitute a breach for which notification to individuals and/or Governmental Authorities is required under any applicable Information Privacy and Security Laws to which the Company or such Subsidiary is subject. The consummation of the contemplated transaction shall not result in any liabilities in connection with such applicable Information Privacy and Security Laws.
(b)   The collection, maintenance, transmission, transfer, use, disclosure, storage, disposal, and security of Personal Confidential Information by the Company and each Subsidiary has complied in all material respects with (i) applicable Information Privacy and Security Laws, (ii) Disclosed Contracts that govern Personal Confidential Information, (iii) Payment Card Industry Data Standards, and (iv) applicable privacy policies of the Company and each Subsidiary.
(c)   The Company and each Subsidiary has established and maintains technical, physical, and organizational measures that are reasonably designed to protect the data collected or stored in connection with the marketing, delivery, or use of any Company Service, including Personal Confidential Information processed in connection with use of any Company Service. The Company and its Subsidiaries own, lease, license or otherwise have the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the Company and its Subsidiaries. The Company and each Subsidiary have implemented disaster recovery and business continuity plans and procedures have which been proven effective upon testing in all material respects. Since January 1, 2019, there has not been a material failure with respect to the Business Systems that has not been remedied or replaced in all material respects.
Section 2.14    Permits.   The Company and each Subsidiary, as applicable, has been duly granted all Permits reasonably necessary for the conduct of the business presently conducted by it and the ownership use and operation of its material assets other than any such Permits which if not held by the Company or any of its Subsidiaries would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. All such Permits are in full force and effect, and no suspension or cancellation of any of the Permits is pending or to the Company’s Knowledge threatened in writing, except where such suspension or cancellation would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent true, correct and complete copies of all material Permits, all of which material Permits are listed on Schedule 2.14. Since January 1, 2019, neither the Company nor any Subsidiary is in violation of the terms of any Permit, except where such violation would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
Section 2.15    Tax Matters.
(a)   Except as set forth in Schedule 2.15(a), the Company and each Subsidiary has timely filed, or has caused to be timely filed on its behalf all income and other material Tax Returns in each jurisdiction in which the Company or Subsidiary is required to file Tax Returns. All such income and other material Tax Returns were correct and complete in all material respects. All material Taxes (including, for the avoidance of doubt, sales, use, value added, and similar Taxes) owed by the Company or any Subsidiary (whether or not shown on any Tax Return) have been paid. Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return (other than validly obtained automatic extensions). No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(b)   There is no outstanding audit or examination concerning any Taxes or Tax Return of the Company or any of its Subsidiaries and no such audit or examination has been claimed, threatened, or raised (in each case in writing) by a Governmental Authority.
(c)   There is no Tax deficiency outstanding, proposed in writing or assessed against the Company or any Subsidiary, which deficiency has not been satisfied by payment, settled or withdrawn, nor has the Company or any Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
(d)   No adjustment relating to any Tax Returns filed by the Company or a Subsidiary has been proposed in writing by any Governmental Authority.
(e)   No power of attorney that has been granted by the Company with respect to a Tax matter is currently in effect.
(f)   Neither the Company nor any Subsidiary has ever been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group within the meaning of Section 1504 of the Code or otherwise (other than a group including only the Company and its Subsidiaries), and has no liability for the Taxes of any other Person, under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, or by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise, in each case, other than a Contractual Obligation entered into in the ordinary course of business and not primarily related to Taxes (a “Customary Agreement”). Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing agreement providing for the allocation of Taxes among members of an affiliated, consolidated, combined or unitary group, or any Tax receivable, Tax allocation, Tax indemnity or similar agreements, other than any such agreement (i) as to which only the Company and/or its Subsidiaries is a party or (ii) a Customary Agreement. The Company and its Subsidiaries have timely paid all material amounts of Taxes required to be paid by or on behalf of them pursuant to any Customary Agreement. No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Authority with respect to the Company or any Subsidiary which agreement or ruling would have binding effect on Parent or the Company or any of its Subsidiaries after the Closing.
(g)   Neither the Company nor any Subsidiary is currently subject to any Liens, other than Liens described in clause (a) of the definition of Permitted Liens, imposed on any of its assets as a result of the failure or alleged failure of the Company or such Subsidiary to pay Taxes.
(h)   Neither the Company nor any of its Subsidiaries has any liability for any unpaid Taxes which have not been accrued for or reserved on the Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise, and no material amount of unpaid Taxes of the Company or any of its Subsidiaries have been incurred since the Most Recent Balance Sheet Date, other than in the ordinary course of business of the Company and its Subsidiaries. The Company and its Subsidiaries have each used at all times during their existence the accrual method of accounting for income Tax purposes.
(i)   Neither Company nor any Subsidiary is or has been a party to any “reportable transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).
(j)   Neither Company nor any Subsidiary (or any predecessor thereof) has been a “distributing corporation” or a “controlled corporation” (as such terms are defined in Section 355 of the Code) in a transaction purported or intended to be governed by Section 355 or Section 361 of the Code (or any similar provision of state, local or non-U.S. Law).
(k)   Except as set forth in Schedule 2.15(k), neither Company nor any Subsidiary will be required to include any material item of income, or exclude any material item of deduction, for any taxable period (or portion thereof) after the Closing Date as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Legal Requirements) or open transaction occurring before the Closing; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar provision of state, local, or non-U.S. Legal Requirements); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received prior to the Closing; (iv) a change in method of accounting under Section 481 of the Code or any similar provision of state, local or non-U.S. Law for any taxable period (or portion thereof) ending on or prior to the Closing Date (or as a result of an impermissible method used prior to Closing); (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) prior to the Closing; (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Legal Requirements), (vii) any “Subpart F income” under Section 951 of the Code as a result of any investment made or transaction closed on or prior to the Closing Date, (viii) any “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) of Company or any Subsidiary attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, (ix) any COVID-19 Response Law, (x) any investment in “United States property” (as defined in Code Section 956(c)) made prior to the Closing Date by a Subsidiary that is a “controlled foreign corporation”

within the meaning of Section 957(a) of the Code, or (xi) any gain recognition agreement under Section 367 of the Code. The Company has not made any election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).
(l)   Neither Company nor any Subsidiary has applied for any relief under, taken advantage of, deferred the payment of Tax or the recognition of taxable income or gain as result of, or is otherwise subject to any provision of a COVID-19 Response Law.
(m)   Neither the Company nor any of its Subsidiaries has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying for the Intended Tax Treatment.
(n)   Except as set for in Schedule 2.15(n), no Subsidiary of the Company that is incorporated in a jurisdiction outside of the United States (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, or (iii) has received written notice from the IRS claiming that it may be subject to U.S. federal income Tax as a result of being engaged in a trade or business within the United States within the meaning of Section 864(b) of the Code or having a permanent establishment in the United States, which notice or claim has not since been withdrawn.
(o)   Neither the Company nor any of its Subsidiaries organized in the United States has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(p)   Schedule 2.15(p) lists the U.S. federal and state income tax classification of the Company and each of its Subsidiaries and, except as set forth in Schedule 2.15(p), such classification has not changed since the formation of each such entity.
Section 2.16    Employee Benefit Plans.
(a)   Schedule 2.16(a) lists all Employee Plans that the Company or a Subsidiary sponsors or maintains, or to which the Company or a Subsidiary contributes or is obligated to contribute, in each case, for the benefit of current or former employees, directors, or consultants, or with respect to which the Company or any Subsidiary has any direct or contingent liability. With respect to each Employee Plan, the Company has made available to Parent accurate and complete copies of each of the following: (i) the plan document together with all amendments thereto, and any trust agreements, (ii) any summary plan descriptions or employee handbooks, (iii) any non-routine correspondence with any Governmental Authority since January 1, 2019, and (iv) most recent Form 5500.
(b)   Each Employee Plan, including any associated trust or fund, has been administered in all material respects in accordance with its terms and applicable Legal Requirements. All contributions, reserves, or premium payments required to be made or accrued as of the date hereof to the Employee Plans have been timely made or accrued in all material respects. There is no pending or, to the Company’s Knowledge, threatened Action relating to an Employee Plan, other than routine claims in the ordinary course of business for benefits provided for by the Employee Plans. To the Company’s Knowledge there are no audits, inquiries, or Actions pending or threatened by any Governmental Authority with respect to any Employee Plan.
(c)   The Company and its Subsidiaries have no direct or contingent obligation with respect to any plan subject to Title IV of ERISA and no obligation to provide post-employment welfare benefits (other than as required by Section 4980B of the Code or similar state or local law).
(d)   There are no plans or commitments to establish any new Employee Plan, or to modify any Employee Plan, except as set forth in this Agreement or the Ancillary Agreements.
(e)   Except as set forth in Schedule 2.16(e), each Employee Plan subject to ERISA can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms without material liability to Parent or the Company, other than ordinary administration expenses and amounts payable for benefits accrued but not yet paid.

(f)   Except as set forth in Schedule 2.16(f), neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, manager, officer member of the board of directors, or consultant of the Company under any Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any Employee Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) result in the acceleration of vesting of any Company Stock Options, or (v) result in any payment that would be nondeductible pursuant to Section 280G of the Code.
Section 2.17    Labor Matters.
(a)   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries, and, to the Company’s Knowledge, there are no activities or proceedings of any labor union to organize any such employees. There have been no strikes, work slowdowns, work stoppages or lockouts between any employees of the Company or any Subsidiary, on the one hand, and the Company or any Subsidiary, on the other hand.
(b)   True and complete information as to the name and current job title, base salary, target bonus, and any severance entitlements for all current officers of the Company has been made available to Parent. Other than as set forth in Schedule 2.17(b), each employee of the Company and its Subsidiaries is terminable “at will” subject to applicable severance entitlements or notice periods as set forth by Legal Requirements, or in any applicable employment agreement.
(c)   To the Company’s Knowledge, as of the date hereof, none of the officers of the Company or its Subsidiaries presently intends to terminate his or her employment with the Company. The Company and each Subsidiary is in compliance in all material respects and, to the Company’s Knowledge, each of its or the Subsidiaries’ employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company or one of its Subsidiaries and such individuals.
(d)   The Company and each Subsidiary have complied in all material respects with all Legal Requirements respecting hiring, employment, termination of employment, employment practices, terms and conditions of employment, employment discrimination, harassment, retaliation, reasonable accommodation, wages and hours, and employee health and safety, and neither the Company nor any Subsidiary is liable for any arrears of wages or penalties with respect thereto. All amounts that the Company and each Subsidiary is legally required to withhold from its employees’ wages and to pay to any Governmental Authority as required by Legal Requirements have been withheld and paid or accrued as a liability in the financial statements. Except as set forth in Schedule 2.17(d), there are no pending, or to the Company’s Knowledge, threatened in writing, material Actions against the Company or any Subsidiary by any employee in connection with such employee’s employment or termination of employment by the Company or such Subsidiary.
(e)   Except as set forth in Schedule 2.17(e), no employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services that has not yet been paid or reimbursed (other than wages, benefits, and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future, such as accrued vacation, recreation leave, accrued bonuses for 2020, and severance pay).
Section 2.18    Environmental Matters.   Except as set forth in Schedule 2.18 or as would not be material to the Company and its Subsidiaries, taken as a whole, (a) since January 1, 2019, the Company and each Subsidiary has been in compliance with all applicable Environmental Laws, (b) there has been no release of any Hazardous Substance by the Company or any Subsidiary on or upon the environment of any site (including soils, groundwater, surface water, and air) currently owned, leased or otherwise operated or used by the Company or any Subsidiary, or formerly owned, leased, or otherwise operated or used by the Company or any Subsidiary, (c) except as set forth in Schedule 2.18, neither the Company nor any Subsidiary has received any written notice, demand, report, Order, directive, letter, claim or request for information alleging that the Company or any Subsidiary may be in violation of or liable under any Environmental Law and (d) to the Company’s Knowledge, there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no Hazardous Substance stored on, any site owned or operated by the Company or any Subsidiary, except in compliance with Environmental Laws.
Section 2.19    Contracts.
(a)   Schedule 2.19 lists each of the following Contractual Obligations (other than Company Employee Plans) to which the Company or any Subsidiary is bound (each, a “Disclosed Contract”):
(i)   any Contractual Obligation with respect to a dealer, distributor, referral, or similar agreement, or any Contractual Obligation providing for the grant by the Company of rights to market or sell Company Services on behalf of the Company to any other Person, in each case having consideration paid or payable by the Company or its Subsidiaries in an amount exceeding $250,000, in the aggregate, during the 12-month period ending December 31, 2020;
(ii)   any Contractual Obligation pursuant to which a partnership, joint venture, collaboration or other similar Contractual Obligation was established;
(iii)   any Contractual Obligation made (A) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset, (B) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any Company Service, or (C) pursuant to which any other Person is granted “most favored nation” pricing or customer status or similar with respect to any Company Services;
(iv)   any Contractual Obligation (other than “shrink wrap” and similar generally available commercial end-user licenses to software or a cloud-based service) to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary licenses any Intellectual Property used in the development or licensing of the Company Services in an amount in excess of $250,000;
(v)   any Contractual Obligation, outside the ordinary course of business, containing any indemnification, warranty, support, maintenance, or service that represents a material obligation of the Company or any Subsidiary to pay an amount in excess of $250,000;
(vi)   any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing base compensation to any officer, director, employee or consultant in excess of $250,000 per year;
(vii)   any Contractual Obligation that (A) purports to materially limit either the type or line of business in which the Company or any Subsidiary (or, after the Closing, Parent or one of its Subsidiaries or Parent’s successors or assigns) may engage, the geographic area or any period of time in which any of them may engage in any business, the solicitation by any of them of the employment of any Person or the ability of any of them to sell or purchase from any Person, or (B) would require the disposition of any material assets or line of business of the Company or any Subsidiary (or, after the Closing, Parent or one of its Subsidiaries or Parent’s successors or assigns);
(viii)   any Contractual Obligation relating to the incurrence of any Indebtedness in excess of $250,000;
(ix)   any Contractual Obligation relating to (A) the disposition of any portion of the assets or business of the Company or any Subsidiary outside the ordinary course of business, or (B) the acquisition by merger, consolidation, equity or asset purchase, or any other manner of any Person or a line of business of any Person outside the ordinary course of business, in each case, pursuant to which the Company has any continuing payment obligations, including with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation, or material continuing indemnification obligations;

(x)   any Contractual Obligation under which the Company or any Subsidiary has advanced or loaned an amount to, or received a loan, note, or other instrument, agreement, or arrangement for or relating to the borrowing of money from, any of its shareholders, employees, managers, officers or members of the board of directors;
(xi)   any Contractual Obligation (or group of related Contractual Obligations) the outstanding performance of which mandates future payment of consideration in excess of $500,000 per annum, other than (A) any Contractual Obligation that is terminable by the Company or applicable Subsidiary at will on less than ninety (90) days’ notice and (B) purchase orders received in the ordinary course of business;
(xii)   any guaranty (or similar obligations, such as “makewell agreements”) by the Company, Subsidiary, or any Affiliate of any obligation of another in excess of $250,000;
(xiii)   any Contractual Obligation requiring the Company to register any equity interests under the applicable United States securities Laws;
(xiv)   any settlement, conciliation or similar Contractual Obligation relating to an Action of the Company or its Subsidiaries that has been entered into on or after December 31, 2019 and (A) contemplates payment by the Company or its Subsidiaries of any amount in excess of $250,000 or (B) was brought by an equityholder or Affiliate of the Company or its Subsidiaries;
(xv)   any Contractual Obligation to which the Company or any Subsidiary is a party and pursuant to which it is a licensor or otherwise grants to a third party any Intellectual Property Rights on an exclusive basis, indicating in each case the nature of such Intellectual Property Rights and the manner in which it is permitted to be utilized;
(xvi)   any Contractual Obligation for the development of Intellectual Property Rights for the benefit of the Company or any Subsidiary;
(xvii)   any Contractual Obligation providing for payment or acceleration of benefits in connection with the transactions contemplated by this Agreement, including any Contract that provides change in control, transaction, retention or similar bonuses; and
(xviii)   any Real Property Lease.
(b)   The Company has made available to Parent true, accurate and complete copies of each Disclosed Contract, in each case, as amended or otherwise modified and currently in effect. Each Disclosed Contract is in full force and effect and is a valid, legal, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, and, to the Company’s Knowledge, each other party to such Contractual Obligation. Neither the Company, any Subsidiary, nor, to the Company’s Knowledge, any other party to any Disclosed Contract is in breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract, and to the Company’s Knowledge, no event has occurred which (with or without notice or lapse of time or both) would become a breach of or default or would permit termination of, or a modification or acceleration thereof by any party to under any Disclosed Contract. Since January 1, 2019 through the date hereof, neither the Company nor its Subsidiaries has received written notice of (i) any material breach or default under any Disclosed Contract or (ii) the intention of any third party under any Disclosed Contract (including any Governmental Authority) to cancel, terminate or modify in any material respect the terms of any such Disclosed Contract, or accelerate the obligations of the Company or its Subsidiaries thereunder.
(c)   Except as set forth in Schedule 2.19(c), all Disclosed Contracts are being performed without any party thereto relying on or claiming any force majeure provisions to excuse non-performance or performance delays arising out of the COVID-19 pandemic or COVID-19 Measures or for any other reason.
Section 2.20   Customers and Suppliers.
(a)   Schedule 2.20(a)   sets forth the top ten (10) Customers (by revenue) of the Company and its Subsidiaries for the years ended December 31, 2019 and 2020 (collectively, the “Material Customers”)

and the amount of consideration paid to the Company or such Subsidiary by each Material Customer during such periods. To the Company’s Knowledge as of the date hereof, no such Material Customer has expressed in writing to the Company or any Subsidiary (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company or a Subsidiary, taken as a whole, or (ii) that the Company or such Subsidiary is in material breach of the terms of any Contractual Obligation with any such Material Customer. To the Company’s Knowledge as of the date hereof, no Material Customer has asserted or threatened in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic with respect to a material Contractual Obligation.
(b)   Schedule 2.20(b) sets forth the top ten (10) vendors to and/or suppliers of the Company and its Subsidiaries (by spend amount) for the years ended December 31, 2019 and 2020 (collectively, the “Material Suppliers”) and the amount of consideration paid to each Material Supplier by the Company or such Subsidiary during such periods. To the Company’s Knowledge as of the date hereof, no such Material Supplier has expressed in writing to the Company or any Subsidiary (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company or a Subsidiary, taken as a whole, or (ii) that the Company or such Subsidiary is in material breach of the terms of any Contractual Obligation with such Material Supplier. To the Company’s Knowledge as of the date hereof, no Material Supplier has asserted or threatened in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic with respect to a material Contractual Obligation.
Section 2.21   Affiliate Transactions.   Other than as set forth in Schedule 2.21 or pursuant to an Ancillary Agreement, no officer, director, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any Subsidiary, or any immediate family member of the foregoing Person (such individuals, the “Related Parties”): (a) has any material interest in any asset owned or leased by the Company or used in connection with the business of the Company or any Subsidiary, (b) has received a loan from the Company or any Subsidiary, or (c) is engaged in any transaction, arrangement, or understanding with the Company or any Subsidiary (each, an “Affiliate Agreement”) other than through his or her employment with the Company or any Subsidiary, the ownership of equity interests, payments made to, and other compensation provided to, officers and directors (or equivalent) in the ordinary course of business.
Section 2.22    Litigation.   Except as set forth in Schedule 2.22, there is no Action pending or, to the Company’s Knowledge, threatened in writing against or involving, (a) the Company or any Subsidiary (either as plaintiff or defendant), (b) any of their respective managers, officers, directors or employees (in their capacities as such) (in each case of clause (a) through (b), seeking material non-monetary relief or involving an amount in controversy in excess of $100,000 individually or in the aggregate) or (c) any of the foregoing in such capacity in a criminal Action. No allegations of sexual harassment have been made against any employee, manager, officer, or member of the board of directors of the Company or any Subsidiary which could reasonably be expected to result in a Company Material Adverse Effect.
Section 2.23   Insurance.   Schedule 2.23 sets forth a list of the material insurance policies that cover the Company and its Subsidiaries. The Company has made available to Parent true and accurate copies of each such policy. Each such policy is legal, valid, binding, and enforceable in accordance with its terms, in full force and effect (or has been renewed), all premiums due and payable thereon have been paid in full, neither the Company nor any Subsidiary is in material breach or default with respect to its obligations under any of such policies (including any such breach or default with respect to the giving of notice of claims) and, to the Company’s Knowledge, no event has occurred which (with or without notice or the lapse of time or both) would constitute a material breach or default, and no written notice of pending material premium increase, cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received by the Company or any Subsidiary, in each case, except where such failure, default, breach or termination was not or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No claim by the Company or its Subsidiaries is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof. The coverages provided by such insurance policies are believed by the Company to be reasonably adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations.

Section 2.24   Brokers.   Except as set forth in Schedule 2.24, no investment banker, financial advisor, broker, or finder has acted for or on behalf of the Company or any Affiliate in connection with this Agreement, any Ancillary Agreement or the Transactions, and the Company (and, to the Company’s Knowledge, the Company Stockholders) has not entered into any agreement with any Person which will result in the obligation of the Company or its Subsidiaries or Parent to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Transactions.
Section 2.25   Anti-Corruption Matters.
(a)   Since January 1, 2019, neither the Company nor any Subsidiary, nor, to the Company’s Knowledge, any of its Representatives, or any other Person acting for or on behalf of them is or has been (i) a Person named on any Economic Sanctions Laws or Export Control Laws-related list of designated Persons maintained by a Governmental Authority; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Economic Sanctions Laws or Export Control Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more Persons described in clauses (i) and (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, since January 1, 2019, been the subject of or target of any Economic Sanctions Laws or Export Control Laws or (v) engaged in any activity or conduct that has resulted or will result in the violation of any applicable Anti-Corruption Laws, Economic Sanctions Laws, or Export Control Laws.
(b)   The Company and each Subsidiary has in place commercially reasonable procedures to prevent violation of any Anti-Corruption Laws, Economic Sanctions Laws or Export Control Laws by their Affiliates and Representatives.
(c)   Since January 1, 2019, (i) none of the Company, any Subsidiary, any director, officer or employee of the Company or any Subsidiaries or, to the Company’s Knowledge, any of its or their other Representatives or other Persons acting on its or their behalf, is or has been the subject of any Action, filings, disclosures, Order, investigation, inquiry, litigation, or administrative or enforcement proceeding by any Governmental Authority regarding any offense or alleged offense under any Anti-Corruption Laws or Economic Sanctions Laws, (ii) to the Company’s Knowledge, no such Action, filings disclosures, Orders, investigation, inquiry, litigation, or proceedings have been threatened or are pending, and (iii) to the Company’s Knowledge, there are no circumstances likely to give rise to any such Action, filings, disclosures, Order, investigation, inquiry, litigation, or proceedings.
Section 2.26   Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, (a) determined that the Merger is fair to, and in the best interests of, the Company and the Company Stockholders, (b) duly approved and declared advisable this Agreement and the Ancillary Agreement to which the Company is a party in accordance with the Company’s Charter Documents and resolved to recommend approval and adoption of this Agreement to the Company Stockholders and (c) directed that this Agreement be submitted to the Company Stockholders for their approval and adoption.
Section 2.27    Company Stockholder Approval.   The approval and adoption of this Agreement and the approval of the Merger by the Company Stockholders requires the affirmative vote of (a) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an “as-converted” to Company Common Stock basis, (b) a majority of the outstanding shares of Series B Preferred Stock and Series B-1 Preferred Stock, voting together as a single class on an “as-converted” to Company Common Stock basis, and (c) a majority of the outstanding shares of Series C Preferred Stock and Series C-1 Preferred Stock, voting together as a single class on an “as-converted” to Company Common Stock basis, in each case, given in writing or at a meeting in accordance with the Company Certificate of Incorporation and the DGCL (collectively, the “Merger Stockholder Approval”). The approval of the Company Preferred Stock Conversion requires the approval of (a) a majority of the outstanding shares of Series B Preferred Stock and Series B-1 Preferred Stock, voting together as a single class on an “as-converted” to Company Common Stock basis, and (b) a majority of the outstanding shares of Series C Preferred Stock and Series C-1 Preferred Stock, voting together as a single class, on an “as-converted” to Company Common Stock basis, in each case given in writing or at a meeting in accordance with the Company Certificate of Incorporation and the DGCL (collectively, the “Conversion Stockholder Approval” and, together with the Merger Stockholder Approval, the “Company Stockholder Approval”). The Supporting Stockholders hold a sufficient number of shares of Company Common Stock and Company Preferred Stock to obtain the Company Stockholder Approval. The Company Stockholder Approval is the only vote of holders of securities of the Company necessary to approve the Merger.
Section 2.28   Exclusivity of Representations.   Except as provided in this Article 2 and the certificates and Ancillary Agreements delivered in connection herewith or pursuant hereto, in each case as modified by the Company Schedule, neither the Company, any Subsidiary, any of its or their Affiliates, nor any of its or their respective directors, officers, employees, stockholders, or Representatives have made, or are making, any representation or warranty, expressed or implied, at law or in equity whatsoever to Parent or its Affiliates. The Company acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Parent; (b) it has been afforded satisfactory access to the books and records, facilities and personnel of Parent for purposes of conducting such investigation; and (c) except for the representations and warranties set forth in Article 3 and the certificates and Ancillary Documents delivered in connection herewith or pursuant hereto, in each case as modified by the Parent Schedule, it is not relying on any representations and warranties or any other materials from any Person in connection with the transactions contemplated hereby.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Subject to the exceptions (a) set forth in Schedule 3 attached hereto (the “Parent Schedule”), but subject to Section 8.15 and (b) in any Parent SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each of Parent and Merger Sub represents and warrants to the Company as follows:
Section 3.1   Organization and Qualification.   Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure thereof would not have or be reasonably expected to have, a Parent Material Adverse Effect. Each jurisdiction in which Parent or Merger Sub is so qualified or licensed is listed in Schedule 3.1. Each of Parent and Merger Sub has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted, except where the failure to possess any such Approval (or the equivalent thereof) would not be, individually or in the aggregate, material to the Parent and Merger Sub, taken as a whole. Complete and correct copies of the Charter Documents of Parent and Merger Sub, as amended and currently in effect, have been made available to the Company or the Company’s counsel and neither the Parent or Merger Sub are in breach or violation of any provision set forth in their Charter Documents.
Section 3.2   Subsidiaries.   Except for Merger Sub, neither Parent nor Merger Sub has any direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any capital stock or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.
Section 3.3   Power and Authorization.   Subject to the approval of the Parent Stockholder Matters by the Parent Stockholders, each of Parent and Merger Sub has all requisite power and authority necessary for, and has duly authorized by all necessary action, the execution, delivery and performance by Parent and Merger Sub of this Agreement and each Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) a party and the consummation of the Transactions. This Agreement and each Ancillary Agreement to which Parent and Merger Sub are (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into after the date of this Agreement, will be when executed and delivered) duly and validly executed and delivered by Parent and Merger Sub and

(b) is (or in the case of Ancillary Agreements to be entered into after the date of this Agreement, will be when executed and delivered) enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
Section 3.4   Authorization of Governmental Authorities.   Assuming the truth and accuracy of the representations and warranties set forth in Section 2.4 (and assuming all Consents referenced in such Section (or required to be disclosed in the corresponding Section of the Company Schedules) are made or obtained), except for (a) compliance with applicable requirements of the HSR Act, (b) the filing of the Certificate of Merger, and (c) those Consents (if any) as will have been obtained or made at or prior to Closing, that would, individually or in the aggregate, reasonably be expected to be material to Parent and Merger Sub taken as a whole, in each case which are set forth in Schedule 3.4, no action by (including any authorization, Consent or approval of), or in respect of, or filing, report, notice, registration, Permit, clearance, expiration or termination of waiting periods with, any Governmental Authority is required by or on behalf of Parent or Merger Sub for, or in connection with, (i) the valid and lawful authorization, execution, delivery and performance by each of Parent and Merger Sub of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) a party or (ii) the consummation of the Transactions by Parent and Merger Sub.
Section 3.5   Non-contravention.   Neither the authorization, execution, delivery, or performance by Parent or Merger Sub of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) a party, nor the consummation of the Transactions, will, directly or indirectly (with or without due notice or lapse of time or both):
(a)   subject to compliance with the requirements specified in clauses (a) through (c) of Section 3.4, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Order or Legal Requirement that would be, or reasonably be expected to be, material to Parent and Merger Sub, taken as a whole;
(b)   result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of or loss of benefits or give rise to any right of termination, cancellation, amendment, modification, suspension or revocation, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to, or increase any payment to, any Person under, any of the terms, conditions or provisions of (i) any Contractual Obligation of Parent or Merger Sub (except to the extent that any such breach, violation, default, termination, acceleration, or other action would not materially delay or impair the ability of Parent or Merger Sub, as applicable, to enter into this Agreement or any of the Ancillary Agreements or to consummate the Transactions), or (ii) the Charter Documents of Parent or Merger Sub;
(c)   result in the creation or imposition of any material Lien on any material asset of Parent or Merger Sub other than Permitted Liens, Liens under applicable securities laws, or Liens created by the Company; or
(d)   result in the triggering, acceleration, vesting or increase (i) of any payment to any Person or (ii) any equity security of Parent pursuant to any Contractual Obligation of Parent or Merger Sub.
Section 3.6   Compliance.   Each of Parent and Merger Sub has complied in all material respects with all, and is in compliance in all material respects with all, and is not in material violation of any, Legal Requirements with respect to the conduct of its business, assets, properties or the ownership or operation of its business. No written notice or communication of material actual, potential or alleged non-compliance with any material Legal Requirement has been received by Parent or Merger Sub, and, to Parent’s Knowledge as of the date hereof, no such notice or communication has been delivered to any other Person.
Section 3.7   Capitalization.
(a)   As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 110,000,000 shares of Parent Common Stock, of which 100,000,000 shares have been designated

Parent Class A Common Stock and 10,000,000 shares have been designated Parent Class B Common Stock, and (ii) 1,000,000 shares of Parent Preferred Stock. The outstanding Parent Securities set forth on Schedule 3.7(a) represent all of the issued and outstanding Parent Securities as of the date of this Agreement. All outstanding Parent Securities (i) have been duly authorized and validly issued and full paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Legal Requirements, including federal and state securities laws, and all requirements set forth in (A) Parent’s Charter Documents, and (B) any other applicable Contractual Obligation governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal or first offer, preemptive right, subscription right or any similar right under any provision of any applicable Law, Parent’s Charter Documents or any Contractual Obligation to which Parent is a party or otherwise bound.
(b)   Except as provided for in this Agreement or as set forth in Schedule 3.7(a) hereto, there are no subscriptions, options, warrants, equity securities, or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or other ownership interests of Parent or obligating Parent to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment, or agreement. Parent does not have any outstanding bonds, debentures, notes or other obligations the holders of which have, or upon the happening of certain events would have, the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the Parent Stockholders on any matter.
(c)   Except as provided for in this Agreement or as set forth in Schedule 3.7(c), there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other Contracts or understandings to which Parent is a party or by which Parent is bound with respect to any securities of Parent.
(d)   Except as provided for in this Agreement or as set forth in Schedule 3.7(d), as a result of the consummation of the Transactions, no shares of capital stock, warrants, options, or other securities of Parent are issuable, and no rights in connection with any shares, warrants, options, or other securities of Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).
(e)   Except as provided for in this Agreement or as set forth in Schedule 3.7(e), no outstanding securities of Parent are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with Parent.
(f)   The authorized and outstanding capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share. Parent owns all of the outstanding shares of common stock of Merger Sub, free and clear of all Liens.
(g)   The Per Share Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and Federal Securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Legal Requirements, Parent’s Charter Documents, or any Contractual Obligation to which Parent is a party or otherwise bound.
Section 3.8   Parent SEC Reports and Financial Statements.
(a)   Parent has timely filed all registration statements, reports, schedules, forms, statements and other documents required to be filed by Parent prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its formation (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). All Parent SEC Reports and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act

with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. None of the Parent SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Certifications, as of their respective dates of filing, and as of the date of any amendment, or filing that superseded the initial filing, are each true and correct in all material respects. The audited financial statements of Parent (“Parent Audited Financial Statements”) and unaudited interim financial statements of Parent (“Parent Unaudited Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments that are not expected to be material) in all material respects the financial position of Parent as of the respective dates thereof and the results of operations and cash flows for the respective periods then ended. As used in this Section 3.8, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(b)   Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer. To Parent’s Knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.
(c)   Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) (“ICOFR”). To Parent’s Knowledge, such ICOFR are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent Financial Statements for external purposes in accordance with U.S. GAAP.
(d)   There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(e)   To Parent’s Knowledge, as of the date hereof, there are no outstanding comments from the SEC with respect to the Parent SEC Reports. To Parent’s Knowledge, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
(f)   To Parent’s Knowledge, no officer, contractor, subcontractor, or agent of Parent has provided information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Legal Requirement by Parent.
Section 3.9   Absence of Certain Developments.    Except as set forth in Schedule 3.9, since February 4, 2021 (a) there has not been any change, development, condition or event that constitutes a Parent Material Adverse Effect; and (b) Parent has not taken any action that would have required the prior written consent of the Company under Section 4.1(c) if such action had been taken on or after the date hereof and prior to the Closing.

Section 3.10   Trust Fund.
(a)   As of the day immediately preceding the date hereof, Parent has approximately $345 million invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental (the “Trust Fund”), pursuant to that certain Investment Management Trust Agreement by and between Parent and Continental, dated as of February 4, 2021 (the “Trust Agreement”). The Trust Fund shall be utilized in accordance with Section 5.10 hereof and the Trust Agreement.
(b)   The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to Parent’s Knowledge, the trustee under the Trust Agreement. There are no separate Contractual Obligations, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and Continental that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) to Parent’s Knowledge, that would entitle any Person (other than (a) in respect of deferred underwriting commissions or Taxes or (b) stockholders of Parent holding Parent Class A Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Class A Common Stock pursuant to Parent’s Charter Documents) to any portion of the proceeds in the Trust Fund, except as described in the Parent SEC Reports. Prior to the Closing, none of the funds held in the Trust Fund may be released except: (A) interest income earned on the Trust Fund to pay taxes; and (B) to redeem Parent Class A Common Stock in accordance with the provisions of Parent’s Charter Documents. There are no Actions pending or, to Parent’s Knowledge, threatened in writing with respect to the Trust Fund.
Section 3.11   Real Property; Personal Property.   Neither Parent nor Merger Sub owns or leases any real property or personal property.
Section 3.12   Intellectual Property.   Neither Parent nor Merger Sub owns, licenses, or otherwise has any right, title or interest in any Intellectual Property Rights.
Section 3.13   Tax Matters.
(a)   Each of Parent and Merger Sub has timely filed or has caused to be timely filed on its behalf all income and other material Tax Returns in each jurisdiction in which Parent and/or Merger Sub is required to file Tax Returns. All such Tax Returns were correct and complete. All Taxes (including, for the avoidance of doubt, sales, use, value added, and similar Taxes) owed by Parent and Merger Sub (whether or not shown on any Tax Return) have been paid. Neither Parent nor Merger Sub is currently the beneficiary of any extension of time within which to file any Tax Return (other than validly obtained automatic extensions). No written claim has ever been made by a Governmental Authority in a jurisdiction where Parent or Merger Sub does not file Tax Returns that Parent or Merger Sub is or may be subject to taxation by that jurisdiction.
(b)   There is no outstanding audit or examination concerning any Taxes or Tax Return of Parent or Merger Sub and no such audit or examination has been claimed, threatened, or raised in writing by a Governmental Authority.
(c)   There is no Tax deficiency outstanding, proposed in writing or assessed against Parent or Merger Sub, which deficiency has not been satisfied by payment, settled or withdrawn, nor has Parent or Merger Sub executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
(d)   No adjustment relating to any Tax Returns filed by Parent or Merger Sub has been proposed in writing, by any Governmental Authority.

(e)   No power of attorney that has been granted by Parent or Merger Sub with respect to a Tax matter is currently in effect.
(f)   Neither Parent nor Merger Sub has ever been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group within the meaning of Section 1504 of the Code or otherwise (other than a group including only Parent and Merger Sub), and has no liability for the Taxes of any other Person, under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, or by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise, other than any Customary Agreement. Neither Parent nor Merger Sub is a party to or bound by any Tax sharing agreement providing for the allocation of Taxes among members of an affiliated, consolidated, combined or unitary group, or any Tax receivable, Tax allocation, Tax indemnity or similar agreements, other than any Customary Agreement. Parent and Merger Sub have timely paid all material amounts of Taxes required to be paid by or on behalf of them pursuant to any Customary Agreement. No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Authority with respect to Parent which agreement or ruling would have binding effect on Parent after the Closing.
(g)   Neither Parent nor Merger Sub is currently subject to any Liens, other than Liens described in clause (a) of the definition of Permitted Liens, imposed on any of its assets as a result of the failure or alleged failure of Parent or Merger Sub to pay Taxes.
(h)   Neither Parent nor Merger Sub has any liability for any unpaid Taxes which have not been accrued for or reserved on the balance sheets included in the Parent Financial Statements, whether asserted or unasserted, contingent or otherwise, and no material amount of unpaid Taxes of Parent or Merger Sub have been incurred since the date of the Parent Financial Statements, other than in the ordinary course of business of Parent and Merger Sub. Parent and Merger Sub have each used at all times during their existence the accrual method of accounting for income Tax purposes.
(i)   Neither Parent nor Merger Sub is or has been a party to any “reportable transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).
(j)   Neither Parent nor Merger Sub (or any predecessor thereof) has been a “distributing corporation” or a “controlled corporation” (as such terms are defined in Section 355 of the Code) in a transaction purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code (or any similar provision of state, local or non-U.S. Law).
(k)   Neither Parent nor Merger Sub will be required to include any material item of income, or exclude any material item of deduction, for any taxable period (or portion thereof) after the Closing Date as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Legal Requirements) or open transaction occurring before the Closing, in each case, entered into by Parent or Merger Sub; (ii) a disposition by Parent or Merger Sub occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar provision of state, local, or non-U.S. Legal Requirements); (iii) any prepaid amounts received by Parent or Merger Sub prior to the Closing or deferred revenue realized, accrued or received prior to the Closing; (iv) a change in method of accounting under Section 481 of the Code or any similar provision of state, local or non-U.S. Law for any taxable period (or portion thereof) ending on or prior to the Closing Date (or as a result of an impermissible method used by Parent or Merger Sub prior to Closing); (v) an agreement entered into by or on behalf of Parent or Merger Sub with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) prior to the Closing; (vi) intercompany transactions entered into by Parent or Merger Sub or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Legal Requirements), (vii) any “Subpart F income” under Section 951 of the Code as a result of any investment made or transaction closed on or prior to the Closing Date, (vii) “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) of Parent or Merger Sub attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, (ix) any COVID-19 Response Law, (x) any investment in “United States property” (as defined in Code Section 956(c)) made prior to the Closing Date by a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code, or (xi) any gain recognition agreement under Section 367 of the Code. Parent has not made any election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).
(l)   Neither Parent nor Merger Sub has applied for any relief under, taken advantage of, deferred the payment of Tax or the recognition of taxable income or gain as result of, or is otherwise subject to any provision of a COVID-19 Response Law.
(m)   Neither Parent nor Merger Sub has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment.
(n)   No Subsidiary of Parent that is incorporated in a jurisdiction outside of the United States (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, or (iii) has received written notice from the IRS claiming that it may be subject to U.S. federal income Tax as a result of being engaged in a trade or business within the United States within the meaning of Section 864(b) of the Code or having a permanent establishment in the United States, which notice or claim has not since been withdrawn.
(o)   Neither Parent nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
Section 3.14   Employees; Employee Benefit Plans.
(a)   Other than any officers or as described in Schedule 3.14(a), Parent and Merger Sub do not have and have never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Fund, neither Parent nor Merger Sub has any unsatisfied material liability with respect to any employee.
(b)   Other than as contemplated by this Agreement, Parent and Merger Sub do not currently, and do not plan or have any commitment to, maintain, sponsor, contribute to or have any liability with respect to any Employee Plans.
(c)   The representations and warranties contained in this Section 3.14 are the only representations and warranties being made by Parent with respect to employee benefits.
Section 3.15   Contracts.   Schedule 3.15 sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent or Merger Sub is a party, other than any such material contract previously filed with the SEC.
Section 3.16   Affiliate Transactions.   Except as described in Schedule 3.16, no Contractual Obligation between Parent, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of Parent (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing, other than any such Contractual Obligation that is not material to Parent.
Section 3.17   Litigation.   There is no Action pending or, to Parent’s Knowledge, threatened in writing, to which Parent or Merger Sub is a party (either as plaintiff or defendant) or to which its assets are subject, except as would not have, or be reasonably expected to have, a Parent Material Adverse Effect. No allegations of sexual harassment have been made against any officer or director of Parent or Merger Sub which could reasonably be expected to result in a Parent Material Adverse Effect.
Section 3.18   Parent Listing.   The issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “FWAA.” There is no Action pending or, to Parent’s Knowledge, threatened in writing against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Class A Common Stock or terminate the listing of Parent on Nasdaq. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Class A Common Stock under the Exchange Act.
Section 3.19   Brokers.   Except as set forth in Schedule 3.19, no investment banker, financial advisor, broker, or finder has acted for or on behalf of Parent, Merger Sub, or any Affiliate thereof in connection with this Agreement, any Ancillary Agreement or the Transactions, and Parent and Merger Sub (and, to the Parent’s Knowledge, the Sponsor) have not entered into any agreement with any Person which will result in the obligation of Parent to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Transactions.
Section 3.20   Business Activities.   Since its respective incorporation, neither Parent nor Merger Sub has conducted any business activities other than activities in connection with its incorporation, Parent’s initial public offering, or directed toward the accomplishment of one or more business combinations.
Section 3.21   Board Approval.   The board of directors of each of Parent and Merger Sub (including any required committee or subgroup thereof) has, (a) unanimously determined that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger and the PIPE Financing, are advisable and fair to, and in the best interests of, Parent and the Parent Stockholders, (b) authorized and approved this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger and the PIPE Financing, and resolved to recommend the approval and adoption of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger, by the Parent Stockholders, and (c) directed that this Agreement be submitted to the Parent Stockholders for their approval and adoption. Other than the approval of the Parent Stockholder Matters, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve the consummation of the Transactions.
Section 3.22   Exclusivity of Representations.   Except as provided in this Article 3 and the certificates and Ancillary Agreements delivered in connection herewith or pursuant hereto, in each case as modified by the Parent Schedule, neither Parent, Merger Sub, any of its or their Affiliates, nor any of its their respective directors, officers, employees, shareholders, or representatives have made, or are making, any representation or warranty of any kind or nature expressed or implied, at law or in equity whatsoever to the Company or its Affiliates. Each of Parent and Merger Sub acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company; (b) it has been afforded satisfactory access to the books and records, facilities and personnel of the Company for purposes of conducting such investigation; and (c) except for the representations and warranties with respect to the Company set forth in Article 2 and the certificates and Ancillary Documents delivered in connection herewith or pursuant hereto, in each case as modified by the Company Schedule, it is not relying on any representations and warranties or any other materials from any Person in connection with the transactions contemplated hereby.
ARTICLE 4
COVENANTS OF THE PARTIES
Section 4.1   Operation of Business by the Company, Parent and Merger Sub.
(a)   Conduct of Business Generally.   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, each of the Company, Parent and Merger Sub shall, except for those actions or omissions (i) set forth in Schedule 4.1(a), (ii) expressly required or permitted by the terms of this Agreement or any Ancillary Agreement, (iii) required by applicable Law, (iv) taken or omitted to be taken as a result COVID-19 Measures, or (v) consented to in writing by the other Party (which consent shall not be unreasonably withheld, conditioned or delated), (A) carry on its business in the ordinary course and (B) with respect to the Company, use commercially reasonable efforts to (1) maintain and preserve substantially intact its present business organization, (2) keep available the services of its present officers and key employees and (3) maintain and preserve the assets, properties, goodwill and relationships with Customers, suppliers, partners, distributors, licensors, licensees, and others with which it has material business dealings; provided, however, that no action or failure to take action by the Company of the type specifically addressed by any of the subsections of Section 4.1(b) shall constitute a breach under this Section 4.1(a) by the Company unless such action would constitute a breach of such subsection of Section 4.1(b) applicable to the Company, which shall be the operative provision of Section 4.1 with respect to such specifically addressed actions, and no action or failure to take action by Parent or Merger Sub of the type specifically addressed by any of the subsections of Section 4.1(c) shall constitute a breach under this Section 4.1(a) by Parent or Merger Sub unless such action would constitute a breach of such subsection of Section 4.1(c) applicable to Parent or Merger Sub, which shall be the operative provision of Section 4.1 with respect to such specifically addressed actions.
(b)   Conduct of Business of the Company.   Except for those actions or omissions set forth in Schedule 4.1(b), expressly required or permitted by the terms of this Agreement, required by applicable Legal Requirements, or taken or omitted to be taken as a result of COVID-19 Measures or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not do, and shall cause its Subsidiaries not to do, any of the following:
(i)   Abandon, dispose of, allow to lapse, transfer, sell, assign, or exclusively license to any Person or otherwise extend, amend or modify any existing or future Intellectual Property Rights, other than in the ordinary course of business consistent with past practice;
(ii)   Transfer or provide a copy of any Company Source Code to any Person other than current employees, contractors, and consultants of the Company or any Subsidiary under current and enforceable confidentiality agreements;
(iii)   Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, or split, combine or reclassify any equity interest of the Company or its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interest of the Company or its Subsidiaries, except transactions in the ordinary course of business consistent with past practice between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;
(iv)   Purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or other equity interest of the Company or its Subsidiaries, other than pursuant to Contractual Obligations in effect as of the date hereof or the net share settlement of any Company Stock Options, Company Warrants or Company RSUs;
(v)   Other than pursuant to Contractual Obligations in effect as of the date hereof and made available to Parent, issue, deliver, sell, authorize, pledge or otherwise encumber, or subject to a Lien (other than a Permitted Lien), or agree to any of the foregoing with respect to, any capital stock of the Company or its Subsidiaries or any securities convertible into or exchangeable for capital stock of the Company or its Subsidiaries (in each case, other than Company Stock Options), or subscriptions, rights, warrants or options to acquire any capital stock of the Company or its Subsidiaries or any securities convertible into or exchangeable for capital stock of the Company or its Subsidiaries, or enter into other agreements or commitments of any character obligating it to issue, deliver or sell any such capital stock of the Company or its Subsidiaries or convertible or exchangeable securities (in each case, other than Company Stock Options);
(vi)   Amend, supplement, restate or modify or otherwise terminate any of the Company or its Subsidiaries’ Charter Documents or the Company Voting Agreements;
(vii)   (A) merge, consolidate, combine or amalgamate the Company or its Subsidiaries with any Person or (B) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, except for acquisitions made or entered into that do not exceed $1,000,000 individually or $2,500,000 in the aggregate; provided that (1) financial statements of the acquired, merged or consolidated entity shall not be required to be included in the Proxy Statement/Prospectus, and (2) the Company survives any such acquisition, merger or consolidation;
(viii)   Enter into any joint ventures, strategic partnerships or alliances, or other arrangements or Contracts that provide for exclusivity of territory or otherwise restrict the Company’s or any Subsidiary’s ability to compete or to offer or sell any products or services to other Persons, in each case, other than such arrangements made in the ordinary course of business consistent with past practice;
(ix)   Sell, lease, license, encumber or otherwise dispose of any properties or assets, except the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of the Company;
(x)   Except for incurrences of indebtedness by the Company or its Subsidiaries (A) under existing credit facilities as set forth in Schedule 2.8(g) or (B) in connection with any acquisition not prohibited pursuant to Section 4.1(b)(vii), incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;
(xi)   Other than in the ordinary course of business, (A) increase any benefits under any Employee Plan, (B) grant any severance or termination pay, (C) pay any special bonus or special remuneration, or increase the compensation payable or paid, whether conditionally or otherwise, to any Person, whose annual compensation exceeds $200,000 in the aggregate, (D) enter into or adopt any new severance plan, or amend, modify, or alter in any material respect any Employee Plan, (E) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider, (F) terminate any officer or employee of the Company and its Subsidiaries whose total annual compensation exceeds or would exceed $200,000, or (G) engage in or announce any employee layoffs, furloughs, reductions in force, or similar actions that could implicate WARN, or (H) waive or release any noncompetition, nonsolicitation, no-hire, nondisclosure, or other restrictive covenant obligation of any current or former director, officer or employee of the Company and its Subsidiaries;
(xii)   Enter into any collective bargaining agreement;
(xiii)   release, assign, compromise, pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or Action (whether or not commenced prior to the date of this Agreement) other than the release, assignment, compromise, payment, discharge, settlement or satisfaction of any claims, liabilities, or obligations (A) in the ordinary course of business consistent with past practice, or (B) that are solely monetary in nature, do not individually exceed $500,000 and payments related to such settlements are made prior to the Closing;
(xiv)   Waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary, in each case, other than (A) with Customers and other counterparties in the ordinary course of business consistent with past practice or (B) such waivers, modifications, or releases that would not be material to the Company and its Subsidiaries, taken as a whole;
(xv)   Amend, modify or terminate any Disclosed Contract in a manner that is adverse to the Company (excluding, for the avoidance of doubt, any expiration of any Disclosed Contract pursuant to its terms), other than in the ordinary course of business;

(xvi)   Except as required by Legal Requirements or U.S. GAAP, revalue any of its assets in any manner or make any change in accounting methods, principles or practices;
(xvii)   Make, revoke, amend, or rescind any material Tax elections, execute any waiver of restrictions on assessment or collection of any material amount of Tax, commence, settle, or compromise any claim or assessment in respect of a material amount of Taxes, or change any method of accounting with respect to a material item of income or loss, or annual accounting period, for Tax purposes, prepare or file any material Tax Return in a manner inconsistent with past practice (except to the extent required by Law), fail to pay any material amount of Tax when due (including any material estimated Tax payments), claim any material Tax credits or defer any material Tax payments under any COVID-19 Response Law, or enter into any material Tax sharing, Tax allocation, Tax receivable or Tax indemnity agreement (other than any Customary Agreement), grant any power of attorney with respect to Taxes, or surrender any right to claim a material Tax refund;
(xviii)   Discontinue any material line of business or any material business operations of the Company and its Subsidiaries;
(xix)   Enter into, amend, waive or terminate (other than terminations in accordance with their terms or as contemplated by Section 5.13) any Affiliate Agreements;
(xx)   Authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any of the Company or its Subsidiaries;
(xxi)   Take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment; or
(xxii)   Agree in writing or otherwise agree or commit to take any of the actions described in Section 4.1(b)(i) through Section 4.1(b)(xxi) above.
(c)   Conduct of Business of Parent and Merger Sub.   Except for those actions or omissions set forth in Schedule 4.1, expressly required or permitted by the terms of this Agreement, required by applicable Law, or taken or omitted to be taken or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent and Merger Sub shall not do any of the following:
(i)   Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, or split, combine or reclassify any equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interest;
(ii)   Purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or other equity interest of Parent or Merger Sub, other than pursuant to Contractual Obligations in effect as of the date hereof;
(iii)   Other than pursuant to Contractual Obligations in effect as of the date hereof and made available to the Company, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any capital stock or any securities convertible into or exchangeable for capital stock, or subscriptions, rights, warrants or options to acquire any capital stock or any securities convertible into or exchangeable for capital stock, or enter into other agreements or commitments of any character obligating it to issue any such capital stock or convertible or exchangeable securities;
(iv)   Amend, supplement, restate or modify or otherwise terminate its Charter Documents;
(v)   Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation,

partnership, association, or other business organization or division thereof, or enter into any joint ventures, strategic partnerships or alliances, or other arrangements;
(vi)   Except for Parent Borrowings, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;
(vii)   Except as required by Legal Requirements or U.S. GAAP, revalue any of its assets in any manner or make any change in accounting methods, principles or practices;
(viii)   Other than as required by Law or as consistent with ordinary course practices, increase any benefits under any Employee Plan, grant any severance or termination pay, pay any special bonus or special remuneration, or increase the compensation payable or paid, whether conditionally or otherwise, to any employee, director or officer of Parent or Merger Sub, or enter into or adopt any new severance plan, or amend, modify, or alter in any material respect any Employee Plan;
(ix)   Release, assign, compromise, pay, discharge, settle or satisfy any material claims, liabilities, obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or Actions (whether or not commenced prior to the date of this Agreement), other than the release, assignment, compromise, payment, discharge, settlement or satisfaction of any claims, liabilities, or obligations that are solely monetary in nature, do not individually exceed $500,000 and payments related to such settlements are made prior to the Closing;
(x)   Make, revoke, amend, or rescind any material Tax elections, execute any waiver of restrictions on assessment or collection of any material amount of Tax, commence, settle, or compromise any claim or assessment in respect of a material amount of Taxes, change any method of accounting with respect to a material item of income or loss, or annual accounting period, for Tax purposes, prepare or file any material Tax Return in a manner inconsistent with past practice (except to the extent required by Law), fail to pay any material Tax when due (including any material estimated Tax payments), claim any material Tax credits or defer any material Tax payments under any COVID-19 Response Law, enter into any material Tax sharing, Tax allocation, Tax receivable or Tax indemnity agreement (other than any Customary Agreement), grant any power of attorney with respect to Taxes, or surrender any right to claim a material Tax refund;
(xi)   Form or establish any Subsidiary;
(xii)   Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates, other than the (A) payment of salary and benefits, (B) payment of bonuses, and (C) advancement of expenses, in each case as made in the ordinary course of business consistent with prior practice;
(xiii)   Amend the Trust Agreement or any other agreement related to the Trust Fund;
(xiv)   Liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent or Merger Sub;
(xv)   Take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment; or
(xvi)   Agree in writing or otherwise agree or commit to take any of the actions described in Section 4.1(c)(i) through Section 4.1(c)(xv) above.
(d)   No Control of the Other Party’s Business.   The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give the Company, on the one hand, or Parent or Merger Sub, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, the

Company, on the one hand, and Parent and Merger Sub, on the other hand, will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.
Section 4.2   Confidentiality; Access to Premises and Information.
(a)   Confidentiality.   The Parties agree that they shall be bound by that certain Confidentiality Agreement, dated February 18, 2021 (the “Confidentiality Agreement”), by and between the Company and Parent. The terms of the Confidentiality Agreement are incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate (except for Section 23 thereof, which shall remain in full force and effect after the Closing). If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 7.2.
(b)   Access to Information.   Subject to the Confidentiality Agreement, from the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with Article 7, the Company will permit Parent, during normal business hours and upon reasonable notice, to have reasonable access to Representatives of the Company and to the premises, properties, books, records (including Tax records of the Company) and contracts of the Company and its Subsidiaries, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements (provided; that, in each such case, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide (x) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) or (y) such information in a manner without violating such privilege or Legal Requirement); provided, however, that in exercising access rights under this Section 4.2(b), Parent and Parent’s Representatives will not be permitted to interfere unreasonably with the conduct of the business of the Company or any of its Subsidiaries. The Company will instruct the PCAOB Auditor to provide Parent and its Representatives reasonable access to all of the financial information used in the preparation of the Financial Statements and PCAOB Audited Financial Statements and reasonably cooperate with the preparation of financial statements or financial information for inclusion in the Form S-4; provided that Parent and its Representatives execute any customary non-reliance or similar agreement reasonably requested by the PCAOB Auditor; provided further that the Company shall be entitled to attend any meeting and be copied on any correspondence between Parent or any of its Representatives and the PCAOB Auditor. Parent will permit the Company and its Representatives, during normal business hours and upon reasonable notice, to have reasonable access to Representatives of Parent and Merger Sub and to the books, records (including Tax records of Parent) and contracts of Parent and Merger Sub, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements (subject to the above-referenced reasonable best efforts to provide appropriate access); provided, however, that in exercising access rights under this Section 4.2(b), the Company and the Company’s Representatives will not be permitted to interfere unreasonably with the conduct of business of Parent or Merger Sub. Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 4.2 will qualify or limit any representation or warranty set forth herein or the conditions to the Closing set forth in Section 6.2(a) or Section 6.3(a), as applicable.
Section 4.3   Exclusivity.
(a)   From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 7, the Company will not (and will not cause or permit any Subsidiary or its or their Affiliates or Representatives to) solicit, initiate, facilitate, participate in, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to or that could reasonably be expect to lead to, or enter into or consummate any transaction relating to, (i) any merger, sale of the Company’s or its Subsidiaries’ equity interests or a material portion of the Company’s or its Subsidiaries’ assets, or a similar change in control transaction with respect to the Company or any Subsidiary or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit the Company’s ability to consummate the Transactions contemplated by this Agreement (the transactions in subsections (i) and (ii), collectively “Competing Company Transactions”).

In addition, the Company will, and will cause each of its Subsidiaries and its and their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Competing Company Transaction and terminate any such Person’s and such Person’s Representative’s access to any electronic data room. The Company will promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) (A) notify Parent if the Company or, to the Company’s Knowledge, any of its Subsidiaries, Affiliates, or Representatives receives any inquiry, proposal, offer or submission with respect to a Competing Company Transaction after the execution and delivery of this Agreement, (B) notify Parent of the identity of the Person making such inquiry or submitting such proposal, offer or submission, and (C) provide Parent with a description of the material terms and conditions of any such Competing Company Transaction or a copy of such inquiry, proposal, offer or submission (in the case of subsections (B) and (C) only, to the extent not prohibited by any applicable non-disclosure agreement entered into prior to the date of the Exclusivity Agreement, to which the Company is a party, as determined in good faith by the Company, in which case the Company shall provide such notice to the maximum extent not prohibited). In the event the Company receives an inquiry, proposal, offer or submission with respect to a Competing Company Transaction, the Company shall not, and shall cause its Subsidiaries and Representatives not to, conduct any further discussions with, provide any information to, or enter into negotiations with any Person proposing such Competing Company Transaction. The Company agrees that the rights and remedies for noncompliance with this Section 4.3(a) include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to Parent and that money damages would not provide an adequate remedy for such injury.
(b)   From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 7, Parent and Merger Sub will not (and, subject to the last sentence of this Section 4.3(b), will not cause or permit their respective Affiliates or Representatives to) solicit, initiate, facilitate, participate in, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to or that could reasonably be expect to lead to, or enter into or consummate any transaction relating to (i) any merger, sale of the equity interests of Parent or Merger Sub or a material portion of Parent’s assets, or a similar change in control transaction with respect to Parent or Merger Sub or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit Parent’s ability to consummate the Transactions contemplated by this Agreement (the transactions in subsections (i) and (ii), collectively “Competing Parent Transactions”); provided, however, that if Parent receives from a third-Person a bona fide acquisition proposal involving Parent, then Parent may engage in discussions with such Person if the failure to do so would constitute a breach of the fiduciary duties of the board of directors of Parent under applicable Law. In addition, Parent will, and will cause Merger Sub and each of its and their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Competing Parent Transaction and terminate any such Person’s and such Person’s Representative’s access to any electronic data room. Parent will promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the Company if Parent, Merger Sub or, to Parent’s Knowledge, any of its or their Representatives receives any inquiry, proposal, offer or submission with respect to a Competing Parent Transaction (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement, and will provide the Company with a description of the material terms and conditions of or a copy of such inquiry, proposal, offer or submission to the extent not prohibited by any applicable non-disclosure agreement entered into prior to the date of the Exclusivity Agreement, to which Parent is a party, as determined in good faith by Parent, in which case Parent shall provide such notice to the maximum extent not prohibited. Parent agrees that the rights and remedies for noncompliance with this Section 4.3(b) include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the Company and that money damages would not provide an adequate remedy for such injury. Notwithstanding anything to the contrary in this Section 4.3(b), the foregoing shall not restrict Parent’s Affiliates (including Affiliates of Sponsor) in any way with respect to the pursuit of any transaction by such Affiliates not related to Parent.

Section 4.4   Certain Financial Information.   Within thirty (30) days after the end of each fiscal month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial statements for such month and management commentary on the business performance during such month.
Section 4.5   PCAOB Audit of the Company’s Financial Statements.   The Company shall deliver to Parent as promptly as reasonably practicable after the date hereof the consolidated audited financial statements of the Company as of and for the years ended December 31, 2020 and December 31, 2019 and all notes thereto, accompanied by an unqualified report of the PCAOB Auditor (the “PCAOB Audited Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act, and the Securities Act applicable to a registrant. The PCAOB Audited Financial Statements shall comply as to form in all material respects, and shall be prepared in accordance, with U.S. GAAP (as modified by the rules and regulations of the SEC) applied on a consistent basis throughout the periods involved, shall fairly present in all material respects the consolidated financial position of the Company at the date thereof and the results of its operations and cash flows for the period therein indicated. When delivered by the Company to Parent after the date hereof, the PCAOB Audited Financial Statements will not reflect any differences from the Financial Statements for the periods shown, except for such differences that would not constitute a Company Material Adverse Effect. All costs incurred in connection with preparing and obtaining the PCAOB Audited Financial Statements shall be borne by the Company.
Section 4.6   Reasonable Best Efforts.   Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using reasonable best efforts to accomplish the following: (a) the taking of all acts necessary to cause the conditions precedent set forth in Article 6 to be satisfied, (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to avoid any Action, (c) the obtaining of all consents, approvals or waivers from third parties (it being understood that nothing herein shall require the Parties or any of their respective Affiliates to incur any liability or material expense in connection with obtaining any consent, approval or waiver), (d) the defending of any Action challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (e) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock, or the incurrence of any liability or expense.
Section 4.7   HSR Act.   If required pursuant to the HSR Act, as promptly as practicable, and in any event within twenty (20) Business Days from the date of this Agreement, Parent and the Company shall each: (a) prepare and file the notification required of it thereunder in connection with the Merger, and (b) promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities. Parent and the Company shall (i) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the transactions contemplated by this Agreement and permit counsel to the other Party an opportunity to review in advance (subject to appropriate redactions for confidentiality and attorney-client privilege concerns), and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party to any Governmental Authority concerning the transactions contemplated by this Agreement, (ii) give the other prompt notice of the commencement of any Action by or before any Governmental Authority with respect to such transactions and (iii) keep the other reasonably informed as to the status of any such Action. Each Party agrees to provide, to the extent permitted by the applicable Governmental Authority, the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby; provided, no Party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other Parties. Filing fees with respect to the notifications required under the HSR Act shall be borne equally by Parent and the Company. Nothing in this Section 4.7 shall obligate any Affiliate of Parent to agree to (A) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of such Affiliate, (B) terminate, amend or assign existing relationships and contractual rights or obligations, (C) amend, assign or terminate existing licenses or other agreements, or (D) enter into new licenses or other agreements.
Section 4.8   PIPE Financing and Alternative PIPE Financing.
(a)   Without the prior written consent of the Company, Parent shall not amend, modify, or waive (in whole or in part), or provide consent to amend, modify, waive, or terminate, any provision or remedy under, or any replacements of, any of the Subscription Agreements in a manner that would reasonably be expected to adversely affect in any respect the ability of Parent to timely consummate the transactions contemplated by this Agreement, in each case other than any assignment or transfer contemplated therein or expressly permitted thereby. In the event that all conditions in the Subscription Agreements have been satisfied, Parent shall use its reasonable best efforts to take, or to cause to be taken, all actions required, or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using reasonable best efforts to (i) comply with its obligations under the Subscription Agreements, (ii) maintain in effect the Subscription Agreements in accordance with the terms and conditions thereof, (iii) satisfy on a timely basis all conditions and covenants applicable to Parent set forth in the applicable Subscription Agreements within its control, and (iv) consummate the PIPE Financing when required pursuant to this Agreement.
(b)   If all or any portion of the PIPE Financing becomes unavailable, (i) Parent shall use its reasonable best efforts to promptly obtain the PIPE Financing or such portion of the PIPE Financing from alternative sources in an amount, when added to any portion of the PIPE Financing that is available, equal to the Minimum PIPE Amount (any alternative source(s) of financing, “Alternative PIPE Financing”), (ii) in the event that Parent is able to obtain any Alternative PIPE Financing, Parent shall use commercially reasonable efforts to enter into a new subscription agreement (each, an “Alternative Subscription Agreement”) that provides for the subscription and purchase of Parent Class A Common Stock containing terms and conditions not less favorable from the standpoint of Parent and the Company than those in the Subscription Agreements entered into as of the date hereof (as determined in the reasonable good faith judgment of Parent and the Company), and (iii) in the case of subsection (i) or (ii), the Company shall (A) furnish or cause to be furnished to any Alternative PIPE Financing sources such information regarding the Company as may be reasonably requested, (B) cause the Company’s management team, with appropriate seniority and expertise, to participate in meetings, presentations, due diligence sessions, drafting sessions, road shows and meetings with prospective Alternative PIPE Financing sources, and (C) prepare offering documents and other marketing materials of a type customarily used for the type of financing proposed and cooperate with marketing efforts for the Alternative PIPE Financing as reasonably requested by Parent. In such event, the term “PIPE Financing” as used in this Agreement shall be deemed to include any Alternative PIPE Financing, the term “Subscription Agreements” as used in this Agreement shall be deemed to include any Alternative Subscription Agreement. For the avoidance of doubt, if all or any portion of the PIPE Financing or Alternative PIPE Financing becomes unavailable, Parent may utilize deposits, proceeds or any other amounts from the Trust Fund and, to the extent acceptable to the Company, any additional third-party financing to satisfy its financing obligations hereunder (including to satisfy the Minimum Cash Closing Condition).
Section 4.9   Parent Governing Documents.   Immediately prior to the Effective Time, subject to obtaining the approval of the Necessary Stockholder Matters, Parent shall (a) adopt the amended and restated bylaws of Parent, the form of which is attached hereto as Exhibit E (“Parent A&R Bylaws”), and

(b) adopt and cause to be filed the Parent A&R Charter with the Delaware Secretary of State, which shall, among other things, change the name of Parent to “SmartRent, Inc.” or such other name substantially similar thereto as agreed to by the Parties.
Section 4.10   Litigation.   Prior to the Effective Time, each Party shall provide the other Parties with prompt written notice of all Actions commenced or threatened in writing (including by providing copies of all pleadings with respect thereto) against such Party in connection with this Agreement and the Transactions and keep such other Parties reasonably informed with respect to the status thereof. Parent shall control the defense or prosecution of any Action commenced or threatened against Parent, Merger Sub, or any of their Affiliates (“Parent Litigation”), and Parent shall in good faith consult with counsel to the Company with respect to the defense and prosecution of any Parent Litigation and shall consider in good faith the Company’s advice with respect to the Parent Litigation. For the avoidance of doubt, the release, assignment, compromise, payment, discharge, settlement or satisfaction of any Parent Litigation shall be subject to Section 4.1(c)(ix).
ARTICLE 5
ADDITIONAL COVENANTS
Section 5.1   Form S-4; Special Meeting.
(a)   As soon as reasonably practicable following the execution and delivery of this Agreement, Parent shall prepare and file with the SEC and with all other applicable regulatory bodies, a Form S-4 with respect to the shares of Parent Class A Common Stock issuable hereunder, which Form S-4 will contain the proxy statement/prospectus (“Proxy Statement/Prospectus”) to be used for the purpose of soliciting proxies from the Parent Stockholders to vote in favor of (i) the adoption of this Agreement and the approval of the Merger and transactions contemplated hereby (the “Business Combination Proposal”), (ii) the issuance of the Per Share Merger Consideration and the shares of Parent Class A Common Stock issuable pursuant to the PIPE Financing (or any Alternative PIPE Financing) pursuant to applicable Nasdaq listing rules (the “Nasdaq Proposal”), (iii) the election to the board of directors of Parent of the individuals, and for the class of director, each as designated in accordance with Section 5.2, (iv) the adoption of the amended and restated certificate of incorporation of Parent, to be filed immediately after the Effective Time, the form of which is attached hereto as Exhibit D (the “Parent A&R Charter”, and all such proposals necessary to adopt the Parent A&R Charter, the “Charter Proposals”), (v) the adoption of an incentive equity plan of Parent, the form of which shall be agreed to by the Parties and approved by the board of directors of Parent prior to filing the Proxy Statement/Prospectus (“Parent Plan”), (vi) to adjourn the stockholder meeting to a later date or dates if it is determined by Parent and the Company that additional time is necessary to consummate the Transactions for any reason, and (vii) the approval of any other proposals reasonably agreed among Parent and the Company (collectively, the “Parent Stockholder Matters”) at a meeting of Parent Stockholders to be called and held for such purpose (the “Special Meeting”). The Business Combination Proposal, Nasdaq Proposal, and Charter Proposals are referred to herein as the “Necessary Stockholder Matters.” Filing fees with respect to the Form S-4 shall be borne equally by Parent and the Company.
(b)   Each Party shall promptly provide to the others all financial and other information as the Company or Parent may reasonably request for the preparation of the Proxy Statement/Prospectus. In consultation with the Company, Parent shall promptly respond to any SEC comments on the Proxy Statement/Prospectus and shall otherwise use reasonable best efforts to cause the Proxy Statement/Prospectus to be approved by the SEC as promptly as practicable. Parent shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act. Parent will notify the Company promptly after it receives notice: (i) of the time when the preliminary Proxy Statement/Prospectus has been filed; (ii) if applicable, that the preliminary Proxy Statement/Prospectus is not being reviewed by the SEC; (iii) in the event the preliminary Proxy Statement/Prospectus is reviewed by the SEC, of receipt of oral or written notification of the completion of the review by the SEC; (iv) of the filing of any supplement or amendment to the Proxy Statement/Prospectus; (v) of any request by the SEC for amendment of the Proxy Statement/Prospectus; (vi) of any comments from the SEC relating to the Proxy Statement/Prospectus and responses thereto; and (vii) of requests by the SEC for additional information, and in each case Parent shall provide the Company with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent shall not file or mail such document or respond to the SEC prior to receiving the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed.
(c)   As soon as practicable following the SEC declaring the Form S-4 effective (the “SEC Approval Date”), Parent shall (i) distribute the Proxy Statement/Prospectus to the Parent Stockholders, (ii) having, prior to the SEC Approval Date, established the record date therefor, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL and subject to the other provisions of this Agreement and (iii) hold the Special Meeting on a day not more than thirty (30) days after the date on which Parent mails the Proxy Statement/Prospectus to its stockholders. Notwithstanding the foregoing provisions of this Section 5.1(c), Parent shall have the right to make one or more successive postponements or adjournments of the Special Meeting, (A) if, as of the time for which the Special Meeting is originally scheduled, there are insufficient shares of Parent Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting, (B) in order to solicit additional proxies from Parent Stockholders for purposes of obtaining approval of the Necessary Stockholder Matters, or (C) with the consent of the Company, which shall not be unreasonably withheld, conditioned, or delayed, provided that in the event of a postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved. Notwithstanding anything to the contrary in this Agreement, Parent will not be required to convene and hold the Special Meeting at any time prior to the 20th Business Day following the mailing of the Proxy Statement/Prospectus to Parent Stockholders.
(d)   Parent and the Company shall each comply with all applicable provisions of and rules under the Securities Act, Exchange Act, all applicable provisions of the DGCL, as applicable, in the preparation, filing and distribution of the Form S-4 and the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Parent and the Company shall each ensure that the Proxy Statement/Prospectus does not, as of the date on which it is first distributed to Parent Stockholders and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading (provided that no Party shall be responsible for the accuracy or completeness of any information relating to another Party or any other information furnished by another Party for inclusion in the Proxy Statement/Prospectus). If at any time prior to the Effective Time any information relating to the Parties, or any of their respective Affiliates, officers or directors, should be discovered by any Party that should be set forth in an amendment or supplement to any of the Form S-4 and the Proxy Statement/Prospectus, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of Parent; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any Party hereunder or otherwise affect the remedies available hereunder to any Party.
(e)   Parent shall use its reasonable best efforts to obtain the approval of the Parent Stockholder Matters. Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the Parent Stockholder Matters shall not be affected by any change in Parent’s board of directors’ recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement/Prospectus, regardless of whether or not there shall have occurred any change in Parent’s board of directors’ recommendation.
(f)   Notwithstanding anything to the contrary herein, all filings and communications contemplated by this Section 5.1 shall be subject to the procedural protections and other provisions contemplated by Section 5.4 in all respects.

Section 5.2   Directors and Officers of Parent after the Transactions.
(a)   Parent and the Company shall take all necessary action such that (i) the board of directors of Parent at the Effective Time shall be comprised of seven (7) directors, at least a majority of whom shall meet the Nasdaq director independence requirements and (ii) the Persons as designated in accordance with this Section 5.2(a) are nominated and included for election as members of the board of directors of Parent in the Proxy Statement/Prospectus filed and mailed in accordance with Section 5.1. The director nominees to be presented to Parent Stockholders at the Special Meeting shall be as follows:
(i)   Lucas Haldeman, who shall be appointed as Chairman; and
(ii)   The Company shall designate the remaining six (6) directors, two (2) of whom shall be subject to the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) and shall meet Nasdaq director independence requirements (each, a “Company Designee”).
(b)   Within thirty (30) days after the date hereof, the Company shall provide to Parent a list of such Party’s director designees pursuant to Section 5.2(a). The board of directors of Parent will be divided into three classes, with the term of service of the Class I directors expiring at the annual meeting of Parent Stockholders to be held in 2022, the term of service of the Class II directors expiring at the annual meeting of Parent Stockholders to be held in 2023, and term of service of the Class III directors expiring at the annual meeting of Parent Stockholders to be held in 2024.
(c)   If any Person so designated by the Company pursuant to Section 5.2(a) is unable to serve or is not duly elected by the Parent Stockholders at the Special Meeting, the Company shall designate a successor.
(d)   Parent and the Company shall take all necessary action such that the Persons set forth on Schedule 5.2(d) are appointed as the initial officers of Parent immediately following the Effective Time.
(e)   Except as otherwise agreed in writing by the Company and Parent prior to the Closing, Parent shall take all necessary action so that all of the members of the board of directors of and all officers of Parent and Merger Sub resign effective as of the Closing, unless such director is nominated pursuant to Section 5.2(a) and duly elected at the Special Meeting or such officer is included on Schedule 5.2(e) (collectively, the “D&O Resignation Letters”).
Section 5.3   Public Announcements.
(a)   As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”).
(b)   Promptly after the execution of this Agreement, Parent and the Company will issue a mutually-agreed joint press release announcing the execution of this Agreement (“Signing Press Release”).
(c)   Prior to Closing, Parent and the Company shall prepare a Current Report on Form 8-K to be filed by Parent announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”). Prior to Closing, Parent and the Company shall prepare a mutually-agreed joint press release announcing the consummation of the Transactions (“Closing Press Release”). Following the Closing, Parent shall issue the Closing Press Release. As soon as practicable following the Closing, Parent shall file the Closing Form 8-K with the SEC.
(d)   Parent and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, the other Ancillary Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company, Parent and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities (including the PIPE Financing) and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) to the extent expressly provided for in the Communications Plan, internal announcements to employees of the Company and its Subsidiaries; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.3; and (v) announcements and communications to Governmental Authorities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement.
Section 5.4   Required Information.
(a)   In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Proxy Statement/Prospectus, the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice, or application (other than pursuant to the HSR Act, for which Section 4.7 applies) made by or on behalf of Parent and/or the Company to any Governmental Authority in connection with the Transactions or otherwise, or any press release or Form 8-K relating to the business or financial condition of Parent or the Company (other than regularly released factual business information of the Company) (each, a “Reviewable Document”), and for such other reasonable purposes, each of Parent and the Company shall, upon request by the other, promptly furnish the other with all information concerning themselves, their respective directors or managers, as applicable, officers, stockholders and members (including the directors of Parent to be elected effective as of the Closing as contemplated by Section 5.2) and such other matters as may be reasonably necessary or advisable in connection with the Transactions.
(b)   At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by Parent, on the one hand, or the Company, on the other hand, Parent or the Company, as applicable, shall be given an opportunity to review and comment upon such Reviewable Document and give its prior written consent to the form thereof, such consent not to be unreasonably withheld, conditioned or delayed, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.
(c)   Any express language included in a Reviewable Document, following its filing, issuance or submission, may be used by the other Party in other Reviewable Documents and in other documents distributed by the other Party in connection with the Transactions without further review or consent of the reviewing Party.
(d)   Prior to the Closing Date (i) Parent and the Company shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) Parent and the Company shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC with respect to any of the foregoing filings. Parent and the Company shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the SEC. All correspondence and communications to the SEC made by Parent or the Company with respect to the Transactions or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 5.4.

Section 5.5   Standstill.   The Company acknowledges and agrees that it is aware, and that the Company’s Representatives are aware or, upon receipt of any material nonpublic information will be advised, of the restrictions imposed by securities Laws on a Person possessing material nonpublic information about a publicly traded company. Neither the Company nor its directors and officers, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the Effective Time without the written consent of Parent, communicate such information to any third party, take any other action with respect to Parent in violation of such securities Laws, or cause or encourage any third party to do any of the foregoing.
Section 5.6   No Claim Against Trust Fund.   Notwithstanding anything else in this Agreement, the Company acknowledges that (a) it has read Parent’s Final Prospectus and understands that Parent has established the Trust Fund for the benefit of Parent and its public stockholders and that Parent may disburse monies from the Trust Fund only in certain limited situations described in the Final Prospectus and (b) if a business combination (as defined in Parent’s Charter Documents) is not consummated by the time period set forth in Parent’s Charter Documents, Parent will be obligated to return to the holders of Parent Class A Common Stock the amounts being held in the Trust Fund. Accordingly, the Company, for itself and the Company Stockholders, directors, officers, employees, Representatives, Subsidiaries, Affiliates, and Associated Persons, hereby waives all right, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever; provided that (i) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent pursuant to this Agreement for legal relief against monies held outside the Trust Fund or for specific performance or other equitable relief in connection with the Transactions and (ii) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Fund. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Parent.
Section 5.7   Disclosure of Certain Matters.   Each of Parent and the Company will provide the other with prompt written notice of any event, development or condition of which it obtains knowledge that (a) gives such Party any reasonable basis to believe that any of the conditions to the obligations of the other Party set forth in Article 6, as applicable, will not be satisfied or (b) would require any amendment or supplement to the Form S-4 or Proxy Statement/Prospectus; provided that the delivery of any notice pursuant to this Section 5.7 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party or update the Disclosure Schedules.
Section 5.8    Securities Listing.   Parent shall use its reasonable best efforts to keep the Parent Class A Common Stock listed for trading on Nasdaq from the date hereof and through the Closing. Parent and the Company will use reasonable best efforts to ensure that there will be a sufficient number of round lot holders of Parent Class A Common Stock following the Closing in satisfaction of applicable Nasdaq listing rules.
Section 5.9   Charter Protections; Directors’ and Officers’ Liability Insurance.
(a)   All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors, managers, officers, employees, fiduciaries, and agents of the Company and Parent (each, a “D&O Indemnified Person”) under applicable Legal Requirement or as provided in the respective Charter Documents of the Company and Parent, or in any indemnification agreements in force as of the date of this Agreement with respect to matters occurring prior to or at the Closing, shall survive and shall continue in full force and effect in accordance with their terms for a period of six (6) years or until the settlement or final adjudication of any Action commenced during such period. The Parent A&R Charter and Parent A&R Bylaws shall contain provisions with respect to indemnification, exculpation, and advancement of the D&O Indemnified Persons no less favorable to the D&O Indemnified Persons than set forth in Parent’s Charter Documents as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights of any D&O Indemnified Person thereunder except as is required under Legal Requirements.

(b)   For a period of six (6) years after the Closing Date, each of Parent and the Surviving Corporation shall indemnify each present (as of immediately prior to the Closing Date) D&O Indemnified Person pursuant to the Parent A&R Charter and Parent A&R Bylaws and applicable Law.
(c)   For a period of six (6) years after the Closing Date, Parent shall not and shall not permit the Surviving Corporation to amend, repeal or otherwise modify any provision in its respective Charter Documents relating to the exculpation or indemnification (including fee advancement) of any officers or directors in a manner that would adversely affect the rights of any D&O Indemnified Person (unless required by any Legal Requirement), it being the intent of the parties that the D&O Indemnified Persons shall continue to be entitled to such exculpation and indemnification (including fee advancement) to the full extent of the law. Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification obligations owed to any of the D&O Indemnified Persons.
(d)   Upon the Closing, Parent shall purchase a prepaid insurance policy (i.e., “tail coverage”) which policy provides liability insurance coverage for the D&O Indemnified Persons of Parent on no less favorable terms (including in amount and scope) as the policy or policies maintained by Parent immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Transactions (the “Parent D&O Tail”). The cost of such policy shall be borne by Parent. Such policy shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of Parent with respect to directors’ and officers’ liability insurance.
(e)   Upon the Closing, the Company shall purchase a prepaid insurance policy (i.e., “tail coverage”) which policy provides liability insurance coverage for the D&O Indemnified Persons of the Company on no less favorable terms (including in amount and scope) as the policy or policies maintained by the Company immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Transactions (the “Company D&O Tail”). The cost of such policy shall be borne by the Company. Such policy shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of the Company with respect to directors’ and officers’ liability insurance.
(f)   If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.9, unless assumed by operation of law.
(g)   The provisions of this Section 5.9 are intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and may not be changed after Closing without the consent of each of the D&O Indemnified Persons.
Section 5.10   Trust Fund Disbursement.   Upon satisfaction or waiver of the conditions set forth in Article 6 and provision of notice to Continental in accordance with and pursuant to the Trust Agreement, at the Closing, Parent shall cause the documents, opinions, and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with a trust termination and instruction letter substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). The Trust Termination Letter shall instruct Continental to distribute the Trust Fund as follows: (a) to stockholders who elect to have their shares of Parent Class A Common Stock redeemed for cash in accordance with the provisions of Parent’s Charter Documents (the “Parent Share Redemption Amount”), (b) to the payment of Taxes due and payable prior to Closing, (c) to the payment of the unpaid Company Transaction Expenses as of the Closing Date, (d) to the payment of the unpaid Parent Transaction Expenses as of the Closing Date, and (e) to all other payments as mutually agreed upon by Parent and the Company, with all funds remaining after the foregoing payments to be distributed to Parent. Thereafter, the Trust Fund shall terminate in accordance with its terms.
Section 5.11   Expenses.   Except as otherwise expressly provided herein, each Party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with the preparation and execution of this Agreement and the Ancillary Agreements, the compliance herewith and therewith and the Transactions; provided, that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Company Transaction Expenses and Parent shall pay, or cause to be paid, all Parent Transaction Expenses, and (b) if the Closing shall occur, then Parent shall make, or cause to be made, the payments contemplated by Section 5.10 from the Trust Fund; provided, that any unpaid Company Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director.
Section 5.12    Certain Parent Borrowings.   Through the Closing, Parent shall be allowed to borrow funds from the Sponsor to meet its reasonable capital requirements necessary for the consummation of the Transactions (“Parent Borrowings”), with any such Parent Borrowings to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and otherwise on arm’s length terms and conditions and repayable at Closing solely in cash.
Section 5.13   Affiliate Agreements.   Prior to Closing, the Company shall terminate (in form and substance reasonably satisfactory to Parent) each Affiliate Agreement set forth on Schedule 5.13.
Section 5.14   Company Stockholder Approval.   As promptly as practicable after the SEC Approval Date, the Company shall deliver the Form S-4 to the Company Stockholders and solicit from the Company Stockholders the Company Stockholder Approval by way of a consent solicitation. The Company shall, through its board of directors, recommend to the Company Stockholders that they provide the Company Stockholder Approval and execute a written consent to vote all of the shares of Company Common Stock and/or Company Preferred Stock beneficially owned by such Company Stockholder in favor of the adoption of this Agreement and the approval of the Merger and transactions contemplated hereby. The Company shall promptly deliver to Parent a copy of each executed written consent upon receipt thereof from any Company Stockholder pursuant to such solicitation. Promptly following the receipt of the written consent, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL.
Section 5.15   Registration Rights Agreement.   At or prior to the Closing, Parent shall amend and restate that certain Registration Rights Agreement dated as of February 4, 2021 by and among Parent and the investor parties thereto (as amended and restated, the “A&R Registration Rights Agreement”), the form of which is set forth as Exhibit F hereto, pursuant to which, among other things, Parent will register for resale under the Securities Act, after the lapse or expiration of any transfer restrictions, or lock-up provisions which may apply, the shares of Parent Class A Common Stock held by those Persons set forth on Schedule 5.15.
Section 5.16   Incentive Equity Plan.   Prior to the Closing Date, Parent shall cause to be adopted the Parent Plan. As soon as practicable following the date that is sixty (60) days after the Closing, Parent shall file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to Parent Class A Common Stock issuable pursuant to the Parent Plan, which shall include a number of shares of Parent Class A Common Stock at least equal to the number of shares of Parent Class A Common Stock that will be subject to Substitute Options, Substitute Warrants and Substitute RSUs as a result of the actions contemplated by Section 1.3(c), Section 1.3(d) and Section 1.3(e) of this Agreement. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any awards issued under the Parent Plan remain outstanding.
Section 5.17   Section 16 of the Exchange Act.   Prior to the Effective Time, Parent’s board of directors or an appropriate committee thereof shall take all such steps as may be required to adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Class A Common Stock pursuant to this Agreement by any officer or director of Parent or the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) of the Exchange Act) of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder will be an exempt transaction under such rules and regulations.

Section 5.18   Closing Financing Certificates.
(a)   Not more than two (2) Business Days prior to the Closing (if practicable), Parent shall deliver to the Company a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Parent Financing Certificate”) setting forth the (i) Parent Share Amount, (ii) Parent Share Redemption Amount, (iii) unpaid Parent Transaction Expenses as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing, (iv) expected aggregate gross purchase price to be received by Parent upon the closing of the PIPE Financing (or any Alternative PIPE Financing), and (v) amount of cash available in the Trust Fund at the Closing prior to giving effect to the disbursements contemplated in Section 5.10.
(b)   Not more than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Company Financing Certificate” and together with the Parent Financing Certificate, the “Financing Certificates”) setting forth the (i) unpaid Company Transaction Expenses as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing, (ii) Exchange Ratio, (iii) Applicable Conversion Price, (iv) number of Substitute Options to be issued by Parent to holders of Company Stock Options, (v) number of Substitute Warrants to be issued by Parent to the holders of Company Warrants, and (vi) number of Substitute RSUs to be issued by Parent to the holders of Company RSUs.
(c)   Each of the Financing Certificates delivered pursuant to this Section 5.18 will confirm in writing that it has been prepared in good faith using the latest available financial information and will include materials showing in reasonable detail the support and computations for the amounts included therein. Each of Parent and the Company shall be entitled to review and make reasonable comments on the matters and amounts set forth in the other’s Financing Certificates so delivered. Each of Parent and the Company will cooperate in the other’s review of the delivered Financing Certificates, including providing the other and its Representatives with reasonable access to the relevant books, records and finance employees. Each of Parent and the Company will cooperate reasonably to revise the Financing Certificates to reflect the other’s reasonable comments; provided that the Company shall make the final determination of the amounts included in the Company Financing Certificate and Parent shall make the final determination of the amounts included in the Parent Financing Certificate.
Section 5.19   Tax Matters.
(a)   Certificate.   The Company shall deliver to Parent at the Closing a properly executed and completed certification, in a form reasonably satisfactory to Parent, and that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated not more than thirty (30) days prior to the Closing Date and signed by an executive officer of the Company, certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” (as defined in Section 897(c)(1) of the Code), and a copy of the properly executed notification for Parent to provide to the Internal Revenue Service regarding such certification, prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).
(b)   Tax Matters Cooperation.   Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any Tax proceeding, including, for the avoidance of doubt, such information and assistance as is reasonably necessary for preparation of any Tax Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any Tax liability of the Company or any of its Subsidiaries. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax Return, claim for refund or audit, and the prosecution or defense of any claim, including making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties shall retain copies of all Tax Returns, schedules, workpapers, records and other documents in their possession relating to Tax matters with respect to the Company and its Subsidiaries for periods or portions thereof before the Closing Date until sixty (60) days after the expiration of the applicable statute of limitations with respect to such Tax matters and shall not dispose of such items until it offers the items to the other Party.
(c)   Transfer Taxes.   Parent shall be responsible for and shall pay from the Trust Fund all local, non-U.S. or other sales, use, value-added, real property transfer, stamp, documentary, filing, recordation and other similar transfer taxes and related fees that may be imposed or assessed as a result of the Merger, together with any interest, additions or penalties with respect thereto(“Transfer Taxes”). For the avoidance of doubt, Transfer Taxes shall not include any federal, state, local or non-U.S. Taxes measured by or based upon income or gains. The Parent shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The Parties shall cooperate in good faith to minimize the amount of any Transfer Taxes payable in connection with the Merger.
Section 5.20   Section 280G.   To the extent Parent and the Company agree in good faith that the transactions contemplated by this Agreement constitute a “change in control event” within the meaning of Section 280G of the Code, the Company shall (a) prior to the Closing Date, solicit and use reasonable best efforts to obtain from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) who could receive or retain any payment or benefits that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that no payments and/or benefits shall be deemed to be “excess parachute payments” (within the meaning of Section 280G(b)(1) of the Code) and (b) prior to the Closing Date submit to a Company shareholder vote (along with adequate disclosure satisfying the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval materials, the Company shall provide drafts of the calculations, waivers and approval materials to Parent for its review and comment prior to soliciting such waivers and soliciting such approval, and the Company shall consider in good faith any comments provided by Parent. If any of the Waived 280G Benefits fail to be approved in accordance with the requirements of Section 280G(b)(5)(B) of the Code as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Company shall deliver to Parent evidence reasonably acceptable to Parent that a vote of the Company shareholders was solicited in accordance with the foregoing provisions of this Section 5.20 and that either (i) the requisite number of votes of the Company shareholders was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be retained or provided.
ARTICLE 6
CONDITIONS
Section 6.1   Conditions to the Obligations of Each Party.   The respective obligations of each Party to effect the Transactions are subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all Parties:
(a)   No Order.   No Order shall be in effect by any Governmental Authority which prohibits consummation of any of the Transactions.
(b)   Form S-4.   The Form S-4, including the Proxy Statement/Prospectus, shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.
(c)   Necessary Stockholder Matters.   At the Special Meeting (including any adjournments thereof), the Necessary Stockholder Matters shall have been duly approved and adopted by the Parent Stockholders by the requisite vote under the DGCL, the Parent Charter Documents and Nasdaq rules and regulations.
(d)   Company Stockholder Approval.   The Company Stockholder Approval shall have been obtained.

(e)   Parent Net Tangible Assets.   Parent shall have at least $5,000,001 of net tangible assets either immediately prior to or upon the Closing Date, as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act.
(f)   HSR Act.   All specified waiting periods under the HSR Act shall have expired or been terminated.
(g)   Nasdaq Listing.   The Parent Class A Common Stock shall have been approved for listing on Nasdaq as of the Closing Date, subject only to the requirement to have a sufficient number of round lot holders pursuant to the Nasdaq listing rules.
Section 6.2   Additional Conditions to Parent’s Obligations.   The obligations of Parent to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:
(a)   Representations and Warranties.   The representations and warranties of the Company (i) set forth in Section 2.7 (Capitalization) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), except for de minimis inaccuracies; (ii) set forth in Section 2.1 (Organization and Qualification), Section 2.2 (Subsidiaries), Section 2.3 (Power and Authorization), Section 2.4 (Authorization of Governmental Authorities), Section 2.5 (Non-contravention), and Section 2.24 (Brokers) (collectively, the “Fundamental Company Representations”) shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct in all material respects on the date so specified); and (iii) that are not Fundamental Company Representations shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), excluding in each case any qualification as to materiality or Material Adverse Effect therein, except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer that, to the Company’s Knowledge, the conditions set forth in this Section 6.2(a) have been fulfilled as of the Closing Date (“Company Closing Certificate”).
(b)   Performance.   The Company shall in all material respects have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company Closing Certificate shall include a provision to such effect.
(c)   Good Standing Certificate.   Parent shall have received a certificate of good standing of the Company from its jurisdiction of incorporation or formation.
(d)   No Material Adverse Effect.   No Company Material Adverse Effect shall have occurred since the date of this Agreement, and the Company Closing Certificate shall include a provision to such effect.
Section 6.3   Additional Conditions to the Company’s Obligations.   The obligations of the Company to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, by the Company:
(a)   Representations and Warranties.   The representations and warranties of the Parent and Merger Sub (i) set forth in Section 3.7 (Capitalization) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), in each case except for de minimis inaccuracies; (ii) set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Subsidiaries), Section 3.3 (Power

and Authorization), Section 3.4 (Authorization of Governmental Authorities), Section 3.5 (Non-contravention) and Section 3.19 (Brokers) (collectively, the “Fundamental Parent Representations”) shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct in all material respects on the date so specified); and (iii) that are not Fundamental Parent Representations shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), excluding in each case any qualification as to materiality or Material Adverse Effect therein, except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Company shall have received a certificate with respect to the foregoing signed on behalf of each of Parent and Merger Sub by an authorized officer of Parent that, to Parent’s Knowledge, the conditions set forth in this Section 6.3(a) have been fulfilled as of the Closing Date (“Parent Closing Certificate”).
(b)   Performance.   Each of Parent and Merger Sub shall in all material respects have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Parent Closing Certificate shall include a provision to such effect.
(c)   Good Standing Certificate.   The Company shall have received certificates of good standing of Parent and Merger Sub from its jurisdiction of incorporation or formation.
(d)   No Material Adverse Effect.   No Parent Material Adverse Effect shall have occurred since the date of this Agreement, and the Parent Closing Certificate shall include a provision to such effect.
(e)   Available Funds.   The funds contained in the Trust Fund, after making the disbursement described in Section 5.10(a), together with the proceeds to be received by Parent at the closing of the PIPE Financing (or any Alternative PIPE Financing), shall equal or exceed $250,000,000 (the “Minimum Cash Closing Condition”).
ARTICLE 7
TERMINATION
Section 7.1   Termination of Agreement.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:
(a)   by mutual written consent of Parent and the Company;
(b)   by either Parent or the Company if the Closing has not occurred on or before 5:00 p.m. ET on the eight (8) month anniversary of this Agreement (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to (i) Parent if Parent is then in breach in any material respect of its obligations hereunder such that the closing conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied or (ii) the Company if the Company is then in breach in any material respect of its obligations hereunder such that the closing conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied; provided, further, that if the Necessary Stockholder Matters are approved prior to the Termination Date, the Termination Date shall be automatically extended by thirty (30) days;
(c)   by either Parent or the Company if a Governmental Authority having competent jurisdiction has issued an order or taken any other action having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, which order or other action will have become final and nonappealable; provided that, neither Parent nor the Company shall have the right to terminate this Agreement pursuant to this Section 7.1(c) if any action of such party or its Subsidiaries or failure of such party or its Subsidiaries to perform or comply with its obligations under this Agreement shall have caused such Legal Requirement or injunction and such action or failure to perform constitutes a breach of this Agreement;

(d)   by either Parent or the Company if the Special Meeting has been held (including following any adjournment or postponement thereof), has concluded, the Parent Stockholders have duly voted, and any of the Necessary Stockholder Matters are not approved or adopted by the Parent Stockholders by the requisite vote under the DGCL and the Parent Charter Documents;
(e)   by Parent if the Company has not received the Company Stockholder Approval by the requisite vote under the DGCL and the Company’s Charter Documents within fifteen (15) days following the SEC Approval Date;
(f)   by the Company if (i) any of the representations and warranties of Parent or Merger Sub contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.3(a) would not be satisfied or (ii) Parent or Merger Sub will have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied; provided, that if such breach is curable by Parent or Merger Sub prior to the Closing Date, then the Company may not terminate this Agreement for a period of thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(f) will not be available if the Company is in breach in any material respect of its obligations hereunder; or
(g)   by Parent if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.2(a) would not be satisfied or (ii) the Company will have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied; provided, that if such breach is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement for a period of thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(g) will not be available if Parent is in breach in any material respect of its obligations hereunder; or
(h)   by Parent if the Company has not delivered the PCAOB Audited Financial Statements by May 17, 2021;
provided, that any Party desiring to terminate this Agreement will give written notice of such termination to the other Parties.
Section 7.2   Notice of Termination; Effect of Termination.
(a)   Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(f) or Section 7.1(g) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating Party to the other Parties.
(b)   In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 4.2(a) (Confidentiality), Section 5.6 (No Claim Against Trust Fund), Section 5.11 (Expenses), this Section 7.2, and Article 8 (Miscellaneous), shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for (i) any willful and intentional breach of any covenant or agreement set forth in this Agreement by such Party occurring prior to such termination or (ii) such Party’s Actual Fraud.
ARTICLE 8
MISCELLANEOUS
Section 8.1   Notices.   Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or delivered by e-mail. Any such notice, request, demand, claim or other communication will be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) upon electronic delivery confirmation thereof if delivered by e-mail, or (d) five (5) Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or to such other address or addresses as such Party may subsequently designate to the other Parties by notice given hereunder:
If to the Company (prior to the Closing), to:
SmartRent.com, Inc.
18835 N. Thompson Peak Parkway
Scottsdale, AZ 85255
Attention: Lucas Haldeman
Email: lucas@smartrent.com
with a copy (which will not constitute notice) to:
DLA Piper LLP
2525 East Camelback Road
Esplanade II, Suite 1000
Phoenix, AZ 85016
Attention:
David Lewis
Kevin Criddle

Email:
david.lewis@dlapiper.com
kevin.criddle@dlapiper.com

If to Parent (or to the Company after the Closing), to:
Fifth Wall Acquisition Corp. I
6060 Center Drive, 10th floor
Los Angeles, CA 90045
Attention: Brendan Wallace, Chief Executive Officer
Email: brendan@fifthwall.com
with a copy (which will not constitute notice) to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention:
Eduardo Gallardo
Evan M. D’Amico
Christopher D. Dillon

Email:
egallardo@gibsondunn.com
edamico@gibsondunn.com
cdillon@gibsondunn.com

Each of the Parties to this Agreement may specify a different address, or email address by giving notice in accordance with this Section 8.1 to each of the other Parties hereto.
Section 8.2   Succession and Assignment; No Third-Party Beneficiaries.   This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties hereto, and any attempt to do so will be null and void ab initio. Except as expressly provided herein (including Section 5.9 and Section 8.14), this Agreement is for the sole benefit of the Parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, if the Merger is consummated, each of the D&O Indemnified Persons shall be a third-party beneficiary of the provisions set forth in Section 5.9.

Section 8.3   Amendments and Waivers.   No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Parent and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.
Section 8.4   Entire Agreement.   This Agreement, together with the Ancillary Agreements, the Confidentiality Agreement and any other documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto, including the Exclusivity Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly provided for herein and therein.
Section 8.5   Counterparts; Electronic Delivery.   This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each Party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page or by docusign or similar electronic means) and each such counterpart signature page will constitute an original for all purposes.
Section 8.6   Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.
Section 8.7   Governing Law.   This Agreement, the rights of the Parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
Section 8.8   Jurisdiction; Venue; Service of Process; JURY WAIVER.
(a)   Jurisdiction.   Each of the Parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware (the “Delaware Courts”), for the purpose of any Action relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise), (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim or objection that it is not subject personally to the jurisdiction of the Delaware Courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the Delaware Courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the Delaware Courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the Delaware Courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the Delaware Courts. Notwithstanding the previous sentence a Party may commence any Action in a court other than the Delaware Courts solely for the purpose of enforcing an order or judgment issued by one of the Delaware Courts.

(b)   Venue.    Each of the Parties to this Agreement agrees that for any Action among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise), such Party will bring such Action only in the Delaware Courts. Notwithstanding the previous sentence a Party may commence any Action in a court other than the Delaware Courts solely for the purpose of enforcing an order or judgment issued by one of the Delaware Courts. Each Party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.
(c)   Service of Process.   Each of the Parties to this Agreement hereby (i) consents to service of process in any Action among any of the Parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise) in any manner permitted by applicable law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.1, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.
(d)   WAIVER OF JURY TRIAL.   TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS AND THAT SUCH ACTIONS, CLAIMS, DEMAND OR CAUSES OF ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
Section 8.9   Specific Enforcement.   Each of the Parties hereto agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement and the Closing) in accordance with its terms or otherwise breach such provisions. Each of the Parties hereto acknowledges and agrees that (a) the other Parties will be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond or undertaking and without proof of damages, this being in addition to any other remedy to which such other Parties are entitled under the Law or in equity and (b) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.9 shall not be required to provide any bond or other security or undertaking and without proof of damages in connection with any such injunction.
Section 8.10   Interpretation.   The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an

Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated, (a) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”, (b) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Disclosure Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement, (c) words importing the singular shall also include the plural and vice versa, (d) the word “or” is disjunctive but not necessarily exclusive, (e) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (f) the word “day” means calendar day unless Business Day is expressly specified; and (g) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a document or item of information having been “made available” will be deemed to include the posting of such document or item of information in an electronic data room accessible by Parent or any of its representatives.
Section 8.11   Currency.   Unless otherwise specified, all references to currency amounts in this Agreement shall mean United States dollars.
Section 8.12    Non-Survival of Representations, Warranties and Covenants.   Except (a) as otherwise contemplated by Section 7.2(b), or (b) in the case of claims against a Person in respect of such Person’s Actual Fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each of the foregoing shall terminate and expire upon the occurrence of the Effective Time, except for (i) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (ii) this Article 8.
Section 8.13   Non-Recourse.   Except in the case of claims against a Person in respect of such Person’s Actual Fraud:
(a)   Solely with respect to the Company, Parent and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action (whether in contract or in tort, in law or in equity or granted by statute) based upon, be in respect of, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Parent and Merger Sub as named parties hereto; and
(b)   No Person (other than the Company, Parent, or Merger Sub, and then only to the extent of the specific obligations undertaken by such Party) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
Section 8.14   Legal Representation.
(a)   Parent and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the stockholders or holders of other equity interests of Parent or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Parent) (collectively, the “Fifth Wall Group”), on the one hand, and (ii) Parent and/or any member of the Company Group (as defined below), on the other hand, any legal counsel, including Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), that represented Parent or a member of the Fifth Wall Group prior to the Closing may represent any member of the Fifth Wall Group in such dispute even though the interests of such Persons may be directly adverse to Parent, and even though such counsel may have represented Parent in a matter substantially related to such dispute, or may be handling ongoing matters for Parent and/or a member of the Fifth Wall Group. Neither Parent nor the Company shall seek to or have Gibson Dunn disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Fifth Wall Group by Gibson Dunn. The Parties hereby waive any potential conflict of interest arising from such prior representation and each Party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such Party has consulted with counsel in connection therewith. Parent and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Parent, the Sponsor and/or any other member of the Fifth Wall Group, on the one hand, and Gibson Dunn, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Fifth Wall Group after the Closing, and shall not pass to or be claimed or controlled by Parent.
(b)   Parent and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than Parent) (collectively, the “Company Group”), on the one hand, and (ii) Parent and/or any member of the Fifth Wall Group, on the other hand, any legal counsel, including DLA Piper LLP (“DLA”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to Parent, and even though such counsel may have represented Parent and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Parent. Neither Parent nor the Company shall seek to or have DLA disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Company Group by DLA. The Parties hereby waive any potential conflict of interest arising from such prior representation and each Party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such Party has consulted with counsel in connection therewith. Parent and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and DLA, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by Parent.
(c)   The covenants, consents and waivers contained in this Section 8.14 shall not be deemed exclusive of any other rights to which Gibson Dunn or DLA are entitled whether pursuant to law, contract or otherwise.
(d)   This Section 8.14 is intended for the benefit of, and shall be enforceable by, the Fifth Wall Group and the Company Group. This Section 8.14 shall be irrevocable, and no term of this Section 8.14 may be amended, waived, or modified without the prior written consent of Gibson Dunn or DLA, as applicable.
Section 8.15   Disclosure Schedules and Exhibits.   The Company Schedules, Parent Schedules and other Schedules contemplated by this Agreement (collectively, the “Disclosure Schedules”) shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the corresponding section of the Agreement and any other sections of the Agreement to the extent that it is reasonably foreseeable on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such disclosure is also applicable to such other sections of the Agreement (notwithstanding the absence of a specific cross-reference). The inclusion of any matter, fact, information, or circumstance in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment or otherwise imply that such matter, fact, information, or circumstance is required to be listed in the Disclosure Schedules in order for any representation or warranty or covenant in the Agreement to be true and correct, or that any such matter, fact, information or circumstance is material (or not material) to or outside (or in) the ordinary course of business of the disclosing party or any of its or Subsidiaries or that any such matter, fact, information, or circumstance is above or below any specified threshold, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein.
[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.
PARENT:
FIFTH WALL ACQUISITION CORP. I
By:
/s/ Brendan Wallace

Name:
Brendan Wallace

Title:
Chief Executive Officer

COMPANY:
SMARTRENT.COM, INC.
By:
/s/ Lucas Haldeman

Name:
Lucas Haldeman

Title:
Chief Executive Officer

MERGER SUB:
EINSTEIN MERGER CORP. I
By:
/s/ Brendan Wallace

Name:
Brendan Wallace

Title:
Chief Executive Officer

[Signature Page to Merger Agreement]

Appendix A
Certain Definitions
“Action” means any judicial or administrative action, suit, litigation, arbitration, or proceeding, or any inquiry, audit, demand, examination, hearing, claim, charge, complaint or investigation (in each case, whether civil, criminal or administrative and whether public or private), at law or in equity, pending or brought by or before any Governmental Authority or arbitrator.
“Actual Fraud” means common law fraud that involves a knowing and intentional misrepresentation in the representations and warranties set forth in Article 2 (with respect to the Company) or Article 3 (with respect to Parent and Merger Sub), as applicable, with the intent that the other Party rely thereon, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation or similar theories that do not constitute common law fraud under Delaware law.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly, controlling, controlled by, or under direct or indirect common control with such specified Person. The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise, and the terms “controlled” and “control” have meanings correlative thereto.
“Ancillary Agreements” means the Certificate of Merger, Sponsor Agreement, Support Agreements, Lock-Up Agreements, A&R Registration Rights Agreement, Parent Plan, the Parent Financing Certificate, the Company Financing Certificate, the D&O Resignation Letters, the Subscription Agreements, and Alternative Subscription Agreements.
“Anti-Corruption Laws” means the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention against Corruption, the United States Foreign Corrupt Practices Act of 1977, the United States Currency and Foreign Transactions Reporting Act of 1970, as amended, the UK Bribery Act of 2010, and any other Legal Requirement in any jurisdiction in which the Company or its Subsidiaries conducts business or provides or offers goods or services which (a) prohibits the conferring of any gift, payment or other benefit on any Person or any officer, employee, agent, or advisor of such Person, and/or (b) is broadly equivalent to any of the foregoing or was intended to enact the provisions of any of the foregoing, or which has as its objective the prevention of corruption.
“Applicable Conversion Price” means the Series C Conversion Price with respect to the Series C Preferred Stock, the Series C-1 Conversion Price with respect to the Series C-1 Preferred Stock, the Series B Conversion Price with respect to the Series B Preferred Stock, the Series B-1 Conversion Price with respect to the Series B-1 Preferred Stock, the Series A Conversion Price with respect to the Series A Preferred Stock, and the Series Seed Conversion Price with respect to the Series Seed Preferred Stock.
“Applicable Original Issue Price” means the Series C Original Issue Price with respect to the Series C Preferred Stock, the Series C-1 Original Issue Price with respect to the Series C-1 Preferred Stock, the Series B Original Issue Price with respect to the Series B Preferred Stock, the Series B-1 Original Issue Price with respect to the Series B-1 Preferred Stock, the Series A Original Issue Price with respect to the Series A Preferred Stock, and the Series Seed Original Issue Price with respect to the Series Seed Preferred Stock.
“Associated Person” means, in relation to the Company or its Subsidiaries, a Person (including any director, contractor, employee, agent, or Subsidiary) who performs or has performed services for or on behalf of the Company or its Subsidiaries.
“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York, New York are authorized or required to be closed.
“Business Systems” means all Software (including Company Services and Company Source Code), computer hardware (whether general or special purpose), electronic data processing information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer system, including any outsourced systems and processes that are owned or used by the Company or any Subsidiary in the conduct of its business.
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as amended.
“Closing Date” means the date on which the Closing actually occurs.
“Company Common Stock” means the Common Stock of the Company, $0.00001 par value per share.
“Company Intellectual Property Rights” means the Intellectual Property Rights owned or purported to be owned by the Company and/or its Subsidiaries.
“Company Material Adverse Effect” means any change, event, occurrence or effect, individually or when aggregated with other changes, events, occurrences or effects, that has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), assets, liabilities, business, or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company and its Subsidiaries to timely perform any of its or their respective covenants or obligations under this Agreement or any Ancillary Document or to consummate the Transactions; provided that, in the case of clause (a) only, no change, event, occurrence or effect to the extent resulting from or arising out of any of the following shall be deemed to constitute a Company Material Adverse Effect or be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general U.S. or global economic conditions, including changes in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (ii) changes in applicable Legal Requirements, U.S. GAAP, or authoritative interpretations thereof, in each case, first introduced after the date hereof, (iii) acts of war, sabotage, terrorism, natural or man-made disasters, epidemics, pandemics (including COVID-19), or acts of God, (iv) changes attributable to the public announcement of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exception in this clause (iv) shall not apply to the representations and warranties set forth in Section 2.5 to the extent that its purpose is to address the consequences resulting from the public announcement of the Transactions or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (v) COVID-19 Measures, (vi) any failure, in and of itself, to meet any projections after the date hereof (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition) or (vii) any action expressly required to be taken or expressly required to be omitted to be taken pursuant to this Agreement (except for Section 4.1); provided, however, in the case of clauses (i) through (iii) and (v), in the event that the Company and its Subsidiaries, taken as a whole, are materially and disproportionately affected by such change, event, occurrence or effect relative to other participants in the business and industries in which they operate to the extent such change, event, effect, development or occurrence has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the business and industries in which they operate.
“Company Preferred Stock” means the Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock of the Company.
“Company Services” means the products or services that as of the date of this Agreement are commercially marketed, licensed, sold, or distributed by the Company or any Subsidiary.
“Company Source Code” means software source code or algorithms to the Company Services that were authored by or on behalf of the Company or any Subsidiary.
“Company Stockholders” means the holders of Company Common Stock and Company Preferred Stock.
“Company Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses of the Company and its Subsidiaries paid or payable by (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including, but not limited to: (a) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) 50% of the filing fees payable to Governmental Authorities in connection with the HSR Act, (c) 50% of the filing fees payable to Governmental Authorities in connection with the Form S-4, (d) the Company D&O Tail, (e) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (d) all payments by the Company or any of its Subsidiaries to obtain any third-party consent required under any Contract in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreements, and (e) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company or any of its Subsidiaries pursuant to this Agreement or any Ancillary Agreement.
“Company’s Knowledge” and similar formulations mean that one or more of Lucas Haldeman, Jon Wolter, Demetrios Barnes, Mitch Karren, Isaiah DeRose-Wilson, C.J. Edmonds and Heather Auer has actual knowledge of the fact or other matter at issue, assuming reasonable due inquiry.
“Consents” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Authority or other Person.
“Contractual Obligation” or “Contracts” means, with respect to any Person, any legally binding contract, agreement, lease, sublease, license, sublicense or other commitment, understanding or arrangement, whether written or oral.
“COVID-19” means SARS-CoV-2, coronavirus or COVID-19, and mutations, variations or evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means (a) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other Legal Requirement, directive, guideline or recommendation by any Governmental Authority or industry group in connection with or in response to COVID-19, including any COVID-19 Response Law, (b) any reasonable measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by the Company or any of its Subsidiaries directly or indirectly (i) for the protection of the health or safety of the Company’s or any of its Subsidiaries’ employees, customers, vendors, service providers or any other persons, (ii) to preserve the assets utilized in connection with the business of the Company or any of its Subsidiaries, or (iii) that are otherwise substantially consistent with actions taken by other companies in the industries or geographic regions in which the Company or any of its Subsidiaries operate, in each case, in connection with or in response to COVID-19, including any COVID-19 Response Law, or (c) any change, event, occurrence or effect of any of the matters contemplated by clause (a) or (b) of this definition.
“COVID-19 Response Law” means the 2021 Consolidated Appropriations Act, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), the FFCRA, the presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and any other similar U.S. federal, state, local, or non-U.S. law, or administrative guidance that addresses the COVID-19 pandemic and associated economic downturn.
“Customers” means all Persons to which the Company or any Subsidiary provides products or services.
“Economic Sanctions Laws” means any economic or financial sanctions administered by OFAC, the United States State Department, the United States Department of the Treasury, the United Nations, or any other national, international or multinational economic sanctions authority of the jurisdictions where the Company or any of its Subsidiaries conducts business or provides or offers goods or services.
“Employee Plan” means any written plan, program, policy, or arrangement that (a) is an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (whether or not subject to ERISA), (b) provides equity-based compensation including any options to acquire units, profits interest, restricted units, and equity appreciation rights or (c) any other material deferred-compensation, retirement, severance, change in control, welfare-benefit, death, disability, medical, bonus, incentive or fringe-benefit plan or arrangement (in each case, other than any plan, program or arrangement mandated by applicable Legal Requirements).
“Environmental Laws” means any Legal Requirement relating to (a) releases of Hazardous Substances, (b) pollution, protection, or restoration of the environment or natural resources, (c) the handling, transport, use, treatment, storage or disposal of Hazardous Substances, or (d) human exposure to Hazardous Substances, and includes but is not limited to United States federal statutes known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act (as it relates to human exposure to Hazardous Substances), Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act, or any similar law in any jurisdiction in which the Company conducts business or provides or offers goods or services.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means the quotient of (a) the Total Share Consideration divided by (b) the aggregate issued and outstanding shares of Company Common Stock and Company Preferred Stock (on an “as-converted” to Company Common Stock basis) on a fully diluted basis as of immediately prior to the Effective Time using the treasury method of accounting, including, without duplication, the number of shares of Company Common Stock issuable pursuant to the Company Preferred Stock Conversion, the shares of Company Common Stock issuable upon the exercise of all Company Stock Options, the shares of Company Common Stock underlying the Company Warrants (assuming net exercise of the outstanding Company Warrants), and the shares of Company Common Stock underlying the Company RSUs.
“Exclusivity Agreement” means that certain non-binding letter of intent entered into by and between the Company and Parent, dated March 18, 2021.
“Export Control Laws” means all U.S. import and export laws (including those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599), United States Executive Order 13224, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, and all comparable applicable laws outside the United States.
“Federal Securities Laws” means U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder.
“FFCRA” means the Families First Coronavirus Response Act, Pub L. No. 116-127 (116th Cong.) (Mar. 18, 2020), as amended.
“Final Prospectus” means Parent’s Final Prospectus dated February 4, 2021.
“Form S-4” means the registration statement on Form S-4 of Parent with respect to the registration of the shares of Parent Class A Common Stock to be issued in the Merger and PIPE Financing.
“Governmental Authority” means any (i) government of any nation, state, city, locality, municipality or other political subdivision thereof, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency or entity and any court or other tribunal) or (c) any entity exercising or entitled to exercise any executive, legislative, judicial, police, taxing, regulatory or administrative functions of or pertaining to government, including any arbitral tribunal (public or private) or commission.
“Hazardous Substance” means (a) those substances defined in or regulated as hazardous or toxic substances, materials, or wastes under any Environmental Law, (b) petroleum and petroleum products or by-products including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) friable asbestos-containing material, polychlorinated biphenyls, radioactive materials, radon, (e) any other substance regulated as a pollutant or contaminant under Environmental Law, or (f) any biological or chemical substance, material or waste regulated or classified as toxic, hazardous, or radioactive by any Governmental Authority in any jurisdiction in which the Company conducts business or provides or offers goods or services.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, as of any time, without duplication, with respect to any Person, all amounts arising under any obligations of such Person and its Subsidiaries (on a consolidated basis) for, or in respect to, (a) indebtedness for borrowed money or indebtedness issues or incurred in substitution or exchange for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (d) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (e) with respect to the Company and its Subsidiaries, any and all liabilities for amounts that any Group Company has deferred pursuant to Section 2302 of the CARES Act and all Taxes (including withholding Taxes) deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Authority (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States), (f) any of the obligations of any other Person of the type referred to in clauses (a) through (e) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person, and with respect to clauses (a) through (f), including all accrued and unpaid interest, fees, expenses and other payment obligations (including any prepayment penalties, premiums, costs, breakage or other amounts payable upon the discharge thereof) arising under or in respect of such Indebtedness.
“Information Privacy and Security Laws” means all applicable Legal Requirements concerning the privacy, data protection, transfer or security of Personal Confidential Information, including, to the extent applicable, the Fair Credit Reporting Act, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Payment Card Industry Data Security Standards, guidance of each Governmental Authority that pertains to such Legal Requirements, and other local, state, federal, and foreign data security laws, data breach notification laws, and consumer protection laws.
“Insider” means any individual Person who is an officer, director, or employee of a Party.
“Intellectual Property Rights” means any and all statutory and/or common law rights throughout the world in, arising out of, or associated with any of the following: (a) all United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, reexaminations, extensions, provisionals, substitutions, continuations, continuations in part and equivalents thereof; (b) all trade secrets, know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information; (c) copyrights and all other rights corresponding thereto in any works of authorship (including copyrights in Software), whether published or unpublished; (d) all trademark rights and similar rights in trade names, trade dress, logos, trademarks and service marks and other indicia of origin together with the goodwill associated with any of the foregoing; (e) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (f) all rights to uniform resource locators, web site addresses and domain names; (g) any similar, corresponding or equivalent rights to any of the foregoing; and (h) any registrations of or applications to register any of the foregoing.
“Legal Requirement” or “Law” means any federal, state or local, foreign, national or supranational or other law, act, statute, treaty, constitution, principle of common law, resolution, standard, ordinance, decree, permit, authorization, code, rule or regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Authority having jurisdiction over a given matter, as well as any Order.
“Liability” or “liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, whether or not contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Licensed Intellectual Property Rights” means the Intellectual Property Rights owned by third parties that are licensed to the Company or its Subsidiaries pursuant to a Contact to which Company or its Subsidiary is a party.
“Lien” means any mortgage, pledge, lien, security interest, encumbrance, financing statement, license or sub-license, attachment, charge, trust, option, warrant, purchase right, preemptive right, right of first offer or refusal, easement, servitude, restriction (whether voting, transfer or otherwise), encroachment or other similar Lien (other than, in the case of a security, any restriction on the transfer of such security arising solely under Legal Requirements).
“Nasdaq” means the Capital Market of the Nasdaq Stock Market.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Open Source Materials” means Software or other material that is distributed under a license identified as an open source license by the Open Source Initiative (www.opensource.org) or Software distributed as “free software,” or under similar licensing or distribution terms (including the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).
“Order” means any outstanding writ, order, judgment, injunction, settlement, decision, determination, award, ruling, subpoena, verdict or decree entered, issued, made, or rendered by any Governmental Authority.
“Ordinary course of business,” “ordinary course,” “ordinary course of business consistent with past practice,” and similar phrases when referring to the Company or its Subsidiaries means actions taken by the Company or a Subsidiary that are consistent with the past usual day-to-day customs and practices of such entity in the ordinary course of operations of the business.
“Parent Class A Common Stock” means the Class A common stock of Parent, par value $0.0001 per share.
“Parent Class B Common Stock” means the Class B common stock of Parent, par value $0.0001 per share.
“Parent Common Stock” means the Parent Class A Common Stock and the Parent Class B Common Stock.
“Parent Material Adverse Effect” means any change, event, occurrence or effect, individually or when aggregated with other changes, events, occurrences or effects, that has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), assets, liabilities, business, or results of operations of Parent and Merger Sub, taken as a whole (provided, that with respect to this clause (a), no change, event, occurrence or effect to the extent resulting from or arising out of any of the changes, events, occurrences or effects described in clauses (i) through (vii) of the definition of Company Material Adverse Effect (which shall apply as to Parent, mutatis mutandis) shall be deemed to constitute a Parent Material Adverse Effect or be taken into account in determining whether there has been a Parent Material Adverse Effect), or (b) the ability of Parent and Merger Sub to timely consummate the Transactions.
“Parent Preferred Stock” means the preferred stock of Parent.
“Parent Share Amount” means the number of shares of Parent Class A Common Stock outstanding at the Closing, after giving effect to the number of shares of Parent Class A Common Stock redeemed in connection with the Closing pursuant to Parent’s Charter Documents, but before the issuance of the Per Share Merger Consideration.
“Parent Securities” means the Parent Common Stock and Parent Preferred Stock.
“Parent Stockholders” means the holders of Parent Common Stock.
“Parent Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses paid or payable by (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby or investigating, pursuing or contemplating any other change of control or consideration of any strategic alternative to the transactions contemplated hereby, including, but not limited to: (a) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants, investor relations and public relations consultants, and other advisors and service providers (including any deferred underwriting commissions due to the underwriters of Parent’s initial public offering pursuant to the Underwriting Agreement dated as of February 4, 2021), (b) the fees incurred in connection with the PIPE Financing or Alternate PIPE Financing and/or any other third-party financing pursuant to Section 4.8 (including any backstop commitment or debt financing), including all commitment fees, commissions, original issue discounts or other fees, costs and expenses, (c) amounts owing or that may become owed, payable or otherwise due (whether or not accrued), directly or indirectly, by in connection with the consummation of the Transactions, including Parent Borrowings, (d) 50% of the filing fees payable to Governmental Authorities in connection with the HSR Act, (e) 50% of the filing fees payable to Governmental Authorities in connection with the Form S-4, (f) the Parent D&O Tail, (g) Transfer Taxes for which Parent is liable pursuant to Section 5.19(c), and (h) any other fees, expenses, commissions or other amounts that are expressly allocated to Parent pursuant to this Agreement or any Ancillary Agreement. For the avoidance of doubt, Parent Transaction Expenses shall exclude indebtedness for borrowed money other than Parent Borrowings.
“Parent’s Knowledge” and similar formulations mean that one or more of Brendan Wallace, Andriy Mykhaylovskyy and Vik Chawla has actual knowledge of the fact or other matter at issue, assuming reasonable due inquiry and investigation.
“PCAOB Auditor” means an independent public accounting firm qualified to practice before the Public Company Accounting Oversight Board.
“Permits” means, with respect to any Person, any approval, waiver, consent, clearance, registration, certificate, license, permit or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound.
“Permitted Lien” means (a) statutory liens for current Taxes, special assessments or other governmental or quasi-governmental charges not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings for which sufficient reserves have been established in accordance with U.S. GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, warehousemens’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected land or building by the Company, (d) liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (e) purchase money security interests and other vendor security for the unpaid purchase of goods and Liens securing rental payments under capital lease arrangements that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (f) non-exclusive licenses in Intellectual Property Rights granted in the ordinary course of business, and (g) Liens on tangible assets that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt the ordinary course of business of the Company and its Subsidiaries, taken as a whole.
“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.
“Personal Confidential Information” means any information, in any form, that could reasonably be used to identify, contact, or locate a single person, that is governed, regulated, or protected by one or more Information Privacy and Security Laws or that is covered by the Payment Card Industry Data Security Standard.

“Pre-Closing Holders” means all Persons who hold one or more Company Common Stock, Company Preferred Stock, Company Stock Options, Company Warrants or Company RSUs immediately prior to the Effective Time.
“Representative” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, agents, managers, consultants, accountants, advisors and other representative of such Person, including legal counsel, accountants and financial advisors.
“SEC” means the U.S. Securities Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Series Seed Conversion Price” means $1.00 per share of Series Seed Preferred Stock.
“Series Seed Original Issue Price” means $1.00 per share of Series Seed Preferred Stock.
“Series Seed Preferred Stock” means the Series Seed Preferred Stock of the Company, par value $0.00001 per share.
“Series A Conversion Price” means $1.1011 per share of Series A Preferred Stock.
“Series A Original Issue Price” means $1.1011 per share of Series A Preferred Stock.
“Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.00001 per share.
“Series B Conversion Price” means $6.2209 per share of Series B Preferred Stock.
“Series B Original Issue Price” means $6.2209 per share of Series B Preferred Stock.
“Series B Preferred Stock” means the Series B Preferred Stock of the Company, par value $0.00001 per share.
“Series B-1 Conversion Price” means $4.9767 per share of Series B-1 Preferred Stock.
“Series B-1 Original Issue Price” means $4.9767 per share of Series B-1 Preferred Stock.
“Series B-1 Preferred Stock” means the Series B-1 Preferred Stock of the Company, par value $0.00001 per share.
“Series C Conversion Price” means $10.4236 per share of Series C Preferred Stock.
“Series C Original Issue Price” means $10.4236 per share of Series C Preferred Stock.
“Series C Preferred Stock” means the Series C Preferred Stock of the Company, par value $0.00001 per share.
“Series C-1 Conversion Price” means $10.0223 per share of Series C-1 Preferred Stock.
“Series C-1 Original Issue Price” means $10.0223 per share of Series C-1 Preferred Stock.
“Series C-1 Preferred Stock” means the Series C-1 Preferred Stock of the Company, par value $0.00001 per share.
“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.
“Sponsor” means Fifth Wall Acquisition Sponsor, LLC, a Delaware limited liability company.
“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding equity interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Tax” or “Taxes” means any and all federal, provincial, state, local or foreign income, gross receipts, payroll, employment, tariffs, customs duty, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, deduction at source, social security (or similar, including FICA), unemployment, employment insurance, disability, real property, personal property, sales, use, transfer, registration, goods and services, value added, capital, alternative or add-on minimum, estimated, amounts due under any escheat or unclaimed property Law, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether or not disputed, and including any amounts resulting from the failure to file any Tax Return.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, filed or required to be filed with any Governmental Authority (or required to be provided to a payee), including any schedule or attachment thereto, and including any amendment thereof.
“Total Share Consideration” means a number of shares of Parent Common Stock equal to the quotient of (a) $1,576,783,000 divided by (b) $10.00.
“Transactions” means the transactions contemplated by this Agreement, including the Merger, the PIPE Financing, the execution, delivery and performance of the Ancillary Agreements, and the payment of fees and expenses relating to such transactions.
“U.S. GAAP” means generally accepted accounting principles historically and consistently applied in the United States and as in effect from time to time.
“WARN” means the Worker Adjustment Retraining and Notification Act of 1988 as amended, as well as analogous applicable foreign, state or local Laws.

AMENDMENT NO. 1 TO MERGER AGREEMENT
This AMENDMENT NO. 1 TO MERGER AGREEMENT (this “Amendment”), dated as of July 23, 2021, is made by and between Fifth Wall Acquisition Corp. I, a Delaware corporation (“Parent”) and SmartRent.com, Inc., a Delaware corporation (the “Company”) (each, a “Party”, and together, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Merger Agreement, dated as of April 21, 2021, by and among the Parties and Einstein Merger Corp. I, a Delaware corporation and a direct wholly owned subsidiary of Parent (the “Agreement”).
WHEREAS, Section 8.3 of the Agreement provides that any provision of the Agreement may be amended or waived only by a written instrument, in the case of an amendment, signed by Parent and the Company, and in the case of a waiver, by the party against whom the waiver is to be effective; and
WHEREAS, the Parties wish to amend the Agreement as set forth below.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
1.   Amendment to Section 5.2(a).   Section 5.2(a) of the Agreement is hereby deleted and replaced in its entirety with the following:
“Parent and the Company shall take all necessary action such that (i) the board of directors of Parent at the Effective Time shall be comprised of seven (7) directors, at least a majority of whom shall meet the director independence requirements of NYSE or Nasdaq, as applicable, and (ii) the Persons as designated in accordance with this Section 5.2(a) are nominated and included for election as members of the board of directors of Parent in the Proxy Statement/Prospectus filed and mailed in accordance with Section 5.1 of this Agreement. The director nominees to be presented to Parent Stockholders at the Special Meeting shall be as follows:
(i) Lucas Haldeman, who shall be appointed as Chairman of the board of directors; and
(ii) The Company shall designate the remaining six (6) directors, two (2) of whom shall be subject to the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) and shall meet the director independence requirements of NYSE or Nasdaq, as applicable (each, a “Company Designee”).”
2.   Amendment to Section 5.8.   Section 5.8 of the Agreement is hereby deleted and replaced in its entirety with the following:
“Securities Listing.   Parent shall use its reasonable best efforts to keep the Parent Class A Common Stock listed for trading on Nasdaq or the NYSE from the date hereof and through the Closing. Parent and the Company will use reasonable best efforts to ensure that there will be a sufficient number of round lot holders of Parent Class A Common Stock following the Closing in satisfaction of applicable Nasdaq or NYSE listing rules, as applicable.”
3.   Amendment to Section 6.1(g).   Section 6.1(g) of the Agreement is hereby deleted and replaced in its entirety with the following:
“Exchange Listing.   The Parent Class A Common Stock shall have been approved for listing on Nasdaq or NYSE as of the Closing, subject only to the requirement to have a sufficient number of round lot holders pursuant to the applicable exchange listing rules.”
4.   Amendment to Appendix A.
      (a) The definition of “Federal Securities Laws” in Appendix A of the Agreement is hereby deleted and replaced in its entirety with the following:
““Federal Securities Laws” means U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq or the NYSE, as applicable, promulgated thereunder.”

(b) A new definition is hereby added to Appendix A of the Agreement as follows:
““NYSE” means the New York Stock Exchange.”
5.   Full Force and Effect; Amendment.   Except as expressly provided hereby, each term and provision of the Agreement will and does remain in full force and effect. This Amendment may not be amended except by an instrument in writing signed by the Parties.
6.   Counterparts.   This Amendment may be executed in two or more counterparts, all of which shall be deemed an original, but all which together shall constitute one and the same instrument, and a DocuSign, facsimile or portable document format (pdf) transmission shall be deemed to be an original signature for all purposes under this Amendment.
7.   Miscellaneous.   For the avoidance of doubt, references in the Agreement to the “Agreement” shall be deemed a reference to the Agreement as amended by this Amendment.
[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.
PARENT:
FIFTH WALL ACQUISITION CORP. I
By:
/s/ Brendan Wallace

Name: Brendan Wallace
Title:   Chief Executive Officer
COMPANY:
SMARTRENT.COM, INC.
By:
/s/ Lucas Haldeman

Name: Lucas Haldeman
Title:   Chief Executive Officer
[Signature Page to Amendment No. 1 to Merger Agreement]

Annex B
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SMARTRENT,  INC.
SmartRent,  Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.   The name of the Corporation is SmartRent,  Inc. The Corporation was incorporated under the name Fifth Wall Acquisition Corp. I by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on November  23, 2020 (the “Original Certificate”).
2.   An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on December  18, 2020 (as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February  4, 2021, the “Restated Certificate”).
3.   On February  4, 2021, in connection with the Corporation’s initial public offering, the Corporation adopted and filed a Second Amended and Restated Certificate of Incorporation which amended and restated the Restated Certificate in its entirety, was adopted and filed with the Secretary of State of the State of Delaware (the “Existing Certificate”)
4.   This Third Amended and Restated Certificate of Incorporation (the “Third Amended and Restated Certificate”), which amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section  211 of the DGCL.
5.   The text of the Existing Certificate is hereby amended and restated by this Third Amended and Restated Certificate to read in its entirety as set forth in  Exhibit  A attached hereto.
6.   This Third Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.
IN WITNESS WHEREOF, SmartRent,  Inc. has caused this Third Amended and Restated Certificate to be signed by a duly authorized officer of the Corporation, on  , 2021.
SMARTRENT,  INC.
By:
Name:
Title:

EXHIBIT  A
ARTICLE  I
NAME
The name of the corporation is SmartRent,  Inc. (the “Corporation”).
ARTICLE  II
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is 8 The Green, Ste. R, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is Resident Agents Inc.
ARTICLE  III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.
ARTICLE  IV
CAPITAL STOCK
The Corporation is authorized to issue two classes of stock to be designated, respectively, “Class A Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is 550,000,000. The total number of shares of Class A Common Stock that the Corporation is authorized to issue is 500,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 50,000,000, having a par value of $0.0001 per share.
The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s)  approved by the Board of Directors of the Corporation (the “Board of Directors”). The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
A.   CLASS A COMMON STOCK.
1.   General.  The voting, dividend, liquidation, and other rights and powers of the Class A Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors and outstanding from time to time.
2.   Voting.
a.   Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by law, the holders of the shares of Class A Common Stock shall exclusively possess all voting power with respect to the Corporation.
b.   Except as otherwise provided herein or expressly required by law, each holder of Class A Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1)  vote for each share of Class A Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter.
c.   Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by law, at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.
d.   Except as otherwise required by law, holders of Class A Common Stock, as such, shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Third Amended and Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.
Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section  242(b)(2)  of the DGCL.
3.   Dividends.  Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Class A Common Stock, as such, shall be entitled to the payment of dividends on the Class A Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.
4.   Liquidation.  Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Class A Common Stock  pro rata  in accordance with the number of shares of Class A Common Stock held by each such holder.
B.  PREFERRED STOCK.
Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.
Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Third Amended and Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Third Amended and Restated Certificate (including any Certificate of Designation).
The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section  242(b)(2)  of the DGCL.

ARTICLE  V
BOARD OF DIRECTORS
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A.   Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible and designated as Class  I, Class  II and Class  III. The initial Class  I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Third Amended and Restated Certificate; the initial Class  II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Third Amended and Restated Certificate; and the initial Class  III directors shall serve for a term expiring at the third annual meeting following the date of this Third Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Third Amended and Restated Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class  I, Class  II and Class  III.
B.   Except as otherwise expressly provided by the DGCL or this Third Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Directors shall be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.
C.   Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least  two-thirds  (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
D.   Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.
E.   Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Third Amended and Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this ARTICLE  V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this  ARTICLE  V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s)  in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
F.   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”). In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Third Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least  two-thirds  (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.
G.   The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
ARTICLE  VI
STOCKHOLDERS
A.   Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
B.   Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by any other person or persons.
C.   Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
ARTICLE  VII
LIABILITY
No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this  ARTICLE  VII, or the adoption of any provision of the Third Amended and Restated Certificate inconsistent with this  ARTICLE  VII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this  ARTICLE  VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
ARTICLE  VIII
INDEMNIFICATION
A.   To the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she or a person for whom he or she is the legal representative is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding; provided that such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this  ARTICLE  VIII or otherwise. The rights to indemnification and advancement of expenses conferred by this  ARTICLE  VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this  ARTICLE  VIII, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
B.   The rights to indemnification and advancement of expenses conferred on any indemnitee by this  ARTICLE  VIII shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Third Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
C.   Any repeal or amendment of this ARTICLE  VIII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Third Amended and Restated Certificate inconsistent with this  ARTICLE  VIII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission
D.   This  ARTICLE  VIII shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
ARTICLE  IX
FORUM SELECTION
Unless the Corporation consents in writing to the selection of an alternative forum, (a)  the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i)  any derivative action, suit or proceeding brought on behalf of the Corporation, (ii)  any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer  or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii)  any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Third Amended and Restated Certificate (as either may be amended from time to time) or (iv)  any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b)  subject to the preceding provisions of this  ARTICLE  IX, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a)  of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x)  the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause  (a)  of the immediately preceding sentence and (y)  having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this  Article  IX.  Notwithstanding the foregoing, the provisions of this  ARTICLE  IX  shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
ARTICLE  X
AMENDMENTS
A.  Notwithstanding anything contained in this Third Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Third Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least  two-thirds  (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of ARTICLE IV, ARTICLE  V, ARTICLE  VI, ARTICLE  VII,  ARTICLE  VIII,  ARTICLE  IX, and this  ARTICLE  X.
B.  If any provision or provisions of this Third Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i)  the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Third Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Third Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii)  to the fullest extent permitted by applicable law, the provisions of this Third Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Third Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Annex C
AMENDED AND RESTATED BYLAWS OF
SMARTRENT,  INC.
(A DELAWARE CORPORATION)

C-i

C-ii

ARTICLE X AMENDMENTS
ARTICLE XI FORUM SELECTION
ARTICLE XII DEFINITIONS

C-iii

AMENDED AND RESTATED BYLAWS OF
SMARTRENT, INC.
ARTICLE I
Corporate Offices
Section 1.1   Registered Office.   The address of the registered office of SmartRent, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s Third Amended and Restated Certificate of Incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).
Section 1.2   Other Offices.   The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business and affairs of the Corporation may require.
ARTICLE II
MEETINGS OF STOCKHOLDERS
Section 2.1   Place of Meetings.   Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office, whether within or outside of the State of Delaware.
Section 2.2   Annual Meeting.   The Board shall designate the date and time of the annual meeting. At the annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting in accordance with Section 2.4. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.
Section 2.3   Special Meeting.
(a)   Special meetings of the stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.
(b)   No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.
Section 2.4   Notice of Business to be Brought before a Meeting.
(a)   At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board or the Chairman of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A)(1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5.
(b)   For business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation; provided, further, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.
(c)   To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary of the Corporation shall set forth:
(i)   As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);
(ii)   As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and
(iii)   As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (1) between or among any of the Proposing Persons or (2) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(c)(iii)   shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.
For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.
(d)   A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(e)   Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4.   The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
(f)   This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(g)   For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.
Section 2.5   Notice of Nominations for Election to the Board.
(a)   Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (ii) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.
(b)   (i)   Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (A) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (B) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and (C) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.
(ii)   Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide Timely Notice thereof in writing and in proper form to the Secretary of the

Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.
(iii)   In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.
(iv)   In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(b)(ii) or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.
(c)   To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary of the Corporation shall set forth:
(i)   As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));
(ii)   As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting); and
(iii)   As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(f).
For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.
(d)   A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.
(e)   In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.
(f)   To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary of the Corporation at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).
(g)   The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.
(h)   A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(i)   No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.
(j)   Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5.
Section 2.6    Notice of Stockholders’ Meetings.   Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.
Section 2.7   Quorum.   Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (a) the person presiding over the meeting or (b) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.8 until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
Section 2.8   Adjourned Meeting; Notice.   When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.
Section 2.9   Conduct of Business.   The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (c) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
Section 2.10   Voting.
(a) Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.
(b) Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.
Section 2.11   Record Date for Stockholder Meetings and Other Purposes.
(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
Section 2.12   Proxies.   Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.
Section 2.13   List of Stockholders Entitled to Vote.   The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.13 or to vote in person or by proxy at any meeting of stockholders.
Section 2.14   Inspectors of Election.
(a)   Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.
(b)   Such inspectors shall: (i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots; (ii) count all votes or ballots; (iii) count and tabulate all votes; (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and (v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.
(c)   Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.
Section 2.15   Delivery to the Corporation.   Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.
ARTICLE III
DIRECTORS
Section 3.1   Powers.   Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
Section 3.2   Number of Directors.   Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
Section 3.3   Election, Qualification and Term of Office of Directors.   Except as provided in Section 3.4, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders or residents of the State of Delaware. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.
Section 3.4   Resignation and Vacancies.
(a) Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.
(b) Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
Section 3.5   Place of Meetings; Meetings by Telephone.
(a) The Board may hold meetings, both regular and special, either within or outside the State of Delaware.
(b) Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.
Section 3.6   Regular Meetings.   Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.
Section 3.7   Special Meetings; Notice.
(a) Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation or a majority of the total number of directors constituting the Board.
(b) Notice of the time and place of special meetings shall be: (i) delivered personally by hand, by courier or by telephone; (ii) sent by United States first-class mail, postage prepaid; (iii) sent by facsimile or electronic mail; or (iv) sent by other means of electronic transmission, directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.
(c) If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.
Section 3.8   Quorum.   At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
Section 3.9   Board Action without a Meeting.   Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.
Section 3.10   Fees and Compensation of Directors.   Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
ARTICLE IV
COMMITTEES
Section 4.1   Committees of Directors.   The Board may designate one (1) or more committees, each committee to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopt, amend or repeal any bylaw of the Corporation.
Section 4.2   Committee Minutes.   Each committee shall keep regular minutes of its meetings and report the same to the Board when required.
Section 4.3   Meetings and Actions of Committees.   Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of: (a) Section 3.5 (Place of Meetings; Meetings by Telephone); (b) Section 3.6 (Regular Meetings); (c) Section 3.7 (Special Meetings; Notice); (d) Section 3.9 (Board Action without a Meeting); and (e) Section 7.13 (Waiver of Notice), with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that: (i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee; (ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and (iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.
Section 4.4   Subcommittees.   Unless otherwise provided in the Certificate of Incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
ARTICLE V
OFFICERS
Section 5.1   Officers.   The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Chief Operating Officer, a Chief Product Officer, a Chief Revenue Officer, a Chief Technology Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.
Section 5.2   Appointment of Officers.   The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3.
Section 5.3   Subordinate Officers.   The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.
Section 5.4   Removal and Resignation of Officers.
(a) Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.
(b) Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
Section 5.5   Vacancies in Offices.   Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

Section 5.6   Representation of Shares of Other Corporations.   The Chairperson of the Board, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
Section 5.7   Authority and Duties of Officers.   All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.
Section 5.8   Compensation.   The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.
ARTICLE VI
RECORDS
A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.
ARTICLE VII
GENERAL MATTERS
Section 7.1   Execution of Corporate Contracts and Instruments.   The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.
Section 7.2   Stock Certificates.
(a)    The shares of the Corporation shall be represented by certificates or shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, the Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
(b)   The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
Section 7.3   Special Designation of Certificates.   If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
Section 7.4   Lost Certificates.   Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
Section 7.5   Shares Without Certificates.   The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.
Section 7.6   Construction; Definitions.   Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.
Section 7.7   Dividends.
(a) The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.
(b) The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
Section 7.8   Fiscal Year.   The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.
Section 7.9   Seal.   The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
Section 7.10   Transfer of Stock.   Shares of the stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.
Section 7.11   Stock Transfer Agreements.   The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
Section 7.12   Registered Stockholders.   The Corporation: (i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and (ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
Section 7.13   Waiver of Notice.   Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.
ARTICLE VIII
NOTICE
Section 8.1   Delivery of Notice; Notice by Electronic Transmission.
(a) Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (i) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.
(b) Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.
(c) Any notice given pursuant to the preceding paragraph shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iii) if by any other form of electronic transmission, when directed to the stockholder.
(d) Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (i) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (ii) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.
(e) An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
ARTICLE IX
INDEMNIFICATION
Section 9.1   Indemnification of Directors and Officers.   The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to employee benefit plans (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as director, officer, employee, or agent, or in any other capacity while serving as director, officer, employee or agent, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with any such Proceeding; provided that such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such indemnitee only if the Proceeding was authorized in the specific case by the Board.
Section 9.2   Indemnification of Others.   The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.
Section 9.3   Prepayment of Expenses.   In addition to the obligation to indemnify conferred in Section 9.1, the Corporation shall to the fullest extent not prohibited by the DGCL or any other applicable law pay the expenses (including attorneys’ fees) incurred by any indemnitee, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by or on behalf of the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.
Section 9.4   Determination; Claim.   If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within twenty (20) days, after a written claim therefor has been received by the Corporation the indemnitee may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.
Section 9.5   Non-Exclusivity of Rights.   The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
Section 9.6   Insurance.   The Corporation shall purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.
Section 9.7   Other Indemnification.   The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.
Section 9.8   Continuation of Indemnification.   The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.
Section 9.9   Amendment or Repeal; Interpretation.
(a) The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.
(b) Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, the President and the Secretary of the Corporation, or other officer of the Corporation appointed by (i) the Board pursuant to Article V or (ii) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.
ARTICLE X
AMENDMENTS
The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.
ARTICLE XI
FORUM SELECTION
Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative Proceeding brought on behalf of the Corporation, (ii) any Proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any Proceeding arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these bylaws (as either may be amended from time to time) or (iv) any Proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (A) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (B) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
ARTICLE XII
DEFINITIONS
As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:
An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).
An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.
The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

SmartRent, Inc.
Certificate of Amendment and Restatement of Bylaws
The undersigned hereby certifies that [he][she] is the duly elected, qualified, and acting Secretary of SmartRent, Inc., a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on [•], 2021, effective as of [•], 2021, by the Corporation’s board of directors.
IN WITNESS WHEREOF, the undersigned has hereunto set [his][her] hand this [•] day of [•], 2021.

[Name]
[Full Title of Secretary]

Annex D
SPONSOR AGREEMENT
This SPONSOR AGREEMENT (the “Sponsor Agreement”), dated as of April 21, 2021, is entered into by and between Fifth Wall Acquisition Sponsor, LLC, a Delaware limited liability company (“Sponsor”), Fifth Wall Acquisition Corp. I, a Delaware corporation (“Parent”), each of the undersigned individuals, each of whom is a member of Parent’s board of directors and/or management team (each, a “Holder”), and SmartRent.com, Inc., a Delaware corporation (the “Company”).
W I T N E S S E T H:
WHEREAS, concurrently with the execution of this Sponsor Agreement, Parent, the Company, and Einstein Merger Corp. I, a Delaware corporation and a wholly owned subsidiary of Parent, will enter into that certain Merger Agreement, dated as of the date hereof (the “Merger Agreement”);
WHEREAS, Sponsor and each Holder has agreed to waive certain of its anti-dilution and conversion rights; and
WHEREAS, Sponsor has agreed to certain transfer restrictions with respect to the Founder Shares, subject to the terms and conditions specified herein;
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.   Definitions.
(a)
“Founder Shares” means the 8,625,000 shares of Parent Class B Common Stock owned beneficially and of record by the Sponsor as of the date hereof (and any shares of Parent Class A Common Stock issuable upon conversion thereof).

(b)
“Letter Agreement” means that certain Letter Agreement, dated February 4, 2021, between Sponsor, the Holders and Parent.

(c)
“Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(d)
Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

2.
Waiver.   Immediately prior to, and conditioned upon, the Effective Time, Sponsor and each Holder shall, automatically and without any further action by Sponsor, any Holder or Parent, irrevocably waive its respective rights under the anti-dilution and conversion provisions of clause (iv) of Section B of Article IV of the Amended and Restated Certificate of Incorporation of Parent, dated December 18, 2020 (the “Parent Charter”), with respect to each share of Parent Class B Common Stock held by Sponsor or such Holder as of the date hereof, and such shall, automatically and without any further action by Sponsor or any Holder, be converted to and exchanged for Parent Class A Common Stock on a one-for-one basis as provided in clause (iii) of Section B of Article IV of the Parent Charter at the Effective Time.

3.   Lock-Up.
(a)
Sponsor hereby agrees that, notwithstanding anything to the contrary in the Letter Agreement or otherwise:

(i)
with respect to 3,450,000 Founder Shares, it shall not Transfer such Founder Shares (or any shares of Parent Class A Common Stock issuable upon conversion thereof) until the earlier of (A) the first anniversary of the Closing Date; provided, that, if the closing price of the Parent Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-consecutive trading day period commencing at least 150 days after the Closing Date, the Founder Shares shall be released from the lock-up referenced in this Section 3(a)(i)(A), and (B) the date on which Parent completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s stockholders having the right to exchange their shares of Parent Class A Common Stock for cash, securities or other property;

(ii)
with respect to 2,587,500 Founder Shares, it shall not Transfer such Founder Shares (or any shares of Parent Class A Common Stock issuable upon conversion thereof) until the earlier of (A) the second anniversary of the Closing Date; provided, that if the volume weighted average price of the Parent Class A Common Stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-consecutive trading day period commencing any time after the first anniversary of the Closing Date, the Founder Shares shall be released from the lock-up referenced in this Section 3(a)(ii)(A), and (B) the date on which Parent completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s stockholders having the right to exchange their shares of Parent Class A Common Stock for cash, securities or other property; and

(iii)
with respect to 2,587,500 Founder Shares, it shall not Transfer such Founder Shares (or any shares of Parent Class A Common Stock issuable upon conversion thereof) until the earlier of (A) the third anniversary of the Closing Date; provided, that if the volume weighted average price of the Parent Class A Common Stock equals or exceeds $17.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-consecutive trading day period commencing any time after the first anniversary of the Closing Date, the Founder Shares shall be released from the lock-up referenced in this Section 3(a)(iii)(A), and (B) the date on which Parent completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s stockholders having the right to exchange their shares of Parent Class A Common Stock for cash, securities or other property.

(b)
Notwithstanding the provisions set forth in Section 3(a), Transfers of the Founder Shares that are held by the Sponsor, or any of its permitted transferees (that have complied with this Section 3(b)), are permitted (i) to any employees, officers, directors, or members of the Sponsor, Parent or their respective Affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the laws of the State of Delaware or Sponsor’s limited liability company agreement upon dissolution of Sponsor; or (vi) in the event of Parent’s liquidation, merger, capital stock exchange or other similar transaction which results in all of Parent’s stockholders having the right to exchange their shares of Parent Class A Common Stock for cash, securities or other property subsequent to the Closing Date; provided, however, that in the case of clauses (i) through (iv), these permitted transferees must, as a condition precedent to such transfer, execute a joinder to this Agreement (in a form reasonably accept to Parent and, if prior to the Effective Time, the Company) agreeing to be bound by the transfer restrictions herein.
(c)
Stop transfer orders shall be placed against the Founder Shares, and each certificate or book entry position statement evidencing any Founder Shares shall be stamped or otherwise imprinted with a legend, in each case appropriately reflecting the terms of this Section 3.

4.
Sponsor Representations and Warranties.   Sponsor hereby represents and warrants as of the date hereof that (a) Sponsor (i) is the beneficial and record owner of the Founder Shares set forth opposite its name on Exhibit A hereto, (ii) is duly organized, validly existing and in good standing under the laws of Delaware, (iii) has all requisite power and authority to execute and deliver this Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder, (b) the execution and delivery of this Sponsor Agreement has been, and the consummation of the transactions contemplated hereby have been, duly authorized by all requisite action by Sponsor, and (c) this Sponsor Agreement has been duly and validly executed and delivered by Sponsor and, assuming this Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Sponsor Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of Sponsor enforceable against it in accordance with its terms.

5.
Holder Representations and Warranties.   Each Holder, severally and not jointly, hereby represents and warrants as of the date hereof that (a) such Holder is the beneficial and record owner of the number of shares of Parent Class B Common Stock set forth opposite such Holder’s name on Exhibit A hereto, (b) has all requisite power and authority to execute and deliver this Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of such Holder’s obligations hereunder, and (c) this Sponsor Agreement has been duly and validly executed and delivered by such Holder and, assuming this Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Sponsor Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of Such Holder enforceable against it in accordance with its terms.

6.
Entire Agreement.   This Sponsor Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto (including, as to any change, amendment or waiver sought prior to the Effective Time, the Company).

7.
Successors and Assigns.   No party hereto may assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties (including, with respect to any assignment prior to the Effective Time, the Company). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor its successors, heirs and assigns and permitted transferees; provided, that any such permitted transferees execute a joinder to this Sponsor Agreement in the form reasonably acceptable to Parent.

8.
Third Party Beneficiaries.   Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

9.
Counterparts.   This Sponsor Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

10.
Notices.   Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or e-mail.

11.
Termination.   This Sponsor Agreement shall automatically terminate, and have no further force and effect upon the termination of the Merger Agreement in accordance with its terms prior to the Effective Time.

12
Specific Performance.   The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

13.
Amendment.   This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto (including, as to any amendment, change, supplement, waiver, modification or termination sought to be effected prior to the Effective Time, the Company).

14.
Severability.   This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

15.
Governing Law.   This Sponsor Agreement, the rights of the parties hereunder, and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. The parties hereto expressly incorporate by reference Section 8.8 (Jurisdiction; Venue; Service of Process; Waiver of Jury Trial) of the Merger Agreement to apply to this Agreement mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Agreement as of the date first written above.
FIFTH WALL ACQUISITION CORP. I
/s/ Brendan Wallace

Name:
Brendan Wallace

Title:
Chief Executive Officer

SMARTRENT.COM, INC.
/s/ Lucas Haldeman

Name:
Lucas Haldeman

Title:
Chief Executive Officer

[Signature Page to Sponsor Agreement]

FIFTH WALL ACQUISITION SPONSOR, LLC
/s/ Brendan Wallace

Name:
Brendan Wallace

Title:
Manager

Victor J. Coleman
/s/ Victor J. Coleman

Alana Beard
/s/ Alana Beard

Wisdom Lu
/s/ Wisdom Lu

Angela C. Huang
/s/ Angela C. Huang

[Signature Page to Sponsor Agreement]

Annex E
SUPPORT AGREEMENT
This SUPPORT AGREEMENT (this “Agreement”), dated as of April 21, 2021, is entered into by and among Fifth Wall Acquisition Corp. I, a Delaware corporation (“Parent”), and each of the stockholders of the Company (as defined below) set forth on Schedule A hereto (the “Supporting Holder”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
WHEREAS, Parent, Einstein Merger Corp. I, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and SmartRent.com, Inc., a Delaware corporation (the “Company”), propose to enter into, simultaneously herewith, a Merger Agreement (the “Merger Agreement”), a copy of which has been made available to the Supporting Holders, which provides, among other things, that, upon the terms and subject to the conditions thereof, (a) Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, (b) immediately prior to, and conditioned upon, the effective time of the Merger, the holders of Company Preferred Stock (as defined below) will effect a conversion (the “Company Preferred Stock Conversion”) of all of the Company Preferred Stock to Company Common Stock (each as defined below), in accordance with the terms of the Merger Agreement and Section 5.1 of the Company’s Second Amended and Restated Certificate of Incorporation (the “Company Charter”), and (c) shares of common stock of Parent, par value $0.0001 (“Parent Common Stock”), shall be issued by Parent to holders of Company Common Stock (together with the holders of converted Company Preferred Stock) in consideration thereof;
WHEREAS, as of the date hereof, the Supporting Holder is the sole record owner and sole beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owner, and has full voting power over (a) the number of shares of Common Stock of the Company, par value $0.00001 per share (“Company Common Stock”), set forth opposite the Supporting Holder’s name on Schedule A under the column heading “Number of Shares of Company Common Stock” and (b) the number of shares of (i) Series Seed Preferred Stock of the Company, par value $0.00001 per share (“Series Seed Preferred Stock”), (ii) Series A Preferred Stock of the Company, par value $0.00001 per share (“Series A Preferred Stock”), (iii) Series B Preferred Stock of the Company, par value $0.00001 per share (“Series B Preferred Stock”), (iv) Series B-1 Preferred Stock of the Company, par value $0.00001 per share (“Series B-1 Preferred Stock”), (v) Series C Preferred Stock of the Company, par value $0.00001 per share (“Series C Preferred Stock”) and (vi) Series C-1 Preferred of the Company, par value $0.00001 per share (“Series C-1 Preferred Stock”) (collectively, “Company Preferred Stock”), set forth opposite the Supporting Holder’s name on Schedule A under the column heading “Number of Shares of Company Preferred Stock” (all such shares of Company Common Stock specified on Schedule A under the column heading “Number of Shares of Company Common Stock” shall be referred to herein as the Supporting Holder’s “Subject Common Shares”, all such shares of Company Preferred Stock specified on Schedule A under the column heading “Number of Shares of Company Preferred Stock” shall be referred to herein as the Supporting Holder’s “Subject Preferred Shares,” and the Supporting Holder’s Subject Common Shares and Subject Preferred Shares and any other shares of Company Common Stock or Company Preferred Stock the Supporting Holder may hereafter acquire prior to the termination of this Agreement pursuant to Section 5.2 shall be referred to herein collectively as the Supporting Holder’s “Subject Shares”); and
WHEREAS, as a condition to Parent’s willingness to enter into the Merger Agreement, and as an inducement and in consideration for Parent to enter into the Merger Agreement, the Supporting Holders have agreed to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
AGREEMENT TO VOTE SUBJECT SHARES
1.1   Voting of Subject Shares.   Each Supporting Holder holding Subject Shares hereby irrevocably and unconditionally agrees that, as promptly as practicable and in any event not later than five (5) Business Days after the Form S-4 is declared effective by the SEC, the Supporting Holders shall deliver to Parent and the Company a written consent in the form attached hereto as Exhibit A (the “Written Consent”) voting all of the Subject Shares in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement (including the Merger and the Company Preferred Stock Conversion). The Supporting Holders covenant and agree that, prior to the termination of this Agreement, the Supporting Holders will at any meeting of the stockholders of the Company (and at any adjournment or postponement thereof), however called, and in any written actions by consent of the stockholders of the Company (whenever presented), cause the Subject Shares to be voted (including via proxy) (a) in favor of the Merger and the transactions contemplated by the Merger Agreement (including the Company Preferred Stock Conversion), including (i) with respect to the approval of the Merger and Merger Agreement, the affirmative vote of (A) the Supporting Holders holding Company Common Stock and Company Preferred Stock (on an as converted to Company Common Stock basis) voting as a single class, (B) the Supporting Holders holding Series B Preferred Stock and Series B-1 Preferred Stock (in each case, on an as converted to Company Common Stock basis) voting as a single class (the “Series B Class”) and (C) the Supporting Holders holding Series C Preferred Stock and Series C-1 Preferred Stock (in each case, on an as converted to Company Common Stock basis) voting as a single class (the “Series C Class”), and (ii) with respect to the approval of the Company Preferred Stock Conversion, the affirmative vote of (1) the Series B Class and (2) the Series C Class, and any action in furtherance of any of the foregoing, (b) in favor of any proposal to adjourn a meeting of the stockholders at which there is a proposal to adopt the Merger Agreement if there are not sufficient votes to adopt the proposals described in clause (a) above or if there are not sufficient shares of Company Common Stock and Company Preferred Stock present in person or represented by proxy to constitute a quorum, (c) against any proposal, offer, or submission with respect to a competing transaction described in Section 4.3 (Exclusivity) of the Merger Agreement (“Company Competing Transaction”) or the adoption of any agreement to enter into a Company Competing Transaction, (d) except with respect to any Adverse Amendment, in any other circumstances upon which a consent or other approval is required under the Company Charter or otherwise sought with respect to the Merger Agreement (including the Merger and the Company Preferred Stock Conversion), to vote, consent or approve (or cause to be voted, consented or approved) all of such Support Holder’s Subject Shares held at such time in favor thereof, (e) against and withhold consent with respect to any merger, purchase of all or substantially all of the Company’s assets or other business combination transaction (other than the Merger Agreement), and (f) against any proposal, action or agreement that would impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, the Merger or the Company Preferred Stock Conversion.
1.2   Consent to the Company Preferred Stock Conversion.
(a)   Conversion Consent:
(i)   Each Supporting Holder (to the extent such Supporting Holder holds Series B Preferred Stock and/or Series B-1 Preferred Stock) (such Supporting Holder, a “Series B Holder”), hereby irrevocably consents to and approves the Company Preferred Stock Conversion in its capacity as a holder of Series B Preferred Stock and/or Series B-1 Preferred Stock on the terms and subject to the conditions set forth in the Merger Agreement and the Company Charter. Each Series B Holder acknowledges that it has been informed by the Company that the consent of the Series B Holder pursuant to this Section 1.2(a)(i), together with the consent of the other Series B Holders, constitutes the consent of the majority of the issued and outstanding Series B Preferred Stock and Series B-1 Preferred Stock (in each case, on an as converted to Company Common Stock basis) voting as a single class, as set forth in Schedule A hereto.
(ii)   Each Supporting Holder (to the extent such Supporting Holder holds Series C Preferred Stock and Series C-1 Preferred Stock) (such Supporting Holder, a “Series C Holder”), hereby irrevocably consents to and approves the Company Preferred Stock Conversion in its capacity as a holder of Series C Preferred Stock and/or Series C-1 Preferred Stock on the terms and subject to the conditions set forth in the Merger Agreement and the Company Charter. Each Series C Holder acknowledges that it has been informed by the Company that the consent of the Series C Holder pursuant to this Section 1.2(a)(ii), together with the consent of the other Series C Holders, constitutes the consent of the majority of the issued and outstanding Series C Preferred Stock and Series C-1 Preferred Stock (in each case, on an as converted to Company Common Stock basis) voting as a single class, as set forth in Schedule A hereto.
1.3   No Inconsistent Agreements.   The Supporting Holder shall not enter into any commitment, agreement, understanding, or similar arrangement to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Article I.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SUPPORTING HOLDER
Each Supporting Holder represents and warrants to Parent that:
2.1   Authorization; Binding Agreement.
(a)   The Supporting Holder, if not a natural person, is duly organized, validly existing and in good standing (where such concept is recognized) under the Laws of the jurisdiction in which it is incorporated or constituted. The Supporting Holder has full legal capacity and power, right and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.
(b)   This Agreement has been duly and validly executed and delivered by the Supporting Holder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Supporting Holder, enforceable against the Supporting Holder in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity (the “Enforceability Limitations”).
2.2   Non-Contravention.   Neither the execution and delivery of this Agreement by the Supporting Holder nor performance by the Supporting Holder of the obligations herein nor the compliance by the Supporting Holder with any provisions herein will (a) if not a natural person, violate the certificate or articles of incorporation, bylaws or other governing documents of the Supporting Holder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person on the part of the Supporting Holder, except as provided in the (i) Company Charter, or (ii) the Bylaws of the Company (collectively, the “Company Governing Documents”), (c) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Encumbrance (as defined below) on the Subject Shares, other than any Permitted Encumbrance (as defined below), or (d) violate any Law applicable to the Supporting Holder or by which any of the Supporting Holder’s Subject Shares are bound, except, in the case of each of clauses (c) and (d), as would not reasonably be expected to materially impair the Supporting Holder’s ability to perform its obligations hereunder.
2.3   Ownership of Shares; Total Shares.   As of the date hereof, the Supporting Holder is the record and beneficial owner of all of the Subject Shares set forth on Schedule A opposite such Supporting Holder’s name and has good and marketable title to all of such Subject Shares, free and clear of any encumbrances, security interests, claims, pledges, proxies, options, right of first refusals, voting restrictions, limitations on dispositions, voting trusts or agreements, options or any other liens or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (a) this Agreement, (b) any Lock-Up Agreement entered into by and between the Supporting Holder, Parent and the Company, (c) any applicable restrictions on transfer under applicable securities Laws and (d) the Company Governing Documents (collectively, “Permitted Encumbrances”). The Subject Shares listed on Schedule A opposite the Supporting Holder’s name constitute all of the Company Common Stock and Company Preferred Stock owned by the Supporting Holder as of the date hereof and, other than such Subject Shares, as of the date of this Agreement, there are no other shares of Company Common Stock or Company Preferred Stock held of record or beneficially owned by the Supporting Holder or in respect of which the Supporting Holder has full voting power.
2.4   Voting Power.   The Supporting Holder has, as of the date hereof and, except pursuant to a permitted transfer pursuant to Section 4.1(b) hereof, will have until the termination of this Agreement, sole and full voting power and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all the Supporting Holder’s Subject Shares currently owned or hereinafter acquired. None of the Supporting Holder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or restriction of any kind or nature with respect to the voting of such Subject Shares, except for the Company Governing Documents.
2.5   Reliance.   The Supporting Holder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Supporting Holder’s execution, delivery and performance of this Agreement.
2.6   Brokers.   Other than as expressly contemplated by the Merger Agreement or the disclosure schedules thereto, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Supporting Holder.
2.7   Adequate Information.   The Supporting Holder acknowledges that the Supporting Holder is a sophisticated investor with respect to the Supporting Holder’s Subject Shares and has adequate information concerning the business and financial condition of the Company and Parent to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Parent, the Company or any affiliate thereof, and based on such information as the Supporting Holder has deemed appropriate, made the Supporting Holder’s own analysis and decision to enter into this Agreement. The Supporting Holder acknowledges that the Supporting Holder has received and reviewed this Agreement and the Merger Agreement and has had the opportunity to seek independent legal advice prior to executing this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT
Parent represents and warrants to the Supporting Holders that:
3.1   Organization and Qualification.   Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted.
3.2   Authority for This Agreement.   Parent has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to comply with any provisions herein. The execution and delivery of this Agreement by Parent has been duly and validly authorized by all necessary entity action on the part of Parent, and no other entity proceedings on the part of Parent are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Supporting Holders, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent in accordance with its terms, subject to the Enforceability Limitations.
ARTICLE IV
ADDITIONAL COVENANTS OF THE SUPPORTING HOLDERS
4.1   No Transfer; No Inconsistent Arrangements.
(a)   Subject to Section 4.1(b), until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, the Supporting Holder agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of Law), gift, pledge dispose of or otherwise encumber any of the Subject Shares or otherwise agree to do any of the foregoing, (ii) deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Subject Shares. Any action taken in violation of the foregoing sentence shall be null and void ab initio.
(b)   Section 4.1(a) shall not prohibit a transfer of Subject Shares by a Supporting Holder made: (i) in the case of a Supporting Holder that is an individual, by gift to a member of one of the Supporting Holder’s immediate family, an estate planning vehicle or to a trust, the beneficiary of which is a member of the Supporting Holder’s immediate family, an affiliate of such person or to a charitable organization; (ii) in the case of a Supporting Holder that is an individual, by virtue of laws of descent and distribution upon death of the Supporting Holder; (iii) in the case of a Supporting Holder being an individual, pursuant to a qualified domestic relations order; (iv) in the case of a Supporting Holder who is not a natural person, by pro rata distributions from the Supporting Holder to its members, partners, or shareholders pursuant to the Supporting Holder’s organizational documents; (v) by virtue of applicable law or the Supporting Holder’s organizational documents upon liquidation or dissolution of the Supporting Holder; (vi) in the case of a Supporting Holder who is not a natural person, to any employees, officers, directors or members of the Supporting Holder, or to any affiliates of the Supporting Holder; provided, however, that a transfer referred to in Section 4.1(b)(i), (iv), or (vi) shall be permitted only if, (A) as a precondition to such transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement, and (B) such transfer is effected no later than three (3) Business Days prior to the date on which the Form S-4 is declared effective.
4.2   Standstill.   From the date of this Agreement until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, the Supporting Holders shall not engage in any transactions involving the securities of Parent without Parent’s prior written consent; provided that this Section 4.2 shall not apply to transactions involving any securities of Parent held by the Supporting Holders as of or prior to the date of this Agreement.
4.3   No Legal Action.   The Supporting Holders shall not, and shall cause its Affiliates not to and shall direct its Representatives not to, bring, commence, institute, maintain, voluntarily aid or prosecute any claim, appeal or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by a Supporting Holder breaches any duty that such Supporting Holder has (or may be alleged to have) to the Company or to the other holders of Subject Shares; provided, that the foregoing shall not limit or restrict in any manner the rights of a Supporting Holder to enforce the terms of this Agreement.
4.4   Documentation and Information.   Each Supporting Holder shall permit and hereby consents to and authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC and, to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any press release or other disclosure document that Parent and/or the Company reasonably determines to be necessary in connection with the Merger and any of the transactions contemplated by the Merger Agreement, a copy of this Agreement and the nature of the Supporting Holders’ commitments and obligations under this Agreement. The parties hereto agree that the Supporting Holders’ identities and ownership of the Subject Shares will not be included in a press release or other public disclosure (other than a filing with the SEC) without each Supporting Holder’s prior consent.
4.5   Adjustments; Acquisition of Additional Securities.   In the event of any stock split, stock dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting a Supporting Holder’s Subject Shares, the terms of this Agreement shall apply to the resulting securities. In the event that the Supporting Holder acquires beneficial ownership of any additional Company Common Stock or Company Preferred Stock (“New Securities”), or the right to vote or share in the voting of any such New Securities, then such New Securities acquired by such Supporting Holder shall be subject to the terms of this Agreement to the same extent as if they were owned or controlled by the Supporting Holder as of the date hereof.
4.6   Anti-Takeover Approvals.   The board of directors of Parent has approved, or will approve as promptly as practicable following the date hereof but in no event later than the time immediately prior to the consummation of the Merger, the Merger, the Merger Agreement and this Agreement and the acquisition of Parent Common Stock by the Company’s stockholders pursuant to any of the foregoing pursuant to

Section 203 of the General Corporation Law of Delaware and any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover law, and such approval by the board of directors of Parent is or will be, once approved, sufficient to render inapplicable to the Merger, the Merger Agreement and this Agreement and such acquisition the provisions of Section 203 of the General Corporation Law of Delaware or any other such anti-takeover law.
4.7   Termination of Investment Agreements.   Each Supporting Holder, by this Agreement, and with respect to the Subject Shares, severally and not jointly, hereby agrees to terminate, subject to the occurrence of, and effective immediately prior to, the Effective Time and provided that all Terminating Rights (as defined below) between the Company or any of its subsidiaries and any other holder of Company capital stock shall also terminate at such time, each of (a) the Second Amended and Restated Investors’ Rights Agreement dated as of February 2, 2021, as amended, by and among the Company and the investors party thereto, (b) the Second Amended and Restated Voting Agreement dated as of February 2, 2021, as amended, by and among the Company and the investors party thereto, and (c) the Second Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of February 2, 2021, as amended, by and among the Company and the investors party thereto, and any rights under any letter agreement providing for redemption rights, put rights, purchase rights, information rights, rights to consult with and advise management, inspection rights, preemptive rights, board of directors observer rights or rights to receive information delivered to the board of directors or other similar rights not generally available to stockholders of the Company (the “Terminating Rights”) between such Supporting Holder and the Company, but excluding, for the avoidance of doubt, any rights such Supporting Holder may have that relate to any indemnification, commercial, development or employment agreements or arrangements between such Supporting Holder and the Company or any subsidiary, which shall survive in accordance with their terms.
4.8   Public Announcements.   No Supporting Holder will make any public announcement or issue any public communication regarding the Merger Agreement, the transactions contemplated thereby or any matter related to the foregoing, without the prior written consent of the Parent and the Company, except: (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Supporting Holder shall, to the extent permitted by applicable Law, first allow the Parent and the Company to review such announcement or communication and have the opportunity to comment thereon and the disclosing Supporting Holder shall consider such comments in good faith; (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 4.8; and (iii) announcements and communications to Governmental Authorities in connection with registrations, declarations and filings required to be made as a result of the Merger Agreement.
ARTICLE V
MISCELLANEOUS
5.1   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery); provided that the notice or other communication is sent to the address or email address set forth (i) if to Parent, to the address or email address set forth in Section 8.1 of the Merger Agreement and (ii) if to a Supporting Holder, to the Supporting Holder’s address or email address set forth on a signature page hereto, or to such other address or email address as such party may hereafter specify for the purpose by notice to each other party hereto.
5.2   Termination.   This Agreement, the covenants and agreements contained herein and any proxy granted hereunder shall terminate automatically with respect to a Supporting Holder, without any notice or other action by any person, upon the first to occur of (a) the Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms and (c) the mutual written agreement of Parent and such Supporting Holder; provided, that each Supporting Holder in its sole discretion may terminate this Agreement, solely with respect to such Supporting Holder, following any material modification or amendment to, or the waiver of any provision of, the Merger Agreement, as in effect on the date hereof,

(i) that reduces the aggregate amount or form of consideration payable to the Supporting Holder in respect of such Supporting Holder’s Company capital stock in a manner that is materially and disproportionately adverse to such Supporting Holder relative to other Company Stockholders, or (ii) modifies the conditions of the obligations of the parties to the Merger Agreement to consummate the Transactions in a manner that adversely and disproportionately affects in any material respect the Supporting Holder (any such amendment, an “Adverse Amendment”). Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that the provisions of this Article V shall survive any termination of this Agreement.
5.3   Amendments and Waivers.   Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
5.4   Expenses.   All fees and expenses incurred in connection herewith shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated, except as expressly provided otherwise herein or in the Merger Agreement.
5.5   Entire Agreement; Assignment.   This Agreement, together with the Merger Agreement, Schedule A, and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of (a) Parent, in the case of an assignment by a Supporting Holder (other than in the case of permitted transfer under Section 4.1(b)) and (b) the Supporting Holders, in the case of an assignment by Parent. Any assignment in violation of this Section 5.5 shall be null and void ab initio.
5.6   Enforcement of the Agreement.   The parties agree that irreparable damage may occur in the event that any Supporting Holder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that Parent may be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity without the requirement to post any bond or other security. Any and all remedies herein expressly conferred upon Parent will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon Parent, and the exercise by Parent of any one remedy will not preclude the exercise of any other remedy.
5.7   Jurisdiction; Waiver of Jury Trial; Governing Law.   This Agreement and all related Actions shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. The parties hereto expressly incorporate by reference Section 8.8 (Jurisdiction) of the Merger Agreement to apply to this

Agreement mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.
5.8   Descriptive Headings.   The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
5.9   Parties in Interest.   This Agreement shall be binding upon and inure to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer any rights or remedies of any nature whatsoever under or by reason of this Agreement upon any person other than each party hereto.
5.10   Severability.   Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
5.11   Counterparts; Electronic Signatures.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Agreements shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.
5.12   Interpretation.   The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all persons and vice versa. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any provision of this Agreement.
5.13   Further Assurances.   Each Supporting Holder agrees that if any further agreements, deeds, assignments, assurances or other instruments are reasonably necessary to effectuate the covenants in this Agreement, the Supporting Holder will, upon reasonable written request of the Supporting Holders by Parent and at Parent’s cost and expense, execute and deliver all such proper agreements, deeds, assignments, assurances and other instruments and take other reasonable action as permissible to do all other things reasonably necessary to effectuate the covenants in this Agreement and otherwise to carry out the purposes of this Agreement.
5.14   Supporting Holder Obligation Several and Not Joint.   The obligations of the Supporting Holders hereunder shall be several and not joint and several, and no Supporting Holder shall be liable for any breach of the terms of this Agreement by any other Supporting Holder.
5.15   No Agreement as Director or Officer.   Each Supporting Holder is entering into this Agreement solely in the Supporting Holder’s capacity as record and/or beneficial owner of Subject Shares and nothing herein is intended to or shall limit, restrict or otherwise affect any votes or other actions taken by the Supporting Holder, or any employee, officer, director (or person performing similar functions), partner or other Affiliate of the Supporting Holder (including, for this purpose, any appointee or representative of the Supporting Holder to the board of directors of the Company) of the Supporting Holder, solely in his or her capacity as a director or officer of the Company (or a subsidiary of the Company) or other fiduciary capacity for the stockholders of the Company.
[Signature Pages Follow.]

The parties are executing this Agreement on the date set forth in the introductory clause.
FIFTH WALL ACQUISITION CORP. I
By:
/s/ Brendan Wallace

Name:  Brendan Wallace
Title:    Chief Executive Officer
SUPPORTING HOLDERS
Bain Capital Venture Fund 2019, L.P.
By:
/s/ Matthew Harris

Name:  Matthew Harris
Title:    Authorized Signatory
BCIP Venture Associates II, L.P.
By:
/s/ Matthew Harris

Name:  Matthew Harris
Title:    Authorized Signatory
BCIP Venture Associates II-B, L.P.
By:
/s/ Matthew Harris

Name:  Matthew Harris
Title:    Authorized Signatory
BCV 2019-MD Primary, L.P.
By:
/s/ Matthew Harris

Name:  Matthew Harris
Title:    Authorized Signatory
Best Family Trust, established October 2, 2001
By:
/s/ Robert T. Best

Name:  Robert T. Best
Title:    Trustee
LEN FW Investor, LLC
By:
/s/ Eric Feder

Name:  Eric Feder
Title:    VP
Lucas Haldeman
By:
/s/ Lucas Haldeman

Real Estate Technology Ventures Associates, L.P.
By:
/s/ John Helm

Name:  John Helm
Title:    MD

Real Estate Technology Ventures II, L.P.
By:
/s/ John Helm

Name:  John Helm
Title:    MD
Real Estate Technology Ventures, L.P.
By:
/s/ John Helm

Name:  John Helm
Title:    MD
Real Estate Technology Ventures-A, L.P.
By:
/s/ John Helm

Name:  John Helm
Title:    MD
RET Ventures SPV I, L.P.
By:
/s/ John Helm

Name:  John Helm
Title:    MD
Spark Capital Growth Founders’ Fund II, L.P.
By:
/s/ Paul Conway

Name:  Paul Conway
Title:    Managing Member
Spark Capital Growth Fund II, L.P.
By:
/s/ Paul Conway

Name:  Paul Conway
Title:    Managing Member

Annex F
FORM OF SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this       day of      , 2021, by and between Fifth Wall Acquisition Corp. I, a Delaware corporation (the “Issuer”), and the undersigned (“Subscriber”).
WHEREAS, substantially concurrently with the execution and delivery of this Subscription Agreement, the Issuer is entering into that certain Merger Agreement, dated as of the date of this Subscription Agreement (as may be amended or supplemented from time to time, the “Transaction Agreement”), among the Issuer, Einstein Merger Sub Corp., a Delaware corporation and a direct wholly-owned subsidiary of the Issuer (“Merger Sub”) and SmartRent.com, Inc., a Delaware corporation (“SmartRent”), whereby, among other things, Merger Sub will merge with and into SmartRent, with SmartRent continuing as the surviving entity and a wholly-owned subsidiary of the Issuer, on the terms and subject to the conditions set forth therein (the “Transaction”);
WHEREAS, in connection with the Transaction, on the terms and subject to the conditions set forth in this Subscription Agreement, Subscriber desires to subscribe for and purchase from the Issuer the number of shares of the Issuer’s Class A common stock, par value $0.0001 per share (the “Class A Shares”), set forth on the signature page hereto (the “Acquired Shares”) for a purchase price of $10.00 per share subject to adjustment for any stock dividend, stock split, stock combination, recapitalization or similar event occurring after the date hereof (the “Share Purchase Price” and the aggregate purchase price set forth on the signature page hereto for the Acquired Shares, the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Issuer at the Closing (as defined herein); and
WHEREAS, in connection with the Transaction, certain institutional “accredited investors” (as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”)) or “qualified institutional buyers” (as defined in Rule 144A promulgated under the Securities Act) other than the Subscriber (each, an “Other Subscriber”), have entered into subscription agreements substantially similar to this Subscription Agreement with the Issuer pursuant to which such Other Subscribers have agreed to subscribe for and purchase, and the Issuer has agreed to issue and sell to such Other Subscribers, on the Closing Date (as defined herein), Class A Shares at the Share Purchase Price (the “Other Subscription Agreements”) with an aggregate purchase price of $155,000,000, inclusive of the Purchase Price.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.Subscription.   Subject to the terms and conditions hereof, Subscriber hereby subscribes for and agrees to purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares (such subscription and issuance, the “Subscription”).
2.Closing.
(a)Subject to the satisfaction or waiver of the conditions set forth in Sections 2(c) and 2(d), the closing of the Subscription contemplated hereby (the “Closing”) shall occur on the date of, and at a time immediately prior to or substantially concurrently with, the closing of the Transaction (such date, the “Closing Date”). Not less than five (5) business days prior to the anticipated Closing Date, the Issuer shall provide written notice to Subscriber (the “Closing Notice”) of the anticipated Closing Date specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Issuer.
(b)Subject to the satisfaction or waiver of the conditions set forth in Sections 2(c) and 2(d) (other than those conditions that by their nature are to be satisfied at the closing of the Transaction pursuant to the Transaction Agreement, but without affecting the requirement that such conditions be satisfied or waived at the closing of the Transaction):

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(i)At least two (2) business days prior to the anticipated Closing Date specified in the Closing Notice, or such other time agreed to between the Issuer and the Subscriber (or as soon as practicable after Subscriber receives from the Issuer or its transfer agent evidence of the issuance of the Acquired Shares on the Closing Date from the transfer agent), Subscriber shall deliver to the Issuer the Purchase Price for the Acquired Shares by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, to be held in escrow until the Closing; and
(ii)On the Closing Date the Issuer shall deliver to Subscriber (i) the Acquired Shares against and upon payment by the Subscriber in book entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (ii) a copy of the records of the Issuer’s transfer agent showing the Subscriber (or such nominee or custodian, as applicable) as the owner of the Acquired Shares on and as of the Closing. Each book entry for the Acquired Shares shall contain a legend in substantially the following form:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.
(c)The Issuer’s obligation to effect the Closing shall be subject to the satisfaction on the Closing Date, or, to the extent permitted by applicable law, the waiver by the Issuer, of each of the following conditions:
(i)all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation (in all material respects, or if qualified by materiality or Subscriber Material Adverse Effect, in all respects) by Subscriber of each of the representations, warranties and agreements of each such party contained in this Subscription Agreement as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects or, if qualified by materiality or Subscriber Material Adverse Effect, in all respect, as of such earlier date);
(ii)Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not or would not be reasonably likely to prevent, materially delay, or materially impair the ability of Subscriber to consummate the Closing;
(iii)no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Subscription illegal or otherwise preventing or prohibiting consummation of the Subscription, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such prevention or prohibition; and
(iv)all conditions precedent to the Issuer’s obligation to effect the Transaction set forth in the Transaction Agreement shall have been satisfied or waived (other than those conditions that (A) may only be satisfied at the closing of the Transaction, but subject to the satisfaction or waiver of such conditions as of the closing of the Transaction, or (B) will be satisfied by the Closing and the closing of the transactions contemplated by the Other Subscription Agreements).

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(d)Subscriber’s obligation to effect the Closing shall be subject to the satisfaction on the Closing Date, or, to the extent permitted by applicable law, the waiver by Subscriber, of each of the following conditions:
(i)all representations and warranties of the Issuer contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by Issuer of each of the representations, warranties and agreements of each such party contained in this Subscription Agreement as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects or, if qualified by materiality or Material Adverse Effect, in all respects, as of such earlier date);
(ii)no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Subscription illegal or otherwise preventing or prohibiting consummation of the Subscription, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such prevention or prohibition;
(iii)the Issuer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not or would not be reasonably likely to prevent, materially delay, or materially impair the ability of the Issuer to consummate the Closing;
(iv)no suspension of the qualification of the Class A Shares for offering or sale or trading in any jurisdiction, and no suspension or removal from listing of the Class A Shares on the Stock Exchange shall have occurred;
(v)the terms of the Transaction Agreement (as the same exists on the date of this Subscription Agreement) shall not have been amended, modified or waived in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement;
(vi)all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, including all necessary approvals of the Issuer’s stockholders and regulatory approvals, if any, in each case required by the Transaction Agreement shall have been satisfied or waived (other than those conditions that (A) may only be satisfied at the closing of the Transaction, but subject to the satisfaction or waiver of such conditions as of the closing of the Transaction, or (B) will be satisfied by the Closing and the closing of the transactions contemplated by the Other Subscription Agreements); and
(vii)The Stock Exchange shall have conditionally authorized, subject to official notice of issuance, the listing of the Acquired Shares.
(e)Prior to or at the Closing, Subscriber shall execute and deliver such additional documents and take such additional actions as the Issuer reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.
(f)If the closing of the Transaction does not occur within two (2) business days of the Closing Date specified in a Closing Notice, the Issuer shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to Subscriber by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation, unless and until this Subscription Agreement is terminated in accordance with Section 7 herein, Subscriber shall remain obligated (A) to redeliver funds to the Issuer following the

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Issuer’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transaction pursuant to such new Closing Notice.
3.Issuer Representations and Warranties.   The Issuer represents and warrants that:
(a)The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
(b)The Acquired Shares have been duly authorized and, when issued and delivered to Subscriber against full payment for the Acquired Shares in accordance with the terms of this Subscription Agreement, the Acquired Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation and bylaws or under the laws of the State of Delaware.
(c)This Subscription Agreement has been duly authorized, executed and delivered by the Issuer, constitutes the valid and binding agreement of the Issuer and is enforceable against the Issuer in accordance with their respective terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(d)Assuming the accuracy of Subscriber’s representations and warranties in Section 4, the execution and delivery by the Issuer of this Subscription Agreement, and the consummation of the transactions contemplated herein, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, which would have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Issuer (a “Material Adverse Effect”) or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of the Issuer; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that would have a Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with this Subscription Agreement.
(e)There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Acquired Shares.
(f)The Issuer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Issuer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Issuer is now a party or by which the Issuer’s properties or assets are bound, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
(g)Assuming the accuracy of Subscriber’s representations and warranties in Section 4, the Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Acquired Shares), other than (i) the filing with the Securities and Exchange Commission (the

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“Commission”) of the Registration Statement (as defined below), (ii) filings required by applicable state or federal securities laws, (iii) the filings required in accordance with Section 9(m), (iv) the filings required by the Nasdaq Stock Market or such other applicable stock exchange on which the Issuer’s Class A Shares are then listed (the “Stock Exchange”), including with respect to obtaining stockholder approval, and (v) any filing, the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or have a material adverse effect on the Issuer’s ability to consummate the transactions contemplated hereby, including the sale and issuance of the Acquired Shares.
(h)The authorized capital stock of the Issuer consists of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), (ii) 100,000,000 Class A Shares, and (iii) 10,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Shares”). As of the date hereof and as of immediately prior to the Closing: (A) no shares of Preferred Stock are issued and outstanding, (B) 35,547,500 Class A Shares are issued and outstanding, and (C) 8,625,000 Class B Shares are issued and outstanding. All issued and outstanding Class A Shares and Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements and the Transaction Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any Class A Shares, Class B Shares, or other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, the Issuer has no subsidiaries (other than Merger Sub) and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated.
(i)The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the Stock Exchange. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by the Stock Exchange or the Commission with respect to any intention by such entity to deregister the Class A Shares or prohibit or terminate the listing of the Class A Shares on the Stock Exchange. The Issuer has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act. As of the Closing Date, the Acquired Shares will be approved for listing on the Stock Exchange, subject to official notice of issuance.
(j)Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4, no registration under the Securities Act is required for the offer and sale of the Acquired Shares by the Issuer to Subscriber in the manner contemplated by this Subscription Agreement.
(k)Neither the Issuer nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Acquired Shares.
(l)Concurrently with the execution and delivery of this Subscription Agreement, the Issuer is entering into the Other Subscription Agreements providing for the sale of an aggregate of 15,500,000 Class A Shares for an aggregate purchase price of $155,000,000 (including, in each case, the Class A Shares purchased and sold under this Subscription Agreement). The Issuer has not entered into any side letter or similar agreement with any Other Subscriber or any other investor in connection with such Other Subscriber’s or such other investor’s direct or indirect investment in the Issuer other than (i) the Transaction Agreement, and (ii) the Other Subscription Agreements. The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement and reflect the same Share Purchase Price and terms that are no more favorable to any such Other Subscriber thereunder than the terms of this Subscription Agreement.
(m)The Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, filed by the Issuer with the Commission since its initial registration of the Class A Shares (the “SEC Documents”), which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder applicable to the

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SEC Documents. None of the SEC Documents filed under the Exchange Act (except to the extent that information contained in any SEC Document has been superseded by a later timely filed SEC Document) contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that, with respect to the information relating to SmartRent or any of its affiliates contained in the proxy statement to be filed by the Issuer with respect to the Transaction that was provided in writing by or on behalf of SmartRent or any of its affiliates for use therein, included in any SEC Document or filed as an exhibit thereto, the representation and warranty in this sentence is made to the Issuer’s knowledge. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception. There are no material outstanding or unresolved comments in comment letters from the Staff of the Commission with respect to any of the SEC Documents. The financial statements of the Issuer included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Issuer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.
(n)Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Issuer, threatened against the Issuer or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer.
(o)Except for placement fees payable to J.P. Morgan Securities and Morgan Stanley & Co. LLC in their capacities as placement agents for the offer and sale of the Acquired Shares (in such capacity, collectively, “Placement Agents”), the Issuer has not paid, and is not obligated to pay, any brokerage, finder’s or other commission or similar fee in connection with its issuance and sale of the Acquired Shares, including, for the avoidance of doubt, any fee or commission payable to any stockholder or affiliate of the Issuer.
(p)None of the Issuer, its subsidiaries or any of their affiliates, nor any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Acquired Shares under the Securities Act, whether through integration with prior offerings pursuant to Rule 502(a) of the Securities Act or otherwise.
(q)The Issuer has not received any written communication from a governmental entity alleging that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(r)The Issuer is not, and immediately after receipt of payment for the Acquired Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
4.Subscriber Representations and Warranties.   Subscriber represents and warrants that:
(a)Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with the requisite entity power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
(b)This Subscription Agreement has been duly authorized, executed and delivered by Subscriber. This Subscription Agreement is the valid and binding obligation of Subscriber and enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

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(c)The execution and delivery by Subscriber of this Subscription Agreement, and the performance by Subscriber of its obligations under this Subscription Agreement, including the purchase of the Acquired Shares and the consummation of the other transactions contemplated herein, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject, which would be reasonably likely to materially affect the legal authority or ability of Subscriber to comply in all material respects with the terms of this Subscription Agreement (a “Subscriber Material Adverse Effect”); (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of Subscriber’s properties that would be reasonably likely to have a Subscriber Material Adverse Effect or materially affect the legal authority of Subscriber to comply in all material respects with this Subscription Agreement.
(d)Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A promulgated under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8) or (9) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined above) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any other securities laws of the United States or any other jurisdiction. Accordingly, the Subscriber understands that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J). Subscriber has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares and is an “institutional account” as defined by FINRA Rule 4512(c). Accordingly, the Subscriber understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).
(e)Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act or any other securities laws of the United States or any other jurisdiction. Subscriber acknowledges that it is acquiring its entire beneficial ownership interest in the Acquired Shares for Subscriber’s own account for investment purposes only (or for an account over which the Subscriber exercises sole discretion for another qualified institutional buyer or accredited investor) and not with a view to any distribution of the Acquired Shares in any manner that would violate the securities laws of the United States or any other jurisdiction. Subscriber understands that the Acquired Shares may not be resold, Transferred (as defined herein), pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, pursuant to Rule 144 promulgated under the Securities Act, absent a change in law, receipt of regulatory no-action relief or an exemption, provided that all of the applicable conditions thereof have been met, or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act (including without limitation sales conducted pursuant to Rule 144 promulgated under the Securities Act), and that any certificates or book entry records representing the Acquired Shares shall contain a legend to such effect. Subscriber acknowledges that the Acquired Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Acquired Shares. Subscriber understands and agrees that the Acquired Shares will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time.

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Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or Transfer of any of the Acquired Shares. For purposes of this Subscription Agreement, “Transfer” shall mean any direct or indirect transfer, redemption, disposition or monetization in any manner whatsoever, including, without limitation, through any derivative transactions.
(f)Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by the Issuer, SmartRent, the Placement Agents or any of their respective affiliates, or any of their respective subsidiaries, control persons, officers, directors, employees, partners, agents or representatives or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Issuer included in this Subscription Agreement.
(g)Subscriber’s acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.
(h)In making its decision to subscribe for and purchase the Acquired Shares, Subscriber represents that, other than with respect to the representations and warranties of the Issuer expressly set forth in this Agreement, it has relied solely upon its own independent investigation. Without limiting the generality of the foregoing, in making its investment or decision to invest in the Issuer, Subscriber has not relied on any statements or other information provided by the Issuer, SmartRent, the Placement Agents or any of their respective affiliates, or any of their respective control persons, officers, directors, employees, partners, agents or representatives (other than the representations and warranties of the Issuer expressly set forth in this Agreement), concerning the Issuer, SmartRent or the Acquired Shares or the offer and sale of the Acquired Shares or Subscriber’s decision to purchase the Acquired Shares. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to the Issuer, the Transaction and the business of SmartRent. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed the Issuer’s filings with the Commission. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares.
(i)Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and the Issuer or the Placement Agents, and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer or the Placement Agents. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Acquired Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(j)Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares, including those set forth in the Issuer’s filings with the Commission. Subscriber qualifies as a sophisticated institutional investor and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment, both in general and with regard to transactions in, and investment strategies involving, securities, including Subscriber’s investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.
(k)Subscriber acknowledges and agrees that (i) each Placement Agent is acting solely as a placement agent in connection with the Subscription and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for Subscriber, (ii) none of the Placement Agents nor any affiliate of the Placement Agents (nor any officer, director, employee or

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representative of each Placement Agent or any affiliate thereof) have made, or will make, any representation or warranty, whether express or implied, of any kind or character and have not provided, and will not provide, any advice or recommendation or act as a fiduciary in connection with the Subscription, (iii) the Placement Agents will have no responsibility with respect to (A) any representations, warranties or agreements made by any person or entity under or in connection with the Subscription or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) thereof, or (B) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Issuer, SmartRent or the Subscription, (iv) the Placement Agents (and their respective affiliates or control persons, officers, directors, employees, partners, agents or representatives) shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by Subscriber, the Issuer or any other person or entity) for any action heretofore or hereafter taken of omitted to be taken, whether in contract, tort or otherwise, to Subscriber, or to any person claiming through Subscriber (including any affiliates, control persons, officers, directors, employees, partners, agents or representatives), in respect of the Subscription, (v) the Placement Agents and their respective affiliates have not made an independent investigation with respect to the Issuer, SmartRent or the Acquired Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Issuer or SmartRent, and (vi) the Placement Agents have not prepared a disclosure or offering document in connection with the offer and sale of the Acquired Shares.
(l)Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.
(m)Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of an investment in the Acquired Shares.
(n)Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively “OFAC Lists”) or a person or entity prohibited by any OFAC List, (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Sudan, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber represents that, if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC Lists. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived.
(o)If Subscriber is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of ERISA, (ii) a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code, (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”),

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or (iv) an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (together with the ERISA Plans, the “Plans”), then Subscriber represents and warrants that it has not relied on the Issuer or any of its affiliates (the “Transaction Parties”) for investment advice as the Plan’s fiduciary with respect to its decision to acquire and hold the Acquired Shares, and none of the Transaction Parties shall at any time be relied on as the Plan’s fiduciary with respect to any decision to acquire and hold the Acquired Shares.
(p)At the Closing, Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2(b)(i).
5.Additional Subscriber Agreement.    Subscriber hereby agrees that, from the date hereof until the Closing Date (or earlier termination of this Subscription Agreement), neither Subscriber nor any person or entity acting on behalf of Subscriber or pursuant to any understanding with Subscriber will engage in any Short Sales with respect to the Class A Shares of the Issuer. For purposes of this Section 5, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in connection with a bona fide margin agreement or in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (a) nothing herein shall prohibit entities under common management or that share an investment advisor with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the Transaction (including Subscriber’s controlled affiliates and/or affiliates) from entering into any Short Sales, (b) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, this Section 5 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Acquired Shares covered by this Subscription Agreement, and (c) this Section 5 shall not apply to any sale (including the exercise of any redemption right) of securities of the Issuer (i) held by the Subscriber, its controlled affiliates and/or affiliates or any person or entity acting on behalf of the Subscriber or any of its controlled affiliates and/or affiliates prior to the execution of this Subscription Agreement or (ii) purchased by the Subscriber, its affiliates or any person or entity acting on behalf of the Subscriber or any of its controlled affiliates and/or affiliates in open market transactions after the execution of this Subscription Agreement.
6.Registration Rights.
(a)The Issuer agrees that, as soon as practicable, but in no event later than thirty (30) calendar days after the consummation of the Transaction, the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement registering the resale of the Acquired Shares (the “Registration Statement”), and the Issuer shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Closing and (ii) the tenth (10th) business day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effective Date”); provided, that if such date falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effective Date shall be extended to the next business day on which the Commission is open for business. The Issuer’s obligations to include the Acquired Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Issuer such information regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Acquired Shares as shall be reasonably requested by the Issuer to effect the registration of the Acquired Shares, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in

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similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as permitted hereunder; provided, however, that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement in respect of, or otherwise be subject to any other agreement with the Issuer that imposes a contractual restriction on the ability to transfer, the Acquired Shares. Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Acquired Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Acquired Shares which is equal to the maximum number of Acquired Shares as is permitted by the Commission. In such event, the number of Acquired Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. In the event the Issuer amends the Registration Statement in accordance with the foregoing, the Issuer will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by the Commission, one or more registration statement to register the resale of those Acquired Shares that were not registered on the initial Registration Statement, as so amended. Upon notification by the Commission that the Registration Statement has been declared effective by the Commission, within one (1) business day thereafter, the Issuer shall file the final prospectus under Rule 424 of the Securities Act. The Issuer will provide a draft of the Registration Statement to Subscriber for review at least four (4) business days in advance of filing the Registration Statement. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission, in which case Subscriber will have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Issuer.
(b)In the case of the registration, qualification, exemption or compliance effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense the Issuer shall:
(i)except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) the date Subscriber ceases to hold any Acquired Shares, (B) the date all Acquired Shares held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 promulgated under the Securities Act and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), as applicable, and (C) three (3) years from the Effective Date of the Registration Statement.
(ii)advise Subscriber as soon as reasonably practicable, but in any event within five (5) business days:
(A)when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;
(B)of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;
(C)of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Acquired Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(D)subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in the Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a

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material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (A) through (D) above may constitute material, nonpublic information regarding the Issuer or require Subscriber to agree to keep such information confidential;
(iii)use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement as soon as reasonably practicable;
(iv)upon the occurrence of any event contemplated above, except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Acquired Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(v)use its commercially reasonable efforts to cause all Acquired Shares to be listed on the Stock Exchange;
(vi)use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Acquired Shares contemplated hereby and to enable Subscriber to sell the Acquired Shares under Rule 144; and
(vii)remove the legend described in Section 2(b)(ii) (or instruct its transfer agent to so remove such legend) from the Acquired Shares if (A) the Registration Statement has become effective under the Securities Act, (B) such Acquired Shares are sold or transferred pursuant to Rule 144 (if the transferor is not an affiliate of the Issuer), or (C) such Acquired Shares are eligible for sale under Rule 144, without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions. Subscriber agrees to provide the Issuer, its counsel and/or the transfer agent with evidence reasonably requested by it in order to cause the removal of the legend described in Section 2(b)(ii) (the “Representations”). With respect to clause (A), while the Registration Statement is effective, the Issuer shall use commercially reasonable efforts cause its counsel, or counsel acceptable to the transfer agent, to issue to the transfer agent a “blanket” legal opinion to allow the legend on the Acquired Shares to be removed upon resale of the Acquired Shares pursuant to the effective Registration Statement to the extent requested by the transfer agent to effectuate the removal of the legend in connection with such sales. If a legend is no longer required pursuant to the foregoing, the Issuer will, no later than two (2) business days following request by Subscriber, cause the transfer agent for the Acquired Shares (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Acquired Shares and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends, subject to the delivery by Subscriber to the Issuer or the Transfer Agent (with notice to the Issuer) of a legended certificate or instrument representing Acquired Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) and the Representations. Certificates for Acquired Shares free from all restrictive legends may be transmitted by the Transfer Agent to Subscriber by crediting the account of the Subscriber’s prime broker with Depository Trust Company (“DTC”) as directed by Subscriber. The Issuer shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance and Subscriber shall be responsible for all other fees and expenses (including, without limitation, any applicable broker fees, fees and disbursements of their legal counsel and any applicable transfer taxes).

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(c)Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Issuer’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Issuer’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than two (2) occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period; and, provided further, that the Issuer shall use commercially reasonable efforts to make the Registration Statement available for sale by the Subscriber of its Acquired Shares as soon as practicable following any such suspension. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that it will immediately discontinue offers and sales of the Acquired Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144 or another applicable exemption from the registration requirements of the Securities Act) until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Acquired Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Acquired Shares shall not apply (A) to the extent Subscriber is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.
(d)Subscriber may deliver written notice (an “Opt-Out Notice”) to the Issuer requesting that Subscriber not receive notices from the Issuer otherwise required by Section 6(c); provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Issuer in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 6(d)) and the related suspension period remains in effect, the Issuer will so notify Subscriber, within one (1) business day of Subscriber’s notification to the Issuer, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.
(e)The Issuer shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, employees, advisors and agents of Subscriber and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all out-of-pocket losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in

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any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except insofar as the same (A) are caused by or contained in any information furnished in writing to the Issuer by or on behalf of Subscriber expressly for use therein, (B) result from or in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Issuer in a timely manner, or (C) result from or in connection with any offers or sales effected by or on behalf of Subscriber in violation of Section 6(c) hereof, and (ii) any violation or alleged violation by the Issuer of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the Transfer of the Acquired Shares by Subscriber.
(f)Subscriber shall, severally and not jointly with any other person that is a party to the Other Subscription Agreements, indemnify and hold harmless the Issuer, its directors, officers, agents and employees, and each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, (i) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or (ii) arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, with respect to (i) and/or (ii), to the extent, but only to the extent, that such untrue or alleged untrue statements or omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Issuer by Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Acquired Shares giving rise to such indemnification obligation. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the Transfer of the Acquired Shares by Subscriber.
(g)If the indemnification provided under this Section 6 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of Subscriber shall be limited to the net proceeds received by such Subscriber from the sale of the Acquired Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), or on behalf of such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 6, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 6(g) from any person or entity who was not guilty of such fraudulent misrepresentation.
(h)Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the

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extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, or if such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. If such defense is assumed, (i) the indemnifying party shall keep the indemnified party reasonably informed as to the status of such claim at all stages thereof (including all settlement negotiations and offers). In any action hereunder as to which the indemnifying party has assumed the defense thereof with counsel satisfactory to the indemnified party, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof. No indemnifying party shall, without the prior written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation that shall be in form and substance satisfactory to such indemnified party.
7.Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with the terms therein, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if any of the conditions to Closing set forth in Sections 2(c) and 2(d) are not satisfied on or prior to the Closing Date and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing, or (d) December 21, 2021, if the Closing has not occurred by such date; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover out-of-pocket losses, liabilities or damages arising from such breach. The Issuer shall promptly notify in writing Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 7, any Purchase Price paid by the Subscriber to the Issuer in connection herewith shall be promptly returned to the Subscriber without any deduction for or on account of any tax withholding, charges or set-off, whether or not the Transaction shall have been consummated.
8.Trust Account Waiver.   Notwithstanding anything to the contrary in this Subscription Agreement, Subscriber, on behalf of itself and its affiliates, equity holders and representatives (a) acknowledges and agrees that (i) it has reviewed the Issuer’s filings with the Commission and understands that the Issuer has established a trust account (the “Trust Account”) for the benefit of the Issuer and certain of its existing shareholders, and (ii) none of Subscriber, or its affiliates, equity holders and representatives, has any right, title, interest or claim of any kind arising from this Subscription Agreement in or to any monies in the Trust Account or any distributions or payments therefrom (each, a “Claim”), and (b) hereby waives any Claim (whether arising now or in the future) arising from this Subscription Agreement and agrees not to seek recourse against the Trust Account for any reason whatsoever in connection with any such Claim; provided, however, that nothing in this Section 8 shall be deemed to limit or prohibit (i) the Subscriber’s right to pursue a claim against the Issuer for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (ii) any claims that the Subscriber may have in the future against the Issuer’s assets or funds that are not held in the Trust Account (including any funds that have been released to the Issuer from the Trust Account and any assets that have been purchased or acquired with any such funds) and (iii) the Subscriber’s right, title, interest or claim to the Trust Account by virtue of such

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Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of the Issuer.
9.Miscellaneous.
(a)Each party hereto acknowledges that the other party hereto will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, each party hereto agrees to promptly notify the other party hereto if any of the acknowledgments, understandings, agreements, representations and warranties made by such party as set forth herein are no longer accurate in all material respects. Subscriber and the Issuer further acknowledge and agree that each Placement Agent may rely on and are third-party beneficiaries of Section 3, Section 4 and this Section 9.
(b)Each of the Issuer, the Placement Agents and Subscriber is entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby to the extent required by law or by regulatory bodies.
(c)Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Acquired Shares, if any) may be transferred or assigned without the prior written consent of the Issuer; provided that the consent of the Issuer shall not be required in connection with a proposed assignment to any fund or account managed by the same investment manager as the Subscriber or an affiliate thereof (each an “Affiliated Entity”), subject to such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement (that requires transferee or assignee to make the same representations and warranties as Subscriber in Section 4) or a separate subscription agreement in the same form as this Subscription Agreement, and updating Schedule A hereto; provided, that no such assignment shall relieve Subscriber of its obligations hereunder.
(d)All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
(e)The Issuer may request from Subscriber such additional information as the Issuer may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that the Issuer agrees to keep any such information provided by Subscriber confidential.
(f)This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.
(g)Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(h)If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(i)This Subscription Agreement may be executed in two (2) or more counterparts (including by a “.pdf” format data file or by other electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
(j)Except as otherwise contemplated in this Subscription Agreement, each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

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(k)Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (iii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iv) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
(A)
if to Subscriber, to such address or addresses set forth on the signature page hereto;

(A)
if to the Issuer (prior to the Closing), to:

Fifth Wall Acquisition Corp. I
6060 Center Drive, 10th Floor
Los Angeles, California
Attention: Brendan Wallace
E-mail: brendan@fifthwall.com
with a required copy to (which copy shall not constitute notice):
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Attention:
Eduardo Gallardo; Evan D’Amico

Email: egallardo@gibsondunn.com; edamico@gibsondunn.com
(B)
if to the Issuer (after the Closing), to:

SmartRent, Inc.
18835 N. Thompson Peak Parkway
Scottsdale, AZ 85255
Attn: Lucas Haldeman
E-mail: lucas@smartrent.com
with a required copy to (which copy shall not constitute notice):
DLA Piper LLP
2525 East Camelback Road
Esplanade II, Suite 1000
Phoenix, AZ 85016
Attn:
David Lewis
Kevin Criddle

Email:
david.lewis@dlapiper.com
kevin.criddle@dlapiper.com

(l)This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.
THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED

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TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9(k) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9(l).
(m)The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, the Transaction, and any other material, nonpublic information that the Issuer has provided to Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, to the Issuer’s knowledge, Subscriber shall not be in possession of any material, nonpublic information received from the Issuer or any of its officers, directors, employees or agents. Upon the issuance of the Disclosure Document the Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Issuer or any of their respective affiliates, officers, directors, or employees or agents, including, without limitation, the Placement Agents, relating to the transactions contemplated by this Subscription Agreement. The Issuer understands and confirms that the Subscriber and its affiliates will rely on the foregoing representations in effecting transactions in securities of the Issuer. Notwithstanding anything in this Subscription Agreement to the contrary, the Issuer shall not, and shall direct its directors, officers, employees, and agents not to, without the prior written consent of Subscriber, publicly disclose the name of Subscriber or any of its advisors or affiliates, or include the name of Subscriber or any of its advisors or affiliates (i) in any press release or marketing materials or (ii) in any filing with the Commission or any regulatory agency or trading market, except (A) as required by the federal securities law in connection with the Registration Statement, (B) in the filing of this Subscription Agreement with the Commission and in the related Current Report on Form 8-K in a manner acceptable to the undersigned, or (C) to the extent such disclosure is required by law, at the request of the Staff of the Commission or regulatory agency or under the regulations of the Stock Exchange, in which case the Issuer shall provide Subscriber with prior written

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notice of such disclosure permitted under this subclause (C) and the opportunity to comment on such disclosure, which comments shall be considered in good faith.
(n)This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by each of the parties hereto.
(o)The parties agree that irreparable damage would occur if any provision of this Subscription Agreement were not performed in accordance with the terms hereof or were otherwise breached, and accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, or to enforce specifically the performance of the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 9(l), in addition to any other remedy to which any party is entitled at law, in equity, in contract, in tort or otherwise.
(p)The obligations of the Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber under the Other Subscription Agreements, and the Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber. The decision of the Subscriber to purchase the Acquired Shares pursuant to this Subscription Agreement has been made by the Subscriber independently of any Other Subscriber and independently of any information, materials, statements opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Issuer, SmartRent or any of their respective subsidiaries which may have been made or given by any Other Subscriber or by any agent or employee of any Other Subscriber, and neither the Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber (or to any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by the Subscriber or any Other Subscriber pursuant hereto or thereto, shall be deemed to constitute the Subscriber and any Other Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and any Other Subscriber are in any way acting in concert or as a “group” (within the meaning of Section 13(d) of the Exchange Act) with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. The Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Acquired Shares or enforcing its rights under this Subscription Agreement.
(q)The Issuer acknowledges and agrees that, notwithstanding anything herein to the contrary, the Acquired Shares may be pledged by the Subscriber in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Acquired Shares hereunder, provided that such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and the Subscriber effecting a pledge of the Acquired Shares shall not be required to provide the Issuer with any notice thereof. The Issuer hereby agrees to execute and deliver such documentation as a pledgee of the Acquired Shares may reasonably request in connection with a pledge of the Acquired Shares to such pledgee by the Subscriber.
(r)From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Subscriber to sell securities of the Issuer to the public without registration are available to holders of the Issuer’s Class A Shares for so long as the Subscriber holds the Acquired Shares, the Issuer agrees to take commercially reasonable efforts to (to the extent any of the following is required to be satisfied for the Subscriber to sell securities of the Issuer to the public under Rule 144): (i) make and keep public information available, as those terms are understood and defined in Rule 144; (ii) file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements; and (iii) furnish to Subscriber, promptly upon Subscriber’s reasonable request, (A) a written statement by the Issuer, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act, (B) a copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by

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the Issuer, and (C) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.
(s)If Subscriber is a Massachusetts Business Trust, a copy of the Declaration of Trust of Subscriber or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Subscriber or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees, officers or stockholders of Subscriber or any affiliate thereof individually but are binding only upon Subscriber or any affiliate thereof and its assets and property.
[Signature pages follow.]

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IN WITNESS WHEREOF, the Issuer has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first written above.
FIFTH WALL ACQUISITION CORP. I
By:
Name:
Title:

IN WITNESS WHEREOF, Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first written above.
Name of Subscriber:	State/Country of Formation or Domicile:
By: Name: Title:
Name in which Shares are to be registered (if different):
Subscriber EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Email address:

Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10.00
You must pay the Aggregate Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.
[Signature Page to Subscription Agreement]

Annex G
FORM OF AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
This Amended and Restated Registration Rights Agreement (this “Agreement”) is entered into as of [•], 2021 (the “Effective Date”) by and among: SmartRent, Inc., a Delaware corporation f/k/a Fifth Wall Acquisition Corp. I, a Delaware corporation (the “Company”), the equityholders designated as Sponsor Equityholders on Schedule A hereto (collectively, the “Sponsor Equityholders”), and the equityholders designated as Legacy SmartRent Equityholders on Schedule B hereto (collectively, the “Legacy SmartRent Equityholders” and, together with the Sponsor Equityholders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.3 of this Agreement, the “Holders” and each individually a “Holder”).
RECITALS
WHEREAS, the Company, Einstein Merger Corp. I, a Delaware corporation (“Merger Sub”), and SmartRent Technologies, Inc., a Delaware corporation (“Legacy SmartRent”), are parties to that certain Merger Agreement, dated as of April 21, 2021 (the “Merger Agreement”), pursuant to which, on the Effective Date, Merger Sub merged with and into Legacy SmartRent (the “Merger”), with Legacy SmartRent surviving the Merger as a wholly owned subsidiary of the Company;
WHEREAS, the Legacy SmartRent Equityholders are receiving shares of Common Stock (as defined below) (the “Merger Shares”) on or about the Effective Date, pursuant to the Merger Agreement;
WHEREAS, the Sponsor Equityholders held an aggregate of 8,625,000 of Class B common stock of the Company, par value $0.0001 per share, immediately prior to the consummation of the Merger, which, upon the consummation of the Merger, have automatically been converted into 8,625,000 shares of Common Stock (the “Sponsor Shares”);
WHEREAS, Fifth Wall Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), acquired 1,047,500 shares of Common Stock (the “Private Placement Shares”) pursuant to the terms of that certain Private Placement Share Purchase Agreement, dated as of February 4, 2021 (the “Private Placement Share Purchase Agreement”);
WHEREAS, the Company, the Sponsor, and the parties listed under Holder on the signature page thereto, are parties to that certain Registration and Stockholder Rights Agreement, dated as of February 4, 2021 (the “Prior Agreement”); and
WHEREAS, in connection with the consummation of the Merger, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto desire to enter into this Agreement pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE I
DEFINITIONS
The following capitalized terms used herein have the following meanings:
“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer of the Company or principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.
“Agreement” is defined in the preamble to this Agreement.
“Blackout Period” is defined in Section 3.4(b).
“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.
“Board” means the board of directors of the Company.
“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.
“Common Stock” means the common stock, par value $0.0001 per share, of the Company.
“Company” is defined in the preamble to this Agreement.
“Demanding Holder” is defined in Section 2.1(d).
“Effective Date” is defined in the preamble to this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“FINRA” means the Financial Industry Regulatory Authority Inc.
“Form S-1 Shelf” is defined in Section 2.1(a).
“Form S-3 Shelf” is defined in Section 2.1(a).
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include FINRA and the Commission), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Holder” is defined in the preamble to this Agreement.
“Holder Indemnified Party” is defined in Section 4.1.
“Indemnified Party” is defined in Section 4.3.
“Indemnifying Party” is defined in Section 4.3.
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Legacy SmartRent” is defined in the recitals to this Agreement.
“Legacy SmartRent Equityholders” is defined in the preamble to this Agreement.
“Maximum Number of Securities” is defined in Section 2.1(e).
“Merger” is defined in the recitals to this Agreement.
“Merger Agreement” is defined in the recitals to this Agreement.
“Merger Shares” is defined in the recitals to this Agreement.
“Merger Sub” is defined in the recitals to this Agreement.
“Minimum Takedown Threshold” is defined in Section 2.1(d).
“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“New Registration Statement” is defined in Section 2.1(g).
“Notices” is defined in Section 5.4.
“Other Coordinated Offering” is defined in Section 2.4(a).
“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
“Piggyback Registration” is defined in Section 2.2(a).
“Prior Agreement” is defined in the recitals to this Agreement.
“Private Placement Shares” is defined in the recitals to this Agreement.
“Private Placement Share Purchase Agreement” is defined in the recitals to this Agreement.
“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Register,” “Registered” and “Registration” mean a registration, including any related Shelf Takedown but excluding a registration on Form S-4 or Form S-8, or their successors, or any registration covering only securities proposed to be issued in exchange for securities or assets of another entity), effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registrable Securities” means (a) the Sponsor Shares and the shares of Common Stock issued upon the conversion of the Sponsor Shares, (b) the Private Placement Shares, (c) any outstanding shares of Common Stock held by a Holder as of the Effective Date (including the Merger Shares), (d) any shares of Common Stock of the Company (including any shares of Common Stock issued or issuable upon the exercise of any outstanding Warrants held by a Holder as of the Effective Date) otherwise acquired or owned by a Holder following the date hereof to the extent such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, and (e) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earliest to occur of: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such

Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration Expenses” shall mean the expenses of a Registration, including, without limitation, the following:
(a) all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Common Stock is then listed;
(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters, placement agent or sales agent in connection with blue sky qualifications of Registrable Securities);
(c) printing, messenger, telephone and delivery expenses;
(d) reasonable fees and disbursements of counsel for the Company;
(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(f) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering or Other Coordinated Offering.
“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holder” is defined in Section 2.1(e).
“SEC Guidance” is defined in Section 2.1(g).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“Shelf” means the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.
“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“Sponsor Equityholders” is defined in the preamble to this Agreement.
“Sponsor Shares” is defined in the recitals to this Agreement.
“Subscription Agreements” means those certain subscription agreements the Company entered into with certain investors pursuant to which such investors purchased shares of Common Stock in connection with the consummation of the transactions contemplated in the Merger Agreement.
“Subsequent Shelf Registration” is defined in Section 2.1(b).
“Suspension Period” is defined in Section 3.4(a).

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“Underwriter” means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.
“Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” is defined in Section 2.1(d).
“Warrants” means the warrants of the Company, with each whole warrant entitling the holder to purchase one share of Common Stock, held by any Holder.
“Withdrawal Notice” is defined in Section 2.1(f).
ARTICLE II
REGISTRATION RIGHTS.
Section 2.1.    Shelf Registration.
(a)   Filing.   Subject to Section 3.3,   the Company shall file within 45 days after the date of this Agreement, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Following the filing of the Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Registration Statement on Form S-3 (the “Form S-3 Shelf”) as soon as practicable after the Company is eligible to use Form S-3.
(b)   Subsequent Shelf Registration.   If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.
(c)   Additional Registrable Securities.   In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Legacy SmartRent Equityholder or a Sponsor Equityholder that holds at least five percent (5.0%) of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice in any twelve (12) month period for the Legacy SmartRent Equityholders, on the one hand, and the Sponsor Equityholders, on the other hand.
(d)   Requests for Underwritten Shelf Takedowns.   At any time and from time to time when an effective Shelf is on file with the Commission, any one or more Legacy SmartRent Equityholders or one or more Sponsor Equityholders (any of the Legacy SmartRent Equityholders or the Sponsor Equityholders being, in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided in each case that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder(s) with a total offering price reasonably expected to exceed, in the aggregate, fifty million dollars ($50,000,000) (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Promptly (but in any event within ten (10) days) after receipt of a request for Underwritten Shelf Takedown, the Company shall give written notice of the Underwritten Shelf Takedown to all other Holders. Subject to Section 2.4(d), the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Legacy SmartRent Equityholders, on the one hand, and the Sponsor Equityholders, on the other hand, may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1(d) in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Shelf Takedown pursuant to any then effective Registration Statement, including the Form S-3 Shelf, that is then available for such offering.
(e)   Reduction of Underwritten Shelf Takedown.   If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown advises the Company, the Demanding Holders and the Holders requesting piggy-back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Shelf Takedown pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Shelf Takedown without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Shelf Takedown, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities of the Company that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown, or in such other proportion as shall mutually be agreed to by all such Demanding Holders and Requesting Holders) that can be sold without exceeding the Maximum Number of Securities; provided, however, that the number of Registrable Securities held by the Holders to be included in such Underwritten Shelf Takedown shall not be reduced unless all other securities are first entirely excluded from the Underwritten Shelf Takedown. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. The inclusion of any Holder’s Registrable Securities in an Underwritten Shelf Takedown shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.
(f)   Withdrawal.   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any Legacy SmartRent Equityholder or Sponsor Equityholder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by such Holder. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of Section 2.1(d), unless either (i) the Demanding Holder has not previously withdrawn any Underwritten Offering or (ii) the Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown; provided that, if a Legacy SmartRent Equityholder or a Sponsor Equityholder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Legacy SmartRent Equityholders or the Sponsor Equityholders, as applicable, for purposes of Section 2.1(d). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to its withdrawal under this Section 2.1(f), other than if a Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this Section 2.1(f).
(g)   New Registration Statement.   Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Shelf Registration as required by the Commission and/or (ii) withdraw the Shelf Registration and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale of the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Shelf Registration or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration, as amended, or the New Registration Statement.

(h)   Effective Registration.   Notwithstanding the provisions of Section 2.1(c) or Section 2.1(d) above or any other part of this Agreement, a Registration shall not count as a Registration unless and until (i) the Registration Statement has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to an Underwritten Shelf Takedown becomes effective or is subsequently terminated.
Section 2.2.   Piggyback Registration.
(a)   Piggyback Rights.   Subject to Section 2.4(c), if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) for a rights offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2.2(b), the Company shall cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2(a) to be included therein on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.
(b)   Reduction of Offering.   If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering: (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a), pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering or in such other proportions as shall mutually be agreed to by all such selling Holders, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;
(ii) If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering: (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a), pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering or in such other proportions as shall mutually be agreed to by all such selling Holders, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and
(iii) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities pursuant to Section 2.1(e).
(c)   Piggyback Withdrawal.   Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1(f)) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1(f)), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2(c).
(d)   Unlimited Piggyback Registration Rights.   For purposes of clarity, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1(d) hereof.

Section 2.3.    Market Stand-Off.   In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), each Holder given an opportunity to participate in the Underwritten Offering pursuant to the terms of this Agreement agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90) day period beginning on the date of pricing of such offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Common Stock, except in the event the Underwriters managing the offering otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).
Section 2.4.    Block Trades; Other Coordinated Offerings.
(a) Notwithstanding the foregoing, at any time and from time to time when an effective Shelf is on file with the Commission and effective, if a Demanding Holder wishes to engage in (i) a Block Trade or (ii) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case with a total offering price reasonably expected to exceed, in the aggregate, either (A) fifty million dollars ($50,000,000) or (B) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2.1(d), such Demanding Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence, and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters or placement agents or sales agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.
(b) Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters or placement agents or sales agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4(b).
(c) Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
(d) The Demanding Holder in a Block Trade shall have the right to select the Underwriters and any sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).
ARTICLE III
REGISTRATION PROCEDURES
Section 3.1.    Filings; Information.   In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection therewith:
(a)   Filing Registration Statement.   The Company shall prepare and file with the Commission as soon as practicable a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and use its commercially reasonable efforts to keep it effective for the period required by Section 3.1(c).

(b)   Copies.   The Company shall, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Holders of Registrable Securities included in such Registration or legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders.
(c)   Amendments and Supplements.   The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.
(d)   Notification.   After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the Holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such Holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain a Misstatement, and promptly make available to the Holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or Prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall consider such comments in good faith before filing any Registration Statement or Prospectus or amendment or supplement thereto, including documents incorporated by reference.
(e)   State Securities Laws Compliance.   The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or take any action to which it would be subject to general service of process or taxation in any such jurisdiction.
(f)   Agreements for Disposition.   The Company shall enter into customary agreements (including, if applicable, an underwriting agreement or other sales or distribution agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any such agreement which are made to or for the benefit of any Underwriters or other placement agent or sales agent, to the extent applicable, shall also be made to and for the benefit of the Holders of Registrable Securities included in such registration statement. No Holder included in a Registration Statement to which such underwriting agreement relates shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Holder’s material agreements and organizational documents, and with respect to written information relating to such Holder that such Holder has furnished in writing expressly for inclusion in such Registration Statement.
(g)   Cooperation.   The principal executive officer, principal financial officer and principal accounting officer of the Company and all other officers and members of the management of the Company shall reasonably cooperate in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.
(h)   Records.   The Company shall make available for inspection by the Holders of Registrable Securities included in such Registration Statement, any Underwriter or placement agent or sales agent participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any Holder of Registrable Securities included in such Registration Statement or any Underwriter or placement agent or sales agent, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply and be available to discuss any information reasonably requested by any of them in connection with such Registration Statement; provided, however, that such Underwriter, placement agent, sales agent or other representatives enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information.
(i)   Opinions and Comfort Letters.   The Company shall use commercially reasonable efforts to obtain (i) a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, Block Trade or Other Coordinated Offering, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or placement agent or sales agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders, and (ii) an opinion and negative assurance letter, to be delivered on the date the Registrable Securities are delivered for sale pursuant to such Registration Statement, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sale agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders; provided, however, that counsel for the Company shall not be required to provide any opinions with respect to any Holder.
(j)   Earnings Statement.   The Company shall comply in all material respects with all applicable rules and regulations of the Commission and the Securities Act and make available to its shareholders, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.
(k)   Listing.   The Company shall use its commercially reasonable efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.
(l)   Road Show.   If the Registration involves an Underwritten Offering of Registrable Securities for gross proceeds in excess of fifty million dollars ($50,000,000), the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering.
Section 3.2.   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
Section 3.3.   Information.   The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Article II and in connection with the Company’s obligation to comply with federal and applicable state securities laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide such information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
Section 3.4.   Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
(a) Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).
(b) If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (iii) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than sixty (60) consecutive days, determined in good faith by the Company necessary for such purpose after the request of the Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period (any such period, a “Blackout Period”). In the event the Company exercises its rights under this Section 3.4(b), the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4. Notwithstanding anything to the contrary in this Section 3.4, in no event shall any Suspension Period or any Blackout Period continue for more than one hundred twenty (120) days in the aggregate during any three hundred and sixty-five (365) day period.
(c) (i) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and eighty (180) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf, or (ii) if, pursuant to

Section 2.1(d), Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1(d) or Section 2.4. In such event, the Company shall have the right to defer such filing for a period of not more than sixty (60) days.
(d) The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders of Registrable Securities in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
Section 3.5.    Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION.
Section 4.1.    Indemnification by the Company.   To the extent permitted by law and subject to the limitations set forth in Section 4.4(c) hereof, the Company agrees to indemnify and hold harmless each Holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls a Holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Holder Indemnified Party”), from and against all losses, judgments, claims, damages, liabilities and out-of-pocket expenses, whether joint or several, arising out of or based upon any Misstatement or alleged Misstatement contained in any Registration Statement or Prospectus; provided, however, that the indemnity agreement contained in this Section 4.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, and the Company will not be liable in any such case to the extent that any such losses, judgments, claims, damages, liabilities or out-of-pocket expenses arises out of or is based upon any Misstatement or alleged Misstatement made in such Registration Statement or Prospectus in reliance upon and in conformity with information furnished to the Company, in writing, by a Holder Indemnified Party expressly for use therein.
Section 4.2.    Indemnification by Holders of Registrable Securities.   In connection with any Registration Statement in which the Holder of Registrable Securities is participating, to the extent permitted by law and subject to the limitations set forth in Section 4.4(c) hereof, each selling Holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless the Company, each of its directors and officers, legal counsel and accountants for the Company and each Underwriter or placement agent or sales agent (if any), and each other selling Holder and each other person, if any, who controls the Company, another selling Holder or such Underwriter or placement agent or sales agent within the meaning of the Securities Act, against any losses, claims, judgments, damages, liabilities and out-of-pocket expenses, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any Misstatement or alleged Misstatement contained in any Registration Statement, if the Misstatement or Alleged Misstatement was made in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling Holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending; provided, however, that the indemnity agreement contained in this Section 4.2 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and several and shall be limited to the amount of any net proceeds actually received by such selling Holder, except in the case of fraud or willful misconduct by such Holder.
Section 4.3.    Conduct of Indemnification Proceedings.   Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or Section 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written advice of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.
Section 4.4.    Contribution.
(a)   If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the Misstatement or alleged Misstatement relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Misstatement or alleged Misstatement.
(b)   The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4(a).
(c)   The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) with respect to any action shall be entitled to contribution in such action from any person who was not guilty of such fraudulent misrepresentation.
ARTICLE V
MISCELLANEOUS.
Section 5.1.   Other Registration Rights.   Except as provided in the Subscription Agreements, the Company represents and warrants that no person, other than the Holders, has any right to require the Company to register any shares of the Company’s capital stock for sale or to include shares of the Company’s capital stock in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person.
Section 5.2.   Acknowledgment.   The Holders hereby agree and acknowledge that their respective Registrable Securities (other than their respective Registrable Securities acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of Registrable Securities occurs on or after the closing of the Merger) are subject to the lock-up provisions set forth in Section 1 of the Lock-Up Agreements, dated as of April 21, 2021, by and among the Legacy SmartRent Equityholders and the Company, or Section 3 of that certain Sponsor Agreement, dated as of April 21, 2021, by and among the Sponsor and the other parties thereto.
Section 5.3.   Assignment; No Third-Party Beneficiaries.   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of any Holder hereunder may be freely assigned or delegated by such Holder in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties or of any assignee of the Holders. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article IV and this Section 5.3.
Section 5.4.   Notices.   All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, electronic transmission with receipt verified by electronic confirmation, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by electronic transmission; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

If to the Company, to:
SmartRent, Inc.
18835 N. Thompson Peak Parkway
Scottsdale, AZ 85255
Attention: Lucas Haldeman
Email: lucas@smartrent.com
with a copy (which will not constitute notice) to:
DLA Piper LLP
2525 East Camelback Road
Esplanade II, Suite 1000
Phoenix, AZ 85016
Attention:	E-David Lewis Kevin Criddle
Email:	E-david.lewis@dlapiper.com kevin.criddle@dlapiper.com
To a Holder, to the address or contact information set forth in the Company’s books and records.
Section 5.5.    Severability.   This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.
Section 5.6.    Counterparts.   This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.
Section 5.7.    Entire Agreement.   This Agreement (including Schedule A and Schedule B and all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.
Section 5.8.   Modifications, Amendments and Waivers.   Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that in the event any such waiver, amendment or modification would be adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required; provided further that in the event any such waiver, amendment or modification would be disproportionate and adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
Section 5.9.   Termination of Existing Registration Rights.   The registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any shares or securities of the Company or Legacy SmartRent granted under any other agreement, including, but not limited to, the Prior Agreement and the Second Amended and Restated Investors Rights Agreement, dated as of February 2, 2021, by and among Legacy SmartRent and the other parties thereto, any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.
Section 5.10.   Term.   This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Article IV shall survive any termination.
Section 5.11.    Titles and Headings.   Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.
Section 5.12.   Remedies Cumulative.   In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holder may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.
Section 5.13.    Governing Law.   THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.
Section 5.14.    Jurisdiction; Waiver of Trial by Jury.
(a) Any action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this Section 5.14(a).
(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE INVESTOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.
COMPANY:
SMARTRENT, INC.
By:

Name:
Title:
[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.
HOLDERS:
By:

Name:
Title:
[Signature Page to Registration Rights Agreement]

Annex H
FORM OF SMARTRENT.COM, INC.
2021 EQUITY INCENTIVE PLAN

H-i

H-ii

H-iii

SmartRent.com, Inc.
2021 Equity Incentive Plan
1.   Establishment, Purpose and term of Plan.
1.1   Establishment.   The SmartRent.com, Inc. 2021 Equity Incentive Plan (the “Plan”) is hereby established effective as of [           ], 2021, the date of the closing of the transactions contemplated by that certain merger agreement entered into by and between SmartRent.com, Inc., Einstein Merger Corp. I, and Fifth Wall Acquisition Corp. I, following the Plan’s approval by the stockholders of the Company (the “Effective Date”).
1.2   Purpose.   The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.
1.3   Term of Plan.   The Plan shall continue in effect until its termination by the Committee; provided, however, that all Awards shall be granted, if at all, within ten (10) years from the earlier of the date that the Plan was approved by the Board or the stockholders of the Company.
2.   Definitions and Construction.
2.1   Definitions.   Whenever used herein, the following terms shall have their respective meanings set forth below:
(a)   “Affiliate” means (i) a parent entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) a subsidiary entity, other than a Subsidiary Corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the terms “parent,” “subsidiary,” “control” and “controlled by” shall have the meanings assigned to such terms for the purposes of registration of securities on Form S-8 under the Securities Act.
(b)   “Award” means any Option, Stock Appreciation Right, Restricted Stock Purchase Right, Restricted Stock Bonus, Restricted Stock Unit, Performance Share, Performance Unit, Cash-Based Award or Other Stock-Based Award granted under the Plan.
(c)   “Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions applicable to an Award.
(d)   “Board” means the Board of Directors of the Company.
(e)   “Cash-Based Award” means an Award denominated in cash and granted pursuant to Section 11.
(f)   “Cashless Exercise” means a Cashless Exercise as defined in Section 6.3(b)(i).
(g)   “Cause” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between a Participant and a Participating Company applicable to an Award, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) the Participant’s material failure to abide by a Participating Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating

Company’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement (except with respect to a disclosure protected by applicable law); or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a Participating Company.
(h)   “Change in Control” means the occurrence of any one or a combination of the following:
(i)   any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or
(ii)   an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(dd)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or
(iii)   a date specified by the Committee following approval by the stockholders of a plan of complete liquidation or dissolution of the Company;
provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(h) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.
For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple events described in subsections (i), (ii) and (iii) of this Section 2.1(h) are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.
(i)   “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines promulgated thereunder.
(j)   “Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers and, in such instances, references herein to the Committee shall mean the Board. Unless the Board specifically determines otherwise, each member of the Committee shall, at the time it takes any action with respect to an Award under the Plan, be a “non-employee director” within the meaning of Rule 16b-3 and an “independent director” under the rules of any stock exchange on which the Stock is listed. However, the fact that a Committee member shall fail to qualify as “non-employee director” or an “independent director” shall not invalidate any Award granted by the Committee which Award is otherwise validly granted under the Plan.
(k)   “Company” means SmartRent.com, Inc., a Delaware corporation, and any successor corporation thereto.
(l)   “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on Form S-8 under the Securities Act.
(m)   “Director” means a member of the Board.
(n)   “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.
(o)   “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.
(p)   “Employee” means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a Director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.
(q)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(r)   “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:
(i)   Except as otherwise determined by the Committee, if, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.
(ii)   If, on such date, the Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A or Section 422 of the Code to the extent applicable.
(s)   “Full Value Award” means any Award settled in Stock, other than (i) an Option, (ii) a Stock Appreciation Right, or (iii) a Restricted Stock Purchase Right or an Other Stock-Based Award under which the Company will receive monetary consideration equal to the Fair Market Value (determined on the effective date of grant) of the shares subject to such Award.
(t)   “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.
(u)   “Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).
(v)   “Insider” means an Officer, a Director or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.
(w)   “Net Exercise” means a Net Exercise as defined in Section 6.3(b)(iii).
(x)   “Nonemployee Director” means a Director who is not an Employee.
(y)   “Nonemployee Director Award” means any Award granted to a Nonemployee Director as compensation for Service as a Nonemployee Director.
(z)   “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an incentive stock option within the meaning of Section 422(b) of the Code.
(aa)   “Officer” means any person designated by the Board as an officer of the Company.
(bb)   “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.
(cc)   “Other Stock-Based Award” means an Award denominated in shares of Stock and granted pursuant to Section 11.
(dd)   “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).
(ee)   “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.
(ff)   “Participant” means any eligible person who has been granted one or more Awards.
(gg)   “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.
(hh)   “Participating Company Group” means, at any point in time, the Company and all other entities collectively which are then Participating Companies.
(ii)   “Performance Award” means an Award of Performance Shares or Performance Units.

(jj)   “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 10.3 which provides the basis for computing the value of a Performance Award at one or more levels of attainment of the applicable Performance Goal(s) measured as of the end of the Performance Period applicable to such Performance Goal(s).
(kk)   “Performance Goal” means a performance goal established by the Committee pursuant to Section 10.3.
(ll)   “Performance Period” means a period established by the Committee pursuant to Section 10.3 at the end of which one or more Performance Goals are to be measured.
(mm)   “Performance Share” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Share, as determined by the Committee, based upon attainment of applicable Performance Goal(s).
(nn)   “Performance Unit” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon attainment of applicable Performance Goal(s).
(oo)   “Restricted Stock Award” means an Award of a Restricted Stock Bonus or a Restricted Stock Purchase Right.
(pp)   “Restricted Stock Bonus” means Stock granted to a Participant pursuant to Section 8.
(qq)   “Restricted Stock Purchase Right” means a right to purchase Stock granted to a Participant pursuant to Section 8.
(rr)   “Restricted Stock Unit” means a right granted to a Participant pursuant to Section 9 to receive on a future date or occurrence of a future event a share of Stock or cash in lieu thereof, as determined by the Committee.
(ss)   “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.
(tt)   “SAR” or “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 7 to receive payment, for each share of Stock subject to such Award, of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the Award over the exercise price thereof.
(uu)   “Section 409A” means Section 409A of the Code.
(vv)   “Section 409A Deferred Compensation” means compensation provided pursuant to an Award that constitutes nonqualified deferred compensation within the meaning of Section 409A.
(ww)   “Securities Act” means the Securities Act of 1933, as amended.
(xx)   “Service” means a Participant’s employment or service with the Participating Company Group, whether as an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service or a change in the Participating Company for which the Participant renders Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have been interrupted or terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Committee, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of and reason for such termination.
(yy)   “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.4.
(zz)   “Stock Tender Exercise” means a Stock Tender Exercise as defined in Section 6.3(b)(ii).
(aaa)   “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.
(bbb)   “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.
(ccc)   “Trading Compliance Policy” means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.
(ddd)   “Vesting Conditions” mean those conditions established in accordance with the Plan prior to the satisfaction of which an Award or shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s monetary purchase price, if any, for such shares upon the Participant’s termination of Service or failure of a performance condition to be satisfied.
2.2   Construction.   Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
3.   Administration.
3.1   Administration by the Committee.   The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.
3.2   Authority of Officers.   Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election. To the extent permitted by applicable law, the Committee may, in its discretion, delegate to a committee comprised of one or more Officers the authority to grant one or more Awards, without further approval of the Committee, to any Employee, other than a person who, at the time of such grant, is an Insider, and to exercise such other powers under the Plan as the Committee may determine; provided, however, that (a) the Committee shall fix the maximum number of shares subject to Awards that may be granted by such Officers, (b) each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Board or the Committee and shall conform to the provisions of the Plan, and (c) each such Award shall conform to such other limits and guidelines as may be established from time to time by the Committee.

3.3   Administration with Respect to Insiders.   With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.
3.4   Powers of the Committee.   In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:
(a)   to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock, units or monetary value to be subject to each Award;
(b)   to determine the type of Award granted;
(c)   to determine the Fair Market Value of shares of Stock or other property;
(d)   to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Measures, Performance Period, Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of expiration of any Award, (vii) the effect of any Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;
(e)   to determine whether an Award will be settled in shares of Stock, cash, other property or in any combination thereof;
(f)   to approve one or more forms of Award Agreement;
(g)   to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;
(h)   to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;
(i)   to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose residents may be granted Awards; and
(j)   to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.
3.5   Option or SAR Repricing.   Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs having exercise prices per share greater than the then Fair Market Value of a share of Stock (“Underwater Awards”) and the grant in substitution therefor of new Options or SARs having a lower exercise price, Full Value Awards or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof. This Section shall not be construed to apply to

(i) “issuing or assuming a stock option in a transaction to which Section 424(a) applies,” within the meaning of Section 424 of the Code, (ii) adjustments pursuant to the assumption of or substitution for an Option or SAR in a manner that would comply with Section 409A, or (iii) an adjustment pursuant to Section 4 or Section 13.
3.6   Indemnification.   In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.
4.   Shares Subject to Plan.
4.1   Maximum Number of Shares Issuable.   Subject to adjustment as provided in Sections 4.2 and 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be equal to fifteen million five hundred thousand (15,500,000) shares, and such shares shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.
4.2   Share Counting.   If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash or to the extent that shares are withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to Section 16.2. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced only by the number of shares actually issued in such payment. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net Exercise, the number of shares available for issuance under the Plan shall be reduced by the net number of shares for which the Option is exercised.
4.3   Adjustments for Changes in Capital Structure.   Subject to any required action by the stockholders of the Company and the requirements of Section 409A and Section 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, the Award limits set forth in Section 5.3, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become

(whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Awards to provide that such Awards are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise or purchase price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion and in accordance with Section 409A and Section 424 of the Code to the extent applicable. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number and the exercise or purchase price per share shall be rounded up to the nearest whole cent. In no event may the exercise or purchase price, if any, under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The Committee in its discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section shall be final, binding and conclusive.
4.4   Assumption or Substitution of Awards.   The Committee may, without affecting the number of shares of Stock reserved or available under this Plan, authorize the issuance or assumption of equity awards under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code. In addition, subject to compliance with applicable laws, and listing requirements, shares available for grant under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the Plan to individuals who were not Employees or Directors of the Participating Company Group prior to the transaction and shall not reduce the number of shares otherwise available for issuance under the Plan.
5.   Eligibility, Participation and Award Limitations.
5.1   Persons Eligible for Awards.   Awards may be granted only to Employees, Consultants and Directors.
5.2   Participation in the Plan.   Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.
5.3   Incentive Stock Option Limitations.
(a)   Maximum Number of Shares Issuable Pursuant to Incentive Stock Options.   Subject to adjustment as provided in Section 4.4, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed fifteen million five hundred thousand (15,500,000) shares. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Sections 4.2 and 4.3.
(b)   Persons Eligible.   An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.
(c)   Fair Market Value Limitation.   To the extent that options designated as Incentive Stock Options (granted under all stock plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise of the Option, shares issued pursuant to each such portion shall be separately identified.
5.4   Nonemployee Director Award Limit.   Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with generally accepted accounting principles in the United States) of all Nonemployee Director Awards granted to any Nonemployee Director during any fiscal year of the Company, taken together with any cash compensation paid to such Nonemployee Director for Service as a Nonemployee Director during such fiscal year, shall not exceed $1,000,000.
6.   Stock Options.
Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
6.1   Exercise Price.   The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price less than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner that would qualify under the provisions of Section 409A or Section 424(a) of the Code.
6.2   Exercisability and Term of Options.   Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option and (c) no Option granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such Option (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, each Option shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.
6.3   Payment of Exercise Price.
(a)   Forms of Consideration Authorized.   Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent; (ii) if permitted by the Committee and subject to the limitations contained in Section 6.3(b), by means of (1) a Cashless Exercise, (2) a Stock Tender Exercise or (3) a Net Exercise; (iii) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iv) if permitted by the Committee, by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b)   Limitations on Forms of Consideration.
(i)   Cashless Exercise.   A “Cashless Exercise” means the delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.
(ii)   Stock Tender Exercise.   A “Stock Tender Exercise” means the delivery of a properly executed exercise notice accompanied by a Participant’s tender to the Company, or attestation to the ownership, in a form acceptable to the Company of whole shares of Stock owned by the Participant having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised. A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. If required by the Company, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.
(iii)   Net Exercise.   A “Net Exercise” means the delivery of a properly executed exercise notice followed by a procedure pursuant to which (1) the Company will reduce the number of shares otherwise issuable to a Participant upon the exercise of an Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised, and (2) the Participant shall pay to the Company in cash the remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.
6.4   Effect of Termination of Service.
(a)   Option Exercisability.   Subject to earlier termination of the Option as otherwise provided by this Plan and unless otherwise provided by the Committee or in an Award Agreement, an Option shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period determined in accordance with this Section and thereafter shall terminate.
(i)   Disability.   If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).
(ii)   Death.   If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s

Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months (or such longer or shorter period provided by the Award Agreement) after the Participant’s termination of Service for any reason other than Cause.
(iii)   Termination for Cause.   Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service is terminated for Cause or if, following the Participant’s termination of Service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service or act.
(iv)   Other Termination of Service.   If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.
(b)   Extension if Exercise Prevented by Law.   Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) or an Award Agreement is prevented by the provisions of Section 14 below, the Option shall remain exercisable until the later of (i) thirty (30) days after the date such exercise first would no longer be prevented by such provisions or (ii) the end of the applicable time period under Section 6.4(a), but in any event no later than the Option Expiration Date.
6.5   Transferability of Options.   During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, an Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act or, in the case of an Incentive Stock Option, only as permitted by applicable regulations under Section 421 of the Code in a manner that does not disqualify such Option as an Incentive Stock Option.
7.   Stock Appreciation Rights.
Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
7.1   Types of SARs Authorized.   SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may only be granted concurrently with the grant of the related Option.
7.2   Exercise Price.   The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR. Notwithstanding the foregoing, an SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such SAR is granted pursuant to an assumption or substitution for another stock appreciation right in a manner that would qualify under the provisions of Section 409A.

7.3   Exercisability and Term of SARs.
(a)   Tandem SARs.   Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.
(b)   Freestanding SARs.   Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that (i) no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR and (ii) no Freestanding SAR granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such SAR (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of a Freestanding SAR, each Freestanding SAR shall terminate ten (10) years after the effective date of grant of the SAR, unless earlier terminated in accordance with its provisions.
7.4   Exercise of SARs.   Upon the exercise (or deemed exercise pursuant to Section 7.5) of an SAR, the Participant (or the Participant’s legal representative or other person who acquired the right to exercise the SAR by reason of the Participant’s death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made (a) in the case of a Tandem SAR, solely in shares of Stock in a lump sum upon the date of exercise of the SAR and (b) in the case of a Freestanding SAR, in cash, shares of Stock, or any combination thereof as determined by the Committee and set forth in the Award Agreement, in a lump sum upon the date of exercise of the SAR. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant or as otherwise provided in Section 7.5.
7.5   Deemed Exercise of SARs.   If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion. The Company may elect to discontinue the deemed exercise of SARs pursuant to this Section 7.5 at any time upon notice to a Participant or to apply the deemed exercise feature only to certain groups of Participants. The deemed exercise of a SAR pursuant to this Section 7.5 shall apply only to a SAR that has been timely accepted by a Participant under procedures specified by the Company from time to time.
7.6   Effect of Termination of Service.   Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee or in an Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only to the extent and during the applicable time period determined in accordance with Section 6.4 (treating the SAR as if it were an Option) and thereafter shall terminate.
7.7   Transferability of SARs.   During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Award, a Tandem SAR related to a Nonstatutory Stock Option or a Freestanding SAR shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act.
8.   Restricted Stock Awards.
Restricted Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Restricted Stock Bonus or a Restricted Stock Purchase Right and the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
8.1   Types of Restricted Stock Awards Authorized.   Restricted Stock Awards may be granted in the form of either a Restricted Stock Bonus or a Restricted Stock Purchase Right. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of or satisfaction of Vesting Conditions applicable to a Restricted Stock Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).
8.2   Purchase Price.   The purchase price for shares of Stock issuable under each Restricted Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Bonus, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock subject to a Restricted Stock Award.
8.3   Purchase Period.   A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Restricted Stock Purchase Right.
8.4   Payment of Purchase Price.   Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (a) in cash, by check or in cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (c) by any combination thereof.
8.5   Vesting and Restrictions on Transfer.   Shares issued pursuant to any Restricted Stock Award may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event or as provided in Section 8.8. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Trading Compliance Policy. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.
8.6   Voting Rights; Dividends and Distributions.   Except as provided in this Section, Section 8.5 and any Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, that such dividends and distributions shall be subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid, and otherwise shall be paid no later than the end of the calendar year in which such dividends or distributions are paid to stockholders (or, if later, the 15th day of the third month following the date such dividends or distributions are paid to stockholders). In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.
8.7   Effect of Termination of Service.   Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then (a) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service and (b) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.
8.8   Nontransferability of Restricted Stock Award Rights.   Rights to acquire shares of Stock pursuant to a Restricted Stock Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
9.   Restricted Stock Units.
Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
9.1   Grant of Restricted Stock Unit Awards.   Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).
9.2   Purchase Price.   No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Unit Award.
9.3   Vesting.   Restricted Stock Unit Awards may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.
9.4   Voting Rights, Dividend Equivalent Rights and Distributions.   Participants shall have no voting rights or dividend rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with a cash amount or with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Restricted Stock Units (rounded to the nearest whole number), if any, to be credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such cash amount or additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.
9.5   Effect of Termination of Service.   Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.
9.6   Settlement of Restricted Stock Unit Awards.   The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee in compliance with Section 409A, if applicable, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Unit Award that if the settlement date with respect to any shares issuable upon vesting of Restricted Stock Units would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then the settlement date shall be deferred until the next trading day on which the sale of such shares would not violate the Trading Compliance Policy but in any event no later than the 15th day of the third calendar month following the year in which such Restricted Stock Units vest. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section, and such deferred issuance date(s) and amount(s) elected by the Participant shall be set forth in the Award Agreement or an Election (as defined in Section 15.2). Notwithstanding the foregoing, the Committee, in its discretion, may provide in an Award Agreement for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.
9.7   Nontransferability of Restricted Stock Unit Awards.   The right to receive shares pursuant to a Restricted Stock Unit Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
10.   Performance Awards.
Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
10.1   Types of Performance Awards Authorized.   Performance Awards may be granted in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.
10.2   Initial Value of Performance Shares and Performance Units.   Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial monetary value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.4, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial monetary value established by the Committee at the time of grant. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.
10.3   Establishment of Performance Period, Performance Goals and Performance Award Formula.   In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.
10.4   Measurement of Performance Goals.   Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance or other criteria established by the Committee (each, a “Performance Measure”), subject to the following:
(a)   Performance Measures.   Performance Measures based on objective criteria shall be calculated in accordance with the Company’s financial statements, or, if such measures are not reported in the Company’s financial statements, they shall be calculated in accordance with generally accepted accounting principles, a method used generally in the Company’s industry, or in accordance with a methodology established by the Committee prior to the grant of the Performance Award. Performance Measures based on subjective criteria shall be determined on the basis established by the Committee in granting the Award. As specified by the Committee, Performance Measures may be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes, one or more Subsidiary Corporations or such division or other business unit of any of them selected by the Committee. The Committee may make appropriate adjustments (whether positive or negative) in the method of calculating Performance Measures for a Performance Period, including (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Measures; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (vi) to exclude the dilutive effects of acquisitions or joint ventures; (vii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (viii) to exclude the effect of any change in the outstanding shares of Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to stockholders other than regular cash dividends; (ix) to exclude the effects of stock-based compensation or the award of an annual cash incentive under any annual incentive program maintained by the Company; (x) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item; and (xi) to make other appropriate adjustments selected by the Committee. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award. Performance Measures may be based upon one or more of the following, without limitation, as determined by the Committee:
(i)
revenue;

(ii)
sales;

(iii)
expenses;

(iv)
operating income;

(v)
gross margin;

(vi)
operating margin;

(vii)
earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization;

(viii)
pre-tax profit;

(ix)
net operating income;

(x)
net income;

(xi)
economic value added;

(xii)
free cash flow;

(xiii)
operating cash flow;

(xiv)
balance of cash, cash equivalents and marketable securities;

(xv)
stock price;

(xvi)
earnings per share;

(xvii)
return on stockholder equity;

(xviii)
return on capital;

(xix)
return on assets;

(xx)
return on investment;

(xxi)
total stockholder return;

(xxii)
employee satisfaction;

(xxiii)
employee retention;

(xxiv)
market share;

(xxv)
customer satisfaction;

(xxvi)
product development;

(xxvii)
research and development expenses;

(xxviii)
completion of an identified special project;

(xxix)
completion of a joint venture or other corporate transaction; and

(xxx)
personal performance objectives established for an individual Participant or group of Participants.

Notwithstanding the foregoing, the Committee retains discretion to select any other Performance Measures whether or not listed herein.
(b)   Performance Targets.   Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the Performance Target level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value, an increase or decrease in a value, or as a value determined relative to an index, budget or other standard selected by the Committee.
10.5   Settlement of Performance Awards.
(a)   Determination of Final Value.   As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall determine the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.
(b)   Discretionary Adjustment of Award Formula.   In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine.
(c)   Notice to Participants.   As soon as practicable following the Committee’s determination in accordance with Sections 10.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.
(d)   Payment in Settlement of Performance Awards.   As soon as practicable following the Committee’s determination in accordance with Sections 10.5(a) and (b), but in any event within the Short-Term Deferral Period described in Section 15.1 (except as otherwise provided below or consistent with the requirements of Section 409A), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee and set forth in the Award Agreement. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the payment to be made to the Participant pursuant to this Section, and such deferred payment date(s) elected by the Participant shall be set forth in the Award Agreement or an Election. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalent Rights or interest.
(e)   Provisions Applicable to Payment in Shares.   If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the Fair Market Value of a share of Stock determined by the method specified in the Award Agreement. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.5 through 8.8 above.
10.6   Voting Rights; Dividend Equivalent Rights and Distributions.   Participants shall have no voting rights or dividend rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited. Such Dividend Equivalent Rights, if any, shall be credited to the Participant either in cash or in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Performance Shares (rounded to the nearest whole number), if any, to be so credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalent Rights, if any, shall be accumulated and paid to the extent that the related Performance Shares become nonforfeitable. Settlement of Dividend Equivalent Rights may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 10.5. Dividend Equivalent Rights shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.
10.7   Effect of Termination of Service.   Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Performance Award, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:
(a)   Death or Disability.   If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 10.5.
(b)   Other Termination of Service.   If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its discretion, may waive the automatic forfeiture of all or any portion of any such Award and determine the final value of the Performance Award in the manner provided by Section 10.7(a). Payment of any amount pursuant to this Section shall be made following the end of the Performance Period in any manner permitted by Section 10.5.
10.8   Nontransferability of Performance Awards.   Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
11.   Cash-Based Awards and Other Stock-Based Awards.
Cash-Based Awards and Other Stock-Based Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
11.1   Grant of Cash-Based Awards.   Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms and conditions, including the achievement of performance criteria, as the Committee may determine.
11.2   Grant of Other Stock-Based Awards.   The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the Committee) in such amounts and subject to such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be made available as a form of payment in the settlement of other Awards or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may involve the transfer of actual shares of Stock to Participants, or payment in cash or otherwise of amounts based on the value of Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
11.3   Value of Cash-Based and Other Stock-Based Awards.   Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on such shares of Stock, as determined by the Committee. The Committee may require the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. If the Committee exercises its discretion to establish performance criteria, the final value of Cash-Based Awards or Other Stock-Based Awards that will be paid to the Participant will depend on the extent to which the performance criteria are met.
11.4   Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards.   Payment or settlement, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, shares of Stock or other securities or any combination thereof as the Committee determines and sets forth in the Award Agreement. To the extent applicable, payment or settlement with respect to each Cash-Based Award and Other Stock-Based Award shall be made in compliance with the requirements of Section 409A.
11.5   Voting Rights; Dividend Equivalent Rights and Distributions.   Participants shall have no voting rights or dividend rights with respect to shares of Stock represented by Other Stock-Based Awards until the date of the issuance of such shares of Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if any, in settlement of such Award. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Other Stock-Based Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid in accordance with the provisions set forth in Section 9.4. Dividend Equivalent Rights shall not be granted with respect to Cash-Based Awards. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, appropriate adjustments shall be made in the Participant’s Other Stock-Based Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of such Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions and performance criteria, if any, as are applicable to the Award.
11.6   Effect of Termination of Service.   Each Award Agreement evidencing a Cash-Based Award or Other Stock-Based Award shall set forth the extent to which the Participant shall have the right to retain such Award following termination of the Participant’s Service. Such provisions shall be determined in the discretion of the Committee, need not be uniform among all Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination, subject to the requirements of Section 409A, if applicable.
11.7   Nontransferability of Cash-Based Awards and Other Stock-Based Awards.   Prior to the payment or settlement of a Cash-Based Award or Other Stock-Based Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. The Committee may impose such additional restrictions on any shares of Stock issued in settlement of Cash-Based Awards and Other Stock-Based Awards as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares of Stock are then listed and/or traded, or under any state securities laws or foreign law applicable to such shares of Stock.
12.   Standard Forms of Award Agreement.
12.1   Award Agreements.   Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a Company-executed Award Agreement, which execution may be evidenced by electronic means.
12.2   Authority to Vary Terms.   The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.
13.   Change in Control.
13.1   Effect of Change in Control on Awards.   In the event of a Change in Control, outstanding Awards shall be subject to the definitive agreement entered into by the Company in connection with the Change in Control. Subject to the requirements and limitations of Section 409A, if applicable, the Committee may provide in an Award Agreement or otherwise for any one or more of the following:
(a)   Accelerated Vesting.   In its discretion, the Committee may provide in the grant of any Award or at any other time may take such action as it deems appropriate to provide for acceleration of the exercisability, vesting and/or settlement in connection with a Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s Service prior to, upon, or following the Change in Control, and to such extent as the Committee determines.

(b)   Assumption, Continuation or Substitution.   In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable, with appropriate adjustments in accordance with Section 4.4. For purposes of this Section, if so determined by the Committee in its discretion, an Award denominated in shares of Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. Any Award or portion thereof which is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.
(c)   Cash-Out of Outstanding Stock-Based Awards.   The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award denominated in shares of Stock or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Stock subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control, reduced (but not below zero) by the exercise or purchase price per share, if any, under such Award. In the event such determination is made by the Committee, an Award having an exercise or purchase price per share equal to or greater than the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control may be canceled without notice or payment of consideration to the holder thereof. Payment pursuant to this Section (reduced by applicable withholding taxes, if any) shall be made to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards or, if determined by the Committee and in compliance with Section 409A, as soon as practicable following the date of the Change in Control.
(d)   Adjustments and Earnouts.   In making any determination pursuant to this Section 13.1 in the event of a Change in Control, the Committee may, in its discretion, determine that an Award shall or shall not be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, earnouts and similar conditions as the other holders of the Company’s Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A or Section 424 of the Code.
13.2   Effect of Change in Control on Nonemployee Director Awards.   Subject to the requirements and limitations of Section 409A, if applicable, including as provided by Section 15.4(f), in the event of a Change in Control, each outstanding Nonemployee Director Award shall become immediately exercisable and vested in full and, except to the extent assumed, continued or substituted for pursuant to Section 13.1(b) or otherwise restricted by Section 409A, shall be settled effective immediately prior to the time of consummation of the Change in Control.

13.3   Federal Excise Tax Under Section 4999 of the Code.
(a)   Excess Parachute Payment.   If any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the Participant to taxation under Section 409A, the Participant may elect to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization.
(b)   Determination by Tax Firm.   To aid the Participant in making any election called for under Section 13.3(a), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Participant as described in Section 13.3(a), the Company shall request a determination in writing by the professional firm engaged by the Company for general tax purposes, or, if the tax firm so engaged by the Company is serving as accountant or auditor for the Acquiror, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section (the “Tax Firm”). As soon as practicable thereafter, the Tax Firm shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Tax Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Tax Firm such information and documents as the Tax Firm may reasonably request in order to make its required determination. The Company shall bear all fees and expenses the Tax Firm charges in connection with its services contemplated by this Section.
14.   Compliance with Securities Law.
The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
15.   Compliance with Section 409A.
15.1   Awards Subject to Section 409A.   The Company intends that Awards granted pursuant to the Plan shall either be exempt from or comply with Section 409A, and the Plan shall be so construed. The provisions of this Section 15 shall apply to any Award or portion thereof that constitutes or provides for payment of Section 409A Deferred Compensation. Such Awards may include, without limitation:
(a)   A Nonstatutory Stock Option or SAR that includes any feature for the deferral of compensation other than the deferral of recognition of income until the later of (i) the exercise or disposition of the Award or (ii) the time the stock acquired pursuant to the exercise of the Award first becomes substantially vested.
(b)   Any Restricted Stock Unit Award, Performance Award, Cash-Based Award or Other Stock-Based Award that either (i) provides by its terms for settlement of all or any portion of the Award at a time or upon an event that will or may occur later than the end of the Short-Term

Deferral Period (as defined below) or (ii) permits the Participant granted the Award to elect one or more dates or events upon which the Award will be settled after the end of the Short-Term Deferral Period.
Subject to the provisions of Section 409A, the term “Short-Term Deferral Period” means the 2 1/2 month period ending on the later of (i) the 15th day of the third month following the end of the Participant’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning provided by Section 409A.
15.2   Deferral and/or Distribution Elections.   Except as otherwise permitted or required by Section 409A and the Company, the following rules shall apply to any compensation deferral and/or payment elections (each, an “Election”) that may be permitted or required by the Committee pursuant to an Award providing Section 409A Deferred Compensation:
(a)   Elections must be in writing and specify the amount of the payment in settlement of an Award being deferred, as well as the time and form of payment as permitted by this Plan.
(b)   Elections shall be made by the end of the Participant’s taxable year prior to the year in which services commence for which an Award may be granted to the Participant.
(c)   Elections shall continue in effect until a written revocation or change in Election is received by the Company, except that a written revocation or change in Election must be received by the Company prior to the last day for making the Election determined in accordance with paragraph (b) above or as permitted by Section 15.3.
15.3   Subsequent Elections.   Except as otherwise permitted or required by Section 409A, any Award providing Section 409A Deferred Compensation which permits a subsequent Election to delay the payment or change the form of payment in settlement of such Award shall comply with the following requirements:
(a)   No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made.
(b)   Each subsequent Election related to a payment in settlement of an Award not described in Section 15.4(a)(ii), 15.4(a)(iii) or 15.4(a)(vi) must result in a delay of the payment for a period of not less than five (5) years from the date on which such payment would otherwise have been made.
(c)   No subsequent Election related to a payment pursuant to Section 15.4(a)(iv) shall be made less than twelve (12) months before the date on which such payment would otherwise have been made.
(d)   Subsequent Elections shall continue in effect until a written revocation or change in the subsequent Election is received by the Company, except that a written revocation or change in a subsequent Election must be received by the Company prior to the last day for making the subsequent Election determined in accordance the preceding paragraphs of this Section 15.3.
15.4   Payment of Section 409A Deferred Compensation.
(a)   Permissible Payments.   Except as otherwise permitted or required by Section 409A, an Award providing Section 409A Deferred Compensation must provide for payment in settlement of the Award only upon one or more of the following:
(i)   The Participant’s “separation from service” (as defined by Section 409A);
(ii)   The Participant’s becoming “disabled” (as defined by Section 409A);
(iii)   The Participant’s death;

(iv)   A time or fixed schedule that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 15.2 or 15.3, as applicable;
(v)   A change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 409A; or
(vi)   The occurrence of an “unforeseeable emergency” (as defined by Section 409A).
(b)   Installment Payments.   It is the intent of this Plan that any right of a Participant to receive installment payments (within the meaning of Section 409A) shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.
(c)   Required Delay in Payment to Specified Employee Pursuant to Separation from Service.   Notwithstanding any provision of the Plan or an Award Agreement to the contrary, except as otherwise permitted by Section 409A, no payment pursuant to Section 15.4(a)(i) in settlement of an Award providing for Section 409A Deferred Compensation may be made to a Participant who is a “specified employee” (as defined by Section 409A) as of the date of the Participant’s separation from service before the date (the “Delayed Payment Date”) that is six (6) months after the date of such Participant’s separation from service, or, if earlier, the date of the Participant’s death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.
(d)   Payment Upon Disability.   All distributions of Section 409A Deferred Compensation payable pursuant to Section 15.4(a)(ii) by reason of a Participant becoming disabled shall be paid in a lump sum or in periodic installments as established by the Participant’s Election. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon becoming disabled, all such distributions shall be paid in a lump sum or commence upon the determination that the Participant has become disabled.
(e)   Payment Upon Death.   If a Participant dies before complete distribution of amounts payable upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed to his or her beneficiary under the distribution method for death established by the Participant’s Election upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon death, all such distributions shall be paid in a lump sum upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death.
(f)   Payment Upon Change in Control.   Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A. Any Award which constitutes Section 409A Deferred Compensation and which would vest and otherwise become payable upon a Change in Control as a result of the failure of the Acquiror to assume, continue or substitute for such Award in accordance with Section 13.1(b) shall vest to the extent provided by such Award but shall be converted automatically at the effective time of such Change in Control into a right to receive, in cash on the date or dates such award would have been settled in accordance with its then existing settlement schedule (or as required by Section 15.4(c)), an amount or amounts equal in the aggregate to the intrinsic value of the Award at the time of the Change in Control.
(g)   Payment Upon Unforeseeable Emergency.   The Committee shall have the authority to provide in the Award Agreement evidencing any Award providing for Section 409A Deferred Compensation for payment pursuant to Section 15.4(a)(vi) in settlement of all or a portion of such

Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an unforeseeable emergency. In such event, the amount(s) distributed with respect to such unforeseeable emergency cannot exceed the amounts reasonably necessary to satisfy the emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such emergency need is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Award. All distributions with respect to an unforeseeable emergency shall be made in a lump sum upon the Committee’s determination that an unforeseeable emergency has occurred. The Committee’s decision with respect to whether an unforeseeable emergency has occurred and the manner in which, if at all, the payment in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.
(h)   Prohibition of Acceleration of Payments.   Notwithstanding any provision of the Plan or an Award Agreement to the contrary, this Plan does not permit the acceleration of the time or schedule of any payment under an Award providing Section 409A Deferred Compensation, except as permitted by Section 409A.
(i)   No Representation Regarding Section 409A Compliance.   Notwithstanding any other provision of the Plan, the Company makes no representation that Awards shall be exempt from or comply with Section 409A. No Participating Company shall be liable for any tax, penalty or interest imposed on a Participant by Section 409A.
16.   Tax Withholding.
16.1   Tax Withholding in General.   The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes (including social insurance), if any, required by law to be withheld by any Participating Company with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.
16.2   Withholding in or Directed Sale of Shares.   The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of any Participating Company. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates (or the maximum individual statutory withholding rates for the applicable jurisdiction if use of such rates would not result in adverse accounting consequences or cost). The Company may require a Participant to direct a broker, upon the vesting, exercise or settlement of an Award, to sell a portion of the shares subject to the Award determined by the Company in its discretion to be sufficient to cover the tax withholding obligations of any Participating Company and to remit an amount equal to such tax withholding obligations to such Participating Company in cash.
17.   Amendment, Suspension or Termination of Plan.
The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.3, (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Stock may then be listed or quoted. No amendment, suspension or termination of the Plan shall affect any then outstanding

Award unless expressly provided by the Committee. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may have a materially adverse effect on any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A.
18.   Miscellaneous Provisions.
18.1   Repurchase Rights.   Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.
18.2   Forfeiture Events.
(a)   The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service, or any accounting restatement due to material noncompliance of the Company with any financial reporting requirements of securities laws as a result of which, and to the extent that, such reduction, cancellation, forfeiture, or recoupment is required by applicable securities laws. In addition, to the extent that claw-back or similar provisions applicable to Awards are required by applicable law, listing standards and/or policies adopted by the Company, Awards granted under the Plan shall be subject to such provisions.
(b)   If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company for (i) the amount of any payment in settlement of an Award received by such Participant during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such Participant from the sale of securities of the Company during such twelve- (12-) month period.
18.3   Provision of Information.   Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.
18.4   Rights as Employee, Consultant or Director.   No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

18.5   Rights as a Stockholder.   A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.4 or another provision of the Plan.
18.6   Delivery of Title to Shares.   Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.
18.7   Fractional Shares.   The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.
18.8   Retirement and Welfare Plans.   Neither Awards made under this Plan nor shares of Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under any Participating Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit. In addition, unless a written employment agreement or other service agreement specifically references Awards, a general reference to “benefits” or a similar term in such agreement shall not be deemed to refer to Awards granted hereunder.
18.9   Beneficiary Designation.   Subject to local laws and procedures and if the Company so permits, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.
18.10   Severability.   If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.
18.11   No Constraint on Corporate Action.   Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or another Participating Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or another Participating Company to take any action which such entity deems to be necessary or appropriate.
18.12   Unfunded Obligation.   Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be considered unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.
18.13   Choice of Law.   Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules.
IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the SmartRent.com, Inc. 2021 Equity Incentive Plan as duly adopted by the Board on [           ], 2021.

Annex I
FORM OF SMARTRENT.COM, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN

I-i

I-ii

SmartRent.com, Inc.
2021 Employee Stock Purchase Plan
1.   Establishment, Purpose and Term of Plan.
1.1 Establishment.   The SmartRent.com, Inc. 2021 Employee Stock Purchase Plan is hereby established effective as of the date the Plan is approved by the Company’s Stockholders (the “Effective Date”).
1.2 Purpose.   The purpose of the Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward Eligible Employees of the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan provides Eligible Employees with an opportunity to acquire a proprietary interest in the Company through the purchase of Stock. The Plan is comprised of the Section 423 Plan and the Non-423 Plan. The Company intends that the Section 423 Plan qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments or replacements of such section), and the Section 423 Plan shall be so construed. The Non-423 Plan, which is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, is intended to provide Eligible Employees employed by Participating Companies outside the United States with an opportunity to purchase shares of Stock pursuant to the terms and conditions of the Plan but not necessarily in compliance with the requirements of Section 423 of the Code.
1.3 Term of Plan.   The Plan shall continue in effect until its termination by the Committee.
2.   Definitions and Construction.
2.1 Definitions.   Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. Whenever used herein, the following terms shall have their respective meanings set forth below:
(a) “Board” means the Board of Directors of the Company.
(b) “Business Combination Closing” means the closing of the transactions contemplated by that certain merger agreement entered into by and between SmartRent.com, Inc., Einstein Merger Corp. I, and Fifth Wall Acquisition Corp. I.
(c) “Cash Exercise Notice” means a written notice in such form as specified by the Company which states a Participant’s election to exercise, as of the next Purchase Date, a Purchase Right granted to such Participant with respect to a Pre-Registration Offering Period.
(d) “Change in Control” means the occurrence of any one or a combination of the following:
(i)  any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or
(ii)  an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(s)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or
(iii)  a date specified by the Committee following approval by the stockholders of a plan of complete liquidation or dissolution of the Company;
provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(b) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.
For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple events described in subsections (i), (ii) and (iii) of this Section 2.1(b) are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.
(e)  “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.
(f)  “Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.
(g)  “Company” means SmartRent.com, Inc., a Delaware corporation, or any successor corporation thereto.
(h)  “Compensation” means, with respect to any Offering Period, regular base wages or salary, overtime payments, shift premiums and payments for paid time off, calculated before deduction of (i) any income or employment tax withholdings or (ii) any amounts deferred pursuant to Section 401(k) or Section 125 of the Code. Compensation shall be limited to such amounts actually payable in cash or deferred during the Offering Period. Compensation shall not include (i) sign-on bonuses, annual or other incentive bonuses, commissions, profit-sharing distributions or other incentive-type payments, (ii) any contributions made by a Participating Company on the Participant’s behalf to any employee benefit or welfare plan now or hereafter established (other than amounts deferred pursuant to Section 401(k) or Section 125 of the Code), (iii) payments in lieu of notice, payments pursuant to a severance agreement, termination pay, moving allowances, relocation payments, or (iv) any amounts directly or indirectly paid pursuant to the Plan or any other stock purchase, stock option or other stock-based compensation plan, or any other compensation not expressly included by this Section.
(i)  “Eligible Employee” means an Employee who meets the requirements set forth in Section 5 for eligibility to participate in the Plan.
(j)  “Employee” means a person treated as an employee of a Participating Company, and, with respect to the Section 423 Plan, a person who is an employee for purposes of Section 423 of the Code. A Participant shall be deemed to have ceased to be an Employee either upon an actual termination of employment or upon the corporation employing the Participant ceasing to be a Participating Company. For purposes of the Section 423 Plan, an individual shall not be deemed to have ceased to be an Employee while on any military leave, sick leave, or other bona fide leave of absence approved by the Company of ninety (90) days or less. For purposes of the Section 423 Plan, if an individual’s leave of absence exceeds ninety (90) days, the individual shall be deemed to have ceased to be an Employee on the ninety-first (91st) day of such leave unless the individual’s right to reemployment with the Participating

Company Group is guaranteed either by statute or by contract. The foregoing rules regarding leaves of absence shall apply equally for purposes of the Non-423 Plan, except as otherwise required by applicable Local Law.
(k)  “Fair Market Value” means, as of any date:
(i)  If, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value is established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as determined by the Committee, in its discretion.
(ii)  If, on the relevant date, the Stock is not then listed on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined in good faith by the Committee.
(l)  “Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).
(m)  “Local Law” means the applicable laws of the non-United States jurisdiction governing the participation in the Plan of an Eligible Employee.
(n)  “Non-423 Plan” means that component of the Plan which is not intended to be an “employee stock purchase plan” under Section 423 of the Code and need not necessarily comply with the requirements of Section 423 of the Code.
(o)  “Non-United States Offering” means either (i) an Offering under the Section 423 Plan covering Eligible Employees employed by a Participating Company outside the United States, provided that the terms of such Offering comply with the requirements of Section 423 of the Code, including such variations in terms of Purchase Rights as permitted by Section 3.4; or (ii) an Offering under the Non-423 Plan covering Eligible Employees of one or more Participating Companies outside the United States, the terms of which need not comply with the requirements of Section 423 of the Code.
(p)  “Offering” means an offering of Stock pursuant to the Plan, as provided in Section 6.
(q)  “Offering Date” means, for any Offering Period, the first day of such Offering Period.
(r)  “Offering Period” means a period, established by the Committee in accordance with Section 6.1, during which an Offering is outstanding.
(s)  “Officer” means any person designated by the Board as an officer of the Company.
(t)  “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).
(u)  “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.
(v)  “Participant” means an Eligible Employee who has become a participant in an Offering Period in accordance with Section 7 and remains a participant in accordance with the Plan.

(w)  “Participating Company” means the Company and any Parent Corporation or Subsidiary Corporation designated by the Committee as a corporation the Employees of which may, if Eligible Employees, participate in the Plan. The Committee shall have the discretion to determine from time to time which Parent Corporations or Subsidiary Corporations shall be Participating Companies. The Committee shall designate from time to time and set forth in Appendix A to this Plan those Participating Companies whose Eligible Employees may participate in the Section 423 Plan and those Participating Companies whose Eligible Employees may participate in the Non-423 Plan.
(x)  “Participating Company Group” means, at any point in time, the Company and all other corporations collectively which are then Participating Companies.
(y)  “Plan” means this 2021 Employee Stock Purchase Plan of the Company, as amended from time to time, comprised of the Section 423 Plan and the Non-423 Plan.
(z)  “Pre-Registration Offering Period” means an Offering Period commencing prior to the Registration Date with respect to the shares of Stock issuable pursuant to such Offering Period.
(aa)  “Purchase Date” means, for any Offering Period, the last day of such Offering Period, or, if so determined by the Committee, the last day of each Purchase Period occurring within such Offering Period, on which outstanding Purchase Rights are exercised.
(bb)  “Purchase Period” means a period, established by the Committee in accordance with Section 6.1 and included within an Offering Period, the final date of which is a Purchase Date.
(cc)  “Purchase Price” means the price at which a share of Stock may be purchased under the Plan, as determined in accordance with Section 9.
(dd)  “Purchase Right” means an option granted to a Participant pursuant to the Plan to purchase such shares of Stock as provided in Section 8, which the Participant may or may not exercise during the Offering Period in which such option is outstanding. Such option arises from the right of a Participant to withdraw any payroll deductions or other funds accumulated on behalf of the Participant and not previously applied to the purchase of Stock under the Plan, and to terminate participation in the Plan at any time during an Offering Period.
(ee)  “Registration Date” means the effective date of the registration on Form S-8 of shares of Stock issuable pursuant to the Plan.
(ff)  “Section 423 Plan” means that component of the Plan which is intended to be an “employee stock purchase plan” under Section 423 of the Code.
(gg)  “Securities Act” means the Securities Act of 1933, as amended.
(hh)  “Stock” means the Common Stock of the Company, as adjusted from time to time in accordance with Section 4.2.
(ii)  “Subscription Agreement” means a written or electronic agreement, in such form as is specified by the Company, stating an Employee’s election to participate in the Plan and authorizing payroll deductions under the Plan from the Employee’s Compensation or other method of payment authorized by the Committee pursuant to Section 11.1(b).
(jj)  “Subscription Date” means the last business day prior to the Offering Date of an Offering Period or such earlier date as the Company shall establish.
(kk)  “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.
2.2  Construction.   Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.  Administration.
3.1  Administration by the Committee.   The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any form of agreement or other document employed by the Company in the administration of the Plan, or of any Purchase Right shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or the Purchase Rights, unless fraudulent or made in bad faith. Subject to the provisions of the Plan, the Committee shall determine all of the relevant terms and conditions of Purchase Rights; provided, however, that all Participants granted Purchase Rights pursuant to an Offering under the Section 423 Plan shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code, other than for such variations in terms of Purchase Rights as permitted by Section 3.4. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or any agreement thereunder (other than determining questions of interpretation pursuant to the second sentence of this Section 3.1) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.
3.2  Authority of Officers.   Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election.
3.3  Power to Adopt Sub-Plans.   The Committee shall have the power, in its discretion, to adopt one or more sub-plans of the Plan as the Committee deems necessary or desirable to comply with the laws or regulations, tax policy, accounting principles or custom of foreign jurisdictions applicable to employees of a subsidiary business entity of the Company, provided that any such sub-plan shall be within the scope of the Non-423 Plan. Any of the provisions of any such sub-plan may supersede the provisions of this Plan, other than Section 4. Except as superseded by the provisions of a sub-plan, the provisions of this Plan shall govern such sub-plan.
3.4  Power to Vary Terms with Respect to Non-U.S. Employees.   In order to comply with the laws of a foreign jurisdiction, the Committee shall have the power, in its discretion and as permitted by Section 423 of the Code, to grant Purchase Rights in an Offering under the Section 423 Plan to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of Purchase Rights granted under the same Offering to Employees resident in the United States.
3.5  Power to Establish Separate Offerings with Varying Terms.   The Committee shall have the power, in its discretion, to establish separate, simultaneous or overlapping Offerings having different terms and conditions and to designate the Participating Company or Companies that may participate in a particular Offering, provided that each Offering under the Section 423 Plan shall individually comply with the terms of the Plan and the requirements of Section 423(b)(5) of the Code that all Participants granted Purchase Rights pursuant to such Offering shall have the same rights and privileges within the meaning of such section, other than for such variations in terms of Purchase Rights as permitted by Section 3.4.
3.6  Policies and Procedures Established by the Company.   Without regard to whether any Participant’s Purchase Right may be considered adversely affected, the Company may, from time to time, consistent with the Plan and the requirements of Section 423 of the Code in the case of the Section 423 Plan, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Company, in its discretion, for the proper administration of the Plan, including, without limitation, (a) a minimum payroll deduction amount required for participation in an Offering, (b) a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an Offering, (c) an exchange ratio applicable to amounts withheld or paid in a currency other than United States dollars, (d) a payroll deduction greater than or less than the amount designated by a Participant in order to adjust for the Company’s delay or mistake in processing a Subscription Agreement or in otherwise effecting a Participant’s election under the Plan or as advisable to comply with the requirements of Section 423 of the Code, and (e) determination of the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan. All such actions by the Company with respect to the Section 423 Plan shall be taken consistent with the requirements under Section 423(b)(5) of the Code that all Participants granted Purchase Rights pursuant to an Offering shall have the same rights and privileges within the meaning of such section, except as otherwise permitted by Section 3.4 and the regulations under Section 423 of the Code.
3.7  Indemnification.   In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.
4.  Shares Subject to Plan.
4.1  Maximum Number of Shares Issuable.   Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan and the Section 423 Plan shall be two million (2,000,000), and the maximum aggregate number of shares of Stock that may be issued under the Non-423 Plan shall be two million (2,000,000), less the aggregate number of shares of Stock issued under the Section 423 Plan. Shares issued under the Plan shall consist of authorized but unissued or reacquired shares of Stock, or any combination thereof. If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Stock allocable to the unexercised portion of that Purchase Right shall again be available for issuance under the Plan.
4.2  Annual Increase in Maximum Number of Shares Issuable.   Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan as set forth in Section 4.1 shall be cumulatively increased automatically on January 1, 2022 and on each subsequent January 1, through and including January 1, 2030, by a number of shares (the “Annual Increase”) equal to the smallest of (a) one percent (1%) of the number of shares of Stock issued and outstanding on the immediately preceding December 31, (b) two million (2,000,000) shares, or (c) an amount determined by the Board.
4.3  Adjustments for Changes in Capital Structure.   Subject to any required action by the stockholders of the Company and the requirements of Section 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan, any limit on the number of shares which may be purchased by any Participant during an Offering Period or Purchase Period (as described in Sections 8.1 and 8.2), the number of shares subject to each Purchase Right, and in the Purchase Price in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Purchase Rights are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Purchase Rights to provide that such Purchase Rights are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Purchase Rights shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number, and in no event may the Purchase Price be decreased to an amount less than the par value, if any, of the stock subject to the Purchase Right. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.
5.  Eligibility.
5.1  Employees Eligible to Participate.   Each Employee of a Participating Company is eligible to participate in the Plan and shall be deemed an Eligible Employee, except the following:
(a)  Any Employee who is customarily employed by the Participating Company Group for twenty (20) hours or less per week; or
(b)  Any Employee who is customarily employed by the Participating Company Group for not more than five (5) months in any calendar year.
An Eligible Employee shall be eligible to participate in the Section 423 Plan or the Non-423 Plan in accordance with the designation in Appendix A of the Employee’s employer as either a Section 423 Plan Participating Company or a Non-423 Plan Participating Company. Notwithstanding the foregoing, an Employee of a Participating Company designated in Appendix A as a Section 423 Plan Participating Company who is a citizen or resident of a non-United States jurisdiction (without regard to whether the Employee is also a citizen of the United States or a resident alien) may be excluded from participation in the Section 423 Plan or an Offering thereunder if either (i) the grant of a Purchase Right under the Section 423 Plan or Offering to a citizen or resident of the foreign jurisdiction is prohibited under the Local Law of such jurisdiction or (ii) compliance with the Local Law of such jurisdiction would cause the Section 423 Plan or Offering to violate the requirements of Section 423 of the Code. For purposes of participation in the Non-423 Plan, Eligible Employees shall include any other Employees of the applicable Non-423 Plan Participating Company to the extent that applicable Local Law requires participation in the Plan to be extended to such Employees, as determined by the Company.
5.2  Exclusion of Certain Stockholders.   Notwithstanding any provision of the Plan to the contrary, no Employee shall be treated as an Eligible Employee and granted a Purchase Right under the Section 423 Plan if, immediately after such grant, the Employee would own, or hold options to purchase, stock of the Company or of any Parent Corporation or Subsidiary Corporation possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of such corporation, as determined in accordance with Section 423(b)(3) of the Code. For purposes of this Section 5.2, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of such Employee.
5.3  Determination by Company.   The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee or an Eligible Employee and the effective date of such individual’s attainment or termination of such status, as the case may be. For purposes of an individual’s participation in or other rights, if any, under the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.
6.  Offerings.
6.1  Offering Periods.   The Plan shall be implemented by sequential Offerings of approximately six (6) months’ duration or such other duration as the Committee shall determine. Offering Periods shall commence on or about the first trading days of February and August of each year and end on or about the last trading days of the next July and January, respectively, occurring thereafter. However, a Pre-Registration Offering Period shall commence immediately following the Business Combination Closing and end on or about the last trading day of January 2022. Notwithstanding the foregoing, the Committee may establish additional or alternative concurrent, sequential or overlapping Offering Periods, a different duration for one or more Offering Periods or different commencing or ending dates for such Offering Periods; provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. If the

Committee shall so determine in its discretion, each Offering Period may consist of two (2) or more consecutive Purchase Periods having such duration as the Committee shall specify, and the last day of each such Purchase Period shall be a Purchase Date. If the first or last day of an Offering Period or a Purchase Period is not a day on which the principal stock exchange or quotation system on which the Stock is then listed is open for trading, the Company shall specify the trading day that will be deemed the first or last day, as the case may be, of the Offering Period or Purchase Period.
6.2   Non-United States Offerings.   The Committee shall communicate to the Employees eligible to participate in a Non-United States Offering (whether pursuant to the Section 423 Plan or the Non-423 Plan) those terms of the Non-United States Offering that differ from the terms otherwise applicable to the relevant Offering covering Eligible Employees employed by a Participating Company within the United States under the Section 423 Plan a reasonable period of time prior to the Subscription Date for such Non-United States Offering.
7.  Participation in the Plan.
7.1  Initial Participation.
(a)  Generally.   Except as provided in Section 7.1(b), an Eligible Employee may become a Participant in an Offering Period by delivering a properly completed written or electronic Subscription Agreement to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) not later than the close of business on the Subscription Date established by the Company for that Offering Period. An Eligible Employee who does not deliver a properly completed Subscription Agreement in the manner permitted or required on or before the Subscription Date for an Offering Period shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless the Eligible Employee subsequently delivers a properly completed Subscription Agreement to the appropriate Company office or representative on or before the Subscription Date for such subsequent Offering Period. An Employee who becomes an Eligible Employee after the Offering Date of an Offering Period shall not be eligible to participate in that Offering Period but may participate in any subsequent Offering Period provided the Employee is still an Eligible Employee as of the Offering Date of such subsequent Offering Period.
(b)  Automatic Participation in Pre-Registration Offering Period.   Notwithstanding Section 7.1(a), each Employee who is an Eligible Employee as of the Offering Date of a Pre-Registration Offering Period shall automatically become a Participant in the Pre-Registration Offering Period and shall be granted automatically a Purchase Right consisting of an option to purchase the lesser of (i) a number of whole shares of Stock determined in accordance with Section 8, or (ii) a number of whole shares of Stock determined by dividing fifteen percent (15%) of such Participant’s Compensation paid during the Pre-Registration Offering Period by the Purchase Price applicable to the Pre-Registration Offering Period. The Company shall not require or permit any Participant to deliver a Subscription Agreement for participation in the Pre-Registration Offering Period; provided, however, that following the applicable Registration Date a Participant may deliver a Subscription Agreement to the office or representative designated by the Company if the Participant wishes to change the terms of the Participant’s participation in the Pre-Registration Offering Period. Such changes may include, for example, an election to commence payroll deductions in accordance with Section 10.
7.2  Continued Participation.
(a)  Generally.   Except as provided in Section 7.1(b), a Participant shall automatically participate in the next Offering Period commencing immediately after the final Purchase Date of each Offering Period in which the Participant participates provided that the Participant remains an Eligible Employee on the Offering Date of the new Offering Period and has not either (a) withdrawn from the Plan pursuant to Section 12.1, or (b) terminated employment or otherwise ceased to be an Eligible Employee as provided in Section 13. A Participant who may automatically participate in a subsequent Offering Period, as provided in this Section, is not required to deliver any additional Subscription Agreement for the subsequent Offering Period in order to continue participation in the Plan. However, a Participant may deliver a new Subscription Agreement for a subsequent Offering Period in accordance with the procedures set forth in Section 7.1(a) if the Participant desires to change any of the elections contained in the Participant’s then effective Subscription Agreement.

(b)  Participation Following Pre-Registration Offering Period.   Notwithstanding Section 7.1(a), an Eligible Employee who was automatically enrolled in a Pre-Registration Offering Period and who wishes to participate in an Offering Period which begins after the Pre-Registration Offering Period shall deliver a Subscription Agreement in accordance with Section 7.1(a) no earlier than the applicable Registration Date and no later than the Subscription Date for such Offering Period, unless the Employee delivered a Subscription Agreement with respect to the Pre-Registration Offering Period as provided in Section 7.1(b).
8.  Right to Purchase Shares.
8.1  Grant of Purchase Right.   Except as provided in Section 7.1(b) with respect to a Pre-Registration Offering Period or otherwise provided below, on the Offering Date of each Offering Period, each Participant in such Offering Period shall be granted automatically a Purchase Right consisting of an option to purchase the lesser of (a) that number of whole shares of Stock determined by dividing the Dollar Limit (determined as provided below) by the Fair Market Value of a share of Stock on such Offering Date or (b) the Share Limit (determined as provided below). The Committee may, in its discretion and prior to the Offering Date of any Offering Period, (i) change the method of, or any of the foregoing factors in, determining the number of shares of Stock subject to Purchase Rights to be granted on such Offering Date, or (ii) specify a maximum aggregate number of shares that may be purchased by all Participants in an Offering or on any Purchase Date within an Offering Period. No Purchase Right shall be granted on an Offering Date to any person who is not, on such Offering Date, an Eligible Employee. For the purposes of this Section, the “Dollar Limit” shall be determined by multiplying $2,083.33 by the number of months (rounded to the nearest whole month) in the Offering Period and rounding to the nearest whole dollar, and the “Share Limit” shall be determined by multiplying two hundred forty-five (245) shares by the number of months (rounded to the nearest whole month) in the Offering Period and rounding to the nearest whole share.
8.2  Calendar Year Purchase Limitation.   Notwithstanding any provision of the Plan to the contrary, no Participant (whether participating in the Section 423 Plan or the Non-423 Plan) shall be granted a Purchase Right which permits his or her right to purchase shares of Stock under the Plan to accrue at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee stock purchase plans of a Participating Company intended to meet the requirements of Section 423 of the Code, exceeds Twenty-Five Thousand Dollars ($25,000) in Fair Market Value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such Purchase Right is outstanding at any time. For purposes of the preceding sentence, the Fair Market Value of shares purchased during a given Offering Period shall be determined as of the Offering Date for such Offering Period. The limitation described in this Section shall be applied in conformance with Section 423(b)(8) of the Code or any successor thereto and the regulations thereunder.
8.3  Aggregate Purchase Date Share Limit.   Except as otherwise determined by the Committee prior to the Offering Date of any Offering Period, the aggregate number of shares that may be purchased by all Participants on any Purchase Date of a Purchase Period of approximately six (6) months’ duration shall not exceed one million (1,000,000) shares. Unless otherwise specified by the Committee, such limit shall apply in the aggregate to all Purchase Periods ending on the same date, regardless of whether under the Section 423 Plan or the Non-423 Plan. The Committee may make pro rata adjustment to the foregoing limit for Purchase Periods of more or less than six (6) months’ duration.
9.  Purchase Price.
The Purchase Price at which each share of Stock may be acquired in an Offering Period upon the exercise of all or any portion of a Purchase Right shall be established by the Committee; provided, however, that the Purchase Price on each Purchase Date shall not be less than eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of Stock on the Purchase Date. Subject to adjustment as provided by the Plan and unless otherwise provided by the Committee, the Purchase Price for each Offering Period shall be eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of Stock on the Purchase Date.

10.  Accumulation of Purchase Price through Payroll Deduction.
Except as provided in Section 11.1(b) with respect to a Pre-Registration Offering Period and in Section 11.1(c) with respect to a Non-United States Offering or except as otherwise provided by the Committee in connection with an Offering under the Non-423 Plan, shares of Stock acquired pursuant to the exercise of all or any portion of a Purchase Right may be paid for only by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period for which such Purchase Right was granted, subject to the following:
10.1  Amount of Payroll Deductions.   Except as otherwise provided herein, the amount to be deducted under the Plan from a Participant’s Compensation on each pay day during an Offering Period shall be determined by the Participant’s Subscription Agreement. The Subscription Agreement shall set forth the percentage of the Participant’s Compensation to be deducted on each pay day during an Offering Period in whole percentages of not less than one percent (1%) (except as a result of an election pursuant to Section 10.3 to stop payroll deductions effective following the first pay day during an Offering) or more than fifteen percent (15%). The Committee may change the foregoing limits on payroll deductions effective as of any Offering Date.
10.2  Commencement of Payroll Deductions.   Payroll deductions shall commence on the first pay day occurring on or following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided herein; provided, however, that with respect to a Pre-Registration Offering Period, payroll deductions shall commence as soon as practicable following the Company’s receipt of the Participant’s Subscription Agreement (delivered no earlier than the applicable Registration Date), if any.
10.3  Election to Decrease or Stop Payroll Deductions.   During an Offering Period, a Participant may elect to decrease the rate of or to stop (but not to increase) deductions from his or her Compensation by delivering to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) an amended Subscription Agreement authorizing such change on or before the “Change Notice Date.” The “Change Notice Date” shall be a date prior to the beginning of the first pay period for which such election is to be effective as established by the Company from time to time and announced to the Participants. A Participant who elects, effective following the first pay day of an Offering Period, to decrease the rate of his or her payroll deductions to zero percent (0%) shall nevertheless remain a Participant in such Offering Period unless the Participant withdraws from the Plan as provided in Section 12.1.
10.4  Election to Increase Payroll Deductions for Subsequent Offering.   Prior to the Offering Date of any Offering Period, an Eligible Employee may elect to increase the rate of deductions from Compensation (not in excess of the limit set forth in Section 10.1) effective with the next Offering Period by delivering to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) an amended Subscription Agreement authorizing such change on or before the Change Notice Date prior to the commencement of such new Offering Period.
10.5  Administrative Suspension of Payroll Deductions.   The Company may, in its discretion, suspend a Participant’s payroll deductions under the Plan as the Company deems advisable to avoid accumulating payroll deductions in excess of the amount that could reasonably be anticipated to purchase the maximum number of shares of Stock permitted (a) under the Participant’s Purchase Right, or (b) during a calendar year under the limit set forth in Section 8.2. Unless the Participant has either withdrawn from the Plan as provided in Section 12.1 or has ceased to be an Eligible Employee, suspended payroll deductions shall be resumed at the rate specified in the Participant’s then effective Subscription Agreement either (i) at the beginning of the next Offering Period if the reason for suspension was clause (a) in the preceding sentence, or (ii) at the beginning of the next Offering Period having a first Purchase Date that falls within the subsequent calendar year if the reason for suspension was clause (b) in the preceding sentence.
10.6  Participant Accounts.   Individual bookkeeping accounts shall be maintained for each Participant. All payroll deductions from a Participant’s Compensation (and other amounts received from the Participant in a Pre-Registration Offering Period pursuant to Section 11.1(b), from a non-United States Participant pursuant to Section 11.1(c) or pursuant to an Offering under the Non-423 Plan) shall be credited to such Participant’s Plan account and shall be deposited with the general funds of the Company (except as otherwise required by Local Law in connecting with an Offering under the Non-423 Plan). All such amounts received or held by the Company may be used by the Company for any corporate purpose.
10.7  No Interest Paid.   Interest shall not be paid on sums deducted from a Participant’s Compensation pursuant to the Plan or otherwise credited to the Participant’s Plan account (except as otherwise required by Local Law in connection with an Offering under the Non-423 Plan).
11.  Purchase of Shares.
11.1  Exercise of Purchase Right.
(a)  Generally.   Except as provided in Section 11.1(b) and Section 11.1(c), on each Purchase Date of an Offering Period, each Participant who has not withdrawn from the Plan and whose participation in the Offering has not otherwise terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right the number of whole shares of Stock determined by dividing (a) the total amount of the Participant’s payroll deductions accumulated in the Participant’s Plan account during the Offering Period and not previously applied toward the purchase of Stock by (b) the Purchase Price. However, in no event shall the number of shares purchased by the Participant during an Offering Period exceed the number of shares subject to the Participant’s Purchase Right. No shares of Stock shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated before such Purchase Date.
(b)  Purchase in Pre-Registration Period.   Notwithstanding Section 11.1(a), on the Purchase Date of a Pre-Registration Offering Period, each Participant who has not withdrawn from the Plan and whose participation in such Offering Period has not otherwise terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right (i) a number of whole shares of Stock determined in accordance with Section 11.1(a) to the extent of the total amount of the Participant’s payroll deductions accumulated in the Participant’s Plan account during the Pre-Registration Offering Period, if any, and not previously applied toward the purchase of Stock, and (ii) such additional shares of Stock (not exceeding in the aggregate the Participant’s Purchase Right) as determined in accordance with a Cash Exercise Notice delivered to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) no earlier than the applicable Registration Date and not later than the close of business on the business day immediately preceding the Purchase Date or such earlier date as the Company shall establish, accompanied by payment of the Purchase Price for such additional shares in cash or by check. However, in no event shall the aggregate number of shares purchased by a Participant during the Pre-Registration Offering Period exceed the number of shares subject to the Participant’s Purchase Right. In addition, if a Participant delivers a Subscription Agreement to the Company after the applicable Registration Date, the Participant may not elect to exercise a Purchase Right pursuant to a Cash Exercise Notice in an amount which, when aggregated with payroll deductions pursuant to such Subscription Agreement, exceeds fifteen percent (15%) of the Participant’s Compensation during the Pre-Registration Offering Period. The Company shall refund to the Participant in accordance with Section 11.4 any excess Purchase Price payment received from the Participant.
(c)  Purchase by Non-United States Participants for Whom Payroll Deductions Are Prohibited by Applicable Law.   Notwithstanding Section 11.1(a), where payroll deductions on behalf of Participants who are citizens or residents of countries other than the United States (without regard to whether they are also citizens of the United States or resident aliens) are prohibited or made impracticable by applicable Local Law, the Committee may establish a separate Offering (a “Non-United States Offering”) covering all Eligible Employees of one or more Participating Companies subject to such prohibition or restrictions on payroll deductions. The Non-United States Offering shall provide another method for payment of the Purchase Price with such terms and conditions as shall be administratively convenient and comply with applicable Local Law. On each Purchase Date of the Offering Period applicable to a Non-United States Offering, each Participant who has not withdrawn from the Plan and whose participation in such Offering Period has not otherwise terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right a number of whole shares of Stock determined in accordance with Section 11.1(a) to the extent of the total amount of the

Participant’s Plan account balance accumulated during the Offering Period in accordance with the method established by the Committee and not previously applied toward the purchase of Stock. However, in no event shall the number of shares purchased by a Participant during such Offering Period exceed the number of shares subject to the Participant’s Purchase Right. The Company shall refund to a Participant in a Non-United States Offering in accordance with Section 11.4 any excess Purchase Price payment received from such Participant.
11.2  Pro Rata Allocation of Shares.   If the number of shares of Stock which might be purchased by all Participants on a Purchase Date exceeds the number of shares of Stock remaining available for issuance under the Plan or the maximum aggregate number of shares of Stock that may be purchased on such Purchase Date pursuant to a limit established by the Committee pursuant to Section 8.1 or Section 8.3, the Company shall make a pro rata allocation of the shares available in as uniform a manner as practicable and as the Company determines to be equitable. Any fractional share resulting from such pro rata allocation to any Participant shall be disregarded.
11.3  Delivery of Title to Shares.   Subject to any governing rules or regulations, as soon as practicable after each Purchase Date, the Company shall issue or cause to be issued to or for the benefit of each Participant the shares of Stock acquired by the Participant on such Purchase Date by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.
11.4  Return of Plan Account Balance.   Any cash balance remaining in a Participant’s Plan account following any Purchase Date shall be refunded to the Participant as soon as practicable after such Purchase Date. However, if the cash balance to be returned to a Participant pursuant to the preceding sentence is less than the amount that would have been necessary to purchase an additional whole share of Stock on such Purchase Date, the Company may retain the cash balance in the Participant’s Plan account to be applied toward the purchase of shares of Stock in the subsequent Purchase Period or Offering Period.
11.5  Tax Withholding.   At the time a Participant’s Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provision for the federal, state, local and foreign taxes (including social insurance), if any, required to be withheld by any Participating Company upon exercise of the Purchase Right or upon such disposition of shares, respectively. A Participating Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations. The Company or any other Participating Company shall have the right to take such other action as it determines to be necessary or advisable to satisfy withholding obligations for such taxes.
11.6  Expiration of Purchase Right.   Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which the Purchase Right relates shall expire immediately upon the end of the Offering Period.
11.7  Provision of Reports and Stockholder Information to Participants.   Each Participant who has exercised all or part of his or her Purchase Right shall receive, as soon as practicable after the Purchase Date, a report of such Participant’s Plan account setting forth the total amount credited to his or her Plan account prior to such exercise, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the cash balance, if any, remaining immediately after such purchase that is to be refunded or retained in the Participant’s Plan account pursuant to Section 11.4. The report required by this Section may be delivered or made available in such form and by such means, including by electronic transmission, as the Company may determine. In addition, each Participant shall be provided information concerning the Company equivalent to that information provided generally to the Company’s common stockholders.
12.  Withdrawal from Plan.
12.1  Voluntary Withdrawal from the Plan.   A Participant may withdraw from the Plan by signing and delivering to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) a written or electronic notice of withdrawal on a form provided by the Company for this purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period; provided, however, that if a Participant withdraws from the Plan after a Purchase Date, the withdrawal shall not affect shares of Stock acquired by the Participant on such Purchase Date. A Participant who voluntarily withdraws from the Plan is prohibited from resuming participation in the Plan in the same Offering from which he or she withdrew, but may participate in any subsequent Offering by again satisfying the requirements of Sections 5 and 7.1. The Company may impose, from time to time, a requirement that the notice of withdrawal from the Plan be on file with the Company office or representative designated by the Company for a reasonable period prior to the effectiveness of the Participant’s withdrawal.
12.2  Return of Plan Account Balance.   Upon a Participant’s voluntary withdrawal from the Plan pursuant to Section 12.1, the Participant’s accumulated Plan account balance which has not been applied toward the purchase of shares of Stock shall be refunded to the Participant as soon as practicable after the withdrawal, without the payment of any interest (except as otherwise required by Local Law in connection with an Offering under the Non-423 Plan), and the Participant’s interest in the Plan and the Offering shall terminate. Such amounts to be refunded in accordance with this Section may not be applied to any other Offering under the Plan.
13.  Termination of Employment or Eligibility.
Upon a Participant’s ceasing, prior to a Purchase Date, to be an Employee of the Participating Company Group for any reason, including retirement, disability or death, or upon the failure of a Participant to remain an Eligible Employee, the Participant’s participation in the Plan shall terminate immediately. In such event, the Participant’s Plan account balance which has not been applied toward the purchase of shares of Stock shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s beneficiary designated in accordance with Section 20, if any, or legal representative, and all of the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned pursuant to this Section 13 (except as otherwise required by Local Law in connection with an Offering under the Non-423 Plan). A Participant whose participation has been so terminated may again become eligible to participate in the Plan by satisfying the requirements of Sections 5 and 7.1.
14.  Effect of Change in Control on Purchase Rights.
In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under outstanding Purchase Rights or substitute substantially equivalent purchase rights for the Acquiring Corporation’s stock. If the Acquiring Corporation elects not to assume, continue or substitute for the outstanding Purchase Rights, the Purchase Date of the then current Offering Period shall be accelerated to a date before the date of the Change in Control specified by the Committee, but the number of shares of Stock subject to outstanding Purchase Rights shall not be adjusted. All Purchase Rights which are neither assumed or continued by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.
15.  Nontransferability of Purchase Rights.
Neither payroll deductions or other amounts credited to a Participant’s Plan account nor a Participant’s Purchase Right may be assigned, transferred, pledged or otherwise disposed of in any manner other than as provided by the Plan or by will or the laws of descent and distribution. (A beneficiary designation pursuant to Section 20 shall not be treated as a disposition for this purpose.) Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan as provided in Section 12.1. A Purchase Right shall be exercisable during the lifetime of the Participant only by the Participant.
16.  Compliance with Applicable Law.
The issuance of shares of Stock or other property under the Plan shall be subject to compliance with all applicable requirements of federal, state and foreign securities law and other applicable laws, rules and regulations, and approvals by government agencies as may be required or as the Company deems necessary or advisable. A Purchase Right may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any securities exchange or market system upon which the Stock may then be listed. In addition, no Purchase Right may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.
17.  Rights as a Stockholder and Employee.
A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of the issuance of the shares of Stock purchased pursuant to the exercise of the Participant’s Purchase Right (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2. Nothing herein shall confer upon a Participant any right to continue in the employ of the Participating Company Group or interfere in any way with any right of any Participating Company to terminate the Participant’s employment at any time.
18.  Notification of Disposition of Shares.
The Company may require the Participant to give the Company prompt notice of any disposition of shares of Stock acquired by exercise of a Purchase Right. The Company may require that until such time as a Participant disposes of shares of Stock acquired upon exercise of a Purchase Right, the Participant shall hold all such shares in the Participant’s name until the later of two years after the date of grant of such Purchase Right or one year after the date of exercise of such Purchase Right. The Company may direct that the certificates evidencing shares of Stock acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.
19.  Legends.
The Company may at any time place legends or other identifying symbols referencing any applicable federal, state or foreign securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Stock issued under the Plan. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section. Unless otherwise specified by the Company, legends placed on such certificates may include but shall not be limited to the following:
“THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON THE PURCHASE OF SHARES UNDER AN EMPLOYEE STOCK PURCHASE PLAN AS DEFINED IN SECTION 423 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE TRANSFER AGENT FOR THE SHARES EVIDENCED HEREBY SHALL NOTIFY THE CORPORATION IMMEDIATELY OF ANY TRANSFER OF THE SHARES BY THE REGISTERED HOLDER HEREOF. THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE PLAN IN THE REGISTERED HOLDER’S NAME (AND NOT IN THE NAME OF ANY NOMINEE).”

20.  Designation of Beneficiary.
20.1  Designation Procedure.   Subject to applicable Local Law and procedures, a Participant may file a written designation of a beneficiary who is to receive (a) shares and cash, if any, from the Participant’s Plan account if the Participant dies subsequent to a Purchase Date but prior to delivery to the Participant of such shares and cash, or (b) cash, if any, from the Participant’s Plan account if the Participant dies prior to the exercise of the Participant’s Purchase Right. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. A Participant may change his or her beneficiary designation at any time by written notice to the Company.
20.2  Absence of Beneficiary Designation.   If a Participant dies without an effective designation pursuant to Section 20.1 of a beneficiary who is living at the time of the Participant’s death, the Company shall deliver any shares or cash credited to the Participant’s Plan account to the Participant’s legal representative or as otherwise required by applicable law.
21.  Notices.
All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
22.  Amendment or Termination of the Plan.
The Committee may at any time amend, suspend or terminate the Plan, except that (a) no such amendment, suspension or termination shall affect Purchase Rights previously granted under the Plan unless expressly provided by the Committee, and (b) no such amendment, suspension or termination may adversely affect a Purchase Right previously granted under the Plan without the consent of the Participant, except to the extent permitted by the Plan or as may be necessary to qualify the Section 423 Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to comply with any applicable law, regulation or rule. In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares than are then authorized for issuance under the Plan or would change the definition of the corporations that may be designated by the Committee as Participating Companies. Notwithstanding the foregoing, in the event that the Committee determines that continuation of the Plan or an Offering would result in unfavorable financial accounting consequences to the Company, the Committee may, in its discretion and without the consent of any Participant, including with respect to an Offering Period then in progress: (i) terminate the Plan or any Offering Period, (ii) accelerate the Purchase Date of any Offering Period, (iii) reduce the discount or the method of determining the Purchase Price in any Offering Period (e.g., by determining the Purchase Price solely on the basis of the Fair Market Value on the Purchase Date), (iv) reduce the maximum number of shares of Stock that may be purchased in any Offering Period, or (v) take any combination of the foregoing actions.
23.  No Representations with Respect to Tax Qualification.
Although the Company may endeavor to (a) qualify Purchase Rights for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States (e.g., options granted under Section 423 of the Code) or (b) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in this Plan. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.
24.  Choice of Law.
Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Subscription Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the SmartRent.com, Inc. 2021 Employee Stock Purchase Plan as duly adopted by the Board on                  , 2021.

APPENDIX A
Participating Companies in Section 423 Plan
SmartRent.com, Inc.
[•]
Participating Companies in Non-423 Plan
[•]

APPENDIX B
FORMS OF
ENROLLMENT/CHANGE NOTICE/WITHDRAWAL FORM
AND
SUBSCRIPTION AGREEMENT

Annex J
FORM OF LOCK-UP AGREEMENT
THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of April 21, 2021 by and among (i) Fifth Wall Acquisition Corp. I, a Delaware corporation (together with its successors, “Parent”), (ii) SmartRent.com, Inc., a Delaware corporation (the “Company”), and (iii) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (as defined below).
WHEREAS, Parent, Einstein Merger Corp. I, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and the Company contemporaneously entered into that certain Merger Agreement, as of the date first set forth above (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby (the “Closing”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Parent (the “Merger”), and as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Closing shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right to receive newly issued Parent Class A Common Stock, all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the DGCL;
WHEREAS, as of the date hereof, Holder is a holder of equity securities of the Company in such amounts and classes or series as set forth underneath Holder’s name on the signature page hereto; and
WHEREAS, pursuant to the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties desire to enter into this Agreement, pursuant to which the Parent Class A Common Stock to be received by Holder as Closing Merger Consideration (all such Closing Merger Consideration, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:
1.   Lock-up Provisions.
(a)   Holder hereby agrees not to Transfer any Restricted Securities from and after the Closing and until the earlier of (i) the six (6) month anniversary of the date of the Closing and (ii) the date after the Closing on which Parent completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s stockholders having the right to exchange their equity holdings in Parent for cash, securities or other property (clause (ii), a “Liquidity Event”, and such period, the “Lock-up Period”), provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by Holder made in respect of a Permitted Transfer (as defined below); provided, further, that in any of case of a Permitted Transfer, it shall be a condition to such Transfer that the transferee executes and delivers to Parent and the Company an agreement, in substantially the same form of this Agreement, stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement. As used herein, “Transfer” shall mean (A) the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, hedge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction, including the filing of a registration statement, specified in clause (A) or (B). As used in this Agreement, the term “Permitted Transfer” shall mean a Transfer made: (1) in the case of Holder being an individual, by gift to a member of one of the individual’s immediate family, an estate planning vehicle or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (2) in the case of Holder being an individual, by virtue of laws of descent and distribution upon death of Holder; (3) in the case of Holder being an individual, pursuant to a qualified domestic relations order; (4) by distributions from Holder to its members, partners, or shareholders; (5) by virtue of applicable law or the Holder’s organizational documents upon liquidation or dissolution of Holder; (6) to any Affiliates of the Holder, or (7) to any employees, officers, directors or members of the Holder or any Affiliates of Holder.
(b)    If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Parent shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose.
(c)   During the Lock-up Period, stop transfer orders shall be placed against the Restricted Securities and each certificate or book entry position statement evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF APRIL 21, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
(d)   For the avoidance of any doubt, (i) Holder shall retain all of its rights as a stockholder of Parent during the Lock-up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities, and (ii) the restrictions contained in Section 1(a)   shall not apply to any Parent Class A Common Stock or other securities of Parent acquired by Holder in open market transactions or in any public or private capital raising transactions of Parent or otherwise to any Parent Class A Common Stock (or other securities of Parent) other than the Restricted Securities.
2.   Miscellaneous.
(a)   Termination of Merger Agreement.   Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.
(b)   Binding Effect; Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time without the prior written consent of Parent and the Company. Each of Parent and the Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.
(c)   Third Parties.   Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.
(d)   Governing Law; Jurisdiction; Waiver of Jury Trial; Remedies.   This Agreement and all related Actions shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. The parties hereto expressly incorporate by reference Section 8.8 (Jurisdiction) of the Merger Agreement and, subject to Section 2(i) hereof, Section 8.9 (Specific Enforcement) of the Merger Agreement to apply to this Agreement mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.
(e)   Severability.   Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
(f)   Construction; Interpretation.   The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any such party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii)  words importing the singular shall also include the plural, and vice versa; (iv)  the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v)  references to “$” or “dollar” or “US$” shall be references to United States dollars; (vi)  the word “or” is disjunctive but not necessarily exclusive; (vii)  the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (viii)  the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (ix)  all references to Articles or Sections are to Articles or Sections of this Agreement; and (x)  all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(g)   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other parties hereto as follows:

If to Parent prior to the Closing, to:	With a copy (which will not constitute notice) to:
Fifth Wall Acquisition Corp. I 6060 Center Drive, 10th Floor Los Angeles, CA 90045 Attn: Brendan Wallace, Chief Executive Officer E-mail: brendan@fifthwall.com
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166-0193
Attn:
Eduardo Gallardo
Evan M. D’Amico
Christopher D. Dillon

Email:
egallardo@gibsondunn.com
edamico@gibsondunn.com
cdillon@gibsondunn.com

If to the Company prior to the Closing, to:	With a copy (which shall not constitute notice) to:
SmartRent.com, Inc. 18835 N. Thompson Peak Parkway Scottsdale, AZ 85255 Attn: Lucas Haldeman E-mail: lucas@smartrent.com	DLA Piper LLP 2525 East Camelback Road Esplanade II, Suite 1000 Phoenix, AZ 85016 Attn: David Lewis Kevin Criddle Email: david.lewis@dlapiper.com kevin.criddle@dlapiper.com

If to Parent or the Company after the Closing, to:	With a copy (which shall not constitute notice) to:
SmartRent, Inc. 18835 N. Thompson Peak Parkway Scottsdale, AZ 85255 Attn: Lucas Haldeman E-mail: lucas@smartrent.com	DLA Piper LLP 2525 East Camelback Road Esplanade II, Suite 1000 Phoenix, AZ 85016 Attn: David Lewis Kevin Criddle Email: david.lewis@dlapiper.com kevin.criddle@dlapiper.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(h)   Amendments and Waivers.   This Agreement may be amended or modified only with the written consent of Parent, the Company and Holder. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. Parent and the Company hereby represent, warrant, covenant and agree that (i)  if any Lock-Up Agreement signed by a stockholder of the Company in connection with the transactions contemplated hereby is amended, modified or waived in a manner favorable to such stockholder and that would be favorable to Holder, this Agreement shall be contemporaneously amended in the same manner and Parent shall provide prompt notice thereof to Holder, and (ii)  if any such stockholder is released from any or all of the lock-up restrictions under its Lock-Up Agreement, Holder will be similarly and contemporaneously released from the lock-up restrictions hereunder (which, for the avoidance, of doubt will include a release of the same percentage of Holder’s Restricted Securities) and Parent shall provide prompt notice thereof to Holder.
(i)   Authorization on Behalf of Parent.   In the event that Holder or Holder’s Affiliate serves as a director, officer, employee or other authorized agent of Parent or any of its current or future Affiliates, Holder and/or Holder’s Affiliate shall have no authority, express or implied, to act or make any determination on behalf of Parent or any of its current or future Affiliates in connection with this Agreement or any dispute or Action with respect hereto.
(j)   Specific Performance.   Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Parent and the Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, each of Parent and the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.
(k)   Entire Agreement.   This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Agreements. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Parent and the Company or any of the obligations of Holder under any other agreement between Holder and Parent or the Company or any certificate or instrument executed by Holder in favor of Parent or the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or the Company or any of the obligations of Holder under this Agreement.
(l)   Further Assurances.   From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
(m)   Counterparts; Electronic Signatures.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.
* * * * *

IN WITNESS WHEREOF, each of the parties has caused this Lock-up Agreement to be duly executed on its behalf as of the day and year first above written.
Fifth Wall Acquisition Corp. I
By:
Name:
Title:
SmartRent.com, Inc.
By:
Name:
Title:
[Signature Page to Lock-up Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Lock-up Agreement to be duly executed on its behalf as of the day and year first above written.
Holder:
Name of Holder:
By:
Name: Title:
Number and Type of the Company Securities:
Company Common Stock:
Company Preferred Stock:
Company Warrants:
Company Stock Options (Vested and Unvested):
Address for Notice:
Address:

Facsimile No.:
Telephone No.:
Email: :
[Signature Page to Lock-up Agreement]

Annex K
April 21, 2021
Board of Directors
Fifth Wall Acquisition Corp. I
6060 Center Drive, 10th floor
Los Angeles, CA 90045
Ladies and Gentlemen:
You have requested our opinion as to the fairness, from a financial point of view, to Fifth Wall Acquisition Corp. I (the “Company”) of the Consideration (as defined below) to be paid by the Company pursuant to the Merger Agreement (the “Agreement”) to be entered into by SmartRent.com, Inc. (“SmartRent”), the Company and Einstein Merger Corp. I, a wholly owned subsidiary of the Company. As more fully described in the Agreement, at the closing of the Transaction (as defined below), the Company will issue, or allocate for issuance in respect of shares, options, warrants and restricted stock units of SmartRent, a total of 157,678,300 shares of Class A common stock, par value $0.0001 per share (the “Company Class A Common Stock”), of the Company, deemed under the Agreement to have an aggregate value of $1,576,783,000 (the “Consideration”), to the current holders of SmartRent’s capital stock and other equity interests to combine with SmartRent (the “Transaction”).
In arriving at our opinion, we have, among other things: (i) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of SmartRent furnished to us by the Company, including financial and other forecasts provided to, or discussed with us by the management of the Company; (ii) reviewed certain internal information relating to expenses expected to result from the Transaction furnished to us by the Company; (iii) conducted discussions with members of the management and representatives of the Company concerning the information described in clauses (i) and (ii) of this paragraph, as well as the businesses and prospects of SmartRent generally; (iv) reviewed the Company’s and SmartRent’s capital structure furnished to us by the management of the Company both on a standalone basis pre-Transaction and on a pro forma basis giving effect to the Transaction; (v) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (vi) reviewed a draft, dated April 21, 2021, of the Agreement; and (vii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate. We also reviewed, but did not rely on for purposes of our analysis or opinion, the financial terms of certain other transactions.
In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification of, and have not independently verified, any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial and other forecasts and other information relating to SmartRent and the Company referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of SmartRent and the Company. We also have assumed, at your direction, that the future financial results reflected in such forecasts and other information will be achieved at the times and in the amounts projected. In addition, we have relied, with your consent, on the assessments of the management of the Company as to the existing technology, products and services of SmartRent and the validity of, and risks associated with, the future technology, products and services of SmartRent. We have assumed, with your consent, that there will be no developments with respect to any of the foregoing that would affect our analyses or opinion. With your consent, we have assumed that, (i) for purposes of our analysis and to calculate the Company’s pro forma enterprise value, the Company will have cash, net of debt, of $513 million on its balance sheet at the

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consummation of the Transaction (including the PIPE Financing), and (ii) any adjustments to the Consideration in accordance with the Agreement or otherwise would not be material to our analysis or this opinion. In addition, we have relied, with your consent, on the assessments of the management of the Company as to the Company’s ability to retain key employees of SmartRent. We express no views as to the reasonableness of any financial or other forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of SmartRent or the Company, nor have we been furnished with any such evaluation or appraisal.
Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax, or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of the Consideration to be paid by the Company in the Transaction from a financial point of view to the Company. With your consent, we express no opinion as to what the value of the shares of Company Class A Common Stock actually will be when issued pursuant to the Transaction or the prices at which such shares of Company Class A Common Stock or any other securities of the Company may trade at any time. We are not expressing any opinion as to fair value or the solvency of SmartRent or the Company following the closing of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction, including the PIPE Financing in an amount equal to the Minimum PIPE Amount, will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Transaction will be obtained except to the extent that could not be material to our analysis. In addition, representatives of the Company have advised us, and we have assumed, with your consent, that the Transaction will qualify as a tax free reorganization for federal income tax purposes. We also have not been requested to, and have not, participated in the structuring or negotiation of the Transaction.
Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.
We have been engaged by the Company to render this opinion and will earn a fee upon delivery of this opinion, which fee is not contingent upon either the conclusion expressed in this opinion or the consummation of the Transaction. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and SmartRent. In the future we may provide investment banking or other services to the Company, SmartRent or their respective affiliates and may receive compensation for such services.
This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company or SmartRent. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, whether relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.
Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be paid by the Company in the Transaction is fair from a financial point of view to the Company.
Very truly yours,
/s/ MOELIS & COMPANY LLC
MOELIS & COMPANY LLC

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